Exhibit 1

ASX Release 6 November 2023 Westpac 2023 Group Annual Report and Appendix 4E Westpac Banking Corporation (“Westpac”) today provides the attached Westpac 2023 Group Annual Report and Appendix 4E. For further information: Hayden Cooper Justin McCarthy Group Head of Media Relations General Manager, Investor Relations 0402 393 619 0422 800 321 This document has been authorised for release by Tim Hartin, Company Secretary. Level 18, 275 Kent Street Sydney, NSW, 2000

ASX Appendix 4E Results for announcement to the market1 Report for the full year ended 30 September 2023² Revenue from ordinary activities3,4 ($m) up 10% to $21,645 Profit from ordinary activities after tax attributable to equity holders 4 ($m) up 26% to $7,195 Net profit for the year attributable to equity holders 4 ($m) up 26% to $7,195 Dividend Distributions (cents per ordinary share) Amount per security Franked amount per security Final Dividend 72 72 Interim Dividend 70 70 Record date for determining entitlements to the final dividend 10 November 2023 1. This document comprises the Westpac Group 2023 Full Year Financial Results, and is provided to the Australian Securities Exchange under Listing Rule 4.3A. 2. This report should be read in conjunction with Westpac's 2023 reporting suite and any public announcements made in the period by the Westpac Group in accordance with the continuous disclosure requirements of the Corporations Act 2001 and ASX Listing Rules. 3. Comprises reported interest income, interest expense and non-interest income. 4. All comparisons are with the reported results for the twelve months ended 30 September 2022. ASX Appendix 4E

WESTPAC 2023 ANNUAL REPORT CREATING BETTER FUTURES TOGETHER 50-YEAR PARTNERSHIP WITH THE WESTPAC LIFESAVER RESCUE HELICOPTER SERVICE

Westpac’s reporting suite Our 2023 Annual Report is our primary report to shareholders. Guided by the Integrated Reporting Framework principles, it brings together financial and non-financial performance, strategic progress and the value created for stakeholders over the Full Year 2023 (FY23) reporting period. Our Annual Report forms part of our broader 2023 reporting suite, which comprises the Group’s financial, non-financial, risk and sustainability performance for the year. It includes our FY23 Financial Results Presentation and Investor Discussion Pack, Pillar 3 Report, Corporate Governance Statement and our inaugural Climate Report. Our full suite is available online at westpac.com.au/2023annualreport. 50-YEAR PARTNERSHIP WITH THE WESTPAC LIFESAVER RESCUE HELICOPTER SERVICE WESTPAC 2023 ANNUAL REPORT CREATING BETTER FUTURES TOGETHER WESTPAC 2023 CLIMATE REPORT CREATING BETTER FUTURES TOGETHER PILLAR 3 REPORT SEPTEMBER 2023 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141 PRESENTATION AND INVESTOR DISCUSSION PACK 2023 FULL YEAR FINANCIAL RESULTS FOR THE 12 MONTHS ENDED 30 SEPTEMBER 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 2023 ANNUAL GENERAL MEETING WESTPAC BANKING CORPORATION ABN 33 007 457 141 THURSDAY, 14 DECEMBER 2023 10:00 AM (BRISBANE TIME) NOTICE OF MEETING CORPORATE GOVERNANCE STATEMENT 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Annual Report FY23 Results Presentation and Investor Discussion Pack Climate Report Notice of Meeting Pillar 3 Report Corporate Governance Statement Acknowledgment of Indigenous Peoples Westpac acknowledges the First Peoples of Australia and recognises their ongoing role as Traditional Owners of the land and waters of this country, and we pay respect to Elders past and present. We extend that respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders, and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tangata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders as partners and custodians of their natural ecosystems under Te Tiriti o Waitangi. In this Annual Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. For certain information about the basis of preparing the financial information in this Annual Report see ‘Reading this report’ in Section 2. In addition, this Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see ‘Reading this report’ in Section 2. Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only. Westpac Banking Corporation ABN 33 007 457 141 WESTPAC GROUP 2023 ANNUAL REPORT

CREATING BETTER FUTURES TOGETHER Contents 1 STRATEGIC REVIEW 1 2023 highlights 2 Performance overview 4 Chairman’s report 6 CEO’s report 8 About Westpac 10 Our operating environment 12 Our strategy 14 How we create value 16 Material sustainability topics 18 Value for shareholders 20 Value for customers 24 Value for our people 28 Value for the community 32 Value for the environment 36 Risk management 40 Corporate governance 48 Directors’ Report 52 Board of Directors 52 Executive team 56 Remuneration Report 66 Information on Westpac 94 Significant developments 94 2 PERFORMANCE REVIEW 97 Reading this report 98 Group performance 102 Segment reporting 130 Risk factors 145 Sustainability governance 157 Other Westpac business information 165 3 FINANCIAL STATEMENTS 167 Financial statements 167 Notes to the financial statements 174 Statutory statements 294 4 SHAREHOLDER INFORMATION 303 Shareholding information 304 Additional information 313 Glossary of abbreviations and defined terms 320 Contact us inside back cover 1 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

2023 HIGHLIGHTS1 SHAREHOLDERS CUSTOMERS OUR PEOPLE COMMUNITY ENVIRONMENT $7,195M Net Profit, up 26% #1 Australian banking app2 75 Organisational Health Index $3.4BN Taxes paid globally, including the bank levy and 6th largest taxpayer in Australia 66% Reduction in scope 1 and 2 emissions from our 2021 baseline5 14% Full year dividend of 142 cents $23BN Home loans 49% Women in senior leadership3 50-YEAR Westpac Lifesaver Rescue Helicopter Service partnership 12 NZBA EMISSION REDUCTION TARGETS 12.38% Common equity tier 1 capital ratio comfortably above regulatory minimum $12BN Business loans 36,146 Employees4 $27.9M Spent with diverse suppliers5 7% Reduction in exposure to the fossil fuel energy value chain5,7 9.0% Total shareholder return (-16% in FY22) $28M Customer deposits $6.1BN Paid to our people $171M In community investment6 100% Sourcing equivalent of 100% of Australian direct electricity demand from renewable energy from April 2023 1 Comparisons are for the 12 months ended 30 September 2022, unless otherwise stated. 2 The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q4 2023. 3 Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). 4 Full time equivalent at September 2023. 5 Refer to the 2023 Sustainability Index and Datasheet for more information on the definitions. 6 Refer to the 2023 Sustainability Index and Datasheet for more information on the definitions. Figure includes commercial sponsorships and foregone fee revenue. 7 Our fossil fuel energy value chain includes the following sectors: Oil and Gas (exploration; extraction and terminals, refining, distribution and retail); Fuel Retailing; Thermal coal mining; Coal Ports; and, electricity supply (generation from fossil fuels only: Gas; Black Coal; Brown Coal; Liquid fuel). 2 WESTPAC GROUP 2023 ANNUAL REPORT

SHAREHOLDERS CUSTOMERS OUR PEOPLE COMMUNITY ENVIRONMENT $7,195M Net Profit, up 26% #1 Australian banking app2 75 Organisational Health Index $3.4BN Taxes paid globally, including the bank levy and 6th largest taxpayer in Australia 66% Reduction in scope 1 and 2 emissions from our 2021 baseline5 14% Full year dividend of 142 cents $23BN Home loans 49% Women in senior leadership3 50-YEAR Westpac Lifesaver Rescue Helicopter Service partnership 12 NZBA EMISSION REDUCTION TARGETS 12.38% Common equity tier 1 capital ratio comfortably above regulatory minimum $12BN Business loans 36,146 Employees4 $27.9M Spent with diverse suppliers5 7% Reduction in exposure to the fossil fuel energy value chain5,7 9.0% Total shareholder return (-16% in FY22) $28M Customer deposits $6.1BN Paid to our people $171M In community investment6 100% Sourcing equivalent of 100% of Australian direct electricity demand from renewable energy from April 2023 3 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

PERFORMANCE OVERVIEW1 The Group recorded net profit of $7,195 million, up 26% on the prior year. Excluding Notable Items2, net profit increased 12% to $7,368 million. Our improved financial performance reflects the benefit of a higher net interest margin and growth in home and business loans. This was tempered by higher provisions for loan losses. The operating performance drove a significant improvement in our return on tangible equity, which rose 1.09 percentage points to 11.7%3. Dividends of 142 cents per share, including a final dividend of 72 cents per share, were up 14%. The payout ratio of 68%3 was within our sustainable payout ratio range of 65% to 75%. The Group’s financial position was strengthened in anticipation of a more challenging economic and operating environment. The CET1 capital ratio of 12.4% compares to the target operating range of 11.0% to 11.5%. With $4.0 billion of capital above the target operating range and confidence in the medium-term economic outlook, we announced a $1.5 billion on-market share buyback to return capital to shareholders. Liquidity coverage and net stable funding ratios of 134% and 115%, respectively, were well above regulatory minimums. 1 Unless otherwise stated, all figures relate to the year ended 30 September 2023 with the comparative period the year ended 30 September 2022. Certain amounts, measures and ratios presented in this Annual Report are not defined by Australian Accounting Standards (AAS). These non-AAS measures are identified and described in the ‘Reading this report’ section of the Performance Review in the 2023 Annual Report. 2 Notable Items are discussed further in section 2.3. 3 Excluding Notable Items. Improved financial performance Pre-provision profit was $10,953 million, up 24% compared to the prior year. The increase in FY23 was driven by a stronger performance in the First Half relative to the Second Half. Excluding Notable Items, pre-provision profit increased 16% to $11,310 million reflecting an 8% increase in operating income and 1% increase in operating expenses. — Net interest income increased 7% to $18,317 million. Excluding Notable Items, net interest income increased 11%. This reflects the expansion in net interest margin (NIM) and a 6% increase in average interest-earning assets. Growth was driven by owner occupied mortgages, and loans to business customers across the commercial property, agriculture and target sectors in institutional banking. It also included a 10% rise in liquid assets in response to the reduction in the RBA’s Committed Liquidity Facility (CLF). — Group NIM was up 2 basis points to 1.95%. Excluding Notable Items, NIM of 1.96% was 9 basis points higher. Group NIM comprised: • Core NIM of 1.87%, which expanded 12 basis points from widening deposit spreads in the first half of the year and higher return on capital balances. This was partly offset by tighter loan spreads due to intense lending competition as well as an increase in lower returning liquid assets; • Treasury and Markets income of 9 basis points, down 3 basis points; and • Notable Items, which reduced Group NIM by 1 basis point. This compared to a contribution of 6 basis points in the prior year. — Non-interest income of $3,328 million was 36% higher, mostly due to Notable Items. Excluding these items and the impact of businesses sold, non-interest income increased 3% to $2,988 million, due to improved markets income. — Operating expenses of $10,692 million were 1% lower, driven in part by Notable Items. Operating expenses excluding Notable Items were $10,232 million, up 1%. Inflationary pressures on wages, third-party vendor costs and higher software expenses were largely mitigated by the benefits of our cost reset actions. 1.95% Group NIM, up 2 bps on FY22 24% Pre-provision profit 16% Pre-provision profit excluding Notable Items 1.87% Core NIM, up 12 bps on FY22 4 WESTPAC GROUP 2023 ANNUAL REPORT

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 5

Strong balance sheet

Capital

The CET1 capital ratio rose by 109 basis points to 12.4%. This reflects the impact of:

- Net profit adding 159 basis points;
- Benefits from APRA's revised capital standards of 62 basis points; and
- Dividends subtracting 100 basis points.

Funding and liquidity

The September quarterly average liquidity coverage ratio (LCR) was 134% and the net stable funding ratio (NSFR) was 115%, both well above regulatory minimums.

The deposit to loan ratio was 82.9%. The Group raised $35.2 billion of new long-term wholesale funding.

CET1 CAPITAL RATIO (%)


APRA basis
Internationally comparable
12.3
18.2
11.3
17.6
12.4
18.7
SEP-21
SEP-22
SEP-23

134%
LCR, 34 ppts above regulatory minimum

Resilient credit quality

Westpac is well positioned to withstand any future deterioration in credit quality with impairment provisions more than $1.5 billion above the expected losses of our base case economic scenario.

- **Credit impairment charges** were $648 million or 9 basis points of average loans, compared to 5 basis points of average loans in the prior year. The charge was driven by higher Collectively Assessed Provisions (CAP), a function of weaker forward-looking economic inputs, a modest rise in mortgage portfolio delinquencies and some increased stress within WIB, Business and New Zealand portfolios. The charge was moderated by an Individually Assessed Provisions (IAP) benefit of $121 million.
- **Credit quality** was resilient, albeit experiencing some deterioration. Stressed exposures to total committed exposures were 1.26%, a rise of 19 basis points driven by the mortgage and business portfolios.
- **Credit Impairment provisions** of $4,941 million were up 7% due to higher CAP. Overlays were reduced by $268 million as expected risks did not materialise or are now reflected in modelled outcomes. The ratio of CAP to credit RWA was 1.35%, an increase of 19 basis points due to both higher CAP and lower RWA following the adoption of APRA's revised capital framework.

STRESSED EXPOSURES AS A % OF TCE


1.36
1.07
1.26
SEP-21
SEP-22
SEP-23

CAP TO CREDIT RWA (%)


1.17
1.16
1.35
SEP-21
SEP-22
SEP-23

Investment spend

Investment spend was $1,922 million, down 3%.

- Spend on growth and productivity increased 8%, reflecting the roll-out of our mortgage origination platform to third-party brokers, investment in digital capability to improve customer experience and continued development of the corporate cash management platform.
- Delivery of our regulatory compliance agenda remains a priority and was a significant proportion of spend. As we have made progress, risk and regulatory spend decreased 9%.

INVESTMENT SPEND (%)


Risk and regulatory
Growth and productivity
38
62

CHAIRMAN’S REPORT The Board has made it a priority for the Company to invest to maintain or grow its position in key markets. Dear fellow shareholders, This year has seen the best financial and operating performance by the Group since 2018. We also made improvements in digitisation and customer service, particularly in consumer banking. We made good progress in consumer deposits and we stabilised the historical erosion in our lending position. Profit after tax was $7.2 billion in FY23, up 26% on a statutory basis and 12% excluding Notable Items. Return on tangible equity was solid at 11.7%1 , well above our cost of equity. Income was strong, up 8%1 .. However, the credit impairment charge doubled reflecting the effect of interest rate rises and inflation on customers. Costs were down 1%, excluding Notable Items they were up 1%. Our cost outcome reflects action, such as the 6% reduction in employees2 in the second half of the year, to counter numerous cost pressures including wage inflation, procurement, change to improving customer service and in upgrading our operational risk capability. Our capital position remains strong with a core equity tier 1 ratio of 12.4%, well ahead of our target operating range of 11% to 11.5%. With this result, we declared an increased final dividend of 72 cents as well as announcing a $1.5 billion share buyback. Our excess capital position provided flexibility to reward shareholders with enhanced dividends and a buyback. There is potential for future capital management should the Group remain in an excess capital position. The Board has made it a priority for the Company to invest to maintain or grow its position in key markets. This follows a period of sustained market share loss in our key products. Fortunately, our position is now stable and we have reasonable prospects of sustaining or recapturing lost ground over coming years. 1 Excluding Notable Items. 2 Full time equivalent. Shareholders may be aware of our complex technology systems arising from historical acquisitions that have not been fully integrated. This complexity is probably the single greatest barrier to further simplification and cost reduction. In coming years, we will continue our simplification by integrating technology to deal with complexity, cost and service issues from past acquisitions. We expect it will strengthen our capability to serve customers, reduce operational risk and improve productivity. In doing so, this will increase the long-term value of the Company. Fortunately, the Group has the capacity to carry out this program. Our annual investment spend has been an average of some $2 billion over recent years, with more than 60% directed towards risk and regulatory matters and operational risk improvement. Shareholders will recall the AUSTRAC matter in 2019, the enforceable undertakings imposed by our prudential supervisors in both Australia and New Zealand in 2020 and various other matters relating to the Group’s regulators over the period. Investment has been essential in reducing risk and improving customer service, which came at a very significant cost to the Group. Specifically, from 2019 to 2023 Westpac spent $5.8 billion on risk and regulatory change, excluding penalties of $1.4 billion. We have made good progress on these matters, and they will require less spend from 2025 onwards, giving us the capacity to re-direct investment to further benefit customers and shareholders. The Customer Outcomes and Risk Excellence (CORE) program has been a major and important part of our efforts. CORE has materially strengthened the Group’s risk foundations. Once completed, we believe the program will bring lasting value to shareholders and help restore Westpac’s traditional strategic competitive position. 6 WESTPAC GROUP 2023 ANNUAL REPORT

I know shareholders are concerned about climate change and believe our approach of a just and inclusive transition to a net-zero future is appropriate for our customers. To this effect, we are putting to shareholders at this upcoming AGM our own advisory resolution on climate change which we hope shareholders will support. This is my final year as your Chairman. Reflecting on my time here, apart from the general improvement in our position outlined in this letter, we have radically simplified the Group. We have sold 10 non-strategic businesses to focus on our natural strength in consumer, business and institutional banking in Australia and New Zealand. Internationally, we’ve retained Fiji and Papua New Guinea and consolidated our institutional banking and markets locations into four centres. Two Directors, Michael Ullmer and Tim Burroughs with strong banking and investment banking credentials respectively, joined the Board during the year and are already making a strong contribution. Both are standing for election at this year’s AGM. Mike Hawker retired from the Board during the year. Chris Lynch is not seeking re-election. He will complete his full term, and will retire at the end of this year’s AGM. I’m particularly pleased that Steven Gregg has joined the Board as Chair-Elect to replace me. He is a seasoned Chair with strong corporate and investment banking credentials. Steven has aligned his directorships to ensure he has the capacity to allocate the time necessary for a major regulated bank and is also standing for election. I would like to thank customers, and they can be assured of our support for them in today’s difficult times. I also extend my appreciation to shareholders for staying with us through what has been an incredibly difficult and turbulent time for the Group. I would also like to thank the Board, the management team and employees for their hard work and dedication during the year. In closing, I genuinely believe we have made progress as a Group, that we have seen the worst, but still require further simplification. Notwithstanding near-term uncertainties on the economic front, and increased technology rationalisation requiring investment, looking beyond that, I do believe for Westpac, the best is yet to come. Yours sincerely, John McFarlane CHAIRMAN, WESTPAC WITH THIS RESULT WE DECLARED INCREASED DIVIDENDS AS WELL AS A SHARE BUYBACK. 142 CENTS FULL YEAR DIVIDENDS $1.5BN SHARE BUYBACK 7 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

CEO’S REPORT Our strategy starts and ends with our customers. We’re broadening access to banking services by investing in technology, data and digital, and improving the customer experience by making banking easier, simpler and safer. Dear shareholders, This year we delivered an improved financial result while navigating and supporting customers through economic uncertainty. We also continued to redirect our strategic focus towards growth and generating sustainable shareholder returns. Improved financial result Balance sheet strength was a priority and over the year we continued to reinforce it across capital, funding, liquidity and credit provisioning. Our capital position was the strongest in my 29 years with the bank. The CET1 capital ratio of 12.4%, is above the top of our target operating range and positions us in the top quartile of banks globally. With $4.0 billion of capital above the target operating range and more confidence in the economic environment, we are returning capital to shareholders through a $1.5 billion on-market share buyback. This is in addition to the $5.0 billion of capital paid to shareholders through the interim and final dividends. Our net profit of $7,195 million for full year 2023, was up 26% on the prior year. Excluding Notable Items, net profit increased 12% to $7,368 million. Growth in operating income, which was underpinned by the benefit of a higher net interest margin and growth in home and business loans, exceeded operating expense growth. Higher provisions for loan losses tempered the result. Earnings per share growth of 28% was faster than profit growth, as last year’s buyback reduced the average share count by 2%. The improved financial performance drove a significant increase in return on equity, which rose 2 percentage points to 10.1%. This in turn supported strong dividend growth with dividends of 142 cents per share, including a final dividend of 72 cents per share, up 14% in the year. While the improvement in financial performance was pleasing, we are still a higher cost bank relative to our peers. This is a position we must reverse over time. Our risk management programs, including our Customer Outcomes and Risk Excellence (CORE) program, have required sustained investment and focus and that has reduced profit. We are determined to successfully deliver the program, to meet expectations of regulators and customers and to ensure the changes endure. 1 As at 30 September 2023. Completed activities finalised by Westpac. Activities may still be subject to Promontory Australia review. Helping customers We recognise higher interest rates and inflation are impacting some Australians and New Zealanders and we are supporting customers and businesses through this period. From a credit quality perspective, we monitor our portfolio closely and we have seen a modest increase in stress. Our business loans portfolio is well positioned with most customers navigating higher input costs and slowing demand. Our mortgage portfolio, which is our largest, is demonstrating resilience with most customers being able to respond to economic pressures. Some customers are doing it tough. We helped 69,000 customers and businesses through hardship over the year, working closely to provide tailored support. We ended the year with 13,000 customers in hardship arrangements, 69% below the peak during COVID. Simpler and stronger bank Building a simpler and stronger bank has been our priority over recent years. We have sharpened our strategic focus on banking in Australia and New Zealand, and divested 10 non-core businesses, including three this year. We are strengthening our approach to risk management, reflecting we have not always got it right. This is being implemented through a coordinated program of work and investment, including our multi-year CORE program. We have now completed 94%1 of CORE’s activities with the remainder expected to be completed by the end of the calendar year. Our focus over the coming year will be to further embed the changes across the organisation and we will continue to work closely with Promontory and APRA as they assess the effectiveness and sustainability of the changes we have made. Refer to page 22 for more on CORE progress. Creating better futures This year we adopted a new purpose – Creating better futures together. Framed by four pillars, it centres on customers and aims to drive growth in our key markets and improve returns. Refer to page 14 for more on our strategy. We realigned our organisational structure to support this strategic renewal. This included separating Consumer and Business banking as well as establishing a dedicated technology function focused on accelerating technology simplification. 8 WESTPAC GROUP 2023 ANNUAL REPORT

Our strategy starts and ends with our customers. We’re broadening access to banking services by investing in technology, data and digital, and improving the customer experience by making banking easier, simpler and safer. Customers are increasingly adopting digital banking. Our Westpac app, used over five million times a day, was rated the #1 banking app by Forrester1 .. It gives customers control of their everyday banking and now features additional budgeting tools, carbon footprint tracking and voice search functionality. We’re also investing to support business customers. EFTPOS Air, which turns your phone into a merchant terminal, is helping businesses get paid easily while on the go and is available on both iPhone and Android devices. Customers can now open a business transaction account digitally in less than 10 minutes. We aim to reclaim our position as a leading institutional bank. We started with the simplification of our product and service offering which has facilitated deeper relationships with existing customers. Our top strategic priority is uplifting our cash management and transactional banking capability. We see this as a critical foundation to achieving our aspiration of being our clients’ banking partner of choice. Home loans are our largest product. Competition was fierce during the year and we worked hard to give customers every reason to stay with us while attracting new customers. We are defined by our service and have improved our systems and processes to reduce approval times. This year we completed the roll-out of our single mortgage platform and extended the capability of our digital mortgage. We expect our enhanced customer proposition to lead to an improvement in our home lending momentum. We continued to consolidate our branch network to improve efficiency and now have 82 co-located branches. Customers have access to around 6,800 ATMs fee free across Australia. Face to face banking is also supported by our partnership with Australia Post while we have continued to expand video banking which allows in-home service. These service enhancements, along with others, are critical to retaining and attracting customers over time. Our key customer metrics of Net Promoter Score (NPS) have improved, but not as much as we planned. We believe the organisational change we made this year, combined with increasing the focus on the customer experience through the Company, will lift service standards to the levels we aspire to achieve. Cyber and scams Protecting customers and their money while ensuring the continuity of our service is critical. We continue to build our defences to combat the escalating threat of cybercrime and scams. During the year we launched a range of initiatives to detect, disrupt and halt cybercrime. This includes alerting customers of potential scams through payment prompts. We’ve also introduced blocks for certain cryptocurrency payments and use behavioural and facial biometrics when onboarding some customers. Fighting cybercrime requires collective action as well as building awareness, so we’re collaborating with industry peers, regulators and law enforcement agencies. 1 The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q4 2023. 2 Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). 3 Full time equivalent at 30 September 2023. Strengthening culture As the face of our bank, our people shape the experience of customers. We are investing to build their capabilities and to strengthen our workplace and culture. This included progressing our diversity and inclusivity commitments. Women now make up 49% of senior leadership roles2, 50% of our executive team and 54% of our workforce. We are also growing our Indigenous workforce. Through our new capability framework and ongoing investment in development, we’re continuously building the aptitude of our workforce. For example, this year over 5,000 employees completed a Data and Digital program to improve data and digital skills. We measure cultural change through our Voice+ survey, which includes McKinsey’s Organisational Health Index score (OHI). It remained steady at 75, one point below the global top quartile score of 76. This is a pleasing outcome given the extent of organisational change, including the 4% reduction in employees3 over the year as our cost reset program continued. On behalf of the executive team, I thank every one of our people for their contribution and dedication to customers. Sustainability progress Supporting the transition to net-zero by 2050 is one way we can help create better futures. This year, in line with our refreshed purpose and strategic pillars, we updated our sustainability strategy. We are making progress towards our ambition to become a net-zero, climate resilient bank. Consistent with our targets, we are reducing operational emissions and the equivalent of 100% of our Australian direct electricity demand from April 2023 was sourced from renewables. As a bank, the most significant role we can play is supporting customers in their transition. We are progressing our Net-Zero Banking Alliance (NZBA) commitment and now have 12 targets in place. Progress is set out in our inaugural Climate Report. It’s 50 years since the Westpac Lifesaver Rescue Helicopter Service began. The iconic Westpac branded chopper represents one of Australia’s longest corporate community partnerships – more than 100,000 missions have been performed – and is symbolic of our long-standing commitment to supporting the community. Finally, thank you to our Board and especially our Chairman, who is retiring at the upcoming AGM. His counsel and guidance have been constant. And most importantly, thank you to our shareholders for their continued support of Westpac. Peter King CEO 9 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Westpac provides a broad range of financial products and services in our core markets of Australia and New Zealand. Westpac is Australia’s first bank and oldest company. Established in 1817, as the Bank of New South Wales under a charter of incorporation signed by Governor Lachlan Macquarie, we expanded across Australia, New Zealand and the Pacific. In 1982, we changed our name to Westpac. In recent years, we have become a simpler bank, sharpening our focus on banking for Australian and New Zealand consumer, business and institutional customers. Today, we serve 13.0 million customers and provide products and services though our four divisions: Consumer, Business and Wealth, Westpac Institutional Bank and Westpac New Zealand. 1. APRA Banking Statistics, September 2023. 2. RBA Financial Aggregates, September 2023. 3. RBNZ, September 2023. ABOUT WESTPAC Australia Household deposits1 21% Mortgages2 21% Business credit2 15% New Zealand Consumer lending3 18% Deposits3 18% Business lending3 16% Market share 10 WESTPAC GROUP 2023 ANNUAL REPORT

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 11

WESTPAC COMPRISES SIX MAJOR SEGMENTS	FY23 NET PROFIT[1]	
Consumer	$3,052M	▼ 7%
Business	$1,628M	▲ 77%
Westpac Institutional Bank (WIB)	$1,061M	▲ 54%
New Zealand	$887M	▼ 18%
Group Businesses	($38M)	▼ Large
Specialist Businesses	$605M	▲ Large
Total	$7,195M	▲ 26%

REPORTED NET PROFIT ATTRIBUTABLE TO OWNERS OF WESTPAC ($M)

	2023	2022	% MOV'T 2023-2022
Net interest income	18,317	17,161	7
Non-interest income	3,328	2,445	36
Net operating income	**21,645**	**19,606**	**10**
Operating expenses	(10,692)	(10,802)	(1)
Pre-provision profit	**10,953**	**8,804**	**24**
Impairment (charges)/benefits	(648)	(335)	93
Profit before income tax expense	**10,305**	**8,469**	**22**
Income tax expense	(3,104)	(2,770)	12
Profit after income tax expense	**7,201**	**5,699**	**26**
Profit attributable to non-controlling interests (NCI)	(6)	(5)	20
Net profit attributable to owners of WBC	**7,195**	**5,694**	**26**
Notable Items (post tax)	**(173)**	**(874)**	**(80)**

1 All figures are in AUD.

OUR OPERATING ENVIRONMENT Operating environment1 Australia The economic strength evident during 2021 and 2022, driven by post-COVID reopening and supported by substantial policy stimulus, has given way to below trend growth in 2023. The headwinds of high inflation and sharply higher interest rates are being felt. Economic growth is expected to slow from 2.7% for 2022 to a forecast 1.2% for 2023. This is well below population growth, which has accelerated sharply and is expected to come in at over 2% this year. Consumer spending has been at the centre of the downturn. Growth of 1.5% in the year to June was well below the 2.4% increase in population. This ongoing lower consumption growth reflects contracting real disposable income as the rising cost of living, an increasing tax burden and higher mortgage rates weigh on households. While the deceleration is widespread, it is less acute in the mining states of Western Australia and Queensland. The housing market has proved extremely resilient this year with prices up approximately 6% for 2023 to date and now closing in on their 2022 peak. Annual price growth is back in positive territory across all major capital city markets. While housing turnover remains soft, the acceleration in prices is supporting demand for credit via stronger new lending activity. System housing credit growth is expected to trough at an annual rate of approximately 4% in 2023. For business, the slowdown in the growth of national income has led to a deterioration in profitability for both the mining and non-mining sectors. Businesses are responding to the continued softening in demand and lower profitability with more constrained investment. Demand for business credit is therefore expected to slow from 11.9% in 2022 to approximately 5% in 2023. Competition in home lending, the Group’s largest customer offer, was particularly intense in the first half of our financial year. This led to the significant contraction in home loan spreads leading to the Group’s conscious decision to be disciplined on market share. Wider spreads on deposits and earnings on capital, both a function of higher interest rates, more than offset lending competition impacts. 1 All references are to calendar years unless otherwise stated. Inflationary pressures were a feature of the operating environment. There was upward pressure on employee expenses and significant cost increases across many third-party vendor services, in particular technology. The Group’s cost reset productivity initiatives offset much of the cost pressure. Revisions to the Australian Prudential Regulation Authority’s (APRA’s) capital framework became effective from 1 January 2023 and included updated prudential standards for capital adequacy and credit risk capital. APRA’s requirement for domestic systemically important banks (D-SIBs), including Westpac, is to maintain a core CET1 capital ratio of 10.25%. New Zealand Substantive tightening in monetary policy combined with higher inflation have led to a significant slowing in activity. Economic growth is expected to slow from 2.4% in 2022 to 0.8% in 2023. The Reserve Bank of New Zealand’s (RBNZ’s) strategy of moving official interest rates relatively quickly to 5.5% has been effective in tightening financial conditions. The tightening has mainly been felt by leveraged households and businesses who are increasingly paying markedly higher financing costs. For households, a significant proportion of past rate increases is still to hit budgets as borrowers roll onto higher rates. Inflation has proven to be resistant to monetary policy tightening in the post-COVID period. Many factors have been at play including: a tougher geopolitical environment; ongoing frictions in global supply chains and volatility in oil prices; and resilience among households and businesses that built up significant buffers. In addition, aggregate demand is being supported by stronger population growth. Demand for credit from both the household and business sectors has softened, given the low growth and higher interest rate environment. System growth for housing and business in 2023 is expected to slow to 2.3% and 3.8% respectively. Competition has been heightened during this period of low growth. Westpac New Zealand completed a program of work to meet the requirements of the RBNZ’s BS11 outsourcing policy. The objective of the policy is to minimise the impact on the wider economy of the failure of a large bank, or a service provider to a large bank. 12 WESTPAC GROUP 2023 ANNUAL REPORT

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 13

4.6%	1.2%	3.8%	3.8%
Inflation rate[1,2]	GDP[1,2]	Unemployment rate[1,2]	Wages growth[1,2]

Global

Global economic growth, after rebounding strongly in 2021 and 2022, has slowed as the combined impacts of monetary policy tightening and cost-of-living pressures have dampened demand. Notwithstanding the slowdown, activity in many advanced economies has been more resilient than expected, especially in the services sectors.

Globally, headline inflation has continued to decline with energy prices remaining well below their peaks last year. With services inflation proving to be more persistent, core inflation has declined by far less. This has resulted in financial markets expecting interest rates to remain higher for longer, which in turn has put upward pressure on global bond yields and seen the US dollar strengthen further.

Financial market volatility spiked in March following a run on the deposit base of three regional US banks: Silvergate; Silicon Valley; and Signature. Broader financial stability concerns were heightened in the lead up to Credit Suisse being taken over by UBS, an arrangement facilitated by Swiss regulators. The prompt response from central banks and banking regulators, along with the recognition of generally strong banking sector capital and liquidity, stabilised markets.

Activity in, and prospects for, the United States and China will be key influences on the Australian and New Zealand economies. The most critical of the headwinds faced by the United States is the ongoing deceleration in credit growth and tighter financial conditions and standards, the full effect of which is yet to be seen. While we expect the United States to avoid recession, growth is expected to remain tepid in 2023 before slowing to 1.4% in 2024.

The economic outlook for China deteriorated during the year, in particular conditions in the property sector which have weighed on household consumption. More recently, indicators suggest an emerging recovery in confidence and spending. We expect this recovery to continue, aided by policy support, with economic growth expected to accelerate to approximately 5% in both 2023 and 2024.

Outlook

Australian economic growth is expected to recover only modestly in 2024 to a below trend 1.6%. This is likely to be associated with higher unemployment that will assist in returning inflation towards the RBA's target range. Demand for credit should remain subdued with system credit growth for home lending in the 4% to 5% range and below 2% for business lending. Many customers are likely to find these operating conditions challenging.

The Group enters FY24 with financial strength across capital, funding and liquidity. Provisioning levels position the Group to withstand further deterioration in credit quality and to support customers. Maintaining market share in key segments is an objective. The lagged impact of lending competition, along with modest balance sheet growth, is expected to provide headwinds for revenue. In addition, upward pressure on costs from inflation will persist.

1 Australian figures.
2 Westpac Economics calendar year forecast as at 3 November 2023..

OUR STRATEGY We’re creating better futures together For the past 200 years, we’ve been backing people, businesses and communities. Always adapting and evolving, we’re inspired by our customers, their needs and a genuine desire to create better futures. After sustained focus over the past three years, we’re a simpler and stronger bank. Our strategy focuses on banking in Australia and New Zealand. We’ve divested 10 businesses, reduced our geographical footprint and are actively strengthening our management of risk and risk culture. Guided by our strategic purpose – Creating better futures together – and our ambition to be our customers’ #1 bank and partner through life, we refreshed our strategy during the year. Framed by four strategic pillars of Customer, Easy, Expert and Advocate, it focuses on growing in our key markets and improving returns. To support our strategic refresh and to sharpen our focus on our largest markets, we also carried out an organisational restructure late in the year. Customers are at the heart of what we do. We value the whole of customer relationship and are working hard to anticipate their needs, including through delivering personalised experiences, offers and insights. Transaction accounts and payments are at the centre of our customer relationships, enabling us to build early and deeper connections. We’re making banking easier, more intuitive and digital. We’re radically simplifying our bank – solving pain points, removing manual processes, making banking safer and automating workflows. We’re aiming to create a seamless customer experience across our channels. We deliver expert solutions and tools to guide customers in making better decisions. We help them manage their money every day as well as plan ahead by sharing our insights. Our people work alongside our customers to tackle some of the issues, like managing the cost of living and transitioning to net-zero. We advocate for positive change and speak up for what’s right. We’re advocating for financial inclusion, action on climate and safer digital services across our business, industry and communities. Key measures on the progress of our strategy will be our return on tangible equity and market positions. Progressing sustainability In line with our new purpose, our material sustainability topics and the Principles for Responsible Banking, we have updated our sustainability strategy. Our sustainability strategy comprises six objectives structured around our strategic pillars. These objectives are to: — Enhance financial inclusion and equality — Strengthen data security and protection — Become a net-zero, climate resilient bank — Become a nature positive bank — Respect and advance human rights — Enable diversity and inclusion. Our objectives are underpinned by a range of metrics, actions and positions that will aim to demonstrate how we are advancing sustainability. Reporting on these will commence in FY24. Our refreshed sustainability strategy aligns with the UN Sustainable Development Goals (SDGs), which we have endorsed since 2015. 14 WESTPAC GROUP 2023 ANNUAL REPORT

OUR PURPOSE Creating better futures together OUR VALUES Helpful • Ethical • Leading change • Performing • Simple AMBITION To be our customers’ #1 bank and partner through life Return on tangible equity Market position Expert solutions and tools — Comprehensive solutions, features & benefits — Distinctive thought leadership in finance and climate — Best people in the industry Customer care at the heart — Responsive & consistent service — Support for customers in good times & bad — Recognition for customers’ loyalty Advocate for positive change — Financial inclusion & equality — Data security & protection — Action on climate & nature Easy to do business with — Simple, safe, straightforward banking — Better ways to manage finances — Digitally-enabled throughout Data-informed insights and decisioning Strong balance sheet Passionate people who make a difference Proactive risk management and risk culture PILLARS FOUNDATIONS MEASURES 15 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

HOW WE CREATE VALUE OUR PURPOSE Creating better futures together A STRATEGY FOR GROWTH AND RETURN What we do (page 10) We provide a broad range of financial products and services in our core markets of Australia and New Zealand, including consumer, business and institutional banking services. OUR RESOURCES AND RELATIONSHIPS Shareholders The almost 655,000 shareholders who look to us to deliver sustainable returns. Customers The 13.0 million customers we serve through our branches and growing digital capabilities. Our people A capable, motivated and engaged workforce of 36,1461 employees seeking to create better futures together. Community Mutually beneficial relationships with local communities, suppliers and governments. Environment The natural resources which sustain our business, our communities and the planet. 1 Full time equivalent, as at 30 September 2023. 16 WESTPAC GROUP 2023 ANNUAL REPORT

THE VALUE WE CREATE1 Shareholders (page 20) Delivering improved returns for shareholders $5.0BN to be returned to shareholders via dividends $1.42 dividend per share 199BPS increase in return on equity Customers (page 24) Building enduring customer relationships $773BN in lending $641BN in customer deposits 13.0M customers served Our people (page 28) Being a place where the best people want to work 75 Organisational Health Index $6.1BN paid to our people 49% women in senior leadership2 Community (page 32) Being a leader in the community $3.4BN taxes paid globally, including the bank levy and 6th largest tax payer in Australia3 $171M in community investment4 Highest (‘Elevate’) level Reconciliation Action Plan Environment (page 36) Contributing to the net-zero transition $2.6BN in new lending to climate change solutions5 66% reduction in scope 1 and 2 emissions from our 2021 baseline 12 NZBA emission reduction targets Customer care at the heart Easy to do business with Expert solutions and tools Advocate for positive change 1 Comparisons are for the 12 months ended 30 September 2022, unless otherwise stated. 2 Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). 3 Based on the ATO’s Corporate Tax Transparency Report for the 2020-21 Income Year, published November 2022. 4 Refer to the 2023 Sustainability Index and Datasheet for more information on the definitions. Figure includes commercial sponsorships and foregone fee revenue. 5 Climate change solutions activities are defined in the Glossary section in our 2023 Sustainability Index and Datasheet. 17 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

18 WESTPAC GROUP 2023 ANNUAL REPORT

MATERIAL SUSTAINABILITY TOPICS

Assessing our material sustainability topics

Each year, we identify our most material sustainability topics to help guide our strategy and focus on the areas of most importance to all our stakeholders.

The approach to determining our sustainability topics is guided by various global standards, most notably the Global Reporting Initiative (GRI) and its method for assessing materiality. GRI defines materiality as the significance of the impacts of our business activities on the economy, environment and people, including impacts on human rights.

The concept of 'materiality' for sustainability matters differs from the more commonly used term of 'materiality' that applies to financial statements, which in turn is determined by Australian and international accounting standards. The two concepts are linked to the extent that a material sustainability issue may ultimately impact a company's financial results. For instance, we annually assess whether the impacts of climate change have a 'material' impact on our balance sheet or income statement.

To identify our material sustainability topics, we begin with the risks recorded in Westpac's integrated risk and compliance management system and prioritise sustainability-related risks with a higher 'Inherent Risk Rating'. Our risk management process, described on page 40, explains how we assess and record risks, including how we integrate social and environmental aspects.

We also examine recorded incidents, external benchmarks and frameworks, and engage with internal and external stakeholders. We condense this work to a list of material sustainability topics which we then validate through discussions with senior management, our ESG and Reputation Committee, and our Stakeholder Advisory Council. The results are presented to the Board Audit Committee and approved by the Board as part of our annual financial reporting.

This year, we have aligned our Annual Report with the Integrated Reporting Framework. As part of this process, we determined that all our material sustainability topics were relevant to measure value for our stakeholders and therefore to be included in our Annual Report.

FY23 material sustainability topics

Topics that have significant positive or negative impacts on the economy, environment and people				
Shareholders	**Customers**	**Our people**	**Communities**	**Environment**
- Financial performance - Corporate compliance - Data management - Technology, digitalisation and AI (page 20)	- Support vulnerable customers - Data privacy - Safe and inclusive products and services - Marketing and promotion (page 24)	- Work culture - Employee health and safety - Talent attraction and retention - Inclusion and diversity (page 28)	- Supporting local communities, including Indigenous peoples - Human rights - Sustainable and diverse supply chain - Tax transparency (page 32)	- Climate change - Natural capital (page 36)
Topics that are relevant to all				
- Ethics and business conduct (page 51)	- Cybersecurity (page 27)	- Anti-money laundering/counter-terrorism financing (refer performance review)		- Anti-bribery and corruption (page 51)

We obtained independent limited and reasonable assurance over various sustainability subject matter, including a selection of performance data and assertions in our 2023 Annual Report, 2023 Climate Report and in the 2023 Sustainability Index and Datasheet. Our assurance statements are available on our website and in our 2023 Climate Report. Other sustainability disclosures on our website include: 2023 Sustainability Index and Datasheet Natural Capital Position Statement Climate Report (including Climate Change Position Statement and Action Plan) Westpac Human Rights Position Statement and Action Plan Westpac Group Reconciliation Action plan Family or Domestic Violence Position Statement Safer Children Safer Communities 2022 Impact Report Modern Slavery Statement FY22 More detail on sustainability governance and risk management is available in Section 2 of this Annual Report. Sustainability approach In pursuing our purpose, we seek to integrate sustainability into our operations. Our refreshed sustainability strategy, driven by our material sustainability topics, is helping guide the way. The implementation of our sustainability strategy is underpinned by a variety of position statements, policies and plans, all of which have supporting actions. For instance, we are working to more deeply incorporate our climate change targets and positions into our credit risk assessment processes, and we have been integrating human rights evaluations into supplier assessments. This Annual Report focuses on our material sustainability topics and how we create value for stakeholders. Our sustainability topics are further supported by a range of disclosures that provide more detail on our approach. Refer to the adjacent table for our key sustainability documents. Disclosures are based on global sustainability frameworks, standards and initiatives, such as the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), the Taskforce on Climate-related Financial Disclosures (TCFD), the Net-Zero Banking Alliance (NZBA), the United Nations Principles for Responsible Banking (UNPRBs), the United Nations Guiding Principles on Business and Human Rights (UNGPs) and the United Nations Global Compact (UNGC). Our Sustainability Index and Datasheet is the reporting hub for most of our sustainability metrics. It provides a glossary and details our alignment with key reporting standards. 19 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

We are working to deliver long-term, sustainable value for shareholders by growing our customer franchise, improving productivity and returns, reducing risk and optimising our capital position while maintaining a strong balance sheet. Key highlights 28% EARNINGS PER SHARE1 14% FULL YEAR DIVIDENDS OF 142 CENTS $1.5BN SHARE BUYBACK ANNOUNCED 9.0% TOTAL SHAREHOLDER RETURN 1 Basic earnings per ordinary share. Compared to FY22. CREATING VALUE FOR SHAREHOLDERS 20 WESTPAC GROUP 2023 ANNUAL REPORT

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 21

$17.58 Net tangible asset per ordinary share

49% Expense to income

10.1% ROE

69% payout ratio

Improving shareholder returns

To create value for our 655,000 shareholders, we aim to deliver returns above our cost of capital.

The recovery in profitability and associated improvement in our return on equity contributed to an increase in shareholder returns through dividend growth. The uplift was driven by higher net interest margin, growth in our underlying franchise and disciplined cost management.

This year, we will return $5.0 billion to shareholders through fully franked dividends. Dividends for the year were up 17 cents per share, or 14%. This year's payout ratio is 69% on a net profit basis, and 68% excluding Notable Items. We also announced a return of capital to shareholders via a $1.5 billion on-market share buyback.

Alongside higher dividends, our share price rose 2% over the year, contributing to a 9% increase in total shareholder return (TSR). The S&P ASX All Ordinaries accumulation index rose 14% over the same period.

For more on shareholder value, refer to:
Performance overview (page 4)
Chairman's report (page 6)
CEO's report (page 8)

Boosting efficiency and productivity

Our focus on strengthening risk management has dominated investment spend in recent years. While risk management will remain a significant focus as we deliver our CORE program and ensure the sustainability of the changes we're making, the balance is shifting more towards growth and productivity initiatives, which support shareholder returns.

We are investing to strengthen our service to customers and to make banking simpler and easier.

We're building the capability of our people, simplifying our technology and infrastructure, increasing automation and expanding digital capabilities. These initiatives are geared towards lifting productivity, freeing up our people to spend more time serving customers and most importantly, improving the customer experience.

EARNINGS PER ORDINARY SHARE
(CENTS)


197
64
149
160
205
FY19
FY20
FY21
FY22
FY23

DIVIDENDS PER ORDINARY SHARE
(CENTS)


Interim
Final
174
80
94
31
31
118
60
58
125
64
61
142
72
70
FY19
FY20
FY21
FY22
FY23

CREATING VALUE FOR SHAREHOLDERS STRONGER RISK MANAGEMENT FOUNDATIONS Disciplined and effective risk management is essential to the strength of our bank and contributes to better customer, employee and shareholder outcomes. Following sustained focus and investment, our management and culture of risk are stronger. However, we still have a way to go. Multi-year program of change In 2020, we commenced our Customer Outcome and Risk Excellence program (CORE) to address risk management deficiencies identified by our own assessments and by the findings of regulators. This includes the Australian Prudential Regulation Authority’s (APRA’s) Risk Governance Review, completed in December 2020, which resulted in a court enforceable undertaking agreed with APRA. In December 2019, APRA applied a $1 billion operational risk capital add-on, which will remain until we have completed the program to its satisfaction. CORE is being overseen by the Board with Executive Team accountability for delivery. Outcomes have been incorporated into executive remuneration decisions. The program is being independently reviewed by Promontory Australia with its reports publicly available. Our program comprises 19 workstreams, underpinned by 354 activities which are strengthening risk governance, improving accountability and enhancing risk culture across the Group. We are making good progress, having completed 94% of activities1 (at 30 September 2023), with the aim to complete them all by the end of this calendar year. In FY24, our focus will be to demonstrate the sustainability of the changes made through the program. Measuring progress We have defined how we want risk management to operate across the Group and what we want to be known for: 1 Being a well-run business where risk is actively managed 2 Having a simplified organisational construct with clear accountabilities 3 Three lines of defence is understood and embedded 4 Our people understand risks and proactively manage them 5 Execution excellence and getting it done We are measuring progress across a range of metrics, including those illustrated below: PERFORMANCE INDICATORS Change from September 2020 to September 2023 “People constructively challenge …”2 8PPTS “Jobs … are designed to have clear objectives and accountabilities …” “…organisational structure helps create clear accountability.”2 8PPTS “Clear in how expected to manage risks”2 5PPTS High-rated issues 53% Issues raised by first line risk management 11PPTS Key controls requiring improvement 3PPTS Leaders participating in our CEO-led risk culture day. 1 Completed activities finalised by Westpac. Activities may still be subject to Promontory Australia review. 2 Key employee survey results. 22 WESTPAC GROUP 2023 ANNUAL REPORT

Using AI to improve service and productivity AI has the potential to transform banking, improving productivity and enhancing service – helping to shape more personalised experiences, improving fraud and scam prevention and improving credit assessments. We’re using AI to improve our service, provide insights, and keep our bank and customers safe. For instance, AI drives our Everyday Banking chatbots which provide 24x7 support to customers. The chatbots guide customers to a range of self-service features and can also escalate the conversation to the right team member when required. Red, our Westpac chatbot, resolves 75% of customer queries without banker escalation. AI also underpins aspects of our security surveillance to detect suspicious patterns – we use machine learning and behavioural biometrics to analyse patterns that help identify fraud and scam risks. In addition, over 1,500 engineers will be using generative AI coding tools by the end of the year following a recent Westpac Growth Labs experiment – refer to case study below. AI comes with risk and ethical considerations and no systems are infallible. We are harnessing it responsibly and safely, in alignment with our AI principles, values and Code of Conduct. Some recent advancements include: — A cross-functional Responsible AI working group to develop AI practices. — Adopting the Australian Government’s AI ethics principles, designed to ensure AI is safe, secure and reliable. — Promoting the adoption of responsible AI within financial services as a foundation member of the Fintech AI Innovation Consortium, in partnership with the University of New South Wales. — 24 technology policies updated to ensure they consider responsible AI requirements. — Running workshops on generative AI for our executives and Board. AI HELPING SOFTWARE DEVELOPERS Our Westpac Growth Labs research and development team explores how emerging technologies can deliver better services, make the bank safer and improve the lives of our customers and employees. One research project investigated how generative AI can boost software development productivity. AI coding assistants offer suggestions that help developers save time. Following an experiment with 60 developers that found they were 46% more productive with AI assistance, we launched AI coding assistants across our teams. This has led to a 20% increase in coding output for developers and is helping junior developers build capability faster. Stronger risk management and culture CORE has strengthened our approach to risk management and uplifted our risk capability, processes, controls, frameworks and governance practices. This helps us identify, understand and respond to risks earlier and more effectively, and equips our people with the necessary capabilities, tools and understanding to effectively monitor and manage financial and non-financial risk. The program is also helping to create a risk culture that is more proactive, accountable, and where it is safe to speak up and constructively challenge. Shaping cultural change takes time and is an ongoing focus. Our program of targeted actions and initiatives includes: Behaviour focus – continued focus on key behaviour change areas when it comes to how we think about and act on risk. Employee training – all employees are required to complete a program of mandatory foundational risk management learning, as well as other training including on our Code of Conduct and Financial Crime awareness. Stronger leadership – senior leaders have carried out targeted culture development to clarify required behaviours, skills and mindsets, including participation in CEO-led culture days. Statements of Accountability are in place for General Managers and relevant direct reports. CORE program objectives remain in short term variable reward scorecards for the Executive Team and General Managers. Enhanced policies and protections – we refreshed our Code of Conduct and incorporated the ‘Should We?’ Test to guide our peoples’ decision making. Performance management – risk goals incorporated in our performance management framework, over 90% of our people have risk goals and everyone will have them in FY24. An assessment of overall risk performance is included in our performance assessments. Enhanced tools and processes – to measure, monitor and manage our risk culture, including: — Risk Culture Framework – articulates the roles and responsibilities for measuring, monitoring and managing risk culture. — Risk Culture Self-Assessment – an annual self-assessment for business areas. It helps them reflect on how they think about and act on risk, including to identify areas for improvement. — Risk Culture Insights Program – independent, second line deep-dives help us better understand how people behave and manage risk. — Risk Culture Dashboard – a comprehensive scorecard of risk culture metrics that is updated automatically and is available online. 23 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

We are helping customers achieve their financial goals – from buying a home, starting a business, to saving for the trip of a lifetime. We’re making banking simpler and safer for customers by improving service, investing in technology and data and broadening access to banking services. Key highlights 13.0M CUSTOMERS, UP 1%1 # 1 BANKING APP2 21% AUSTRALIAN MORTGAGE MARKET SHARE3 +2, UP 3 POINTS CONSUMER NPS4. RANKED THIRD AMONG MAJOR BANK PEERS 1 Comparisons are for the 12 months ended 30 September 2023. 2 The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q4 2023. 3 RBA Financial Aggregates, September 2023. 4 Source: Fifth Dimension (5D) for September 2023 (2H23), 6MR. MFI customers. CREATING VALUE FOR CUSTOMERS 24 WESTPAC GROUP 2023 ANNUAL REPORT

Simpler, easier and safer banking We’re making it easier for customers to do business with us through digitisation, increased automation and by broadening banking access. Customers are increasingly using our website and app. Digital transactions increased by 11%, totalling almost 700 million over the year. Our Westpac app is fast becoming customers’ ‘bank in the pocket’, with over 5 million daily sessions. Rated #1 banking app by Forrester1 , it offers customers instant access, payments, answers and approvals. We introduced new features over the year, including additional budgeting tools, carbon footprint tracking, ways to manage payment subscriptions and voice search functionality. We have also partnered with ShopBack to help Westpac customers get more for their money. More than five million credit and debit card customers now have access to exclusive cashback offers via a dedicated hub in ShopBack’s app and website. This will be available via the Westpac app next year. We’re backing businesses to establish and grow, including by providing services and tools to help them get paid faster and receive payments while on the move. EFTPOS Air is a convenient way for mobile businesses such as trades and market stalls to get paid seamlessly. Available on iPhone and Android devices, it provides sales insights and tracks customer payments. In our institutional bank, we’re deepening relationships with existing customers by simplifying our product and service offer across transactional banking, financing and risk management. In New Zealand, we have simplified and improved processes for blocking and replacing cards, reducing delays for customers. Over 1,000 business users are aboard our new WestpacOne online banking app. Home lending is our most significant customer offer. We are working to stabilise market share by improving service, streamlining processes and investing in systems. This year, we completed the roll-out of our single mortgage platform which has made the approval process simpler and faster. Loan applications made directly by customers are now approved, on average, in six days while approvals for broker-originated applications take slightly longer. Our ongoing focus to sharpen processes is helping to improve turnaround times. Our digital mortgage grants faster unconditional loan approval for eligible customers. Over $900 million in digital settlements were made over the year. We’ve made it easier for customers across each of our brands to do business with us – customers can now make cash transactions in any Westpac Group branch Australia-wide, regardless of which brand they bank with. This year, we opened our 82nd co-located branch – bringing multiple branches together under one roof. We also closed 87 branches this year. We are seeking to offset the impact to local communities, especially in regions, through a partnership with Australia Post which allows customers to transact in any of its locations. 1 The Forrester Digital Experience Review: Australian Mobile Banking Apps, Q4 2023. 2 Comparisons are for the 12 months ended 30 September 2022. Supporting customers through uncertainty We support customers through life’s ups and downs. This year was no exception. High inflation and increasing interest rates have intensified cost-of-living pressures for many. This year, $70 billion of customer home loans transitioned from fixed to variable rates, which in some cases more than doubled loan repayments. We proactively contacted over 300,000 customers and provided competitive rates. In New Zealand, we reached out to 88,000 customers who were due to roll on to significantly higher rates to help them understand their options. We also followed up with phone calls to over 9,000 customers who we’ve identified as most at risk of a home loan rate shock. Our dedicated Customer and Business Assist teams in Australia helped around 69,000 customers in financial difficulty, up 10% on last year. Customer calls to these teams increased to over 210,000, over the year – with an uptick in the second half, reflecting the impact of interest rate and cost of living pressures. Financial hardship can be triggered by a range of events, including illness, relationship breakdowns and unemployment. This year, reduced income accounted for most customer hardship applications. Businesses which sought support mainly did so because of overcommitments. Hardship packages are tailored for customers and may include short- and long-term repayment arrangements, term extensions and varying or deferring repayments. Our team also connects customers with free support services and counsellors. Regrettably, we don’t always get things right. We uncovered process failures that led to some online hardship assistance applications made between 2015 and 2023 not being responded to within the timeframes required under the Credit Code, which isn’t good enough. We are undertaking remediation and improving our processes to reduce the risk of this happening again. Provided customers with:2 $547BN HOME LOANS, UP 4% $218BN BUSINESS LOANS, UP 6% $402BN RETAIL DEPOSITS, UP 11% $236BN BUSINESS DEPOSITS, DOWN 4% 25 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

CREATING VALUE FOR CUSTOMERS We were there for customers impacted by floods and Cyclone Gabrielle in New Zealand earlier this year. We committed NZ$3 million in grants to eligible business customers and NZ$1 million to organisations assisting with immediate flood relief and recovery. We also offered temporary overdrafts, discounted loans and the deferral of loan repayments to eligible customers. Improving through customer feedback We continuously gather feedback from customers and employees to better understand the ways we can improve our service. Customer feedback through Net Promoter Score (NPS) and complaints channels is used to develop solutions for customers, measure the impact of enhancements and foster a customer-first culture across the Group. While consumer NPS1 improved 3 points to +2 this year, we continue to rank third among major bank peers. We’re working hard to improve service by making banking easier – including through enhancements to our app, broadening banking access and listening to and acting on customer feedback. New Zealand NPS improved 1 point to +8 compared to the average market score declining by 3 points this year. This reflects the impact of process improvements following our proactive engagement with more than 6,400 customers who did not rank us highly. However, we still lag peers and are working hard to improve by continuing to address customer pain points, streamline processes and lift service. Customer complaints help us to improve our service and we’re building a culture where employees spot, log and own complaints and resolve them at the first point. Over the year, our average time to solve complaints improved to three days, down from four days. And 94% of complaints were resolved by our frontline teams at first point. Our Customer Advocate, appointed in 2016, advises our complaints team, recommends changes to policies, procedures and processes arising from the complaints made by customers and focuses on how we can best support vulnerable customers. Combating financial abuse Our specialist teams are trained to support customers experiencing vulnerability, including domestic and family violence, financial abuse and problem gambling. During the year we continued to embed customer safety into product design and provided mandatory training to over 1,000 employees involved in product and service development. These measures reinforce our firm stance against financial abuse and complement other initiatives such as providing customers with the ability to report abusive messages, proactively blocking inappropriate language from outgoing payments and directly contacting, and in some cases ceasing business with, perpetrators. This action is driving change. This calendar year, over 90% of perpetrators discontinued abusive behaviour after receiving a warning letter2. 1 Source: Fifth Dimension (5D) for September 2023 (2H23), 6MR. MFI customers. 2 Based on current reporting methodology. Other safety measures available to customers include: our gambling block, allowing customers to instantly block certain gambling-related transactions; parental controls to ensure child safety by restricting online payments; and applying daily payment limits to accounts. Building financial confidence To help build financial confidence and wellbeing we offer a range of resources to customers, employees and the community. Interactive webinars, online learning modules, articles and tools are available to individuals and businesses through Westpac Master Your Money and the Finlit program, designed for younger adults. In New Zealand, over 10,000 people took part in Managing Your Money workshops this year in addition to targeted seminars held for businesses and corporate customers, including through our partnership with key Chambers of Commerce across the country. We are focused on providing customers, employees and the community with independent and equal access to our products, services and collateral. Our Access and Inclusion Plan outlines our initiatives for helping those with disability, neurodiversity or chronic health conditions succeed. It is supported by our ongoing focus on more accessible products, services and collateral. The Westpac App helps customers track spending, so they can see exactly where to save money and better manage their budgets. 26 WESTPAC GROUP 2023 ANNUAL REPORT

PROTECTING CUSTOMERS AND PREVENTING CRIME We are committed to safe and reliable banking for customers and have continued to ramp up efforts to keep our systems strong to combat the escalating threat of cybercrime. Since 2015, we have continuously invested in our people, processes and technology to keep customers safe. Our specialist teams monitor for suspicious activity around the clock, provide customer support and education, and work closely with industry peers, regulators and law enforcement to identify and report criminal activity. Protecting against scams and fraud Scams are increasing in sophistication and frequency. While Westpac customer scam losses increased over the year, we detected 66% of cases.1 In an Australian banking first, we’re integrating our fraud detection systems with our digital payment platforms to help customers identify potential scams through real-time payment prompts. We’re adding another layer of security to our Westpac Verify capability, alerting customers to potential scams by showing them a ‘scam risk rating’ when they add a new payee using digital banking. We’ve introduced blocks for some cryptocurrency payments to reduce scam losses and use behavioural and facial biometrics when onboarding some customers. Alongside solutions like dynamic CVC and payment notifications, customers have the tools to make informed decisions on-the-spot, with expert assistance always available through a phone call, online chat, or one of our branches. Of course, no systems are infallible, they are susceptible to human error and exposed to third party risks, and threat activity is constantly evolving. We’re helping protect our customers from cybercrime through ongoing awareness and education programs. This includes IDCARE cyber resilience outreach clinics in regional and remote communities, and providing resources to help teachers share cyber security concepts with students through the Schools Cyber Security Challenge. We also share resources, checklists and expertise with customers, such as the Cyber Response Playbook instruction guide, which we produce in partnership with the Australian Cyber Security Centre. Robust governance, frameworks and controls Our cybersecurity approach is multi-dimensional, with strong governance and risk management at its core. Cyber risk is overseen by the Board, monitoring incidents through regular reporting and carrying out cyber training. Security surveillance teams monitor systems 24x7. We continuously test and evolve controls to prevent the loss of data – including by using AI in payment authorisation fraud detection. We also run regular simulation exercises to stress test systems and processes and our dedicated operations team supports customers impacted by cybercrime, case-by-case. Over the year, there were no major severity 1 information security incidents. We also responded to, and removed, over 1,200 phishing sites impersonating Westpac brands. Our Privacy Statement sets out our approach to managing customer data, which is supported via detailed privacy and cybersecurity controls. This year, we continued to strengthen our management of privacy risk including simplifying our Privacy Statement and improving our ability to assess privacy risk across the Group. Refer to Risk Management (page 40) for more. Strengthening capability Our people are integral to our cyber defences and we are strengthening cyber awareness by investing in their skills and capabilities. In addition to tailored role-based training, employees carried out mandatory cyber awareness, data protection and cyber threat training. Ongoing awareness campaigns on phishing, data protection, device security and password security reinforce proactive security behaviours. This year we opened our Western Sydney based financial crime hub, bringing together 540 financial crime experts in a state-of-the-art fraud prevention centre. Growing our team of cyber experts is a priority and we are actively promoting STEM and cyber careers, including through STEM-focused university sponsorships, appointing interns and graduates, our partnership with Big Day In events and sponsoring the Australian Women in Security network. Collaboration is critical to countering cybercrime and we work closely with industry, regulators, government and law enforcement agencies including through: — The Fraud Reporting Exchange digital platform to help recover payments from scams. — Participation in the Joint Cyber Security Centre, and with interbank forums, to identify threats to the Australian banking system. Refer to Employee value (page 30) for more on talent attraction. 540 FINANCIAL CRIME EXPERTS IN OUR NEW FINANCIAL CRIME HUB 24X7 SECURTY SURVEILLANCE AND MONITORING 66% OF SCAMS DETECTED1 1,200+ PHISHING SITES REMOVED 1 Based on the number of reported and/or identified scams in FY23. 27 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Our people are central to providing a leading customer experience. We are committed to investing in our people and creating a workplace that is diverse and inclusive, where accountabilities are clear, the right behaviours are rewarded, and it is safe to speak up. Key highlights 75 ORGANISATIONAL HEALTH INDEX $6.1BN PAID IN SALARIES 49% WOMEN IN SENIOR LEADERSHIP1 36,146 EMPLOYEES2 1 Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). 2 Refers to Full-Time Equivalent as at 30 September 2023. CREATING VALUE FOR OUR PEOPLE 28 WESTPAC GROUP 2023 ANNUAL REPORT

Inspiring through purpose and culture We continue to invest in our people to support them to grow, achieve their goals and deliver great customer experiences. We are building a more accountable, risk aware and customer-focused culture guided by our purpose, values and behaviours. Culture starts at the top and this year we maintained our focus on leadership capability with many of our General Managers completing our Horizon Executive Leadership Program, focusing on their development, strategy, customer outcomes and performance. Over 4,500 leaders participated in our People Leader Culture Days, a series of CEO-led sessions to reinforce the role of leaders in driving a positive risk culture. The Board, CEO, Group Executives and Senior Leaders shared their insights and facilitated sessions. We also implemented a range of initiatives, including through leader-led Purpose Connection sessions and a micro-behavioural nudging ‘Skill Boost’ campaign, focusing on constructive challenge, admitting mistakes and running effective meetings. In addition, we continued to leverage our 300 culture champion volunteers as role models to drive our purpose, values and behaviours at a local level. We measure cultural change through our Voice+ survey, which includes McKinsey’s global ‘Organisational Health Index’ (OHI). Outcomes for the September Voice+ survey showed progress over the year on all five key behaviours of: Simple, Role Clarity, Accountability, Constructive Challenge, and Say it, do it. Our OHI score was steady at 75 – a pleasing outcome given the extent of organisational change over the year. Our strongest results were around the strategic direction of the organisation, the effectiveness of our leadership, and the trust and care exhibited in our work environment. Results also highlighted improvement across key risk and conduct questions. 1 From 1 October 2023 all employees will have a risk goal in place. Strengthening risk culture is an ongoing priority and CORE program objectives remain in short-term variable reward scorecards for the Executive Team and General Managers. Our performance management framework helps our people and leaders define performance and risk expectations. Over 90% of employees have defined risk goals1 and in early FY23, based on FY22 performance, 313 employees received increased variable reward for delivering exceptional risk outcomes. This year our people acknowledged more than 195,000 moments where their colleagues were living our values and behaviours via our recognition platform. In May 2023, we incorporated active risk management and positive risk behaviours and since then, almost 34,000 instances of positive risk management behaviour have been recognised. On the flipside, a rigorous process is in place to identify and address negative risk management behaviour. We applied 299 downward remuneration adjustments in early FY23, based on FY22 performance, where our people fell short of risk, compliance, or conduct expectations. Remuneration adjustments for FY23 will be determined as part of the annual remuneration review process. 300 Culture Champion Volunteers 4,500+ People leaders in CEO-led Culture Days ~34,000 instances of positive risk management behaviour recognised CEO-led People Leader Culture Day. 29 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

CREATING VALUE FOR OUR PEOPLE Maximising potential We asked our people what they valued most about being a Westpac employee. Four clear themes emerged around ‘care for our people’, ‘flexible work’, ‘skills and expertise’, and ‘advocating for positive change’. These themes will form part of our refreshed Employee Value Proposition (EVP) which will shape a program of activities focused on retaining and attracting talent over the coming year. Care is at the heart of our people proposition and is reflected in our initiatives, benefits and employee programs. This year we introduced fertility leave1 , coupled with education initiatives to build awareness of fertility experiences, a peer led network to provide a safe space to share experiences and access to expert counselling support for fertility and pregnancy loss. Domestic and family violence leave is now uncapped for employees who have experienced domestic or family violence, and carers of those experiencing domestic and family violence can access up to 10 days leave each year. Temporary emergency accommodation support is also available to employees who are experiencing domestic or family violence. Flexibility has been part of our offer for several years and is highly valued. Our policy has been to ask our people to spend a minimum of two to three days in the office per week as we believe a regular cadence of on-site connection is important to strengthen culture, innovation and business performance. The rate of technological, digital and global change requires our people to develop new skills to meet the level of expertise required by our customers. Our ‘engineers make life better’ campaign improved talent engagement, increasing engineering application numbers by 20%. In FY23, we hired 252 engineers across Software, Cyber, Data and Infrastructure. To attract talent in new locations a second Tech hub will open in Melbourne early next calendar year, to add to the team of technologists at our Gold Coast site. To build capability across the organisation, 5,000 employees participated in a data and digital development program – refer to case study. We’re also building ESG capability to support customers transitioning to net-zero. Over 470 employees completed online learning in FY23 on topics including human rights, climate and ESG reporting. Business Lending partnered with the Australian Graduate School of Management on training to build sustainable business and finance expertise. More than 10,000 of our people are involved in one of our 10 Employee Advocacy Groups and together they work to strengthen inclusion. These groups provide a platform for targeted learning and development via mentoring programs such as ‘Curious and Wise’ that partners younger and mature employees, shadowing programs to promote cultural diversity and summits for learning and connection, such as Women of Westpac. Our new Upstander initiative, supported by a range of resources, encourages our people to speak up and act against racism and discrimination. 1 Fertility leave introduced for all Australian-based permanent and max term employees. Employee wellbeing and safety We are committed to providing a safe, secure and injury free workplace that enriches the wellbeing of our people and prevents harm by reducing the potential for work-related physical and mental injury and ill health. We have refreshed our workplace mental health strategy and implemented a range of initiatives, including piloting a divisional-level workplace mental health risk assessment. The assessment responds to higher expectations from safety regulators to actively assess and manage workplace mental health risks. Following the pilot’s success, we will be rolling out the assessment to all divisions next year. Employees have access to confidential counselling, mental health and wellbeing training and resources including guidance from our Chief Mental Health Officer as well as a dedicated Employee Care team. These initiatives, together with our continued focus on prevention and early intervention, contributes to employee physical and mental safety. This year, Lost Time Injury Frequency Rates and Total Recordable Injury Frequency Rates remained low at 0.1 and 1.1 compared to 0.2 and 1.0 in FY22, respectively. We have a zero-tolerance stance on workplace sexual harassment supported by our No Bystander policy which reminds our people of our obligation to speak up and is reflected in our Code of Conduct and our Sexual Harassment policy. 0.96% OF AUSTRALIAN WORKFORCE MADE UP OF FIRST NATIONS PEOPLE FERTILITY LEAVE INTRODUCED1 10,000+ EMPLOYEE ADVOCACY GROUP PARTICIPANTS UPSTANDER INITIATIVE SPEAKING UP AND ACTING AGAINST RACISM AND DISCRIMINATION 30 WESTPAC GROUP 2023 ANNUAL REPORT

Strengthening diversity and inclusion We are building a workplace that fosters diversity and inclusion, where our people feel valued, respected and safe. Doing so enriches our workplace and helps us reflect and understand the customers we serve. Our new Diversity, Equity & Inclusion Strategy, launched this year, helps us to: — Support people in the moments that matter to them in both their careers and personal lives. — Build a more inclusive and equitable society through advocacy. — Create a workplace where it is safe for our people to be themselves and be celebrated through trusted communities and allies. We are focused on reducing our gender pay gap and paying our people equitably. We support the Workplace Gender Equality Agency (WGEA) advancements on transparency of gender pay gaps and our progress will be published in WGEA’s publicly available report in 2024. We take action to support women to advance their careers and work to ensure our remuneration policy and processes that underpin pay decisions do not discriminate. Our female to male pay gap is 5% or less for eight of nine levels1 below Group Executive. We support the 40:40 Vision and commit to achieving 50% (+/-2%) of Women in Senior Leadership roles – currently at 49%. We were ranked 10th globally by Equileap for gender equality and achieved our highest score on the Bloomberg Gender Equality Index, primarily driven by increased representation of women in senior roles2 and enhancements to parental leave. Further information is set out in our 2023 Sustainability Data Sheet. 1 6% at Level 3. Measured on Base Salary by organisational job level. 2 Senior Leadership includes Executive Team, General Managers and their direct reports (excluding administrative or support roles). Our annual Inclusion and Diversity survey helps us to shape our approach to a safe and respectful workplace. Cultural representation remains a focus and we are providing our people with networking, career and leadership opportunities through partnerships with organisations like the Asian Australian Leadership Project. This supports career progression of individuals with different cultural backgrounds to more senior level roles. As set out in our Reconciliation Action Plan (RAP), we are committed to helping First Nations people to build meaningful careers. First Nations people currently make up 0.96% of our Australian workforce and we aim to increase representation to 1.5% by FY25. Refer to Community value section (page 35) for more on our RAP. Diverse hiring practices help us address talent gaps and broaden our perspectives to enhance innovation. We are the first financial institution in Australia to obtain the Disability Confident Recruiter accreditation. In addition, we have improved our candidate hiring processes to provide equitable experiences for individuals living with an injury, illness or disability, including neuro diverse candidates. DATA AND DIGITAL To prepare our workforce for challenges and opportunities in an increasingly digital world, our new Data and Digital Capability uplift program has helped improve key data and digital skills, mindsets and behaviours of over 5,000 employees this year. Co-created by over 150 experts from Westpac and Deloitte, the program offers eight learning pathways at a foundational or intermediate proficiency level to improve employee capabilities across 29 skills. After completing the course, 96% of people surveyed saw the program as immediately relevant to their work and have started pro-actively applying their skills by using tools like PowerBI and maximising the use of Teams. 31 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

We create value by supporting the economy, partnering with community organisations, and backing a stronger, more inclusive society through our philanthropic and community programs. Key highlights $171M COMMUNITY INVESTMENT1 50-YEAR WESTPAC LIFESAVER RESCUE HELICOPTER SERVICE PARTNERSHIP HIGHEST ‘ELEVATE’ LEVEL RECONCILIATION ACTION PLAN $27.9M SPENT WITH DIVERSE SUPPLIERS 1 Refer to the 2023 Sustainability Index and Datasheet for more information on the definitions. Figure includes commercial sponsorships and foregone fee revenue. CREATING VALUE FOR THE COMMUNITY Amelia Goonerage and Denzil Furtado, Westpac Scholars, Future Leaders. 32 WESTPAC GROUP 2023 ANNUAL REPORT

Facilitating change that matters We are determined to make a difference by backing people and organisations who are creating better futures. The philanthropic foundations, trusts and charitable organisations that we support positively impact the areas that matter to customers, communities and our people. Westpac Foundation1 Westpac Foundation was one of Australia’s first philanthropic organisations to develop a grant program to support social enterprises that aim to address social problems while also helping under-represented and disadvantaged communities to access jobs. Meaningful employment is a pathway out of disadvantage. Westpac Foundation is well on its way to achieving its mission of supporting grant partners to create 10,000 jobs by 2030, with 7,240 jobs created since 2015. Westpac Scholars Trust2 Westpac Scholars Trust is helping to transform the future of Australia by investing in a new generation of leaders. It funds 100 scholarships a year, valued at over $4 million annually – supporting university students, researchers and social entrepreneurs. This year, Westpac Scholars Trust awarded $4.9 million to 100 scholars who are undertaking varied and meaningful pursuits. These include, a refugee running a social enterprise to help others gain meaningful employment in construction, a researcher investigating plant cells to improve crop yields in the face of climate change and food scarcity and an environmental economist investigating the economic cost of air pollution in Australia. St.George, BankSA, Bank of Melbourne Foundations3 The St.George, BankSA and Bank of Melbourne Foundations invest in Australian charities supporting children and young people. Their grant programs target barriers to inclusion, ensuring children and young people experiencing a range of challenges have opportunities to thrive. In 2023, more than $3.2 million was awarded to 60 charities across Australia. With the support of St.George Foundation’s Inspire Grant, Schools Plus has expanded its Virtual STEM Academy across Australia, with a focus on female and First Nations students. The Virtual STEM Academy program has transformed online learning and developed children’s skills in problem solving, inquiry, critical thinking and curiosity. One of its goals is to open career pathways for groups currently underrepresented in the STEM sector. Te Waiu O Aotearoa Trust4 The Te Waiu O Aotearoa Trust offers scholarships to promote, develop and provide for the education and advancement of Māori within both the banking and finance industry and general business in New Zealand. In 2023, the Trust offered six student scholarships worth $5,000 each, bringing the total to 29 since the start of the program in 2013. Empowering employees to make an impact We help community partners to scale and grow through financial support and a range of support programs, including connecting them to our network of employee volunteers who seek to make positive change in their communities. Our people volunteered 10,239 hours of their time this year, contributing their professional skills to a broad range of areas. Some also participated in programs including the Community Ambassador, the Westpac Board Observer and the Jawun Programs. Driving inclusivity through diverse suppliers We want to help build a stronger, more inclusive society by backing businesses that drive positive change. Through our Supplier Inclusion and Diversity program we work with Indigenous-owned businesses, social enterprises, Australian Disability Enterprises, women-owned businesses and B Corporations. This year, we spent $27.9 million with diverse suppliers, including $6.3 million with Indigenous-owned businesses7 .. Since 2021, we have spent $60.1 million with diverse suppliers against our target of $54 million, including $16.6 million with Indigenous-owned businesses against our target of $13 million. POSITIVE ECONOMIC IMPACT We play a significant role in the economy as a bank, employer, buyer of goods and services, and in supporting communities. $6.1BN PAID IN SALARIES $5.0BN TO BE PAID IN DIVIDENDS $3.4BN TAXES PAID GLOBALLY5 $171M COMMUNITY INVESTMENT6 1 Westpac Foundation is administered by Westpac Community Limited (ABN 34 086 862 795) as trustee for Westpac Community Trust (ABN 53 265 036 982). The Westpac Community Trust is a Public Ancillary Fund, endorsed by the ATO as a Deductible Gift Recipient. None of Westpac Foundation, Westpac Community Trust Limited nor the Westpac Community Trust are part of Westpac Group. Westpac provides administrative support, skilled volunteering, donations and funding for operational costs of Westpac Foundation. 2 Westpac Scholars Trust (ABN 35 600 251 071) is administered by Westpac Scholars Limited (ABN 72 168 847 041) as trustee for the Westpac Scholars Trust. Westpac Scholars Trust is a private charitable trust and neither the Trust nor the Trustee are part of Westpac Group. Westpac provides administrative support, skilled volunteering and funding for operational costs of Westpac Scholars Trust. 3 St.George Foundation, BankSA Foundation and Bank of Melbourne Foundation are all administered by St.George Foundation Limited (ABN 46 003 790 761) as trustee for St.George Foundation Trust (ABN 44 661 638 970), a Public Ancillary Fund endorsed by the ATO as a Deductible Gift Recipient. While St.George Foundation Limited is a related body corporate of Westpac Group, neither St.George Foundation, BankSA Foundation, Bank of Melbourne Foundation nor St.George Foundation Trust are part of Westpac Group. Westpac provides administrative support, donations and funding for operational costs of the Foundations. 4 Te Waiu o Aotearoa Trust (NZBN: 9429043230587) is administered by 4 Westpac New Zealand representatives as trustees for the Te Waiu o Aotearoa Trust. Te Waiu o Aotearoa Trust is a charitable trust and is not part of the Westpac Group. Westpac New Zealand provides administrative support and skilled volunteering for Te Waiu o Aotearoa Trust. 5 Including the bank levy. 6 Refer to the 2023 Sustainability Index and Datasheet for more information on the definitions. Figure includes commercial sponsorships and foregone fee revenue. 7 Refer to our 2023 Sustainability Index and Datasheet for definitions. 33 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

CREATING VALUE FOR THE COMMUNITY Partnerships creating better futures Through our National Rugby League partnership, we are helping level the playing field by providing equal financial support for the women’s and men’s competitions. This includes pathway programs to nurture the potential of talented young women and drive the growth of the women’s elite competition. We also support the Little Wings program, providing free safe flight and ground transport services for seriously ill children in rural and regional New South Wales and Queensland, and the Australian Capital Territory to hospital. This year, over 2,000 missions were carried out, helping over 5,000 children. Committed to respecting human rights We firmly believe in our need to respect and seek opportunities to advance internationally recognised human rights. This sets our expectations for our people and business, including customers and suppliers. Our Human Rights Position Statement (HRPS) and Action Plan lays out our commitments and approach on human rights, as well as our position on child safeguarding. It reiterates our support for the UN Guiding Principles on Business and Human Rights (UNGPs), which we are working to incorporate as the foundation of our human rights approach, and details our areas of focus for the next three years. This includes refreshing the analysis of our salient human rights issues and risks and reviewing the effectiveness of our grievance mechanisms and approach to remedy. Our third Modern Slavery Statement, published in March 2023, aligns with our human rights approach, focusing on the modern slavery risks inherent in our business. This statement complies with Australian and UK modern slavery reporting requirements. ROLE SUMMARY OF OUR FY23 HUMAN RIGHTS RELATED ACTIONS AND PROGRESS Financial services provider — Updated our risk reporting systems so that any risk or incident logged must consider if there have been any social impacts including harm to people. — Continued to enhance our detection of potential modern slavery and child sexual exploitation risks in our financial crime processes and to investigate and report possible instances to regulators and law enforcement as determined appropriate. — Partnered with International Justice Mission (IJM) to provide an awareness raising session to our fraud and scams assist teams on the emerging issue of forced labour in cyber scams. Lender — Updated our position statements for higher risk sectors such as defence, payday lending and agribusiness. — Enhanced our ESG risk assessment tools for institutional and business lending. This contributed to the identification of one customer with elevated human rights risks. Customer and Transaction Risk Escalation Committee directed further customer engagement to ensure adequate policies and processes are in place to reduce modern slavery risk. — We received one external human rights grievance1 relating to a customer in the resources sector. This was investigated and a response was provided. — Provided ESG risk training to frontline business bankers and support teams. Employer — Refreshed our Group Remuneration Policy, Recruitment Policy, Health, Safety & Wellbeing Commitment and in Australia our Diversity, Equity & Inclusion Strategy and Enterprise Agreement. — Incorporated new employment law requirements on child and migrant employment and the availability of complaints mechanisms into our human resources systems. — Employee human rights concerns continue to be managed through our Speaking Up Policy, whistleblower channels, and via our human resources and compliance teams. Purchaser of goods and services — Over 700 suppliers completed our responsible sourcing questionnaire. — Supported action with suppliers who had potential gaps in their modern slavery approaches and resolved 95 action plans that were established. — Strengthened the ability of Australian suppliers and their workers to speak up if things do not look right at Westpac. Supporter of communities — Commenced RAP leadership project on self-determination and deepening our understanding of consent. — Commenced updates to the Charitable Donations Policy and Financial Crime Risk Standard to enable a more comprehensive due diligence process for charities and their responsible persons. — Responded to four human rights related campaign communications in relation to Free, Prior and Informed Consent (FPIC) and our customers. Child safe organisation — Integrated our child safeguarding approach in our HRPS. — Provided seed funding to establish the Australian Child Safeguarding Business Coalition. — Granted over $61 million to 50+ child safeguarding organisations across Australia and the Asia Pacific since 2020. This has helped IJM to support 106 rescues of child sexual exploitation victims in the Philippines and Save the Children to provide training to over 3,600 Filipino children and parents.2 Refer to our Human Rights Position Statement for more information. 1 This grievance also applied to BT superannuation business. 2 IJM and Save the Children data is from October to June 2023. 34 WESTPAC GROUP 2023 ANNUAL REPORT

SUPPORTING RECONCILIATION Our vision for reconciliation is an Australia where Aboriginal and Torres Strait Islander peoples have equitable economic participation and financial wellbeing. Our Reconciliation Action Plan (RAP) sets out our commitments and actions to achieve our vision in our roles as a lender, employer, purchaser of goods and services, supporter of communities and as a voice within corporate Australia. Our 2022-2025 RAP is our fifth and recognised at the highest ‘elevate’ partner level by Reconciliation Australia. We’re making good progress on our four focus areas. FOCUS AREA FY23 PROGRESS Valuing culture: building relationships based on trust and respect; valuing cultures and histories and recognising the importance of self-determination. — Commenced mandatory Indigenous cultural training for our people, 99.9% of Australian based employees compliant with online training and 168 leaders participated in additional three-hour cultural immersion sessions with Blackcard. — Celebrated our 1,000th Jawun secondee. — Appointed Elder in Residence to support Aboriginal and Torres Strait Islander employees. Meaningful careers: investing in Indigenous careers through dedicated programs to recruit, retain and develop Aboriginal and Torres Strait Islander people. — Increased our Aboriginal and Torres Strait Islander Australian workforce representation to 0.96% exceeding our target of 0.75% by September 2023. We are targeting 1.5% by September 2025. — Held our first Indigenous employee gathering, Bayala Djurali Summit in June 2023. Better banking experiences: making it easier for Indigenous customers to do business with us and improving financial inclusion and economic participation. — Launched our inaugural Indigenous customer strategy, to be implemented from FY24 to FY26. — Increased our community engagement banker footprint to improve service to remote communities. — Assisted over 8,000 customers through our Indigenous call centre since the launch of the RAP in 2022. Backing Indigenous enterprise: helping more Aboriginal and Torres Strait Islander Australians to grow their businesses as customers, suppliers and partners. — Spent $6.3 million with 68 Indigenous businesses this year, towards our target of $8 million by April 2025. — Supplier capability pilot developed, aiming to make it easier for Indigenous businesses to do business with Westpac. 50 YEARS OF KEEPING AUSTRALIANS SAFE This year marks our 50-year partnership with the Westpac Lifesaver Rescue Helicopter Service. As one of Australia’s longest corporate community partnerships, more than 100,000 missions have been performed. Respect for self-determination and a deeper understanding of free prior and informed consent Our RAP sets out our FPIC leadership project, which aims to further develop our understanding of FPIC, work with stakeholders, improve our capability, and share our learnings as widely as we can. Throughout the year, we supported our Institutional bankers to identify when engagement should be sought and refined our risk assessment tools for institutional customers. Voice to Parliament As part of our support for the Uluru Statement from the Heart, we stood beside our First Nations partners in support of a Voice to Parliament. We need now to move forward together, to focus on improving the quality of life in Aboriginal and Torres Strait Islander communities. We remain committed to delivering our RAP, listening to Aboriginal and Torres Strait Islander peoples and supporting our employees. 35 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Taking action on climate change has long been on Westpac’s agenda. As climate science has evolved we have stepped up on our actions and commitments. Key highlights1 52% REDUCTION IN SCOPE 1 AND 2 EMISSIONS 1ST NATURAL CAPITAL POSITION STATEMENT 7 NEW NZBA EMISSION REDUCTION TARGETS 58 SUSTAINABLE FINANCE TRANSACTIONS 1 Refer to our 2023 Sustainability Index and Datasheet and Climate Report Glossary for definitions. CREATING VALUE FOR THE ENVIRONMENT 36 WESTPAC GROUP 2023 ANNUAL REPORT

We have made progress on our climate plans this year and our first standalone Climate Report provides a more comprehensive view of our transition plans, and progress. Our reporting aligns with the TCFD recommendations, and supports our ambition to become a net-zero, climate resilient bank, consistent with a 1.5°C aligned pathway to net-zero by 2050. Our climate change strategy, detailed in our Climate Change Position Statement and Action Plan, has three focus areas. 1. Net-zero, climate resilient operations We are determined to reduce the climate impact of our direct operations and work to mitigate climate-related risks to our business. In FY23, we reduced our scope 1, 2 and 3 upstream greenhouse gas (GHG) emissions, which puts us on track to meet the targets we set in 2021. Our medium and longer term targets are: — Reduce our scope 1 and 2 emissions by 64% by 2025 and 76% by 2030 from our 20211 baseline; and — Reduce our scope 3 upstream emissions by 50% by 2030 from our 2021 baseline.1,2 WESTPAC’S ESTMATED OPERATIONAL EMISSIONS2 (tonnes of CO2 equivalent, market-based) Scope 1 emissions Scope 2 emissions Scope 3 upstream emissions FY21 FY22 FY23 71,738 53,981 7,851 63,377 36,734 7,297 61,044 14,489 6,559 The reduction in our scope 1 and 2 operational emissions this year was due to an increase in renewable electricity from additional power purchase agreements as well as reduction in our property footprint. The reduction in our scope 3 upstream emissions was driven by increased renewables in our supply chain. Our scope 3 location-based emissions, which quantify our footprint before contractual renewables sourcing, increased mainly due to increased travel and employee commuting, reflecting further normalisation of operations post-covid. We reached an important milestone with the equivalent of 100% of our Australian direct electricity demand sourced from renewables from April 2023. This achievement was part of a multi-year plan to work with our suppliers – including solar farms in Berri (South Australia) and Wagga Wagga (NSW) – to not only meet our target but to increase the share of renewable energy in the electricity grid. These efforts are working towards our goal of sourcing the equivalent of 100% of our global direct electricity demand from renewable sources by 20253. 1 2021 baselines for scope 1, 2 and scope 3 upstream emissions targets adjusted for COVID-19 pandemic and other impacts. Refer to our 2023 Sustainability Index and Datasheet. 2 Refer to our 2023 Sustainability Index and Datasheet for definitions and details of included Scope 3 upstream emissions sources. 3 On track to achieve 100% renewables outcome for our direct operations. 95% of this supply is expected to be sourced from within the markets the electricity is consumed. We will continue to identify opportunities to lift local sourcing to 100%, to include for our Fiji and PNG businesses. While we continue to focus on reducing our direct emissions, carbon credits and sequestration have a role to play in reducing GHG emissions. Since 2012 we have continued to offset our residual operational emissions to maintain certification under the Australian Government’s Climate Active Carbon Neutral Standard for Organisations, and in New Zealand, Toitū net carbonzero certification. 2. Supporting customers’ transition to net-zero The biggest contribution we can make to addressing climate change comes from supporting customers as they transition. This in turn helps us to reduce our financed emissions, the emissions associated with the activities of customers we lend to. The estimation of our scope 3 financed emissions assesses our share of customers’ emissions. This year, we enhanced our financed emissions calculations through improved modelling and higher-quality data. This enables us to better identify where our efforts can be most effective. We estimate financed emissions at an industry level and this, along with our detailed methodologies, is in our Climate Report. In line with our NZBA commitment, we have developed seven new emission reductions targets in three NZBA sectors this year. We have also updated existing targets with broader sector coverage and improved data quality. In total, we now have 12 targets within eight of the nine NZBA list of carbon-intensive sectors. Subject to data availability and a valid science-based pathway, we plan to set a target for the remaining NZBA carbon-intensive sector, Aluminium, by July 2025. Having set these targets, we are increasingly turning to implementation. This includes engaging with customers and industry bodies on transition plans, updating our credit and risk assessments tools and developing models to help us manage and report against our targets. At the same time, we have updated our sector positions that outline lending exclusions for new and renewed financing. These are detailed in our Climate Report with updated positions including: — For thermal coal mining – zero lending to institutional customers with a high portion of their revenue (≥15%) coming directly from thermal coal mining by 30 September 2025. — For upstream oil and gas, subject to national energy security, no project finance or bond facilitation for the development of new (greenfield) or expansionary oil and gas fields, including new associated dedicated infrastructure, unless in accordance with the International Energy Agency Net-Zero by 2050 (2021) scenario. — For metallurgical coal mining – no project finance for new (greenfield) projects. 37 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

38 WESTPAC GROUP 2023 ANNUAL REPORT

CREATING VALUE FOR THE ENVIRONMENT

ESTIMATED SCOPE 3 FINANCED EMISSIONS OF OUR LENDING (AUSTRALIA AND NEW ZEALAND)

Scope 1 and 2 financed emissions and Scope 3 financed emissions are our estimated share of our customers' relevant scope 1, 2 and scope 3 emissions.

SECTOR	SCOPE 1 AND 2 FINANCED EMISSIONS ($MtCO_2$-e)	SCOPE 3 FINANCED EMISSIONS ($MtCO_2$-e)	AVERAGE DATA QUALITY SCORE	EMISSIONS INTENSITY FOR IN-SCOPE LENDING ($kgCO_2$-e/$)[1]
Total	**26.1**	**13.3**	**4.2**	**0.047**

The below table summarises our NZBA targets. Refer to our Climate Report Appendix for more information.

NZBA SECTOR *WESTPAC SECTOR COVERAGE*	2030 TARGET	REFERENCE SCENARIO	FY21	FY22
Power generation ***Power generation***	0.10 tCO_2-e/MWh for scope 1 and 2.	CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario (2021)	Baseline: 0.26 tCO_2-e/MWh	0.23 tCO_2-e/MWh
Cement ***Cement production***	0.57 tCO_2-e/tonne of cement for scope 1 and 2.	SBTi Cement Target Setting Guidance-SDA (2022)	Baseline: 0.66 tCO_2-e/tonne of cement	0.66 tCO_2-e/tonne of cement
Oil and Gas ***Upstream Oil and Gas***	23% reduction in scope 1, 2 and 3 absolute financed emissions from 2021.	IEA NZE 2050 (2021) and CSIRO/Climateworks Australia MSEM (2021)	Baseline: 9.2 $MtCO_2$-e	7.5 $MtCO_2$-e
Coal ***Thermal coal mining***	Zero scope 1, 2 and 3 absolute financed emissions to companies with >5% of their revenue coming directly from thermal coal mining.	IEA NZE 2050 (2021)	Baseline: 2.5 $MtCO_2$-e	1.9 $MtCO_2$-e
Transport ***Aviation (passenger aircraft operators)***	76.4 grams CO_2-e/ passenger km for scope 1.	IEA NZE 2050 (2021)	Baseline[2]: 190.6 g CO_2-e/ passenger km	156.0 g CO_2-e/ passenger km
Iron and Steel ***Steel Production***	1.42 tonne CO_2-e/tonne of steel for scope 1 and 2.	MPP Technology Moratorium (2021)	Not disclosed[3]	Not disclosed[3]
Commercial and Residential Real Estate				
Commercial Real Estate (Offices)	59% reduction in scope 1 and 2 emissions intensity ($kgCO_2$-e/m^2 net lettable area) from 2022.	IEA NZE 2050 (2021)	N/A	Baseline: 60 $kgCO_2$-e/m^2
Residential Real Estate (Australia)	56% reduction in scope 1 and 2 emissions intensity ($kgCO_2$-e/m^2) from 2022.	CRREM, Australia Multi-family homes (2023)	N/A	Baseline: 35 $kgCO_2$-e/m^2 (as at Aug 2022)
Agriculture				
Australia Beef and Sheep	9% reduction in scope 1 land management emissions intensity (tCO_2-e/t Fresh Weight) from 2021.	SBTi FLAG Oceania Beef Commodity Land Management (2022)	Baseline: 21.73 tCO_2-e/t Fresh Weight (FW)	Not available
Australia Dairy	10% reduction in scope 1 land management emissions intensity (tCO_2-e/tonne of Fat Protein Corrected Milk (FPCM)) from 2021.	SBTi FLAG Oceania Dairy Commodity Land Management (2022)	Baseline: 1.04 tCO_2-e/t Fat & Protein Corrected Milk (FPCM)	Not available
New Zealand Beef and Sheep	9% reduction in scope 1 land management emissions intensity (tCO_2-e/t FW) from 2021.	SBTi FLAG Oceania Beef Commodity Land Management (2022)	Baseline: 19.4 tCO_2-e/t Fresh Weight (FW)	Not available
New Zealand Dairy	10% reduction in scope 1 land management emissions intensity (tCO_2-e/tonne of FPCM) from 2021.	SBTi FLAG Oceania Dairy Commodity Land Management (2022)	Baseline: 0.83 tCO_2-e/t Fat & Protein Corrected Milk (FPCM)	Not available

Understanding customer transition plans

Customer engagement on climate-related matters is now common practice with our institutional customers. We have specifically engaged with our top 100 emitting customers to discuss their emissions reduction initiatives along with the challenges faced in implementing their plans. These discussions have also provided a forum to explain our targets, share our industry experiences and understand how we can support their sustainable finance needs.

We have strengthened this engagement with a new pilot framework to assess transition plans. Drawing from international guidance we have piloted this framework with 20 of our largest emitting companies and will use the results to refine future plans. The framework uses five aspects for assessing transition plans: targets, strategy, capital allocation, reporting and governance.

1 Emissions intensity in $kgCO_2$-e/$ balance for residential real estate and $kgCO_2$-e/$ TCE for business, commercial and institutional lending (except Project Finance, where intensity is $kgCO_2$-e/$ balance) and commercial real estate. Includes scope 3 emissions for sectors where these have been estimated. Refer to the Glossary in our Climate Report for the definition of TCE.

2 The global aviation sector was highly impacted by the effects of the COVID-19 pandemic resulting in emissions intensities higher than the IEA NZE 2050 (2021) pathway. Increases in activity as the sector recovers from the pandemic will improve operational efficiencies and result in some reduction in emissions intensity.

3 Steel represents a very small percentage of Westpac's lending portfolio and a small number of customers. To protect our customers, confidentiality, we have adopted a 'traffic light' system to disclose our performance against the target. Unlike other targets, we will not be disclosing our baseline or progress.

Sustainable Finance Decarbonising the economy requires material investment. This is a significant opportunity and we are focused on further building our expertise and supporting more customers with sustainable finance. We supported customers with 58 sustainable finance transactions1 in FY23. We also provided $6.5 billion in new lending to climate changes solutions1 since 2020, 86% more than the $3.5 billion target over this period. As demand for sustainable finance increases, it is vital we have the systems to assess, monitor and report on what is green, transition, sustainability or social financing. This gives customers clarity and supports new product development focused on positive environment and social outcomes. We are launching our Sustainable Finance Framework this November to help meet these needs. We have also introduced 2030 targets for lending and bond facilitation of $55 billion and $40 billion respectively, aligned to the Framework. We will begin reporting on these from FY24. Further details are in our Sustainable Finance Framework, November 2023 – published on our website. 3. Collaborating for impact Climate change can only be addressed by governments, business, communities and economies working together. Our third area of focus is therefore collaborating for positive impact. Collaboration is also critical because the effects of climate change and the transition will be felt unevenly across society. Our goal is to support a just and inclusive transition that does not leave people behind. This will only be achieved if we listen to and work together with our stakeholders. Examples of how we are involved in helping shape the sustainability agenda include working with the Australian Sustainable Finance Institute on an Australian sustainable finance taxonomy, co-chairing the UN Environment Programme Finance Initiative’s Banking Board, and our membership of the steering and principals groups that govern the NZBA. For more information on our governance and risk management of climate change refer to Section 2 in this Annual Report and our Climate Report. NATURAL CAPITAL The world’s natural capital is under threat as natural resources decline and critical habitats are placed under pressure. As with climate change, we can play a role in helping to conserve nature and reduce natural capital loss. This year we released our first Natural Capital Position Statement, which defines our ambition to become a nature positive bank. This is a first step as we build our understanding of how nature related risks and opportunities impact our business and customers. We have also participated in key UN Environment Programme Finance Initiative pilots and are a member of the Taskforce on Nature-related Financial Disclosures (TNFD) Forum. Our position statement is informed by the TNFD, the Kunming-Montreal Global Biodiversity Framework and our NZBA Agriculture targets. It also outlines our four areas of focus: deforestation, restoration and regeneration, loss of critical habitat and natural capital finance. This includes working with the Australian Sustainable Finance Institute and the Farming for the Future’s Natural Capital Advisory Group to support its Valuing Natural Capital work. As part of our NZBA Agriculture targets, we committed to no deforestation, which provides for no further conversion of natural forest1 to agricultural land use within farm systems from 31 December 2025. This only includes customers in scope of our NZBA agricultural targets2. In line with the TNFD’s recommended disclosure metrics for financial institutions, we estimate that 10% of Group lending is to sectors considered to have material nature-related dependencies and impacts4. 1 For definitions, refer to the Glossary section in our 2023 Sustainability Index and Datasheet and Climate Report. 2 Applies to institutional and commercial relationship-managed Agribusiness customers with Total Committed Exposures (TCE) ≥ $1.5 million or TCE ≥ NZ$1.0 million who are captured by dairy, beef, sheep and mixed farming ANZSIC codes. Refer to our Climate Change Position Statement and Action Plan for more details on the NZBA Agriculture targets. 3 Reference sectors set out within Annex 1 of the TNFD Sector guidance, Additional guidance for financial institutions Version 2.0 September 2023. Refer 2023 Sustainability Index and Datasheet Glossary for further detail. 4 Represents the TCE for customers in each reference sector, excluding exposures for the committed portion of secondary market trading and underwriting risk, as a percentage of TCE for the Group. EXPOSURE TO TNFD REFERENCE SECTORS FOR FINANCIAL INSTITUTIONS TNFD REFERENCE SECTORS3 % OF GROUP TCE4 Automobiles 0.05 Beverages and food products (includes agriculture) 3.27 Chemicals 0.14 Construction materials 0.22 Construction services (includes manufacture of metal products) 1.87 Containers and packaging 0.18 Metals and mining 0.36 Oil, gas and consumable fuel 0.75 Paper and forest products 0.13 Personal care products 0.04 Pharmaceuticals 0.08 Semiconductors and semiconductor equipment 0.06 Sewerage, waste collection, treatment and disposal 0.13 Textiles, apparel and luxury goods 0.07 Transport and associated services (including passenger airlines) 1.37 Utilities (including electric utilities, gas utilities, independent power and renewable electricity producers, and water utilities) 0.89 Total 9.61 39 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Risk management is the foundation of our bank. It underpins our strength and resilience, shapes the way we operate and provides clear parameters for our people to make decisions and keep customers safe. Strengthening risk management continues to be a priority. Through our CORE program, we are strengthening risk governance, accountability and risk culture. Our focus in FY24 will be to ensure the changes we have made are sustainable and effective. We continuously evolve our risk management approach in response to emerging risks and changes in our operating environment. It aligns with our values and behaviours and supports our purpose of creating better futures together. How we manage risk Our Risk Management Framework outlines our approach to managing risk across the Group, bringing together systems, structures, policies, processes and people. Comprising nine elements, our Framework is underpinned by a strong risk culture and Three Lines of Defence model with customers at the centre. These elements operate independently and interactively to provide a complete risk management approach and to deliver fair customer outcomes. We regularly review each element to ensure the Framework is operating effectively. As part of our risk governance structure, the Board is responsible for approving our Framework and oversees its operation by management. The Framework is embedded through our Risk Management Strategy, which is supported by risk class frameworks, policies and risk appetite statements. It also helps us manage our material risk classes. RISK MANAGEMENT 40 WESTPAC GROUP 2023 ANNUAL REPORT

RISK MANAGEMENT FRAMEWORK Governance and Management Control Business Strategy Risk Identification Risk Appetite Stress and Scenarios Analysis People and Infrastructure Control Definition and Effectiveness Monitoring and Reporting Actions and Response Westpac’s business plans are shaped considering the risks associated with its strategic objectives Identifying existing and emerging risks in our business from internal and external environments Setting risk appetite to provide clarity on the level of risk we are prepared to take Performing stress tests and scenario analysis to assess potential impacts that changes to existing and emerging risks may have on the Group, including on our capital Having appropriate capability, people, data and systems to support effective risk management and decision making Embedding appropriate Frameworks, policies, standards and controls to manage the risks we take Risks are assessed through ongoing monitoring, management, reporting and assurance Appropriate action plans are implemented to improve our risk profile Ensuring that appropriate data, analysis and recommendations flow to appropriate people and forums on a timely basis to support decision making Customers Board approved 23 March 2023 Three Lines of Defence Effective end-to-end risk management with clear accountabilities results in fair customer outcomes. Our Three Lines of Defence (3LoD) Model helps our people to understand their role in actively managing risk. The key principles that form part of the 3LoD Model are set out in the diagram on the following page. The Business, or First Line, is responsible for identifying and owning the risks in all aspects of their activity. The Second Line is the Risk Function, which provides insight, oversight and challenge of first line activities. The Third Line is Group Audit, which provides independent assurance. This year, implementation of the 3LoD was completed through a range of communication and reinforcement activities specifically focused on providing clear delineation of roles, responsibilities and accountabilities between the Lines, that are now commonly understood across the Bank. As embedment continues, each Line of Defence is taking strong ownership of risk outcomes within their roles and all Lines of Defence are working collaboratively to drive actions to continuously reinforce the 3LoD Model. Any perception of ambiguity or a lack of clarity is proactively resolved and engagement and interactions between Lines of Defence, businesses and Divisions is consistently improving. 41 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

42 **WESTPAC GROUP** 2023 ANNUAL REPORT

RISK MANAGEMENT

WESTPAC THREE LINES OF DEFENCE

The 3LoD work together to deliver effective risk management outcomes.

The 3LoD work together to make sound risk-based decisions through:

— strong and proactive engagement, communication, trust and collaboration

— management information that is reliable, coherent and transparent.

There must also be alignment of activities across the 3LoD to avoid unnecessary duplication, overlap or gaps.


Third Line
Independent Assurance
Audit Function
Second Line
Insight, Oversight and Challenge
Risk Function
First Line
Own and manage risk
All Divisions and Functions excluding Risk and Audit Functions

Independent and objective assurance:

— Group Audit is the Third Line assurance function that provides the Board and Senior Executive with independent and objective evaluation of the adequacy and effectiveness of the Group's governance, risk management and internal controls.

Insight, oversight and challenge of First Line activities:

— An independent function that develops risk management frameworks, defines guardrails, provides objective review and challenge regarding the effectiveness of risk management within the First Line business and executes specific risk management activities where functional independence and/or specific risk capability is required.

— Its approach is risk-based and proportionate to First Line activities.

Owns and manages the risks they originate:

— Proactively identifies, evaluates, owns, monitors, manages and controls the existing and emerging risks in its business. It manages business activities within approved risk appetite and policies.

— In managing its risk, the First Line establishes and maintains appropriate governance structures, and controls resources and self-assessment processes, including issue identification, recording and escalation procedures.

Risk identification: Major risk categories

We have defined 11 major risks that impact our business. These major risks represent only the most material risks to the Group and are not exhaustive.

Major risk categories

1	2	3	4	5	6	7	8	9	10	11
Capital Adequacy	Funding & Liquidity Risk	Credit Risk	Market Risk	Strategic Risk	Risk Culture	Operational Risk	Compliance & Conduct Risk	Financial Crime Risk	Cyber Risk	Reputational & Sustainability Risk

For each major risk category, the Board establishes a risk appetite, which is articulated in the Board Risk Appetite Statement (RAS). The RAS lists the Group's major risks and the measures and tolerances used to monitor these risks. Most of these measures are monitored by 'amber' and 'red' tolerances which indicate when risks are close to, or over, the Board's approved appetite.

The following provides an explanation of our major risk categories, considerations for risk appetite and examples of areas of focus which illustrate the operation of the Risk Management Framework.

MAJOR RISK CATEGORIES 1 Capital Adequacy The risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under normal operating environments or stressed conditions. Risk Appetite and Mitigation We seek to maintain a strong balance sheet including in stressed scenarios. We evaluate capital management through our Internal Capital Adequacy Assessment Process, the key features of which include: — capital management strategy — considering economic and regulatory requirements and stakeholder perspectives — stress-testing considerations — target operating range for key capital ratios. Areas of focus include: — continuous monitoring of capital forecasts — consideration of capital headwinds — actively monitoring economic outlook and credit risk arising from serviceability requirements from higher interest rate and inflationary pressures — monitoring volatility in Interest Rate Risk in the Banking Book (IRRBB) RWA. Example of a Risk Appetite measure — Common equity tier 1 (CET 1) ratio – a measure which shows a bank’s capacity to absorb losses. 2 Funding and Liquidity Risk The risk that the Group cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support our assets. Risk Appetite and Mitigation We seek to manage our balance sheet such that we: — maintain a diversified, stable and cost-effective funding base — can source funding as and when we need it — have sufficient securable assets to meet our funding and repo requirements — fund new lending growth with stable funding sources. Areas of focus include: — executing the FY24 wholesale funding plan to support balance sheet growth and refinance maturing debt, including the Term Funding Facility — managing liquidity risk to meet regulatory requirements and the Group’s liquidity needs in line with market conditions. Examples of a Risk Appetite measure — Net Stable Funding Ratio (NSFR). — Liquidity Coverage Ratio (LCR). 3 Credit Risk The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Risk Appetite and Mitigation We manage credit risk using Program-managed for high-volume homogeneous credit risk and Transaction-managed for individual customer and transactions approaches. We seek to manage credit risk by: — setting boundaries to guide appropriate credit risk conscious strategic choices, including with respect to changes in the operating environment — a range of policies, processes, systems, risk-delegated authorities and Board-approved credit risk limits. Further information on credit risk management and provisioning is contained in Notes 10 and 11 to the financial statements, and in Westpac’s Pillar 3 reports. Areas of focus include: — responding to heightened credit risk from the rapid interest rate tightening cycle, ongoing geopolitical risks, uncertain economic environment and continuing inflationary pressures — climate change and the transition to net-zero emissions — assessing the impact of external events on the adequacy of the overall expected credit loss provision. Example of a Risk Appetite measure — Top 10 exposures to Corporates and Non-Bank Financial Institutions as a % of Total Committed Exposure. 43 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

RISK MANAGEMENT 4 Market Risk The risk of an adverse impact on the Group’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates. This includes interest rate risk in the banking book. Risk Appetite and Mitigation We have appetite for market risk in approved products within our limit framework. We manage market risk through the measurement and monitoring of Board-approved metrics that capture the potential risk of adverse movements in financial markets. The Board has approved a risk appetite for traded and non-traded risks via the measurement of Value at Risk (VaR), Stressed VaR (sVaR), Net Income at Risk (NaR) and specific structural risk limits. The management of market risk is supported by the Market Risk Management Framework and associated policies, processes, systems and delegated authorities. Areas of focus include: — upgrading/replacing market risk systems and supporting infrastructure — implementing regulatory change initiatives related to market risk prudential standards. Example of a Risk Appetite measure — Value at Risk (VaR, $m). 5 Strategic Risk The risk that the Group makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the environment. Risk Appetite and Mitigation We seek to grow our business through well-considered strategic initiatives aligned to the Group’s strategic priorities and risk appetite. We seek to manage the impact of threats from changes in the environment, which could significantly impact our ability to implement our strategies. We continually evaluate our performance against our plans and in light of changes in internal and external factors, and we must respond to such factors in a timely manner. Areas of focus include: — progressing our response to the Court enforceable undertaking with APRA and monitoring the sustainability and effectiveness of practices delivered through the CORE program — accelerating our technology simplification and transformation agenda — appropriate funding, resourcing and delivery of regulatory commitments — continuing to invest in our digital and data journey, improving customer experience. Example of a Risk Appetite measure — Actual ROE (tracking against the Target ROE). 44 WESTPAC GROUP 2023 ANNUAL REPORT

6 Risk Culture The risk that our culture does not promote and reinforce behavioural expectations and structures to identify, understand, discuss and act on risks. Risk Appetite and Mitigation We promote a risk culture which supports our purpose, strategy and values and our ability to manage risk effectively. We regularly assess our risk culture and undertake initiatives to continually improve. Areas of focus include: — maintaining and continuing to review and improve our tools and processes to support risk culture, as appropriate — partnering with the business to support Divisional capability uplift across key behavioural change areas, including a particular focus on decision making, ownership, challenge and reinforcement, maturing action planning to drive behavioural change and evolving the deep dive process — continuing to align to the broader organisational culture transformation and driving Group-wide changes at all levels. Example of a Risk Appetite measure — Internal survey results – % of respondents who feel safe calling out risks and/or concerns. 7 Operational Risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Risk Appetite and Mitigation We seek to be resilient to operational risk and minimise the risk through robust processes and controls. We seek to quickly and effectively remediate material operational issues and incidents. Areas of focus include: — enhancing our Operational Risk Management Framework and practices to strengthen risk management — delivering greater insights and actions to drive better risk outcomes — rationalising the control environment, including greater focus on prevention and automation — reducing open issues and incidents to improve our control environment — strengthening our operational resilience, including managing risks from third parties — ongoing focus on the management of data and records management risks. Example of a Risk Appetite measure — % of key controls assessed as ‘Unsatisfactory’. 45 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

RISK MANAGEMENT 8 Compliance and Conduct Risk The risk of failing to abide by compliance obligations required of us, or otherwise failing to have behaviours and practices that deliver suitable, fair and clear outcomes for our customers and that support market integrity. Risk Appetite and Mitigation We establish robust controls and systems to manage compliance and conduct risk. We seek to eliminate: — any breaches of regulatory requirements — conduct that causes unsuitable, unfair or unclear customer outcomes or adversely impacts the integrity of markets — complicated systems or processes that could lead to systemic or material breaches of regulatory requirements. We seek to promptly own, investigate and remediate incidents of non-compliance. Areas of focus include: — strengthening the management of our conflicts of interest, product governance and privacy risks — uplifting infrastructure, tools and reporting, improving proactive compliance risk management — enhancing Conduct Risk Maturity across Divisions — improving our tools and processes to support alignment of our business practices to fair customer outcomes and market integrity — applying the simplified Code of Conduct including our ‘Should We?’ Test to deliver better outcomes for our customers, our communities and each other. Example of a Risk Appetite measure — Number of aggregated Level 2 risks rated High/Very High. 9 Financial Crime Risk The risk that the Group fails to prevent financial crime and comply with applicable global financial crime regulatory obligations. Risk Appetite and Mitigation The Group helps prevent financial crime by proactively identifying, assessing, mitigating and reporting financial crime risks and complying with all applicable global and local financial crime regulatory obligations. This means that our financial crime risks must be managed through robust controls and systems, and that we must promptly own, investigate and remediate financial crime incidents where they do occur. Areas of focus include: — strategic Financial Crime Data analytics capabilities — payments modernisation, responding to evolving internal and external requirements. — Divisional Know Your Customer (KYC) strategic solutions, control uplift and back-book remediation. Example of a Risk Appetite measure — Number of high rated Financial Crime issues which haven’t been remediated within the initially agreed timeframe. 46 WESTPAC GROUP 2023 ANNUAL REPORT

10 Cyber Risk The risk that the Group’s or its third parties’ data or technology are inappropriately accessed, manipulated or damaged from cybersecurity threats or vulnerabilities. Risk Appetite and Mitigation We proactively manage our cyber risk exposure, to limit the likelihood of inappropriate access, manipulation or damage to our and third parties’ data and technology. We seek to protect the data of our stakeholders and customers. We seek to ensure that: — we manage our risks within regulatory frameworks — we do not undermine our strategic, financial, reputational or regulatory standing — we implement controls to address potential cyber threats. Areas of focus include: — enhancing cybersecurity capability including data security controls, application protection controls, and identity and access management — embedding a consistent cyber risk management framework across the Group. Examples of a Risk Appetite measure — Control effectiveness against external cyber threats. — Number of employees who acted appropriately during simulated malicious email attacks. 11 Reputational and Sustainability Risk The risk of failing to recognise or address environmental, social or governance (ESG) issues and the risk that an action, inaction, transaction, investment or event will reduce trust in the Group’s integrity and competence by clients, counterparties, investors, regulators, employees or the public. Risk Appetite and Mitigation We seek to maintain the confidence of all stakeholders, including to cultivate trust in our integrity and competence. We seek to balance commerciality of decisions with stakeholder expectations, and with potential impacts on people, communities or the environment, recognising that ESG issues can involve complex, interconnected and at times competing considerations. Areas of focus include: — transitioning our lending portfolio to net-zero by 2050, consistent with our NZBA commitment — maturing our approach to climate and environmental risk management — building our understanding of the nature-related risks, consistent with our Natural Capital Position Statement — our Sustainable Finance Framework that sets out how we assess, monitor, measure and report on financing and facilitation of sustainable activities — continuing to improve the identification and management of social risks including salient human rights risks across our activities. Examples of a Risk Appetite measure — RepTrak standing. — Portfolio measures aligned to NBZA targets. 47 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

CORPORATE GOVERNANCE Our corporate governance approach Corporate governance is the framework of systems, policies and processes by which we operate and through which our people are empowered and accountable for making decisions that affect our business, operations, customers and stakeholders. The framework establishes the roles and responsibilities of our Board, management team, employees and suppliers. It also establishes the systems, policies and processes for monitoring and evaluating Board and management performance, and the practices for corporate reporting, disclosure, remuneration, risk management and engagement of security holders. Effective corporate governance is fundamental to the sustainability of our business and our performance. Our approach is based on a set of values and behaviours that underpin our day-to-day activities and are designed to promote transparency, fair dealing, and the protection of stakeholder interests, including customers, shareholders, employees and the community. Board areas of focus in FY23 This year the Board (including with assistance from its Board Committees) has overseen: — continued implementation and embedment of the CORE program to uplift outcomes for customers and our governance of financial and non-financial risk — the introduction of the Group’s updated purpose – ‘Creating better futures together’ – and refreshed strategy, which is focused on repositioning the Group’s priorities to focus on the future and is framed by four strategic pillars: Customer, Easy, Expert and Advocate — the Group's financial and operating performance — the delivery of key strategic priorities including implementing an organisational structure that is designed to drive growth — the management of current and emerging risks arising from the evolving economic, geopolitical, regulatory and competitive environment — the Group’s capital position, including changes in regulatory capital requirements — the programs and processes in place to support our customers experiencing hardship — considering and assessing the resilience of the Group’s systems and response to potential cyber incidents and data breaches — the priorities outlined in our Sustainability Strategy and approving our updated Climate Change Position Statement and Action Plan — the ongoing work to improve Westpac’s management of financial crime risk — the ongoing consideration of Board and Chair succession, as well as Board Committee composition — the further simplification of our business and operations through the exit of non-core businesses — progress in improving the Group’s expense-to-income ratio relative to peers. WESTPAC’S BOARD AND BOARD COMMITTEE STRUCTURE BOARD COMMITTEES Provide relevant periodic assurances and reports (as appropriate) Provide assurance on the remuneration disclosures in the Remuneration Report Provide assurance on risk components of the annual report and interim financial results announcement Delegation Assurance, Oversight through Reporting Accountability Accountability Delegation Delegation Board Committees will refer matters to the Board or other Board Committees where appropriate. Specific reporting as shown above BOARD Independent Assurance and Advice External Auditors Group Audit Independent Assurance and External Advice Chief Executive Officer Group Executives Remuneration Audit Nominations & Governance Risk 48 WESTPAC GROUP 2023 ANNUAL REPORT

Role of the Board and Board Committees The Board provides leadership and strategic guidance for Westpac and its related bodies corporate, in addition to overseeing the sound and prudent management of the Group. The Board is assisted by its four standing Board Committees. The key roles, responsibilities and composition requirements of each is outlined in their respective Charters which are available on our website and summarised below. The Board — approves and oversees management’s implementation of the strategic direction of the Westpac Group, its business plan and significant corporate strategic initiatives — appoints the Chief Executive Officer (CEO) and Chief Financial Officer (CFO), and approves the appointment of Group Executives, the General Manager, Group Audit and any other person the Board determines — oversees culture across the Group by setting the tone from the top, approving Westpac Group’s values and receiving reporting on the Group’s culture — assesses and reviews the performance of the Board, its Board Committees, the CEO and the Group Executives — approves the Westpac Group Remuneration Policy — approves, in accordance with the Westpac Group Remuneration Policy, remuneration arrangements, variable remuneration outcomes and adjustments to variable remuneration where appropriate for Group Executives, other employees who are accountable persons under the Banking Executive Accountability Regime (BEAR), any person performing a role specified by the Australian Prudential Regulation Authority (APRA) and any other person the Board determines — approves the annual financial targets and financial statements, and monitoring financial performance against forecast and prior periods — determines our dividend policy and the amount, nature and timing of dividends to be paid — considers and approves our overall risk management framework for managing financial and non-financial risk — approves the Group Risk Management Framework, the Group Risk Management Strategy and the Board Risk Appetite Statement and monitoring the effectiveness of risk management by the Group — considers the social, ethical and environmental impact of our activities including the effects of climate change, and setting standards and monitoring compliance with our sustainability policies and practices — provides oversight of the Group’s technology strategy and the implementation of key technology initiatives — oversees and monitors workplace health and safety (WHS) issues in the Group and considers appropriate WHS reports and information — meets with representatives from our principal regulators on a regular basis. Board Risk Committee (BRiskC) Board Audit Committee (BAC) Board Remuneration Committee (BRemC) Board Nominations & Governance Committee (BNGC) Assists the Board to consider and approve Westpac's overall risk management framework, oversee risk culture, the risk profile for material risks and risk appetite. The Committee also considers and recommends key risk policies and frameworks to the Board for approval. Assists the Board by having oversight of the integrity of financial statements, financial reporting systems and corporate reporting. The Committee also oversees the external auditor engagement and the performance of Group Audit. Assists the Board to discharge its responsibilities in relation to remuneration matters, including by overseeing the design, operation and monitoring of Westpac's remuneration framework. Assists the Board by overseeing that the Board and boards of related bodies corporate comprise individuals who are best able to discharge their role as Directors. The Committee also oversees that Westpac's corporate governance arrangements are appropriate. 49 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

CORPORATE GOVERNANCE Board skills and experience Our Directors have a broad range of relevant financial and other skills, knowledge and experience which helps guide the Group. The Board uses a skills matrix to illustrate the key skills and experience it seeks to achieve in its membership collectively and the number of Directors with each skill and experience. The skills matrix also assists in identifying focus areas for the continued education and professional development of Directors. In FY23, these focus areas included cyber risk, crisis management, and key environmental, social and governance topics. The skills matrix also assists in identifying areas where it may be desirable for specialist external expertise to be retained to supplement the Board’s skills and experience. BOARD SKILLS, EXPERIENCE AND ATTRIBUTES AS AT 30 SEPTEMBER 2023 SKILLS AND EXPERIENCE DESCRIPTION NUMBER OF DIRECTORS Customer focus Experience in developing and overseeing the embedding of a strong customer-focused culture in large and complex organisations, and a demonstrable commitment to achieving customer outcomes Strategy An ability to define strategic objectives, constructively question business plans, oversee the implementation of strategy using commercial judgement and bring a global perspective to bear Financial services Experience working in, or advising, the banking and financial services industry with strong knowledge of its economic drivers and global business perspectives Financial acumen Highly proficient in accounting or related financial management and reporting for businesses of significant size Risk Experience in anticipating, recognising and managing risks, including financial, non-financial and emerging risks, and monitoring risk management frameworks and controls Technology, digital and data Experience in developing or overseeing the application of technology in large and complex businesses, with particular reference to technology-innovation, disruptive technologies, data, cyber-security, digital transformation and customer experience Governance Experience as a Director of a listed entity, with detailed knowledge of governance issues, with particular reference to the legal, compliance, regulatory and voluntary frameworks applicable to listed entities and highly regulated industries Environment and social Experience in understanding and identifying potential risks and opportunities arising from environmental and social issues, including the transition to a climate resilient future, management of biodiversity, and addressing human rights and modern slavery within supply chains People and culture Experience in people matters including workplace health and safety, cultures, morale, inclusion and diversity, management development, succession, remuneration and talent retention initiatives Executive leadership Having held a CEO or a similar senior leadership role in a large complex organisation, and having experience in managing the business through periods of significant change and delivering desired business outcomes Deep experience and knowledge General working experience and knowledge Limited working experience and knowledge 50 WESTPAC GROUP 2023 ANNUAL REPORT

Board diversity A diverse group of skilled Directors helps us be a stronger organisation that makes better decisions. We achieved our 2023 objective of 40% women, 40% men and 20% any gender for the composition of the Board. We will focus on maintaining alignment with this objective. Board tenure The average Board tenure is 3.3 years. Individual lengths of service are outlined in Section 1 of the Directors’ report. Our Director Appointment & Board Renewal Policy limits the tenure of Non-executive Directors, other than the Chairman, to nine years, from the date first elected by shareholders. The maximum tenure for the Chairman is 12 years, including any term served previously as a Director, from the date first elected by shareholders. The Board, on an exceptional basis, may extend the maximum terms where it would benefit the Group, with any such Director required to stand for re-election annually. NUMBER OF FEMALE DIRECTORS ON THE BOARD (4 OUT OF 10)1 40% FEMALE DIRECTORS AVERAGE BOARD TENURE1 0-3 years 40% 3-6 years 50% 6-9 years 10% 3.3 YEARS AVERAGE BOARD TENURE Ethical decision making across Westpac and Key Group policies Ethical and responsible decision making is critical to decision making at Westpac. Our Purpose, Values and Behaviours, together with our Code of Conduct and related policies and frameworks, are focused on instilling and reinforcing an ethical and responsible decision-making culture across the Group. We also have policies that seek to manage our regulatory compliance and human resource requirements and are subject to a range of external industry codes, such as the Banking Code of Practice and the ePayments Code. Code of Conduct Our Code of Conduct (Code) sets out a consistent standard and establishes the expectations of our people to do what is right. The Code goes beyond an obligation to comply with laws and policies and is a key aspect of improving conduct to seek to ensure fair outcomes for customers, communities and each other. Supporting the Code are numerous frameworks and policies which outline our commitment to sustainable business practices and behaviours. These include our Purpose, Values and Behaviours, policies, and position statements addressing human rights, climate change and other environmental and social impacts. Anti-Bribery and Corruption We have no tolerance for any form of bribery or corruption and have an Anti-Bribery and Corruption (ABC) Policy, an ABC Standard, and bribery prevention procedures and systems. Material breaches of the ABC Policy are reported to the Board Risk Committee. Concern reporting and whistleblower protection Our Speaking Up Policy encourages employees, contractors, secondees, former employees, brokers, service providers and suppliers to raise any concerns about our activities or behaviours that may be unlawful or unethical. Concerns can be raised anonymously by using our reporting system ‘Concern Online’ and our Whistleblower Hotline. The Board Audit Committee, in conjunction with the Board Risk Committee, oversees our Whistleblower Program. The Board Risk Committee receives regular reporting on whistleblowing. Conflicts of interest Our conflicts of interest framework is designed to identify and manage actual, potential and perceived conflicts of interest. The conflicts of interest framework includes the Group Conflicts of Interest Policy, along with supporting policies, standards and procedures. Refer to our 2023 Corporate Governance Statement and website at westpac.com.au/corpgov for more information on our corporate governance framework, policies and practices at 5 November 2023. The Statement is available – along with Board and Committee Charters, principles and policies – on our website at westpac.com.au/corpgov. 1 As at 30 September 2023. 51 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

DIRECTORS’ REPORT Our Directors present their report together with the financial statements of the Group for the financial year ended 30 September 2023. Directors The names of the persons who have been Directors, or appointed as Directors, during the period since 1 October 2022 and up to the date of this report are: John McFarlane, Peter King, Tim Burroughs, Nerida Caesar, Audette Exel AO, Michael Hawker AM (appointed as a Director on 1 December 2020 and retired as a Director on 15 July 2023), Christopher Lynch, Peter Marriott (appointed as a Director on 1 June 2013 and retired as a Director on 14 December 2022), Peter Nash, Nora Scheinkestel, Margaret Seale and Michael Ullmer AO. Particulars of the skills, experience, expertise and responsibilities of the Directors at the date of this report, including all directorships of other listed companies held by a Director at any time in the three years immediately before 30 September 2023, and the period for which each directorship has been held, are set out in the following pages. Board Committee Member Key Chairman of each committee is noted with a red icon. Board Nominations & Governance Board Risk Board Remuneration Board Audit Board of Directors John McFarlane MA, MBA Age: 76 CHAIRMAN AND INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since February 2020 and Chairman since April 2020. Board Committees: Chairman of the Board Nominations & Governance Committee. Experience: John is a senior figure in global banking and financial services and has 49 years of experience in the sector. He was formerly Chairman of Barclays plc, Aviva plc and FirstGroup plc, and Chairman of The City UK. He was also a Non-executive Director of Westfield Group/Westfield Corporation, The Royal Bank of Scotland Group, Capital Radio plc and was a council member of The London Stock Exchange. John served as Chief Executive Officer of Australia and New Zealand Banking Group Limited from 1997 to 2007, and as Group Executive Director at Standard Chartered. He also held senior positions at Citicorp including as Managing Director of Citicorp Investment Bank Ltd and Head of Citicorp and Citibank in the UK and Ireland. He began his career at Ford Motor Co. Directorships of listed entities over the past three years: Unibail Rodamco-Westfield SE (June 2018 to May 2023). Other principal directorships and interests: Director of Old Oak Holdings Ltd Board Committees: 52 WESTPAC GROUP 2023 ANNUAL REPORT

Peter King BEc, FCA Age: 53 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER Appointed: Director since December 2019. Board Committees: Nil. Experience: Peter was appointed Westpac Group Chief Executive Officer in April 2020. Peter previously held this role on an acting basis between December 2019 and March 2020. Since joining the Westpac Group in 1994, Peter also held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. He is currently Chairman of the Australian Banking Association (ABA) and also a Fellow of the Institute of Chartered Accountants. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Chairman and Director of the Australian Banking Association Incorporated, Director of the Institute of International Finance, Director of Financial Markets Foundation for Children and Director of Jawun. Board Committees: Nil. Tim Burroughs MA (Hons), B Psy (Hons), FCA, FAICD Age: 69 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2023. Board Committees: Member of the Board Risk Committee. Experience: Tim has over 40 years’ experience in finance, international banking and mergers and acquisitions. Tim was formerly Chairman of Investment Banking at Goldman Sachs Australia, where he worked for 11 years. Prior to this, Tim held senior positions at Merrill Lynch including Chairman of Mergers and Acquisitions. From 1993 to 1997, Tim was Principal at Centaurus Corporate Finance, a leading independent advisory firm. Over the course of his career, Tim has specialised in providing strategic financial advice to major corporations and their boards. He has advised on capital restructures, capital raisings and more than 100 public company acquisitions. Tim has an engineering degree from Cambridge University and is a Fellow of the Institute of Chartered Accountants. Tim has also studied and taught Psychology at Macquarie University. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Panel member of Adara Partners (Australia) Pty Ltd. Board Committees: Nerida Caesar BCom, MBA, GAICD Age: 59 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2017. Board Committees: Member of the Board Audit Committee. Experience: Nerida has over 35 years of broad ranging commercial and business management experience, with particular depth in technology-led businesses. Nerida was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly the ASX-listed Veda Group Limited) and was also a former director of Genome. One Pty Ltd and Stone and Chalk Limited. Before joining Equifax, Nerida held several senior management roles at Telstra, including Group Managing Director, Enterprise and Government and Group Managing Director, Wholesale. Nerida also held several Executive and senior management positions with IBM within Australia and internationally, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Chairman of Workplace Giving Australia Limited, Co-Chairman of G2GWGA Pty Ltd, Director of NBN Co Ltd and Director of CreditorWatch. Advisor to startups in the technology sector. Board Committees: 53 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Audette Exel AO BA, LLB (Hons) Age: 60 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2021. Board Committees: Chair of the Board Risk Committee, Member of the Board Audit Committee. Experience: Audette has more than 35 years’ experience in the global financial services markets as a senior executive, a non-executive director and as a social entrepreneur. Audette was formerly the Managing Director of BSX-listed Bermuda Commercial Bank (1993 to 1996), Chair of the Bermuda Stock Exchange (1995 to 1996) and a Director and Chair of the Investment Committee of the Bermuda Monetary Authority (1999 to 2005). She was a Director and Chair of the Investment Committee of Steamship Mutual (1999 to 2017). She began her career as a lawyer specialising in international finance. Audette is the founder and Chair of the Adara Group, a pioneering social enterprise which exists to support people living in extreme poverty and is the Chief Executive Officer of its corporate advice businesses. She is the recipient of numerous awards, including an honorary Order of Australia for service to humanity. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Founder and Chair of Adara Development Australia, Adara Development USA, Adara Development Bermuda, Adara Development UK and Adara Development Uganda. CEO and Director of Adara Advisors Pty Limited and Adara Partners (Australia) Pty Limited. Board Committees: Chris Lynch BCom, MBA, FCPA Age: 70 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2020. Board Committees: Member of the Board Audit and Board Remuneration Committees. Experience: Chris has significant experience in mineral resources and infrastructure, having spent over 30 years, working in these fields globally. Chris was formerly the Global Chief Financial Officer of Rio Tinto Group, based in London, and an Executive Director. Prior to this, he was a Non-executive Director of Rio Tinto Group. Chris was the Chief Executive Officer of Transurban Group, an international toll road developer and manager with interests in Australia and North America from 2008 to 2012. His executive career also included seven years at BHP Billiton where he was Chief Financial Officer and then Executive Director and Group President – Carbon Steel Materials. Chris spent 20 years with Alcoa Inc. where he held a number of executive positions, including Vice-President and Chief Information Officer based in Pittsburgh, USA and Chief Financial Officer of Alcoa Europe in Switzerland. He was also managing director of KAAL Australia Limited, a joint venture company formed by Alcoa and Kobe Steel. Chris was formerly a Commissioner of the Australian Football League from 2008 until 2014. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Director of Business for Millennium Development Ltd Board Committees: Peter Nash BCom, FCA, F Fin Age: 61 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2018. Board Committees: Chairman of the Board Audit Committee. Member of the Board Risk and Board Nominations & Governance Committees. Experience: Peter was formerly a Senior Partner with KPMG, having been admitted to the Australian partnership in 1993. He served as the National Chairman of KPMG Australia and served on KPMG’s Global and Regional Boards. His previous positions with KPMG included Regional Head of Audit for Asia Pacific, National Managing Partner for Audit in Australia and head of KPMG Financial Services. Peter has worked in geographically diverse and complex operating environments providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. He has also provided financial and commercial advice to many State and Federal Government businesses. Peter is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Directorships of listed entities over the past three years: Johns Lyng Group Limited (Chairman since October 2017), Mirvac Group (since November 2018) and ASX Limited (since June 2019). Other principal directorships and interests: Director of the General Sir John Monash Foundation. Board member of the Koorie Heritage Trust. Board Committees: DIRECTORS’ REPORT 54 WESTPAC GROUP 2023 ANNUAL REPORT

Nora Scheinkestel LLB (Hons), PhD, FAICD Age: 63 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2021. Board Committees: Chair of the Board Remuneration Committee. Member of the Board Risk Committee. Experience: Nora is an experienced company director with a background as a senior banking executive in international and project financing. Nora has served as Chairman and Director in a range of companies across various industry sectors and in the public, private and government arena. Previously, Nora was a director of a number of other major ASX-listed companies, was formerly a member of the Takeovers Panel and was an Associate Professor in the Melbourne Business School at Melbourne University. In 2003, Nora was awarded a centenary medal for services to Australian society in business leadership. Directorships of listed entities over the past three years: Brambles Limited (since June 2020), Origin Energy Limited (since March 2022), Telstra Corporation Limited (August 2010 to October 2022), AusNet Services Ltd (November 2016 to February 2022), Atlas Arteria Limited (August 2014 to November 2020) and Atlas Arteria International Limited (April 2015 to November 2020). Other principal directorships and interests: Nil. Board Committees: Margaret (Margie) Seale BA, FAICD Age: 63 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2019. Board Committees: Member of the Board Remuneration and Board Nominations & Governance Committees. Experience: Margie has more than 25 years’ experience in senior executive roles in Australia and overseas, including in consumer goods, global publishing, sales and marketing, and the successful transition of traditional business models to digital environments. Prior to her non-executive career, Margie was the Managing Director of Random House Australia and New Zealand and President, Asia Development for Random House Inc. Margie was a Director and then Chair of Penguin Random House Australia Pty Limited, and a Director of Ramsay Health Care Limited, Bank of Queensland Limited and the Australian Publishers’ Association. She also served on the Boards of Chief Executive Women (chairing its Scholarship Committee), the Powerhouse Museum, and the Sydney Writers Festival. Directorships of listed entities over the past three years: Scentre Group Limited (since February 2016) and Telstra Corporation Limited (May 2012 to October 2021). Other principal directorships and interests: Director of Westpac Scholars Limited, Seaborn Broughton & Walford Pty Limited, Pinchgut Opera Limited and Jana Investment Advisers Pty Ltd. Board Committees: Michael Ullmer AO BSc, FAICD, FCA, SF Fin Age: 72 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since April 2023. Board Committees: Member of the Board Audit and Board Risk Committees. Experience: Michael has more than 40 years’ experience in international banking, finance and professional services. Michael was formerly the Deputy Group Chief Executive Officer of the National Australia Bank (NAB) from 2007 until he retired from the Bank in August 2011. He joined NAB in 2004 as Finance Director and held a number of key positions including Chairman of the subsidiaries Great Western Bank (US) and JB Were. Prior to NAB, Michael was at Commonwealth Bank of Australia, initially as Group Chief Financial Officer and then Group Executive with responsibility for Institutional and Business Banking. Before that, he was a Partner at accounting firms KPMG (1982 to 1992) and Coopers & Lybrand (1992 to 1997). From a philanthropic perspective, throughout his career Michael has been heavily involved in supporting the Arts and Education sectors. Directorships of listed entities over the past three years: Lendlease Corporation Limited (since December 2011) and Woolworths Limited (January 2012 to October 2021). Other principal directorships and interests: Member of the National Gallery of Victoria Foundation Board. Board Committees: 55 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Executive Team Nell Hutton BCom (Hons), MPhil, GAICD Age: 47 CHIEF EXECUTIVE, WESTPAC INSTITUTIONAL BANK1 Nell was appointed Chief Executive, Westpac Institutional Bank in October 2023. The Institutional Bank provides a range of banking services to Commercial, Corporate, Institutional and Public Sector customers with connections to Australia, New Zealand, Asia, Europe and US markets. Nell first joined Westpac in February 2021 as Managing Director, Financial Markets, after 21 years at Goldman Sachs in London and Australia, most recently as Head of the Global Markets division in Australia and New Zealand. She holds a Master of Philosophy in Finance and Economics from Cambridge University and a Bachelor of Commerce (First Class Honours) from the University of Sydney. Nell is Deputy Chair of the Australian Financial Markets Association, and a member of the AICD and Chief Executive Women. 1 Commenced as Chief Executive, Westpac Institutional Bank on 1 October 2023. Peter King BEc, FCA. Age: 53 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER, WESTPAC GROUP Peter was appointed Westpac Group Chief Executive Officer in April 2020, after holding the role on an acting basis between December 2019 and March 2020. Since joining Westpac in 1994, Peter has held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Group Audit, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. Peter is currently the Chairman of the Australian Banking Association (ABA) and he is also a Fellow of the Institute of Chartered Accountants. Scott Collary BA, Humanities Age: 59 GROUP CHIEF INFORMATION OFFICER, TECHNOLOGY Scott Collary was appointed as the Group’s Chief Information Officer in August 2023. Prior to this, he held the role of Group Executive, Customer Services & Technology after joining Westpac as Chief Operating Officer in November 2020. Scott has over 35 years’ global banking experience, with a breadth of expertise across technology, operations, risk mitigation and commercial functions. Before joining Westpac, Scott was Chief Information & Operations Officer for North America Consumer Businesses at Bank of Montreal, Canada. Prior to that, Scott held senior executive positions at a number of multinational financial institutions including ANZ, Citibank, Fifth Third Bank and Bank of America. Scott holds a Bachelor’s Degree from the University of Maryland in the United States. Shannon Finch BA (Hons), LLB (Hons), FGIA Age: 53 GROUP GENERAL COUNSEL Shannon joined Westpac in November 2021 and leads Westpac’s legal function globally. Shannon has nearly 30 years' legal experience including with the Commonwealth Attorney General’s Department Corporations Law Simplification Unit, Mallesons Stephen Jaques (now King & Wood Mallesons) in Canberra, London and Sydney, including as head of the Sydney office, and as a senior partner of global corporate law firm Jones Day. Shannon is a member of the Business Law Executive of the Law Council of Australia, the Advisory Committee to the Australian Law Reform Commission’s Review of the Legislative Framework for Corporations and Financial Services Regulation and the AICD Law Committee. Shannon has experience as a Non-executive Director, is a member of the AICD and Chief Executive Women, and is a Fellow of the Governance Institute of Australia. Shannon has a Bachelor of Arts (Hons) and Bachelor of Laws (Hons) from the Australian National University. DIRECTORS’ REPORT 56 WESTPAC GROUP 2023 ANNUAL REPORT

Anthony Miller LLB (Hons), BA Age: 53 CHIEF EXECUTIVE, BUSINESS & WEALTH Anthony Miller first joined Westpac Group in 2020 and was appointed Chief Executive, Business and Wealth in August 2023. He has responsibility for providing a range of banking and wealth services for small to medium and commercial sized businesses, merchants, private wealth, sustainability, Westpac’s Pacific banking business and BT. Previously he was the Chief Executive of Westpac’s Institutional Bank. Before joining Westpac Group, Anthony was CEO of Australia & New Zealand and Co-Head of Investment Bank, Asia Pacific at Deutsche Bank from 2017. Prior to Deutsche Bank, Anthony was a partner at Goldman Sachs based in Hong Kong within the investment banking division and previously held several roles at Goldman Sachs in Australia and New Zealand having joined the organisation in 2001. Before joining Goldman Sachs, Anthony worked at Credit Suisse. Anthony holds a Bachelor of Law (Honours) from Queensland University of Technology, and Bachelor of Arts (Japanese Language, Modern Asian Studies) from Griffith University. Yianna Papanikolaou BSc (Hons), MBA Age: 46 CHIEF TRANSFORMATION OFFICER Yianna Papanikolaou joined Westpac Group as General Manager, Group Transformation in February 2022 and became Chief Transformation Officer in May 2022. She is responsible for the Customer Outcomes and Risk Excellence (CORE) Program, and the Business, Controls and Monitoring Chapter. Yianna has over 20 years of experience in the financial services industry, and has held executive roles and led large-scale transformations for major organisations across the globe. Before joining Westpac, she spent seven years at Deutsche Bank in the United Kingdom where she held several leadership positions, including Managing Director, Chief Transformation Office. Prior to this, she was at Royal Bank of Scotland, as Head of Strategy and Transformation for the Corporate Bank. She began her career in strategy and technology consulting. Yianna holds a bachelor’s degree in Computer Science and Mathematics from Clark University and an MBA from The University of Manchester. Carolyn McCann BBus (Com), BA, GradDipAppFin, GAICD Age: 51 GROUP EXECUTIVE, CUSTOMER & CORPORATE SERVICES Carolyn has been part of the Westpac Group Executive team since 2018 and is currently Group Executive, Customer & Corporate Services, responsible for operations and customer support services. The division brings together customer solutions, financial crime and fraud prevention, customer operations, property, procurement and protective services, corporate affairs and community, HR and Finance Services. Carolyn joined Westpac in 2013, as General Manager, Corporate Affairs and Sustainability. Prior to joining Westpac, Carolyn spent 13 years at Insurance Australia Group in various positions, including Group General Manager, Corporate Affairs and Investor Relations. She began her career in consulting in financial services. Carolyn has a Bachelor of Arts from The University of Queensland, a Bachelor of Business from Queensland University of Technology, and a Graduate Diploma of Applied Finance and Investment from the Securities Institute of Australia. She is a member of the Australian Institute of Company Directors (AICD). Catherine McGrath LLB/BCom Age: 52 CHIEF EXECUTIVE OFFICER, WESTPAC NEW ZEALAND Catherine was appointed Chief Executive Officer of Westpac New Zealand in November 2021. She has more than 25 years’ experience working in financial services, spanning business, operational and people leadership roles to which she has driven significant people, structural, technology and strategic change. Prior to joining Westpac, Catherine led large-scale transformations at some of the world’s best known banks including Barclays Group and Lloyds TSB in the UK. This included various positions such as Head of Channels, Managing Director of Transaction Products and Payments, and Transaction Banking Director. Earlier in her career she worked at BNZ, ASB and the Prudential Group. Catherine was raised in New Zealand. She graduated from Canterbury University with a Bachelor of Law and a Bachelor of Commerce. 57 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Ryan Zanin CFA, FICB Age: 61 CHIEF RISK OFFICER Ryan was appointed Chief Risk Officer in April 2022. Ryan is responsible for risk management across the Group, which includes credit risk, operational risk, financial crime, compliance and conduct. Ryan has over 30 years’ experience in financial services specialising in risk management. Prior to joining Westpac Group, Ryan was at Fannie Mae as Executive Vice President and Chief Risk Officer overseeing the company’s governance and strategy for global risk management. Prior to Fannie Mae Ryan held senior positions at GE Capital, Wells Fargo & Company and Deutsche Bank. Ryan has also been on the Board of Fannie Mae and General Electric Capital Corporation. A Canadian, Ryan began his career at the Bank of Montreal in Credit Services before taking on various roles across Citibank Canada and Bankers Trust Company. Ryan is a Chartered Financial Analyst. Christine Parker BGDipBus (HRM) Age: 63 GROUP EXECUTIVE, HUMAN RESOURCES Christine was appointed to Westpac Group’s Executive Team in October 2011. Christine holds leadership responsibility for the Human Resources function across the Westpac Group. She is responsible for the Westpac Group’s human resources strategy and management, including reward and recognition, safety, learning and development, careers and talent, employee relations and employment policy. Christine is also responsible for the office of the Banking Executive Accountability Regime (BEAR) and supports the CEO and Board on culture and conduct. Since joining Westpac in 2007, Christine has held a variety of senior leadership roles including Group General Manager, Human Resources and General Manager, Human Resources for Westpac New Zealand Limited. Before joining Westpac, Christine held senior HR roles in a number of high profile organisations and across a range of industries, including Carter Holt Harvey and Restaurant Brands New Zealand. Christine is currently Chair of the St.George Foundation, Director of the Financial Alliance for Women, a member of Chief Executive Women and was previously a Director of Orygen Youth Mental Health Foundation, Women’s Community Shelters and member of the Veterans’ Employment Industry Advisory Committee. Michael Rowland B.Comm, FCA Age: 62 CHIEF FINANCIAL OFFICER Michael joined Westpac Group as Chief Financial Officer in September 2020. He is responsible for Westpac’s Finance, Group Audit, Investor Relations, Tax, Treasury and Corporate and Business Development functions. Before joining Westpac, Michael was a Partner in Management Consulting at KPMG. Before that he held a number of senior executive positions at ANZ from 1999 to 2013. This included CFO Institutional Banking, CFO Wealth, CFO New Zealand, CFO Personal Financial Services, and business leadership roles as CEO Pacific, Managing Director Mortgages and General Manager, Transformation. Michael commenced his career at KPMG, where he was promoted to become a Tax Partner in 1993. Michael holds a Bachelor of Commerce, University of Melbourne and a Graduate Diploma of Taxation Law, Monash University. He is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand. Jason Yetton B.Comm (Finance & Mktg), GradDipAppFin Age: 52 CHIEF EXECUTIVE, CONSUMER Jason was appointed Chief Executive, Consumer in August 2023. The Consumer segment provides a range of banking products and services including mortgages, credit cards, personal loans and deposits to customers in Australia. Previously he led the Group’s Specialist Businesses Division overseeing a number of business divestments to create a simpler, stronger bank. He has also held a number of Group Executive roles with Westpac at different times for more than 20 years including Group Strategy, Westpac Retail and Business Banking, and senior positions in BT Financial Group. Outside of Westpac, Jason has been Chief Executive Officer NewCo, CBA, where he was appointed to lead the demerger of its wealth management and mortgage broking businesses. Prior to that, he was Chief Executive Officer and Managing Director, SocietyOne, an early financial services disrupter and consumer finance marketplace lender. Jason holds a Bachelor of Commerce (Marketing and Finance) from the University of New South Wales and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia. DIRECTORS’ REPORT 58 WESTPAC GROUP 2023 ANNUAL REPORT

Ryan Zanin CFA, FICB Age: 61 CHIEF RISK OFFICER Ryan was appointed Chief Risk Officer in April 2022. Ryan is responsible for risk management across the Group, which includes credit risk, operational risk, financial crime, compliance and conduct. Ryan has over 30 years’ experience in financial services specialising in risk management. Prior to joining Westpac Group, Ryan was at Fannie Mae as Executive Vice President and Chief Risk Officer overseeing the company’s governance and strategy for global risk management. Prior to Fannie Mae Ryan held senior positions at GE Capital, Wells Fargo & Company and Deutsche Bank. Ryan has also been on the Board of Fannie Mae and General Electric Capital Corporation. A Canadian, Ryan began his career at the Bank of Montreal in Credit Services before taking on various roles across Citibank Canada and Bankers Trust Company. Ryan is a Chartered Financial Analyst. Christine Parker BGDipBus (HRM) Age: 63 GROUP EXECUTIVE, HUMAN RESOURCES Christine was appointed to Westpac Group’s Executive Team in October 2011. Christine holds leadership responsibility for the Human Resources function across the Westpac Group. She is responsible for the Westpac Group’s human resources strategy and management, including reward and recognition, safety, learning and development, careers and talent, employee relations and employment policy. Christine is also responsible for the office of the Banking Executive Accountability Regime (BEAR) and supports the CEO and Board on culture and conduct. Since joining Westpac in 2007, Christine has held a variety of senior leadership roles including Group General Manager, Human Resources and General Manager, Human Resources for Westpac New Zealand Limited. Before joining Westpac, Christine held senior HR roles in a number of high profile organisations and across a range of industries, including Carter Holt Harvey and Restaurant Brands New Zealand. Christine is currently Chair of the St.George Foundation, Director of the Financial Alliance for Women, a member of Chief Executive Women and was previously a Director of Orygen Youth Mental Health Foundation, Women’s Community Shelters and member of the Veterans’ Employment Industry Advisory Committee. Michael Rowland B.Comm, FCA Age: 62 CHIEF FINANCIAL OFFICER Michael joined Westpac Group as Chief Financial Officer in September 2020. He is responsible for Westpac’s Finance, Group Audit, Investor Relations, Tax, Treasury and Corporate and Business Development functions. Before joining Westpac, Michael was a Partner in Management Consulting at KPMG. Before that he held a number of senior executive positions at ANZ from 1999 to 2013. This included CFO Institutional Banking, CFO Wealth, CFO New Zealand, CFO Personal Financial Services, and business leadership roles as CEO Pacific, Managing Director Mortgages and General Manager, Transformation. Michael commenced his career at KPMG, where he was promoted to become a Tax Partner in 1993. Michael holds a Bachelor of Commerce, University of Melbourne and a Graduate Diploma of Taxation Law, Monash University. He is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand. Jason Yetton B.Comm (Finance & Mktg), GradDipAppFin Age: 52 CHIEF EXECUTIVE, CONSUMER Jason was appointed Chief Executive, Consumer in August 2023. The Consumer segment provides a range of banking products and services including mortgages, credit cards, personal loans and deposits to customers in Australia. Previously he led the Group’s Specialist Businesses Division overseeing a number of business divestments to create a simpler, stronger bank. He has also held a number of Group Executive roles with Westpac at different times for more than 20 years including Group Strategy, Westpac Retail and Business Banking, and senior positions in BT Financial Group. Outside of Westpac, Jason has been Chief Executive Officer NewCo, CBA, where he was appointed to lead the demerger of its wealth management and mortgage broking businesses. Prior to that, he was Chief Executive Officer and Managing Director, SocietyOne, an early financial services disrupter and consumer finance marketplace lender. Jason holds a Bachelor of Commerce (Marketing and Finance) from the University of New South Wales and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia. DIRECTORS’ REPORT 58 WESTPAC GROUP 2023 ANNUAL REPORT Executive Team NAME POSITION YEAR JOINED GROUP YEAR APPOINTED TO POSITION Peter King Managing Director & Chief Executive Officer 1994 2020 Scott Collary Group Chief Information Officer, Technology 2020 2023 Shannon Finch Group General Counsel 2021 2021 Nell Hutton Chief Executive, Westpac Institutional Bank 2021 2023 Carolyn McCann Group Executive, Customer & Corporate Services 2013 2023 Catherine McGrath Chief Executive Officer, Westpac New Zealand 2021 2021 Anthony Miller Chief Executive, Business & Wealth 2020 2023 Yianna Papanikolaou Chief Transformation Officer 2022 2022 Christine Parker Group Executive, Human Resources 2007 2011 Michael Rowland Chief Financial Officer 2020 2020 Jason Yetton Chief Executive, Consumer 2020 2023 Ryan Zanin Chief Risk Officer 2022 2022 There are no family relationships between or among any of our Directors or Executive Team. Tim Hartin LLB (Hons.) Age: 48 COMPANY SECRETARY Tim was appointed Company Secretary in November 2011. Before that appointment, Tim was Head of Legal – Risk Management & Workouts, Counsel & Secretariat and prior to that, he was Counsel, Corporate Core. Before joining Westpac in 2006, Tim was a Consultant with Gilbert + Tobin, where he provided corporate advisory services to ASX-listed companies. Tim was previously a lawyer at Henderson Boyd Jackson W.S. in Scotland and in London in Herbert Smith’s corporate and corporate finance division. 59 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

60 WESTPAC GROUP 2023 ANNUAL REPORT Directors’ report Directors’ report 3. Operating and financial review a) Principal activities The principal activities of the Group during the financial year ended 30 September 2023 were the provision of financial services including lending, deposit taking, payments services, investment platforms, superannuation and funds management, leasing finance, general finance, interest rate risk management and foreign exchange services. During the period, Westpac merged its BT personal and corporate superannuation funds with Mercer Super Trust and sold Advance Asset Management Limited to Mercer (Australia). Other than these changes, there have been no significant changes in the nature of the principal activities of the Group during 2023. b) Operations and financial performance Net profit for 2023 was $7,195 million, an increase of 26% compared to 2022, and resulting in an increase of 28% in our basic earnings per share. The growth in net profit reflects higher income, tempered by an increase in provisions for loan losses. The following is a summary of the movements in major line items in net profit for 2023 compared to 2022. Net interest income increased by $1,156 million or 7% driven by a 2 basis point increase in net interest margin and growth in average interest earning assets of 6%. Key movements in net interest margin included: • Wider deposit spreads and higher earnings on hedged deposits; • Benefits from the investment of capital in a rising rate environment; • Lower spreads on loans reflecting intense competition; and • An unrealised loss of $113 million on fair value movements of non-hedge accounted economic hedges in 2023, compared to an unrealised gain of $633 million in 2022. Non-interest income was $883 million or 36% higher. The key movements included: • A gain on sale of businesses in 2023 of $268 million compared to a net loss of $823 million in 2022. The loss in 2022 was largely from the sale of our Australian life insurance business of $1,112 million; and • Lower contribution from our wealth management business following sales in 2022 and 2023. Operating expenses were $110 million or 1% lower. The key movements included: • A reduction in asset impairments of $192 million; • Lower costs related to businesses sold; • Reduced use of third-party services; • Lower impairment of goodwill as 2022 included a $122 million impairment related to the Superannuation business; • Higher staff expenses from wage inflation, higher restructuring and leave entitlement costs; and • Higher technology services, and software maintenance and licensing costs from inflationary pressure and higher software amortisation as projects were completed in the period. Credit impairment charges of $648 million represented 9 basis points of average gross loans compared to 5 basis points of average gross loans in 2022. The increase reflected some deterioration in credit quality metrics with stressed exposures up 19 basis points. The effective tax rate was 30.12% in 2023, broadly in line with the Australian corporate tax rate of 30%. The effective tax rate was higher in 2022 due to non-deductible items including goodwill write-downs not repeated in 2023. A review of the operations of the Group and its segments and their results for the financial year ended 30 September 2023 is set out in Section 2 of the Annual Report under the sections ‘Group Performance’, and ‘Segment Reporting’, (see pages 102 to 144), which form part of this report. Further information about our financial position and financial results is included in the financial statements in Section 3 of this Annual Report (see pages 167 to 293), which form part of this report. c) Dividends Westpac has announced a final ordinary dividend of 72 cents per Westpac ordinary share, totalling approximately $2,527 million for the year ended 30 September 2023. The dividend will be fully franked and will be paid on 19 December 2023. In 2023, an interim ordinary dividend of 70 cents per Westpac ordinary share totalling $2,456 million was paid as a fully franked dividend on 27 June 2023 (2022: 61 cents totalling to $2,136 million was paid as interim ordinary dividend in 2022). For the year ended 30 September 2022, a fully franked final dividend of 64 cents per ordinary share totalling $2,240 million was paid on 20 December 2022.

61 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION d) Significant changes in state of affairs and events during and since the end of the 2023 financial year Significant changes in the state of affairs of the Group during the financial year ended 30 September 2023, or that have occurred since that date, were: • Implementing changes to the Group’s structure and executive team to support the Group’s next strategic phase and position the company for growth. • Ongoing implementation of the CORE Program, which is delivering the Integrated Plan required by the 2020 enforceable undertaking with APRA in relation to our risk governance remediation, and supporting the strengthening of our risk governance, accountability, and culture. Following the completion of the Integrated Plan, expected by 31 December 2023, we will continue to focus on sustainability and effectiveness of the uplift delivered by the Integrated Plan through a transition period, expected to be calendar year 2024 with assurance by Promontory Australia. • The announcement by John McFarlane, Chairman of the Board, of his intention to retire in December 2023 at the conclusion of the 2023 AGM, and the announcement on 16 October 2023 of the appointment of Steven Gregg as Non-executive Director and Chaiman-elect effective 7 November 2023. Mr Gregg, if elected at the AGM, will succeed Mr McFarlane as Chairman of the Board at the conclusion of the AGM on 14 December 2023. For a discussion of these changes and other significant developments, please refer to ‘Significant developments’ in Section 1 of the Annual Report, which forms part of this report (see pages 94 to 96). The Directors are not aware of any other matter or circumstance that has occurred since 30 September 2023 that has significantly affected or may significantly affect the operations of the Group, the results of these operations or the state of affairs of the Group in subsequent financial years. e) Business strategies, developments and expected results Our business strategies, prospects and likely major developments in the Group’s operations in future financial years and the expected results of those operations are discussed in the Strategic Review (see pages 1 to 51) and in ‘Significant developments’ in Section 1 of the Annual Report (see pages 94 to 96), which forms part of this report. Further information on our business strategies and prospects for the future financial years and likely developments in our operations and the expected results of operations have not been included in this report because the Directors believe it would be likely to result in unreasonable prejudice to us. f) Risks to our financial performance, position and our operations Our financial position, our future financial results, our operations and the success of our strategy are subject to a range of risks. These risks are set out and discussed in Section 2 of this Annual Report under the section ‘Risk factors’, which forms part of this report (see pages 145 to 156).

62 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

4. Directors' interests

a) Directors' interests in securities

The following particulars for each Director are set out in the Remuneration Report in Section 10 of the Directors' report for the year ended 30 September 2023 and in the table below:

- Their relevant interests in our shares or the shares of any of our related bodies corporate;
- Their relevant interests in debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate;
- Their rights or options over shares in, debentures of, or interests in, any registered scheme made available by us or any of our related bodies corporate; and
- Any contracts:
  - To which the Director is a party or under which they are entitled to a benefit; and
  - That confer a right to call for or deliver shares in, debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate.

Directors' interests in Westpac and related bodies corporate as at 5 November 2023

	Number of Relevant Interests in Westpac Ordinary Shares	Number of Westpac Share Rights
Westpac Banking Corporation		
Current Directors		
John McFarlane	45,000	-
Peter King	213,527[1]	481,687[2]
Tim Burroughs	67,302	-
Nerida Caesar	13,583	-
Audette Exel	11,562	-
Chris Lynch[3]	13,090	-
Peter Nash	15,260	-
Nora Scheinkestel	14,874	
Margaret Seale[4]	10,438	-
Michael Ullmer[5]	12,570	-
Former Directors		
Michael Hawker[6]	32,432	
Peter Marriot[7]	22,110	-

1. Peter King's interest in Westpac ordinary shares includes 20,744 restricted shares held under the Restricted Share Plan.
2. Share rights issued under the Long Term Variable Reward Plan.
3. Chris Lynch and his related bodies corporate also hold relevant interests in 1,137 Westpac Capital Notes 5 (ASX: WBCPH).
4. Margaret Seale and her related bodies corporate also hold relevant interests in 100 Westpac Capital Notes 7 (ASX: WBCPJ).
5. Michael Ullmer and his related bodies corporate also hold relevant interests in 800 Westpac Capital Notes 5 (ASX:WBCPH), 1,000 Westpac Capital Notes 6 (WBCPI), 300 Westpac Capital Notes 9 (WBCPL) and 1,000 Westpac Subordinated Notes (WBCHA).
6. Figure displayed is as at Michael Hawker's retirement date of 15 July 2023.
7. Figure displayed is as at Peter Marriot's retirement date of 14 December 2022.

Note: Certain subsidiaries of Westpac offer a range of registered schemes. The Directors may from time to time invest in these schemes and are required to provide a statement to the ASX when any of their interests in these schemes change. ASIC has exempted each Director from the obligation to notify the ASX of a relevant interest in a security that is an interest in BT Cash Management Trust (ARSN 087 531 539), BT Premium Cash Fund (ARSN 089 299 730), Westpac Cash Management Trust (ARSN 088 187 928) or Advance Cash Multi-Blend Fund (ARSN 094 113 050).

63 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION b) Indemnities and insurance Under the Westpac Constitution, unless it is forbidden or would be made void by statute, we indemnify any person who is or has been a Director or Company Secretary of Westpac and of each of our related bodies corporate (except related bodies corporate listed on a recognised stock exchange), any person who is or has been an employee of Westpac or our subsidiaries (except subsidiaries listed on a recognised stock exchange), and any person who is or has been acting as a responsible manager under the terms of an Australian Financial Services Licence of any of Westpac’s wholly-owned subsidiaries against every liability (other than a liability for legal costs) incurred by each such person in their capacity as director, company secretary, employee or responsible manager, as the case may be; and all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity. Each of the Directors named in this Directors’ report and the Company Secretary of Westpac has the benefit of this indemnity. Consistent with shareholder approval at the 2000 Annual General Meeting, Westpac has entered into a Deed of Access and Indemnity with each of the Directors, which includes indemnification in identical terms to that provided in the Westpac Constitution. Westpac also executed a deed poll in September 2009 providing indemnification equivalent to that provided under the Westpac Constitution to individuals who are or have been acting as: • statutory officers (other than as a director) of Westpac; • directors and other statutory officers of wholly- owned subsidiaries of Westpac; and • directors and statutory officers of other nominated companies as approved by Westpac in accordance with the terms of the deed poll and Westpac’s Contractual Indemnity Policy. Some employees of Westpac’s related bodies corporate and responsible managers of Westpac and its related bodies corporate are also currently covered by a deed poll that was executed in November 2004, which is on similar terms to the September 2009 deed poll. The Westpac Constitution also permits us, to the extent permitted by law, to pay or agree to pay premiums for contracts insuring any person who is or has been a Director or Company Secretary of Westpac or any of its related bodies corporate against liability incurred by that person in that capacity, including a liability for legal costs, unless: • we are forbidden by statute to pay or agree to pay the premium; or • the contract would, if we paid the premium, be made void by statute. Under the September 2009 deed poll, Westpac also agrees to provide directors’ and officers’ liability insurance to Directors of Westpac and Directors of Westpac’s wholly-owned subsidiaries (except wholly- owned subsidiaries listed on a recognised stock exchange). For the year ended 30 September 2023, the Group has insurance cover which, in certain circumstances, will provide reimbursement for amounts which we have to pay under the indemnities set out above. That cover is subject to the terms and conditions of the relevant insurance, including but not limited to the limit of indemnity provided by the insurance. The insurance policies prohibit disclosure of the premium payable and the nature of the liabilities covered. c) Share rights outstanding As at the date of this report there are 4,063,962 share rights outstanding in relation to Westpac ordinary shares, held by 103 holders. The latest dates for exercise of the share rights range between 17 December 2024 and 1 October 2037. Holders of outstanding share rights in relation to Westpac ordinary shares do not have any rights under the share rights to participate in any share issue or interest of Westpac or any other body corporate. d) Proceedings on behalf of Westpac No application has been made and no proceedings have been brought or intervened in, on behalf of Westpac under section 237 of the Corporations Act.

64 WESTPAC GROUP 2023 ANNUAL REPORT Directors’ report 5. Environmental disclosure The Westpac Group’s environmental disclosure is summarised in this Annual Report and detailed in our 2023 Climate Report. Our disclosure in these reports is aligned to Taskforce on Climate-Related Disclosures (TCFD) covering governance, strategy, risk management, and metrics. The Climate Report includes our Climate Change Position Statement and Action Plan, outlining our strategy and actions. Additional disclosure on environmental matters includes: • Natural Capital Position Statement, which looks at how we are considering the risks and opportunities associated with nature; and • Sustainable Finance Framework, outlining how we categorise green, transition, social and sustainability finance. We also reference climate in a range of other policies and principles including: • Positions on lending to certain sensitive sectors. • Responsible Sourcing Code of Conduct. • Reconciliation Action Plan. We participate in a number of voluntary sustainability initiatives including the Global Reporting Initiative (GRI), the Equator Principles, the Principles for Responsible Banking, the Net-Zero Banking Alliance, the United Nations Global Compact, the RE100, the Sustainability Accounting Standards Board (SASB), the Taskforce on Nature-related Financial Disclosures (TNFD) and the Australian Government Climate Active Carbon Neutral Standard for Organisations. In Australia we publicly report our scope 1 and 2 greenhouse gas emissions, energy consumption and production under the National Greenhouse and Energy Reporting (NGER) scheme for the period 1 July through 30 June each year. Our operations are not materially affected by any other significant environmental regulation under any law of the Commonwealth of Australia or of any State or Territory of Australia. We may, however, become subject to environmental regulation as a result of our activities in the ordinary course of business and we have policies in place to ensure that this potential risk is addressed as part of our normal processes. We are not aware of the Group incurring any material liability (including for rectification costs) under any environmental legislation. Westpac’s environment disclosures are available in sections 1 (see pages 36 to 39) and 2 (see pages 157 to 164) of this Annual Report, and in our Climate Report. Additional information about our environmental performance, is on our website at https://www.westpac. com.au/about-westpac/sustainability/. 6. Human rights disclosure Westpac’s overall approach to human rights is set out in our Human Rights Position Statement and 2026 Action Plan. This lays out the principles and actions that guide our approach and commitment to respecting and advancing human rights in our role as a financial services provider, lender, purchaser of goods and services, employer, and supporter of communities. For example, our Responsible Sourcing Program, including the Responsible Sourcing Code of Conduct and risk assessment methodology is the primary framework for identifying and addressing human rights risk in our supply chain. Under the Modern Slavery Act 2018 (Cth) and Modern Slavery Act 2015 (UK), Westpac is required to prepare an annual statement describing the risks of modern slavery in our operations and supply chain, and the actions taken to address the risks. Westpac published a joint statement for FY22 on behalf of itself and certain reporting entities that addressed the requirements of both Acts. The Westpac Group’s 2022 Modern Slavery Statement was published in March 2023 and can be located at www. westpac.com.au/content/dam/public/wbc/ documents/ pdf/aw/sustainability/wbc-2022-modernslavery-statement. pdf. We will release the Group’s FY23 Modern Slavery Statement in March 2024. 7. Rounding of amounts Westpac is an entity to which ASIC Corporations Instrument 2016/191 dated 24 March 2016, relating to the rounding of amounts in directors’ reports and financial reports, applies. Pursuant to this Instrument, amounts in this Directors’ report and the accompanying financial report have been rounded to the nearest million dollars, unless indicated to the contrary. 8. Political engagement In line with Westpac policy, no cash donations were made to political parties during the financial year ended 30 September 2023. Westpac does participate in political engagement activities assessed as directly relevant to the bank and or the banking industry. Such activities include business observer programs attached to annual party conferences, policy dialogue forums and other political engagement activities, such as speeches and events with industry participants. Westpac attends these events to put forward its position on policy matters of importance to our customers, suppliers, shareholders and our employees. Political expenditure on these events in Australia for the financial year ended 30 September 2023 was $183,800. In New Zealand, political expenditure for the financial year ended 30 September 2023 was NZD $6,573. This year, Westpac also donated $1.75m to the Yes23 and Uluru Dialogues Voice to Parliament campaigns, linked to the Voice referendum. We also provided in-kind support, such as seconding 14 employees. The donations and in-kind support are considered ‘referendum expenditure’ provided to ‘referendum entities’ and are due to be disclosed to the Australian Electoral Commission.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 65

9. Directors' meetings

The Westpac Banking Corporation Board met 15 times during the financial year ended 30 September 2023. In addition, Directors attended Board strategy sessions and special purpose committee meetings during the financial year.

The following table includes:

- Names of the Directors that held office at any time during, or since the end of, the financial year.
- The number of Board and Board Committee meetings held during the financial year that each Director, as a member of the Board or Board Committee, was eligible to attend, and the number of meetings attended by each Director.

The table excludes the attendance of those Directors who attended meetings of Board Committees of which they are not a member.

	Scheduled meetings		Unscheduled meetings[3]		Risk		Audit		Remuneration		Nominations & Governance	
	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]
Director												
John McFarlane[4]	8	8	7	7	n/a	n/a	n/a	n/a	n/a	n/a	4	4
Peter King	8	8	7	7	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Tim Burroughs[5]	5	5	3	3	5	4	n/a	n/a	n/a	n/a	n/a	n/a
Nerida Caesar[6]	8	8	7	7	n/a	n/a	4	4	n/a	n/a	n/a	n/a
Audette Exel[7]	8	8	7	7	7	7	4	4	n/a	n/a	n/a	n/a
Chris Lynch[8]	8	8	7	6	n/a	n/a	6	6	10	10	n/a	n/a
Peter Nash[9]	8	8	7	5	7	7	6	6	n/a	n/a	4	4
Nora Scheinkestel[10]	8	8	7	7	7	7	n/a	n/a	10	9	n/a	n/a
Margaret Seale[11]	8	8	7	7	6	5	n/a	n/a	10	10	4	4
Michael Ullmer[12]	4	4	3	3	1	1	3	3	n/a	n/a	n/a	n/a
Former Director												
Michael Hawker[13]	6	6	4	4	4	4	n/a	n/a	n/a	n/a	n/a	n/a
Peter Marriott[14]	2	2	4	4	2	2	2	2	n/a	n/a	n/a	n/a

1. The number of meetings held during the time the Director was a member of the Board or Board Committee.
2. The number of Board Committee meetings that the Director attended as a member.
3. Out of cycle meetings normally called for a special purpose that do not form part of the Board's forward agenda.
4. Chairman of the Board and Chairman of the Board Nominations & Governance Committee.
5. Appointed as a Director and a member of the Board Risk Committee on 10 March 2023.
6. Appointed as a member of the Board Audit Committee following the completion of the 2022 Annual General Meeting.
7. Member of the Board Risk Committee. Appointed as Chair of the Board Risk Committee and member of the Board Audit Committee following the completion of the 2022 Annual General Meeting.
8. Member of the Board Audit Committee and Board Remuneration Committee.
9. Chairman of the Board Audit Committee and member of the Board Risk Committee and Board Nominations & Governance Committee.
10. Chair of the Board Remuneration Committee and member of the Board Risk Committee.
11. Member of the Board Nominations & Governance Committee and Board Remuneration Committee. Retired as a member of the Board Risk Committee on 10 August 2023.
12. Appointed as a Director and member of the Board Audit Committee on 3 April 2023. Appointed as a member of the Board Risk Committee on 10 August 2023.
13. Retired as a Director on 15 July 2023.
14. Retired as a Director following the completion of the 2022 Annual General Meeting.

Dear shareholders, 2023 has been a year of continuing improvement against a backdrop of a highly competitive banking market. Net profit after tax (excluding Notable Items) (NPAT) increased 12% on prior year and return on tangible equity (excluding Notable Items) (ROTE), improved from 10.6% to 11.7%, assisted by the share buyback last year. We grew the balance sheet, managed margins and maintained strong credit quality. Impairments were up but lower than expected. Against an economic environment where our customers had to withstand 12 increases in official interest rates since May 2022, we maintained balance sheet strength with key metrics such as common equity tier 1 capital ratio (CET1), net stable funding ratio (NSFR) and liquidity coverage ratio (LCR) all above target. We have substantially completed the Integrated Plan phase of our Customer Outcomes and Risk Excellence (CORE) program with all key milestones on track to be delivered by calendar year end. We aim to move into a transition phase in 2024 to ensure that improvements in risk management and culture as well as processes and systems implemented through CORE are now truly embedded and sustained. As our risk maturity has increased, we’ve made efforts to ensure good risk behaviour is recognised as well as ensuring appropriate consequences for risk management failures. Not everything went to plan. We still have too high a cost base compared to our peers and we have yet to make the step change in customer service we desire. Our Net Promoter Score (NPS) measures, key indicators of customer satisfaction, improved. The increase in Consumer NPS was better than major bank average and therefore achieved target. However we still have much to do and Business NPS remains below peers and did not meet our target ambitions. Executive performance and remuneration outcomes It was a year of material improvement in financial results, strategic execution and risk management but with disappointing progress on serving customers and cost efficiency. The Board therefore assessed performance under the Group Short Term Variable Reward (STVR) Scorecard as below target but towards the upper end of the threshold band at 90% of target. This represents 60% of maximum and is an improvement on last year’s result of 78% of target or 52% of maximum. The 2023 Group STVR Scorecard reflected our refreshed strategy and was structured focusing on five key priority areas: financial performance, risk management, serving customers, strategic execution and people. Details of the assessment are detailed in Section 4.3. The Group STVR Scorecard result is also reflected in the Board’s assessment of the 2023 STVR for the CEO. Peter King’s total remuneration outcomes for 2023 are as follows: • Fixed remuneration increased due to the superannuation guarantee increase on 1 July 2023. • STVR was 90% of his target opportunity and 60% of maximum opportunity. Of this, 50% will be paid in cash and 50% will be deferred up to two years. • 2020 Long Term Variable Remuneration (LTVR) did not vest as it did not meet the relative total shareholder return (TSR) hurdle. This is the 8th consecutive year that the LTVR has failed to vest, reflecting the poor TSR performance which shareholders have experienced. For Group Executives, STVR outcomes ranged from 60% to 104% of target or 40% to 69% of maximum, reflecting the differentiation of performance outcomes for their respective divisions and individual performance. We have applied a positive modifier to STVR Scorecard outcomes for two Group Executives for significantly above expectations performance for risk and compliance. There was also one downward remuneration adjustment for a Group Executive for a risk and compliance matter. Refer to Sections 1 and 4 for further details of performance and remuneration outcomes. LETTER FROM THE CHAIR of the Board Remuneration Committee Directors’ report 10. Remuneration Report 66 WESTPAC GROUP 2023 ANNUAL REPORT Directors’ report

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 67

Organisational changes

In July 2023, Westpac announced a restructure to support the Group's next strategic phase. The changes followed a period of simplification and position the Company for growth.

The new executive leadership team features separate dedicated divisions for Consumer banking (led by Jason Yetton) and for Business banking and Wealth (led by Anthony Miller).

An expanded Shared Services division incorporating Customer Operations is now led by Carolyn McCann and a separate dedicated division for Technology is led by Scott Collary.

Nell Hutton was appointed to lead Westpac Institutional Bank from 1 October 2023.

The Specialist Businesses division was disbanded, having largely completed its work.

Further details on executive changes are set out in Section 3.

New executive remuneration framework for 2024

With the introduction of APRA's new Prudential Standard CPS 511 *Remuneration* (CPS 511) and the refresh of our strategy, the Board has made changes to our executive remuneration framework in line with market developments. The new framework is effective from 1 October 2023.

The key changes are:

- Reduction of the maximum remuneration opportunity for the CEO and Group Executives.
- Increased LTVR deferral periods.
- Splitting the LTVR into two components: one remains tied to relative TSR performance whilst the new restricted rights component is subject to an assessment of risk culture at grant and at vesting.
- Rebalancing the remuneration mix to focus on the long term.

Our CEO and Group Executives have been on different remuneration mixes. Our objective over time is to move everyone to the same remuneration mix. For the year ahead, we have aligned the pay mix of the CEO and business roles.

We benchmarked remuneration for all roles against market comparators and made some adjustments to fixed remuneration as part of the move to the new executive remuneration framework, as well as recognising role changes as outlined above.

For the CEO, the move to the new framework has resulted in:

- Maximum remuneration opportunity reduced by 12%.
- Fixed remuneration reduced to $2.5m.
- The remuneration mix being re-weighted to the long term.
- Total target remuneration aligned to the CEOs of other major banks which have a comparable framework.

Throughout the year, we met with a number of key stakeholders to explain the rationale of the new framework and seek feedback, and thank those who gave us their time and input in that process.

We have also simplified the 2024 Group STVR Scorecard with focus on financial and non-financial measures targeted to the areas of greatest impact and importance for our strategy. This includes measures to support the implementation of our climate transition plan and the technology transformation of the bank.

Refer to Section 2 for the Executive remuneration framework for 2024 for further detail.

Recognising risk performance of our people

Strengthening risk culture is an ongoing priority. One of the ways we reinforce expectations is through recognising employees every day for living our values, using our recognition platform Great Employee Moments (GEM). The platform allows our employees to publicly celebrate their colleagues. Since May 2023, our people have recognised almost 34,000 instances of positive risk management behaviour.

Managers can also recognise great customer outcomes and risk excellence by recommending increased variable reward. In early 2023 (based on 2022 performance), 313 employees received increased variable reward for delivering exceptional risk outcomes and we applied 299 downward remuneration adjustments where our people fell short of risk, compliance or conduct expectations.

Our people are vital to everything we do and shape the experience of customers. We are investing to build their capabilities and to strengthen our workplace and culture. Refer to the 'Creating value for our people' section of the Annual Report for further detail.

On behalf of the Board, I encourage you to read the report in full and we welcome your feedback.

Nora Scheinkestel
CHAIR
BOARD REMUNERATION COMMITTEE

Remuneration Report

CONTENTS

1.	Snapshot of remuneration for 2023	68
2.	Executive remuneration framework for 2024	70
3.	Key Management Personnel	74
4.	2023 remuneration outcomes and alignment to performance	75
5.	Remuneration governance	80
6.	Further detail on executive remuneration arrangements	81
7.	Non-executive Director remuneration	84
8.	Statutory remuneration details	85

68 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

1. Snapshot of remuneration for 2023

OUR REMUNERATION STRATEGY AND PRINCIPLES

Our remuneration strategy is to attract and retain talented employees. We reward them for achieving high performance and delivering superior long term results for our customers and shareholders.

- Promote our purpose, values and behaviours
- Align with our strategy and create sustainable shareholder value
- Offer market competitive and equitable pay
- Reward financial and non-financial performance, including customer outcomes and risk excellence
- Reinforce our risk and conduct expectations

OUR EXECUTIVE REMUNERATION FRAMEWORK FOR 2023

Component	Purpose	Year 1	Year 2	Year 3	Year 4
FIXED REMUNERATION 100% cash (including superannuation)	Provide market competitive remuneration reflecting role scope and accountabilities.	Salary and superannuation			
SHORT TERM VARIABLE REWARD 50% cash 50% restricted shares	Reward executives for delivering financial and non-financial annual objectives.	Performance assessed against a balanced scorecard	Performance assessment and grant 50% restricted shares vesting at Year 2 50% restricted shares vesting at Year 3		
LONG TERM VARIABLE REWARD 100% performance rights	Reward executives for creating shareholder value over the long term.	Grant Performance assessed against relative total shareholder return (TSR) at Year 4			Performance assessment

● ● Vesting point

Facilitating share ownership by the CEO and Group Executives is important for alignment with shareholders. In addition to the variable remuneration equity components, the minimum shareholding requirement for the CEO is equivalent to two times fixed remuneration and for the Group Executives is one times fixed remuneration. LTVR is not included in the calculation until the performance condition is met. Refer to Section 6 for further detail on remuneration arrangements for 2023.

Target remuneration mix for 2023

The remuneration mix is designed with a significant proportion of variable remuneration which is at risk and based on performance.

The graphic below sets out the approximate remuneration mix. Variations for individuals may apply from time to time and the aggregate variable remuneration opportunity for 2023 ranged from 67% to 74%. Business roles typically lead the revenue generating businesses. Functional roles enable the organisation.



Chief Executive Officer
30%
30%
40%
Group Executives
Business roles
26%
26%
48%
Functional roles
32%
24%
44%
Fixed remuneration
STVR target
LTVR performance rights

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 69

PERFORMANCE SNAPSHOT

$7,368M NPAT
Up 12% on 2022. Excludes Notable Items.

11.7% ROTE
10.6% in 2022. Excludes Notable Items.

94% CORE activities complete
in the Integrated Plan.

Threshold Target Stretch

Financial performance	• Pre-provision profit (excluding Notable Items) grew year on year but failed to meet target. NPAT (excluding Notable Items) was just below target. Growth in core businesses while maintaining balance sheet strength with all liquidity and capital ratios above target. • Impairments higher than prior year but lower than expected. Expenses remained high driven by persistent inflation, wage growth and higher operational costs.
Risk management	• CORE program is tracking to plan. 51% reduction in high-rated issues, good progress in resolving outstanding regulatory matters. • We aim to move into a transition phase to ensure culture, practices and processes implemented through CORE are embedded sustainably.
Serving customers	• Consumer NPS improved. Business NPS improved, but did not meet the target and still performing below peers. Digital capabilities improving with the Westpac mobile app rated as the #1 Australian mobile app for 2023 by Forrester, digitally active customers increasing and service speeds improving.
Strategic execution	• Return to growth in core markets with mortgages above target and business lending at target. Material progress on payments transformation in Westpac Institutional Bank. • Continued progress on climate transition planning with new and updated targets covering approximately 48% of financed emissions.
People	• Supporting strategy refresh and greater external orientation, executive team reorganised around four key customer segments with dedicated Group Executives for each. • Organisational health index was 75 which was flat year on year, however was achieved in context of significant organisational change and is one point below the global top quartile.

Further detail on performance against all measures of the Group STVR Scorecard is set out in Section 4.3.

REMUNERATION OUTCOMES

90% CEO'S 2023 STVR outcome
as a % of target, or 60% as a % of maximum.

60% TO 104% Group Executive STVR outcomes
Range of STVR outcomes as a % of target, or 40% to 69% as % of maximum.

0% LTVR vesting outcome
2020 LTVR vesting outcome. 8th consecutive year that LTVR has not vested.

STVR outcomes are aligned with our annual performance which has varied year on year, as shown below.

LTVR outcomes are aligned with shareholder experience over the long term, as shown below.

Net profit after tax (excluding Notable Items) and CEO STVR outcome


Net profit after tax (excluding Notable Items) ($m)
8,000
6,000
4,000
2,000
0
2019
2020
2021
2022
2023
100%
80%
60%
40%
20%
0%
CEO STVR outcome
Net profit after tax (excluding Notable Items)
CEO STVR outcome (% of target)
CEO STVR outcome (% of maximum)

TSR and LTVR vesting outcome
(percentile rank over the prior four year period)


TSR over 4 years
100%
80%
60%
40%
20%
0%
2019
2020
2021
2022
2023
LTVR award (% vested)
TSR over 4 years (percentile rank)
LTVR award (% vested)

70 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

2. Executive remuneration framework for 2024

A revised executive remuneration framework is effective from 1 October 2023. It is designed to align with our strategy, market developments, investor expectations and compliance with CPS 511.

OBJECTIVES OF THE NEW FRAMEWORK

- Create sustainable shareholder value
- Attract and retain talented executives
- Reinforce our risk and conduct expectations

KEY CHANGES AT A GLANCE

What:	Reduced maximum remuneration opportunity	Introduced a new LTVR restricted rights component	Increased LTVR deferral periods	Reduced maximum STVR opportunity
Why:	To offset the greater certainty of the new LTVR restricted rights component	To focus on risk culture and provide a material weight to non-financial measures, meeting CPS 511 requirements	To support a greater focus on the long term	To rebalance the remuneration mix to focus on the long term

OVERVIEW OF THE NEW FRAMEWORK FOR 2024

Legend: ● ● ● Vesting point; New LTVR restricted rights component (dashed outline); Extended deferral for LTVR performance rights (shaded dashed outline)

Component	Purpose	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6
FIXED REMUNERATION 100% cash (including superannuation)	Provide market competitive remuneration reflecting role scope and accountabilities.	Salary and superannuation					
SHORT TERM VARIABLE REWARD 50% cash 50% restricted shares	Reward executives for delivering financial and non-financial annual objectives.	Performance assessed against a balanced scorecard	Performance assessment and grant 50% restricted shares vesting at Year 2 50% restricted shares vesting at Year 3				
		Performance period				Further deferral period	
LONG TERM VARIABLE REWARD 50% restricted rights[1]	Reward executives for sustainable risk culture and for creating shareholder value over the long term.	Pre-grant assessment Performance assessed against risk culture at grant and at Year 4				Pre-vest assessment CEO: 50% vesting[2] at Year 4 and 50% at Year 5 Group Executives: 100% vesting[2] at Year 4	
LONG TERM VARIABLE REWARD 50% performance rights[1]	Reward executives for creating shareholder value over the long term.	Grant Performance assessed against relative total shareholder return (TSR) at Year 4				Performance assessment CEO: 100% vesting[2] at Year 6 Group Executives: 100% vesting[2] at Year 5	

Minimum shareholding requirement for the CEO is equivalent to two times fixed remuneration and for the Group Executives is one times fixed remuneration. LTVR is not included in the calculation until the performance conditions are met.

1. Dividend equivalent payments are payable to the extent that LTVR vests. For LTVR restricted rights, these are accrued for the performance period and the further deferral period after the performance period, and paid at the end of the deferral period. For LTVR performance rights, these are only accrued for the further deferral period after the performance period and paid at the end of the deferral period.
2. Executives have two years after the vesting date to exercise their rights and convert them to shares.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 71

MAXIMUM REMUNERATION OPPORTUNITY REDUCED BETWEEN 12% AND 19%[1]

We reviewed the framework and determined changes to fixed remuneration, STVR and LTVR including benchmarking against market comparators. We intend to transition to the same remuneration mix for all Group Executives over time and our STVR Scorecard measures will continue to be differentiated for individual roles.

Fixed remuneration

- Fixed remuneration for the CEO is reduced.
- Fixed remuneration for the Group Executives benchmarked and adjustments made where there has been a role change or to align to market as footnoted below.

STVR

- Maximum STVR opportunity reduced from 150% to 125% of target, or 94% of fixed remuneration, for all roles.
- Target STVR opportunity reduced from approx 100% to 75% of fixed remuneration for business roles, and maintained at 75% for functional roles.
- STVR for the CEO reduced and LTVR increased to re-weight the remuneration mix to the long term.

LTVR

- LTVR opportunity reduced given the increased likelihood of vesting of the new restricted rights component.
- LTVR opportunity reduced from approx 180% to 140% of fixed remuneration for Group Executives leading business units, and from approx 135% to 110% for functional roles, split into two equally weighted components.
- CEO LTVR increased to 140% of fixed remuneration to align with Group Executives leading business units.


CEO and business role remuneration mix
Functional role remuneration mix
Peter King
Managing Director & Chief Executive Officer
2024 maximum 2,500 2,344 1,750 1,750 8,344
2023 maximum 2,523 3,750 3,250 9,523
Scott Collary[2]
Chief Information Officer
2024 maximum 1,291 1,211 904 904 4,310
2023 maximum 1,242 1,838 2,250 5,329
Carolyn McCann[3]
Group Executive, Customer & Corporate Services
2024 maximum 1,060 994 742 742 3,538
2023 maximum 1,060 1,140 1,390 3,590
Catherine McGrath[4]
Chief Executive Officer, Westpac New Zealand (NZD)
2024 maximum 1,035 970 725 725 3,454
2023 maximum 950 1,425 1,750 4,125
Anthony Miller[5]
Chief Executive, Business & Wealth
2024 maximum 1,275 1,195 893 893 4,255
2023 maximum 1,275 1,763 2,150 5,188
Jason Yetton[5]
Chief Executive, Consumer
2024 maximum 1,275 1,195 893 893 4,255
2023 maximum 1,275 1,763 2,150 5,188
Christine Parker[6]
Group Executive, Human Resources
2024 maximum 1,039 974 572 572 3,156
2023 maximum 1,014 1,200 1,562 3,776
Michael Rowland
Chief Financial Officer
2024 maximum 1,271 1,192 699 699 3,862
2023 maximum 1,271 1,425 1,740 4,436
Ryan Zanin
Chief Risk Officer
2024 maximum 1,695 1,589 932 932 5,149
2023 maximum 1,695 1,890 2,310 5,895
($000)
Fixed remuneration
STVR maximum
LTVR restricted rights
LTVR performance rights

1. The range of reductions for 2024 does not include Carolyn McCann whose remuneration mix was changed upon appointment to an expanded role.
2. Scott Collary received a 4% increase to fixed remuneration as part of the new framework effective 1 October 2023.
3. Carolyn McCann received a 4% increase to fixed remuneration upon appointment to her new role from 1 August 2023 which did not flow through to 2023 variable remuneration targets. Target STVR and LTVR opportunity was increased for 2024 to recognise her new role. Prior to this, her fixed remuneration was $1,019,182. Refer to Section 3 for further detail.
4. Catherine McGrath received a 4% increase to fixed remuneration as part of the new framework and a further 4.8% increase to fixed remuneration to align to market effective 1 October 2023.
5. Anthony Miller (formerly Chief Executive, Westpac Institutional Bank) and Jason Yetton received a 7% increase to fixed remuneration upon appointment to their new roles from 1 August 2023 which did not flow through to 2023 variable remuneration targets. Prior to this, both received fixed remuneration of $1,191,095. Refer to Section 3 for further detail. Nell Hutton was appointed as Chief Executive, Westpac Institutional Bank and commenced in the role on 1 October 2023.
6. Christine Parker received a 2.5% increase to fixed remuneration increase when moving to the new framework having regard to her prior remuneration mix and market benchmarks.

72 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

LONG TERM VARIABLE REWARD RESTRICTED RIGHTS

Pre-grant and pre-vest assessment

We are introducing the new restricted rights component to reinforce our focus on maintaining or improving Group risk culture. We believe a great Group risk culture is a necessary foundation for a successful bank and the creation of long term value for all of our stakeholders.

A pre-grant assessment will determine the number of restricted rights granted and a pre-vest assessment will determine the number of rights that vest. For transparency, provided below is an overview of the approach which applies to both assessments. The assessment will be primarily based on the collective Group risk culture assessed as part of the Board's annual attestation to APRA required under Prudential Standard CPS 220 *Risk Management*, which is a multi factorial, evidence based process. A prudential soundness gate applies. The Board will also consider if there have been any significant risk outcomes or any serious misconduct that have not been sufficiently addressed through performance management or STVR outcomes.

Step 1: Assessment

Prudential soundness gate
Collective assessment

1 Has Westpac remained safe and secure, taking into account capital position and liquidity?

Prudential soundness is measured through the common equity tier 1 (CET1) capital ratio, liquidity coverage ratio (LCR) and the net stable funding ratio (NSFR).

Group risk culture
Collective assessment

2 Has Group risk culture maturity been maintained or improved, considering both executive actions or inactions?

Group risk culture assessment overview

Inputs

- Risk culture reporting and surveys
- Root cause analysis
- Prudential attestations
- Audit and assurance findings
- Regulatory reviews and notifications
- Risk management framework maturity assessment

Process

Review process leveraging the risk culture component of the risk management declaration, which we provide to APRA under Prudential Standard CPS 220 *Risk Management*.

The process involves:

- Data reviews, workshops and interviews with a range of stakeholders
- Independent review by second line Risk function
- Board workshop
- External audit triennially

Outputs

Board assessment of Group risk culture on the scale below:

Ratings assigned:

RED	Systemic weakness
AMBER	Weaknesses
GREEN	No weaknesses

Attestation to APRA including the Board's view of Group risk culture

Significant risk outcomes
Collective or individual assessment

3 Have risk outcomes arisen that have a significant and material impact on the Group, not sufficiently addressed elsewhere?

Serious misconduct
Collective or individual assessment

4 Has Westpac suffered from a serious misconduct issue, not sufficiently addressed elsewhere?

Step 2: Consider Board discretion

Following the assessment outlined in Step 1, the Board will consider applying discretion. Considerations to guide the application of discretion and the overall assessment include:

- The materiality of the adverse impact on Westpac's financial position, or reputation, or customers, or shareholders, or employees or regulatory standing.
- Whether the outcome was specific to Westpac, the banking industry or the broader market.
- The extent to which performance and reward outcomes are already impacted (e.g. through remuneration adjustments), at a collective or individual level.
- Whether any adjustment should be made on a collective or individual basis.

Given the focus on maintaining or improving Group risk culture over the performance period, adjustments are unlikely at the pre-grant assessment and any potential adjustment is more likely at the pre-vest assessment.

Pre-grant assessment for 2024 The first pre-grant assessment for the 2024 LTVR restricted rights was undertaken in October 2023. The Board determined that no adjustment was required and the 2024 LTVR restricted rights will be granted in full. The prudential soundness gate was satisfied by reviewing the key capital and liquidity ratios, including CET1, LCR and NSFR. The ratios are all above minimum prudential requirements. Group risk culture maturity was assessed as 'Maintained' having regard to a number of inputs: • Risk culture behaviour ratings in line with or above target state of 'Proactive', increasing from 46% in 2022 to 59% in 2023; • There were no findings which indicated a deterioration in Group-wide risk culture arising from root cause analyses completed for material incidents, audit and assurance findings or regulatory reviews; and • Material compliance for 100% of Prudential Standard attestations as assessed by the Risk function. There were no significant risk outcomes or serious misconduct issues that arose that were not sufficiently addressed elsewhere. We have had risk, compliance and conduct matters which have arisen in parts of our business. We addressed these through other remuneration adjustments in line with our regular review processes. The restricted rights remain subject to the pre-vest assessment after the four year performance period ending 1 October 2027. The restricted rights also remain subject to remuneration adjustments during and after this period. Pre-grant assessment Outcome Step 1: Assessment Prudential soundness gate: Has Westpac remained safe and secure, taking into account capital position and liquidity? Met Group risk culture: Has Group risk culture maturity been maintained or improved, considering both executive actions or inactions? Maintained Significant risk outcomes: Have risk outcomes arisen that have a significant and material impact on the Group, not sufficiently addressed elsewhere? No adjustment Serious misconduct: Has Westpac suffered from a serious misconduct issue, not sufficiently addressed elsewhere? No adjustment Step 2: Consider Board discretion No adjustment Overall pre-grant assessment Grant in full LONG TERM VARIABLE REWARD RESTRICTED RIGHTS STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 73

74 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

3. Key Management Personnel

The remuneration of KMP is disclosed in this Report. Disclosures related to former KMP that ceased prior to 1 October 2022 are included in the 2022 Remuneration Report.

KMP is defined as those persons that have the authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

Name	Position	Term as KMP
Managing Director & Chief Executive Officer		
Peter King	Managing Director & Chief Executive Officer	Full Year
Group Executives[1]		
Scott Collary[2]	Chief Information Officer	Full Year
Carolyn McCann[3]	Group Executive, Customer & Corporate Services	Full Year
Catherine McGrath	Chief Executive Officer, Westpac New Zealand	Full Year
Anthony Miller[4]	Chief Executive, Business & Wealth	Full Year
Christine Parker	Group Executive, Human Resources	Full Year
Michael Rowland	Chief Financial Officer	Full Year
Jason Yetton[5]	Chief Executive, Consumer	Full Year
Ryan Zanin	Chief Risk Officer	Full Year
Former Group Executives		
Chris de Bruin	Chief Executive, Consumer & Business Banking	Ceased on 31 July 2023
Current Non-executive Directors		
John McFarlane	Chairman	Full Year
Tim Burroughs	Director	Commenced on 10 March 2023
Nerida Caesar	Director	Full Year
Audette Exel AO	Director	Full Year
Chris Lynch	Director	Full Year
Peter Nash	Director	Full Year
Nora Scheinkestel	Director	Full Year
Margaret Seale	Director	Full Year
Michael Ullmer AO	Director	Commenced on 3 April 2023
Former Non-executive Directors		
Michael Hawker AM	Director	Retired on 15 July 2023
Peter Marriott	Director	Retired on 14 December 2022 following completion of the 2022 Annual General Meeting

Former Group Executives	Exit arrangements[6]
Chris de Bruin Chief Executive, Consumer & Business Banking	• Received contractual requirements in line with retrenchment. • Unvested equity was retained. • Eligible for 2023 STVR.

1. References to Group Executives in this Report refer to Group Executives who are in KMP roles.
2. Scott Collary's role was changed from Group Executive, Customer Services & Technology to Chief Information Officer on 1 August 2023. Scott's total target remuneration was not changed.
3. Carolyn McCann's role was changed from Group Executive, Corporate Services to Group Executive, Customer & Corporate Services on 1 August 2023. Carolyn's fixed remuneration was increased by 4% to reflect the expanded scope of role and responsibilities.
4. Anthony Miller's role was changed from Chief Executive, Westpac Institutional Bank to Chief Executive, Business & Wealth on 1 August 2023. Anthony's fixed remuneration was increased by 7% to reflect the new responsibilities and change in role. Nell Hutton was appointed as Chief Executive, Westpac Institutional Bank and commenced in the role on 1 October 2023. Nell was not a KMP for 2023.
5. Jason Yetton's role was changed from Chief Executive, Specialist Businesses to Chief Executive, Consumer on 1 August 2023. Jason's fixed remuneration was increased by 7% to reflect the new responsibilities and change in role.
6. Refer to Section 6.6 for an overview of employment agreements including termination provisions. Refer to Section 8.2 for payments on termination of employment.

1. Refer to the 'Additional information for non-AAS financial measures' section of the Annual Report for a reconciliation of this measure. STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 75 4. 2023 remuneration outcomes and alignment to performance 4.1. Group performance The table below summarises variable reward outcomes and Group performance over the last five years. Years ended 30 September 2023 2022 2021 2020 2019 CEO STVR outcome (% of maximum) 60% 52% 47% 0% 0% CEO STVR outcome (% of target) 90% 78% 70% 0% 0% Average Group Executive STVR outcome (% of maximum) 60% 53% 48% 0% 37% Average Group Executive STVR outcome (% of target) 89% 79% 73% 0% 56% LTVR outcome (% vested) 0% 0% 0% 0% 0% Net profit after tax attributable to owners of WBC ($m) 7,195 5,694 5,458 2,290 6,784 Net profit after tax (excluding Notable Items)¹ ($m) 7,368 6,568 6,953 5,227 7,896 Return on tangible equity (ROTE) (statutory basis) 11.40% 9.17% 8.82% 3.92% 12.54% Return on tangible equity (ROTE) (excluding Notable Items)¹ 11.67% 10.58% 11.23% 8.95% 14.59% TSR – four years (9.27%) (11.15%) (1.95%) (27.28%) 14.44% TSR – five years (4.05%) (13.82%) 10.34% (27.87%) 14.58% Dividends per Westpac share (cents) 142 125 118 31 174 Share price – high $24.50 $26.44 $27.12 $29.81 $30.05 Share price – low $20.03 $18.80 $16.51 $13.47 $23.30 Share price – close $21.15 $20.64 $26.00 $16.84 $29.64 Net profit after tax (excluding Notable Items) ($m) CEO STVR outcome (% of maximum) CEO STVR outcome (% of target) 0% 20% 40% 60% 80% 100% CEO STVR outcome 0 2,000 4,000 6,000 8,000 Net profit after tax (excluding Notable Items) ($m) 2019 2020 2021 2022 2023 0% 20% 40% 60% 80% 100% CEO STVR outcome 0 4% 2% 6% 10% 8% 14% 12% ROTE (excluding Notable Items) 2019 2020 2021 2022 2023 ROTE (excluding Notable Items) CEO STVR outcome (% of maximum) CEO STVR outcome (% of target) Net profit after tax (excluding Notable Items) and CEO STVR outcome ROTE (excluding Notable Items) and CEO STVR outcome -60% -20% 0% 20% 40% 80% 60% TSR Oct 19 Oct 20 Oct 21 Oct 22 Oct 23 Peer 1 Peer 2 Peer 3 Westpac -40% TSR 4.2 2020 LTVR vesting outcome We tested the 2020 LTVR on 1 October 2023. It did not meet the performance hurdle and did not vest. Performance hurdle Performance start date Test date Performance range Threshold Maximum Outcome % Vested % Lapsed TSR (100% of award) 1 October 2019 1 October 2023 Equal to composite TSR index Exceeds composite TSR index by 21.55 (i.e. 5% CAGR) Westpac: -9.26% Index: 15.05% 0% 100% TSR over 4 years (percentile rank) LTVR award (% vested) 0% 20% 40% 60% 80% 100% 0% LTVR award (% vested) 40% 20% 60% 80% 100% TSR over 4 years 2019 2020 2021 2022 2023 TSR and LTVR vesting outcome (percentile rank over the prior four year period)

76 **WESTPAC GROUP** 2023 ANNUAL REPORT

DIRECTORS' REPORT

4.3. 2023 Group STVR Scorecard

The Group's priorities are set out in the Group STVR Scorecard, which forms part of the CEO's Scorecard. Common elements appear in Group Executive Scorecards together with individual objectives reflecting Divisional measures.

A summary of the performance assessment is provided below and is designed to be read over two pages. Individual measures have been assessed against a 'Threshold', 'Target' and 'Stretch' rating scale as outlined in the key. Each priority has also been assessed in totality using the same key.

Key: Threshold 50-99%, Target 100%, Stretch 101-125%

Key priority	Measure	Outcome	Commentary
Financial performance (40%)	*Deliver financial performance relative to plan and peers:* • *Pre provision profit (excluding Notable Items)*[1]	-5% / $11,616m / +5%	$11,310m result was below target. Planned for 19% increase, delivered 16% increase.
	• *Net profit after tax (excluding Notable Items)*[1]	-5% / $7,385m / +5%	$7,368m result was just below target.
	• *Net profit after tax excluding Notable Items (long-term average credit loss basis)*[1,2]	-5% / $7,350m / +5%	$7,085m result was below target. Planned for 21% increase, delivered 16% increase.
	• *Return on tangible equity (excluding Notable Items)*[1]	-5% / 11.8% / +5%	11.7% result was below target. Planned for 12% increase, delivered 11% increase.
	Maintain a strong balance sheet	Capital and liquidity ratios	Appropriately managed the balance sheet above plan. CET1: 12.4%, NSFR: 115%, LCR: 134%
Risk management (30%)	*Deliver our Customer Outcomes and Risk Excellence (CORE) program outcomes and critical risk priorities*	Threshold / Target / Stretch	94% of activities completed by Westpac. Good progress on critical risk priorities. However, risk incidents have arisen in parts of our business which are reflected in the outcome.
Serving customers (10%)	*Lift customer advocacy (measured in points relative to major bank average)*	0-1 / 1-3 / 3-4	Increase in Consumer NPS at target as better than major bank average. However, target in Business NPS not met as increase was less than major bank average.
	Improve service speed of key products (measured in days)	8-12 / 7-10 / <6-8	Mortgages 1st party time to right, Mortgages 3rd party time to right and Business lending time to decision all improved reflecting improved service speed.
	Transform using digital and data	5%/5.2m / 10%/5.35m / 15%/5.5m	20% increase in year on year growth for digital quality sales. 5.3m 30-day digitally active customers.
Strategic execution (10%)	*Progress on target of being a zero emission bank by 2025 and by 2030 for customers*	-/25% / 4/35% / 5/45%	7 additional 2030 sector targets set for the most emission-intensive sectors, reaching approximately 48% of estimated financed emissions.
	Profitably grow mortgages at major bank system	0.7x / 0.8x / 0.9x	Growth was at stretch at 0.9x of major bank system growth, however mortgage margin below target with strong competition. Therefore, outcome at target.
	Profitably grow target business segments	0.9x / 1.0x / 1.1x	Growth was at target at 1.0x of Australian business lending ADI system growth.
	Progress on our payments strategy including progress on the digital platform build	Threshold / Target / Stretch	Material progress on PayTo and Corporate Cash Management Platform releases.
People (10%)	*Build a high performance culture above global high performing norms*	75% / 76% / 77%	Organisational health index (OHI) for core banking businesses was at threshold at 75%.
	Enhance executive bench strength and succession through targeted development	Threshold / Target / Stretch	Group Executive and General Manager roles mapped with emergency, short and long term successors.

1. Refer to the 'Additional information for non-AAS financial measures' section of the Annual Report for a reconciliation of this measure.
2. Net profit after tax excluding Notable Items (long-term average credit loss basis) is a non-AAS measure. It is defined as net profit excluding Notable Items whereby impairment charges for the year are adjusted to reflect long-term average loss rates.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 77 Key priority Measure Outcome Commentary Financial performance (40%) Deliver financial performance relative to plan and peers: • Pre provision profit (excluding Notable Items)1 -5% $11,616m +5% $11,310m result was below target. Planned for 19% increase, delivered 16% increase. • Net profit after tax (excluding Notable Items)1 -5% $7,385m +5% $7,368m result was just below target. • Net profit after tax excluding Notable Items (long-term average credit loss basis)1,2 -5% $7,350m +5% $7,085m result was below target. Planned for 21% increase, delivered 16% increase. • Return on tangible equity (excluding Notable Items)1 -5% 11.8% +5% 11.7% result was below target. Planned for 12% increase, delivered 11% increase. Maintain a strong balance sheet Capital and liquidity ratios Appropriately managed the balance sheet above plan. CET1: 12.4%, NSFR: 115%, LCR: 134% Risk management (30%) Deliver our Customer Outcomes and Risk Excellence (CORE) program outcomes and critical risk priorities Threshold Target Stretch 94% of activities completed by Westpac. Good progress on critical risk priorities. However, risk incidents have arisen in parts of our business which are reflected in the outcome. Serving customers (10%) Lift customer advocacy (measured in points relative to major bank average) 0-1 1-3 3-4 Increase in Consumer NPS at target as better than major bank average. However, target in Business NPS not met as increase was less than major bank average. Improve service speed of key products (measured in days) 8-12 7-10 <6-8 Mortgages 1st party time to right, Mortgages 3rd party time to right and Business lending time to decision all improved reflecting improved service speed. Transform using digital and data 10%/5.35m 5%/5.2m 15%/5.5m 20% increase in year on year growth for digital quality sales. 5.3m 30-day digitally active customers. Strategic execution (10%) Progress on target of being a zero emission bank by 2025 and by 2030 for customers -/25% 4/35% 5/45% 7 additional 2030 sector targets set for the most emission-intensive sectors, reaching approximately 48% of estimated financed emissions. Profitably grow mortgages at major bank system 0.7x 0.8x 0.9x Growth was at stretch at 0.9x of major bank system growth, however mortgage margin below target with strong competition. Therefore, outcome at target. Profitably grow target business segments 0.9x 1.0x 1.1x Growth was at target at 1.0x of Australian business lending ADI system growth. Progress on our payments strategy including progress on the digital platform build Threshold Target Stretch Material progress on PayTo and Corporate Cash Management Platform releases. People (10%) Build a high performance culture above global high performing norms 75% 76% 77% Organisational health index (OHI) for core banking businesses was at threshold at 75%. Enhance executive bench strength and succession through targeted development Threshold Target Stretch Group Executive and General Manager roles mapped with emergency, short and long term successors. Performance assessment Pre-provision profit (excluding Notable Items) improved from $9,724m to $11,310m. Under our revised reporting this reflects what used to be core earnings excluding Notable Items. The improvement was supported by loan growth at 5% and an increase in core net interest margin from 1.75% to 1.87% in a very competitive market, supported by good markets performance. Expenses did not meet target due to higher and more persistent inflation and wage growth, and higher operational costs across the Group. Actions have been implemented to reduce the number of people across the Group with benefits expected to flow into 2024. There was a 4% reduction in full time equivalent employees. Net profit after tax (excluding Notable Items) improved from $6,568m to $7,368m which was just below target, noting that the target was set 12% higher than 2022. Impairments were higher than the prior year. However, reflective of the quality of credit metrics, they were $352m better than target reflecting resilience in the customer base despite cost of living pressures and interest rate increases. Consistent with prior years, we exclude notable items to arrive at underlying performance for remuneration purposes. The Board considers the nature and extent of the notables and whether any adjustment should be applied to the outcome. Return on tangible equity (excluding Notable Items) has improved from 10.6% in 2022 to 11.7% in 2023. While an improvement, returns remain at the lower end of major bank peers. The balance sheet strength was a priority over the year and CET1, NSFR and LCR were all above target operating ranges. We assessed Financial performance in the threshold band. Overall the CORE Integrated Plan is tracking to plan with 94% of total activities completed by Westpac (100% design, 100% implement, 77% embed). End to end risk management practices have improved. This is evidenced through, for example, a 51% reduction in high-rated issues. Employee survey results show good scores for risk-related questions; for example, 94% of our people are clear in how they are expected to manage risks in their roles (up from 93% in 2022). However, we have had risk, compliance and conduct matters which have arisen in parts of our business. We aim to move into a transition phase in 2024 to ensure culture, practices and processes are embedded sustainably. We will continue to work closely with Promontory and APRA as they assess the effectiveness and sustainability of the changes we have made. We assessed Risk management in the threshold band. Our Consumer NPS increased over the year. We improved our ranking to 3rd against the other major banks and we met our target of increasing just above the average increase of major banks. In Business NPS, we improved our absolute score, however we fell in our relative ranking as competitors improved their NPS faster than us. Mobile banking NPS performed above the major bank average. The investment in the mortgage One Bank Platform and process improvements reduced time to right for 1st party mortgages. However 3rd party time to right varied throughout the year as we worked through customer responses to interest rate increases and the migration to the One Bank Platform. We continue to progress on digital and data with digital quality sales up more than 20% over the year. Our digitally active customer base continues to grow and we delivered several new digital capabilities for customers including facial biometrics verification, our digital originations journey and digitised service requests for Business banking. We assessed Serving customers in the threshold band. We progressed our commitments in line with the Net Zero Banking Alliance, operationalising existing targets across five sectors by improving data capture and analysis, engaging with customers and building the capability to manage the targets. We also set targets and developed pathways for seven additional sectors (noting that two sector targets were split into four industry targets and so it aligns with our stretch objective of five targets). The new targets reach approximately 48% of financed emissions. Refer to the Climate Report for further information. We grew Australian mortgages at 0.9x of major bank system growth which was better than target. However our mortgage margin was below target reflecting a very competitive market. This performance is in the context of intense competition in the mortgage market. Business lending grew at target at 1.0x of Australian business lending ADI system growth. Key milestones delivered on our payment strategy include launching PayTo for Payers for Consumer customers which makes it easy and safe to manage recurring and one-off payments. Materially progressed PayTo for Payers-Business and PayTo for Billers (government and large corporates). We also delivered a release of the Corporate Cash Management Platform which will transform the offering for Westpac Institutional Bank customers. We assessed Strategic execution slightly above target. We continued to build the Group's culture to support our purpose of building better futures together. The OHI result was 75% which was flat year on year, however was achieved in the context of significant organisational change and one point below global top quartile results. We rolled out key development programs to invest in our people, such as the digital and data capability uplift program (with 5,000 people enrolled) and an executive leadership program (with 38 General Managers completing the program). We assessed People at the top end of the threshold band. Overall Group Scorecard performance assessment 90% of target 60% of maximum The STVR Scorecard has a modifier that allows the Board to take into account risk and reputation and people management considerations. The Board determined that no further adjustment was required for the Group or the CEO. However, the Board has exercised discretion for certain Group Executives, refer to Section 4.5 for further detail.

78 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

4.4. Total realised remuneration[1] – Chief Executive Officer and Group Executives

The table below details the actual remuneration paid and equity that vested[2] in 2023 and 2022. It does not include termination payments and buy out awards. This table is not prepared in accordance with Australian Accounting Standards which differs from the disclosure in Section 8.

Name	Fixed remuneration $	Cash STVR payments $	Vesting of prior year deferred STVR awards $	Vesting of prior year LTVR awards $	Total realised remuneration $	Prior year LTVR lapsed $
Managing Director & Chief Executive Officer						
Peter King, Managing Director & Chief Executive Officer						
2023	2,507,497	1,125,000	861,964	-	4,494,461	1,878,389
2022	2,505,037	975,000	419,839	-	3,899,876	1,925,747
Group Executives						
Scott Collary, Chief Information Officer[3]						
2023	1,234,741	508,500	458,147	-	2,201,388	-
2022	1,233,073	520,500	222,174	-	1,975,747	-
Carolyn McCann, Group Executive, Customer & Corporate Services						
2023	1,019,918	380,000	289,602	-	1,689,520	743,801
2022	975,916	324,500	142,456	-	1,442,872	1,043,742
Catherine McGrath, Chief Executive Officer, Westpac New Zealand						
2023	890,307	350,356	152,519	-	1,393,182	-
2022	799,221	318,974	-	-	1,118,195	-
Anthony Miller, Chief Executive, Business & Wealth[4]						
2023	1,198,066	611,000	384,960	-	2,194,026	-
2022	1,182,743	416,500	195,929	-	1,795,172	-
Christine Parker, Group Executive, Human Resources						
2023	1,007,812	392,000	321,423	-	1,721,235	1,104,203
2022	1,006,590	356,000	159,939	-	1,522,529	1,534,558
Michael Rowland, Chief Financial Officer						
2023	1,263,779	446,500	381,624	-	2,091,903	-
2022	1,262,539	394,500	202,433	-	1,859,472	-
Jason Yetton, Chief Executive, Consumer						
2023	1,198,066	611,000	548,354	-	2,357,420	-
2022	1,182,743	527,500	308,396	-	2,018,639	-
Ryan Zanin, Chief Risk Officer[5]						
2023	1,691,361	503,500	102,432	-	2,297,293	-
2022	767,034	228,000	-	-	995,034	-
Former Group Executives						
Chris de Bruin, Chief Executive, Consumer & Business Banking[6,7]						
2023	1,087,438	326,904	481,227	-	1,895,569	-
2022	1,308,568	546,000	233,676	-	2,088,244	-

1. Excluding contractual requirements relating to termination as well as cash and equity relating to buy out awards.
2. Equity that vested in October 2023 is included in the 2023 figures. Equity that vested in October 2022 is included in the 2022 figures. The value of deferred STVR and LTVR is based on the number of restricted shares or share rights multiplied by the five day volume weighted average price (VWAP) up to and including the scheduled date of vesting, forfeiture or lapse (as relevant). The value of equity differs from the disclosure in Section 8.
3. In addition, Scott Collary had 29,209 restricted shares vest in December 2022 in relation to a buy out award.
4. In addition, Anthony Miller received deferred cash payments of $372,380 in March 2023 and had 22,149 restricted shares vest in March 2023 in relation to a buy out award.
5. In addition, Ryan Zanin received deferred cash payments of $196,839 in March 2023, $196,839 in June 2023 and $196,839 in September 2023 in relation to a buy out award.
6. In addition, Chris de Bruin had 6,632 restricted shares vest in April 2023 in relation to a buy out award.
7. The information relates to the period the individual was a KMP. Refer to Section 3 for further details.

Explanation of total realised remuneration

Component	Explanation
Fixed remuneration	Represents salary and superannuation paid during the financial year.
Cash STVR payments	Represents the cash portion of the STVR outcome for the financial year. This represents 50% of the overall STVR outcome as the remaining 50% is deferred and vests in equal portions over two years.
Vesting of prior year deferred STVR awards	Represents the portions of STVR that were deferred in prior years and vested during the financial year and on 1 October 2023.
Vesting of prior year LTVR awards	Represents the LTVR award that was deferred in prior years and vested during the financial year and on 1 October 2023, if the performance conditions were met.
Total realised remuneration	Sum of the above components.
Prior year LTVR lapsed	Represents the LTVR awards from prior years that lapsed during the financial year, including on 1 October 2023.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 79

4.5. Variable reward awarded for 2023

The table below shows the variable reward awarded to the CEO and Group Executives for 2023, including:

- STVR outcomes for 2023 (including the cash and deferred equity components); and
- equity granted as 2023 LTVR in December 2022. The 2023 LTVR grants shown at face value in the table below will be tested on 1 October 2026.

The final value of equity received will depend on the share price at the time of vesting and the number of restricted shares or share rights that vest subject to performance hurdles (where applicable), service conditions and remuneration adjustments.

The value of equity differs from the disclosure in Section 8 which provides the annualised accounting value for unvested equity awards prepared in accordance with Australian Accounting Standards.

	2023 STVR award						2023 LTVR award
Name	Target STVR opportunity (pro rata) ($)	Maximum STVR opportunity (pro rata) ($)	STVR outcome (% of target)	STVR outcome (% of maximum)	STVR outcome[1] ($)	Maximum STVR foregone ($)	Face value[2] (pro rata) ($)
Managing Director & Chief Executive Officer							
Peter King	2,500,000	3,750,000	90%	60%	2,250,000	1,500,000	3,250,000
Group Executives							
Scott Collary							
Chief Information Officer	1,225,000	1,837,500	83%	55%	1,017,000	820,500	2,250,000
Carolyn McCann							
Group Executive, Customer & Corporate Services	760,000	1,140,000	100%	67%	760,000	380,000	1,390,000
Catherine McGrath							
Chief Executive Officer, Westpac New Zealand	875,891	1,313,836	80%	53%	700,712	613,123	1,613,483
Anthony Miller							
Chief Executive, Business & Wealth	1,175,000	1,762,500	104%	69%	1,222,000	540,500	2,150,000
Christine Parker							
Group Executive, Human Resources	800,000	1,200,000	98%	65%	784,000	416,000	1,562,000
Michael Rowland							
Chief Financial Officer	950,000	1,425,000	94%	63%	893,000	532,000	1,740,000
Jason Yetton							
Chief Executive, Consumer	1,175,000	1,762,500	104%	69%	1,222,000	540,500	2,150,000
Ryan Zanin							
Chief Risk Officer	1,260,000	1,890,000	80%	53%	1,007,000	883,000	2,310,000
Former Group Executives							
Chris de Bruin[3]							
Chief Executive, Consumer & Business Banking	1,082,740	1,624,110	60%	40%	653,808	970,301	2,400,000
Average Group Executive STVR outcome			**89%**	**60%**			

1. This includes positive modifier adjustments applied to STVR Scorecard outcomes for two Group Executives for significantly above expectations performance for risk and compliance. There was also one downward remuneration adjustment for a Group Executive for a risk and compliance matter.
2. Calculated by multiplying the number of rights by the five day VWAP up to the commencement of the performance period. The five day VWAP was $21.00 for awards made in December 2022.
3. The information relates to the period the individual was a KMP. Refer to Section 3 for further details.

5. Remuneration governance 5.1. Group remuneration policy The Group remuneration policy sets out the design and management of remuneration arrangements across Westpac. The policy is supported by an established governance structure, plans and frameworks. The policy supports our compliance with legal and regulatory requirements. Remuneration strategy Our remuneration strategy is to attract and retain talented employees. We reward them for achieving high performance and delivering superior long term results for our customers and shareholders. Remuneration principles • Promote our purpose, values and behaviours; • Align with our strategy and create sustainable shareholder value; • Offer market competitive and equitable pay; • Reward financial and non-financial performance, including customer outcomes and risk excellence; and • Reinforce our risk and conduct expectations. 5.2. Group remuneration governance Board The Board has overall accountability for the remuneration framework and its application. As set out in the Board Charter, without limiting its role the Board approves (following recommendation from the Board Remuneration Committee): • the Group remuneration policy; • the size of the annual Group variable reward pool; • performance measures and remuneration outcomes for the CEO; • remuneration arrangements and outcomes for accountable persons, specified roles and any other person the Board determines; and • equity-based plans. The Board has the discretion to defer, adjust or withdraw aggregate and individual variable reward. Further detail is contained in the Board and Committee Charters which are available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ Board Remuneration Committee The Board Remuneration Committee assists the Board to discharge its responsibility by overseeing the design, operation and monitoring of the remuneration framework. Members of the Board Remuneration Committee are independent Non-executive Directors. The Board and the Board Remuneration Committee have free and unfettered access to internal and external personnel in carrying out their respective duties. Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ Other Board Committees Management remuneration oversight The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees (as appropriate) with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. Cross membership of the Board Remuneration Committee and the Board Risk Committee also supports alignment between risk management and remuneration. Independent input is received from the Chief Risk Officer on risk, compliance and conduct matters that may need to be considered in remuneration outcomes. The Board and the Board Remuneration Committee receive support from internal groups and committees including, but not limited to, the Group Remuneration Oversight Committee and business specific remuneration oversight committees. Remuneration consultants The Board or the Board Remuneration Committee may engage an independent remuneration consultant to directly provide specialist information on remuneration for key management personnel. The Chair of the Board Remuneration Committee oversees the engagement and associated costs. Use of remuneration consultants: In 2023, the Board engaged an advisor to provide specialist information on executive remuneration. Work undertaken by the advisor included the provision of information relating to the review of the executive remuneration framework, benchmarking of CEO and Group Executive remuneration and benchmarking of superannuation practices for Non-executive Directors. No remuneration recommendations as prescribed under the Corporations Act 2001 (Cth) (Corporations Act) were made by Board advisors in 2023. 80 WESTPAC GROUP 2023 ANNUAL REPORT Directors’ report

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 81 6. Further detail on executive remuneration arrangements 6.1. Fixed remuneration The table below sets out the key design features of fixed remuneration. Fixed remuneration Purpose Provide market competitive remuneration reflecting role scope and accountabilities. Opportunity and benchmarking Set with reference to market benchmarks in the financial services industry and large corporates in Australia as appropriate. We also consider the size, responsibilities and complexity of the role, and the skills and experience of the executive. 6.2. Short term variable reward The table below sets out the key design features of the 2023 STVR. Short term variable reward Purpose Reward executives for delivering financial and non-financial annual objectives. Structure and delivery 50% of STVR is awarded in cash and 50% is deferred into equity in the form of restricted shares (or unhurdled share rights for the Group Executive based outside of Australia). One restricted share provides the holder with one ordinary share at no cost subject to trading restrictions until the time of vesting. One unhurdled share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Dividends are paid on restricted shares from the grant date. Target and maximum opportunity The target opportunity for the CEO and Group Executives is expressed as a percentage of fixed remuneration (including superannuation). This ranges from 99% of fixed remuneration¹ for the CEO and between 72% and 100% of fixed remuneration¹ for Group Executives. The target opportunity is set considering a range of factors including market competitiveness and the nature of the role. Target STVR: awarded for the delivery of agreed targets for financial and non-financial measures. A reduced outcome can be determined for threshold performance. Maximum STVR: up to 150% of target STVR, awarded in circumstances where outcomes are achieved over and above target. Performance measures STVR awards are determined based on meeting minimum behaviour and risk management gate openers, and performance against a scorecard designed to align with shareholder interests. The STVR Scorecard comprises three components: • Values and behaviours assessment: Demonstration of behaviours in line with Westpac's values of 'Helpful, Ethical, Leading change, Performing and Simple'; • Focus areas: Performance is assessed against a balance of financial and non-financial measures that support the effective execution of Westpac’s strategy; and • Modifier: The modifier allows adjustment upwards or downwards (including to zero), for risk and reputation and people management considerations and any other matters as determined by the Board. Further information on the 2023 Group STVR Scorecard is provided in Section 4.3. Deferral period 50% of STVR is deferred into equity for a period of up to two years, which aligns executive remuneration with shareholder interests and acts as a retention mechanism. Deferred STVR vests in equal portions after one and two years, subject to service conditions and adjustment. Delayed vesting The Board has discretion (subject to law) to delay vesting of equity-based awards if the individual is under investigation for adverse risk or conduct events, is the subject of or implicated in legal or regulatory proceedings, if the Board considers it reasonable to delay vesting or if delayed vesting is otherwise required by law. Treatment of awards on cessation of employment Unvested STVR lapses where the CEO or a Group Executive resigns or otherwise leaves the Group (except for the reasons listed below) before vesting occurs unless the Board determines that some of the unvested STVR should remain on foot. If the CEO or a Group Executive ceases employment because of death or total and permanent disability, all unvested STVR immediately vests unless prevented by law. If the CEO or a Group Executive ceases employment because they retire, are retrenched or cease employment by agreed separation, unvested STVR stays on foot subject to any reduction determined by the Board. Remuneration adjustments for prior period matters The Board has discretion to adjust current year STVR. The Board may also adjust unvested deferred STVR downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board’s view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested deferred STVR where an adjustment to current year STVR is considered insufficient or unavailable. Clawback may also apply to vested STVR, to the extent legally permissible and practicable. Changes for 2024 Refer to Section 2 for the 'Executive framework for 2024' for an outline of the changes to STVR. 1. Includes the increase to the superannuation guarantee rate from 10.5% to 11% effective 1 July 2023.

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6.3. Long term variable reward

The table below sets out the key design features of the 2023 LTVR awarded in December 2022.

Long term variable reward	
Purpose	Reward executives for creating shareholder value over the long term.
Structure and delivery	LTVR is awarded in performance share rights which vest after four years subject to the achievement of performance hurdles, service conditions and adjustment. One performance share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Executives are not eligible to receive dividends on performance share rights.
Award opportunity	The value of LTVR awarded to the CEO and Group Executives is expressed as a percentage of fixed remuneration. The value of LTVR is set considering a range of factors including market competitiveness and the nature of the role. The face value of the LTVR opportunity for the CEO for 2023 is 129% of fixed remuneration[1], and the face value of LTVR opportunities for the Group Executives ranges between 131% and 184% of fixed remuneration[1].
Allocation methodology	The number of performance share rights each executive receives will be determined by dividing the dollar value of the LTVR award by the face value of performance share rights. The face value is the five day VWAP up to the commencement of the performance period (which is 1 October 2022 for the 2023 LTVR grant).
Performance hurdle	LTVR is subject to a relative TSR performance hurdle that aims to achieve long term growth in shareholder value and support alignment between executive reward and shareholder interests. Relative TSR is a measure of the total return delivered to shareholders over the performance period assuming dividends are reinvested, relative to that of peers. The performance hurdle measures Westpac's TSR performance against eight Australian financial services companies using a percentile ranking vesting schedule as outlined below. **Westpac's TSR performance** — **Indicative vesting percentage** At the 75th percentile or higher — 100% Between the median and the 75th percentile — Pro-rata vesting between 50% and 100% At the median — 50% Below the median — 0% The comparator group of companies comprise: AMP Limited, Australia & New Zealand Banking Group Limited, Bank of Queensland Limited, Bendigo and Adelaide Bank Limited, Commonwealth Bank of Australia, Macquarie Group Limited, National Australia Bank Limited and Suncorp Group Limited. The Board retains discretion to amend the comparator group and determine the overall vesting outcome as appropriate.
Assessment of performance outcomes	The relative TSR result is calculated independently to ensure external objectivity before being provided to the Board to determine the vesting outcome. The Board may exercise discretion in determining the final vesting outcome. Performance share rights subject to relative TSR performance will be tested against the performance hurdle on 1 October 2026.
No re-testing	There is no re-testing. Awards that have not vested after the measurement period lapse immediately.
Early vesting	Unvested awards may vest (subject to law) before a test date if the executive is no longer employed by the Group due to death or disability or a change in control. Other than a change in control, vesting is generally not subject to the performance hurdles being met.
Delayed vesting	The Board has discretion to delay vesting of equity-based awards if the individual is under investigation for misconduct, or the subject of or implicated in legal or regulatory proceedings, if the Board is considering an adjustment or if otherwise required by law.
Treatment of awards on cessation of employment	Unvested performance share rights lapse where the CEO or a Group Executive resigns or otherwise leaves the Group (except for the reasons listed below) before vesting occurs unless the Board determines that some of the unvested performance share rights should remain on foot. If the CEO or a Group Executive ceases employment because of death or total and permanent disability, all unvested performance share rights immediately vest unless prevented by law. If the CEO or a Group Executive ceases employment because they retire, are retrenched or cease employment by agreed separation, unvested performance share rights stay on foot subject to any reduction determined by the Board.
Remuneration adjustments for prior period matters	The Board has discretion to adjust the number of performance share rights downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board's view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. Clawback may also apply to vested LTVR, to the extent legally permissible and practicable.
Changes for 2024	Refer to Section 2 for the 'Executive framework for 2024' for an outline of the changes to LTVR.

Other LTVR awards currently on foot	Test date	Performance hurdles	Further detail
2021 LTVR award	1 October 2024	Relative TSR performance using a percentile ranking vesting schedule against eight comparator companies (100%)	Refer to the 2021 Annual Report
2022 LTVR award	1 October 2025	Relative TSR performance using a percentile ranking vesting schedule against eight comparator companies (100%)	Refer to the 2022 Annual Report

1. Includes the increase to the superannuation guarantee rate from 10.5% to 11% effective 1 July 2023.

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 83 1. Payment in lieu of notice may in certain circumstances be approved by the Board for some or all of the notice period. 2. The maximum aggregate liability for termination benefits in respect of notice periods for the CEO and Group Executives at 30 September 2023 was $11.0 million (2022: $12.0 million). 6.4. Executive minimum shareholding requirements and current compliance The CEO and Group Executives are required to build and maintain a significant Westpac shareholding to strengthen alignment with shareholder interests. As disclosed in the 2022 Remuneration Report, the minimum shareholding requirements were reviewed last year to ensure that shareholder alignment is supported. The requirements effective in 2023 are outlined below. At 30 September 2023, the CEO and Group Executives comply with or are on track to meet the requirements. Aspect of the requirements Description Requirement level CEO: Two times fixed remuneration including superannuation. Group Executives: One times fixed remuneration including superannuation. Sale restrictions Executives are restricted from selling vested equity, other than for the purpose of meeting tax obligations, as follows: • For LTVR awards from 2022 onwards, until the required shareholding level is met; and • For STVR awards, where the required shareholding level is not met at the end of the accumulation period. Accumulation period Within five years of 1 October 2022 (i.e. by 1 October 2027), or appointment to their role, whichever is later. The Board Remuneration Committee retains discretion to make adjustments in exceptional circumstances. Calculation of shareholdings Unvested performance share rights (including LTVR) are not included in the calculation of shareholdings. Other shareholdings are recognised. This includes: • Shares held in an employee share plan (including deferred STVR); • Shares held outright in the individual’s name either solely or jointly with another person; and • Shares held in a family trust or a self-managed superannuation fund. 6.5. Hedging policy Participants in Westpac’s equity plans are prohibited from entering, either directly or indirectly, into hedging arrangements for unvested awards. No financial products may be used to mitigate the risk associated with these awards. Any attempt to hedge awards will result in forfeiture and the Board may consider other disciplinary action. These restrictions satisfy the requirements of the Corporations Act which prohibits hedging of unvested awards. 6.6. Employment agreements The remuneration and other terms of employment for the CEO and Group Executives are formalised in their employment agreements. Each agreement provides for the payment of fixed remuneration (including superannuation contributions), variable reward and other benefits such as death and disablement insurance cover. The table below details the key terms including termination provisions of the employment agreements for the CEO and Group Executives. Term Conditions Duration of agreement • Ongoing until notice given by either party Notice (by the executive or the Group) to terminate employment • Twelve months1 Termination payments on termination without cause2 • Deferred STVR (which may be awarded on a pro rata basis for the part year served) and unvested LTVR will be treated in accordance with the applicable equity plan rules, and will remain subject to remuneration adjustments if the award is retained. Termination for cause • Deferred STVR and LTVR is forfeited, noting the Board has discretion to determine otherwise • Occurs immediately for misconduct • Three months notice for poor performance Post-employment restraints • Twelve month non-compete and non-solicitation restraints

84 WESTPAC GROUP 2023 ANNUAL REPORT Directors’ report 7. Non-executive Director remuneration 7.1. Structure and policy Non-executive Director fees are not related to Westpac’s results. Fees are paid in cash and no discretionary payments are made for performance. Non-executive Directors are required to build and maintain a minimum shareholding from their own funds to align their interests with those of shareholders (refer to Section 7.3 for further details). The table below sets out the components of Non-executive Director remuneration. Non-executive Director remuneration Base fees Relate to service on the Westpac Banking Corporation Board. The base fee for the Chairman covers all responsibilities, including for Board Committees. Committee fees Additional fees are paid to Non-executive Directors (other than the Board Chairman) for chairing or participating in Board Committees other than the Board Nominations & Governance Committee. Employer superannuation contributions Reflects statutory superannuation contributions which are capped at the superannuation maximum contributions base as prescribed under the Superannuation Guarantee legislation. 7.2. Non-executive Director remuneration in 2023 The table below sets out the annual Board and standing Committee fees (inclusive of superannuation). Changes in Board and Committee composition during the year are set out in the overview of Directors' meetings in Section 9 of the Directors' report. For 2023, $3.3 million (73%) of the fee pool was used. The fee pool of $4.5 million per annum was approved by shareholders at the 2008 Annual General Meeting and includes employer superannuation contributions. The members of the Nominations & Governance Committee do not receive any additional fees for their roles on that Committee. Base and Committee fees Annual fee ($) (inclusive of superannuation) Chairman 850,000 Other Non-executive Directors 240,000 Committee Chair fees Board Audit Committee 70,000 Board Risk Committee 70,000 Board Remuneration Committee 60,000 Committee membership fees Board Audit Committee 32,000 Board Risk Committee 32,000 Board Remuneration Committee 29,000 7.3. Non-executive Director minimum shareholding requirement Non-executive Directors are required to build and maintain a holding in Westpac ordinary shares with a value not less than the Board base fee, within five years of appointment to the Board. In 2022, the Chairman's minimum shareholding requirement was increased from one times the Non-executive Director fee to one times the Chairman's fee. At 30 September 2023, all Non-executive Directors comply with or are on track to meet the requirement.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 85

8. Statutory remuneration details

8.1. Details of Non-executive Director remuneration

The table below details Non-executive Director remuneration.

	Short-term benefits			Post-employment benefits	
Name	Westpac Banking Corporation Board fees[1] $	Additional, Subsidiary and Advisory Board fees $	Non-monetary benefits[2] $	Superannuation $	Total $
Current Non-executive Directors					
John McFarlane, Chairman					
2023	824,177	-	8,335	25,909	858,421
2022	884,530	-	8,298	24,286	917,114
Tim Burroughs[3]					
2023	138,123	-	-	14,163	152,286
2022	Not a KMP in 2022				
Nerida Caesar					
2023	240,392	-	-	24,901	265,293
2022	268,054	-	-	23,637	291,691
Audette Exel AO					
2023	302,177	-	-	26,020	328,197
2022	273,871	-	-	24,064	297,935
Chris Lynch					
2023	275,177	-	-	25,846	301,023
2022	286,171	-	-	24,111	310,282
Peter Nash					
2023	316,177	-	-	25,851	342,028
2022	332,140	12,000	-	24,079	368,219
Nora Scheinkestel					
2023	306,951	-	-	25,076	332,027
2022	312,989	-	-	24,192	337,181
Margaret Seale					
2023	270,731	-	-	25,452	296,183
2022	344,088	-	-	23,987	368,075
Michael Ullmer AO[3]					
2023	134,764	-	-	6,323	141,087
2022	Not a KMP in 2022				
Former Non-executive Directors					
Michael Hawker AM[3]					
2023	209,475	-	-	5,725	215,200
2022	286,694	-	-	24,039	310,733
Peter Marriott[3]					
2023	64,560	-	-	5,556	70,116
2022	387,409	-	-	24,003	411,412
Total fees					
2023	3,082,704	-	8,335	210,822	3,301,861
2022[4]	3,463,097	12,000	8,298	223,861	3,707,256

1. Includes base fees and Committee fees.
2. Non-monetary benefits are determined on the basis of the cost to the Group including associated fringe benefits tax (FBT) where applicable and includes bank funded car parking.
3. The information relates to the period the individual was a KMP. Refer to Section 3 for further details.
4. Total fees for 2022 shown as reported in the 2022 Annual Report. The total fees for 2022 include individuals that are not KMP in 2023 and therefore their individual remuneration is not included in the above table.

86 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

8.2. Remuneration details – Chief Executive Officer and Group Executives

The table below details remuneration for the CEO and Group Executives prepared and audited in accordance with Australian Accounting Standards.

	Short term benefits				Post-employment benefits	Other long term benefits	Share-based payments		
	Fixed remuneration[1] $	Cash STVR award[2] $	Non-monetary benefits[3] $	Other short term benefits[4] $	Superannuation benefits[5] $	Long service leave $	Restricted shares[6] $	Share rights[7] $	Total[8] $
Managing Director & Chief Executive Officer									
Peter King, Managing Director & Chief Executive Officer									
2023	2,437,773	1,125,000	30,873	-	45,676	37,773	982,267	1,084,059	5,743,421
2022	2,402,724	975,000	31,649	-	42,927	75,688	755,346	734,934	5,018,268
Group Executives									
Scott Collary, Chief Information Officer									
2023	1,187,292	508,500	19,658	-	33,161	18,593	806,081	631,647	3,204,932
2022	1,204,267	520,500	70,863	68,384	33,378	18,669	937,653	318,477	3,172,191
Carolyn McCann, Group Executive, Customer & Corporate Services									
2023	1,014,216	380,000	5,631	-	29,927	21,684	329,981	449,375	2,230,814
2022	1,049,737	324,500	4,765	-	29,048	28,997	253,793	308,040	1,998,880
Catherine McGrath, Chief Executive Officer, Westpac New Zealand									
2023	816,255	350,356	11,050	-	114,168	-	-	589,972	1,881,801
2022	708,147	318,974	9,159	-	101,654	-	-	195,278	1,333,212
Anthony Miller, Chief Executive, Business & Wealth									
2023	1,195,992	611,000	4,489	404,713	35,432	21,539	851,380	610,124	3,734,669
2022	1,162,351	416,500	3,994	815,369	34,891	17,908	1,061,788	310,873	3,823,674
Christine Parker, Group Executive, Human Resources									
2023	995,877	392,000	3,306	-	30,305	15,183	353,590	534,136	2,324,397
2022	957,683	356,000	2,806	-	29,764	(12,784)	281,419	398,991	2,013,879
Michael Rowland, Chief Financial Officer									
2023	1,207,072	446,500	4,888	-	31,278	19,038	404,955	494,888	2,608,619
2022	1,230,296	394,500	3,994	-	31,489	19,957	332,668	252,702	2,265,606
Jason Yetton, Chief Executive, Consumer									
2023	1,175,407	611,000	4,489	-	35,495	22,119	559,508	702,392	3,110,410
2022	1,195,337	527,500	2,806	-	34,709	17,869	476,229	403,141	2,657,591
Ryan Zanin, Chief Risk Officer									
2023	1,737,772	503,500	81,424	594,277	9,482	25,453	319,974	429,219	3,701,101
2022	814,140	228,000	147,076	328,925	2,510	11,378	56,394	48,684	1,637,107
Former Group Executives									
Chris de Bruin, Chief Executive, Consumer & Business Banking[9,10,11]									
2023	1,108,467	326,904	43,467	1,187,215	25,936	(34,292)	777,010	2,584,117	6,018,824
2022	1,313,505	546,000	61,374	169,090	30,383	19,802	883,662	361,354	3,385,170

STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 87 1. Fixed remuneration is the total cost of cash salary, salary sacrificed benefits and an accrual for annual leave. Superannuation in excess of the maximum contribution base that is paid as cash is also included. 2. The cash STVR award is typically paid in December following the end of the financial year. 3. Non-monetary benefits are determined on the basis of the cost to the Group (including associated FBT, where applicable) and include annual health checks, provision of taxation advice, bank funded car parking, executive life insurance as well as relocation costs and allowances. Cash relocation allowances are recognised as an expense from the commencement date as a KMP to the end of a clawback period. 4. Includes payments on termination of employment for former KMP (which for Chris de Bruin was 12 months notice in line with contractual requirements) or other contracted amounts for current KMP. The cash portion of buy out arrangements is recognised as an expense from commencement date as a KMP to the end of the vesting period. For Anthony Miller, the cash buy out arrangement was agreed on 25 March 2021, 11% of the cash portion of the buy out was paid in 2023 and the remaining cash portions of the award are due to be paid through to March 2025. For Ryan Zanin, the cash buy out arrangement was agreed on 30 August 2022, 56% of this award was paid in 2023 and the remaining portions of the award are due to be paid through to December 2024. 5. Includes Group life and salary continuance insurance cover provided at no cost to the individual. Superannuation benefits have been calculated consistent with AASB 119 Employee Benefits. 6. The amortisation approach for restricted shares commences from the service period when the award was earned through to the end of the vesting period. A portion of the restricted shares held by Scott Collary, Chris de Bruin and Anthony Miller represent an allocation made to compensate them for remuneration foregone from their previous employer on resignation to join Westpac. The restricted shares replicate the vesting periods of the equity foregone. 7. Equity-settled remuneration is based on the amortisation over the performance and vesting period (between two and four years). It is calculated using the fair value at the grant date of hurdled and unhurdled share rights granted during the period up to 30 September 2023. Fair value is calculated using an external valuation based on the invitation opt out date. The 2023 value for Catherine McGrath includes 48% attributed to deferred STVR awards. 8. The table includes remuneration details of individuals that are KMP for 2023, whereas the totals presented in Note 34 to the financial statements includes former KMP who ceased as KMP in 2022. The 2022 totals for Catherine McGrath and Ryan Zanin reflect their time as a KMP for part of the year in 2022, from November 2021 and April 2022 respectively. The percentage of total remuneration which is performance related (i.e. cash STVR awards plus share-based payments) was: Peter King 56%, Scott Collary 61%, Carolyn McCann 52%, Catherine McGrath 50%, Anthony Miller 55%, Christine Parker 55%, Michael Rowland 52%, Jason Yetton 60%, Ryan Zanin 34% and Chris de Bruin 61%. The percentage of total remuneration delivered in the form of options or share rights was: Peter King 19%, Scott Collary 20%, Carolyn McCann 20%, Catherine McGrath 31%, Anthony Miller 16%, Christine Parker 23%, Michael Rowland 19%, Jason Yetton 23%, Ryan Zanin 12% and Chris de Bruin 43%. 9. The information relates to the period the individual was a KMP. Refer to Section 3 for further details. 10. From 1 August 2023 to 30 September 2023, Chris de Bruin acted as an advisor to the Group and received fixed remuneration of $223,014 (including superannuation). In addition, Chris was awarded his STVR outcome for the full year which included the two months that he acted as an advisor. The pro-rated STVR outcome for the two months was $131,192. These amounts have been excluded from the table above, Section 4.4 and Section 4.5 on the basis that they do not relate to his KMP role. 11. The share-based payment values for Chris de Bruin reflect the accruals for unvested equity up to the end of each performance period. While the full value is being accrued in 2023 for all unvested equity, the awards may or may not vest subject to the relevant performance hurdles. Refer to Section 3 for details of Chris de Bruin's exit arrangement.

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DIRECTORS' REPORT

8.3. Movement in equity-settled instruments during the year

The table below shows the movements in the number and value of equity instruments for the CEO and Group Executives during 2023.

Name	Type of equity-based instrument	Number granted[1]	Number vested[2]	Number exercised[3]	Value granted[4] $	Value exercised[5] $	Value forfeited or lapsed[5] $
Managing Director & Chief Executive Officer							
Peter King	Restricted shares	41,489	20,076	-	974,992	-	-
	Performance share rights	154,761	-	-	1,841,656	-	2,201,776
Group Executives							
Scott Collary	Restricted shares	22,148	39,833	-	520,478	-	-
	Performance share rights	107,142	-	-	1,274,990	-	-
Carolyn McCann	Restricted shares	13,808	6,812	-	324,488	-	-
	Performance share rights	66,190	-	-	787,661	-	1,193,348
Catherine McGrath	Unhurdled share rights	14,874	-	-	326,011	-	-
	Performance share rights	77,217	-	-	918,882	-	-
Anthony Miller	Restricted shares	17,723	31,518	-	416,491	-	-
	Performance share rights	102,380	-	-	1,218,322	-	-
Christine Parker	Restricted shares	15,148	7,648	-	355,978	-	-
	Performance share rights	74,380	-	-	885,122	-	1,754,516
Michael Rowland	Restricted shares	16,787	9,680	-	394,495	-	-
	Performance share rights	82,857	-	-	985,998	-	-
Jason Yetton	Restricted shares	22,446	14,747	-	527,481	-	-
	Performance share rights	102,380	-	-	1,218,322	-	-
Ryan Zanin	Restricted shares	9,702	-	-	227,997	-	-
	Performance share rights	110,000	-	-	1,309,000	-	-
Former Group Executives							
Chris de Bruin[6]	Restricted shares	23,234	17,806	-	545,999	-	-
	Performance share rights	114,285	-	-	1,359,992	-	-

1. Performance share rights granted to the CEO are approved by shareholders at the Annual General Meeting each year under ASX Listing Rule 10.14. We do not grant performance options. We award deferred STVR in the form of restricted shares (or unhurdled share rights for KMP in New Zealand) in December each year. 2022 deferred STVR was awarded on 15 December 2022 for the CEO and Group Executives, the vesting period commenced on 1 October 2022, 50% of the award vested on 1 October 2023 and 50% will vest on 1 October 2024 (subject to service conditions and adjustment).
2. No hurdled share rights granted in 2018 vested in October 2022 when assessed against the relative TSR and cash ROE performance hurdles. 100% of the deferred STVR due to vest in 2023 vested at the end of the deferral period. For Scott Collary, 29,209 of the 39,833 restricted shares that vested were in relation to a buy out award which represents 39% of the total number of shares allocated for that award and the remaining portions of the award are due to vest through to December 2023. For Chris de Bruin, 6,632 of the 17,806 restricted shares that vested were in relation to a buy out award which represents 11% of the total number of shares allocated for that award and the remaining portions of the award are due to vest through to December 2023. For Anthony Miller, 22,149 of the 31,518 restricted shares that vested were in relation to a buy out award which represents 18% of the total number of shares allocated for that award and the remaining portions of the award are due to vest through to March 2025.
3. Vested share rights may be exercised up to a maximum of 15 years from the commencement date of their performance period. The exercise price for share rights is zero.
4. For performance share rights, the value granted represents the number of securities granted multiplied by the fair value per instrument as set out in the table in the sub-section titled 'Fair value of LTVR awards made during the year' below. For restricted shares, the value granted represents the number of ordinary shares granted multiplied by the closing price of a Westpac ordinary share on the date the shares were granted ($23.50). These values, which represent the full value of the equity-based awards made to the CEO and Group Executives in 2023, do not reconcile with the amount shown in the table in Section 8.2 which shows the amount amortised in the current year. The minimum total value of the grants for future financial years is zero and an estimate of the maximum possible total value in future financial years is the fair value, as shown above.
5. The value of each share right exercised, forfeited or lapsed is calculated based on the closing price of a Westpac ordinary share on the date of exercise (or forfeiture or lapse). The overall values reflect forfeitures or lapses as a result of a failure to meet performance conditions.
6. The information relates to the period the individual was a KMP. Refer to Section 3 for further details.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 89

Fair value of LTVR per instrument

In accordance with AASB 2 *Share-based Payment*, the table below provides a summary of the fair value of LTVR per instrument granted to the CEO and Group Executives in December 2022[1]. LTVR awards will only vest if performance hurdles are achieved and service conditions are met in future years.

Award name	Granted to	Performance hurdle	Grant date	Commencement date	Performance test date	Expiry	Fair value per instrument[2]
LTVR	CEO and Group Executives	Relative TSR	15 December 2022	1 October 2022	1 October 2026	1 October 2037	$11.90

The value granted to executives for remuneration purposes differs from the fair value used for accounting purposes. At grant, the allocation is determined by dividing the dollar value of the LTVR award by the face value of performance share rights. The face value is the five day VWAP up to the commencement of the performance period. Refer to Section 6.3 for further detail.

8.4. Details of Westpac equity holdings of Non-executive Directors

The table below sets out details of relevant interests in Westpac ordinary shares held by Non-executive Directors (including their related parties) during the year ended 30 September 2023[3].

	Number held at start of the year	Changes during the year	Number held at end of the year
Current Non-executive Directors			
John McFarlane	50,000	-	50,000
Tim Burroughs[4]	n/a	-	67,302
Nerida Caesar	13,583	-	13,583
Audette Exel AO	10,898	664	11,562
Chris Lynch[5]	13,090	-	13,090
Peter Nash	15,360	-	15,360
Nora Scheinkestel	9,709	5,165	14,874
Margaret Seale[6]	26,158	-	26,158
Michael Ullmer AO[4,7]	n/a	-	12,570
Former Non-executive Directors			
Michael Hawker AM[4]	34,034	-	n/a
Peter Marriott[4,8]	40,311	-	n/a

1. These grants have a commencement date of 1 October 2022, a performance test date of 1 October 2026 and an expiry date of 1 October 2037.
2. The fair values of performance share rights granted during the year have been independently calculated at their respective grant dates based on the requirements of AASB 2 *Share-based Payment* by PFS Consulting. The fair value of performance share rights with hurdles based on TSR performance relative to a group of comparator companies takes into account the average TSR outcome determined using a Monte Carlo simulation pricing model.
3. Other than as disclosed below, no share interests include non-beneficially held shares.
4. The information relates to the period the individual was a KMP. Refer to Section 3 for further details.
5. In addition to holding ordinary shares, Chris Lynch and his related parties held interests in 1,137 Westpac Capital Notes 5 at year end.
6. In addition to holding ordinary shares, Margaret Seale and her related parties held interests in 100 Westpac Capital Notes 7 at year end.
7. In addition to holding ordinary shares, Michael Ullmer AO and his related parties held interests in 800 Westpac Capital Notes 5, 1,000 Westpac Capital Notes 6, 300 Westpac Capital Notes 9, and 1,000 Westpac Subordinated Notes at year end.
8. In addition to holding ordinary shares, Peter Marriott and his related parties held interests in 563 Westpac Capital Notes 2.

90 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

8.5. Details of Westpac equity holdings of Executive Key Management Personnel

The table below details Westpac equity held and movement in that equity by the CEO and Group Executives (including their related parties) for the year ended 30 September 2023[1].

Name	Type of equity-based instrument	Number held at start of the year	Number granted during the year as remuneration	Received on exercise and/or exercised during the year	Number forfeited or lapsed during the year[2]	Other changes during the year	Number held at end of the year	Number vested and exercisable at end of the year
Managing Director & Chief Executive Officer								
Peter King	Ordinary shares	172,038	41,489	-	-	-	213,527	-
	Performance share rights	507,969	154,761	-	(92,086)	-	570,644	-
Group Executives								
Scott Collary	Ordinary shares	96,335	22,148	-	-	(39,833)	78,650	-
	Performance share rights	208,814	107,142	-	-	-	315,956	-
Carolyn McCann	Ordinary shares	80,798	13,808	-	-	-	94,606	-
	Performance share rights	213,994	66,190	-	(49,910)	-	230,274	-
Catherine McGrath	Ordinary shares	-	-	-	-	-	-	-
	Unhurdled share rights	-	14,874	-	-	-	14,874	-
	Performance share rights	56,266	77,217	-	-	-	133,483	-
Anthony Miller	Ordinary shares	142,033	17,723	-	-	-	159,756	-
	Performance share rights	204,772	102,380	-	-	-	307,152	-
Christine Parker	Ordinary shares	40,253	15,148	-	-	(2,000)	53,401	-
	Performance share rights	278,248	74,380	-	(73,380)	-	279,248	-
Michael Rowland	Ordinary shares	19,359	16,787	-	-	(9,680)	26,466	-
	Performance share rights	167,623	82,857	-	-	-	250,480	-
Jason Yetton	Ordinary shares	29,493	22,446	-	-	-	51,939	-
	Performance share rights	264,481	102,380	-	-	-	366,861	-
Ryan Zanin	Ordinary shares	-	9,702	-	-	-	9,702	-
	Performance share rights	40,934	110,000	-	-	-	150,934	-
Former Group Executives								
Chris de Bruin[3]	Ordinary shares	83,393	23,234	-	-	-	n/a	n/a
	Performance share rights	194,756	114,285	-	-	-	n/a	n/a

1. The highest number of shares held by an individual in the table is 0.0061% of total Westpac ordinary shares outstanding as at 30 September 2023.
2. Forfeitures or lapses during the year are as a result of a failure to meet performance conditions.
3. The information relates to the period the individual was a KMP. Refer to Section 3 for further details.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 91

8.6. Loans to Non-executive Directors and Executive Key Management Personnel

Financial instrument transactions are provided in the ordinary course of business. These transactions are at arm's-length on terms and conditions as they apply to all employees.

The table below details loans to Non-executive Directors, the CEO and Group Executives (including their related parties) of the Group.

	Balance at start of the year[1] $	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Number in Group at end of the year
Non-executive Directors	7,136,750	241,136	-	4,507,501	4
CEO and Group Executives	14,001,551	500,678	-	15,925,789	6
Total	21,138,301	741,814	-	20,433,290	10

The table below details KMP (including their related parties) with loans above $100,000 during 2023.

	Balance at start of the year[1] $	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Highest indebtedness during the year $
Non-executive Directors					
John McFarlane	3,283,970	70,148	-	-	3,355,291
Chris Lynch	2,832,121	68,679	-	1,522,238	2,832,516
Peter Nash	400,217	77,252	-	2,364,821	2,582,443
Margaret Seale	620,442	25,057	-	620,442	622,776
CEO and Group Executives					
Peter King	1,158,000	25,959	-	1,158,000	1,162,000
Scott Collary	2,393,110	55,757	-	2,294,958	2,393,110
Carolyn McCann	580,146	81,729	-	3,390,503	3,449,407
Anthony Miller	2,468,236	5,052	-	2,273,083	2,468,236
Christine Parker	5,458,059	239,419	-	5,434,245	5,506,803
Jason Yetton	1,944,000	92,762	-	1,375,000	1,944,000

1. Balances at the start of the year have been revised for an updated balance to a loan amount during the reporting period.

92 WESTPAC GROUP 2023 ANNUAL REPORT

DIRECTORS' REPORT

11. Auditor

a) Auditor's independence declaration

A copy of the auditor's independence declaration as required under section 307C of the Corporations Act is below:

pwc

Auditor's Independence Declaration

As lead auditor for the audit of Westpac Banking Corporation for the year ended 30 September 2023, I declare that to the best of my knowledge and belief, there have been:

(a) no contraventions of the auditor independence requirements of the *Corporations Act 2001* in relation to the audit; and

(b) no contraventions of any applicable code of professional conduct in relation to the audit.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

CJ Heath
Partner
PricewaterhouseCoopers

Sydney
5 November 2023

PricewaterhouseCoopers, ABN 52 780 433 757
One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001
T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

93 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION b) Non-audit services We may decide to engage PwC on assignments additional to their statutory audit duties where their expertise or experience with Westpac or a controlled entity is important. Details of the non-audit service amounts paid or payable to PwC for non-audit services provided during the 2023 and 2022 financial years are set out in Note 33 to the financial statements. PwC also provides audit and non-audit services to non-consolidated entities, non-consolidated trusts of which a Westpac Group entity is trustee, manager or responsible entity and non-consolidated superannuation funds or pension funds. The fees in respect of these services were approximately $8.7 million in total (2022: $9.3 million). PwC may also provide audit and non-audit services to other entities in which Westpac holds a minority interest and which are not consolidated. Westpac is not aware of the amount of any fees paid to PwC by those entities. Westpac has a policy on engaging PwC, details of which are set out in its Corporate Governance Statement in the section ‘Engagement of the external auditor’. The Board has considered the position and, in accordance with the advice received from the Board Audit Committee, is satisfied that the provision of the non-audit services during 2023 by PwC is compatible with the general standard of independence for auditors imposed by the Corporations Act. The Directors are satisfied, in accordance with advice received from the Board Audit Committee, that the provision of non-audit services by PwC, as set out above, did not compromise the auditor independence requirements of the Corporations Act for the following reasons: • all non-audit services provided by PwC for the year have been reviewed by the Board Audit Committee, which is of the view that they do not impact the impartiality and objectivity of PwC; and • based on Board quarterly independence declarations made by PwC to the Board Audit Committee during the year, none of the services undermine the general principles relating to auditor independence including reviewing or auditing PwC’s own work, acting in a management or a decision-making capacity for the company, acting as advocate for the company or jointly sharing economic risk and rewards. 12. Responsibility statement The Directors of Westpac Banking Corporation confirm that to the best of their knowledge: • the consolidated financial statements for the financial year ended 30 September 2023, which have been prepared in accordance with the accounting policies described in Note 1 to the consolidated financial statements, being in accordance with Australian Accounting Standards (AAS), give a true and fair view of the assets, liabilities, financial position and profit of the Group; and • the Annual Report from the section entitled ‘About Westpac’ to and including the section entitled ‘Other Westpac business information’ includes a fair review of the information required by the Disclosure Guidance and Transparency Rules 4.1.8R to 4.1.11R of the United Kingdom Financial Conduct Authority, together with a description of the principal risks and uncertainties faced by the Group. The Directors’ Report is signed in accordance with a resolution of the Board of Directors. John McFarlane Peter King Chairman Managing Director & Chief Executive Officer 5 November 2023 5 November 2023

94 WESTPAC GROUP 2023 ANNUAL REPORT Information on Westpac Significant developments Westpac significant developments - Australia Changes to Board of Directors On 14 December 2022, John McFarlane, Chairman of the Board, announced his intention to retire in December 2023 at the conclusion of the 2023 AGM. On 16 October 2023, Westpac announced the appointment of Steven Gregg as Non-executive Director and Chaiman-elect effective 7 November 2023. Mr Gregg will succeed Mr McFarlane as Chairman of the Board at the conclusion of the AGM on 14 December 2023. On 15 July 2023, independent Non-executive Director Michael Hawker AM retired from the Board. On 24 October 2023, Westpac announced that independent Non-executive Director Chris Lynch will retire from the Board at the conclusion of the AGM on 14 December 2023. Changes to structure and executive team In July 2023, we announced changes to the Group’s operating structure and executive team to support the Group’s next strategic phase and position the company for growth. The restructure involved separating Consumer & Business Banking, integrating remaining core businesses of the Specialist Business division into a new Business and Wealth division, establishing a stand-alone function to accelerate Technology simplification and moving Operations to Corporate Services thereby creating an expanded shared services platform. Accordingly, the following Executive Team portfolio changes were confirmed: Jason Yetton as Chief Executive, Consumer; Anthony Miller as Chief Executive, Business and Wealth; Scott Collary as Chief Information Officer and Carolyn McCann as Group Executive, Customer & Corporate Services; and the appointment of Nell Hutton as Chief Executive, Westpac Institutional Bank (from 1 October 2023). The organisational changes took effect on 1 August 2023 (unless otherwise stated) and will be reflected in the 2024 financial results. Since the formation of the Specialist Business division in May 2020, Westpac has completed 10 divestments with the final transaction, being the transition of the Private Portfolio Management business to Mercer (Australia) Ltd, completing on 1 October 2023. During the year, the Group announced that it would retain its Platforms business. Westpac has also decided to retain its businesses in PNG and Fiji. As we continue embedding the new operating structure we are exploring strategic options for our RAMS business. On-market buy-back On 6 November 2023, Westpac announced its intention to undertake an on-market share buy-back of up to $1.5bn of Westpac shares. Westpac reserves the right to vary, suspend or terminate the buy-back at any time. Regulatory and risk developments Enforceable undertaking on risk governance remediation, Integrated Plan and CORE program Our CORE program is delivering the Integrated Plan required by the enforceable undertaking (EU) entered into with APRA in December 2020 in relation to our risk governance remediation and supporting the strengthening of our risk governance, accountability and culture. Execution of the CORE program is ongoing and, as at 30 September 2023, the Independent Reviewer has assessed 88% of the activities in the Integrated Plan as complete and effective. Following the completion of the Integrated Plan by Westpac, expected by 31st December 2023 (to be subsequently assessed by the Independent Reviewer), Westpac will continue to focus on sustainability and effectiveness of the uplift delivered by the Integrated Plan through a 12 month transition phase with assurance by Promontory Australia. Promontory Australia, as the appointed Independent Reviewer, provides quarterly reports to APRA on our compliance with the EU and Integrated Plan. Promontory Australia has provided eleven reports to APRA so far. These reports are published on our website every six months at https://www.westpac.com.au/about-westpac/ media/core/ with the latest reports released on 6 November 2023. Risk management We are continuing to invest in strengthening our end-to-end management of risk, and our focus is to ensure changes are sustainable and enduring. A range of shortcomings and areas for improvement in our risk governance have been highlighted in reviews concluded in prior years. These include embedding our risk management framework, policies, systems, data quality and management, product governance, prudential compliance management, reporting to regulators and our risk capabilities. Further information about our risk management is set out in the ‘Risk Management’ section in this Annual Report APRA releases final Prudential Standard CPS190 Recovery and Exit Planning On 1 December 2022, APRA released the final version of the Prudential Standard CPS 190 Recovery and Exit Planning (CPS 190) which will come into effect from 1 January 2024 for banks and insurers, and from 1 January 2025 for Registrable Superannuation Entity licensees. CPS 190 will require these entities to develop and maintain a recovery and exit plan, and capabilities to anticipate, manage and respond to periods of stress. APRA releases final Prudential Standard CPS230 Operational Risk Management On 17 July 2023, APRA released the final version of the Prudential Standard CPS 230 Operational Risk Management which will come into effect from 1 July 2025. CPS 230 brings new and enhanced requirements for our operational risk management, service provider management and business continuity planning. Information on Westpac

95 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Financial crime We continue to make progress on improving our financial crime risk management, as we implement a significant multi-year program of work (including AML/CTF, Sanctions, Anti-Bribery and Corruption, the US Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standard (CRS)). Through this work, we continue to undertake activities to remediate and improve our financial crime controls in multiple areas including: initial, enhanced and ongoing customer due diligence and associated record keeping; upgrading customer and payment screening and transaction monitoring solutions; improving Electronic Funds Transfer Instruction processes; establishing data reconciliations and checks to ensure the completeness of data feeding into our financial crime systems; and improving regulatory reporting, including in relation to International Funds Transfer Instructions, Threshold Transaction Reports, Suspicious Matter Reports (including ‘tipping off’ controls), and FATCA and CRS reporting and equivalent reports in jurisdictions outside Australia. With increased focus on financial crime, further areas of potential non-compliance have been, and may be identified, and we continue to liaise with AUSTRAC and the ATO and local regulators in jurisdictions outside Australia, as appropriate including to remediate adverse findings and adopt recommendations from regulators. We continue to prioritise strengthening our AML/CTF program, including our transaction monitoring program. Details about the consequences of failing to comply with financial crime obligations are set out in the ‘Risk factors’ section in this Annual Report. Scams The National Anti-Scam Centre launched on 1 July 2023 to coordinate scam disruption and prevention activity across industry sectors and government. On 3 August 2023, the ACCC granted an interim authorisation for Australian Banking Association Ltd and its members to discuss and develop an industry standard to prevent, detect and disrupt scams affecting individual and small business customers. APRA capital requirements Operational risk capital overlays The following additional capital overlays are currently applied by APRA to our operational risk capital requirement: • $500 million in response to Westpac’s Culture, Governance and Accountability self-assessment (this overlay has applied since 30 September 2019); and • $500 million in response to the magnitude and nature of issues that were the subject of the AUSTRAC proceedings (this overlay has applied since 31 December 2019). These overlays have been applied through an increase in risk weighted assets (RWA). The impact on our Level 2 common equity Tier 1 (CET1) capital ratio at 30 September 2023 was a reduction of 35 basis points. Additional loss absorbing capacity On 2 December 2021, APRA announced a requirement for domestic systemically important banks (D-SIBs), including Westpac, to increase total capital requirements by 4.5 percentage points of RWA to meet additional loss absorbing capacity. This includes an interim total capital requirement of 16.75% from 1 January 2024 and a final total capital requirement from 1 January 2026 of 18.25%. The increase in total capital is expected to be met through additional Tier 2 capital. APRA Consultation: Enhancing Bank Resilience-Additional Tier 1 Capital in Australia On 21 September 2023, APRA released a discussion paper seeking feedback on potential policy options aimed at improving the effectiveness of Additional Tier 1 (AT1) capital instruments and ensuring that such instruments are operating as intended. APRA has identified potential areas of concern or challenges with how AT1 capital instruments have performed or could perform in times of stress, reflecting on significant challenges internationally in using AT1 capital instruments to absorb losses. APRA is seeking feedback on the range of potential policy options outlined ahead of a formal consultation in 2024 on any proposed amendments to prudential standards. APRA Consultation: Interest Rate Risk in the Banking Book In November 2022, APRA released a consultation paper on changes to the calculation of interest rate risk in the banking book (IRRBB). The consultation closed in March 2023, and we are awaiting APRA’s response. The changes to the calculation of IRRBB are currently expected to come into effect in 2025. Westpac significant developments - New Zealand Reviews required under section 95 of the Banking (Prudential Supervision) Act 1989 On 23 March 2021, the Reserve Bank of New Zealand (RBNZ) issued two notices to Westpac New Zealand Limited (WNZL) under section 95 of the Banking (Prudential Supervision) Act 1989 (NZ) requiring WNZL to supply two external reviews to the RBNZ. One review related to risk governance, and the other related to liquidity risk management and culture. These reviews only applied to WNZL and not to Westpac in Australia nor its New Zealand branch. Both reviews were completed during 2021 and 2022, and work arising from the reviews has been delivered to the satisfaction of the WNZL Board. From 31 March 2021, the RBNZ amended WNZL’s conditions of registration, requiring WNZL to discount the value of its liquid assets by approximately 14%. The RBNZ subsequently reduced the overlay quantum to approximately 7% from 15 August 2022; and removed the remaining overlay from 15 September 2023.

96 WESTPAC GROUP 2023 ANNUAL REPORT Information on Westpac RBNZ review of overseas bank branches On 20 October 2021, the RBNZ announced it is reviewing its policy for branches of overseas banks (including Westpac Banking Corporation’s New Zealand branch), with a view to creating a simple, coherent and transparent policy framework for branches of overseas banks. On 24 August 2022, the RBNZ released a second and final consultation paper (consultation closed 16 November 2022), outlining its preferred approach to the regulation of overseas bank branches, including: • restricting overseas bank branches to engaging in wholesale business only (meaning they could not take retail deposits or offer products or services to retail customers), and limiting the maximum size of a branch to NZ$15 billion in total assets; and • requiring dual-registered branches (such as Westpac’s New Zealand branch) to only conduct business with customers with a consolidated turnover greater than NZ$50 million. In addition, the branch must be sufficiently separate from the relevant subsidiary with any risks mitigated by specific conditions of registration. Westpac’s New Zealand branch currently provides financial markets, trade finance and international payment products and services to customers referred by WNZL. Final policy decisions are expected to be announced by the RBNZ in the last quarter of 2023. Deposit Takers Act The Deposit Takers Act 2023 (NZ) received Royal Assent on 6 July 2023. The Act creates a single regulatory regime for banks and non-bank deposit takers in New Zealand and will introduce a depositor compensation scheme to protect up to NZ$100,000 per eligible depositor, per institution, if a payout event is triggered. The scheme is expected to be fully funded by levies and with a Crown backstop. Initial implementation of the depositor compensation scheme is expected in late 2024, with the remainder of the Act to be implemented following the development of secondary legislation. General regulatory changes affecting our businesses Cyber security Regulators have continued their focus on cyber security, given the increasing number of high profile cyber-related incidents. APRA is seeking to ensure that regulated entities improve their cyber security practices and has been focusing on the effective implementation of Prudential Standard CPS 234 Information Security. ASIC has similarly indicated a focus on improving cybersecurity at the companies it regulates. We will continue to engage with regulators and the government more broadly as it relates to cyber-related regulation, legislation and policy (including the 2023-2030 Australian Cyber Security Strategy). We continue to work on enhancing our systems and processes to mitigate cyber security risks, including in relation to third parties, and to respond to changes in regulation. Reforms to the Privacy Act On 28 September 2023, the Australian Government released its response to the Privacy Act Review Report (Report). The Government ‘agrees’ or ‘agrees-in-principle’ with most of the proposed reforms in the Report, including: • the creation of a direct right of action to permit individuals to apply to the courts for remedies for breaches of the Privacy Act, and introduction of a statutory tort for serious invasions of privacy; • the creation of new statutory rights for individuals with respect to the handling of their personal information by entities, including the right for individuals to request meaningful information about how substantially automated decisions with legal or similarly significant effect are made; and • new enforcement powers for the Australian Information Commissioner and the introduction of new low-level and mid-tier civil penalties for privacy breaches. The Attorney-General’s Department will conduct an impact analysis and work with stakeholders to inform the development of legislation and guidance material in this term of Parliament for the ‘agreed’ proposals. Litigation and regulatory proceedings Our entities are parties to legal proceedings from time to time arising from the conduct of our business. Material legal proceedings are described below and as required in Note 25 to the financial statements in this Annual Report. Regulatory proceedings Information on ASIC’s civil proceedings against Westpac relating to: • interest rate hedging activity in connection with to the 2016 Ausgrid privatisation transaction; and • system and operational failures concerning applications for hardship assistance between 2015 and 2023, are set out in Note 25 to the financial statements in this Annual Report. Class actions Information relating to class actions (including settled class actions and potential class actions) is set out in Note 25 to the financial statements in this Annual Report.

97 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION PERFORMANCE REVIEW READING THIS REPORT GROUP PERFORMANCE Performance summary Key financial information Impact of Notable Items Review of earnings Credit quality Balance sheet and funding Capital and dividends SEGMENT REPORTING RISK FACTORS SUSTAINABILITY GOVERNANCE Overview of sustainability governance and oversight structure TCFD Index OTHER WESTPAC BUSINESS INFORMATION

98 WESTPAC GROUP 2023 ANNUAL REPORT Reading this report Reading this report Disclosure regarding forward-looking statements This Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this Annual Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘ambition’ or other similar words, are used to identify forward-looking statements. These statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents, and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this Annual Report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to: • information security breaches, including cyber attack events • the effect of, and changes in, laws, regulations, regulatory policy, taxation or accounting standards or practices, and government and central bank monetary policies, particularly changes to liquidity, leverage and capital requirements • regulatory investigations, reviews (including industry reviews) and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator-imposed conditions, including from our actual or alleged failure to comply with laws, regulations or regulatory policy • the effectiveness of our risk management practices, including our framework, policies, processes, systems and employees • the reliability and security of Westpac’s technology and risks associated with changes to technology systems • changes to the external business environment, including geopolitical, social or environmental risks, events or other changes in countries in which Westpac or its customers or counterparties operate • climate-related risks (including physical and transition risks) that may arise from changing climate patterns, and risks associated with the transition to a lower carbon economy (including Westpac’s ambition to become a net-zero, climate resilient bank) or other sustainability factors such as human rights and natural capital • the failure to comply with financial crime obligations (including anti-money laundering and counter-terrorism financing laws, anti-bribery and corruption laws, sanctions laws and tax transparency laws), which has had, and could further have, adverse effects on our business and reputation • internal and external events which may adversely impact our reputation • litigation and other legal proceedings and regulator investigations and enforcement actions (including the liability of Westpac to pay significant monetary settlements and legal costs in order to resolve a dispute) • market volatility and disruptions, including uncertain conditions in funding, equity and asset markets and any losses or business impacts we or our customers or counterparties may experience • the incidence of inadequate capital levels under stressed conditions • changes in economic conditions, consumer or business spending, saving and borrowing habits in Australia, New Zealand and other countries in which we or our customers or counterparties operate and our ability to maintain or to increase market share, margins and fees, and control expenses • adverse asset, credit or capital market conditions or an increase in defaults, impairments and provisioning because of a deterioration in economic conditions • sovereign risks, including the risk that governments will default on their debt obligations, fail to perform contractual obligations, or be unable to refinance their debts • changes to Westpac’s credit ratings or the methodology used by credit rating agencies • the effects of market competition and competition regulatory policy impacting the areas in which we operate • operational risks resulting from ineffective processes and controls • levels of inflation, interest rates, exchange rates and market and monetary fluctuations and volatility • poor data quality, data availability or data retention • failure to recruit and retain key executives, employees and Directors

99 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION • strategic decisions including diversification, innovation, divestment, acquisitions, expansion activity and integration • changes to our critical accounting estimates and judgements and changes to the value of our intangible assets; and • various other factors beyond Westpac’s control. The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in this Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others relying on information in this Annual Report should carefully consider the foregoing factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements in this Annual Report, whether from new information, future events, conditions, or otherwise, after the date of this Annual Report. Further important information regarding climate change and sustainability-related statements This Annual Report contains forward-looking statements and other representations relating to ESG topics, including but not limited to climate change, net zero, climate resilience, natural capital, emissions intensity, human rights and other sustainability-related statements, commitments, targets, projections, scenarios, risk and opportunity assessments, pathways, forecasts, estimated projections and other proxy data. These are subject to known and unknown risks, and there are significant uncertainties, limitations, risks and assumptions in the metrics and modelling on which these statements rely. In particular, the metrics, methodologies and data relating to climate and sustainability are rapidly evolving and maturing, including variations in approaches and common standards in estimating and calculating emissions, and uncertainty around future climate- and sustainability-related policy and legislation. There are inherent limits in the current scientific understanding of climate change and its impacts. Some material contained in this Annual Report may include information including, without limitation, methodologies, modelling, scenarios, reports, benchmarks, tools and data, derived from publicly available or government or industry sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information. There is a risk that the estimates, judgements, assumptions, views, models, scenarios or projections used by Westpac may turn out to be incorrect. These risks may cause actual outcomes, including the ability to meet commitments and targets, to differ materially from those expressed or implied in this Annual Report. The climate- and sustainability-related forward-looking statements made in this Annual Report are not guarantees or predictions of future performance and Westpac gives no representation, warranty or assurance (including as to the quality, accuracy or completeness of these statements), nor guarantee that the occurrence of the events expressed or implied in any forward-looking statement will occur. There are usually differences between forecast and actual results because events and actual circumstances frequently do not occur as forecast and these differences may be material. Westpac will continue to review and develop its approach to ESG as this subject area matures. Currency of presentation, exchange rates and certain definitions In this Annual Report, ‘financial statements’ means our audited consolidated balance sheets as at 30 September 2023 and 30 September 2022 and income statements, statements of comprehensive income, changes in equity and cash flows for each of the years ended 30 September 2023, 2022 and 2021 together with accompanying notes which are included in this Annual Report. Our financial year ends on 30 September. As used throughout this Annual Report, the financial year ended 30 September 2023 is referred to as 2023 and other financial years are referred to in a corresponding manner. All dollar values in this report are in Australian dollars unless otherwise noted or the context otherwise requires, references to ‘dollars’, ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars. Any discrepancies between totals and sums of components in tables contained in this Annual Report are due to rounding. Percentage (%) movements are shown as % unless otherwise stated to all the tables in this document and represent the percentage change between 2023 and 2022. Information on terms, acronyms and calculations used in this report are provided in the Glossary within Section 4: Shareholder Information of the document. Selected consolidated financial and operating data We have derived the following selected financial information, as of, and for the financial years ended, 30 September 2023, 2022 and 2021 from our consolidated financial statements and related notes. This information should be read together with our audited consolidated financial statements and the accompanying notes included elsewhere in this Annual Report.

100 WESTPAC GROUP 2023 ANNUAL REPORT

READING THIS REPORT

Non-AAS financial measures

The Group's statutory results are prepared in accordance with AAS and are also compliant with IFRS.

In assessing the Group's performance and that of our operating segments we use a number of financial measures, including amounts, measures and ratios that are presented on a non-AAS basis, as described below.

Non-AAS financial measures and ratios do not have standardised meanings under AAS. As such they are unlikely to be directly comparable to similar measures presented by other companies and should not be viewed in isolation from, or as a substitute for, the AAS results.

Our non-AAS measures fall within the following categories:

Measure/ratio	Description	Further information
Performance measures excluding the impact of Notable Items, businesses sold and/or held-for-sale profit	The net interest income, non-interest income, operating expenses and segment reporting sections of this report include performance measures that exclude Notable Items, businesses sold and/or held-for-sale profit. Notable Items are items that management believes are not reflective of the Group's ongoing business performance. Businesses sold reflect the contribution to the Group's results in the period of businesses sold prior to their sale. It also includes any gains/losses related to their sale but excludes items that have been identified as Notable Items. Held-for-sale profit reflects the contribution to the Group's results in the period of businesses that are held-for-sale. For the period ending 30 September 2023 there were no businesses held-for-sale and therefore no held-for-sale profit. Performance measures which are adjusted for one or more of these items include: • Net interest income • Non-interest income (including net fee income, net wealth management and insurance income, trading income and other income) • Operating expenses (including staff expenses, occupancy expenses, technology expenses and other expenses) • Pre-provision profit • Net profit • Return on tangible ordinary equity Management considers this information useful as these measures provide a view that reflects the Group's ongoing business performance.	Sections 1, 2.3, 2.4.1, 2.4.6, 2.4.7, 2.8, and 4.14
Pre-provision profit	Pre-provision profit is net profit/(loss) excluding credit impairment (charges)/benefits and income tax (expense)/benefit. This is calculated as net interest income plus non-interest income less operating expenses. This includes (charges)/benefits relating to provisions and impairment other than from expected credit losses. Management considers this information useful as this measure provides readers with a view of the impact of the operating performance of the Group.	Section 1, 2.8, and 4.14
Core net interest income and Core NIM	Core net interest income is calculated as net interest income excluding Notable Items, and Treasury and Markets net interest income. Core NIM is calculated as Core net interest income (annualised where applicable) divided by average interest earning assets. Management considers this information useful as this measure provides a view of the underlying performance of the Group's net interest margin for lending, deposit and funding.	Sections 1, 2.2. and 2.4.1
Dividend payout ratio (excluding Notable Items)	Calculated as ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC excluding Notable Items. Management considers this information useful as this measure provides a view of the dividend payout ratio based on the ongoing business performance of the Group.	Section 1 and 4.14

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 101

Measure/ratio	Description	Further information
Expense to income ratio (excluding Notable Items)	Calculated as operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Management considers this information useful as this measure provides a view of the efficiency of the ongoing business performance of the Group.	Sections 1, 2.2, 2.4.7, and 4.14
Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE)	Average tangible ordinary equity is calculated as average ordinary equity less average goodwill and other intangible assets (excluding capitalised software). Return on average tangible ordinary equity is calculated as net profit attributable to owners of WBC (annualised where applicable) divided by average tangible ordinary equity. Management considers this information useful as these measures are commonly used internally as well as by investors, analysts and others in assessing the Group's use of equity.	Sections 1, 2.2, and 4.14

In addition to the above non-AAS measures, the Remuneration Report (in Section 1) refers to a non-AAS measure used in the 2023 Group STVR Scorecard. The non-AAS measure is Net profit after tax excluding Notable Items (long-term average credit loss basis) which is defined as net profit excluding Notable Items whereby impairment charges for the year are adjusted to reflect long-term average loss rates. A reconciliation of this measure is provided in Section 4.14.

Presentation changes

In 2022 and earlier reporting periods, the Group reported a non-AAS financial measure of profit referred to as "cash earnings" as well as reporting "Notable Items" and a further non-AAS profit measure excluding these Notable Items in both external and internal reporting.

In 2023, the Group ceased reporting cash earnings and cash earnings excluding Notable Items and will use net profit attributable to owners of WBC (net profit) as the Group's key measure of financial performance. Comparatives have been revised accordingly.

To assist in explaining the Group's financial performance, the Group reports Notable Items which represent certain items that management believe are not reflective of the Group's ongoing business performance.

Cash earnings adjustments to net profit in prior periods included:

- Fair value (gain)/loss on economic hedges (which do not qualify for hedge accounting under AAS) which may create a material timing difference on reported results but do not affect the Group's earnings over the life of the hedge; and
- The net ineffectiveness on qualifying hedges arises from the fair value movement in these hedges which reverses over time and therefore does not affect the Group's profits over time.

These items are now reported as Notable Items and comparatives have been revised accordingly. Notable Items are explained further in Section 2.3.

Cash earnings adjustments which reclassified amounts between individual line items but did not impact net cash earnings ceased in 2023 and comparatives have been revised.

The Group will not report an adjusted measure of profit excluding Notable Items.

Only Section 3, Financial Statements is audited

PricewaterhouseCoopers has audited the financial statements and accompanying notes contained within Section 3: Financial Statements of this Annual Report and has issued an unmodified audit report. All other sections of the Annual Report have not been subject to audit by PricewaterhouseCoopers. The financial information contained in this Annual Report includes information extracted from the audited financial statements together with information that has not been audited.

References to websites

Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this Annual Report unless we specifically state that it is incorporated by reference and forms part of this Annual Report. All references in this Annual Report to websites are inactive textual references and are for information only.

102 WESTPAC GROUP 2023 ANNUAL REPORT

GROUP PERFORMANCE

2.1 Performance summary

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	18,317	17,161	16,858	7
Non-interest income	3,328	2,445	4,364	36
Net operating income	**21,645**	**19,606**	**21,222**	**10**
Operating expenses	(10,692)	(10,802)	(13,311)	(1)
Pre-provision profit	**10,953**	**8,804**	**7,911**	**24**
Impairment (charges)/benefits	(648)	(335)	590	93
Profit before income tax expense	**10,305**	**8,469**	**8,501**	**22**
Income tax expense	(3,104)	(2,770)	(3,038)	12
Profit after income tax expense	**7,201**	**5,699**	**5,463**	**26**
Profit attributable to non-controlling interests (NCI)	(6)	(5)	(5)	20
Net profit attributable to owners of WBC	**7,195**	**5,694**	**5,458**	**26**
Notable Items (post tax)	**(173)**	**(874)**	**(1,495)**	**(80)**
Effective tax rate	**30.12%**	**32.71%**	**35.74%**	**(259 bps)**

2.2 Key financial information[1]

	2023	2022	2021	% Mov't 2023 - 2022
Shareholder value				
Basic earnings per ordinary share (cents)	205.3	159.9	149.4	28
Diluted earnings per ordinary share (cents)	195.2	152.4	137.8	28
Weighted average ordinary shares (millions)	3,502	3,559	3,653	(2)
Fully franked dividends per ordinary share (cents)	142	125	118	14
Dividend payout ratio[2]	69.20%	76.79%	79.25%	large
Return on average ordinary equity	10.09%	8.10%	7.70%	199 bps
Return on average tangible ordinary equity	11.40%	9.17%	8.82%	223 bps
Average ordinary equity ($m)	71,229	70,268	70,849	1
Average tangible ordinary equity ($m)	63,117	62,078	61,900	2
Average total equity ($m)	71,274	70,323	70,899	1
Net tangible asset per ordinary share ($)	17.58	17.18	16.90	2
Business performance				
Group NIM	1.95%	1.93%	2.06%	2 bps
Core NIM	1.87%	1.75%	1.91%	12 bps
Treasury & markets impact on NIM	0.09%	0.12%	0.12%	(3 bps)
Notable Items impact on NIM	(0.01%)	0.06%	0.03%	large
Average interest-earning assets ($m)	941,376	886,971	819,456	6
Return on average assets (%)	0.70%	0.58%	0.60%	12 bps
Expense to income ratio (%)	49.40%	55.10%	62.72%	large
Expense to income ratio (ex Notable Items) (%)	47.50%	51.15%	53.67%	(365 bps)
Full time equivalent employees (FTE)	36,146	37,476	40,143	(4)
Revenue per FTE ($'000's)	577	508	549	14

1. Further information on Non-AAS financial measures included in this table are provided in the "Reading this Report" and Section 4.14.
2. Excludes the dividend component of the off-market share buy-back in 2022.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 103

2.2 Key financial information (continued)

	2023	2022	2021	% Mov't 2023 - 2022
Capital, funding and liquidity				
Level 2 common equity Tier 1 capital ratio:				
- Australian Prudential Regulation Authority (APRA)	12.38%	11.29%	12.32%	109 bps
- Internationally comparable	18.73%	17.57%	18.17%	116 bps
Credit RWA ($m)	339,758	362,098	357,295	(6)
Total risk weighted assets (RWA) ($m)	451,418	477,620	436,650	(5)
LCR[1]	134%	132%	129%	201 bps
NSFR[1]	115%	121%	125%	large
Deposit to loan ratio	82.89%	82.85%	81.64%	4 bps
Credit quality and impairment charges[1]				
Gross impaired exposures to gross loans	0.17%	0.20%	0.30%	(3 bps)
Gross impaired exposures provisions to gross impaired exposures	43.47%	47.95%	54.44%	large
Collectively assessed provisions to credit RWA	135 bps	116 bps	117 bps	19 bps
Total provisions to credit RWA	145 bps	128 bps	140 bps	17 bps
Total committed exposure (TCE) ($bn)	1,218	1,186	1,125	3
Total stressed exposures as a % of TCE[2]	1.26%	1.07%	1.36%	19 bps
Mortgages 90+ day delinquencies	0.81%	0.69%	0.99%	12 bps
Other consumer loans 90+ day delinquencies	1.28%	1.56%	1.75%	(28 bps)
Impairment charges/(benefits) to average loans	9 bps	5 bps	(8 bps)	4 bps
Balance sheet ($m)				
Loans	773,254	739,647	709,784	5
Total assets	1,029,774	1,014,198	935,877	2
Customer deposits	640,951	612,834	580,317	5

1. Includes balances presented as held for sale.
2. Westpac applied amendments to APS 220 Credit Risk Management in relation to the definition of non-performing loans. As a result, the ratio at 30 September 2023 is not directly comparable to past periods. On adoption of the new definition, the impact to the ratio was a 4bps increase, largely due to changes relating to an extension of the period over which exposures remain classified as non-performing before potential reclassification to performing.

104 WESTPAC GROUP 2023 ANNUAL REPORT Group performance 2.3 Impact of Notable Items As noted in the Presentation changes section of this Annual Report, the Group has simplified its financial reporting in 2023 and is no longer reporting the non-AAS profit measures of cash earnings and cash earnings excluding Notable Items. Net profit after tax has been adopted as the key performance measure for the Group and its segments for internal reporting to key decision makers. Consistent with that change, cash earnings and cash earnings excluding Notable Items will no longer be reported in the Group’s Financial Reports. To assist in explaining the Group’s financial performance, the Group will continue to report Notable Items which represent certain items that are not considered to be reflective of the Group’s ordinary operations. Notable Items broadly fall into the following categories: • Hedging items, which include: – Unrealised fair value gains/losses on economic hedges that do not qualify for hedge accounting – Net ineffectiveness on qualifying hedges • Large items that are not reflective of the Group’s ordinary operations. In individual reporting periods such items may include: – Provisions for remediation, litigation, fines and penalties – The impact of asset sales and revaluations – The write-down of assets (including goodwill and capitalised software) – Restructuring costs In determining dividends, the impact of Notable Items is typically excluded. Notable Items reduced net profit after tax in 2023 by $173 million (2022: $874 million; 2021: $1,495 million). Details of Notable Items (post tax) impacting on 2023 result are presented below: Category Net profit impact 2023 Detail (pre-tax) The impact of asset sales and revaluations $256m benefit • Gain on the sale of Advance Asset Management Limited (AAML) of $243 million. This also includes a tax refund related to transaction and separation costs. Provision for remediation, litigation, fines and penalties $176m reduction • Net operating income - $103m – Decrease in revenue due to additional repayments to institutional, business and superannuation customers. • Expenses - $132m – An increase in provisions for costs associated with customer remediation programs, regulatory investigations and litigation of $90m. – Estimated costs for the one-off levy for the Commonwealth’s Compensation Scheme of Last Resort of $42m. Restructuring costs $140m reduction • Costs associated with accelerating organisation simplification and the discontinuance of specialist businesses. The write-down of assets $87m reduction • The write-down of property assets and costs related to the reduction in corporate office space and accelerated consolidation of branches. Hedging items $26m reduction • The unrealised fair value gains/losses on economic hedges of accrual accounted term funding transactions for the period and the net ineffectiveness on qualifying hedges. There is no impact to the Group’s profit over time as the hedges reverse. Total Notable Items $173m reduction For detailed explanations of comparatives for 2022 and 2021, refer to the Annual Reports and Full Year Financial Results Announcements for 2022 and 2021 respectively.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 105

2.3 Impact of Notable Items (continued)

$m	Economic hedges	Hedge ineffectiveness	Provisions for remediation, litigation, fines and penalties	Asset sales and revaluations	The write-down of assets	Restructuring costs	Total
2023							
Net interest income	(113)	94	(78)	-	-	-	(97)
Non-interest income	(18)	-	(25)	243	-	-	200
Net operating income	**(131)**	**94**	**(103)**	**243**	**-**	**-**	**103**
Operating expenses	-	-	(132)	-	(126)	(202)	(460)
Pre-provision profit	**(131)**	**94**	**(235)**	**243**	**(126)**	**(202)**	**(357)**
Income tax (expense)/benefit and NCI	39	(28)	59	13	39	62	184
Net profit/(loss)	**(92)**	**66**	**(176)**	**256**	**(87)**	**(140)**	**(173)**
2022							
Net interest income	633	(77)	(1)	-	-	-	555
Non-interest income	39	-	(52)	(841)	-	-	(854)
Net operating income	**672**	**(77)**	**(53)**	**(841)**	**-**	**-**	**(299)**
Operating expenses	-	-	(126)	(144)	(351)	-	(621)
Pre-provision profit	**672**	**(77)**	**(179)**	**(985)**	**(351)**	**-**	**(920)**
Income tax (expense)/benefit and NCI	(202)	25	46	109	68	-	46
Net profit/(loss)	**470**	**(52)**	**(133)**	**(876)**	**(283)**	**-**	**(874)**
2021							
Net interest income	190	(46)	131	(4)	-	-	271
Non-interest income	7	-	(247)	764	-	-	524
Net operating income	**197**	**(46)**	**(116)**	**760**	**-**	**-**	**795**
Operating expenses	-	-	(471)	(471)	(1,405)	-	(2,347)
Pre-provision profit	**197**	**(46)**	**(587)**	**289**	**(1,405)**	**-**	**(1,552)**
Income tax (expense)/benefit and NCI	(59)	14	139	(278)	241	-	57
Net profit/(loss)	**138**	**(32)**	**(448)**	**11**	**(1,164)**	**-**	**(1,495)**

106 WESTPAC GROUP 2023 ANNUAL REPORT

GROUP PERFORMANCE

2.4 Review of earnings: 2023 vs 2022 performance

Sections 2.4 to section 2.7 provides a comparative discussion of the Group's performance for the financial year ended 30 September 2023 compared to 2022, unless otherwise specified. Factors that relate primarily to a single business segment are discussed in more detail in Section 2.8 Segment Reporting.

2.4.1 Net interest income

	2023	2022	2021	% Mov't 2023 - 2022
Net interest Income ($m)				
Net interest income	**18,317**	**17,161**	**16,858**	**7**
Core net interest income	17,602	15,532	15,611	13
Notable Items	(97)	555	271	large
Treasury[1]	645	951	878	(32)
Markets	167	123	98	36
Average interest earning assets ($m)[2]				
Loans	**704,759**	**677,235**	**653,366**	**4**
Housing	485,054	470,158	455,149	3
Personal	13,055	15,043	17,367	(13)
Business	206,650	192,034	180,850	8
Liquid assets	210,960	191,749	143,846	10
Other interest-earning assets	25,657	17,987	22,244	43
Average interest earning assets	**941,376**	**886,971**	**819,456**	**6**
NIM (%)				
Group NIM	1.95%	1.93%	2.06%	2 bps
Core NIM	1.87%	1.75%	1.91%	12 bps
Treasury & markets impact on NIM	0.09%	0.12%	0.12%	(3 bps)
Notable Items impact on NIM	(0.01%)	0.06%	0.03%	large

Net interest income increased 7% to $18,317 million. Key drivers included:

- Higher core net interest income, up 13% to $17,602 million, due to both higher net interest margin and balance sheet growth;
- Notable Items reduced income by $97 million compared to a benefit of $555 million in the prior year; and
- Treasury and markets income, down 24% to $812 million.

Group average interest-earning assets increased by 6% to $941.4 billion as a result of growth in average loans of 4% attributable to mortgages and business lending. This more than offset the continued run-off in the auto finance book included in Personal loans. Average liquid assets increased by 10% from increased holdings of High Quality Liquid Assets (HQLA) to support the reduction of the CLF earlier in the year. Other interest-earning assets increased by 43% primarily due to relative movements in AUD and USD interest rates, resulting in additional collateral paid to derivative counterparties to offset the decline in valuation of derivatives.

1. Treasury net interest income excludes capital benefit.
2. Includes assets held for sale.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 107

2.4.2 Net interest margin

Group net interest margin movement (%)


Group NIM up 2bps
1.93
0.18
1.75
(24bps)
35bps
(4bps)
(1bp)
6bps
(3bps)
(7bps)
1.95
0.08
1.87
Core NIM up 12bps
Notable Items, Treasury & Markets
Core NIM
FY22
Loans
Deposits
Liquid Assets
WSF[1]
Capital & Other
T&M[2]
Notable Items[3]
FY23

- The Group NIM for Full Year 2023 was 1.95%. Group NIM comprised:
  - Core NIM of 1.87%, up 12 basis points with key drivers described below;
  - Treasury and Markets of 9 basis points, down 3 basis points driven by market volatility in Treasury and lower gains on the sale of liquid assets; and
  - Notable Items impact of minus 1 basis point, down 7 basis points mainly due to unrealised fair value losses related to economic hedges of term funding compared to a large unrealised fair value gain in the prior period.
- The 12 basis points increase in Core NIM was driven by:
  - Deposit interest spread: 35 basis point increase supported by wider deposit interest spreads in the First Half. Spreads were down by 1 basis point in the Second Half. Earnings on hedged deposits were higher. A mix shift towards lower spread savings and term deposit products, as customers responded to higher interest rates, reduced margins slightly. Stabilising interest rates in the Second Half resulted in tighter deposit spreads;
  - Capital & Other: 6 basis point increase primarily from higher earnings on capital balances as a result of rising interest rates;
  - Loan interest spread: 24 basis point decrease included the impacts of tighter spreads on mortgage lending in Australia and New Zealand from competition for new and existing customers and stronger growth in lower spread owner occupied lending. Spreads on consumer finance products were also slightly tighter;
  - Liquid assets: 4 basis point decrease from holding of higher HQLA to support the reduction of the CLF; and
  - Wholesale funding: 1 basis point decrease from higher wholesale funding costs as spreads on new term wholesale funding were wider than the spreads on maturing facilities.

1. Wholesale Funding Cost.
2. Treasury & Markets contribution.
3. Notable items are described in Section 2.3

108 WESTPAC GROUP 2023 ANNUAL REPORT

GROUP PERFORMANCE

2.4.3 Average Balance Sheet

	2023			2022			2021		
	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %	Average balance $m	Interest $m	Average rate %
Assets									
Interest earning assets									
Loans	**704,759**	**35,582**	**5.0**	**676,820**	**21,096**	**3.1**	**650,400**	**20,756**	**3.2**
Housing	485,054	22,360	4.6	470,158	13,666	2.9	454,780	13,960	3.1
Personal	13,055	1,104	8.5	15,043	1,200	8.0	17,358	1,438	8.3
Business	206,650	12,118	5.9	191,619	6,230	3.3	178,262	5,358	3.0
Trading securities and financial assets measured at FVIS	30,086	1,143	3.8	22,836	347	1.5	23,791	192	0.8
Investment securities	74,877	2,037	2.7	77,781	1,126	1.4	87,709	1,200	1.4
Other interest earning assets	131,654	4,990	3.8	109,109	676	0.6	53,413	2	-
Assets held for sale	-	-	-	425	6	1.4	4,143	128	3.1
Total interest earning assets and interest income	**941,376**	**43,752**	**4.6**	**886,971**	**23,251**	**2.6**	**819,456**	**22,278**	**2.7**
Non-interest earning assets									
Derivative financial instruments	23,423			23,395			20,305		
Life insurance assets	-			-			226		
Assets held for sale	-			2,444			4,590		
All other assets	58,429			61,953			61,478		
Total non-interest earning assets	**81,852**			**87,792**			**86,599**		
Total assets	**1,023,228**			**974,763**			**906,055**		
Liabilities									
Interest bearing liabilities									
Deposits and other borrowings	**568,885**	**16,918**	**3.0**	**537,030**	**3,209**	**0.6**	**504,131**	**1,868**	**0.4**
Certificates of deposit	47,887	1,921	4.0	47,308	395	0.8	39,277	63	0.2
Transactions	140,134	3,228	2.3	139,557	652	0.5	130,941	274	0.2
Savings	209,196	5,366	2.6	212,084	848	0.4	194,402	498	0.3
Term	171,668	6,403	3.7	138,081	1,314	1.0	139,511	1,033	0.7
Repurchase agreements	39,652	556	1.4	37,779	150	0.4	33,586	56	0.2
Loan capital	34,384	1,448	4.2	30,708	1,026	3.3	26,594	849	3.2
Other interest bearing liabilities	176,699	6,513	3.7	158,251	1,705	1.1	143,470	2,635	1.8
Liabilities held for sale	-	-	-	-	-	-	1,335	12	1.0
Total interest bearing liabilities and interest expense	**819,620**	**25,435**	**3.1**	**763,768**	**6,090**	**0.8**	**709,116**	**5,420**	**0.8**
Non-interest bearing liabilities									
Deposits and other borrowings	106,199			108,171			89,245		
Derivative financial instruments	26,353			24,750			20,612		
Life insurance liabilities	-			-			253		
Liabilities held for sale	-			682			2,728		
All other liabilities	(218)			7,069			13,202		
Total non-interest bearing liabilities	**132,334**			**140,672**			**126,040**		
Total liabilities	**951,954**			**904,440**			**835,156**		
Shareholders' equity	71,229			70,268			70,849		
Non-controlling interests	45			55			50		
Total equity	**71,274**			**70,323**			**70,899**		
Total liabilities and equity	**1,023,228**			**974,763**			**906,055**		
Loans									
Australia	607,154	30,164	5.0	582,456	17,694	3.0	558,435	17,896	3.2
New Zealand	91,057	5,028	5.5	88,002	3,203	3.6	85,525	2,735	3.2
Other overseas	6,548	390	6.0	6,362	199	3.1	6,440	125	1.9
Deposits and other borrowings									
Australia	484,720	13,544	2.8	455,069	2,249	0.5	430,455	1,400	0.3
New Zealand	64,033	2,464	3.8	60,786	765	1.3	60,066	418	0.7
Other overseas	20,132	910	4.5	21,175	195	0.9	13,610	50	0.4

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 109

2.4.4 Loans

$m	2023	2022	2021	% Mov't 2023 - 2022
Australia	**674,422**	**647,122**	**614,770**	**4**
Housing	485,474	467,382	455,604	4
Personal	11,289	12,832	14,737	(12)
Business	181,509	170,636	148,453	6
Provisions	(3,850)	(3,728)	(4,024)	3
New Zealand (A$)	**92,854**	**85,772**	**88,793**	**8**
New Zealand (NZ$)	**99,711**	**97,393**	**93,032**	**2**
Housing	65,757	63,827	60,849	3
Personal	1,163	1,202	1,231	(3)
Business	33,298	32,764	31,421	2
Provisions	(507)	(400)	(469)	27
Other overseas (A$)	**5,978**	**6,753**	**6,221**	**(11)**
Total loans	**773,254**	**739,647**	**709,784**	**5**
Loans held for sale	-	-	1,015	-
Total loans (including held for sale)	**773,254**	**739,647**	**710,799**	**5**

Loans increased by 5% to $773.3 billion. Lending movements included:

- Growth in Australian housing loans of 4%, or 0.8x ADI system to $485.5 billion, with growth mainly occurring in the Second Half and predominantly in owner occupied mortgages. During the year, $70 billion of fixed rate mortgages expired of which most were retained. Customers predominantly elected to revert to variable rates, which resulted in fixed rate mortgages declining from 37% of the portfolio to 24%. Investor lending declined by 1%;
- Contraction in Australian personal lending of 12% to $11.3 billion. The main driver of the decline was the continued run-off of the auto finance portfolio, down $1.5 billion this year, following the decision to exit this business in March 2022. Excluding this run-off, personal lending balances declined slightly as customers chose alternative personal finance options;
- Growth in Australian business lending of 6% to $181.5 billion. Strong loan growth in WIB in the Second Half reflected deepening relationships with existing customers in the property, health and energy sectors. Business segment loan growth was primarily in the diversified, commercial property and agriculture sectors;
- Growth in New Zealand lending of 2% to $99.7 billion in NZ$ terms. Mortgages and business lending growth was stronger in the First Half while personal lending balances reduced slightly during the year; and
- Contraction in other overseas loan balances by 11% to $6.0 billion. This reflected lower volumes in Asia from the closure of offshore branches and lower trade finance utilisation.

110 WESTPAC GROUP 2023 ANNUAL REPORT

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2.4.5 Deposits and other borrowings

$m	2023	2022	2021	% Mov't 2023 - 2022
Customer deposits				
Australia	**557,781**	**535,645**	**501,010**	**4**
Transactions	119,621	133,390	125,481	(10)
Savings	195,325	179,702	184,871	9
Term	144,220	127,921	102,775	13
Non-interest bearing	98,615	94,632	87,883	4
New Zealand (A$)	**74,297**	**68,614**	**72,462**	**8**
New Zealand (NZ$)	**79,783**	**77,910**	**75,916**	**2**
Transactions	9,373	10,014	11,253	(6)
Savings	19,929	21,232	21,595	(6)
Term	38,472	32,273	28,331	19
Non-interest bearing	12,009	14,391	14,737	(17)
Other overseas (A$)	**8,873**	**8,575**	**6,845**	**3**
Total customer deposits	**640,951**	**612,834**	**580,317**	**5**
Certificates of deposit	**47,217**	**46,295**	**46,638**	**2**
Australia	32,947	30,507	31,506	8
New Zealand (A$)	2,247	2,588	3,293	(13)
Other overseas (A$)	12,023	13,200	11,839	(9)
Total deposits and other borrowings (including held for sale)	**688,168**	**659,129**	**626,955**	**4**

Customer deposits grew by 5% to $641.0 billion. Customer deposit growth comprised the following movements:

- Australian deposits up 4% to $557.8 billion mainly from growth in Consumer balances. Rising interest rates saw customers, across all segments, continue to switch from transaction accounts to higher interest bearing products. Strong growth in both savings and term deposits more than outweighed a decline in transactions balances. Non-interest bearing deposits were up 4% primarily due to an increase in mortgage offset account balances;
- New Zealand deposits up 2% to $79.8 billion in NZ$ terms, with customers opting for higher interest bearing term deposits; and
- Other overseas deposits up 3% to $8.9 billion, primarily in WIB from higher volumes of offshore term deposits supported by increasing interest rates.

The Group's deposit to loan ratio of 82.9% was in line with the prior year.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 111

Loans and deposits market share and system multiple metrics

Market share

	2023	2022	2021
Australia			
ADI System (APRA)			
Housing credit	21%	22%	22%
Personal credit cards	21%	21%	22%
Business credit[1]	15%	15%	16%
Household deposits	21%	20%	21%
Business deposits[2]	18%	18%	19%
Financial system (Reserve Bank of Australia (RBA))			
Housing credit	21%	21%	21%
Business credit[3]	15%	15%	15%
Retail and business deposits[4]	19%	20%	20%
New Zealand (Reserve Bank of New Zealand (RBNZ))[5]			
Consumer lending	18%	18%	18%
Business lending	16%	16%	16%
Deposits	18%	18%	18%

System multiples

	2023	2022	2021
Australia			
ADI System (APRA)			
Housing credit	0.8	0.5	0.7
Personal credit cards[6]	0.5	0.7	n/a
Business credit[1]	0.8	0.9	0.2
Household deposits	1.3	0.7	0.8
Business deposits[2,6]	n/a	0.8	0.7
Financial system (RBA)			
Housing credit	0.9	0.5	0.7
Business credit[3,6]	0.7	0.8	n/a
Retail and business deposits[4]	0.6	0.8	0.6
New Zealand (RBNZ)[5]			
Consumer lending	0.8	1.0	0.9
Business lending[6]	1.6	0.8	n/a
Deposits	0.9	0.5	1.2

1. Westpac Group's business credit growth rate and multiples are based on ADI System published by APRA in the Monthly ADI statistics, inclusive of Westpac Institutional Bank. Business credit includes loans with Non-Financial businesses and community service organisations.
2. Westpac Group's business deposit growth rate and multiples are based on ADI System as published in the Monthly ADI statistics by APRA, inclusive of Westpac Institutional Bank. Business deposits include deposits from Non-Financial businesses and Community service organisations.
3. Westpac Group's business credit growth rate and multiples are based on Financial System as published in the RBA Lending and Credit Aggregates, inclusive of Westpac Institutional Bank. Business credit includes loans with Non-financial businesses, Community service organisations, and select Financial Institutions.
4. Retail deposits include deposits from households, non-financial businesses, and select financial institutions as defined in the RBA Monetary Aggregates.
5. New Zealand comprises New Zealand banking operations.
6. n/a indicates that system growth and/or Westpac growth was negative.

112 WESTPAC GROUP 2023 ANNUAL REPORT

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2.4.6 Non-interest income[1]

$m	2023	2022	2021	% Mov't 2023 - 2022
Net fee income	1,645	1,671	1,482	(2)
Net wealth management and insurance income	562	808	1,211	(30)
Trading income	717	664	719	8
Other income	404	(698)	952	large
Total non-interest income	**3,328**	**2,445**	**4,364**	**36**

Non-interest income is composed of:

$m	2023	2022	2021	% Mov't 2023 - 2022
Non interest income excluding Notable Items and Businesses sold				
Net fee income	1,645	1,672	1,616	(2)
Net wealth management and insurance income	457	467	464	(2)
Trading income	750	620	715	21
Other income	136	148	185	(8)
Non-interest income excluding Notable Items and Businesses sold	**2,988**	**2,907**	**2,980**	**3**
Notable Items				
Net fee income	-	(1)	(137)	(100)
Net wealth management and insurance income	(10)	(51)	(106)	(80)
Trading income	(33)	44	4	large
Other income	243	(846)	763	large
Total non-interest income - Notable Items	**200**	**(854)**	**524**	**large**
Businesses sold[1]				
Net fee income	-	-	3	-
Net wealth management and insurance income	115	392	853	(71)
Trading income	-	-	-	-
Other income	25	-	4	-
Total non-interest income - Businesses sold	**140**	**392**	**860**	**(64)**
Total non-interest income	**3,328**	**2,445**	**4,364**	**36**

Non-interest income increased by 36% to $3,328 million. Excluding notable items and the impact of businesses sold, non-interest income increased by 3% to $2,988 million.

Net fee income

Net fee income declined by 2% to $1,645 million. Key movements included:

- Lower New Zealand cards interchange fees of $22 million due to regulatory changes which came into effect in November 2022;
- Lower Australian cards income of $17 million due to higher costs associated with travel insurance, loyalty provisions and scheme fees. Higher spend based fees and scheme incentives provided an offsetting benefit of $82 million; and
- Higher Institutional lending fees, primarily from volume related underwriting, guarantee and undrawn line facilities provided a net $20 million benefit.

Net wealth management and insurance income

Net wealth management and insurance income declined by 30% to $562 million due to Notable Items and impact of businesses sold. Excluding these impacts, net wealth management and insurance income decreased by 2% to $457 million. Drivers included:

- Reduced wealth income of $30 million from 3% lower average funds under administration and lower recoveries relating to regulatory programs;
- Reduced revenue from run-down of non core products of $8 million; and
- Increase of duration cash revenue by $34 million, supported by higher interest rates and a favourable portfolio asset mix shift provided an offsetting benefit.

1. Comparatives has been revised to incorporate the contribution from AAML and BT's personal and corporate superannuation funds businesses which were divested in 2023.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 113

Trading income

Trading income increased 8% to $717 million. Excluding notable items and the impact of businesses sold, trading income increased by 21% to $750 million due to:

- Higher credit and foreign exchange (FX) customer sales volumes reflecting franchise improvements and favourable market conditions, along with tighter credit spreads which provided a net benefit of $80 million;
- Derivative valuation adjustments (DVA), reflecting tightening counterparty credit spreads, of $69 million. This compared to a loss of $28 million in the prior year; and
- Loss on cross currency swaps of $38 million, driven by unfavourable FX and interest rate movements, absorbed some of the growth in trading income.

Other income

Other income of $404 million included a $243 million gain on sale of AAML. This compares to a loss of $698 million in the prior year which included the $1,112 million loss on sale of the Australian Life Insurance business.

Excluding notable items and the impact of businesses sold, other income declined by 8% to $136 million. This is primarily attributable to the receipt of a one-off general insurance payment in Full Year 2022.

Businesses sold

The contribution from businesses sold was $140 million in Full Year 2023. For further details of the contribution of each business refer to Section 4.13.

Group funds

$bn	2023	Inflows	Outflows	Net flows	Other Mov't	2022	2021	% Mov't 2023 - 2022
Platforms	135.7	17.9	(22.9)	(5.0)	14.0	126.7	139.3	7
Packaged Funds	1.5	1.3	(4.0)	(2.7)	(36.2)	40.4	47.4	(96)
Superannuation	-	1.5	(3.9)	(2.4)	(34.6)	37.0	45.4	(100)
Total Australia funds	**137.2**	**20.7**	**(30.8)**	**(10.1)**	**(56.8)**	**204.1**	**232.1**	**(33)**
Total NZ funds (A$)	**10.6**	**1.8**	**(1.9)**	**(0.1)**	**1.1**	**9.6**	**11.5**	**10**
Total Group funds	**147.8**	**22.5**	**(32.7)**	**(10.2)**	**(55.7)**	**213.7**	**243.6**	**(31)**
Total NZ funds (NZ$)	**11.4**	**2.0**	**(2.1)**	**(0.1)**	**0.6**	**10.9**	**12.0**	**5**

As at 30 September 2023, Group funds comprised our Platforms and Packaged Funds businesses provided to Australian and New Zealand customers.

Group funds decreased by $65.9 billion (or 31%) compared to 2022, driven by:

- $38.5 billion related to the sale of AAML; and
- The transfer of the members and benefits of BT Funds Management Limited's personal and corporate (non-platform) superannuation of $33.4 billion to Mercer Super Trust.

114 WESTPAC GROUP 2023 ANNUAL REPORT

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Markets related income

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	167	123	99	36
Non-interest income	858	619	773	39
Markets income	**1,025**	**742**	**872**	**38**
Sales and risk management income	969	773	774	25
Derivative valuation adjustment	56	(31)	98	large
Markets income	**1,025**	**742**	**872**	**38**

Markets income comprises sales and risk management revenue derived from the creation, pricing and distribution of risk management products to the Group's customers. Dedicated relationship specialists provide product solutions to these customers to help manage their interest rate, foreign exchange, commodity, credit and structured products risk exposures.

Markets income increased by 38% to $1,025 million.

Sales and risk management income increased by 25% to $969 million. Franchise improvements and more favourable market conditions compared to the prior year resulted in higher credit and FX revenues.

DVA contributed $56 million, reflecting tighter counterparty credit spreads. This compared to a loss of $31 million in the prior year.

2.4.7 Operating expenses

$m	2023	2022	2021	% Mov't 2023 - 2022
Staff expenses	(6,098)	(5,866)	(6,034)	4
Occupancy expenses	(786)	(914)	(1,226)	(14)
Technology expenses	(2,302)	(2,282)	(3,128)	1
Other expenses	(1,506)	(1,740)	(2,923)	(13)
Total operating expenses	**(10,692)**	**(10,802)**	**(13,311)**	**(1)**
Excluding Notable Items				
Staff expenses	(5,863)	(5,758)	(5,743)	2
Occupancy expenses	(722)	(788)	(951)	(8)
Technology expenses	(2,269)	(2,185)	(2,478)	4
Other expenses	(1,378)	(1,450)	(1,792)	(5)
Total operating expenses excluding Notable Items	**(10,232)**	**(10,181)**	**(10,964)**	**1**
Operating expenses - Businesses sold[1]	**46**	**(127)**	**(241)**	**large**
Operating expenses excluding Notable Items and Business sold	**(10,278)**	**(10,054)**	**(10,723)**	**2**

Full Time Equivalent (FTE) employees

Number of FTE	2023	2022	2021	% Mov't 2023 - 2022
Permanent employees	33,664	33,774	34,975	-
Temporary employees	2,482	3,702	5,168	(33)
FTE	**36,146**	**37,476**	**40,143**	**(4)**
Average FTE	**37,503**	**38,573**	**38,633**	**(3)**

1. Comparatives have been revised to incorporate the contribution from AAML and BT's personal and corporate superannuation funds businesses which were divested in 2023.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 115

The number of FTE employees in each area of business as at 30 September:

	2023	2022	2021	% Mov't 2023 - 2022
Consumer and Business Banking	17,048	17,854	19,187	(5)
Westpac Institutional Bank	2,732	2,594	2,596	5
Westpac New Zealand	5,288	5,070	4,830	4
Specialist Businesses	2,711	3,257	4,289	(17)
Group Businesses	8,367	8,701	9,241	(4)
Total Group	**36,146**	**37,476**	**40,143**	**(4)**

Operating expenses declined 1% to $10,692 million.

Excluding Notable Items and businesses sold, operating expenses increased 2% to $10,278 million, with significant increases from persistent inflationary pressures across third party vendor services and salaries and wages more than offsetting substantive Cost Reset outcomes.

Staff expenses increased 4% to $6,098 million. Excluding Notable Items staff expenses increased by 2%, due to wage and superannuation increases. FTE decreased by 4% reflecting the impact of businesses sold and the continued benefits of Cost Reset actions.

Occupancy expenses decreased 14% to $786 million. Excluding Notable Items, the Cost Reset programs drove occupancy expenses down 8% from a reduction of the Group's corporate and branch footprint, including the closure of 88 branches and establishment of 55 additional co-locations.

Technology expenses increased 1% to $2,302 million. Excluding Notable Items, technology expenses were 4% higher. Software maintenance and license costs increased as inflation contributed to higher third party vendor costs, in addition to higher software amortisation of approximately $80 million related to growth, productivity and regulatory and risk investments.

Other Expenses decreased 13% to $1,506 million. Excluding Notable Items other expenses declined 5% supported by the Cost Reset targeted reduction in consulting and third party spend.

Businesses sold provided an $46 million benefit in 2023 due to reimbursement of costs related to the BT Superannuation funds successor fund transfer (SFT) which more than offset the operating expenses of the businesses sold.

Investment spend

	2023	2022	2021	% Mov't 2023 - 2022
Expensed	816	883	1,222	(8)
Capitalised software, fixed assets and prepayments	1,106	1,104	797	-
Total	**1,922**	**1,987**	**2,019**	**(3)**
Risk and regulatory	1,194	1,312	1,431	(9)
Growth and Productivity	728	675	588	8
Total	**1,922**	**1,987**	**2,019**	**(3)**

There was $1,922 million of investment across the Group in Full Year 2023, 3% lower than the prior year.

Of the investment spend, 38% was directed towards growth and productivity and 62% was focused on risk and regulatory initiatives.

Growth and productivity investments included:

- Roll out of the mortgage origination platform, to third party mortgage brokers. This consolidates Consumer mortgages origination across all brands and channels onto one platform;
- Enhancements to the digital mortgage to support joint borrower applications, and adoption of the Open Banking regime to automate income verification;
- Roll out of new features in the Westpac App. These include:
  - Enhanced personal financial management features including voice search, expense splitter and scan a PayID functionality;
  - Enabling customers to request direct debit cancellation via self-serve, and provide online access to an industry first capability (PayTo) to manage their direct debit arrangements;
  - Facial biometrics verification capability; and
  - Carbon footprint tracking integration.

116 WESTPAC GROUP 2023 ANNUAL REPORT

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- Expanding access for customers to carry out their basic cash transactions in any Westpac Group branch regardless of brand;
- Expanding access to "fee-free" cash for customers, enabling access to more than 1,700 atmx ATMs including more than 500 ATMs in regional and rural locations;
- Launch of PartPay which allows eligible existing Westpac credit card customers to pay for purchases over $100 in four fortnightly instalments;
- Enabling sole trader and existing business customers to open a business transaction account online within 10 minutes;
- Launch of EFTPOS Air which allows small business customers to take payments through Android devices and iPhone devices; and
- Continued development of the corporate cash management platform.

Risk and regulatory investments included:

- Delivery of scheduled activities in the CORE program. Of the program's 354 activities, 310 have been assessed by the Independent Reviewer as complete and effective;
- Implementation of APRA's revised capital framework (Basel III) including updated prudential standards for capital adequacy and credit risk capital;
- Progressed implementation of ISO 20022, a new standard format for international and high value domestic payments messaging for banks, providing a common language for payments data around the world that will see faster and more reliable payments with Westpac now live for receipt of payments;
- Compliance with RBNZ's outsourcing policy (BS11) in relation to the outsourcing of functions and services to third parties;
- Expansion of scam protection through:
  - Launch of Westpac Verify which alerts customers when there is a potential mismatch in payment details;
  - Secure One Time Password and Actionable push notifications for fraud alerts, protecting customers from suspected fraud and scams; and
  - Implementation of strategic infrastructure and solution for fraud and financial crime detection and analysis.
- Maturing of our financial crime capabilities including strengthening of sanctions Investigations, improved technical control environment, streamlined regulatory reporting processes, increased operational efficiency and the continued strategic data integration of transaction monitoring to simplify detection scenarios;
- Maintaining New Payments Platform Australia scheme compliance and uplifting payments resilience, stability, and risk; and
- Strengthening our data oversight and governance and addressing the requirements of APRA's strategic direction for data.

Capitalised software

$m	2023	2022	2021	% Mov't 2023 - 2022
Balance as at beginning of the year	**2,264**	**1,840**	**2,430**	**23**
Total additions	1,141	1,101	740	4
Amortisation expense	(621)	(545)	(755)	14
Impairment expense	(8)	(110)	(485)	(93)
Other adjustments	21	(22)	(90)	large
Balance as at end of the year	**2,797**	**2,264**	**1,840**	**24**
Average amortisation period (years)	**3.6**	**3.2**	**2.6**	**0.4 years**

Capitalised software increased $533 million or 24% compared to 30 September 2022. The increase mainly reflects additional investment in the mortgage origination platform, WNZL regulatory requirements and uplifts in the payments & data infrastructure. This was partly offset by higher amortisation as key strategic projects were completed during the year.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 117

2.4.8 Credit impairment charges

$m	2023	2022	2021	% Mov't 2023 - 2022
Individually assessed provisions (IAPs)				
New IAPs	(197)	(220)	(610)	(10)
Write-backs	127	115	155	10
Recoveries	191	189	242	1
Total IAPs, write-backs and recoveries	**121**	**84**	**(213)**	**44**
Collectively assessed provisions (CAPs)				
Write-offs	(440)	(446)	(614)	(1)
Other changes in CAPs	(329)	27	1,417	large
Total new CAPs	**(769)**	**(419)**	**803**	**84**
Total impairment (charges)/benefits	**(648)**	**(335)**	**590**	**93**
Impairment charges/(benefits) to average loans	**9 bps**	**5 bps**	**(8 bps)**	**4 bps**
Net write-offs to average gross loans	**5 bps**	**10 bps**	**8 bps**	**(5 bps)**

The impairment charge of $648 million represented 9 basis points of average loans, up from 5 basis points in the prior year. The rise in impairment charges was mainly from a higher CAP charge of $769 million more than offsetting an IAP benefit of $121 million. This compared to a CAP charge of $419 million and an IAP benefit of $84 million in the prior year.

The CAP charge of $769 million comprised other changes in CAP of $329 million and write-offs of $440 million. The other changes in CAP were due to:

- Some deterioration of portfolio credit risk metrics, particularly in the mortgage portfolios from higher interest rates and inflationary pressures and an increase in exposure flowing through to watchlist;
- Less favourable forward-looking economic indicators; and
- A decrease in overlays reflecting the partial release of mortgage portfolio and construction industry overlays reduced the overall CAP charge.

The IAP benefit of $121 million comprised:

- Recoveries of $191 million, including a benefit from a large corporate exposure which had previously been written off;
- Write-backs of $127 million, mostly within Business; and
- New IAPs of $197 million mostly in Business, Consumer and the New Zealand segments reduced the overall IAP benefit.

2.4.9 Income tax expense

The effective tax rate of 30.12% in 2023 (2022: 32.71%) is slightly above the Australian corporate tax rate of 30%. The higher effective rate in 2022 was due to the accounting losses on the sale of the Australian life insurance business that was non-deductible for tax purposes.

2.4.10 Non-controlling interests

Non-controlling interests represent results of non-wholly owned subsidiaries attributable to shareholders other than Westpac. This predominantly include profits attributable to the 10.1% shareholding in Westpac Bank-PNG-Limited that are not owned by Westpac.

118 WESTPAC GROUP 2023 ANNUAL REPORT

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2.5 Credit quality

Credit quality key metrics

	2023	2022	2021	% Mov't 2023 - 2022
Stressed exposures by credit grade as a % of TCE:				
Impaired	0.11%	0.13%	0.19%	(2 bps)
Non-performing, 90+ days past due[1]	0.39%	0.32%	0.47%	7 bps
Non-performing, less than 90 days past due	0.22%	0.19%	0.21%	3 bps
Watchlist and substandard	0.54%	0.43%	0.49%	11 bps
Total stressed exposures	**1.26%**	**1.07%**	**1.36%**	**19 bps**
Gross impaired exposures to TCE for business and institutional:				
Business Australia	0.44%	0.55%	0.72%	(11 bps)
Business New Zealand	0.12%	0.16%	0.20%	(4 bps)
Institutional	0.02%	0.05%	0.16%	(3 bps)
Mortgage 90+ day delinquencies:				
Group	0.81%	0.69%	0.99%	12 bps
Australia	0.86%	0.75%	1.07%	11 bps
New Zealand	0.33%	0.22%	0.30%	11 bps
Other consumer loans 90+ day delinquencies:				
Group	1.28%	1.56%	1.75%	(28 bps)
Australia	1.32%	1.60%	1.76%	(28 bps)
New Zealand	0.92%	1.03%	1.65%	(11 bps)
Other:				
Gross impaired exposures to gross loans	0.17%	0.20%	0.30%	(3 bps)
Gross impaired exposure provisions to gross impaired exposures	43.47%	47.95%	54.44%	large
Total provisions to gross loans	63 bps	62 bps	70 bps	1 bps
Collectively assessed provisions to credit risk weighted assets	135 bps	116 bps	117 bps	19 bps
Total provisions to credit risk weighted assets	145 bps	128 bps	140 bps	17 bps

Movement in gross impaired exposures

$m	2023	2022	2021	% Mov't 2023 - 2022
Balance as at beginning of the year	**1,514**	**2,142**	**2,779**	**(29)**
New and increased - individually managed	367	430	836	(15)
Write-offs	(601)	(934)	(836)	(36)
Returned to performing or repaid	(449)	(436)	(591)	3
Portfolio managed - new/increased/returned/repaid	468	296	(39)	58
Exchange rate and other adjustments	3	16	(7)	(81)
Balance as at end of the year	**1,302**	**1,514**	**2,142**	**(14)**

1. Previously disclosed as 90 day past due and not impaired. In 2023, Westpac applied amendments to APS 220 Credit Risk Management in relation to the definition of non-performing loans. As a result, the ratio in 2023 is not directly comparable to past periods. On adoption of the new definition, the impact to the ratio was a 4bps increase, largely due to changes relating to an extension of the period over which exposures remain classified as non-performing before potential reclassification to performing.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 119

Loan quality

Housing and personal loans that were past due can be disaggregated based on days overdue as follows:

Consolidated $m	2023 30-89 days	2023 90+ days	2023 Total	2022 30-89 days	2022 90+ days	2022 Total
Loans						
Loans - housing	3,644	4,385	8,029	2,319	3,597	5,916
Loans - personal	128	144	272	147	195	342
Total	**3,772**	**4,529**	**8,301**	**2,466**	**3,792**	**6,258**

Credit quality remained resilient, notwithstanding a rise in stressed exposures as a percentage of total committed exposures (TCE) of 19 basis points to 1.26% at 30 September 2023. The composition and drivers of stressed exposures were:

- Impaired exposures of 11 basis points: a 2 basis points decline reflecting lower impaired exposures in WIB and Business;
- Non-performing, 90 days past due and not impaired exposures of 39 basis points: a 7 basis points increase reflecting higher mortgage 90+ day delinquencies;
- Non-performing not 90 days past due and not impaired exposures of 22 basis points: a 3 basis points increase reflecting the impact of APS 220 Credit Risk Management regulatory changes relating to an extension of the period over which exposures remain classified as non-performing before they can be reclassified to performing; and
- Watchlist and substandard exposures of 54 basis points: an 11 basis points increase, driven by exposures in WIB, Business and New Zealand.

Gross impaired exposures to gross loans were 3 basis points lower at 0.17%, reflecting lower impaired exposures in WIB and Business. The provision coverage of the impaired portfolio was 43%, down from 48% at 30 September 2022 due to write-backs of a small number of large exposures. Impaired exposures have an appropriate level of provision cover.

Portfolio segments

Stressed exposures in WIB increased 23 basis points to 0.58% of TCE. This deterioration was due to an increase in watchlist exposures mainly in the construction and trade sectors. Impaired exposures as a percentage of TCE reduced 6 basis points to 0.04%.

Stressed exposures in the Australian Business segment declined 1 basis point to 4.94% of TCE, mostly due to a decline in impaired exposures across several industries. There was an increase in watchlist exposures, mostly in the property sector.

Australian mortgage 90+ day delinquencies increased 11 basis points to 0.86% due to rising interest rates and inflationary pressures. Hardship increased by 20 basis points to 0.71% as customers requested additional assistance.

Properties in possession were 210, a decrease of 14 reflecting a buoyant property market.

Realised Australian mortgage losses remained low at $32 million, accounting for 1 basis point of Australian mortgages.

Australian other consumer 90+ day delinquencies declined 28 basis points to 1.32%, driven by enhanced collections processes across the credit cards and personal loans portfolios.

In New Zealand, credit quality is showing signs of deterioration across most portfolios. Stressed exposure to TCE rose 52 basis points to 1.49%. The increase in stress was driven by downgrades to watchlist and substandard in property, and agriculture, forestry and fishing. Impaired exposures to TCE remained stable at 0.06%.

New Zealand 90+ day mortgage delinquencies were up 11 basis points to 0.33%. The increase reflected the impact of higher interest rates combined with cost of living pressures. Other consumer 90+ day delinquencies were 11 basis points lower at 0.92%, mostly due to improved performance within the hardship segment in credit card and personal loan portfolios.

120 WESTPAC GROUP 2023 ANNUAL REPORT

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Provisioning

$m	2023	2022	2021	% Mov't 2023 - 2022
Provision for expected credit losses (ECL) on loans and credit commitments				
Collectively assessed provisions				
Modelled provision	4,147	3,473	3,520	19
Overlays	432	700	647	(38)
Total collectively assessed provisions	**4,579**	**4,173**	**4,167**	**10**
Individually assessed provisions	351	452	832	(22)
Total provision for ECL on loans and credit commitments	**4,930**	**4,625**	**4,999**	**7**
Provision for ECL on debt securities at amortised cost	6	6	3	-
Provision for ECL on debt securities at FVOCI[1]	5	4	5	25
Total provision for ECL	**4,941**	**4,635**	**5,007**	**7**

Total provisions increased 7% to $4,941 million. The increase was driven by higher CAP of $406 million, which was partly offset by lower IAP of $101 million.

The increase in CAP was due to:

- A rise in the mortgage portfolio 90+ day delinquencies;
- Higher watchlist and substandard exposures in Business, WIB and New Zealand portfolios; and
- Weakening of forward-looking economic inputs in the provisioning calculation.

This was partly offset by a $268 million reduction in overlays as the expected risk did not materialise or is now reflected in modelled outcomes. The reduction reflects partial releases of mortgage portfolio and construction industry overlays.

The IAP release of $101 million reflected the combined impact of write-offs and write-backs in predominately Business and WIB portfolios more than offsetting new IAP.

The economic scenario weights, which underpin the provisions for expected credit losses, remain unchanged from 2022 and reflect residual uncertainty.

Scenario weightings (%)	2023	2022	2021
Upside	5	5	5
Base	50	50	55
Downside	45	45	40

1. FVOCI represents fair value through other comprehensive income.

121 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 2.6 Balance sheet and funding 2.6.1 Balance sheet The detailed components of the balance sheet are set out in the notes to the financial statements. $m 2023 2022 2021 % Mov’t 2023 - 2022 Assets Loans 773,254 739,647 709,784 5 Housing 547,074 523,952 514,055 4 Personal 12,379 13,897 15,919 (11) Business 218,234 206,004 184,399 6 Provision for expected credit losses (4,433) (4,206) (4,589) 5 Liquid assets 196,720 194,058 160,936 1 Assets held for sale - 75 4,188 (100) All other assets 59,800 80,418 60,969 (26) Total assets 1,029,774 1,014,198 935,877 2 Liabilities Customer deposits 640,951 612,834 580,317 5 Transactions 129,139 143,145 136,892 (10) Savings 214,886 199,347 206,565 8 Term 185,770 161,858 133,992 15 Non-interest bearing 111,156 108,484 102,868 2 Certificates of deposit 47,217 46,295 46,638 2 Debt issues 156,573 144,868 128,779 8 Term funding from central banks 16,586 33,277 31,784 (50) Loan capital 33,176 31,254 29,067 6 Liabilities held for sale - 32 837 (100) All other liabilities 62,732 75,129 46,363 (17) Total liabilities 957,235 943,689 863,785 1 Equity Total equity attributable to owners of WBC 72,495 70,452 72,035 3 Non-controlling interests 44 57 57 (23) Total equity 72,539 70,509 72,092 3 Group Performance

122 WESTPAC GROUP 2023 ANNUAL REPORT

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2.6.2 Funding and liquidity risk management

Liquidity risk is the risk that the Group will be unable to fund assets and meet obligations as they become due. This risk is inherent for all banks as intermediaries between depositors and borrowers. The Group has a Liquidity Risk Management Framework which seeks to meet our cash flow obligations under a wide range of market conditions and scenarios, as well as meeting the requirements of the LCR and NSFR.

The Group's Liquidity Risk Management Framework is approved by the Board and sets out the Group's funding and liquidity risk appetite. It also determines the roles and responsibilities of key people managing funding and liquidity risk, risk reporting and control processes. In addition, it sets out the limits and targets used to manage Westpac's balance sheet, including wholesale funding limits, liquidity risk limits and stress testing.

Westpac maintained a strong liquidity position and conservative funding profile throughout the 2023 Financial Year, with key ratios and metrics comfortably above minimum regulatory requirements.

LCR

$m	2023	2022	2021	% Mov't 2023 - 2022
High Quality Liquid Assets (HQLA)[1]	181,882	175,595	136,525	4
Committed Liquidity Facility (CLF)	-	15,512	37,000	(100)
Total LCR liquid assets	**181,882**	**191,107**	**173,525**	**(5)**
Cash outflows in a modelled 30-day APRA defined stressed scenario				
Customer deposits	95,008	101,271	89,628	(6)
Wholesale funding	11,249	12,975	10,003	(13)
Other flows[2]	29,943	31,051	34,447	(4)
Total	**136,200**	**145,297**	**134,078**	**(6)**
LCR[1,3]	**134%**	**132%**	**129%**	**201 bps**

The LCR is designed to enhance banks' short-term resilience, by measuring the level of HQLA, as defined, held against its liquidity needs for a 30 calendar day period under a regulator-defined stress scenario.

Westpac's average LCR for the quarter ended 30 September 2023 was 134%, an increase of two percentage points compared to the quarter ended 30 September 2022. Over the year, a reduction in net cash outflows, due mainly to the removal of the 10% net cash outflow overlay in September 2022, as well as an increase in higher quality deposits, was matched by a reduction in average LCR-qualifying liquid assets. Average LCR-qualifying liquid assets were lower, due mainly to the phase-out of the CLF which was completed by 1 January 2023, while HQLA increased.

Westpac held an average of $182 billion in HQLA in the September 2023 quarter, approximately $46 billion above the 100% LCR minimum. The Group's portfolio of HQLA provides a buffer against periods of liquidity stress, as well as meeting regulatory requirements. HQLA include cash, deposits with central banks, and government and semi-government securities. They are recognised in the LCR calculation at market value.

Westpac uses derivatives to hedge the interest rate risk of the liquid asset portfolio and reduce exposure to changes in fair value. Changes in the fair value of liquid assets are recognised in Other Comprehensive Income (OCI) through the relevant equity reserve or the income statement.

The Group also has access to non-HQLA and other assets that are eligible for re-purchase with central banks under certain conditions and provide a source of additional liquidity for the Group. These assets include private securities and self-originated AAA-rated mortgage-backed securities.

NSFR

$m	2023	2022	2021	% Mov't 2023 - 2022
Available stable funding	707,893	687,442	651,216	3
Required stable funding	615,341	570,185	521,499	8
Net stable funding ratio	**115%**	**121%**	**125%**	**large**

The NSFR is designed to strengthen banks' longer-term funding resilience. To comply, banks are required to maintain an NSFR of at least 100% at all times. Westpac's NSFR was 115% at 30 September 2023, well above the 100% minimum. The ratio is down from 121% at 30 September 2022, reflecting a 6% increase in required stable funding as the CLF was phased out and as the first allocation of the Term Funding Facility (TFF) matured, as the mortgages backing those facilities are no longer used as collateral. In addition, required stable funding increased due to growth in lending and the impact of regulatory changes to APS 112 Capital Adequacy, which resulted in a higher stable funding requirement for certain mortgages.

1. Includes balances presented as held for sale.
2. Other flows include credit and liquidity facilities, collateral outflows and inflows from customers.
3. Calculated on a quarterly average basis for the quarter ended 30 September.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 123

The 3% increase in Available Stable Funding (ASF) over the year was mainly driven by growth in Consumer and small and medium-sized enterprise deposits and an increase in ordinary equity. This was partly offset by lower wholesale funding, due to a decline in long term wholesale funding with more than one year residual maturity.

Funding

The Group monitors the composition and stability of its funding so that it remains within the Group's funding risk appetite and meets the requirements of both the LCR and NSFR. During the year, the Group maintained a conservative funding profile, remained well-funded and ahead of balance sheet needs. This was prudent given the market volatility in the First Half 2023.

Funding by residual maturity

	2023		2022		2021	
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	640,951	66.0	612,834	65.1	580,317	65.0
Wholesale funding						
Short term	79,181	8.1	79,098	8.4	69,744	7.8
Long term - less than or equal to one year residual maturity	40,607	4.2	38,896	4.1	26,760	3.0
Long term - more than one year residual maturity	133,979	13.8	136,586	14.5	138,817	15.6
Securitisation	4,298	0.4	4,973	0.5	5,000	0.6
Total wholesale funding	**258,065**	**26.5**	**259,553**	**27.5**	**240,321**	**27.0**
Equity[1]	**72,543**	**7.5**	**69,967**	**7.4**	**71,614**	**8.0**
Total funding	**971,559**	**100.0**	**942,354**	**100.0**	**892,252**	**100.0**

Long term wholesale funding

Long term funding with a residual maturity greater than 12 months comprised 13.8% of the Group's total funding at 30 September 2023, down from the 14.5% at 30 September 2022. Funding from securitisation comprised a further 0.4% of total funding. The small reduction in long term wholesale funding was offset by increased customer deposits.

The Group maintained consistent access to global capital markets throughout 2023, despite a period of significant dislocation in March 2023. The Group raised $35.2 billion of long term wholesale funding, leveraging the scale and diversity of its wholesale funding franchise. New issuance included senior and covered bonds in a range of tenors and currencies, including AUD, USD, EUR, NZD, and GBP. The Group also issued Tier 2 capital securities, issuing $2.9 billion through its Australian parent entity, contributing towards Loss Absorbing Capacity regulatory requirements, and NZ$600 million through its New Zealand subsidiary, Westpac New Zealand Limited.

During the year, Westpac New Zealand Limited also re-established its US Medium Term Note Programme under Rule 144A and Reg S, adding further diversity to the Group's funding profile with its USD$750 million issuance in February 2023.

Short term wholesale funding

Short term wholesale funding and long term wholesale funding with a residual maturity less than 12 months accounted for 12.3% of the Group's total funding at 30 September 2023. This was down from 12.5% at 30 September 2022 as the Group continued to take a conservative approach to funding maturing within 12 months. The short term wholesale funding portfolio, including long term to short term scroll, had a weighted average maturity of 149 days, up from 143 days at 30 September 2022.

Deposit to loan ratio

	2023		2022		2021	
	$m	Ratio %	$m	Ratio %	$m	Ratio %
Customer deposits	640,951		612,834		580,317	
Loans	773,254	82.9	739,647	82.9	710,799	81.6

Customer deposits

Customer deposits accounted for 66.0% of the Group's total funding at 30 September 2023, up from 65.1% at 30 September 2022. Both deposits and loans grew at 5% over the year and the Group's deposit to loan ratio was unchanged at 82.9%.

Equity

Funding from equity made up 7.5% of total funding at 30 September 2023, compared to 7.4% at 30 September 2022. The increase in equity of $2.6 billion mainly reflects growth in retained earnings.

1. Includes total share capital, share-based payment reserve and retained profits.

124 WESTPAC GROUP 2023 ANNUAL REPORT

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2.7 Capital and dividends

$m	2023	2022	2021	% Mov't 2023 - 2022
Level 2 regulatory capital structure				
Common equity Tier 1 (CET1) capital after deductions ($m)	55,885	53,943	53,808	4
Risk weighted assets (RWA) ($m)	451,418	477,620	436,650	(5)
CET1 capital ratio	**12.38%**	**11.29%**	**12.32%**	**109 bps**
Additional Tier 1 capital ratio	2.21%	2.10%	2.33%	11 bps
Tier 1 capital ratio	**14.59%**	**13.39%**	**14.65%**	**120 bps**
Tier 2 capital ratio	5.86%	5.01%	4.21%	85 bps
Total regulatory capital ratio	**20.45%**	**18.40%**	**18.86%**	**205 bps**
APRA leverage ratio	**5.50%**	**5.61%**	**5.99%**	**(11 bps)**
Level 1 regulatory capital structure				
CET1 capital after deductions ($m)	52,273	50,722	54,314	3
Risk weighted assets ($m)	414,293	447,010	431,422	(7)
Level 1 CET1 capital ratio	12.62%	11.35%	12.59%	127 bps

APRA's revised capital framework

APRA's revised capital framework (Basel III) became effective on 1 January 2023 and included updated prudential standards for capital adequacy and credit risk capital. The objectives of the capital framework are to provide flexibility for banks to operate in all environments including in times of stress, enhance risk sensitivity and improve comparability including with international standards. Revisions included:

- Capital requirements: Total CET1 Requirement for D-SIBs (including Westpac), is 10.25%[1]. This comprises:
  - Minimum CET1 of 4.5%;
  - Capital conservation buffer (CCB) of 4.75%; and
  - Countercyclical capital buffer of 1.0%.
- Calculation of Credit RWA: Several changes with the most significant including:
  - Asset classifications used to determine RWA;
  - Greater use of internal modelling within property finance and mortgages which reduced risk weightings;
  - Higher capital requirements for higher risk segments such as interest only and investor mortgages;
  - Revised credit conversion factors (CCFs) for the calculation of off-balance sheet exposures which has reduced exposure at default. CCFs are percentage values used to convert an off-balance sheet exposure into an on-balance sheet equivalent; and
  - New Zealand RWA largely determined by the Reserve Bank of New Zealand (RBNZ) requirements which increased RWA compared to prior periods.
- Introduction of a capital floor which limits the capital benefit available to advanced banks to no more than 72.5% of the RWA outcomes available under the standardised approach; and
- Introduction of a minimum leverage ratio of 3.5% and amendments of the leverage exposure calculation.

These revisions are reflected in the disclosed capital ratios at 30 September 2023. Prior periods have not been restated with capital reported under APRA's, then applicable, capital framework.

1. APRA may apply higher minimum capital requirements for an individual ADI. APRA does not allow minimum regulatory capital requirements for individual ADIs to be disclosed. If an ADI's CET1 capital ratio falls within the capital buffer range it faces restrictions on the distribution of earnings, such as dividends, AT1 Capital distributions and discretionary staff variable remuneration.

125 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Capital management strategy Westpac evaluates its approach to capital management through an Internal Capital Adequacy Assessment Process (ICAAP). Key features include: • The development of a capital management strategy, including consideration of regulatory capital minimums, capital buffers and contingency plans; • Consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and • A stress testing framework that challenges the capital measures, coverage and capital requirements including the impact of adverse economic scenarios. The Board has determined that Westpac will target a CET1 operating capital range of between 11.0% and 11.5%, in normal operating conditions. Level 2 CET1 capital ratio movement for 2023 11.29% 12.38% 159 bps 62 bps 12 bps 3 bps (100 bps) (27 bps) Sep-22 Net profit Dividends (net of DRP) APRA revised capital framework RWA movement Capital deductions and other items FX translation impacts Sep-23 Westpac’s Level 2 CET1 capital ratio was 12.38% at 30 September 2023, 109 basis points higher than 30 September 2022. Key movements include: • 2023 net profit: 159 basis points increase; • Payment of the 2022 final dividend (net of DRP) and the 2023 interim dividend: 100 basis points reduction; • APRA’s revised capital framework: 62 basis points addition on implementation; • RWA movement: 12 basis points increase mainly from a reduction in non-credit RWA driven by lower Operational and Interest Rate in the Banking Book (IRRBB) RWA; • Capital deductions and other capital movements: reduced the ratio by 27 basis points. The main drivers were: – Higher deductions for capitalised software and expenditure, 17 basis point decrease; – Higher deduction for deferred tax assets, 9 basis points decrease; and – Other capital deductions, 1 basis point decrease; and • Foreign currency impacts added 3 basis point1 mainly from the depreciation of the A$ against the NZ$. The net profit and capital deductions outlined above included the divestment of AAML of 10 basis points. Westpac’s Level 1 CET1 capital ratio was 12.62% at 30 September 2023, 127 basis points higher than 30 September 2022 with movements mostly in line with Level 2 and a slightly higher impact from the revised capital framework as Level 1 excludes New Zealand. 1. Reflecting the net impact of movements in the foreign currency translation reserve and RWA.

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Additional Tier 1 and Tier 2 capital movement for First Half 2023

During the year the Group issued A$2.9 billion of Tier 2 capital instruments and redeemed A$1.2 billion of Tier 2 instruments. The net impact of these transactions was an increase in total capital of approximately 38 basis points. There were no Additional Tier 1 capital instruments issued.

On 2 December 2021, APRA announced a requirement for domestic systemically important banks (D-SIBs) including Westpac, to increase total capital requirements by 4.5 percentage points of RWA to meet additional loss absorbing capacity. This includes an interim total capital requirement of 16.75% from 1 January 2024 and a final total capital requirement from 1 January 2026 of 18.25%. The increase in total capital is expected to be met through additional Tier 2 capital[1].

Leverage ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure[2]. At 30 September 2023, Westpac's leverage ratio was 5.50%, down 11 basis points from 30 September 2022 mostly due to the increase in total exposures under the revised capital framework which was partly offset by higher Tier 1 capital.

Internationally comparable capital ratios

APRA's capital adequacy requirements are more conservative than those of the Basel Committee on Banking Supervision, leading to lower reported capital ratios when compared to international peers.

The Group's international comparable capital ratios have been calculated using the methodology outlined in the Australian Banking Association study released on 10 March 2023. Prior periods have not been restated and capital ratios are reported under the APRA study published in July 2015.

%	2023	2022	2021	% Mov't 2023 - 2022
Internationally comparable capital ratios				
CET1 capital ratio	18.73%	17.57%	18.17%	116 bps
Tier 1 capital ratio	21.76%	20.57%	21.23%	119 bps
Total regulatory capital ratio	29.87%	27.75%	26.61%	212 bps
Leverage ratio	5.98%	6.00%	6.59%	(2 bps)

1. Within Westpac's funding, this increase in total capital is likely to be offset by a decrease in long-term wholesale funding.
2. As defined under Attachment D of APS110: Capital Adequacy.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 127

Risk Weighted Assets (RWA)

The credit asset classes under APRA's current capital framework do not align to prior period categories, and therefore prior period RWA's have not been included in the table below.

$m	2023	2022	2021	% Mov't 2023 - 2022
Credit risk:				
Corporate	24,818			
Business lending	23,860			
Property finance	30,416			
Large corporate	20,570			
Sovereign	2,143			
Financial institution	13,457			
Residential mortgages	112,948			
Australian credit cards	3,712			
Other retail	4,607			
Small business	17,040			
Specialised lending	3,065			
Securitisation	7,661			
Standardised	28,813			
New Zealand[1]	46,648			
Total credit risk	**339,758**	**362,098**	**357,295**	**(6)**
Market risk	11,538	9,290	6,662	24
Operational risk	55,175	59,063	55,875	(7)
Interest rate risk in the banking book (IRRBB)	40,138	42,782	11,446	(6)
Other	4,809	4,387	5,372	10
Total risk weighted assets	**451,418**	**477,620**	**436,650**	**(5)**

Total RWA decreased by 5.5% to $451.4 billion over the year from both lower credit and non-credit RWA.

Credit RWA decreased by $22.3 billion. Key movements include:

- A $23.7 billion reduction in credit RWA on implementation of the revised capital framework. Key drivers were:
  - Property Finance: Internal modelling reduced the risk weight of property finance. These exposures were formerly calculated using the IRB slotting approach;
  - Mortgages: Revisions to mortgage models reduced RWA, although additional capital was required for higher risk segments, including standardised risk weights for some exposures; and
  - Off-balance sheet exposures: EAD reduction mainly related to changes in CCFs for non-retail exposures;
- A $5.6 billion decrease mostly due to data refinements related to Financial Institutions, Business Lending and Property Finance;
- A $2.1 billion decrease from counterparty credit risk and mark-to-market related credit risk primarily due to decreases in the mark-to-market value of derivatives from changes in underlying foreign currency rates;
- A $5.7 billion increase from higher lending mainly in Corporate lending;
- A $1.3 billion increase from deteriorating credit quality largely reflecting an increase in delinquencies in Residential Mortgages and New Zealand partially offset by a reduction in impaired exposures in Corporate and Business Lending; and
- A $2.2 billion increase from foreign currency translation impacts, predominantly the depreciation of the A$ against the NZ$.

Non-credit RWA decreased by $3.9 billion. Key movements include:

- Operational RWA: $3.9 billion decrease mainly from the Standardised Measurement Approach (SMA) annual updated calculations driven mostly by lower operational losses and a decrease in indemnities provided as part of the exit of non-core businesses that have been settled;
- IRRBB RWA: $2.6 billion decrease. Key drivers were:
  - $4.8 billion lower regulatory embedded loss; and
  - $2.2 billion increase in the repricing and yield curve outcome from the underlying banking book position; and
- Market RWA: $2.2 billion increase from a combination of market risk exposure changes and higher market volatility.

1. Includes credit and securitisation exposures regulated under RBNZ prudential requirements.

128 WESTPAC GROUP 2023 ANNUAL REPORT

GROUP PERFORMANCE

Capital adequacy

$m	2023	2022	2021	% Mov't 2023 - 2022
Tier 1 capital				
CET1 capital				
Paid up ordinary capital	39,826	39,666	41,601	-
Treasury shares	(759)	(712)	(663)	7
Equity based remuneration	1,929	1,843	1,753	5
Foreign currency translation reserve	(171)	(537)	(266)	(68)
Accumulated other comprehensive income	(221)	28	402	large
Non-controlling interests - other	44	57	57	(23)
Retained earnings	31,436	29,063	28,813	8
Less retained earnings in life and general insurance, funds management and securitisation entities	(369)	(300)	(1,118)	23
Deferred fees	334	300	238	11
Total CET1 capital	**72,049**	**69,408**	**70,817**	**4**
Deductions from CET1 capital				
Goodwill (excluding funds management entities)	(7,940)	(7,914)	(8,060)	-
Deferred tax assets	(2,144)	(1,746)	(2,429)	23
Goodwill in life and general insurance, funds management and securitisation entities	(149)	(204)	(209)	(27)
Capitalised expenditure	(2,375)	(2,148)	(1,951)	11
Capitalised software	(2,797)	(2,263)	(1,840)	24
Investments in subsidiaries not consolidated for regulatory purposes	(76)	(316)	(2,044)	(76)
Regulatory expected downturn loss in excess of eligible provisions	-	(144)	(225)	(100)
Securitisation	(16)	-	-	-
Defined benefit superannuation fund surplus	(217)	(219)	(64)	(1)
Equity investments	(228)	(187)	(163)	22
Regulatory adjustments to fair value positions	(222)	(324)	(24)	(31)
Total deductions from CET1 capital	**(16,164)**	**(15,465)**	**(17,009)**	**5**
Total CET1 capital after deductions	**55,885**	**53,943**	**53,808**	**4**
Additional Tier 1 capital				
Basel III complying instruments	10,037	10,021	10,180	-
Total Additional Tier 1 capital	**10,037**	**10,021**	**10,180**	**-**
Deductions from Additional Tier 1 capital				
Holdings of own and other financial institutions Additional Tier 1 capital instruments	(46)	(25)	(25)	84
Total deductions from Additional Tier 1 capital	**(46)**	**(25)**	**(25)**	**84**
Net Additional Tier 1 regulatory capital	**9,991**	**9,996**	**10,155**	**-**
Net Tier 1 regulatory capital	**65,876**	**63,939**	**63,963**	**3**
Tier 2 capital				
Basel III complying instruments	25,740	23,791	18,228	8
Basel III transitional instruments	-	-	487	-
Eligible general reserve for credit loss	1,051	411	51	156
Total Tier 2 capital	**26,791**	**24,202**	**18,766**	**11**
Deductions from Tier 2 capital				
Investments in subsidiaries not consolidated for regulatory purposes	-	-	(140)	-
Holdings of own and other financial institutions Tier 2 capital instruments	(370)	(243)	(221)	52
Total deductions from Tier 2 capital	**(370)**	**(243)**	**(361)**	**52**
Net Tier 2 regulatory capital	**26,421**	**23,959**	**18,405**	**10**
Total regulatory capital	**92,297**	**87,898**	**82,368**	**5**
Risk weighted assets	**451,418**	**477,620**	**436,650**	**(5)**
CET1 capital ratio	12.38%	11.29%	12.32%	109 bps
Additional Tier 1 capital ratio	2.21%	2.10%	2.33%	11 bps
Tier 1 capital ratio	**14.59%**	**13.39%**	**14.65%**	**120 bps**
Tier 2 capital ratio	5.86%	5.01%	4.21%	85 bps
Total regulatory capital ratio	**20.45%**	**18.40%**	**18.86%**	**205 bps**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 129

Dividends

	2023	2022	2021	% Mov't 2023 - 2022
Ordinary dividend - Interim (cents per share)	70	61	58	15
Ordinary dividend - Final (cents per share)	72	64	60	13
Total ordinary dividend	**142**	**125**	**118**	**14**
Payout ratio[1]	69.20%	76.79%	79.25%	large
Adjusted franking credit balance ($m)	3,520	3,298	3,857	7

The Board has determined a final fully franked dividend of 72 cents per share, to be paid on 19 December 2023 to shareholders on the register at the record date of 10 November 2023. The 2023 final dividend represents a payout ratio of 69.20%. In addition to being fully franked, the dividend will also carry NZ$0.07 in New Zealand imputation credits that may be used by New Zealand tax residents.

The Board has determined to satisfy the DRP for the 2023 final ordinary dividend by arranging for the purchase of shares in the market by a third party. The market price used to determine the number of shares issued under the DRP will be set over the 15 trading days commencing 15 November 2023, with no discount applied.

Capital deduction for regulatory expected credit loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from CET1 capital. The table below shows the calculation of this capital deduction.

$m	2023	2022	2021	% Mov't 2023 - 2022
Provisions associated with eligible portfolios				
Total provisions for expected credit losses	4,941	4,635	5,007	7
plus provisions associated with partial write-offs	292	377	40	(23)
less ineligible provisions[2]	(192)	(143)	(104)	34
Total eligible provisions	**5,041**	**4,869**	**4,943**	**4**
Regulatory expected downturn loss	**4,078**	**4,690**	**5,168**	**(13)**
Excess/(shortfall) in eligible provisions compared to regulatory expected downturn loss	**963**	**179**	**(225)**	**large**
CET1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[3]	**-**	**(144)**	**(225)**	**(100)**

1. Payout ratio excludes the dividend component of completed off-market share buy-back announced on 14 February 2022.
2. Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.
3. Regulatory expected loss is calculated for portfolios subject to the Basel advanced capital IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

130 WESTPAC GROUP 2023 ANNUAL REPORT

SEGMENT REPORTING

In 2023, the Group has changed its internal and external reporting from reporting cash earnings to reporting statutory net profit. Internally, Westpac separately identifies the impact of Notable Items on income and expenses and includes a sub-total titled "Pre-provision profit". Pre-provision profit represents profit before impairment charges and income tax expenses.

As segment reporting is to be consistent with the reporting internally to the Group's key decision makers, the segment reporting below reflects this basis of preparation and prior period balances have been restated.

$m	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Specialist Businesses	Group Businesses	Group
2023								
Net interest income	8,966	4,238	13,204	1,525	2,317	429	939	18,414
Non-interest income	568	315	883	1,366	240	650	(11)	3,128
Notable Items	-	(78)	(78)	-	-	233	(52)	103
Net operating income	**9,534**	**4,475**	**14,009**	**2,891**	**2,557**	**1,312**	**876**	**21,645**
Operating expenses	(4,763)	(1,867)	(6,630)	(1,308)	(1,186)	(547)	(561)	(10,232)
Notable Items	(202)	(19)	(221)	(15)	(9)	(60)	(155)	(460)
Total operating expenses	**(4,965)**	**(1,886)**	**(6,851)**	**(1,323)**	**(1,195)**	**(607)**	**(716)**	**(10,692)**
Pre-provision profit	**4,569**	**2,589**	**7,158**	**1,568**	**1,362**	**705**	**160**	**10,953**
Impairment (charges)/benefits	(200)	(263)	(463)	(87)	(124)	27	(1)	(648)
Profit before income tax (expense)/ benefit	**4,369**	**2,326**	**6,695**	**1,481**	**1,238**	**732**	**159**	**10,305**
Income tax (expense)/benefit and NCI[2]	(1,317)	(698)	(2,015)	(420)	(351)	(127)	(197)	(3,110)
Net profit/(loss)	**3,052**	**1,628**	**4,680**	**1,061**	**887**	**605**	**(38)**	**7,195**
Net profit includes impact of:								
Notable Items (post tax)[2]	(148)	(68)	(216)	(10)	(7)	207	(147)	(173)
Profit/(loss) attributable to businesses sold[3]	-	-	-	-	-	131	-	131
2022								
Net interest income	8,985	3,027	12,012	1,110	2,107	474	903	16,606
Non-interest income	612	332	944	1,146	279	860	70	3,299
Notable Items	-	-	-	-	120	(1,011)	592	(299)
Net operating income	**9,597**	**3,359**	**12,956**	**2,256**	**2,506**	**323**	**1,565**	**19,606**
Operating expenses	(4,623)	(1,899)	(6,522)	(1,188)	(1,072)	(683)	(716)	(10,181)
Notable Items	(66)	-	(66)	-	-	(365)	(190)	(621)
Total operating expenses	**(4,689)**	**(1,899)**	**(6,588)**	**(1,188)**	**(1,072)**	**(1,048)**	**(906)**	**(10,802)**
Pre-provision profit	**4,908**	**1,460**	**6,368**	**1,068**	**1,434**	**(725)**	**659**	**8,804**
Impairment (charges)/benefits	(201)	(143)	(344)	(85)	25	67	2	(335)
Profit before income tax (expense)/ benefit	**4,707**	**1,317**	**6,024**	**983**	**1,459**	**(658)**	**661**	**8,469**
Income tax (expense)/benefit and NCI[2]	(1,416)	(399)	(1,815)	(296)	(382)	(65)	(217)	(2,775)
Net profit/(loss)	**3,291**	**918**	**4,209**	**687**	**1,077**	**(723)**	**444**	**5,694**
Net profit includes impact of:								
Notable Items (post tax)[2]	(47)	-	(47)	-	119	(1,226)	280	(874)
Profit/(loss) attributable to businesses sold[3]	-	-	-	-	18	168	-	186

1. Refer to Section 2.8.4 for the Westpac New Zealand NZ$ segment reporting.
2. Includes tax benefits on Notable Items of $184 million in 2023 (2022: $46 million, 2021: $57 million).
3. Refer to Section 4.13 for further details.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 131

$m	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand[1] (A$)	Specialist Businesses	Group Businesses	Group
2021								
Net interest income	9,483	2,810	12,293	925	2,022	512	835	16,587
Non-interest income	521	352	873	1,329	334	1,264	40	3,840
Notable Items	-	178	178	-	(49)	181	485	795
Net operating income	**10,004**	**3,340**	**13,344**	**2,254**	**2,307**	**1,957**	**1,360**	**21,222**
Operating expenses	(4,757)	(2,168)	(6,925)	(1,418)	(1,039)	(846)	(736)	(10,964)
Notable Items	(141)	(54)	(195)	(1,193)	(23)	(640)	(296)	(2,347)
Total operating expenses	**(4,898)**	**(2,222)**	**(7,120)**	**(2,611)**	**(1,062)**	**(1,486)**	**(1,032)**	**(13,311)**
Pre-provision profit	**5,106**	**1,118**	**6,224**	**(357)**	**1,245**	**471**	**328**	**7,911**
Impairment (charges)/benefits	184	425	609	(162)	79	66	(2)	590
Profit before income tax (expense)/ benefit	**5,290**	**1,543**	**6,833**	**(519)**	**1,324**	**537**	**326**	**8,501**
Income tax (expense)/benefit and NCI[2]	(1,583)	(466)	(2,049)	(14)	(376)	(375)	(229)	(3,043)
Net profit/(loss)	**3,707**	**1,077**	**4,784**	**(533)**	**948**	**162**	**97**	**5,458**
Net profit includes impact of:								
Notable Items (post tax)[2]	(105)	85	(20)	(991)	(54)	(540)	110	(1,495)
Profit/(loss) attributable to businesses sold[3]	-	-	-	-	39	450	-	489

1. Refer to Section 2.8.4 for the Westpac New Zealand NZ$ segment reporting.
2. Includes tax benefits on Notable Items of $184 million in 2023 (2022: $46 million, 2021: $57 million).
3. Refer to Section 4.13 for further details.

132 WESTPAC GROUP 2023 ANNUAL REPORT

SEGMENT REPORTING

Businesses sold

The table below shows the profit/(loss) attributable to businesses sold on the segments by the relevant period.

Further details are provided in Section 4.13.

$m	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand (A$)	Specialist Businesses	Group Businesses	Group
2023								
Net interest income	-	-	-	-	-	-	-	-
Non-interest income	-	-	-	-	-	140	-	140
Net operating income	**-**	**-**	**-**	**-**	**-**	**140**	**-**	**140**
Operating expenses	-	-	-	-	-	46	-	46
Pre-provision profit	**-**	**-**	**-**	**-**	**-**	**186**	**-**	**186**
Impairment (charges)/benefits	-	-	-	-	-	-	-	-
Profit before income tax (expense)/ benefit	**-**	**-**	**-**	**-**	**-**	**186**	**-**	**186**
Income tax (expense)/benefit and NCI	-	-	-	-	-	(55)	-	(55)
Net profit	**-**	**-**	**-**	**-**	**-**	**131**	**-**	**131**
2022								
Net interest income	-	-	-	-	-	6	-	6
Non-interest income	-	-	-	-	28	364	-	392
Net operating income	**-**	**-**	**-**	**-**	**28**	**370**	**-**	**398**
Operating expenses	-	-	-	-	(3)	(124)	-	(127)
Pre-provision profit	**-**	**-**	**-**	**-**	**25**	**246**	**-**	**271**
Impairment (charges)/benefits	-	-	-	-	-	7	-	7
Profit before income tax (expense)/ benefit	**-**	**-**	**-**	**-**	**25**	**253**	**-**	**278**
Income tax (expense)/benefit and NCI	-	-	-	-	(7)	(85)	-	(92)
Net profit	**-**	**-**	**-**	**-**	**18**	**168**	**-**	**186**
2021								
Net interest income	-	-	-	-	-	39	-	39
Non-interest income	-	-	-	-	58	802	-	860
Net operating income	**-**	**-**	**-**	**-**	**58**	**841**	**-**	**899**
Operating expenses	-	-	-	-	(4)	(237)	-	(241)
Pre-provision profit	**-**	**-**	**-**	**-**	**54**	**604**	**-**	**658**
Impairment (charges)/benefits	-	-	-	-	-	29	-	29
Profit before income tax (expense)/ benefit	**-**	**-**	**-**	**-**	**54**	**633**	**-**	**687**
Income tax (expense)/benefit and NCI	-	-	-	-	(15)	(183)	-	(198)
Net profit	**-**	**-**	**-**	**-**	**39**	**450**	**-**	**489**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 133

2.8.1 Consumer

The Consumer segment provides a full range of banking products and services to customers in Australia through three lines of business consisting of mortgages, consumer finance and deposits. Products and services are provided through a portfolio of brands comprising Westpac, St.George, BankSA, Bank of Melbourne and RAMS using digital channels and branches.

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	8,966	8,985	9,483	-
Non-interest income	568	612	521	(7)
Net operating income	**9,534**	**9,597**	**10,004**	**(1)**
Operating expenses	(4,763)	(4,623)	(4,757)	3
Notable Items	(202)	(66)	(141)	large
Total operating expenses	**(4,965)**	**(4,689)**	**(4,898)**	**6**
Pre-provision profit	**4,569**	**4,908**	**5,106**	**(7)**
Impairment (charges)/benefits	(200)	(201)	184	-
Profit before income tax expense	**4,369**	**4,707**	**5,290**	**(7)**
Income tax expense and NCI	(1,317)	(1,416)	(1,583)	(7)
Net profit	**3,052**	**3,291**	**3,707**	**(7)**
Notable Items (post tax)	(148)	(47)	(105)	large
Expense to income ratio (Ex Notable Items)	49.96%	48.17%	47.55%	179 bps
Net interest margin (Ex Notable Items)	2.06%	2.13%	2.30%	(7 bps)

$bn	2023	2022	2021	% Mov't 2023 - 2022
Customer deposits				
Transactions	33.0	40.5	37.1	(19)
Savings	154.9	123.9	127.6	25
Term	63.9	62.2	50.2	3
Mortgage offsets	56.6	54.0	51.5	5
Total customer deposits	**308.4**	**280.6**	**266.4**	**10**
Loans				
Mortgages	485.6	467.6	455.7	4
Other	8.9	8.9	8.8	-
Provisions	(1.8)	(1.9)	(1.8)	(5)
Total loans	**492.7**	**474.6**	**462.7**	**4**
Deposit to loan ratio	62.59%	59.12%	57.58%	347 bps
Total assets	504.9	486.9	474.8	4
TCE	580.4	564.4	551.8	3
Average interest earning assets	435.2	422.7	411.7	3
Average allocated capital	25.9	25.2	24.8	3
Credit quality				
Impairment charges/(benefits) to average loans	0.04%	0.04%	(0.04%)	-
Mortgage 90+ day delinquencies	0.86%	0.75%	1.07%	11 bps
Other consumer loans 90+ day delinquencies	1.01%	1.35%	1.60%	(34 bps)
Total stressed exposures to TCE	0.88%	0.68%	0.98%	20 bps

134 WESTPAC GROUP 2023 ANNUAL REPORT Segment reporting Net profit declined by 7% to $3,052 million as 7% growth in the First Half 2023 was offset by the 27% fall in net profit in the Second Half. Pre-provision profit reduced by 7% to $4,569 million. Excluding Notable Items mostly associated with restructuring charges and the branch transformation program, pre-provision profit declined by 4% to $4,771 million. This reflected a contraction in operating income of 1% and an increase in operating expenses of 3%. Operating income was lower due to continued net interest margin reduction, mainly in mortgages, which more than offset volume growth. Operating expenses increased due to the combined impacts of inflationary pressures on wages and vendor services, and higher software amortisation. Net interest income flat • Net loans increased by 4% to $492.7 billion. Mortgage growth of 4%, driven mainly by variable owner occupied mortgages, reflected 0.8x APRA’s housing credit system growth. During the year, $70 billion of fixed rate mortgages expired, of which most were retained and reverted to variable rate loans. Variable rate mortgages now account for 76% of mortgages, still below pre-COVID levels but up from 63% in the prior year; • Deposits were up 10% to $308.4 billion, growing at 1.3x APRA’s household deposit system. The growth reflected an improved customer proposition. Higher interest rates impacted customer preference, resulting in a reduction in transaction balances and shift towards higher-yielding savings accounts and to a lesser extent term deposits. Mortgage offset balances increased 5% to $56.6 billion as customers reverted to variable rate mortgages which benefit from deposit offset features; • With deposit growth significantly exceeding loan growth, the deposit to loan ratio improved to 62.6%; and • The net interest margin declined 7 basis points. A 2 basis points increase in the First Half more was more than offset by a 24 basis point decrease in the Second Half. The decline in net interest margin was mainly due to the impact of repricing to retain existing mortgage borrowers and competition for new lending. This was partly offset by wider deposit spreads in the First Half and higher returns on capital balances over the year. Deposit spreads declined in the Second Half due to the mix shift towards lower margin savings accounts and rising competition for term deposits. Non-interest income down 7% • Non-interest income declined 7% to $568 million reflecting: – The non-recurrence of a $25 million milestone payment received from the distribution agreement for general insurance in the prior year; – Lower cards income; and – Lower share trading income from lower market activity. Expenses up 6% • Operating expenses increased by 6% to $4,965 million. Excluding Notable Items of $202 million, operating expenses were up 3%. Main contributors included: – Higher wage and vendor services inflation and resourcing to support customer outcomes; and – Increased amortisation costs as projects completed. • These higher expenses were partly offset by the benefits of Cost Reset outcomes including a smaller corporate footprint, and a reduction in branches and proprietary-owned ATMs. Impairment charge of $200 million • Impairment charges were 4 basis points of average loans, in line with the prior year. The charge was driven by write-offs and new IAP, which were partly offset by a CAP benefit. The CAP benefit was driven by a reduction in overlays which more than offset the deteriorating credit risk metrics in the mortgage portfolio; and • Stressed exposure to TCE deteriorated by 20 basis points to 0.88% compared to the prior year. Mortgage 90+ delinquencies increased 11 basis points to 0.86% reflecting higher mortgage rates and cost of living pressures. Positively, other consumer 90+ day delinquencies decreased 34 basis points to 1.01% reflecting an uplift in collection practices and a resumption in write-off activity.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 135

2.8.2 Business

The Business segment provides services and products to Australian small to medium businesses including commercial and agribusiness customers. It offers business lending, generally up to $200 million in exposure, merchant services using eCommerce solutions and transaction banking services. Business also includes Private Wealth, supporting needs of high-net-worth individuals. It operates under the Westpac, St.George, and Bank of Melbourne brands.

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	4,238	3,027	2,810	40
Non-interest income	315	332	352	(5)
Notable Items	(78)	-	178	-
Net operating income	**4,475**	**3,359**	**3,340**	**33**
Operating expenses	(1,867)	(1,899)	(2,168)	(2)
Notable Items	(19)	-	(54)	-
Total operating expenses	**(1,886)**	**(1,899)**	**(2,222)**	**(1)**
Pre-provision profit	**2,589**	**1,460**	**1,118**	**77**
Impairment (charges)/benefits	(263)	(143)	425	84
Profit before income tax expense	**2,326**	**1,317**	**1,543**	**77**
Income tax expense and NCI	(698)	(399)	(466)	75
Net profit	**1,628**	**918**	**1,077**	**77**
Notable Items (post tax)	(68)	-	85	-
Expense to income ratio (Ex Notable Items)	41.01%	56.53%	68.56%	large
Net interest margin (Ex Notable Items)	4.89%	3.71%	3.55%	118 bps

$bn	2023	2022	2021	% Mov't 2023 - 2022
Customer deposits				
Transactions	51.1	59.5	57.1	(14)
Savings	38.8	44.8	45.2	(13)
Term	40.7	29.0	26.3	40
Mortgage offsets	-	-	-	-
Total customer deposits	**130.6**	**133.3**	**128.6**	**(2)**
Loans				
Business	90.4	86.3	79.8	5
Provisions	(1.5)	(1.4)	(1.4)	7
Total loans	**88.9**	**84.9**	**78.4**	**5**
Deposit to loan ratio	146.97%	157.06%	164.00%	large
Total assets	91.1	87.1	80.6	5
TCE	116.2	111.1	102.1	5
Average interest earning assets	86.7	81.6	79.1	6
Average allocated capital	8.4	8.1	8.2	4
Credit quality				
Impairment charges/(benefits) to average loans	0.30%	0.17%	(0.53%)	13 bps
Business: impaired exposures to TCE	0.40%	0.52%	0.72%	(12 bps)
Total stressed exposures to TCE	4.98%	5.05%	5.90%	(7 bps)

136 WESTPAC GROUP 2023 ANNUAL REPORT Segment reporting Net profit grew 77% to $1,628 million. Pre-provision profit increased by 77% to $2,589 million. Excluding Notable Items associated with customer remediation and restructuring, pre-provision profit increased by 84% to $2,686 million. The growth was driven by an improvement in operating income, with higher lending balances and higher interest rates supporting deposit spreads alongside a decline in operating expenses following the completion of several regulatory and compliance programs. Net interest income up 37% • Excluding Notable Items net interest income increased by 40% to $4,238 million; • Net loans increased by 5% to $88.9 billion with growth predominantly in agriculture, commercial property and diversified sectors; • Deposits decreased by 2% to $130.6 billion reflecting lower system growth and increased competition. There was a shift to higher yielding term deposits as interest rates increased, which now comprise 31% of total customer deposits, up from 22% in the prior year. Conversely, there were declines in both savings accounts and transaction accounts; and • The net interest margin excluding Notable Items was up 118 basis points comprising of a 145 basis point increase in the First Half 2023 and a 22 basis point increase in Second Half 2023. The improvement was driven by rising interest rates that supported higher deposit spreads and returns on both hedged deposits and capital. This was partly offset by loan spreads continuing to narrow due to ongoing competition. The favourable impact of the deposit spreads slowed in the Second Half as interest rates began to stabilise and the mix shift to term deposits increased. Non-interest income down 5% • Non-interest income decreased by 5% to $315 million due to ongoing fee simplification. Merchants income was also lower due to higher terminal amortisation following the migration to new terminals. Expenses down 1% • Operating expenses declined by 1% to $1,886 million. Excluding Notable Items of $19 million related to customer remediation and restructuring, operating expenses were down 2% due to: – The completion of several regulatory and compliance programs; and – Benefits of a simpler organisational structure, primarily in head office functions. Impairment charge of $263 million • The impairment charge was 30 basis points of average loans compared to 17 basis points in the prior year. The charge reflected higher CAP due to updated economic forecasts including a higher cash rate and a steeper commercial property price correction. This was partly offset by the release of a portion of the construction overlay that is now reflected in modelled outcomes; and • Credit quality metrics improved with stressed exposures to TCE down 7 basis points to 4.98%, mostly due to balance sheet growth. There was a small increase in watchlist and substandard exposures, in the commercial property and the agriculture sectors.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 137

2.8.3 Westpac Institutional Bank (WIB)

The Westpac Institutional Bank (WIB) comprises three lines of business: Corporate & Institutional Bank (CIB), Global Transaction Services (GTS) and Financial Markets (FM). It services predominantly corporate, institutional and government clients. CIB uses dedicated industry relationship and specialist product teams to support clients' lending needs. GTS is responsible for the provision of payments and liquidity management solutions to WIB's clients and the group's domestic and international payments infrastructure. FM provides a range of risk management, investment and debt capital markets solutions to WIB clients and access to financial markets products for consumer and business customers. Clients are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, Frankfurt and Singapore.

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	1,525	1,110	925	37
Non-interest income	1,366	1,146	1,329	19
Net operating income	**2,891**	**2,256**	**2,254**	**28**
Operating expenses	(1,308)	(1,188)	(1,418)	10
Notable Items	(15)	-	(1,193)	-
Total operating expenses	**(1,323)**	**(1,188)**	**(2,611)**	**11**
Pre-provision profit	**1,568**	**1,068**	**(357)**	**47**
Impairment (charges)/benefits	(87)	(85)	(162)	2
Profit before income tax expense	**1,481**	**983**	**(519)**	**51**
Income tax expense and NCI	(420)	(296)	(14)	42
Net profit	**1,061**	**687**	**(533)**	**54**
Notable Items (post tax)	(10)	-	(991)	-
Expense to income ratio (Ex Notable Items)	45.24%	52.66%	62.91%	large
Net interest margin (Ex Notable Items)	1.50%	1.26%	1.25%	24 bps

$bn	2023	2022	2021	% Mov't 2023 - 2022
Customer deposits				
Transactions and others	63.5	65.8	59.2	(3)
Savings	10.3	10.7	11.9	(4)
Term	41.3	40.1	28.2	3
Total customer deposits	**115.1**	**116.6**	**99.3**	**(1)**
Loans				
Loans	92.9	85.5	68.3	9
Provisions	(0.3)	(0.3)	(0.6)	-
Total loans	**92.6**	**85.2**	**67.7**	**9**
Deposit to loan ratio	124.37%	136.83%	146.64%	large
Total assets	106.3	106.1	82.8	-
TCE	207.4	199.3	179.7	4
Average interest earning assets	101.7	88.2	73.9	15
Average allocated capital	8.5	7.8	7.8	9
Credit quality				
Impairment charges to average loans	0.10%	0.11%	0.25%	(1 bps)
Impaired exposures to TCE	0.04%	0.10%	0.29%	(6 bps)
Total stressed exposures to TCE	0.58%	0.35%	0.64%	23 bps

138 WESTPAC GROUP 2023 ANNUAL REPORT

SEGMENT REPORTING

Net operating income contribution

$m	2023	2022	2021	% Mov't 2023 - 2022
Lending and deposit income	2,006	1,712	1,508	17
Sales and risk management income	887	696	741	27
Derivative valuation adjustment	56	(31)	98	large
Other[1]	(58)	(121)	(93)	(52)
Net operating income contribution	**2,891**	**2,256**	**2,254**	**28**

Net profit was up 54% to $1,061 million.

Pre-provision profit increased by 47% to $1,568 million, driven by a 28% increase in net operating income which was partly offset by an 11% growth in operating expenses. Excluding Notable Items associated with restructuring charges, pre-provision profit rose by 48% to $1,583 million. The improvement in operating income reflected balance sheet growth, higher interest rates which supported deposit and loan spreads, and an improved Financial Markets performance. The increase in operating expenses reflected both higher software amortisation and staff costs.

Net interest income up 37%	• Net loans increased by 9% to $92.6 billion. Growth was in our target sectors of property, health and energy. First Half loans were impacted by borrowers bringing forward refinancing in the prior financial year. Lending activity increased in the Second Half primarily due to deepening relationships with existing customers. • Deposits decreased by 1% to $115.1 billion, largely due to a reduction in transaction balances. Clients used cash held in transaction accounts to both pay down debt and redistribute it into higher yielding assets in response to higher interest rates. The deposit mix shifted towards term deposits, which accounted for 36% of total deposits, up from 34% in the prior year; and • The net interest margin, up 24 basis points, benefited from higher interest rates supporting loan and deposit spreads and returns on capital, as well as improved Markets income. This was partly offset by higher wholesale funding and liquidity costs.
Non-interest income up 19%	• Non-interest income increased by 19% to $1,366 million as deepening relationships resulted in more activity from existing clients. The result was also supported by the $97 million positive impact from derivative valuation adjustments (DVA), which benefited from tighter counterparty credit spreads. Excluding the DVA benefit, non-interest income increased by 10% due to: – Improved Markets income from higher customer sales volumes in credit and foreign exchange products, reflecting franchise improvements and favourable market conditions, along with tighter credit spreads; – Increased origination and syndication fees reflecting elevated activity; and – Higher unused credit facility fees from increased lending activity.
Expenses up 11%	• Expenses excluding Notable Items increased 10% to $1,308 million reflecting: – Inflationary pressures impacting staff costs and expenses for third party vendor services; and – Higher software amortisation costs. • Savings from Cost Reset outcomes partly offset a portion of the higher expenses. • The investment mix shifted towards growth and productivity with the development of the new payments platform offsetting risk related programs nearing their closure.
Impairment charge of $87 million	• The impairment charge to average loans was 10 basis points, compared to a charge of 11 basis points in the prior year. The charge was driven by higher CAP charge reflecting an increase in customers entering watchlist. New IAP were very low despite challenges in the operating environment. • Stressed exposures to TCE deteriorated by 23 basis points to 0.58%, reflecting an increase in watchlist loans mostly related to a small number of single names. Impaired exposure to TCE declined by 6 basis points.

1. Includes capital benefit and the Bank Levy.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 139

2.8.4 Westpac New Zealand

Westpac New Zealand provides banking and wealth products and services for consumer, business and institutional customers in New Zealand.

All figures are in NZ $ unless noted otherwise.

NZ$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	2,514	2,280	2,154	10
Non-interest income	260	306	358	(15)
Notable Items	-	127	(53)	(100)
Net operating income	**2,774**	**2,713**	**2,459**	**2**
Operating expenses	(1,285)	(1,158)	(1,109)	11
Notable Items	(10)	-	(23)	-
Total operating expenses	**(1,295)**	**(1,158)**	**(1,132)**	**12**
Pre-provision profit	**1,479**	**1,555**	**1,327**	**(5)**
Impairment (charges)/benefits	(135)	27	84	large
Profit before income tax expense	**1,344**	**1,582**	**1,411**	**(15)**
Income tax expense and NCI	(381)	(414)	(401)	(8)
Net profit	**963**	**1,168**	**1,010**	**(18)**
Notable Items (post tax)	(7)	127	(57)	large
Profit/(loss) attributable to businesses sold	-	19	43	(100)
Expense to income ratio (Ex Notable Items)	46.32%	44.78%	44.15%	154 bps
Net interest margin (Ex Notable Items)	2.11%	2.00%	2.03%	11 bps

NZ$bn	2023	2022	2021	% Mov't 2023 - 2022
Customer deposits				
Transactions and others	21.4	24.4	26.0	(12)
Savings	19.9	21.2	21.6	(6)
Term	38.5	32.3	28.3	19
Total customer deposits	**79.8**	**77.9**	**75.9**	**2**
Loans				
Mortgages	65.8	63.8	60.9	3
Business	32.8	32.2	31.0	2
Other	1.2	1.2	1.2	-
Provisions	(0.5)	(0.4)	(0.5)	25
Total loans	**99.3**	**96.8**	**92.6**	**3**
Deposit to loan ratio	80.36%	80.48%	81.97%	(12 bps)
Total assets	121.8	118.9	112.4	2
TCE	147.1	144.6	136.7	2
Liquid assets	19.2	18.4	15.8	4
Average interest earning assets	119.0	113.8	105.9	5
Average allocated capital	7.9	7.2	6.9	10
Total funds	11.4	10.9	12.0	5
Credit quality				
Impairment charges/(benefits) to average loans	0.14%	(0.03%)	(0.09%)	large
Mortgage 90+ day delinquencies	0.33%	0.22%	0.30%	11 bps
Other consumer loans 90+ day delinquencies	0.92%	1.03%	1.65%	(11 bps)
Impaired exposures to TCE	0.06%	0.06%	0.11%	-
Total stressed exposures to TCE	1.49%	0.97%	1.19%	52 bps

140 WESTPAC GROUP 2023 ANNUAL REPORT Segment reporting Net profit decreased 18% to $963 million due to lower pre-provision profit and higher loan impairment charges. Pre-provision profit decreased 5% to $1,479 million. Both periods were impacted by Notable Items with the gain on sale of the life insurance business in Full Year 2022 the largest item. Excluding Notable Items, pre-provision profit increased 4% with operating income up 7%, reflecting higher net interest margins and balance sheet growth. This more than offset an 11% increase in operating expenses due to inflationary impacts, delivery of program to comply with Reserve Bank of New Zealand (RBNZ) outsourcing policy and investment in technology foundations. Net interest income up 10% • Net loans increased 3% to $99.3 billion supported by mortgage growth at 0.8x RBNZ’s lending system. Housing growth slowed in the Second Half reflecting the decision to manage the margin and volume trade-off in a highly competitive market. Growth was driven by fixed rate owner occupied mortgages. The variable book declined as customers preferred the certainty of fixed rates in a rising rate environment. Business loans increased by 2% to $32.8 billion with growth in Institutional across a number of sectors. • Deposits grew by 2% to $79.8 billion as reductions in transaction and savings accounts were more than offset by growth in term deposits. Term deposits grew as customer preferences continued to shift towards higher rate accounts as interest rates increased. Switching slowed in the Second Half as the perception that rates have peaked increased, and the level of term deposits reached 48%, close to the long-run historical average of ~50%. • The net interest margin was up 11 basis points with rising interest rates improving deposit spreads and returns on capital balances. Loan spreads continued to decline due to an intensely competitive mortgage market. The impact of both deposit spreads and mortgage competition slowed in the Second Half as interest rates began to stabilise. Non-interest income down 15% • The 15% reduction in non-interest income to $260 million was due to: – The loss of income following the divestment of the life insurance business in Full Year 2022; and – Lower card income of $22 million from a reduction in interchange fees reflecting regulatory changes which came into effect in November 2022. Expenses up 12% • Operating expenses increased 12% to $1,295 million. Excluding Notable Items, operating expenses increased 11% to $1,285 million. Movements included: – Higher investments in risk and regulatory projects, mainly to comply with the RBNZ’s outsourcing policy; – A 4% increase in FTE to support these projects and the continued strengthening of technology foundations; and – Inflationary pressures from both wage increases and increased supplier costs. Impairment charge of $135 million • The impairment charge was 14 basis points of average loans compared to a 3 basis points benefit in the prior year. The charge reflected higher CAP due to emerging stress in the portfolio and a deterioration in the economic outlook. • Stressed exposures to TCE increased 52 basis points due to credit migration of exposures to watchlist and substandard along with an 11 basis points deterioration in 90+ day mortgage delinquencies. The impaired portion of TCE remained stable.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 141

Westpac New Zealand segment performance (A$ Equivalent)

Results have been translated into Australian dollars (A$) at the average exchange rates for each reporting period, 2023: $1.0846 (2022: $1.0831 ; 2021: $1.0662). Unless otherwise stated, assets and liabilities have been translated at spot rates as at the end of the period, 2023: $1.0738 (2022: $1.1355 ; 2021: $1.0477).

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	2,317	2,107	2,022	10
Non-interest income	240	279	334	(14)
Notable Items	-	120	(49)	(100)
Net operating income	**2,557**	**2,506**	**2,307**	**2**
Operating expenses	(1,186)	(1,072)	(1,039)	11
Notable Items	(9)	-	(23)	-
Total operating expenses	**(1,195)**	**(1,072)**	**(1,062)**	**11**
Pre-provision profit	**1,362**	**1,434**	**1,245**	**(5)**
Impairment (charges)/benefits	(124)	25	79	large
Profit before income tax expense	**1,238**	**1,459**	**1,324**	**(15)**
Income tax expense and NCI	(351)	(382)	(376)	(8)
Net profit	**887**	**1,077**	**948**	**(18)**
Notable Items (post tax)	(7)	119	(54)	large
Profit/(loss) attributable to businesses sold	-	18	39	(100)
Expense to income ratio (Ex Notable Items)[1]	46.32%	44.78%	44.15%	154 bps
Net interest margin (Ex Notable Items)[1]	2.11%	2.00%	2.03%	11 bps

$bn	2023	2022	2021	% Mov't 2023 - 2022
Customer deposits	74.3	68.6	72.5	8
Loans	92.5	85.3	88.4	8
Deposit to loan ratio[1]	80.36%	80.48%	81.97%	(12 bps)
Total assets	113.5	104.7	107.1	8
TCE	136.9	127.3	130.5	8
Liquid assets	17.9	16.2	15.1	10
Average interest earning assets[2]	109.7	105.1	99.4	4
Average allocated capital[2]	7.3	6.6	6.5	11
Total funds	10.6	9.6	11.5	10

1. Ratios calculated using NZ$.
2. Averages are converted at applicable average rates.

142 **WESTPAC GROUP** 2023 ANNUAL REPORT

SEGMENT REPORTING

2.8.5 Specialist Businesses

Specialist Businesses was established in May 2020 by combining the operations that Westpac identified to be exited as part of its portfolio simplification agenda. Since its formation, ten business divestments have been completed. The merger of BT's personal and corporate superannuation funds with Mercer Super Trust through a SFT and the sale of its AAML business to Mercer Australia were completed earlier in the year. The remaining operations include Platforms, Westpac Pacific, margin lending and the retail auto finance business which is in run-off. These businesses will be retained and transferred to the management of the Business & Wealth segment from Full Year 2024.

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	429	474	512	(9)
Non-interest income	650	860	1,264	(24)
Notable Items	233	(1,011)	181	large
Net operating income	**1,312**	**323**	**1,957**	**large**
Operating expenses	(547)	(683)	(846)	(20)
Notable Items	(60)	(365)	(640)	(84)
Total operating expenses	**(607)**	**(1,048)**	**(1,486)**	**(42)**
Pre-provision profit	**705**	**(725)**	**471**	**large**
Impairment (charges)/benefits	27	67	66	(60)
Profit before income tax expense	**732**	**(658)**	**537**	**large**
Income tax expense and NCI	(127)	(65)	(375)	95
Net profit/(loss)	**605**	**(723)**	**162**	**large**
Notable Items (post tax)	207	(1,226)	(540)	large
Profit/(loss) attributable to businesses sold	131	168	450	(22)
Expense to income ratio (Ex Notable Items)	50.70%	51.20%	47.64%	(50 bps)
Net interest margin (Ex Notable Items)	4.34%	3.57%	3.22%	77 bps

$bn	2023	2022	2021	% Mov't 2023 - 2022
Deposits	10.8	9.5	8.7	14
Loans[1]				
Loans	6.9	10.2	14.0	(32)
Provisions	(0.2)	(0.3)	(0.4)	(33)
Total loans	**6.7**	**9.9**	**13.6**	**(32)**
Deposit to loan ratio[1]	161.75%	95.85%	64.46%	large
Total funds	131.4	198.8	227.4	(34)
Average funds	166.8	217.2	214.6	(23)
Total assets	9.5	12.9	19.4	(26)
TCE	10.8	13.8	18.1	(22)
Average interest earning assets	9.9	13.3	15.9	(26)
Average allocated capital	1.7	3.7	4.6	(54)
Credit quality				
Auto Finance 90 day+ delinquencies	2.99%	2.33%	1.97%	66 bps
Total stressed exposures to TCE	10.80%	9.08%	6.41%	172 bps

Net profit/(loss)

$m	2023	2022	2021	% Mov't 2023 - 2022
Businesses sold[2]	131	168	450	(22)
Remaining businesses	267	335	252	(20)
Notable Items	207	(1,226)	(540)	large
Net profit/(loss)	**605**	**(723)**	**162**	**large**

1. Loans for 2021 are inclusive of balances classified as held for sale.
2. Full Year 2023 includes costs to prepare businesses for sale.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 143

Specialist Businesses reported a net profit of $605 million, compared to a loss of $723 million in the prior year.

Pre-provision profit of $705 million was $1,430 million higher than in the prior year. The improvement was due to the impact of Notable Items which included a gain on the sale of AAML in Full Year 2023 and a loss on the sale of Australian life insurance business and asset write-downs in Full Year 2022.

Excluding Notable Items and the impact of businesses sold, pre-provision profit decreased by 15% to $346 million. This was a result of operating income reducing by 3% while operating expenses increased by 6%.

Net interest income down 9%	• Excluding Notable Items and businesses sold net interest income was down 8%. • Net loans declined 32% to $6.7 billion predominantly due to the planned auto finance portfolio run off. A reduction in margin lending was partly offset by loan growth in Westpac Pacific; • Deposits were up 14% to $10.8 billion reflecting deposit growth on Platforms. Rising interest rates resulted in customers shifting their asset allocation towards higher interest earning term deposits; and • The net interest margin was up 77 basis points mostly from lower funding costs in the auto finance portfolio and wider Platforms deposit spreads.
Non-interest income up large	• Non-interest income excluding Notable Items and the impact of businesses sold increased 3%. Key drivers included: – Growth in transaction fees and trading income in Westpac Pacific benefiting from improved economic activity and more favourable FX translation impacts; – Increased contributions from Platforms, due to higher duration cash revenue, was partly offset by lower funds under administration; and – Lower Auto Finance fees reflecting the continued run-off in loan balances.
Expenses down 42%	• Operating expenses excluding Notable Items reduced by 20% including the impact of businesses sold. Operating expenses of the remaining businesses were up 6% due to unfavourable FX translation impact and increased inflation.
Impairment benefit of $27 million	• The impairment benefit of $27 million compared to an impairment benefit of $67 million in the prior year. This year's benefit reflected continuing lower IAP and a CAP release related to the auto finance portfolio run off; and • Stressed exposure to TCE increased to 10.8%, impacted by the declining auto finance portfolio balance. Excluding the auto finance portfolio, the stress ratio would be 79 basis points lower.

Platforms, Investments and Superannuation

$bn	2023	Inflows	Outflows	Net Flows	Other Mov't	2022	% Mov't 2023 - 2022
Platforms	129.9	16.3	(21.8)	(5.5)	14.0	121.4	7
Packaged funds	1.5	1.3	(4.0)	(2.7)	(36.2)	40.4	(96)
Superannuation	-	1.5	(3.9)	(2.4)	(34.6)	37.0	(100)
Total funds	**131.4**	**19.1**	**(29.7)**	**(10.6)**	**(56.8)**	**198.8**	**(34)**

Platforms funds increased by 7% to $129.9 billion reflecting higher equity markets and dividend distributions.

Packaged funds decreased by $38.9 billion compared to 2022, primarily driven by $38.5 billion related to the sale of AAML.

Superannuation decreased by $37.0 billion primarily from the transfer of the members and benefits of BT Funds Management Limited's personal and corporate (non-platform) superannuation of $33.4 billion to Mercer Super Trust.

144 WESTPAC GROUP 2023 ANNUAL REPORT

SEGMENT REPORTING

2.8.6 Group Businesses

This segment comprises:

- Treasury, which is responsible for the management of the Group's balance sheet including wholesale funding, capital, and liquidity. Treasury also manages interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury's earnings are primarily sourced from managing the Group's Australian balance sheet and interest rate risk;
- Customer Services & Technology, which includes operations, call centres and technology. These costs are allocated to segments across the Group;
- Corporate Services[1], which provides shared corporate functions such as property, procurement, finance services, corporate affairs, sustainability, and HR services. These costs are allocated to other segments across the Group; and
- Enterprise Services, which includes earnings on capital not allocated to segments, certain intra-group transactions and gains/losses from asset sales, earnings and costs associated with the Group's external investments, and other head office items.

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	939	903	835	4
Non-interest income	(11)	70	40	large
Notable Items	(52)	592	485	large
Net operating income	**876**	**1,565**	**1,360**	**(44)**
Operating expenses	(561)	(716)	(736)	(22)
Notable Items	(155)	(190)	(296)	(18)
Total operating expenses	**(716)**	**(906)**	**(1,032)**	**(21)**
Pre-provision profit	**160**	**659**	**328**	**(76)**
Impairment (charges)/benefits	(1)	2	(2)	large
Profit before income tax expense	**159**	**661**	**326**	**(76)**
Income tax expense and NCI	(197)	(217)	(229)	(9)
Net profit/(loss)	**(38)**	**444**	**97**	**large**
Notable Items (post tax)	(147)	280	110	large

Treasury

$m	2023	2022	2021	% Mov't 2023 - 2022
Net interest income	574	889	838	(35)
Non-interest income	15	21	8	(29)
Notable Items	(20)	553	147	large
Net operating income	**569**	**1,463**	**993**	**(61)**
Net profit	**338**	**969**	**624**	**(65)**

The Net loss of $38 million compared to a $444 million profit in the prior year.

Pre-provision profit of $160 million compared with $659 million pre-provision profit in the prior year. Excluding Notable Items, pre-provision profit was $367 million compared with $257 million profit in the prior period.

Excluding notable items, income was down 5% or $45 million, driven by:

Net operating income down 44%	Excluding notable items, income was down 5% or $45 million. Movement included: • Decrease in Treasury earnings due to market volatility; • Lower realised gains on sale of liquid assets; and • Earnings growth on capital balances due to higher interest rates.
Operating expenses down 21%	Excluding notable items, expenses were down 22% or $155 million. Movements included: • Favourable employee provision movements; • Lower consulting and third-party costs as several strategic projects completed; and • Reduced costs for the Banking as a Service (BaaS) platform.
Income tax expense and NCI down 9%	Income tax expense exceeded profit before income tax due to a rise in non-deductible expenses mainly from higher interest expense on loan capital.

1. Corporate Services costs are partly allocated to other segments, while Group head office costs are retained in Group Businesses.

145 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Risk factors Risk factors Our business is subject to risks that can adversely impact our financial performance, financial condition and future performance. If any of the following risks occur, our business, prospects, reputation, financial performance or financial condition could be materially adversely affected, with the result that the trading price of our securities or the level of dividends could decline and, as a security holder, you could lose all, or part, of your investment. You should carefully consider the risks described (individually and in combination) and the other information in this Annual Report and subsequent disclosures before investing in, or continuing to own, our securities. The risks and uncertainties described below can emerge together or quickly in succession in a fashion that is uncorrelated with the order in which they are presented below, and they are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. For a discussion of our risk management framework and procedures, refer to ‘Risk management’ in Section 1 of this Annual Report. For further detail on financial risk (including credit, funding and liquidity risk, and market risk), refer to Note 11 and Note 21 to the financial statements. Risks relating to our business We have suffered, and could in the future suffer, information security risks, including cyberattacks We (and other third parties that we engage with, including our external service providers, business partners, customers and organisations that we acquire or invest in) face information security risks. These risks are heightened by a range of factors including: the inherent risks in existing and new technologies; increasing digitisation of business processes within, and transactions among, organisations; the increased volume of data (including sensitive data) that organisations collect, generate, hold, use and disclose; the global increase in the sophistication, severity and volume of cyber crime (including the increased occurrence of cyberattacks globally); supply chain disruptions; the prevalence of remote and hybrid working for employees, staff of service providers, and customers; the targeting of local service providers; ongoing and emerging geo-political tensions or wars; and other external events such as acts of terrorism and attacks from state sponsored actors, which could compromise our information assets and interrupt our usual operations and those of our customers, suppliers and counterparties. Adverse information security events such as data breaches, cyberattacks, espionage and/or errors are occurring at an unprecedented pace, scale and reach. Cyberattacks and other information security breaches have the potential to cause: financial system instability; reputational damage; serious disruption to customer banking services; economic and non-economic losses to us, our customers, shareholders, suppliers, counterparties and others; compromise data privacy of customers, shareholders, employees and others; and exposure to contagion risk. While we have systems in place to protect against, detect, contain and respond to cyberattacks and other information security threats, these systems have not always been, and may not always be, effective. Westpac, its customers, shareholders, employees, suppliers, counterparties or others could suffer losses from cyberattacks, information security breaches or ineffective cyber resilience. Our risks may be heightened where Westpac is holding customer data in breach of legal or regulatory obligations, and that data is compromised as part of a cyberattack or other information security incident. We may not be able to anticipate and prevent a cyberattack or other information security incident, or effectively respond to and/or rectify the resulting damage. Our suppliers and counterparties, and other parties that facilitate our activities, financial platforms and infrastructure (such as payment systems and exchanges that hold data in relation to our existing or potential customers) as well as our customers’ suppliers and counterparties are also subject to the risk of cyberattacks and other information security breaches, which could in turn impact us. As the scale and volume of cyberattacks increases globally, there is an increased likelihood of enforcement action from global and domestic regulators and other action from customers or shareholders, such as class action litigation, for information security risk management failures, for failing to protect our information assets (including customer and other data), for misleading statements made about our information security practices or for deficiencies in our response to cyberattacks and information security threats (including any delayed, deficient or misleading notifications). Our operations rely on the secure processing, storage and transmission of information on our computer systems and networks, and the systems and networks of external suppliers. Although we implement measures to protect the confidentiality, availability and integrity of our information, our information assets (including the computer systems, software and networks on which we, or our customers, shareholders, employees, suppliers, counterparties or others rely) may be subject to security breaches, unauthorised access, malicious software, external attacks or internal breaches that could have an adverse impact on our and their confidential information. Consequences of a successful cyberattack or information security breach (whether targeting Westpac or third parties) could include: damage to technology infrastructure; the potential use of incident response and intervention powers by the Australian Government under the Security of Critical Infrastructure Act 2018 (Cth); disruptions or other adverse impacts to network access, operations or availability of services; loss of customers, suppliers and market share or reputational damage; loss of data or information; cyber extortion; customer remediation and/or claims for compensation; breach of applicable laws and regulations; increased vulnerability to fraud and scams; litigation and adverse regulatory action including fines or penalties and increased regulatory scrutiny and enforcement action (including the imposition of licence conditions). All these potential consequences could have regulatory impacts and negatively affect our business, prospects, reputation, financial performance or financial condition. As cyber threats evolve, we may need to allocate significant resources and incur additional costs to modify or enhance our systems, investigate and remediate any vulnerabilities or incidents and respond to changing regulatory environments (including regulatory inquiries).

146 WESTPAC GROUP 2023 ANNUAL REPORT Risk factors We could be adversely affected by legal or regulatory change We operate in an environment of sustained legal and regulatory change and ongoing scrutiny of financial services providers. Our business, prospects, reputation, financial performance and financial condition have been, and could in the future be, adversely affected by changes to law, regulation, policies, supervisory activities, the expectations of our regulators, and the requirements of industry codes of practice, such as the Banking Code of Practice. Such changes may affect how we operate and have altered, and may in the future alter, the way we provide our products and services, in some cases requiring us to change or discontinue our offerings. This includes possible future changes in laws, regulations, policy or regulatory expectations arising from ongoing industry-wide reviews and inquiries - for example, the ongoing Senate inquiry into regional and rural branch closures. These changes have in the past limited, and could continue to limit, our flexibility, require us to incur substantial costs (such as costs of systems changes, the levies associated with the Compensation Scheme of Last Resort, or if our liability for scams or operational costs relating to scam management are increased as a result of legal or regulatory change), impact the profitability of our businesses, require us to retain additional capital, impact our ability to pursue strategic initiatives, result in us being unable to increase or maintain market share and/or create pressure on margins and fees. Changes to regulations in relation to cyber, data, privacy, fraud and scams may also affect the level of threat acting in Australia. A failure to manage legal or regulatory changes effectively and in the timeframes required has resulted, and could in the future result, in the Group not meeting its compliance obligations. It could also result in enforcement action, penalties, fines, civil litigation, capital impacts and ultimately loss of business licences. Managing large volumes of regulatory change simultaneously has created, and will continue to create, execution risk. While we update our technology, systems and processes to keep pace with legal and regulatory change, these steps may not always be successful. System changes can also increase the risk of flaws, human error or unintended consequences and this risk is exacerbated by frequent requirements for change. We expect that we will continue to invest significantly in compliance and the management and implementation of legal and regulatory changes. Significant management attention, costs and resources may be required to update existing, or implement new, processes to comply with such changes. The availability of skilled personnel required to implement changes may be limited. There is additional information on certain aspects of regulatory changes affecting the Group in ‘Significant developments’ and the sections ‘Critical accounting assumptions and estimates’ and ‘Future developments in accounting standards’ in Note 1 to the financial statements. We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy We are responsible for ensuring that we comply with all applicable legal and regulatory requirements and industry codes of practice in the jurisdictions in which we operate or obtain funding. We are subject to compliance and conduct risks. These risks are exacerbated by the complexity and volume of regulation, and the level of ongoing regulatory change, including where we interpret our obligations and rights differently to regulators or a Court, tribunal or other body, or where applicable laws (in different jurisdictions or between regimes in Australia) conflict. The potential for this is heightened when regulation is new, untested or is not accompanied by extensive regulatory guidance, or where industry consultation is limited. Our compliance management system (which is designed to identify, assess and manage compliance risk) has not always been, and may not always be, effective. Breakdowns have occurred, and may in the future occur, due to flaws in the design or implementation of controls or processes, or when new measures are implemented in short periods of time. These factors can result in a failure by the Group to meet its compliance obligations (including obligations to report or provide information to regulators). As reviews and change programs are progressed, compliance issues have been, and will likely continue to be, identified. Conduct risk has occurred, and could continue to occur, through the provision of products and services to customers (including vulnerable customers and customers in hardship) that do not meet their needs or do not meet the expectations of the market. It has occurred, and could continue to occur, through the deliberate, reckless, negligent, accidental or unintentional conduct of our employees, contractors, agents, authorised representatives, credit representatives (for example, in our RAMS franchise networks) and/or external services providers that results in the circumvention or inadequate implementation of our controls, processes, policies or procedures. This could occur through a failure to meet professional obligations to specific clients (including fiduciary, suitability, responsible lending and hardship requirements), conflicts of interest, weakness in risk culture, corporate governance or organisational culture, poor product design and implementation, failure to adequately consider customer needs or selling products and services outside of customer target markets. These risks are heightened where there has been, or is in the future, inadequate supervision and oversight of our distribution channels. A failure by our people to comply with our policies, procedures or the law could also negatively impact other employees, which could lead to outcomes including litigation and reputational damage for Westpac. These factors have resulted, and could continue to result, in poor customer outcomes (including for vulnerable customers and customers in hardship), a failure by the Group to meet its compliance obligations (or to promptly detect, report and/or remedy non-compliance) and other outcomes including reputational damage and increased regulatory surveillance or investigation. We are currently subject to a number of investigations, reviews and industry inquiries by, and are responding to a number of requests from domestic and international regulators including APRA, ASIC, the ATO, the ACCC, AUSTRAC, BCCC, FINRA, AFCA, RBNZ and the Fair Work Ombudsman, BaFin, BPNG and BPNG’s Financial Analysis and Supervision Unit, involving significant resources and costs.

147 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Regulatory reviews and investigations have in the past, and may in the future, result in a regulator taking administrative or enforcement action against the Group and/or its representatives. Regulators have broad powers, and in certain circumstances, can issue directions to us (including in relation to product design and distribution and remedial action). Regulators could also pursue civil or criminal proceedings, seek substantial fines, civil penalties, compliance regimes or other enforcement outcomes. Penalties can be (and have been) more significant where it has taken some time to identify contraventions, or to investigate, correct or remediate contraventions, where there are patterns of similar conduct, or where there has been awareness of contraventions. In addition, regulatory investigations may lead to adverse findings against directors and management, including potential disqualification. The allocation of resources to regulatory reviews and investigations can also impede other activities, including change, simplification and remediation activities. APRA can also require the Group to hold additional capital either through a capital overlay or higher risk weighted assets (including in response to a failure to comply with prudential standards and/or expectations including in relation to, for example, stress testing and liquidity management). Following the commencement of civil penalty proceedings, APRA imposed a $500 million Culture, Governance and Accountability Review overlay and a further $500 million Risk Governance overlay to our required operational risk capital in 2019. Both overlays continue to apply. If the Group incurs additional capital overlays, we may need to raise additional capital, which could have an adverse impact on our financial performance. The political and regulatory environment that we operate in has seen (and may continue to see) the expansion of powers of regulators along with materially increased civil penalties for corporate and financial sector misconduct or non-compliance and an increase in criminal prosecutions against institutions and/or their employees and representatives (including where there is no fault element). This could also result in reputational damage and impact the willingness of customers, investors and other stakeholders to deal with Westpac. Given the size of Westpac and scale of its activities, a failure by Westpac may result in multiple contraventions, which could lead to significant financial and other penalties. Regulatory investigations or actions commenced against the Group have exposed, and may in the future expose, the Group to an increased risk of litigation brought by third parties (including through class action proceedings), which may require us to pay compensation to third parties and/or to undertake further remediation activities. In some cases, the amounts claimed and/or to be paid may be substantial. Market developments suggest the scope and nature of potential claims is expanding, including in relation to cyber incidents, financial crime and environmental, social and governance issues. We have incurred significant remediation costs on a number of occasions (including compensation payments and costs of correcting issues) and new issues may arise requiring remediation. We have faced, and may continue to face, challenges in effectively and reliably scoping, quantifying and implementing remediation activities, including determining how to compensate impacted parties properly, fairly and in a timely way. Remediation activities may be affected or delayed by a number of factors including the number of customers (or other parties) affected, the commencement of investigations or litigation (including regulatory or class action proceedings), requirements of regulators (including as to the method or timeframe for remediation) or difficulties in locating or contacting affected parties and any reluctance of affected parties to respond to contact. Investigation of the underlying issue may be impeded due to the passage of time, technical system constraints, or inadequacy of records. Remediation programs may not prevent regulatory action or investigations, litigation or other proceedings from being pursued, or sanctions being imposed. Regulatory investigations, inquiries, litigation, fines, penalties, infringement notices, revocation, suspension or variation of conditions of regulatory licences or other enforcement or administrative action or agreements (such as enforceable undertakings) have and could, either individually or in aggregate with other regulatory action, adversely affect our business, prospects, reputation, financial performance or financial condition. There is additional information on certain regulatory and other matters that may affect the Group (including class actions) in ‘Significant developments’ and in Note 25 to the financial statements. We have suffered, and in the future could suffer, losses and be adversely affected by the failure to implement effective risk management Our risk management framework has not always been (and may not in the future be) effective and the resources we have in place for identifying, escalating, measuring, evaluating, monitoring, reporting and controlling or mitigating material risks may not always be adequate. This may arise due to inadequacies in the design of the framework or key risk management policies, controls and processes, the design or operation of our remuneration structures and consequence management processes, technology failures, incomplete implementation or embedment, or failure by our people (including contractors, agents, authorised representatives and credit representatives) to comply with or properly implement our policies and processes. The potential for these types of failings is heightened if we do not have appropriately skilled, trained and qualified people in key positions or we do not have sufficient capacity, including people, processes and technology, to appropriately manage risks. There are also inherent limitations with any risk management framework as risks may exist, or emerge in the future, that we have not anticipated or identified. The risk management framework may also prove ineffective because of weaknesses in risk culture or risk governance practices and policies (for example, where there is a lack of awareness of our policies, controls and processes or where they are not adequately monitored, audited or enforced). This may result in poor decision-making or risks and control weaknesses not being identified, escalated or acted upon. We are required to periodically review our risk management framework to determine if it remains appropriate. Past analysis and reviews, in addition to regulatory feedback, have highlighted that while there have been improvements, the framework is still not operating satisfactorily in a number of respects and needs continued focus.

148 WESTPAC GROUP 2023 ANNUAL REPORT Risk factors As part of our risk management framework, we measure and monitor risks against our risk appetite. When a risk is out of appetite, the Group seeks to take steps to bring this risk back into appetite in a timely way. This may include improving the design of our risk class frameworks and supporting policies. However, we may not always be able to bring a risk back within appetite within proposed timeframes or institute effective improvements (for example, records management). This may occur because, for example, the required changes involve significant complexity, or because the Group experiences delays in enhancing our information technology systems, in recruiting or having sufficient appropriately trained staff for required activities (including where staff are occupied by other regulatory change or remediation projects) or operational failure. It is also possible that due to external factors beyond our control, certain risks may be inherently outside of appetite for periods of time. Weaknesses in risk culture and risk management practices have resulted, and may continue to result, in regulatory action. We continue to implement our Integrated Plan in relation to risk governance and remediation, with Promontory Australia as Independent Reviewer providing regular updates to APRA. Promontory Australia has provided eleven reports to APRA so far. These reports are published on our website every six months at https://www.westpac.com.au/about-westpac/media/core/ with the latest reports released on 6 November 2023. We expect to complete the Integrated Plan by the December 2023 target date with assessment and closure by Promontory to occur post completion. We remain conscious of execution risks during this final stage. Post-completion, Westpac will continue to focus on sustainability and effectiveness of the uplift delivered by the Integrated Plan through a 12 month transition phase with assurance by Promontory Australia. If any of our governance or risk management processes and procedures prove ineffective or inadequate or are otherwise not appropriately implemented or we do not bring risks into appetite as has occurred, we could be exposed to higher levels of risk than expected and sustained or increased regulatory scrutiny and action. While improvements in risk culture can drive early and increased self-identification and remediation of compliance concerns, this can also highlight concerns that may lead to further regulatory action. This may result in losses, imposition of capital requirements, breaches of compliance obligations, fines and reputational damage which could adversely affect our business, prospects, financial performance or financial condition or require remediation. We could suffer losses due to technology failures Maintaining the reliability, availability, integrity, confidentiality, security and resilience of our information and technology is crucial to our business. While the Group has a number of processes in place to preserve and monitor the availability, and facilitate the recovery, of our systems, there is a risk that our information and technology systems may be inadequate, fail to operate properly or result in outages, including from events wholly or partially beyond our control. If we experience a technology failure, we may fail to meet a compliance obligation (such as a requirement to retain records and/or data for a certain period, or to destroy records and/or data after a certain period, or other risk management, privacy, business continuity management or outsourcing obligations), or our employees and our customers may be adversely affected, including through the inability for them to access our products and services, privacy breaches, or the loss of personal data. This could result in reputational damage, remediation costs and a regulator commencing an investigation and/or taking action, or others commencing litigation, against us. Technology issues in the financial sector can also affect multiple institutions. This means we could impact, or be impacted by, other institutions. The use of legacy systems, as well as the work underway to uplift our technological capabilities, may heighten the risk of a technology failure and also the risk of non-compliance with our regulatory obligations or poor customer outcomes. Projects aimed at simplifying/streamlining our systems will require the allocation of significant resources and incur significant costs. In addition, the risk of technology failure, regulatory non-compliance or poor customer outcomes may be heightened while those projects are being undertaken. We are also exposed to the risk that such projects may not be completed on time or may require further resources or funding than anticipated. Failure to regularly renew and enhance our technology to deliver new products and services, comply with regulatory obligations and ongoing regulatory changes, improve automation of our systems and controls, and meet our customers’ and regulators’ expectations, or to effectively implement new technology projects, could result in cost overruns, technology failures (including due to human error in implementation), reduced productivity, outages, operational failures or instability, compliance failures, reputational damage and/or the loss of market share. This could place us at a competitive disadvantage and also adversely affect our business, prospects, financial performance or financial condition.

149 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION We could suffer losses due to geopolitical and other external events The Group continues to face changes in the business environment including competitive, regulatory, economic, geopolitical, technological, social, environmental, and the impacts of criminal activity. There is a risk that the Group does not identify, understand or respond effectively to such changes or that these changes have an adverse impact on the Group’s ability to pursue its strategy. We, our customers and our suppliers operate businesses and hold assets in a diverse geographic locations. Significant geopolitical risks remain (and are escalating) including those arising from geopolitical instability, conflicts, trade tensions, tariffs, sanctions, social disruption (including civil unrest, war and terrorist activity), acts of international hostility, and complicity with or reluctance to take action against certain types of crimes. Such events could affect domestic and international economic stability and impact consumer and investor confidence which in turn could disrupt industries, businesses, service providers and supply chains and ultimately adversely impact economic activity. This could lead to shortages of materials and labour, higher energy costs and commodity prices, volatility in markets and damage to property. This in turn could affect asset values and impact customers’ ability to repay amounts owing to us, and our ability to recover amounts owing. All of these impacts could adversely affect our business, prospects, financial performance or financial condition. Climate change and other sustainability factors such as human rights and natural capital may have adverse effects on our business Climate and other sustainability-related risks have had and are likely to have adverse effects on us, our customers, external suppliers, and the communities in which we operate. Climate related risks may manifest as physical risks, both acute and chronic, transition risks, and risks related to legal and regulatory action. These risks are magnified by the significant uncertainties in modelling climate and other sustainability-related risks and opportunities, and in assessing their impact. Physical risks from climate change include risks to us directly, as well as to customers and other stakeholders that may ultimately impact us due to disruption or changes in income, impact on business models, asset values, insurability of assets (or inability to access insurance), and frequency or extent of damage to assets. These risks could arise from increases and variability in temperatures, changes in precipitation, rising sea levels, loss of natural capital (including biodiversity loss), and more severe and frequent climatic events, including fires, storms, floods and droughts. In turn, such events could also increase human rights risk and/or increase customer vulnerability. Transition risks are risks that the transition to a lower carbon economy could impact Westpac. This could occur from climate change mitigation, obsolescence of certain businesses including from energy transition, changes in investor appetite, shifting customer preferences, technology developments and changes in regulatory expectations/policy. Transition risks could emerge through our lending to certain customers that experience reduced revenues or asset values or increased costs, which in turn impacts our credit risk. Westpac may also be directly impacted by transition risks, or unable to reduce our exposure to impacted customers. Our ambition to become a net-zero, climate resilient bank, including joining the NZBA will lead to changes to lending and operational policies and processes which may present execution risk. Our ability to meet our commitments and targets is in part dependent on the orderly transition of the economy towards net-zero, which may be impacted by external factors including climate policy, levels of investment, electricity grid capacity, and constraints in the development and supply of technology, infrastructure and the skilled labour required to deliver the necessary change. Our ability to transition, including to meet our targets and commitments, may also be impacted by challenges faced by customers in meeting their own transition plans and commitments. The high dependency of the global economy on nature means natural capital loss is a risk to us, primarily through our exposure to customers that are materially dependent on nature. Natural capital refers to the stock of renewable and non-renewable natural resources (e.g. plants, animals, air, water, soils, minerals) that combine to yield a flow of benefits to people. Natural capital loss can also contribute to, and be accelerated by, climate change and these risks can be interdependent. Increasing recognition and market- based responses to this risk also create heightened regulatory and stakeholder expectations on Westpac. As with our climate ambitions, our ambition to become a nature positive bank will lead to changes to lending and operational policies and processes which may present execution risk, and our ability to meet those ambitions will be impacted by external factors outside our control. Global strategies and standards for nature positivity are at an early stage, which increases regulatory risk and uncertainty. Our business may be exposed to social and human rights risks through our operations, our supply chain and in the provision of financial services. If we fail to adequately identify and manage these risks, we may cause, contribute to, or be directly linked to adverse social and human rights impacts. This includes a risk that we provide financial services to customers involved in human rights abuses or criminal activity, or that our platforms and products may be exploited for criminal purposes. While we seek to manage and assess social risks and act if we identify risks, we cannot be certain that our assessment will uncover these risks and/or enable us to act. This could be because our monitoring systems and analytics have not kept pace with change and/or because of the increasing sophistication of perpetrators.

150 WESTPAC GROUP 2023 ANNUAL REPORT Risk factors Data relevant to our assessment and management of climate, environmental and social risks continue to mature. In some cases, we require data from third parties to estimate our exposure and risks (in particular, regarding our scope 3 emissions). If those data sources are not sufficiently available or reliable, there is a risk that our decision making (including target setting and reporting) could be affected and we may not be able to meet our targets and commitments. Failure or perceived failure to adapt the Group’s strategy, governance, procedures, systems and/or controls to proactively manage or disclose evolving climate- and other sustainability-related risks and opportunities (including, for example, perceived misstatement of, or failure to adequately implement or meet, sustainability claims, commitments and/or targets) may give rise to business, reputational, legal and regulatory risks. This includes financial and credit risks that may impact our profitability and outlook, and the risk of regulatory action or litigation (including class actions) against us and/or our customers. We may also be subject, from time to time, to legal and business challenges due to actions instituted by activist or other groups. Examples of areas which have attracted activism and challenges include: the financing of businesses perceived to be at greater risk from physical and transition risks of climate change and/or perceived not to demonstrate responsible management of climate change or environmental and social issues; and climate- and sustainability-related disclosures (including net-zero or emissions reductions strategies, targets and policies). Scrutiny from regulators, shareholders, activists, corporate governance organisations and other stakeholders on climate-related risk management practices, lending policies, targets and commitments, and other sustainability products, claims and marketing practices will likely remain high in coming years. Applicable legal and regulatory regimes, policies, and reporting and other standards are also evolving. For example, in Australia, the government is consulting on mandatory climate-risk reporting legislation, and there is increased compliance and enforcement focus by ASIC and ACCC on a range of issues related to sustainability, sustainable finance, and monitoring/investigation of related claims. This increases compliance, legal and regulatory risks, and costs. For further detail on the identification, assessment and management of these risks, please refer to our Climate Report, and the Creating Value for the Community, Creating Value for the Environment and Sustainability Governance sections of this Annual Report. The failure to comply with financial crime obligations has had, and could have further, adverse effects on our business and reputation The Group is subject to anti-money laundering and counter-terrorism financing (AML/CTF) laws, anti-bribery and corruption laws, economic and trade sanctions laws and tax transparency laws in the jurisdictions in which it operates (Financial Crime Laws). These laws can be complex and, in some circumstances, impose a diverse range of obligations. As a result, regulatory, operational and compliance risks are heightened. In some jurisdictions (e.g. the Pacific region) financial crime risks are elevated beyond the Group’s risk appetite. Financial Crime Laws require us to report certain matters and transactions to regulators (such as international funds transfer instructions, threshold transaction reports and suspicious matter reports) and ensure that we know who our customers are and that we have appropriate ongoing customer due diligence in place. The failure to comply with some of these laws has had, and in the future could have, adverse impacts for the Group. The Group operates within a landscape that is constantly changing, particularly with the emergence of new payment technologies, increased regulatory focus on digital assets, increasing reliance on economic and trade sanctions to manage issues of international concern, and the rapid increase of ransomware and cyber extortion attacks. These developments bring with them new financial crime risks for the Group (as well as other risks including scams and fraud, and increasing criminal activity that utilises a variety of technology and platforms), which may require adjustments to the Group’s systems, policies, processes and controls. There has been, and continues to be, a focus on compliance with financial crime obligations, with regulators globally commencing investigations and taking enforcement action for identified non-compliance (often seeking significant penalties). Due to the Group’s scale of operations, an undetected failure or the ineffective implementation, monitoring or remediation of a system, policy, process or control (including a regulatory reporting obligation) has resulted, and could in the future result, in a significant number of breaches of AML/CTF or other financial crime obligations. This in turn could lead to significant financial penalties and other adverse impacts for the Group, such as reputational damage and litigation risk. While the Group has systems, policies, processes and controls in place designed to manage its financial crime obligations (including reporting obligations), these have not always been, and may not in the future always be, effective. This could be for a range of reasons including, for example, a deficiency in the design of a control or a technology failure or a change in financial crime risks or typologies. Our analysis and reviews, in addition to regulator feedback, have highlighted that our systems, policies, processes and controls are not always operating satisfactorily in a number of respects and require improvement. We continue to have an increased focus on financial crime risk management and, as such, further issues requiring attention have been identified and may continue to be identified.

151 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Although the Group provides updates to various regulators on its remediation and other program activities, there is no assurance that those or other regulators will agree that its remediation and program update activities will be adequate or effectively enhance the Group’s compliance programs. If we fail to comply with our financial crime obligations, we have faced, and could in the future face, significant regulatory enforcement action and other consequences (as discussed in the risk factor entitled ‘We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy’) and increased reputational risks (as discussed in the risk factor entitled ‘Reputational damage has harmed, and could in the future harm, our business and prospects’). There is additional information on financial crime matters in ‘Significant developments’. Reputational damage has harmed, and could in the future harm, our business and prospects Reputational risk arises where there are differences between stakeholders’ current and emerging perceptions, beliefs and expectations and our past, current and planned activities, processes, performance and behaviours. Potential sources of reputational damage include where our actions (or those of our contractors, agents, authorised representatives and credit representatives) cause, or are perceived to cause, a negative outcome for customers, shareholders, stakeholders or the community. Reputational damage could also arise from the failure to effectively manage risks, failure to comply with legal and regulatory requirements, enforcement or supervisory action by regulators, adverse findings from regulatory reviews, failure or perceived failure to adequately prevent or respond to community, environmental, social and ethical issues or expectations and cyber incidents, and inadequate record-keeping, which may prevent Westpac from demonstrating that, or determining if, a past decision was appropriate at the time it was made. We are also exposed to contagion risk from incidents in (or affecting) other financial institutions and/or the financial sector more broadly. There are potential reputational consequences (together with other potential commercial and operational consequences) of failing to appropriately identify, assess and manage environmental, social and governance related risks, or to respond effectively to evolving standards and stakeholder expectations. Our reputation could also be adversely affected by the actions of customers, suppliers, contractors, authorised representatives, credit representatives, joint-venture partners, strategic partners or other counterparties. Failure, or perceived failure, to address issues that could or do give rise to reputational risk, has created, and could in the future create, additional legal risk, subject us to regulatory investigations, regulatory enforcement actions, fines and penalties or litigation or other actions brought by third parties (including class actions), and the requirement to remediate and compensate customers, including prospective customers, investors and the market. It could also result in the loss of customers or restrict the Group’s ability to efficiently access capital markets. This could adversely affect our business, prospects, financial performance or financial condition. We have and could suffer losses due to litigation Litigation has been, and could in the future be, commenced against us by a range of plaintiffs, such as customers, shareholders, employees, suppliers, counterparties, activists and regulators and may, either individually or in aggregate, adversely affect the Group’s business, operations, prospects, reputation or financial condition. In recent years, there has been an increase in class action proceedings, many of which have resulted in significant monetary settlements. The risk of class actions has been heightened by a number of factors, including regulatory enforcement actions, an increase in the number of regulatory investigations and inquiries, a greater willingness on the part of regulators to commence court proceedings, more intense media scrutiny, the increasing prospect of regulatory reforms which might eliminate some of the current barriers to such litigation, and the growth of third party litigation funding and other funding arrangements. Class actions commenced against a competitor could also lead to similar proceedings against Westpac. Activism strategies directed at financial institutions, particularly in the area of climate change, sustainability and energy transition, have also increased globally in recent years, where the focus, including through the commencement of proceedings, may be to publicly highlight particular issues, to enforce legal or regulatory standards, or to influence the financial institution to change its operations and activities. Westpac is currently, and in the future may be, exposed to such litigation and/ or strategies employed by activist shareholders or organisations. Litigation is subject to many uncertainties and the outcome may not be predicted accurately. Furthermore, the Group’s ability to respond to and defend litigation may be adversely affected by inadequate record keeping. Depending on the outcome of any litigation, the Group has been, and may in the future be, required to comply with broad court orders, including compliance orders, enforcement orders or otherwise pay significant damages, fines, penalties or legal costs. There is a risk that the actual penalty or damages paid following a settlement or determination by a Court for any legal proceedings may be materially higher or lower than any relevant provision (where applicable) or that any contingent liability may be larger than anticipated. There is also a risk that additional litigation or contingent liabilities arise, all of which could adversely affect our business, prospects, reputation, financial performance or financial condition. There is additional information on certain legal proceedings that may affect the Group in ’Significant developments’ and in Note 25 to the financial statements.

152 WESTPAC GROUP 2023 ANNUAL REPORT Risk factors We are exposed to adverse funding market conditions We rely on deposits, money markets and capital markets to fund our business and source liquidity. Our liquidity and costs of obtaining funding are related to funding market conditions, in addition to our creditworthiness and credit profile. Funding markets can be unpredictable and experience extended periods of extreme volatility, disruption and decreased liquidity. Market conditions, and the behaviour of market participants, can shift significantly over very short periods of time. The main risks we face are damage to market confidence, changes to the access and cost of funding, a slowing in global economic activity, the effects of monetary policy outcomes, the interest rate cycle, other impacts on customers or counterparties and reduction in appetite for exposure to Westpac. A shift in investment preferences could result in deposit withdrawals. This would increase our need for funding from other sources. These may offer lower levels of liquidity and increased cost. If market conditions deteriorate due to economic, financial, political, geopolitical, regulatory, fiscal or monetary policy, or other reasons (including those idiosyncratic to Westpac), there may also be a loss of confidence in bank deposits leading to unexpected withdrawals. These events can transpire quickly and be exacerbated by information transmission on social media. This could increase funding costs, our liquidity, funding and lending activities may be constrained and our financial solvency threatened. In such events, even robust levels of capital may not be sufficient to safeguard Westpac against detrimental loss of funding. If our current sources of funding prove to be insufficient, we may need to seek alternatives which will depend on factors such as market conditions, our credit ratings, reputation and confidence issues and market capacity. Even if available, these alternatives may be more expensive or on unfavourable terms, which could adversely affect our financial performance, liquidity, capital resources or financial condition. If we are unable to source appropriate funding, we may be forced to reduce business activities (e.g. lending) or operate with smaller liquidity buffers. This may adversely impact our business, prospects, liquidity, capital resources, financial performance or financial condition. If we are unable to source appropriate funding for an extended period, or if we can no longer realise liquidity, we may not be able to pay our debts as and when they fall due or meet other contractual obligations. We enter into collateralised derivative obligations, which may require us to post additional collateral based on market movements. This has the potential to adversely affect our liquidity or ability to use derivative obligations to hedge interest rate, currency and other financial instrument risks. We could be adversely affected by the risk of inadequate capital levels under stressed conditions The Group is subject to the risk of an inadequate level or composition of capital to support normal business activities, meet regulatory capital requirements under normal operating environments or stressed conditions, and to maintain our solvency. Even robust levels of capital may not be sufficient to ensure the ongoing sustainability of Westpac in the event of a liquidity run. Our capital levels and risk appetite are informed by stress testing. Buffers have been built to assist in maintaining capital adequacy during stressed times. We determine our internal management buffers taking into consideration various factors. These include our balance sheet, portfolio mix, potential capital headwinds (including real estate valuations, inflation and rising rates) and stressed outcomes, also noting that models and assumptions may or may not be accurate in predicting the nature and magnitude of particular stress events. Capital distribution constraints apply when an ADI’s Common Equity Tier 1 Capital ratio is within the capital buffer range (consisting of the Capital Conservation Buffer plus any Countercyclical Capital Buffer) in line with regulatory requirements. Such constraints could impact future dividends and distributions on Additional Tier 1 (AT1) capital instruments. The macro-economic environment, stressed conditions and/or regulatory change or regulatory policy could result in a material increase to risk weighted assets or impact our capital adequacy, trigger capital distribution constraints, threaten our financial viability and/or require us to undertake a highly dilutive capital raising. Should AT1 and Tier 2 capital securities that we have issued be converted into ordinary shares (for example where our CET 1 ratio falls below a certain level or APRA determines we would become non-viable without conversion of capital instruments or equivalent support) this could significantly dilute the value of existing ordinary shares. Additionally, APRA’s current review of the effectiveness of AT1 capital instruments for use in a potential bank stress scenario (and any prudential reforms arising from this review) could increase the chance that AT1 capital instruments are converted or may adversely impact the pricing and liquidity of AT1 capital instruments.

153 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Our business is substantially dependent on the Australian and New Zealand economies, and could be adversely affected by a material downturn or shock to these economies or other financial systems Our revenues and earnings are dependent on domestic and international economic activity, business conditions and the level of financial services our customers require. Most of our business is conducted in Australia and New Zealand so our performance is influenced by the level and cyclical nature of activity in these countries. The financial services industry and capital markets have been, and may continue to be, adversely affected by volatility, global economic conditions (including inflation and rising interest rates), external events, geopolitical instability, political developments, cyberattacks or a major systemic shock. Market and economic disruptions could cause consumer and business spending to decrease, unemployment to rise, demand for our products and services to decline and credit losses to increase, thereby reducing our earnings. These events could also undermine confidence in the financial system, reduce liquidity, impair access to funding and adversely affect our customers and counterparties. In addition, any significant decrease in housing and commercial property valuations, significant increases in inflation or significant increases in interest rates or sustained high interest rates could adversely impact lending activities, possibly leading to higher credit losses. Given Australia’s export reliance on China, slowdown in China’s economic growth and foreign policies (including the adoption of protectionist trade measures or sanctions) could negatively impact the Australian economy. This could result in reduced demand for our products and services and affect supply chains, the level of economic activity and the ability of our borrowers to repay their loans. The nature and consequences of any such event are difficult to predict but each of these factors could adversely affect our business, prospects, financial performance or financial condition. Declines in asset markets could adversely affect our operations or profitability and an increase in impairments and provisioning could adversely affect our financial performance or financial condition Declines in Australian, New Zealand or other asset markets, including equity, bond, residential and commercial property markets, have adversely affected, and could in the future adversely affect, our operations and profitability. Declining asset prices could also impact customers and counterparties and the value of security (including residential and commercial property) we hold. This may impact our ability to recover amounts owing to us if customers or counterparties default. It may also affect our impairment charges and provisions, in turn impacting our financial performance, financial condition and capital levels. Declining asset prices also impact our wealth management business as its earnings partly depend on fees based on the value of securities and/or assets held or managed. We establish provisions for credit impairment based on accounting standards using current information and our expectations. If economic conditions deteriorate beyond our expectations, some customers and/or counterparties could experience higher financial stress, leading to an increase in impairments, defaults and write-offs, and higher provisioning. Changes in regulatory expectations in relation to the treatment of customers in hardship could lead to increased impairments and/or higher provisioning. Such events could adversely affect our liquidity, capital resources, financial performance or financial condition. Credit risk also arises from certain derivative, clearing and settlement contracts we enter into, and from our dealings in, and holdings of, debt securities issued by other institutions and government agencies, the financial conditions of which may be affected to varying degrees by economic conditions in global financial markets. Sovereign risk may destabilise financial markets adversely Sovereign risk is the risk that governments will default on their debt obligations, fail to perform contractual obligations or be unable to refinance their debts as they fall due. Potential sovereign contractual defaults, sovereign debt defaults and the risk that governments will nationalise parts of their economy including assets of financial institutions (such as Westpac) could negatively impact the value of our holdings of assets. Such an event could destabilise global financial markets, adversely affecting our liquidity, financial performance or financial condition. There may also be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to, or worse than, those experienced during the Global Financial Crisis. We could be adversely affected by the failure to maintain our credit ratings Credit ratings are independent opinions on our creditworthiness. Our credit ratings can affect the cost and availability of our funding and may be important to certain customers or counterparties when evaluating our products and services. A rating downgrade could be driven by a downgrade of Australia’s sovereign credit rating, or one or more of the risks identified in this section or by other events including changes to the methodologies rating agencies use to determine credit ratings. A credit rating or rating outlook could be downgraded or revised where credit rating agencies believe there is a very high level of uncertainty on the impact to key rating factors from a significant event. A downgrade to our credit ratings could have an adverse effect on our cost of funds, collateral requirements, liquidity, competitive position, our access to capital markets and our financial stability. The extent and nature of these impacts would depend on various factors, including the extent of any rating change, differences across agencies (split ratings) and whether competitors or the sector are also impacted.

154 WESTPAC GROUP 2023 ANNUAL REPORT Risk factors We face intense competition in all aspects of our business The financial services industry is highly competitive. We compete with a range of firms, including retail and commercial banks, investment banks, other financial service companies, fintech companies and businesses in other industries with financial services aspirations. This includes those competitors who are not subject to the same capital and regulatory requirements as us, which may allow those competitors to operate more flexibly. Emerging competitors are increasingly altering the competitive environment by adopting new business models or seeking to use new technologies to disrupt existing business models. The competitive environment may also change as a result of increased scrutiny by regulators in the sector (such as in the payments space, or the ongoing ACCC inquiry into the market for the supply of retail deposit products) and other legislative reforms, which will stimulate competition, improve customer choice and likely give rise to increased competition from new and existing firms. Competition in the various markets in which we operate has led, and may continue to lead, to a decline in our margins or market share. Deposits fund a significant portion of our balance sheet and have been a relatively stable source of funding. If we are not able to successfully compete for deposits this could increase our cost of funding, lead us to seek access to other types of funding, or result in us reducing our lending. Our ability to compete depends on our ability to offer products and services that meet evolving customer preferences. Not responding to changes in customer preferences could see us lose customers. This could adversely affect our business, prospects, financial performance or financial condition. For more detail on how we address competitive pressures refer to ‘Our Operating Environment’ in Section 1 of this Annual Report. We have suffered, and could continue to suffer, losses due to operational risk Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. It includes, among other things, model risk, data risk, operations risk, change execution risk and third party risk. While we have policies, processes and controls in place to manage these risks, these have not always been, or may not be, effective. Ineffective processes and controls (including those of our contractors, agents, authorised representatives and credit representatives, or inadequate supervision and oversight of their activities) have resulted in, and could continue to result in, adverse outcomes for customers (including vulnerable customers), employees or other third parties. The risk of operational breakdowns occurring is heightened where measures are implemented quickly in response to external events, such as the COVID-19 pandemic. These types of operational failures may also result in financial losses, customer remediation, regulatory scrutiny and intervention, fines, penalties and capital overlays and, depending on the nature of the failure, result in litigation, including class action proceedings. Examples of operational risk include: • Scams and fraud risk. We have incurred, and could in the future incur, losses from scams and fraud (including fraudulent applications for loans, or from incorrect or fraudulent payments and settlements). Such losses could increase significantly if our liability for scams is impacted by regulatory change (for example, if a UK style bank reimbursement scheme is implemented in Australia or New Zealand, making banks liable to compensate scam victims). Fraudulent conduct can also arise from external parties seeking to access our systems or customer accounts, the use of mule accounts and where records are compromised due to third party cybersecurity events. These risks are heightened by real-time transaction capability, and we are also exposed to contagion risk from incidents in (or affecting) other financial institutions. If systems, procedures and protocols for preventing and managing scams, fraud or improper access to our systems and customer accounts fail, or are inadequate or ineffective, they could lead to losses which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. Regulatory and compliance requirements can impede the ability to swiftly identify or respond to a scam or fraud, or to communicate with affected parties. • Records management risk. Westpac could incur losses from a failure to adequately implement and monitor effective records management policies and processes, as this could impact Westpac’s ability to safeguard or locate relevant records, respond to production and regulatory notices, conduct remediation, and generally meet its compliance obligations. Where there are inadequacies or complexities in our systems, there is a heightened risk that we may fail to meet a compliance obligation (such as a requirement to retain records and data for, or to destroy or de-identify records and data after, a certain period). • Artificial Intelligence (AI). As we increase the adoption of AI to support our customers and business processes, we may become more exposed to risks associated with AI, such as lack of transparency, inaccurate data input, risk of biased or inaccurate outputs or outcomes, breaches of confidentiality and privacy obligations, and inaccurate decisions or unintended consequences that are inconsistent with our policies or values. These could have financial, regulatory, conduct and reputational impacts.

155 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION • Third party risk. Financial services entities have been increasingly sharing data with third parties, such as suppliers, FinTechs, and regulators, to conduct their business and meet regulatory obligations. Each third party can give rise to a variety of risks, including financial crime compliance, information security, cyber, privacy, regulatory compliance, conduct, reputation, environmental and business continuity risks. Westpac also relies on suppliers, both in Australia and overseas, to provide services to it and its customers. Failures by these third-party contractors and suppliers (including our authorised representatives and credit representatives) to deliver services as required (and in accordance with law, regulation and regulatory expectations) could disrupt Westpac’s ability to provide its products and services and adversely impact our customers, operations, financial performance or reputation. • Change risk. Westpac is also exposed to change risk through delivery of technology and other change programs, being the risk that a change program fails to deliver the desired goals, or fails to reduce, pre-empt, mitigate and manage the challenges associated with transformation or leads to further regulatory scrutiny. If the technology systems used by the Group, its counterparties and/or financial infrastructure providers do not operate correctly, this may also cause loss or damage to the Group, its customers and/or its counterparties. This can also arise from complexities in our systems, and the interaction between those systems. This could include, for example, where systems issues result in incorrect fees or charges being applied to customers, or other poor customer outcomes. • Insurance coverage risk. There is also a risk that we will not be able to obtain and/or have not obtained appropriate insurance coverage for the risks that the Group may be exposed to. We could suffer losses due to market volatility We are exposed to market risk due to our financial markets businesses, asset and liability management, our holdings in liquid asset securities and our defined benefit plan. Market risk is the risk of an adverse impact on the Group’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates. This includes interest rate risk in the banking book arising from a mismatch between the duration of assets and liabilities that have not been appropriately hedged. Changes in market price factors could be driven by a variety of developments including economic disruption and geopolitical events. The resulting market volatility could potentially lead to losses and may adversely affect our financial performance (business, prospects, liquidity, ability to hedge exposures and capital). As a financial intermediary, we underwrite listed and unlisted debt securities. We could suffer losses if we fail to syndicate or sell down this risk to others. This risk is more pronounced in times of heightened market volatility. Poor data quality could adversely affect our business and operations Accurate, complete and reliable data, along with appropriate data control, retention, destruction and access frameworks and processes, is critical to Westpac’s business. Data plays a key role in how we provide products and services to customers, our systems, our risk management framework and our decision-making and strategic planning. In some areas of our business, we are affected by poor data quality or data availability. This has occurred, and could arise in the future, in a number of ways, including through inadequacies in systems, processes and policies, or the ineffective implementation of data management frameworks. Poor data quality could lead to poor customer service, negative risk management outcomes, and deficiencies in credit systems and processes. Any deficiency in credit systems and processes could, in turn, have a negative impact on Westpac’s decision making in the provision of credit and the terms on which it is provided. Westpac also needs accurate data for financial and other reporting. Poor data has affected, currently affects, and may in the future continue to affect, Westpac’s ability to monitor and manage its business, comply with production notices, respond to regulatory notices and conduct remediation. In addition, poor data or poor data retention/destruction controls, and control gaps and weaknesses, has affected, currently affects, and may in the future continue to affect, Westpac’s ability to meet its compliance obligations (including its regulatory reporting obligations) which has led, and could continue to lead, to regulatory investigations or actions against us. Due to the importance of data, we have and will likely continue to incur substantial costs, and devote significant effort, to improving the quality of data and data frameworks and processes, remediating deficiencies where necessary, and compliance generally. The consequences and effects arising from poor data quality or poor data retention/destruction controls could have an adverse impact on the Group’s business, operations, prospects, reputation, financial performance or financial condition. Our failure to recruit and retain key executives, employees and Directors may have adverse effects on our business Key executives, employees and Directors play an integral role in the operation of Westpac’s business and our pursuit of our strategic objectives. Our failure to recruit and retain appropriately skilled and qualified people into key roles could have an adverse effect on our business, prospects, reputation, financial performance or financial condition. Macro-environmental factors such as low unemployment, restricted migration levels, on-shoring of work, the prevalence of remote and hybrid working for employees and the competitive talent market, may also have an adverse impact on attracting specialist skills for the Group.

156 WESTPAC GROUP 2023 ANNUAL REPORT Risk factors Certain strategic decisions may have adverse effects on our business The Group routinely evaluates and implements strategic decisions, priorities and objectives including simplification, diversification, innovation, divestment, investment, acquisition or business expansion initiatives. Each of these activities can be complex, costly and may not proceed in a timely manner. For example, they may cause reputational damage, or we may experience difficulties in completing certain transactions, separating or integrating businesses in the scheduled timeframe or at all, disruptions to operations, diversion of management resources or higher than expected transaction costs. Any failure to successfully divest businesses means that we may have sustained exposure to higher operating costs and to the higher inherent risks in those businesses. For example, our Pacific businesses face a number of risks including heightened operational risk, sovereign risk, financial crime and exchange control risks which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. In addition, as part of the now-completed Specialist Businesses transactions, we have given a number of warranties and indemnities in favour of counterparties relating to certain pre-completion matters, and made certain other contractual commitments (including in relation to transitional services). Claims under these warranties, indemnities and other contractual commitments may result in Westpac being liable to make significant payments to these counterparties while the various contractual liability regimes remain on foot. Additional operational risk capital is required to be held against the risk pursuant to APRA’s published guidance. Our contingent liabilities are described in Note 25 to the financial statements. Westpac also acquires and invests in businesses. These transactions involve a number of risks and costs. A business we invest in may not perform as anticipated, may result in the assumption of unknown and unaccounted for liabilities, regulatory risks or may ultimately prove to have been overvalued when the transaction was entered into. Operational, cultural, governance, compliance and risk appetite differences between Westpac and an acquired business may lead to lengthier and more costly integration exercises. There are also risks involved in not implementing strategies successfully due to internal factors (for example, inadequate funding, resourcing, business capabilities or operating model) or failing to identify, understand or respond effectively to changes in the external business environment (including economic, geopolitical, regulatory, consumer sentiment, technological, environmental, social and competitive factors). This could have a range of adverse effects on Westpac, such as being unable to increase or maintain market share or resulting pressure on margins and fees. Any of these risks could have a negative impact on our business, growth prospects, reputation, engagement with regulators, financial performance or financial condition. We could suffer losses due to impairment of capitalised software, goodwill and other intangible assets that may adversely affect our business, operations or financial condition In certain circumstances Westpac may incur a reduction in the value of intangible assets. Westpac is required to assess the recoverability of goodwill and other intangible asset balances at least annually or wherever an indicator of impairment exists. For this purpose, Westpac uses a discounted cash flow calculation. Changes in the methodology or assumptions in calculations, together with changes in expected cash flows, could materially impact this assessment. Estimates and assumptions used in assessing the useful life of an asset can also be affected by a range of factors including changes in strategy, changes in technology and regulatory requirements. In the event that an asset is no longer in use, or its value has been reduced or its estimated useful life has declined, an impairment or accelerated amortisation will be recorded, adversely impacting our financial performance. Changes in critical accounting estimates and judgements could expose the Group to losses We are required to make estimates, assumptions and judgements when applying accounting policies and preparing financial statements and the determination of the fair value of financial instruments. A change in a critical accounting estimate, assumption and/or judgement resulting from new information or from changes in circumstances or experience could result in the Group incurring losses greater than those anticipated or recognised. This could have an adverse effect on our financial performance, financial condition and reputation. Our financial performance and financial condition may also be impacted by changes to accounting standards or to generally accepted accounting principles.

157 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Sustainability Governance Sustainability Governance Overview of sustainability governance and oversight structure1 BOARD OVERSIGHT Board Board Risk Committee (BRiskC) MANAGEMENT TEAMS AND GOVERNANCE COMMITTEES Overall responsibility Westpac CEO Governance oversight of frameworks, policies, implementation and progress Environmental, Social and Governance and Reputation (ESGR) Committee (chaired by CEO) Climate Change Financial Risk Committee (CCFRC) (sub-committee of Group Credit Risk Committee) External advisory groups including: Stakeholder Advisory Council, Westpac Indigenous Advisory Committee, Safer Children, Safer Communities Roundtable Strategy development and program management Group Sustainability Team (led by Chief Sustainability Officer) Group Property Team Divisional level implementation and product and risk management Divisional Risk Committees Divisional management teams ESG disclosure and reporting POLICIES, FRAMEWORKS AND STATEMENTS Group Risk Management Framework Group Risk Management Strategy Board Risk Appetite Statement Sustainability Risk Management Framework (SRMF) Group Environmental, Social and Governance (ESG) Credit Risk Policy Position Statements, NZBA sector targets and other public commitments 1. Not exhaustive

158 WESTPAC GROUP 2023 ANNUAL REPORT Sustainability Governance Board oversight of Sustainability For some time, Westpac has been working to integrate the governance and management of sustainability matters into our operations. This includes strategy development, approval of position statements, operational management and our decision-making processes. The Board approves our key sustainability policies such as our updated Climate Change Position Statement and Action Plan, our Natural Capital Position Statement and Human Rights Position Statement and Action Plan as part of their oversight over our sustainability strategy. The Board approved Risk Appetite Statement also includes matters relating to sustainability risk, including social and climate change risks. The Board Risk Committee (BRiskC) considers and approves Westpac’s Sustainability Risk Management Framework (SRMF) at least every two years. The BRiskC meets at least four times a year and also reviews the monitoring of Westpac’s reputation and sustainability risk class performance. The Board and its Committees also receive regular reports from the Group Executives, and second-line (Risk) functions on sustainability-related matters. Following is an outline of key sustainability related matters that were considered by the Board and its Committees in FY23. Key sustainability-related agenda items for the Board and its Committees Board • Oversight of Sustainability Strategy, including receiving updates on sustainability-related strategic initiatives, the fossil fuels sector, our Sustainable Finance Framework and our Sustainable Finance Targets. • Received an update on NZBA sector targets in progress including approval of new targets for Residential real estate (Australia), Australian and New Zealand Agriculture, Aviation and Steel Production. • Approved the refreshed Climate Change Position Statement and Action Plan, refreshed Human Rights Position Statement and Action Plan (and Child Safeguarding Supplement), 2022 Modern Slavery Statement and the Natural Capital Position Statement. • Participated in a full day of tailored climate change, natural capital and human rights training conducted by independent consultants. • Approved Board Risk Appetite Statement, which includes measures related to climate change risks. Board Risk Committee • Approved the Sustainability Risk Management Framework. • Review of the Credit and Reputation and Sustainability risk classes, including how we measure and manage climate risk. • Approved the Credit Risk Management Framework and supporting policies, including assessment of climate-change related risk. Board Audit Committee • Updates on sustainability reporting and standards. • Oversight of Climate Report. Board Remuneration Committee • Recommended new climate change measures for the Group short term variable reward scorecard. The Board approved these new measures. In relation to Board skills, five directors have deep experience and knowledge in the ‘Environment & Social’ skill category, and three have general working experience and knowledge, as set out in the Board skills matrix in the Strategic Review and Corporate Governance Statement. As indicated in the above table, the Board received training on key environmental, social and governance topics this year, which was a key focus area for the Board’s continuing education and professional development in FY23. We have ESG performance measures in short term variable reward for Executives. This includes measures relating to the Group’s Customer Outcomes and Risk Excellence program. This year, we introduced new climate related measures for the CEO and Group Executives that support the implementation of our climate change plan. For FY24, this will account for five percent of short term variable reward for 2024.

159 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Management’s role in assessing and managing sustainability The day-to-day management of Westpac’s approach to sustainability is the responsibility of the CEO and is delegated to Group Executives and senior management where appropriate. The CEO and senior management work to embed the assessment of risks and opportunities of sustainability into our operations and ensure our people understand their role in supporting the Group and customers in meeting our collective sustainable ambitions. A range of committees help assess sustainability related matters and support executive management in their decision making. These are summarised below. COMMITTEES INVOLVED IN ASSESSING SUSTAINABILITY RISKS AND OPPORTUNITIES Environmental, Social, Governance and Reputation (ESGR) Committee • Chaired by the CEO and meets at least five times a year. • Includes Group Executives of the major operating divisions, the Chief Risk Officer, Group General Council, and senior executives with ESG accountabilities. • Supports the CEO make decisions on significant reputation and ESG-related matters. • Oversees implementation of our sustainability strategy and ESG agenda, including climate, human rights and natural capital. Stakeholder Advisory Council (SAC) • Forum comprising a range of external stakeholders to provide insights and feedback to the CEO and select executives on Westpac’s approach to sustainability. • Meeting three times per year, topics discussed focus on the pillars of Westpac strategy and purpose, as well as objectives outlined in the Group’s Sustainability Strategy. • Helps the Group understand and identify the most pressing issues, emerging ideas and leading practices on environmental, social and governance matters. • Improves the Group’s understanding of what a better future means to customers and other stakeholders and how we can help them get there. Climate Change Financial Risk Committee (CCFRC) • Chaired by the Group Chief Credit Officer and meets at least four times a year. • A sub-committee of the Group’s Credit Risk Committee. • Identifies and manages the potential impact of climate related transition and physical risks on credit exposures. • Has oversight and input on climate-related risk management frameworks and supporting policies and limits. • Monitors aggregate climate-related financial risk exposures and their alignment to the Group’s risk appetite. Indigenous Advisory Committee • Chaired by an Independent Indigenous leader, and includes six external Indigenous advisors. • Meets quarterly and provides advice on matters related to Indigenous Peoples. • Has oversight of implementation of Westpac’s Reconciliation Action Plan (RAP). ESG Council • Chaired by the Chief Executive Business and Wealth and includes senior ESG executives. • Helps prioritise and drive ESG activities across the Group. Divisional risk committees • Chaired by the relevant divisional Group Executive and includes senior executives and Chief Risk Officer from the division. • Considers material sustainability risks (including social and climate change risks) for the division, including risk profile assessments and risk appetite measures.

160 WESTPAC GROUP 2023 ANNUAL REPORT Sustainability Governance Day to day management of sustainability related matters is delegated to teams across the Group with key responsibilities outlined below. SUSTAINABILITY RESPONSIBILITIES ACROSS GROUP DEPARTMENTS Group Sustainability • Develops our sustainability positions and policies and sets the Group sustainability strategy. • Leads the Group’s approach to collaborating with external bodies. • Advises the ESGR Committee and the business on our climate, human rights and sustainability strategy and policies. Group Property and Procurement • Manages the environmental performance of the Group’s operations. • Leads work to reduce the Group’s direct environmental footprint including scope 1, 2 and upstream scope 3 emissions. • Manages responsible sourcing and supplier diversity and inclusion programs. ESG Risk • Line 2 Risk functions under the Group’s three lines of defence operating model (see Section 1 Risk Management for more information). • Provides oversight and challenge of the management of sustainability risk in conjunction with other Line 2 teams (Risk Class Owners, Divisional Chief Risk Officers). • Sets the Group’s approach for sustainability risks, including related frameworks and policies. This includes the Sustainability Risk Management Framework (SRMF). ESG Disclosure and Reporting • Coordinates external sustainability reporting. • Works to improve the Group’s alignment with ESG related standards. • Reports to the Chief Financial Officer seeking to apply the same rigour to ESG reporting as financial reporting. Divisions • Manage climate risk in their division and seek transition opportunities. • Determines NZBA targets and baselines and reports on progress, including customer and industry group engagement. • Assesses ESG risks for suppliers, customers and transactions (if required) including escalation to the Customer and Transaction Risk Escalation Committee (Institutional customers). • Coordinates sustainable finance and solutions for institutional, business and mortgage customers. • Coordinates divisional ESG capability building for staff and customers. • Keeps management teams abreast of emerging ESG matters. • Our teams in Westpac New Zealand Limited (WNZL) also manage the separate New Zealand reporting requirements and ESG and climate-related reporting to the WNZL Board. • Indigenous Engagement Leadership Team – accountable GMs meet every six weeks to progress the implementation of the RAP.

161 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Risk Management Framework Westpac’s Risk Management Framework (RMF) describes our structured approach to managing the material risks we face. Key elements of the RMF include our business strategy; risk appetite; approach to identifying, controlling, monitoring, and managing material risks; and how we respond to possible scenarios that could impact us. Westpac’s Sustainability Risk Management Framework (SRMF) sets out our approach to managing sustainability risks relating to climate change, human rights, and the environment, and supports the Board-approved RMF. We use a Board-approved Risk Taxonomy to classify and categorise our material risks and the sub-categories of those risks. Sustainability risks, including climate change, have the potential to affect the company in various ways with the main impacts classified under the material risks of Credit Risk (as a financial risk) and Reputation and Sustainability Risk (as a non-financial risk). We also consider sustainability risks across other material risk classes, including Operational Risk and Compliance and Conduct Risk. Broadly, climate change related risks manifest as: • Physical risks from changing climate patterns, both acute and chronic, including changes to the frequency and severity of extreme weather events; • Transition risks from the adjustment to a low-emissions economy, including changes in policy, technology, and market pressures related to carbon intensive activities; and • Liability risks, including legal and regulatory action. These may arise from failure to adequately consider or respond to climate-related risks, meeting emerging standards and societal expectations. Refer to Section 2 Risk Factors for more information. The table below shows how sustainability-related risks may materialise across the Group. MATERIAL RISK CLASS HOW SUSTAINABILITY RISKS MAY EMERGE. Capital risk The Group’s capital buffer, is insufficient to cover unexpected, elevated losses and other operational costs related to sustainability risks. Credit risk We incur elevated credit losses related to sustainability risks that are above provisions. This could be from major natural disasters or customers significantly impacted by physical or transition risks. It could also occur if the risk profile of customers increase due to the risks of climate change. Conduct and compliance We fail to meet new regulations/requirements/standards related to sustainability potentially leading to fines or penalties, including additional capital imposts. Operational risk Our processes do not adequately consider sustainability risks and so we are unable to adequately respond to rapid changes in regulation and customer behaviour. This could also manifest in inadequate business continuity. Market risk Climate change impacts may increase market volatility resulting in a re-pricing of financial instruments and corporate debt affecting the value of our exposures. Reputation and sustainability risk We risk harming our reputation when we struggle to efficiently implement and convey our strategy for handling sustainability risks or when we make choices or take actions that do not align with stakeholder expectations. This includes the risk of misstating related claims, commitments or targets. Strategic risk Our strategy fails to integrate management of sustainability into our operations and processes, leaving us more exposed to competition risks. Over the year (FY23), the following was undertaken to improve our management of Sustainability risks across the Group: • Under our internal risk assessment process our divisions must consider how sustainability risks may arise through their operations, customer interactions and supply chain. In assessing the risks, the inherent and residual risk is evaluated, as well as the effectiveness of the control environment. The assessment considers emerging risks, issues, and incidents to complete a comprehensive view of sustainability risks. This year we expanded the assessment from climate and social risk to also cover environment and governance risks. Quarterly monitoring is performed by Second Line Risk teams, and an aggregate view of the Risk Class is developed based on the divisional assessments. • Divisions must also assess the social and environmental impact when assessing risks, incidents and issues. This provides an outward view of the realised or potential impact of any failed internal processes or systems, allowing greater visibility of potential remediation activity. Sustainability risk management

162 WESTPAC GROUP 2023 ANNUAL REPORT Sustainability risk management • Our ESG Risk team performed a range of thematic reviews with findings communicated back to divisions, including: – Assessing the appropriateness of the social impact assessment, particularly given it has recently been implemented as a new risk impact scale category. We reviewed incidents that may have a potential social impact, such as risks relating to vulnerable customers, customers identified as requiring extra care, and incidents involving domestic violence. – A review of Modern Slavery controls was performed across our Australian Consumer and Business Division. The review involved identifying controls used to measure and manage modern slavery risk and whether they have been adopted. The controls included ‘know your customer’ related controls, customer onboarding risk assessments and transaction monitoring. • Reviewed our Group Environmental, Social, & Governance (ESG) Credit Risk Policy and supporting divisional standards. • Reviewed and updated our climate change-related risk appetite to include specific NZBA targets. • Provided an update to the Board Risk Committee on sustainability risk, as part of the Reputation and Sustainability Risk Class review, including how we measure and manage climate risks. Identifying, assessing and managing sustainability related risks We have a detailed approach to assessing and reviewing our significant customers and transactions for their sustainability-related risks. The Group ESG Credit Risk Policy forms part of our credit risk assessment process and requires the completion of an ESG-related risk assessment prior to approving finance and at periodic reviews, for certain customers and transactions. Our Institutional bankers, supported by ESG specialists, complete these assessments. Transactions may also be escalated to a Customer and Transaction Risk Escalation Committee (CTREC) comprising executives from business, sustainability, and risk management. CTREC considers transactions for ESG, reputational risk, conflicts and financial crime risks and ensures transactions consider our sector positions and NZBA sector targets. The Institutional Bank Chief Executive has authority to approve or decline a transaction following the CTREC review and may escalate any decision to the ESGR Committee and/ or the CEO. In our Australian business division, portfolio risk assessments have been conducted across the portfolio to better understand sustainability risks and ensure alignment with our policies, position statements and, where relevant Net-Zero Targets. We are digitising our ESG Risk Assessment tool in FY24 which will enable our bankers to conduct them at scale progressively. Climate-related scenario analysis Scenario analysis informs how we assess and manage climate-related risks over short, medium, and long-term. We use climate-related scenario analysis and stress testing to understand our lending portfolio and exposure to high emitting sectors. We also use science-based reference scenarios to help understand the sectoral decarbonisation pathways and targets to transition to net-zero by 2050. Our appetite for climate-related risk is defined in our Board Risk Appetite Statement. It includes measures of physical and transition risks and is evaluated and reviewed twice a year. In FY24, we plan to review our transition risk methodology to better reflect sector transition risks incorporating the latest climate science scenarios. Climate scenario analysis and climate stress testing is an evolving area, and we recognise we need to both expand the coverage of our scenario analysis and improve the inputs into our stress testing models. Further investment is planned in the year ahead including: • Updating our climate stress testing methodology; • Expanding the data used including geospatial information to better analyse climate impacts on specific regions; and • Extending the range of scenarios used. Transition risk Given the exposure of the Australian economy to emissions-intensive sectors, our assessment of transition risk has to date focused on our Australian business and institutional lending, which Westpac has identified as at higher risk under a rapid decarbonisation 1.5°C transition scenario. The assessment methodology set in 2019 uses three transition risk scenarios that have been modified for Australia: (1) IPCC’s 2018 Special Report on Global Warming of 1.5 Degree scenario (1.5°C and 2°C); (2) IEA’s Sustainable Development Scenario (2°C); and (3) IRENA’s Renewable Energy Roadmap (REMap) scenario (2°C).

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 163

Under this analysis, five sectors, representing around 2.1% (at 30 September 2023) of our Australian business and institutional lending, were identified as potentially facing higher growth constraints (lower growth than the economy as a whole) under a 1.5°C scenario. These sectors are: Petroleum and coke products; Coal mining; Oil and gas mining; Gas distribution, and Air transport.

HIGHER TRANSITION RISK SECTORS[2]	% OF AUSTRALIAN BUSINESS AND INSTITUTIONAL PORTFOLIO	CREDIT QUALITY (BY % TOTAL COMMITTED EXPOSURE)[1]			
		STRONG	GOOD/ SATISFACTORY	WEAK[3]	TENOR (<5 YEARS BY % EXPOSURE)
Petroleum and coke products	0.30%	81.60%	15.60%	2.80%	60.40%
Coal mining	0.00%	28.50%	69.10%	2.40%	99.20%
Oil and gas mining	0.70%	94.50%	2.70%	2.80%	78.90%
Gas distribution	0.60%	92.30%	7.40%	0.30%	83.30%
Air transport	0.50%	71.50%	20.60%	7.90%	73.40%
TOTAL	**2.10%**	**85.30%**	**11.50%**	**3.20%**	**76.60%**

Physical risk in the Australian mortgage portfolio

Every six months we update the physical risk scenario analysis of our Australian residential mortgage portfolio. The analysis estimates the portion of our mortgages exposed to higher physical risks under climate scenarios developed by the Intergovernmental Panel on Climate Change (IPCC). The analysis uses a generalised model of how extreme natural disasters and climate change may impact individual properties. Features of the analysis include:

- We use our current Australian mortgage portfolio, assuming no growth or change in composition.
- Each individual property location is assessed based on a "representative property" (assuming built under current building codes), with no adaptation or mitigation.
- Properties are matched with contextual information on matters such as elevation, local weather, topography, and spatial data.
- Two climate scenarios are used, RCP (Representative Concentration Pathway) 2.6 (temperature increases are held to well below 2°C by 2100) and the more extreme RCP8.5 (temperatures expected to rise by around 4°C by 2100).
- Analysis considers potential riverine or surface water flooding, coasting inundation, forest fires, extreme wind, cyclones, extreme heat and soil subsidence under the two scenarios.

The analysis found that around 3.5% of our Australian mortgage portfolio is exposed to higher physical risk under RCP2.6 scenario by 2050. This increases to around 3.9% under the RCP8.5 scenario. The below table outlines this outcome and shows the current characteristics of these at-risk sections of our book.

This analysis is informing our risk appetite settings and helping to provide insights to governments, communities, individuals and other stakeholders around physical risks.

SCENARIO	% OF MORTGAGE PORTFOLIO[4]	DYNAMIC LVR WEIGHTED AVERAGE[5]	>90% DLVR[5]	90+ DAY DELINQUENCIES (%)
IPCC RCP2.6	3.5%	50.40%	1.80%	0.80%
IPCC RCP8.5	3.9%	50.10%	1.90%	0.80%

1. As part of the methodological approach to the transition risk scenario analysis, Australian and New Zealand Standard Industry Classification (ANZSIC) codes were used to map to specific industries, and then to sectors.
2. For more information on the credit risk rating system, refer to Note 11 in the financial statements.
3. 'Weak' includes weak, default and non-performing credit risk rating categories.
4. Share of Australian mortgage portfolio as at 31 August 2023 in locations identified as likely to be exposed to higher physical risks under RCP2.6 and RCP8.5 scenarios by 2050.
5. Dynamic LVR weighted average: Dynamic LVR is the loan-to-value ratio accounting for the current loan balance, changes in security value, offset account balances and other loan adjustments. The property valuation source is CoreLogic. Weighted average LVR calculation considers the size of outstanding balances. More information on Westpac's mortgage portfolio is provided in our Investor Discussion Pack.
>90% DLVR: DLVR is the dynamic loan-to-value ratio.

164 WESTPAC GROUP 2023 ANNUAL REPORT

SUSTAINABILITY RISK MANAGEMENT

New Zealand Mortgages

In 2020, our New Zealand business initiated scenario analysis to build understanding of the potential impacts that sea level rise and costal hazards could have on our exposures. This analysis was based on current and future risks out to 2050 under 2˚C (RCP2.6) and 4˚C (RCP8.5) climate change scenarios, using analysis provided by the National Institute of Water & Atmospheric Research – Taihoro Nukurangi (NIWA). We updated this analysis again this year showing the percent of certain portfolios that may be exposed under the RCP8.5 scenario.

SEGMENT	APPROXIMATE SHARE OF SECTOR PORTFOLIO
	FY23
Residential mortgages	2.1%
Commercial property lending	3.4%
Agricultural lending	3.5%

TCFD index

This report is aligned with the TCFD recommendations with the table below indicating where to find information associated with the recommended disclosures. We note that on 10 July 2023, it was announced that the TCFD will be transferred into the International Sustainability Standards Board (ISSB) from 2024. We are working towards alignment with inaugural ISSB standards, IFRS S1 and S2. We also include references across our broader suite of publicly available documents.

TCFD RECOMMENDED DISCLOSURE	REFERENCE IN THIS REPORT	REFERENCE IN CLIMATE REPORT
GOVERNANCE **Disclose the organisation's governance around climate-related risks and opportunities.** a) Describe the board's oversight of climate-related risks and opportunities b) Describe management's role in assessing and managing climate-related risks and opportunities	Pages 157-160	Pages 9-11
STRATEGY **Disclose the actual and potential impacts of climate-related risks and opportunities on the organisation's businesses, strategy, and financial planning where such information is material.** a) Describe the climate-related risks and opportunities the organization has identified over the short, medium, and long term b) Describe the impact of climate-related risks and opportunities on the organization's businesses, strategy, and financial planning. c) Describe the resilience of the organization's strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario.	Pages 36-39	Pages 12-35, 39-43, 62-85
RISK MANAGEMENT **Disclose how the organisation identifies, assesses, and manages climate-related risks.** a) Describe the organization's processes for identifying and assessing climate-related risks. b) Describe the organization's processes for managing climate-related risks. c) Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organization's overall risk management.	Pages 161-164	Pages 39-44
METRICS AND TARGETS **Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities where such information is material.** a) Disclose the metrics used by the organization to assess climate-related risks and opportunities in line with its strategy and risk management process. b) Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions, and the related risks. c) Describe the targets used by the organization to manage climate-related risks and opportunities and performance against targets.	Pages 3, 17, 36-39, 161-164	Pages 6, 7, 18-20, 22, 24-25, 27-28, 32, 35, 40-44

165 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Other Westpac business information Property We occupy premises primarily in Australia and New Zealand including 786 branches (2022: 877) as at 30 September 2023. As at 30 September 2023, we owned approximately none (2022: 1%) of the retail premises we occupied in Australia and none (2022: none) in New Zealand. The remainder of the premises are held under commercial lease with terms generally ranging between 12 months and 7 years. As at 30 September 2023, the carrying value of our directly owned Corporate and Retail premises and sites was $61 million (2022: $65 million). Westpac Place in the Sydney CBD is the Group’s head office. Westpac has leases over levels 1-23, allowing continued occupation until 2030. Westpac also has a lease over levels 1-28 of International Tower 2, Barangaroo, Sydney until 2030. 6 of these floors have been sublet. Together these sites provide a current capacity for approximately 16,500 staff on a hybrid working basis. In the Sydney metro area, we continue to maintain a corporate office at Kogarah, with a lease commitment to 2034. We also have a lease for 8 levels of 8 Parramatta Square, Parramatta which provides capacity for approximately 3,000 staff on a hybrid working basis. In Melbourne, Westpac has a lease over the majority of 150 Collins Street until 2026, providing capacity for approximately 2,000 staff. Westpac on Takutai Square is Westpac New Zealand’s head office, located at the eastern end of Britomart Precinct near Customs Street in Auckland, contains 26,710 square metres of office space across three buildings. Lease commitment at this site extends to 2031, with two six-year options (for two buildings) and one six-year option to extend on the third building. Significant long-term agreements Westpac has no individual contracts, other than contracts entered into in the ordinary course of business, that would constitute a material contract. Related party disclosures Details of our related party disclosures are set out in Note 34 to the financial statements and details of Directors’ interests in securities are set out in the Remuneration Report included in the Directors’ Report. Other than as disclosed in Note 34 to the financial statements and the Remuneration Report, if applicable, loans made to parties related to Directors and other key management personnel of Westpac are made in the ordinary course of business on normal terms and conditions (including interest rates and collateral). Loans are made on the same terms and conditions (including interest rates and collateral) as they apply to other employees and certain customers in accordance with established policy. These loans do not involve more than the normal risk of collectability or present any other unfavourable features. Auditor’s remuneration Auditor’s remuneration, to the external auditor for the years ended 30 September 2023 and 2022 is provided in Note 33 to the financial statements. Audit related services Westpac’s Group Finance function monitors the application of the pre-approval process in respect of audit, audit-related and non-audit services provided by PricewaterhouseCoopers (PwC) under Westpac’s Pre-Approval of Engagement of PricewaterhouseCoopers for Audit or Non-Audit Services Policy (‘Pre-Approval Policy’). Group Finance promptly brings to the attention of the Board Audit Committee any exceptions that need to be approved pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. The Pre-Approval Policy is communicated to Westpac’s divisions through publication on the Westpac intranet. During the year ended 30 September 2023, there were no fees paid by Westpac to PwC that required approval by the Board Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. Other Westpac business information

166 WESTPAC GROUP 2023 ANNUAL REPORT

OTHER WESTPAC BUSINESS INFORMATION

Westpac debt programs and issuing shelves

Access in a timely and flexible manner to a diverse range of debt markets and investors is provided by the following programs and issuing shelves as at 30 September 2023:

Program Limit	Issuer(s)	Program/Issuing Shelf Type
Australia		
No limit	WBC	Debt Issuance Program
No limit	WBC	Capital Notes Program
New Zealand		
No limit	WNZL	Medium Term Note Program
Euro Market		
USD 20 billion	WBC/WSNZL[1]	Euro Commercial Paper and Certificate of Deposit Program
USD 70 billion	WBC	Euro Medium Term Note Program
USD 10 billion	WSNZL[1]	Euro Medium Term Note Program
USD 40 billion	WBC[2]	Global Covered Bond Program
EUR 5 billion	WSNZL[3]	Global Covered Bond Program
Japan		
JPY 750 billion	WBC	Samurai shelf
JPY 750 billion	WBC	Uridashi shelf
United States		
USD 45 billion	WBC	US Commercial Paper Program
USD 10 billion	WSNZL[1]	US Commercial Paper Program
USD 35 billion	WBC	US Medium Term Note Program
USD 10 billion	WNZL	US Medium Term Note Program
No limit	WBC (NY Branch)	Certificate of Deposit Program
No limit	WBC	US Securities and Exchange Commission registered shelves

1. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company.
2. Notes issued under this program are guaranteed by BNY Trust Company of Australia Limited as trustee of the Westpac Covered Bond Trust.
3. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company, and Westpac NZ Covered Bond Limited.

FINANCIAL STATEMENTS 167 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Income statements Statements of comprehensive income Balance sheets Statements of changes in equity Cash flow statements Note 1 Financial statements preparation FINANCIAL PERFORMANCE Note 2 Segment reporting Note 3 Net interest income and average balance sheet and interest rates Note 4 Non-interest income Note 5 Operating expenses Note 6 Impairment charges Note 7 Income tax Note 8 Earnings per share FINANCIAL ASSETS AND FINANCIAL LIABILITIES Lending and credit risk Note 9 Loans Note 10 Provision for expected credit losses Note 11 Credit risk management Deposits and other funding arrangements Note 12 Deposits and other borrowings Note 13 Debt issues Note 14 Loan capital Note 15 Securitisation, covered bonds and other transferred assets Other financial instrument disclosures Note 16 Trading securities and financial assets measured at fair value through income statement (FVIS) Note 17 Investment securities Note 18 Other financial assets Note 19 Other financial liabilities Note 20 Derivative financial instruments Note 21 Risk management, funding and liquidity risk and market risk Note 22 Fair values of financial assets and financial liabilities Note 23 Offsetting financial assets and financial liabilities INTANGIBLE ASSETS, PROVISIONS, COMMITMENTS AND CONTINGENCIES Note 24 Intangible assets Note 25 Provisions, contingent liabilities, contingent assets and credit commitments CAPITAL AND DIVIDENDS Note 26 Shareholders’ equity Note 27 Capital adequacy Note 28 Dividends GROUP STRUCTURE Note 29 Investments in subsidiaries and associates Note 30 Structured entities OTHER Note 31 Share-based payments Note 32 Superannuation commitments Note 33 Auditor’s remuneration Note 34 Related party disclosures Note 35 Notes to the cash flow statements Note 36 Subsequent events Note 37 Assets and liabilities held for sale STATUTORY STATEMENTS Directors’ declaration Independent auditor’s report to the members of Westpac Banking Corporation Limitation on Independent Registered Public Accounting Firm’s Liability

168 WESTPAC GROUP 2023 ANNUAL REPORT

INCOME STATEMENTS

for the years ended 30 September

Westpac Banking Corporation

		Consolidated			Parent Entity	
$m	Note	2023	2022	2021	2023	2022
Interest income:						
Calculated using the effective interest method	3	42,515	22,981	22,132	38,909	20,261
Other	3	1,237	270	146	992	352
Total interest income		**43,752**	**23,251**	**22,278**	**39,901**	**20,613**
Interest expense	3	(25,435)	(6,090)	(5,420)	(24,786)	(6,296)
Net interest income		**18,317**	**17,161**	**16,858**	**15,115**	**14,317**
Non-interest income						
Net fees	4	1,645	1,671	1,482	1,461	1,491
Net wealth management and insurance	4	562	808	1,211	-	-
Trading	4	717	664	719	678	601
Other	4	404	(698)	952	1,668	7,890
Total non-interest income		**3,328**	**2,445**	**4,364**	**3,807**	**9,982**
Net operating income		**21,645**	**19,606**	**21,222**	**18,922**	**24,299**
Operating expenses	5	(10,692)	(10,802)	(13,311)	(9,473)	(9,483)
Impairment (charges)/benefits	6	(648)	(335)	590	(511)	(449)
Profit before income tax expense		**10,305**	**8,469**	**8,501**	**8,938**	**14,367**
Income tax expense	7	(3,104)	(2,770)	(3,038)	(2,504)	(2,189)
Profit after income tax expense		**7,201**	**5,699**	**5,463**	**6,434**	**12,178**
Net profit attributable to non-controlling interests		(6)	(5)	(5)	-	-
Net profit attributable to owners of Westpac Banking Corporation (WBC)		**7,195**	**5,694**	**5,458**	**6,434**	**12,178**
Earnings per share (cents)						
Basic	8	205.3	159.9	149.4		
Diluted	8	195.2	152.4	137.8		

The above income statements should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 169

STATEMENTS OF COMPREHENSIVE INCOME

for the years ended 30 September

Westpac Banking Corporation

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Profit after income tax expense	**7,201**	**5,699**	**5,463**	**6,434**	**12,178**
Other comprehensive income/(expense)					
Items that may be reclassified subsequently to profit or loss					
Gains/(losses) recognised in equity on					
Debt securities measured at fair value through other comprehensive income (FVOCI)	(201)	(318)	578	(178)	(47)
Cash flow hedging instruments[1]	(635)	1,107	296	(570)	866
Transferred to income statement					
Debt securities measured at FVOCI	(125)	(254)	(195)	(125)	(254)
Cash flow hedging instruments[1]	(309)	(237)	39	(349)	(430)
Loss allowance on debt securities measured at FVOCI	1	(2)	2	1	(2)
Exchange differences on translation of foreign operations (net of associated hedges)	367	(264)	51	54	27
Income tax on items taken to or transferred from equity					
Debt securities measured at FVOCI	98	166	(119)	92	90
Cash flow hedging instruments	283	(253)	(97)	276	(131)
Items that will not be reclassified subsequently to profit or loss					
Gains/(losses) on equity securities measured at FVOCI (net of tax)	(10)	92	48	(20)	7
Own credit adjustment on financial liabilities designated at fair value (net of tax)	(21)	80	(10)	(21)	80
Remeasurement of defined benefit obligation recognised in equity (net of tax)	(105)	446	119	(110)	440
Net other comprehensive income/(expense) (net of tax)	**(657)**	**563**	**712**	**(950)**	**646**
Total comprehensive income	**6,544**	**6,262**	**6,175**	**5,484**	**12,824**
Attributable to					
Owners of WBC	6,536	6,257	6,171	5,484	12,824
Non-controlling interests	8	5	4	-	-
Total comprehensive income	**6,544**	**6,262**	**6,175**	**5,484**	**12,824**

The above statements of comprehensive income should be read in conjunction with the accompanying notes.

1. Comparative amounts have been revised to align to current year presentation.

170 **WESTPAC GROUP** 2023 ANNUAL REPORT

BALANCE SHEETS

as at 30 September

Westpac Banking Corporation

$m	Note	Consolidated 2023	Consolidated 2022	Parent Entity 2023	Parent Entity 2022
Assets					
Cash and balances with central banks	35	102,522	105,257	93,466	95,182
Collateral paid		4,535	6,216	4,505	6,179
Trading securities and financial assets measured at fair value through income statement (FVIS)	16	30,507	24,332	27,987	22,417
Derivative financial instruments	20	21,343	41,283	21,038	41,127
Investment securities	17	75,326	76,465	67,508	70,176
Loans	9	773,254	739,647	678,021	651,717
Other financial assets	18	6,219	5,626	5,812	5,228
Current tax assets		5	16	5	4
Due from subsidiaries		-	-	53,644	54,185
Investment in subsidiaries		-	-	8,019	9,790
Investment in associates		33	37	33	33
Property and equipment		2,245	2,429	1,833	2,028
Deferred tax assets	7	2,095	1,754	1,957	1,646
Intangible assets	24	10,886	10,327	9,260	8,881
Other assets		804	734	672	668
Assets held for sale	37	-	75	-	-
Total assets		**1,029,774**	**1,014,198**	**973,760**	**969,261**
Liabilities					
Collateral received		3,525	6,371	3,243	6,299
Deposits and other borrowings	12	688,168	659,129	610,357	586,745
Other financial liabilities	19	44,870	56,360	38,780	52,352
Derivative financial instruments	20	24,647	39,568	24,574	39,458
Debt issues	13	156,573	144,868	134,957	122,339
Current tax liabilities		780	219	607	160
Due to subsidiaries		-	-	55,663	58,343
Provisions	25	2,777	2,950	2,543	2,705
Other liabilities		2,719	2,938	2,177	2,343
Liabilities held for sale	37	-	32	-	-
Total liabilities excluding loan capital		**924,059**	**912,435**	**872,901**	**870,744**
Loan capital	14	33,176	31,254	32,085	30,734
Total liabilities		**957,235**	**943,689**	**904,986**	**901,478**
Net assets		**72,539**	**70,509**	**68,774**	**67,783**
Shareholders' equity					
Share capital:					
Ordinary share capital	26	39,826	39,666	39,826	39,666
Treasury shares	26	(702)	(655)	(760)	(713)
Reserves	26	1,935	2,378	1,659	2,388
Retained profits		31,436	29,063	28,049	26,442
Total equity attributable to owners of WBC		**72,495**	**70,452**	**68,774**	**67,783**
Non-controlling interests	26	44	57	-	-
Total shareholders' equity and non-controlling interests		**72,539**	**70,509**	**68,774**	**67,783**

The above balance sheets should be read in conjunction with the accompanying notes.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 171

STATEMENTS OF CHANGES IN EQUITY

for the years ended 30 September

Westpac Banking Corporation

Consolidated $m	Share capital (Note 26)	Reserves (Note 26)	Retained profits	Total equity attributable to owners of WBC	NCI (Note 26)	Total shareholders' equity and NCI
Balance as at 30 September 2020	**39,946**	**1,544**	**26,533**	**68,023**	**51**	**68,074**
Impact from a change in accounting policy[1]	-	-	(40)	(40)	-	(40)
Restated opening balance	**39,946**	**1,544**	**26,493**	**67,983**	**51**	**68,034**
Profit after income tax expense	**-**	**-**	**5,458**	**5,458**	**5**	**5,463**
Net other comprehensive income/(expense)	-	604	109	713	(1)	712
Total comprehensive income/(expense)	**-**	**604**	**5,567**	**6,171**	**4**	**6,175**
Transactions in capacity as equity holders						
Dividends on ordinary shares[2]	-	-	(3,247)	(3,247)	-	(3,247)
Dividend reinvestment plan	401	-	-	401	-	401
Dividend reinvestment plan underwrite	719	-	-	719	-	719
Other equity movements						
Share-based payment arrangements	-	86	-	86	-	86
Purchase of shares	(28)	-	-	(28)	-	(28)
Net acquisition of treasury shares	(43)	-	-	(43)	-	(43)
Other	-	(7)	-	(7)	2	(5)
Total contributions and distributions	**1,049**	**79**	**(3,247)**	**(2,119)**	**2**	**(2,117)**
Balance as at 30 September 2021	**40,995**	**2,227**	**28,813**	**72,035**	**57**	**72,092**
Profit after income tax expense	**-**	**-**	**5,694**	**5,694**	**5**	**5,699**
Net other comprehensive income/(expense)	-	37	526	563	-	563
Total comprehensive income/(expense)	**-**	**37**	**6,220**	**6,257**	**5**	**6,262**
Transactions in capacity as equity holders						
Dividends on ordinary shares[2]	-	-	(4,337)	(4,337)	-	(4,337)
Other equity movements						
Off-market share buy-back (net of transaction costs)[3]	(1,902)	-	(1,601)	(3,503)	-	(3,503)
Share-based payment arrangements	-	87	-	87	-	87
Purchase of shares	(33)	-	-	(33)	-	(33)
Net acquisition of treasury shares	(49)	-	-	(49)	-	(49)
Other	-	27	(32)	(5)	(5)	(10)
Total contributions and distributions	**(1,984)**	**114**	**(5,970)**	**(7,840)**	**(5)**	**(7,845)**
Balance as at 30 September 2022	**39,011**	**2,378**	**29,063**	**70,452**	**57**	**70,509**
Profit after income tax expense	**-**	**-**	**7,195**	**7,195**	**6**	**7,201**
Net other comprehensive income/(expense)	-	(533)	(126)	(659)	2	(657)
Total comprehensive income/(expense)	**-**	**(533)**	**7,069**	**6,536**	**8**	**6,544**
Transactions in capacity as equity holders						
Dividends on ordinary shares[2]	-	-	(4,696)	(4,696)	-	(4,696)
Dividend reinvestment plan	192	-	-	192	-	192
Other equity movements						
Share-based payment arrangements	-	90	-	90	-	90
Purchase of shares	(32)	-	-	(32)	-	(32)
Net acquisition of treasury shares	(47)	-	-	(47)	-	(47)
Other	-	-	-	-	(21)	(21)
Total contributions and distributions	**113**	**90**	**(4,696)**	**(4,493)**	**(21)**	**(4,514)**
Balance as at 30 September 2023	**39,124**	**1,935**	**31,436**	**72,495**	**44**	**72,539**

The above statements of changes in equity should be read in conjunction with the accompanying notes.

1. In 2021, the Group aligned its accounting treatment of costs incurred in configuring or customising Software-as-a-Service (SaaS) arrangements with the treatment outlined in the IFRIC agenda decision released in April 2021. The adjustment to 2021 opening retained earnings reflects the impact of this change in accounting policy on prior years.
2. Relates to fully franked dividends at 30%:
   - 2023: 2023 interim dividend of 70 cents per share ($2,456 million) and 2022 final dividend of 64 cents per share ($2,240 million);
   - 2022: 2022 interim dividend of 61 cents per share ($2,136 million) and 2021 final dividend of 60 cents per share ($2,201 million); and
   - 2021: 2021 interim dividend of 58 cents per share ($2,127 million) and 2020 final dividend 31 cents per share ($1,120 million).
3. In 2022, the Group completed a $3.5 billion off-market share buy-back of Westpac ordinary shares. Refer to Note 26 for further details.

172 WESTPAC GROUP 2023 ANNUAL REPORT

STATEMENTS OF CHANGES IN EQUITY

for the years ended 30 September

Westpac Banking Corporation

Parent Entity $m	Share capital (Note 26)	Reserves (Note 26)	Retained profits	Total equity attributable to owners of WBC
Balance as at 30 September 2021	**40,937**	**2,148**	**19,714**	**62,799**
Profit after income tax expense	**-**	**-**	**12,178**	**12,178**
Net other comprehensive income/(expense)	-	126	520	646
Total comprehensive income/(expense)	**-**	**126**	**12,698**	**12,824**
Transactions in capacity as equity holders				
Dividends on ordinary shares[1]	-	-	(4,337)	(4,337)
Other equity movements				
Off-market share buy-back (net of transaction costs)[2]	(1,902)	-	(1,601)	(3,503)
Share-based payment arrangements	-	87	-	87
Purchase of shares	(33)	-	-	(33)
Net acquisition of treasury shares	(49)	-	-	(49)
Other	-	27	(32)	(5)
Total contributions and distributions	**(1,984)**	**114**	**(5,970)**	**(7,840)**
Balance as at 30 September 2022	**38,953**	**2,388**	**26,442**	**67,783**
Profit after income tax expense	**-**	**-**	**6,434**	**6,434**
Net other comprehensive income/(expense)	-	(819)	(131)	(950)
Total comprehensive income/(expense)	**-**	**(819)**	**6,303**	**5,484**
Transactions in capacity as equity holders				
Dividends on ordinary shares[1]	-	-	(4,696)	(4,696)
Dividend reinvestment plan	192	-	-	192
Other equity movements				
Share-based payment arrangements	-	90	-	90
Purchase of shares	(32)	-	-	(32)
Net acquisition of treasury shares	(47)	-	-	(47)
Other	-	-	-	-
Total contributions and distributions	**113**	**90**	**(4,696)**	**(4,493)**
Balance as at 30 September 2023	**39,066**	**1,659**	**28,049**	**68,774**

The above statements of changes in equity should be read in conjunction with the accompanying notes.

1. Relates to fully franked dividends at 30%:
   - 2023: 2023 interim dividend of 70 cents per share ($2,456 million) and 2022 final dividend of 64 cents per share ($2,240 million); and
   - 2022: 2022 interim dividend of 61 cents per share ($2,136 million) and 2021 final dividend of 60 cents per share ($2,201 million).
2. In 2022, the Group completed its $3.5 billion off-market share buy-back of Westpac ordinary shares. Refer to Note 26 for further details.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 173

CASH FLOW STATEMENTS

for the years ended 30 September

Westpac Banking Corporation

$m	Note	Consolidated 2023	Consolidated 2022	Consolidated 2021	Parent Entity 2023	Parent Entity 2022
Cash flows from operating activities						
Interest received		41,970	22,423	22,430	38,311	19,887
Interest paid		(22,654)	(5,091)	(5,677)	(22,634)	(5,488)
Dividends received excluding life business		1	4	4	1,051	1,569
Other non-interest income received		3,567	4,208	3,340	3,301	4,061
Operating expenses paid		(9,856)	(9,724)	(10,941)	(8,762)	(8,548)
Income tax paid excluding life business		(2,439)	(2,278)	(2,639)	(2,141)	(2,050)
Life business:						
Receipts from policyholders and customers		-	845	976	-	-
Interest and other items of similar nature		-	1	22	-	-
Dividends received		-	25	12	-	-
Payments to policyholders and suppliers		-	(619)	(1,168)	-	-
Income tax paid		-	(65)	(49)	-	-
Cash flows from operating activities before changes in operating assets and liabilities		**10,589**	**9,729**	**6,310**	**9,126**	**9,431**
Net (increase)/decrease in:						
Collateral paid		1,545	(1,524)	305	1,537	(1,658)
Trading securities and financial assets measured at FVIS		(4,524)	(3,750)	19,316	(4,162)	(3,890)
Derivative financial instruments		4,082	2,451	(2,420)	4,414	380
Loans		(27,270)	(36,345)	(15,098)	(25,080)	(32,696)
Other financial assets		128	279	(274)	94	(186)
Life insurance assets and liabilities		-	266	(593)	-	-
Other assets		8	20	6	11	37
Net increase/(decrease) in:						
Collateral received		(2,888)	3,643	93	(3,092)	3,744
Deposits and other borrowings		24,692	35,054	33,737	23,347	33,586
Other financial liabilities		(17,146)	7,120	9,036	(18,117)	5,939
Other liabilities		(12)	11	(8)	(3)	41
Net cash provided by/(used in) operating activities	35	**(10,796)**	**16,954**	**50,410**	**(11,925)**	**14,728**
Cash flows from investing activities						
Proceeds from investment securities		36,480	36,022	34,066	33,383	34,383
Purchase of investment securities		(33,753)	(34,076)	(28,840)	(29,406)	(31,179)
Net movement in amounts due to/from controlled entities		-	-	-	(625)	1,589
Proceeds from disposal of controlled entities and other businesses, net of cash disposed	35	293	2,115	1,272	-	1,013
Purchase of controlled entities		-	(14)	-	-	(14)
Net (increase)/decrease in investments in controlled entities		-	-	-	640	1,555
Proceeds from disposal of associates		-	-	45	-	-
Purchase of associates		(1)	-	(8)	-	-
Proceeds from disposal of property and equipment		72	25	62	71	14
Purchase of property and equipment		(238)	(166)	(234)	(165)	(129)
Purchase of intangible assets		(1,141)	(1,099)	(740)	(952)	(938)
Net cash provided by/(used in) investing activities		**1,712**	**2,807**	**5,623**	**2,946**	**6,294**
Cash flows from financing activities						
Proceeds from debt issues (net of issue costs)		70,974	73,309	46,799	62,992	58,657
Redemption of debt issues		(62,596)	(55,899)	(65,272)	(52,671)	(44,222)
Payments for the principal portion of lease liabilities		(401)	(427)	(507)	(358)	(401)
Issue of loan capital (net of issue costs)		3,453	6,527	7,628	2,894	6,007
Redemption of loan capital		(1,171)	(2,344)	(1,548)	(1,171)	(2,344)
Payment for off-market share buy-back		-	(3,503)	-	-	(3,503)
Proceeds from dividend reinvestment plan underwrite		-	-	719	-	-
Purchase of shares relating to share-based payment arrangements		(32)	(33)	(28)	(32)	(33)
Purchase of treasury shares (including RSP and EIP restricted shares)		(47)	(49)	(43)	(47)	(49)
Payment of dividends		(4,504)	(4,337)	(2,846)	(4,504)	(4,337)
Dividends paid to NCI		(21)	(5)	(2)	-	-
Net cash provided by/(used in) financing activities		**5,655**	**13,239**	**(15,100)**	**7,103**	**9,775**
Net increase/(decrease) in cash and balances with central banks		**(3,429)**	**33,000**	**40,933**	**(1,876)**	**30,797**
Effect of exchange rate changes on cash and balances with central banks		694	897	298	160	1,631
Net (increase)/decrease in cash and balances with central banks included in assets held for sale		-	7	(7)	-	-
Cash and balances with central banks as at beginning of year		105,257	71,353	30,129	95,182	62,754
Cash and balances with central banks as at end of year	35	**102,522**	**105,257**	**71,353**	**93,466**	**95,182**

The above cash flow statements should be read in conjunction with the accompanying notes.

174 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Note 1. Financial statements preparation This financial report of Westpac Banking Corporation (the Parent Entity), together with its controlled entities (the Group or Westpac), for the year ended 30 September 2023, was authorised for issue by the Board of Directors on 5 November 2023. The Directors have the power to amend and reissue the financial report. The principal accounting policies are set out below and in the relevant notes to the financial statements. The accounting policy for the recognition and de-recognition of financial assets and financial liabilities precedes Note 9. These policies have been consistently applied to all the years presented, unless otherwise stated. a. Basis of preparation (i) Basis of accounting This financial report is a general purpose financial report prepared in accordance with: • The requirements for an Authorised Deposit-taking Institution (ADI) under the Banking Act 1959 (as amended); • Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board (AASB); and • The Corporations Act 2001. Westpac Banking Corporation is domiciled and incorporated in Australia and is a for-profit entity for the purposes of preparing these financial statements. The financial report also complies with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and Interpretations as issued by the IFRS Interpretations Committee (IFRIC). It also includes additional disclosures required for foreign registrants by the United States Securities and Exchange Commission (US SEC). All amounts have been rounded in accordance with ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, to the nearest million dollars, unless otherwise stated. (ii) Historical cost convention The financial report has been prepared under the historical cost convention, as modified by applying fair value accounting to financial assets and financial liabilities (including derivative instruments) measured at fair value through income statement (FVIS) or in other comprehensive income (OCI). (iii) Changes in accounting policy During the current financial year, the Group revised its treatment of ongoing trail commissions payable to mortgage brokers. The Group recognised a liability within other financial liabilities equal to the present value of expected future trail commission payable and a corresponding increase in capitalised brokerage costs in loans. Comparatives have not been revised for this change in accounting policy as the impact of the change is not material to the financial statements. (iv) Standards adopted during the year ended 30 September 2023 No new accounting standards have been adopted by the Group for the year ended 30 September 2023. There have been no amendments to existing accounting standards that have had a material impact to the Group or the Parent Entity. (v) Business combinations Business combinations are accounted for using the acquisition method of accounting. Acquisition cost is measured as the aggregate of the fair value at the date of acquisition of the assets given, equity instruments issued or liabilities incurred or assumed. Acquisition-related costs are expensed as incurred (except for those costs arising on the issue of equity instruments which are recognised directly in equity). Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at fair value on the acquisition date. Goodwill is measured as the excess of the acquisition cost, the amount of any non-controlling interest and the fair value of any previous Westpac equity interest in the acquiree, over the fair value of the identifiable net assets acquired. (vi) Foreign currency translation Functional and presentational currency The consolidated financial statements are presented in Australian dollars which is the Parent Entity’s functional and presentation currency. The functional currency of offshore entities is usually the main currency of the economy they operate in. Notes to the financial statements

175 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Transactions and balances Foreign currency transactions are translated into the functional currency of the relevant branch or subsidiary using the exchange rates prevailing at the dates of the transactions. Foreign exchange (FX) gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in OCI for qualifying cash flow hedges and qualifying net investment hedges. Foreign operations Assets and liabilities of foreign branches and subsidiaries that have a functional currency other than the Australian dollar are translated at exchange rates prevailing on the balance date. Income and expenses are translated at average exchange rates prevailing during the year. Equity balances are translated at historical exchange rates. The resulting exchange differences are recognised in the foreign currency translation reserve and in OCI. Where the Group hedges the currency translation risk arising from net investments in foreign operations, the gains or losses on the hedging instruments are also reflected in OCI to the extent the hedge is effective. When all or part of a foreign operation is disposed or borrowings that are part of the net investments are repaid, a proportionate share of such exchange differences is recognised in the income statement as part of the gain or loss on disposal or repayment of borrowing. (vii) Comparative revisions Comparative information has been revised where appropriate to conform to changes in presentation in the current year and to enhance comparability. b. Critical accounting assumptions and estimates Applying the Group’s accounting policies requires the use of judgement, assumptions and estimates which impact the financial information. The significant assumptions and estimates used are discussed in the relevant notes below: • Note 7 Income tax • Note 10 Provision for expected credit losses (ECL) • Note 22 Fair values of financial assets and financial liabilities • Note 24 Intangible assets • Note 25 Provisions, contingent liabilities, contingent assets and credit commitments • Note 32 Superannuation commitments Impact of climate-related risks The Group has considered the potential risk of climate change on its financial statements including both physical risks and transition risks. The Group has concluded that based on the information and methodologies currently used, climate-related risks do not have a material impact on the judgements, assumptions and estimates for the year ended 30 September 2023. Key considerations in reaching this conclusion included assessing the Group’s exposure to: • high transition risk industries as a proportion of overall credit exposures; and • physical risks that may arise from changing weather patterns and extreme weather events, with a particular focus on the Group’s housing loans. The effects of climate change represent a source of uncertainty in the medium to long term which may affect our financial statements in the future. Climate-related-risks will continue to be monitored and assessed. Details of the provision for ECL, including overlays held in relation to physical climate-related risk, are provided in Note 10. c. Future developments in accounting standards There are no new standards or amendments to existing standards that are not yet effective that are expected to have a material impact to the Group or the Parent Entity. Note 1. Financial statements preparation (continued)

176 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements FINANCIAL PERFORMANCE Note 2. Segment reporting Accounting policy Operating segments are presented on a basis consistent with information provided internally to Westpac’s key decision makers and reflect the management of the business, rather than the legal structure of the Group. The Group and segments’ statutory profit after tax is reported internally to Westpac’s key decision makers. The statutory amount of the net operating income and operating expenses segment line items are separated to show balances excluding Notable Items and the total Notable Items for each of the categories. Notable Items are items that management believes are not reflective of the Group’s ongoing business performance and are grouped into the following broad categories: • Unrealised fair value gains and losses on economic hedges that do not qualify for hedge accounting • Net ineffectiveness on qualifying hedges • Large items that are not reflective of the Group’s ordinary operations. In individual reporting periods, large items may include – Provisions for remediation, litigation, fines and penalties – The impact of asset sales and revaluations – The write-down of assets (including goodwill and capitalised software) – Restructuring costs Segment restatements In prior years, the information provided internally to Westpac’s key decision makers presented an adjusted measure of profit that was referred to as “cash earnings” in assessing the financial performance of the Group. Cash earnings adjustments to statutory profit after tax in prior periods included: • Fair value (gain)/loss on economic hedges (which do not qualify for hedge accounting under AAS) which may create a material timing difference on reported results but do not affect the Group’s earnings over the life of the hedge. • The net ineffectiveness on qualifying hedges arises from the fair value movement in these hedges which reverses over time and therefore does not affect the Group’s profits over time. Cash earnings adjustments which reclassified amounts between individual line items but did not impact on net cash earnings have also ceased. In prior years, these included: • Operating leases: Under AAS rental income on operating leases is presented gross of the depreciation of the assets subject to the lease. In prior periods, these amounts were offset in deriving non-interest income and operating expenses on a cash earnings basis; and • Policyholder tax recoveries: Income and tax amounts that are grossed up to comply with the AAS covering Life Insurance Business (policyholder tax recoveries) were reversed in deriving income and taxation expense on a cash earnings basis. As the sale of the Group’s life insurance business was finalised in 2022, this adjustment is no longer relevant to the Group. The Group ceased reporting this adjusted measure of profit in the current year and instead reports on the basis described in the accounting policy section above. The Group has updated our reporting and restated comparatives for this change. Reportable operating segments We are one of Australia’s leading providers of banking and selected financial services, operating under multiple brands, and predominantly in Australia and New Zealand, with a small presence in Europe, North America, Asia and the Pacific islands of Fiji and Papua New Guinea. We operate through a significant online capability supported by an extensive branch and ATM network, call centres and specialist relationship and product managers. Our operations comprise the following key segments: • Consumer provides a full range of banking products and services to customers in Australia through three lines of business consisting of mortgages, consumer finance and deposits. • Business serves the banking needs of Australian small to medium businesses including commercial and agribusiness customers, generally up to $200 million in exposure. • Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to corporate, institutional and government customers.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 177

Note 2. Segment reporting (continued)

- Westpac New Zealand provides banking and wealth products and services for consumer, business and institutional customers in New Zealand.
- Specialist Businesses was established in May 2020 by combining the operations that Westpac identified to be exited as part of its portfolio simplification agenda. Since its formation, ten business divestments, including three in 2023, have been completed. The merger of BT's personal and corporate superannuation funds with Mercer Super Trust through a SFT and the sale of its Advance Asset Management Limited business to Mercer Australia were completed earlier in the year. The remaining operations include Platforms, Westpac Pacific, margin lending and the retail auto finance business which is in run-off. These businesses will be retained and transferred to a new Business & Wealth segment as noted below.
- Group Businesses includes support functions such as Treasury, Customer Services and Technology, Corporate Services and Enterprise Services. It also includes Group-wide elimination entries arising on consolidation, centrally raised provisions and other unallocated revenue and expenses.

In August 2023, the Group announced a restructure of its operating segments, to separate our Consumer and Business Banking and transfer Specialist Businesses into the Business segment. This change has not been reflected in this Annual Report as the performance information provided internally to Westpac's key decision makers in 2023 has not changed. This change in structure will be reported in 2024.

The following tables present the segment results for the Group.

$m	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand (A$)	Specialist Businesses	Group Businesses	Total	Notable Items (pre-tax)	Income statement
2023										
Net interest income	8,966	4,238	13,204	1,525	2,317	429	939	18,414	(97)	18,317
Net fee income	509	311	820	596	177	44	8	1,645	-	1,645
Net wealth management and insurance income	41	-	41	-	33	498	-	572	(10)	562
Trading income	-	-	-	692	33	48	(23)	750	(33)	717
Other income	18	4	22	78	(3)	60	4	161	243	404
Notable Items	-	(78)	(78)	-	-	233	(52)	103	(103)	-
Net operating income	**9,534**	**4,475**	**14,009**	**2,891**	**2,557**	**1,312**	**876**	**21,645**	**-**	**21,645**
Operating expenses[1]	(4,763)	(1,867)	(6,630)	(1,308)	(1,186)	(547)	(561)	(10,232)	(460)	(10,692)
Notable Items	(202)	(19)	(221)	(15)	(9)	(60)	(155)	(460)	460	-
Total operating expenses	**(4,965)**	**(1,886)**	**(6,851)**	**(1,323)**	**(1,195)**	**(607)**	**(716)**	**(10,692)**	**-**	**(10,692)**
Pre-provision profit	**4,569**	**2,589**	**7,158**	**1,568**	**1,362**	**705**	**160**	**10,953**	**-**	**10,953**
Impairment (charges)/ benefits	(200)	(263)	(463)	(87)	(124)	27	(1)	(648)	-	(648)
Profit before income tax (expense)/benefit	**4,369**	**2,326**	**6,695**	**1,481**	**1,238**	**732**	**159**	**10,305**	**-**	**10,305**
Income tax (expense)/ benefit[2]	(1,317)	(698)	(2,015)	(420)	(351)	(122)	(196)	(3,104)	-	(3,104)
Net profit attributable to NCI	-	-	-	-	-	(5)	(1)	(6)	-	(6)
Net profit attributable to owners of WBC	**3,052**	**1,628**	**4,680**	**1,061**	**887**	**605**	**(38)**	**7,195**	**-**	**7,195**
Notable Items (post-tax)[2]	(148)	(68)	(216)	(10)	(7)	207	(147)	(173)		
Balance sheet										
Loans	492,708	88,857	581,565	92,568	92,488	6,698	(65)	773,254		
Deposits and other borrowings	308,380	130,590	438,970	115,126	76,544	10,834	46,694	688,168		

1. Impairment of assets (including goodwill and other intangible assets) was insignificant for all segments except for the following:
   - Specialist Businesses: 2023: nil (2022: $167 million, 2021: $141 million);
   - Group Businesses: 2023: $35 million (2022: $166 million, 2021: $6 million); and
   - Westpac Institutional Bank: 2023: nil (2022: nil, 2021: $1,192 million).
2. The tax impact of Notable Items reduced income tax (expense)/benefit by $184 million in 2023 (2022: $46 million, 2021: $57 million).

178 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 2. Segment reporting (continued)

$m	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand (A$)	Specialist Businesses	Group Businesses	Total	Notable Items (pre-tax)	Income statement
2022										
Net interest income	8,985	3,027	12,012	1,110	2,107	474	903	16,606	555	17,161
Net fee income	513	327	840	605	185	46	(4)	1,672	(1)	1,671
Net wealth management and insurance income	51	-	51	-	54	754	-	859	(51)	808
Trading income	-	-	-	516	43	41	20	620	44	664
Other income	48	5	53	25	(3)	19	54	148	(846)	(698)
Notable Items	-	-	-	-	120	(1,011)	592	(299)	299	-
Net operating income	**9,597**	**3,359**	**12,956**	**2,256**	**2,506**	**323**	**1,565**	**19,606**	**-**	**19,606**
Operating expenses[1]	(4,623)	(1,899)	(6,522)	(1,188)	(1,072)	(683)	(716)	(10,181)	(621)	(10,802)
Notable Items	(66)	-	(66)	-	-	(365)	(190)	(621)	621	-
Total operating expenses	**(4,689)**	**(1,899)**	**(6,588)**	**(1,188)**	**(1,072)**	**(1,048)**	**(906)**	**(10,802)**	**-**	**(10,802)**
Pre-provision profit	**4,908**	**1,460**	**6,368**	**1,068**	**1,434**	**(725)**	**659**	**8,804**	**-**	**8,804**
Impairment (charges)/ benefits	(201)	(143)	(344)	(85)	25	67	2	(335)	-	(335)
Profit before income tax expense	**4,707**	**1,317**	**6,024**	**983**	**1,459**	**(658)**	**661**	**8,469**	**-**	**8,469**
Income tax (expense)/ benefit[2]	(1,416)	(399)	(1,815)	(296)	(382)	(61)	(216)	(2,770)	-	(2,770)
Net profit attributable to NCI	-	-	-	-	-	(4)	(1)	(5)	-	(5)
Net profit attributable to owners of WBC	**3,291**	**918**	**4,209**	**687**	**1,077**	**(723)**	**444**	**5,694**	**-**	**5,694**
Notable Items (post-tax)[2]	(47)	-	(47)	-	119	(1,226)	280	(874)		
Balance sheet										
Loans	474,604	84,897	559,501	85,182	85,285	9,866	(187)	739,647		
Deposits and other borrowings	280,574	133,335	413,909	116,552	71,202	9,457	48,009	659,129		

1. Impairment of assets (including goodwill and other intangible assets) was insignificant for all segments except for the following:
   - Specialist Businesses: 2023: nil (2022: $167 million, 2021: $141 million);
   - Group Businesses: 2023: $35 million (2022: $166 million, 2021: $6 million); and
   - Westpac Institutional Bank: 2023: nil (2022: nil, 2021: $1,192 million).
2. The tax impact of Notable Items reduced income tax (expense)/benefit of $184 million in 2023 (2022: $46 million, 2021: $57 million).

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 179

Note 2. Segment reporting (continued)

$m	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand (A$)	Specialist Businesses	Group Businesses	Total	Notable Items (pre-tax)	Income statement
2021										
Net interest income	9,483	2,810	12,293	925	2,022	512	835	16,587	271	16,858
Net fee income	452	344	796	614	152	57	-	1,619	(137)	1,482
Net wealth management and insurance income	52	-	52	-	113	1,149	3	1,317	(106)	1,211
Trading income	-	-	-	608	58	33	16	715	4	719
Other income	17	8	25	107	11	25	21	189	763	952
Notable Items	-	178	178	-	(49)	181	485	795	(795)	-
Net operating income	**10,004**	**3,340**	**13,344**	**2,254**	**2,307**	**1,957**	**1,360**	**21,222**	**-**	**21,222**
Operating expenses[1]	(4,757)	(2,168)	(6,925)	(1,418)	(1,039)	(846)	(736)	(10,964)	(2,347)	(13,311)
Notable Items	(141)	(54)	(195)	(1,193)	(23)	(640)	(296)	(2,347)	2,347	-
Total operating expenses	**(4,898)**	**(2,222)**	**(7,120)**	**(2,611)**	**(1,062)**	**(1,486)**	**(1,032)**	**(13,311)**	**-**	**(13,311)**
Pre-provision profit	**5,106**	**1,118**	**6,224**	**(357)**	**1,245**	**471**	**328**	**7,911**	**-**	**7,911**
Impairment (charges)/ benefits	184	425	609	(162)	79	66	(2)	590	-	590
Profit before income tax expense	**5,290**	**1,543**	**6,833**	**(519)**	**1,324**	**537**	**326**	**8,501**	**-**	**8,501**
Income tax (expense)/ benefit[2]	(1,583)	(466)	(2,049)	(14)	(376)	(373)	(226)	(3,038)	-	(3,038)
Net profit attributable to NCI	-	-	-	-	-	(2)	(3)	(5)	-	(5)
Net profit attributable to owners of WBC	**3,707**	**1,077**	**4,784**	**(533)**	**948**	**162**	**97**	**5,458**	**-**	**5,458**
Notable Items (post-tax)[2]	(105)	85	(20)	(991)	(54)	(540)	110	(1,495)		
Balance sheet										
Loans[3]	462,699	78,385	541,084	67,749	88,409	12,550	(8)	709,784		
Deposits and other borrowings	266,445	128,550	394,995	99,349	75,756	8,744	48,111	626,955		

Notable Items after tax

$m	2023	2022	2021
Economic hedges	(92)	470	138
Hedge ineffectiveness	66	(52)	(32)
Provisions for remediation, litigation, fines and penalties	(176)	(133)	(448)
Asset sales and revaluations	256	(876)	11
The write-down of assets	(87)	(283)	(1,164)
Restructuring costs	(140)	-	-
Total Notable Items after tax	**(173)**	**(874)**	**(1,495)**

1. Impairment of assets (including goodwill and other intangible assets) was insignificant for all segments except for the following:
   - Specialist Businesses: 2023: nil (2022: $167 million, 2021: $141 million);
   - Group Businesses: 2023: $35 million (2022: $166 million, 2021: $6 million); and
   - Westpac Institutional Bank: 2023: nil (2022: nil, 2021: $1,192 million).
2. The tax impact of Notable Items reduced income tax (expense)/benefit of $184 million in 2023 (2022: $46 million, 2021: $57 million).
3. Specialist Businesses excludes balances presented as held for sale.

180 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 2. Segment reporting (continued)

Revenue from products and services

Details of revenue from external customers by product or service are disclosed in Notes 3 and 4. No single customer amounted to greater than 10% of the Group's revenue.

Geographic segments

Geographic segments are based on the location of the office where the following items were recognised:

	2023		2022		2021	
	$m	%	$m	%	$m	%
Revenue						
Australia	40,222	85.4	20,198	78.6	22,788	85.5
New Zealand	5,053	10.7	5,010	19.5	3,509	13.2
Other overseas[1]	1,805	3.9	488	1.9	345	1.3
Total	**47,080**	**100.0**	**25,696**	**100.0**	**26,642**	**100.0**
Non-current assets[2]						
Australia	11,782	89.7	11,606	91.0	11,825	91.2
New Zealand	1,282	9.8	1,088	8.5	1,082	8.3
Other overseas[1]	67	0.5	62	0.5	55	0.5
Total	**13,131**	**100.0**	**12,756**	**100.0**	**12,962**	**100.0**

1. Other overseas included Pacific Islands, Asia, the Americas and Europe.
2. Non-current assets represents property and equipment, and intangible assets.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 181

Note 3. Net interest income and average balance sheet and interest rates

Net interest income

Accounting policy

Interest income and interest expense for all interest earning financial assets and interest bearing financial liabilities at amortised cost or FVOCI, detailed within the table below, are recognised using the effective interest method. Net income from treasury's interest rate and liquidity management activities and the cost of the Bank levy are included in net interest income.

The effective interest method calculates the amortised cost of a financial instrument by discounting the financial instrument's estimated future cash receipts or payments to their present value and allocates the interest income or interest expense, including any fees, costs, premiums or discounts integral to the instrument, over its expected life.

Interest income is calculated based on the gross carrying amount of financial assets in stages 1 and 2 of the Group's ECL model and on the carrying amount net of the provision for ECL for financial assets in stage 3.

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Interest income[1]					
Calculated using the effective interest method					
Cash and balances with central banks	4,277	683	30	3,785	534
Collateral paid	581	68	16	578	67
Investment securities	2,037	1,126	1,200	1,846	1,002
Loans	35,582	21,096	20,756	30,518	17,853
Other financial assets	38	2	2	37	2
Due from subsidiaries	-	-	-	2,145	797
Assets held for sale	-	6	128	-	6
Total interest income calculated using the effective interest method	**42,515**	**22,981**	**22,132**	**38,909**	**20,261**
Other					
Net ineffectiveness on qualifying hedges	94	(77)	(46)	94	(80)
Trading securities and financial assets measured at FVIS	1,143	347	192	1,044	317
Due from subsidiaries	-	-	-	(146)	115
Total other	**1,237**	**270**	**146**	**992**	**352**
Total interest income	**43,752**	**23,251**	**22,278**	**39,901**	**20,613**
Interest expense					
Calculated using the effective interest method					
Collateral received	(327)	(64)	(4)	(319)	(64)
Deposits and other borrowings	(14,993)	(2,810)	(1,801)	(12,666)	(2,097)
Debt Issues	(4,667)	(2,257)	(1,861)	(4,221)	(2,028)
Due to subsidiaries	-	-	-	(2,802)	(1,389)
Loan capital	(1,448)	(1,026)	(849)	(1,408)	(1,025)
Other financial liabilities	(516)	(162)	(112)	(302)	(124)
Liabilities held for sale	-	-	(11)	-	-
Total interest expense calculated using the effective interest method	**(21,951)**	**(6,319)**	**(4,638)**	**(21,718)**	**(6,727)**
Other					
Deposits and other borrowings	(1,925)	(399)	(67)	(1,789)	(345)
Trading liabilities[2]	(653)	1,169	(122)	(671)	1,177
Debt issues	(494)	(93)	(64)	(338)	(57)
Bank levy	(332)	(340)	(392)	(332)	(340)
Due to subsidiaries	-	-	-	131	93
Other interest expense	(80)	(108)	(136)	(69)	(97)
Liabilities held for sale	-	-	(1)	-	-
Total other	**(3,484)**	**229**	**(782)**	**(3,068)**	**431**
Total interest expense	**(25,435)**	**(6,090)**	**(5,420)**	**(24,786)**	**(6,296)**
Net interest income	**18,317**	**17,161**	**16,858**	**15,115**	**14,317**

1. Included items relating to compliance, regulation and remediation costs recognised as a reduction in net interest income of $57 million (2022: $1 million addition, 2021: $106 million addition) for the Group, and a reduction of $67 million (2022: $7 million addition) for the Parent Entity. Refer to Note 25 for further details.
2. Includes net impact of Treasury balance sheet management activities.

182 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates (continued)

Average balance sheet and interest rates

The daily average balances of the Group's interest earning assets and interest bearing liabilities are shown below along with their interest income or expense.

Consolidated	2023 Average balance $m	2023 Interest income $m	2023 Average rate %	2022 Average balance $m	2022 Interest income $m	2022 Average rate %	2021 Average balance $m	2021 Interest income $m	2021 Average rate %
Assets									
Interest earning assets									
Loans[1]:									
Australia	607,154	30,164	5.0	582,456	17,694	3.0	558,435	17,896	3.2
New Zealand	91,057	5,028	5.5	88,002	3,203	3.6	85,525	2,735	3.2
Other overseas	6,548	390	6.0	6,362	199	3.1	6,440	125	1.9
Housing									
Australia	424,427	19,640	4.6	411,950	11,851	2.9	400,072	12,330	3.1
New Zealand	60,159	2,702	4.5	57,716	1,796	3.1	54,522	1,626	3.0
Other overseas	468	18	3.8	492	19	3.9	186	4	2.2
Personal									
Australia	11,954	1,001	8.4	13,910	1,084	7.8	16,058	1,297	8.1
New Zealand	1,094	102	9.3	1,126	115	10.2	1,300	141	10.8
Other overseas	7	1	14.3	7	1	14.3	-	-	-
Business									
Australia	170,773	9,523	5.6	156,596	4,759	3.0	142,305	4,269	3.0
New Zealand	29,804	2,224	7.5	29,160	1,292	4.4	29,703	968	3.3
Other overseas	6,073	371	6.1	5,863	179	3.1	6,254	121	1.9
Trading securities and financial assets measured at FVIS:									
Australia	23,486	843	3.6	16,715	235	1.4	16,659	116	0.7
New Zealand	3,959	201	5.1	3,784	76	2.0	3,881	28	0.7
Other overseas	2,641	99	3.7	2,337	36	1.5	3,251	48	1.5
Investment securities:									
Australia	66,631	1,822	2.7	70,804	985	1.4	81,665	1,104	1.4
New Zealand	6,164	148	2.4	4,950	85	1.7	4,492	74	1.6
Other overseas	2,082	67	3.2	2,027	56	2.8	1,552	22	1.4
Other interest earning assets[1]:									
Australia	96,291	3,424	3.6	82,102	366	0.4	37,729	(30)	(0.1)
New Zealand	10,496	496	4.7	9,769	153	1.6	6,579	12	0.2
Other overseas	24,867	1,070	4.3	17,238	157	0.9	9,105	20	0.2
Assets held for sale:									
Australia	-	-	-	425	6	1.4	1,583	28	1.8
Other overseas	-	-	-	-	-	-	2,560	100	3.9
Total interest earning assets and interest income	**941,376**	**43,752**	**4.6**	**886,971**	**23,251**	**2.6**	**819,456**	**22,278**	**2.7**
Non-interest earning assets									
Derivative financial instruments	23,423			23,395			20,305		
Life insurance assets	-			-			226		
Assets held for sale	-			2,444			4,590		
All other assets[2]	58,429			61,953			61,478		
Total non-interest earning assets	**81,852**			**87,792**			**86,599**		
Total assets	**1,023,228**			**974,763**			**906,055**		

1. Comparatives has been revised to align to current year presentation.
2. Includes property and equipment, intangible assets, deferred tax assets, non-interest earning loans relating to mortgage offset accounts and all other non-interest earning assets.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 183

Note 3. Net interest income and average balance sheet and interest rates (continued)

Consolidated	2023 Average balance $m	2023 Interest expense $m	2023 Average rate %	2022 Average balance $m	2022 Interest expense $m	2022 Average rate %	2021 Average balance $m	2021 Interest expense $m	2021 Average rate %
Liabilities									
Interest bearing liabilities									
Deposits and other borrowings:									
Australia[1]	484,720	13,544	2.8	455,069	2,249	0.5	430,455	1,400	0.3
New Zealand	64,033	2,464	3.8	60,786	765	1.3	60,066	418	0.7
Other overseas	20,132	910	4.5	21,175	195	0.9	13,610	50	0.4
Certificates of deposit									
Australia	31,822	1,128	3.5	29,839	205	0.7	28,243	24	0.1
New Zealand	2,727	136	5.0	2,956	53	1.8	2,938	19	0.6
Other overseas	13,338	657	4.9	14,513	137	0.9	8,096	20	0.2
Transactions									
Australia[1]	129,869	2,899	2.2	129,089	572	0.4	120,375	256	0.2
New Zealand	9,397	322	3.4	9,626	77	0.8	10,244	17	0.2
Other overseas	868	7	0.8	842	3	0.4	322	1	0.3
Savings									
Australia	189,262	4,804	2.5	191,067	711	0.4	174,736	456	0.3
New Zealand	18,899	537	2.8	20,082	132	0.7	19,243	42	0.2
Other overseas	1,035	25	2.4	935	5	0.5	423	-	-
Term									
Australia	133,767	4,713	3.5	105,074	761	0.7	107,101	664	0.6
New Zealand	33,010	1,469	4.5	28,122	503	1.8	27,641	340	1.2
Other overseas	4,891	221	4.5	4,885	50	1.0	4,769	29	0.6
Repurchase agreements:									
Australia	34,511	314	0.9	35,136	109	0.3	32,600	54	0.2
New Zealand	4,922	231	4.7	2,543	39	1.5	986	2	0.2
Other overseas	219	11	5.0	100	2	2.0	-	-	-
Loan capital:									
Australia	31,895	1,313	4.1	28,961	934	3.2	24,573	754	3.1
New Zealand	2,489	135	5.4	1,747	92	5.3	1,653	85	5.1
Other overseas	-	-	-	-	-	-	368	10	2.7
Other interest bearing liabilities[2]:									
Australia	154,859	5,990	3.9	137,796	1,308	0.9	123,252	2,236	1.8
New Zealand	19,986	464	2.3	18,579	403	2.2	16,143	368	2.3
Other overseas	1,854	59	3.2	1,876	(6)	(0.3)	4,075	31	0.8
Liabilities held for sale:									
Other overseas	-	-	-	-	-	-	1,335	12	0.9
Total interest bearing liabilities and interest expense	**819,620**	**25,435**	**3.1**	**763,768**	**6,090**	**0.8**	**709,116**	**5,420**	**0.8**

1. Comparatives has been revised to align to current year presentation.
2. Includes net impact of Treasury balance sheet management activities and the Bank levy.

184 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements 2023 2022 2021 Average Interest Average Average Interest Average Average Interest Average balance expense rate balance expense rate balance expense rate Consolidated $m $m % $m $m % $m $m % Non-interest bearing liabilities Deposits and other borrowings: Australia1 92,967 93,102 76,812 New Zealand 11,940 14,031 12,426 Other overseas 1,292 1,038 7 Derivative financial instruments 26,353 24,750 20,612 Life insurance liabilities - - 253 Liabilities held for sale - 682 2,728 All other liabilities2 (218) 7,069 13,202 Total non-interest bearing liabilities 132,334 140,672 126,040 Total liabilities 951,954 904,440 835,156 Shareholders’ equity 71,229 70,268 70,849 Non-controlling interests 45 55 50 Total equity 71,274 70,323 70,899 Total liabilities and equity 1,023,228 974,763 906,055 Note 3. Net interest income and average balance sheet and interest rates (continued) 1. Comparatives has been revised to align to current year presentation. 2. Includes other financial liabilities, provisions, current and deferred tax liabilities and all other non-interest bearing liabilities.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 185

Note 3. Net interest income and average balance sheet and interest rates (continued)

Calculation of variances

Net interest income may vary from year to year due to changes in the volume of, and interest rates associated with, interest earning assets and interest bearing liabilities. The following table allocates the change in net interest income between changes in volume and interest rate for those assets and liabilities:

- Volume changes are determined based on the movements in average asset and liability balances; and
- Interest rate changes are determined based on the change in interest rate associated with those assets and liabilities. Variances that arise due to a combination of volume and interest rate changes are allocated to interest rate changes.

Consolidated $m	2023 Change due to Volume	Rate	Total	2022 Change due to Volume	Rate	Total
Interest earning assets						
Loans:						
Australia	747	11,723	12,470	743	(945)	(202)
New Zealand	111	1,714	1,825	79	389	468
Other overseas	6	185	191	(38)	44	6
Housing						
Australia	492	7,297	7,789	468	(947)	(479)
New Zealand	62	844	906	47	123	170
Other overseas	1	(2)	(1)	(4)	3	(1)
Personal						
Australia	46	(129)	(83)	49	(262)	(213)
New Zealand	4	(17)	(13)	4	(30)	(26)
Business						
Australia	209	4,555	4,764	226	264	490
New Zealand	45	887	932	28	296	324
Other overseas	5	187	192	(34)	41	7
Trading securities and financial assets measured at FVIS:						
Australia	101	507	608	6	113	119
New Zealand	4	121	125	(1)	49	48
Other overseas	5	58	63	(13)	1	(12)
Investment securities:						
Australia	(65)	902	837	(152)	33	(119)
New Zealand	21	42	63	8	3	11
Other overseas	2	9	11	(2)	4	2
Other interest earning assets:						
Australia	72	2,986	3,058	2	394	396
New Zealand	13	330	343	9	132	141
Other overseas	76	837	913	26	111	137
Assets held for sale:						
Australia	(6)	-	(6)	(22)	-	(22)
Total change in interest income	**1,087**	**19,414**	**20,501**	**645**	**328**	**973**

186 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Net interest income and average balance sheet and interest rates (continued)

Consolidated	2023			2022		
		Change due to			Change due to	
$m	Volume	Rate	Total	Volume	Rate	Total
Interest bearing liabilities						
Deposits and other borrowings:						
Australia[1]	137	11,158	11,295	106	743	849
New Zealand	41	1,658	1,699	5	342	347
Other overseas	(10)	725	715	26	108	134
Certificates of deposits						
Australia	23	900	923	(3)	184	181
New Zealand	3	80	83	-	34	34
Other overseas	(7)	527	520	8	109	117
Transactions						
Australia[1]	41	2,286	2,327	5	311	316
New Zealand	4	241	245	-	60	60
Other overseas	-	4	4	2	(2)	-
Savings						
Australia	34	4,059	4,093	37	218	255
New Zealand	7	398	405	1	89	90
Other overseas	-	20	20	3	-	3
Term						
Australia	39	3,913	3,952	67	30	97
New Zealand	27	939	966	4	159	163
Other overseas	(3)	174	171	13	1	14
Repurchase agreements:						
Australia	(17)	222	205	-	55	55
New Zealand	37	155	192	6	31	37
Other overseas	2	7	9	-	2	2
Loan capital:						
Australia	84	295	379	136	44	180
New Zealand	39	4	43	5	2	7
Other overseas	-	-	-	(10)	-	(10)
Other interest bearing liabilities:						
Australia	297	4,385	4,682	127	(1,055)	(928)
New Zealand	15	46	61	30	5	35
Other overseas	(1)	66	65	(1)	(37)	(38)
Total change in interest expense	**624**	**18,721**	**19,345**	**430**	**240**	**670**
Change in net interest income:						
Australia[1]	348	58	406	208	(192)	16
New Zealand	17	344	361	49	193	242
Other overseas	98	291	389	(42)	87	45
Total change in net interest income	**463**	**693**	**1,156**	**215**	**88**	**303**

1. Comparatives has been revised to align to current year presentation.

187 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Note 4. Non-interest income Accounting policy Non-interest income includes net fee income, net wealth management and insurance income, trading income and other income. Net fee income When another party is involved in providing goods or services to a Group customer, the Group assesses whether the nature of the arrangement with its customer is as a principal provider or an agent of another party. Where the Group is acting as an agent for another party, the income earned by the Group is the net consideration received (i.e. the gross amount received from the customer less amounts paid to a third-party provider). As an agent, the net consideration represents fee income for facilitating the transaction between the customer and the third-party provider with primary responsibility for fulfilling the contract. Fee income Fee income is recognised when the performance obligation is satisfied by transferring the promised good or service to the customer. Fee income includes facility fees, transaction fees and other non-risk fee income. Facility fees include certain line fees, annual credit card fees and fees for providing customer bank accounts. They are recognised over the term of the facility/period of service on a straight-line basis. Transaction fees are earned for facilitating banking transactions such as FX fees, telegraphic transfers and issuing bank cheques. Fees for these one-off transactions are recognised once the transaction has been completed. Transaction fees are also recognised for credit card transactions including interchange fees net of scheme charges. These are recognised once the transaction has been completed; however, a component of interchange fees received is deferred as unearned income as the Group has a future service obligation to customers under the Group’s credit card reward programs. Other non-risk fee income includes advisory and underwriting fees which are recognised when the related service is completed. Income which forms an integral part of the effective interest rate of a financial instrument is recognised using the effective interest method and recorded in interest income (for example, loan origination fees). Fee expenses Fee expenses include incremental external costs that vary directly with the provision of goods or services to customers. An incremental cost is one that would not have been incurred if a specific good or service had not been provided to a specific customer. Fee expenses which form an integral part of the effective interest rate of a financial instrument are recognised using the effective interest method and recorded in net interest income. Fee expenses include the costs associated with credit card loyalty programs which are recognised as an expense when the services are provided on the redemption of points as well as merchant transaction costs. Net wealth management and insurance income Net wealth management income Wealth management fees earned for the ongoing management of customer funds and investments are recognised when the performance obligation is satisfied which is over the period of management. Insurance premium income Insurance premium income includes premiums earned for life insurance, life investment, loan mortgage insurance and general insurance products: • Life insurance premiums with a regular due date are recognised as revenue on an accrual basis; • Life investment premiums include a management fee component which is recognised as income over the period the service is provided. The deposit components of life insurance and investment contracts are not revenue and are treated as movements in life insurance liabilities; and • General insurance premium comprises amounts charged to policyholders, excluding taxes, and is recognised based on the likely pattern in which the insured risk is likely to emerge. The portion not yet earned based on the pattern assessment is recognised as unearned premium liability.

188 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Accounting policy (continued) Insurance claims expense • Life and general insurance contract claims are recognised as an expense when the liability is established; and • Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life insurance liabilities. Changes in life insurance liabilities Changes in life insurance liabilities includes the change in the value of life insurance contract liabilities calculated using the margin on services methodology (MoS), specified in the Prudential Standard LPS 340 Valuation of Policy Liabilities. Regulation, competition, interest rates, taxes, securities market conditions and general economic conditions also affect the estimation of life insurance liabilities. Trading income • Realised and unrealised gains or losses from changes in the fair value of trading assets, liabilities and derivatives are recognised in the period in which they arise (except day one profits or losses which are deferred, refer to Note 22); and • Net income related to Treasury’s interest rate and liquidity management activities is included in net interest income. Other income - dividend income • Dividends on quoted shares are recognised on the ex-dividend date; and • Dividends on unquoted shares are recognised when the Company’s right to receive payment is established. Note 4. Non-interest income (continued)

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 189

Note 4. Non-interest income[1] (continued)

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Net fees					
Facility fees	697	686	717	647	644
Transaction fees	1,146	1,132	993	959	940
Other non-risk fee income	154	122	-	136	116
Fee income	**1,997**	**1,940**	**1,710**	**1,742**	**1,700**
Credit card loyalty programs	(153)	(126)	(101)	(120)	(94)
Transaction fee related expenses	(199)	(143)	(127)	(161)	(115)
Fee expenses	**(352)**	**(269)**	**(228)**	**(281)**	**(209)**
Net fees	**1,645**	**1,671**	**1,482**	**1,461**	**1,491**
Net wealth management and insurance					
Net wealth management income	**562**	**726**	**657**	**-**	**-**
Life insurance premium income	-	834	1,077	-	-
General insurance and lenders mortgage insurance (LMI) net premium earned	-	-	387	-	-
Life insurance investment and other income	-	(141)	59	-	-
General insurance and LMI investment and other income	-	-	76	-	-
Total insurance premium, investment and other income	**-**	**693**	**1,599**	**-**	**-**
Life insurance claims, changes in life insurance liabilities and other expenses	-	(611)	(767)	-	-
General insurance and LMI claims and other expenses	-	-	(278)	-	-
Total insurance claims, changes in life insurance liabilities and other expenses	**-**	**(611)**	**(1,045)**	**-**	**-**
Net wealth management and insurance	**562**	**808**	**1,211**	**-**	**-**
Trading	**717**	**664**	**719**	**678**	**601**
Other					
Dividends received from subsidiaries[2]	-	-	-	1,050	6,632
Transactions with subsidiaries	-	-	-	550	771
Dividends received from other entities	1	4	4	1	2
Net gain/(loss) on sale/derecognition of associates	1	25	43	-	12
Net gain/(loss) on disposal of assets	-	(3)	7	1	(4)
Net gain/(loss) on hedging of overseas operations	-	-	(8)	(51)	206
Net gain/(loss) on derivatives held for risk management purposes	1	9	4	1	9
Net gain/(loss) on financial instruments measured at fair value	78	12	655	71	15
Net gain/(loss) on disposal of controlled entities and other businesses[3]	268	(823)	188	-	170
Rental income on operating leases	9	16	41	5	10
Share of associates' net profit/(loss)	(5)	(7)	(6)	-	-
Other	51	69	24	40	67
Total other	**404**	**(698)**	**952**	**1,668**	**7,890**
Total non-interest income	**3,328**	**2,445**	**4,364**	**3,807**	**9,982**

Deferred income in relation to the credit card loyalty programs for the Group was $324 million as at 30 September 2023 (2022: $330 million, 2021: $362 million) and $32 million for the Parent Entity (2022: $36 million). This will be recognised as fee income as the credit card reward points are redeemed.

There were no other material contract assets or contract liabilities for the Group or the Parent Entity.

1. Included items relating to compliance, regulation and remediation costs recognised as a reduction in non-risk fee income, net wealth management income and other income of $52 million (2022: $64 million, 2021: $320 million) for the Group, and $56 million (2022: $24 million) for the Parent Entity. Refer to Note 25 for further details.
2. In 2022, Westpac Overseas Holdings No. 2 Pty Limited (WOH2PL), a wholly-owned subsidiary, paid a dividend of $5,040 million to the Parent Entity which was reinvested into additional WOH2PL ordinary shares. Refer to Note 35 for further details.
3. Included gains/loss on sale of:
   - 2023: $243 million gain for Advance Asset Management Limited;
   - 2022: $1,112 million loss for Australian life insurance business, $170 million gain for Auto Finance and $119 million gain for NZ life insurance; and
   - 2021: $160 million gain for General Insurance businesses and $29 million gain for the Vendor Finance business. Refer to Note 37 for further details.

190 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 5. Operating expenses[1]

$m	Consolidated 2023	Consolidated 2022	Consolidated 2021	Parent Entity 2023	Parent Entity 2022
Staff					
Employee remuneration, entitlements and on-costs	5,254	5,111	5,369	4,674	4,476
Superannuation[2]	521	533	475	459	464
Share-based payments	90	88	97	88	85
Restructuring costs	233	134	93	226	124
Total staff	**6,098**	**5,866**	**6,034**	**5,447**	**5,149**
Occupancy					
Operating lease rentals	153	170	164	128	151
Depreciation and impairment of property and equipment[3]	474	626	955	420	559
Other	159	118	107	139	110
Total occupancy	**786**	**914**	**1,226**	**687**	**820**
Technology					
Amortisation and impairment of software assets[3]	629	655	1,240	573	601
Depreciation and impairment of IT equipment[3]	132	177	260	108	152
Technology services	751	719	820	653	702
Software maintenance and licences	603	506	531	504	425
Telecommunications	112	144	181	91	121
Data processing	75	81	96	75	81
Total technology	**2,302**	**2,282**	**3,128**	**2,004**	**2,082**
Other					
Professional and processing services	860	1,014	1,410	717	836
Amortisation and impairment of other intangible assets and deferred expenditure[3]	2	123	599	2	1
Postage and stationery	139	144	156	114	112
Advertising	169	158	220	137	121
Non-lending losses	65	104	234	52	83
Impairment of investments in subsidiaries	-	-	-	(14)	(9)
Other expenses	271	197	304	327	288
Total other	**1,506**	**1,740**	**2,923**	**1,335**	**1,432**
Total operating expenses	**10,692**	**10,802**	**13,311**	**9,473**	**9,483**

1. Included items relating to compliance, regulation and remediation costs recognised as an addition in operating expenses of $7 million (2022: $63 million addition, 2021: $359 million addition) for the Group and a reduction of $3 million (2022: $63 million addition) for the Parent Entity. Refer to Note 25 for further details.
2. Superannuation expense includes both defined contribution and defined benefit expense. Refer to Note 32 for further details.
3. Impairment expenses included:
   - $31 million (2022: $117 million, 2021: $275 million) for property and equipment for the Group, and $31 million (2022: $116 million) for the Parent Entity;
   - $8 million (2022: $110 million, 2021: $485 million) for computer software for the Group, and $8 million (2022: $99 million) for the Parent Entity;
   - $Nil (2022: $4 million, 2021: $45 million) for IT equipment for the Group, and $nil (2022: $4 million) for the Parent Entity; and
   - $Nil (2022: $122 million, 2021: $571 million) for goodwill and other intangible assets for the Group, and $nil (2022: nil) for the Parent Entity.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 191

Note 6. Impairment charges

Accounting policy

Impairment charges are based on an expected loss model which measures the difference between the current carrying amount and the present value of expected future cash flows taking into account past experience, current conditions and multiple probability-weighted macroeconomic scenarios for reasonably supportable future economic conditions. Further details of the calculation of ECL and the critical accounting assumptions and estimates relating to impairment charges are included in Note 10.

Impairment charges are recognised in the income statement, with a corresponding amount recognised as follows:

- Loans, debt securities at amortised cost and due from subsidiaries balances: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Note 10);
- Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security (refer to Note 26); and
- Credit commitments: as a provision (refer to Note 25).

Uncollectable loans

A loan may become uncollectable in full or part if, after following the Group's loan recovery procedures, the Group remains unable to collect that loan's contractual repayments. Uncollectable amounts are written off against their related provision for ECL, after all possible repayments have been received.

Where loans are secured, amounts are generally written off after receiving the proceeds from the security, or in certain circumstances, where the net realisable value of the security has been determined and this indicates that there is no reasonable expectation of full recovery, write-off may be earlier. Unsecured consumer loans are generally written off after 180 days past due.

The Group may subsequently be able to recover cash flows from loans written off. In the period which these recoveries are made, they are recognised in the income statement.

The following table details impairment charges.

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Provisions raised/(released)					
Performing	274	225	(915)	172	343
Non-performing	565	299	567	523	286
Recoveries	(191)	(189)	(242)	(184)	(180)
Impairment charges/(benefits)	**648**	**335**	**(590)**	**511**	**449**
of which relates to:					
Loans and credit commitments	647	333	(567)	517	425
Debt securities at amortised cost	-	4	(25)	-	1
Debt securities at FVOCI	1	(2)	2	1	(2)
Due from subsidiaries	-	-	-	(7)	25
Impairment charges/(benefits)	**648**	**335**	**(590)**	**511**	**449**

Further details are included in Note 10.

192 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Note 7. Income tax Accounting policy The tax expense for the year comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised directly in OCI, in which case it is recognised in the statement of comprehensive income. As the Bank levy is not a levy on income, it is not included in income tax. It is included in interest expense in Note 3. Current tax is the tax payable for the year using enacted or substantively enacted tax rates and laws for each jurisdiction. Current tax also includes adjustments to tax payable for previous years. Deferred tax accounts for temporary differences between the carrying amounts of assets and liabilities in the financial statements and their values for taxation purposes. Deferred tax is determined using the enacted or substantively enacted tax rates and laws for each jurisdiction which are expected to apply when the assets will be realised or the liabilities settled. Deferred tax assets and liabilities have been offset where they relate to the same taxation authority, the same taxable entity or group, and where there is a legal right and intention to settle on a net basis. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available to utilise the assets. Deferred tax is not recognised for the following temporary differences: • The initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither the accounting nor taxable profit or loss; • The initial recognition of goodwill in a business combination; and • Retained earnings in subsidiaries which the Parent Entity does not intend to distribute for the foreseeable future. The Parent Entity is the head entity of a tax consolidated group with its wholly owned Australian subsidiaries. All entities in the tax consolidated group have entered into a tax sharing agreement which, in the opinion of the Directors, limits the joint and several liabilities in the case of a default by the Parent Entity. Current and deferred tax are recognised using a ‘group allocation basis’. As head entity, the Parent Entity recognises all current tax balances and deferred tax assets arising from unused tax losses and relevant tax credits for the tax-consolidated group. The Parent Entity fully compensates/is compensated by the other members for these balances. Critical accounting assumptions and estimates The Group operates in multiple tax jurisdictions and significant judgement is required in determining the worldwide current tax liability. There are many transactions with uncertain tax outcomes and provisions are determined based on the expected outcomes.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 193

Note 7. Income tax (continued)

Income tax expense

The following table reconciles income tax expense to the profit before income tax expense.

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Profit before income tax	**10,305**	**8,469**	**8,501**	**8,938**	**14,367**
Tax at the Australian company tax rate of 30%	**3,092**	**2,541**	**2,550**	**2,681**	**4,310**
The effect of amounts which are not deductible/(assessable) in calculating taxable income:					
Hybrid capital distributions	117	67	59	117	67
Life insurance tax adjustment on policyholder earnings	-	(1)	3	-	-
Dividend adjustments	3	-	-	(315)	(1,990)
Other non-assessable items	(9)	(97)	(6)	(1)	(64)
Other non-deductible items	49	409	252	44	24
Adjustment for overseas tax rates	(25)	(31)	(16)	(4)	(2)
Income tax (over)/under provided in prior years	7	(77)	3	(2)	(52)
Other items[1]	(130)	(41)	193	(16)	(104)
Total income tax expense	**3,104**	**2,770**	**3,038**	**2,504**	**2,189**
Income tax expense comprises:					
Current income tax	3,009	2,661	2,741	2,393	2,039
Movement in deferred tax[2]	88	186	294	113	202
Income tax (over)/under provision in prior years	7	(77)	3	(2)	(52)
Total income tax expense	**3,104**	**2,770**	**3,038**	**2,504**	**2,189**
Total Australia	2,637	2,316	2,610	2,430	2,128
Total Overseas	467	454	428	74	61
Total income tax expense	**3,104**	**2,770**	**3,038**	**2,504**	**2,189**

The effective tax rate was 30.12% in 2023 (2022: 32.71%, 2021: 35.74%).

Deferred tax assets

The balance comprises temporary differences attributable to:

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Amounts recognised in the income statements and opening retained profits				
Provision for ECL on loans and credit commitments	1,465	1,364	1,267	1,205
Provision for long service leave, annual leave and other employee benefits	403	397	384	378
Property and equipment	222	301	195	271
Other provisions	240	319	219	295
Lease liabilities	592	640	531	571
All other liabilities	240	282	226	257
Total amounts recognised in the income statements and opening retained profits	**3,162**	**3,303**	**2,822**	**2,977**
Amounts recognised directly in OCI				
Cash flow hedges	87	-	87	-
Total amounts recognised directly in OCI	**87**	**-**	**87**	**-**
Gross deferred tax assets	**3,249**	**3,303**	**2,909**	**2,977**
Set-off of deferred tax assets and deferred tax liabilities	(1,154)	(1,549)	(952)	(1,331)
Net deferred tax assets	**2,095**	**1,754**	**1,957**	**1,646**
Movements				
Balance as at beginning of year	**1,754**	**2,437**	**1,646**	**2,093**
Recognised in the income statements	(141)	(409)	(155)	(326)
Recognised in OCI	87	(103)	87	(101)
Set-off of deferred tax assets and deferred tax liabilities	395	(171)	379	(20)
Balance as at end of year	**2,095**	**1,754**	**1,957**	**1,646**

1. 2023 included $86 million related to the sale of AAML.
2. The movement in deferred tax in 2022 included a $41 million credit (Parent Entity: nil) in relation to assets and liabilities held for sale.

194 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Deferred tax liabilities The balance comprises temporary differences attributable to: Consolidated Parent Entity $m 2023 2022 2023 2022 Amounts recognised in the income statements and opening retained profits Finance lease transactions 194 273 190 271 Property and equipment 497 506 446 445 All other assets 247 212 240 202 Total amounts recognised in the income statements and opening retained profits 938 991 876 918 Amounts recognised directly in OCI Investment securities 34 136 34 136 Cash flow hedges 138 334 - 189 Defined benefit 44 88 42 88 Total amounts recognised directly in OCI 216 558 76 413 Gross deferred tax liabilities 1,154 1,549 952 1,331 Set-off of deferred tax assets and deferred tax liabilities (1,154) (1,549) (952) (1,331) Net deferred tax liabilities - - - - Movements Balance as at beginning of year - 90 - - Recognised in the income statements (53) (182) (42) (124) Recognised in OCI (342) 263 (337) 144 Set-off of deferred tax assets and deferred tax liabilities 395 (171) 379 (20) Balance as at end of year - - - - Unrecognised deferred tax balances The following potential deferred tax balances have not been recognised. The tax effect of the gross balances disclosed below would be based on the corporate tax rates applicable in the relevant jurisdictions, which range between 15% and 45%. Consolidated Parent Entity $m 2023 2022 2023 2022 Deductible temporary differences Tax losses on revenue account 448 621 448 607 Tax losses on capital account 184 - 64 - Taxable temporary differences Retained earnings of subsidiaries that would be subject to withholding tax if distributed 365 369 - - Note 7. Income tax (continued)

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 195

Note 8. Earnings per share

Accounting policy

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to owners of WBC by the weighted average number of ordinary shares on issue during the year, adjusted for treasury shares. Diluted EPS is calculated by adjusting the basic EPS by assuming all dilutive potential ordinary shares are converted. Refer to Notes 14 and 31 for further information on the potential dilutive instruments.

	2023		2022		2021	
$m	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net profit attributable to owners of WBC ($m)	**7,195**	**7,195**	**5,694**	**5,694**	**5,458**	**5,458**
Adjustment for restricted share dividends[1]	(5)	-	(3)	-	(2)	-
Adjustment for potential dilution:						
Distributions to convertible loan capital holders[2]	-	400	-	233	-	218
Adjusted net profit attributable to owners of WBC	**7,190**	**7,595**	**5,691**	**5,927**	**5,456**	**5,676**
Weighted average number of ordinary shares (millions)						
Weighted average number of ordinary shares on issue	3,507	3,507	3,564	3,564	3,657	3,657
Treasury shares (including RSP and EIP restricted shares)[1]	(5)	(5)	(5)	(5)	(4)	(4)
Adjustment for potential dilution:						
Share-based payments	-	4	-	4	-	4
Convertible loan capital[2]	-	385	-	326	-	461
Adjusted weighted average number of ordinary shares	**3,502**	**3,891**	**3,559**	**3,889**	**3,653**	**4,118**
Earnings per ordinary share (cents)	**205.3**	**195.2**	**159.9**	**152.4**	**149.4**	**137.8**

1. Restricted shares are explained in Note 31. Some shares under the RSP and EIP - restricted shares have not vested and are not outstanding ordinary shares but do receive dividends. These RSP and EIP dividends are deducted to show the profit attributable to ordinary shareholders.
2. The Group has issued convertible loan capital which may convert into ordinary shares in the future (refer to Note 14 for further details). These convertible loan capital instruments are potentially dilutive instruments, and diluted EPS is therefore calculated as if the instruments had been converted at the beginning of the year or, if later, the instruments' issue dates.

196 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements FINANCIAL ASSETS AND FINANCIAL LIABILITIES Accounting policy Recognition Financial assets and financial liabilities, other than regular way transactions, are recognised when the Group becomes a party to the terms of the contract, which is generally on settlement date (the date payment is made or cash advanced). Purchases and sales of financial assets in regular way transactions are recognised on trade date (the date on which the Group commits to purchase or sell an asset). De-recognition Financial assets are de-recognised when the rights to receive cash flows from the asset have expired, or when the Group has either transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full under a ‘pass through’ arrangement and transferred substantially all the risks and rewards of ownership. There may be situations where the Group has partially transferred the risks and rewards of ownership but has neither transferred nor retained substantially all the risks and rewards of ownership. In such situations, where the Group retains control of the transferred asset, it will continue to be recognised in the balance sheet to the extent of the Group’s continuing involvement in the asset. Financial liabilities are de-recognised when the obligation is discharged, cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, the exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability, with the difference in the respective carrying amounts recognised in the income statement. The terms are deemed to be substantially different if the discounted present value of the cash flows under the new terms (discounted using the original effective interest rate) is at least 10% different from the discounted present value of the remaining cash flows of the original financial liability. Qualitative factors such as a change in the currency the instrument is denominated in, a change in the interest rate from fixed to floating and conversion features are also considered. Classification and measurement basis Financial assets Financial assets are grouped into the following classes: cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans and other financial assets. Financial assets are classified based on a) the business model within which the assets are managed, and b) whether the contractual cash flows of the instrument represent solely payment of principal and interest (SPPI). The Group determines the business model at the level that reflects how groups of financial assets are managed. When assessing the business model the Group considers factors including how performance and risks are managed, evaluated and reported and the frequency and volume of, and reason for, sales in previous periods and expectations of sales in future periods. When assessing whether contractual cash flows are SPPI, interest is defined as consideration primarily for the time value of money and the credit risk of the principal outstanding. The time value of money is defined as the element of interest that provides consideration only for the passage of time and not consideration for other risks or costs associated with holding the financial asset. Terms that could change the contractual cash flows so that they may not meet the SPPI criteria include contingent and leverage features, non-recourse arrangements, and features that could modify the time value of money. Debt instruments If the debt instruments have contractual cash flows which represent SPPI on the principal balance outstanding they are classified at: • Amortised cost if they are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows; or • FVOCI if they are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset; or • FVIS if they are held within a business model whose objective is achieved through selling the financial asset. Debt instruments are classified and measured at FVIS where the contractual cash flows do not represent SPPI on the principal balance outstanding or where it is designated at FVIS to eliminate or reduce an accounting mismatch.

197 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Accounting policy (continued) FINANCIAL ASSETS AND FINANCIAL LIABILITIES (continued) Equity securities Equity securities are classified and measured at FVOCI where they: • Are not held for trading; and • An irrevocable election is made by the Group. Otherwise, they are measured at FVIS. Financial liabilities Financial liabilities are grouped into the following classes: collateral received, deposits and other borrowings, other financial liabilities, derivative financial instruments, debt issues and loan capital. Financial liabilities are measured at amortised cost if they are not held for trading or designated at FVIS, otherwise they are measured at FVIS. Financial assets and financial liabilities measured at FVIS are recognised initially at fair value. All other financial assets and financial liabilities are recognised initially at fair value plus or minus directly attributable transaction costs, respectively. Further details of the accounting policy for each category of financial asset or financial liability mentioned above are set out in the note for the relevant item. The Group’s policies for determining the fair value of financial assets and financial liabilities are set out in Note 22.

198 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Lending and credit risk

Note 9. Loans

Accounting policy

Loans are financial assets initially recognised at fair value plus directly attributable transaction costs and fees.

Loans are subsequently measured at amortised cost using the effective interest method where they have contractual cash flows which represent SPPI on the principal balance outstanding and they are held within a business model whose objective is achieved through holding the loans to collect these cash flows. They are presented net of any provision for ECL.

Loans are subsequently measured at FVIS where they do not have cash flows which represent SPPI, are held within a business model whose objective is achieved by selling the financial asset, or are designated at FVIS to eliminate or reduce an accounting mismatch.

Refer to Note 22 for balances which are measured at fair value and amortised cost.

Loan products that have both mortgage and deposit facilities are presented gross in the balance sheet, segregating the asset and liability component, because they do not meet the criteria to be offset. Interest earned on these products is presented on a net basis in the income statement as this reflects how the customer is charged.

The loan portfolio is disaggregated by location of booking office and product type, as follows.

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Australia				
Housing	485,474	467,382	485,466	467,379
Personal	11,289	12,832	11,288	12,821
Business	181,509	170,636	179,241	168,480
Total Australia	**678,272**	**650,850**	**675,995**	**648,680**
New Zealand				
Housing	61,235	56,211	-	-
Personal	1,083	1,058	-	-
Business	31,008	28,855	369	489
Total New Zealand	**93,326**	**86,124**	**369**	**489**
Total other overseas	**6,089**	**6,879**	**5,470**	**6,244**
Gross loans	**777,687**	**743,853**	**681,834**	**655,413**
Provision for ECL on loans (refer to Note 10)	(4,433)	(4,206)	(3,813)	(3,696)
Total net loans[1,2,3]	**773,254**	**739,647**	**678,021**	**651,717**

1. Total net loans included securitised loans of $3,949 million (2022: $4,747 million) for the Group and $4,734 million (2022: $5,750 million) for the Parent Entity. The level of securitised loans excludes loans where Westpac is the holder of related debt securities.
2. Total net loans included assets pledged for the covered bond programs of $43,029 million for the Group (2022: $38,455 million) and $36,300 million for the Parent Entity (2022: $31,931 million).
3. During the current financial year, the Group revised its treatment of ongoing trail commission payable to mortgage brokers. The Group recognised a liability within other financial liabilities equal to the present value of expected future trail commission payable and a corresponding increase in capitalised brokerage costs in loans. The balance as at 30 September 2023 was $1,259 million for the Group and $956 million for the Parent Entity. Refer also to Note 1(iii).

199 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION The following table shows the Group’s contractual maturity distribution of all loans as at 30 September 2023. Over 1 Over 5 Consolidated Up to year to years to Over $m 1 year 5 years 15 years 15 years Total Australia Housing 5,740 1,326 20,334 458,074 485,474 Personal 6,496 4,047 746 - 11,289 Business 55,831 106,487 11,141 8,050 181,509 Total Australia 68,067 111,860 32,221 466,124 678,272 New Zealand Housing 180 531 4,558 55,966 61,235 Personal 922 156 5 - 1,083 Business 23,048 7,951 8 1 31,008 Total New Zealand 24,150 8,638 4,571 55,967 93,326 Total other overseas 1,456 4,633 - - 6,089 Total loans 93,673 125,131 36,792 522,091 777,687 The following table shows the Group’s interest rate segmentation of loans maturing after one year as at 30 September 2023. Loans at Loans at variable fixed Consolidated interest interest $m rates rates Total Interest rate segmentation of loans maturing after one year Australia Housing 363,725 116,009 479,734 Personal 2,031 2,762 4,793 Business 118,879 6,799 125,678 Total Australia 484,635 125,570 610,205 New Zealand Housing 5,619 55,436 61,055 Personal 160 1 161 Business 1,024 6,936 7,960 Total New Zealand 6,803 62,373 69,176 Total other overseas 4,457 176 4,633 Total loans maturing after one year 495,895 188,119 684,014 Note 9. Loans (continued)

200 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Notes to the financial statements Note 10. Provision for expected credit losses Accounting policy Note 6 provides details of impairment charges. Impairment applies to all financial assets at amortised cost, lease receivables, debt securities measured at FVOCI, due from subsidiaries and credit commitments. The ECL is recognised as follows: • Loans (including lease receivables), debt securities at amortised cost and due from subsidiaries: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Notes 9 and 17); • Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security itself (refer to Notes 17 and 26); and • Credit commitments: as a provision (refer to Note 25). Measurement The Group calculates the provision for ECL based on a three-stage approach. The provision for ECL is a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. The models use three main components to determine the ECL (as well as the time value of money) including: • Probability of default (PD): the probability that a counterparty will default; • Loss given default (LGD): the loss that is expected to arise in the event of a default; and • Exposure at default (EAD): the estimated outstanding amount of credit exposure at the time of the default. Model stages The three stages are as follows: Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination, a provision for 12 months ECL is recognised. Stage 2: Lifetime ECL – performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing, a provision for lifetime ECL is recognised. The indicators of a significant increase in credit risk are described on the following page. Stage 3: Lifetime ECL – non-performing Financial assets in Stage 3 are those that are in default. This is aligned to APRA’s regulatory definition of default contained in Prudential Standard APS 220 Credit Risk Management. A default occurs when: • Westpac considers that the customer is unable to repay its credit obligations in full, irrespective of recourse by the Group to actions such as realising security. Indicators include a breach of contract with the Group such as a default on interest or principal payments, a borrower experiencing significant financial difficulties or observable economic conditions that correlate to defaults on an individual basis; or • The customer is more than 90 days past due on any material credit obligation. The Group applied APRA’s amendments to the definition of default in the period, which resulted in an increase in non-performing exposures. This was primarily due to the extension of the period over which certain credit exposures remain classified as non-performing before reclassification to performing. There was no material impact on the provision for ECL. A provision for lifetime ECL is recognised on these financial assets. Collective and individual assessment Financial assets that are in Stages 1 and 2 are assessed on a collective basis. This means that they are grouped in pools of similar assets with similar credit risk characteristics including the type of product and the customer risk grade. Financial assets in Stage 3 are assessed on an individual basis and calculated collectively for those below a specified threshold.

201 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Accounting policy (continued) Expected life In considering the lifetime time frame for ECL in Stages 2 and 3, the standard generally requires use of the remaining contractual life adjusted, where appropriate, for prepayments, extension and other options. For certain revolving credit facilities which include both a drawn and undrawn component (e.g. credit cards and revolving lines of credit), the Group’s contractual ability to demand repayment and cancel the undrawn commitment does not limit the exposure to credit losses to the contractual notice period. For these facilities, lifetime is based on historical behaviour. Movement between stages Financial assets may move in both directions through the stages of the impairment model. Financial assets previously in Stage 2 may move back to Stage 1 if it is no longer considered that there has been a significant increase in credit risk. Similarly, financial assets in Stage 3 may move back to Stage 1 or Stage 2 if they are no longer assessed to be non-performing. Critical accounting assumptions and estimates Key judgements include when a significant increase in credit risk has occurred, the estimation of forward-looking macroeconomic information and overlays. Other factors which can impact the provision include the borrower’s financial situation, the realisable value of collateral, the Group’s position relative to other claimants, the reliability of customer information and the likely cost and duration of recovering the loan. Significant increase in credit risk (SICR) Determining when a financial asset has experienced a SICR since origination is a critical accounting judgement which is based on the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure. The Group does not rebut the presumption that instruments that are 30 days past due have experienced a SICR but this is used as a backstop rather than the primary indicator. In addition, the deferral of payments by customers in hardship arrangements is generally treated as an indication of a SICR. Forward-looking macroeconomic information The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. The estimation of forward-looking information is a critical accounting judgement. The Group considers three future macroeconomic scenarios including a base case scenario along with upside and downside scenarios. The macroeconomic variables used in these scenarios, based on current economic forecasts, include (but are not limited to) employment to population rates, real gross domestic product growth rates and residential and commercial property price indices. • Base case scenario This scenario utilises the internal Westpac economics forecast used for strategic decision making and forecasting. • Upside scenario This scenario represents a modest improvement on the base case scenario. • Downside scenario The downside scenario is a more severe scenario with ECL higher than those under the base case scenario. This scenario assumes a recession with a combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate, which simultaneously impact ECL across all portfolios from the reporting date. The three macroeconomic scenarios are probability weighted and together represent the Group’s view of the forward looking distribution of potential loss outcomes. The weighting applied to each of the three macroeconomic scenarios takes into account historical frequency, current trends, and forward-looking conditions. The macroeconomic variables and probability weightings of the three macroeconomic scenarios are subject to the approval of the Group Chief Financial Officer and Group Chief Risk Officer with oversight from the Board of Directors (and its Committees). Overlays Where appropriate, adjustments will be made to modelled outcomes to reflect reasonable and supportable information not already incorporated in the models. Judgements can change with time as new information becomes available which could result in changes to the provision for ECL. Note 10. Provision for expected credit losses (continued)

202 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (continued)

Loans and credit commitments

The following tables reconcile the provision for ECL on loans and credit commitments by stage for the Group and Parent Entity.

	2023				2022			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Consolidated								
Provision for ECL on loans								
Housing	152	1,036	513	1,701	137	1,082	415	1,634
Personal	64	198	98	360	78	220	123	421
Business	355	1,231	786	2,372	502	811	838	2,151
Total provision for ECL on loans	**571**	**2,465**	**1,397**	**4,433**	**717**	**2,113**	**1,376**	**4,206**
Provision for ECL on credit commitments								
Housing	6	16	-	22	6	13	-	19
Personal	18	27	-	45	21	30	-	51
Business	111	300	19	430	141	185	23	349
Total provision for ECL on credit commitments	**135**	**343**	**19**	**497**	**168**	**228**	**23**	**419**
Total provision for ECL on loans and credit commitments	**706**	**2,808**	**1,416**	**4,930**	**885**	**2,341**	**1,399**	**4,625**
Presented as provision for ECL on:								
Loans (Note 9)	571	2,465	1,397	4,433	717	2,113	1,376	4,206
Credit commitments (Note 25)	135	343	19	497	168	228	23	419
Total provision for ECL on loans and credit commitments	**706**	**2,808**	**1,416**	**4,930**	**885**	**2,341**	**1,399**	**4,625**
Of which:								
Individually assessed provisions	-	-	351	351	-	-	452	452
Collectively assessed provisions	706	2,808	1,065	4,579	885	2,341	947	4,173
Total provision for ECL on loans and credit commitments	**706**	**2,808**	**1,416**	**4,930**	**885**	**2,341**	**1,399**	**4,625**
Gross loans	605,761	163,583	8,343	777,687	614,762	121,845	7,246	743,853
Credit commitments	177,971	27,814	366	206,151	184,535	15,217	347	200,099
Gross loans and credit commitments	**783,732**	**191,397**	**8,709**	**983,838**	**799,297**	**137,062**	**7,593**	**943,952**
Coverage ratio on loans (%)	0.09	1.51	16.74	0.57	0.12	1.73	18.99	0.57
Coverage ratio on loans and credit commitments (%)	0.09	1.47	16.26	0.50	0.11	1.71	18.42	0.49

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 203

Note 10. Provision for expected credit losses (continued)

	2023				2022			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Parent Entity								
Provision for ECL on loans								
Housing	117	907	446	1,470	102	1,005	369	1,476
Personal	55	172	90	317	69	194	112	375
Business	306	1,026	694	2,026	453	656	736	1,845
Total provision for ECL on loans	**478**	**2,105**	**1,230**	**3,813**	**624**	**1,855**	**1,217**	**3,696**
Provision for ECL on credit commitments								
Housing	4	13	-	17	4	11	-	15
Personal	13	19	-	32	16	24	-	40
Business	105	282	18	405	133	173	23	329
Total provision for ECL on credit commitments	**122**	**314**	**18**	**454**	**153**	**208**	**23**	**384**
Total provision for ECL on loans and credit commitments	**600**	**2,419**	**1,248**	**4,267**	**777**	**2,063**	**1,240**	**4,080**
Presented as provision for ECL on:								
Loans (Note 9)	478	2,105	1,230	3,813	624	1,855	1,217	3,696
Credit commitments (Note 25)	122	314	18	454	153	208	23	384
Total provision for ECL on loans and credit commitments	**600**	**2,419**	**1,248**	**4,267**	**777**	**2,063**	**1,240**	**4,080**
Of which:								
Individually assessed provisions	-	-	301	301	-	-	388	388
Collectively assessed provisions	600	2,419	947	3,966	777	2,063	852	3,692
Total provision for ECL on loans and credit commitments	**600**	**2,419**	**1,248**	**4,267**	**777**	**2,063**	**1,240**	**4,080**
Gross loans	533,446	140,873	7,515	681,834	537,339	111,450	6,624	655,413
Credit commitments	156,080	24,390	343	180,813	162,950	13,353	329	176,632
Gross loans and credit commitments	**689,526**	**165,263**	**7,858**	**862,647**	**700,289**	**124,803**	**6,953**	**832,045**
Coverage ratio on loans (%)	0.09	1.49	16.37	0.56	0.12	1.66	18.37	0.56
Coverage ratio on loans and credit commitments (%)	0.09	1.46	15.88	0.49	0.11	1.65	17.83	0.49

Movement in provision for ECL on loans and credit commitments

The reconciliation of the provision for ECL tables for loans and credit commitments has been determined by an aggregation of monthly movements over the year. The key line items in the reconciliation represent the following:

- "Transfers between stages" lines represent transfers between Stage 1, Stage 2 and Stage 3 prior to remeasurement of the provision for ECL;
- "Business activity during the year" represents new accounts originated during the year net of those that were de-recognised due to final repayments during the year;
- "Net remeasurement of provision for ECL" line represents the impact on the provision for ECL due to changes in credit quality during the year (including transfers between stages), changes in portfolio overlays, changes due to forward-looking economic scenarios and partial repayments and additional draw-downs on existing facilities over the year; and
- "Write-offs" represent a reduction in the provision for ECL as a result of de-recognition of exposures where there is no reasonable expectation of full recovery.

204 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (continued)

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2021	**936**	**2,091**	**1,972**	**4,999**	**780**	**1,735**	**1,748**	**4,263**
Transfers to Stage 1	912	(792)	(120)	-	748	(646)	(102)	-
Transfers to Stage 2	(235)	1,002	(767)	-	(198)	900	(702)	-
Transfers to Stage 3	(14)	(383)	397	-	(12)	(343)	355	-
Business activity during the year	354	(244)	(340)	(230)	328	(234)	(320)	(226)
Net remeasurement of provision for ECL	(1,066)	689	1,129	752	(875)	651	1,055	831
Write-offs	-	-	(934)	(934)	-	-	(851)	(851)
Exchange rate and other adjustments	(2)	(22)	62	38	6	-	57	63
Balance as at 30 September 2022	**885**	**2,341**	**1,399**	**4,625**	**777**	**2,063**	**1,240**	**4,080**
Transfers to Stage 1	1,675	(1,546)	(129)	-	1,340	(1,222)	(118)	-
Transfers to Stage 2	(640)	1,119	(479)	-	(479)	917	(438)	-
Transfers to Stage 3	(8)	(496)	504	-	(7)	(448)	455	-
Business activity during the year	269	140	(296)	113	229	168	(268)	129
Net remeasurement of provision for ECL	(1,479)	1,239	965	725	(1,261)	941	892	572
Write-offs	-	-	(601)	(601)	-	-	(554)	(554)
Exchange rate and other adjustments	4	11	53	68	1	-	39	40
Balance as at 30 September 2023	**706**	**2,808**	**1,416**	**4,930**	**600**	**2,419**	**1,248**	**4,267**

The provision for ECL on loans and credit commitments can be further disaggregated into the following classes and stages:

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Housing								
Balance as at 30 September 2021	**160**	**741**	**607**	**1,508**	**118**	**674**	**552**	**1,344**
Transfers to Stage 1	206	(191)	(15)	-	166	(158)	(8)	-
Transfers to Stage 2	(32)	508	(476)	-	(29)	481	(452)	-
Transfers to Stage 3	-	(90)	90	-	-	(87)	87	-
Business activity during the year	41	(58)	(166)	(183)	38	(55)	(155)	(172)
Net remeasurement of provision for ECL	(229)	191	404	366	(187)	161	363	337
Write-offs	-	-	(45)	(45)	-	-	(35)	(35)
Exchange rate and other adjustments	(3)	(6)	16	7	-	-	17	17
Balance as at 30 September 2022	**143**	**1,095**	**415**	**1,653**	**106**	**1,016**	**369**	**1,491**
Transfers to Stage 1	507	(499)	(8)	-	422	(419)	(3)	-
Transfers to Stage 2	(60)	314	(254)	-	(44)	279	(235)	-
Transfers to Stage 3	-	(131)	131	-	-	(125)	125	-
Business activity during the year	52	(74)	(128)	(150)	49	(71)	(115)	(137)
Net remeasurement of provision for ECL	(486)	342	387	243	(412)	240	332	160
Write-offs	-	-	(50)	(50)	-	-	(43)	(43)
Exchange rate and other adjustments	2	5	20	27	-	-	16	16
Balance as at 30 September 2023	**158**	**1,052**	**513**	**1,723**	**121**	**920**	**446**	**1,487**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 205

Note 10. Provision for expected credit losses (continued)

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Personal								
Balance as at 30 September 2021	**153**	**355**	**174**	**682**	**134**	**304**	**151**	**589**
Transfers to Stage 1	353	(345)	(8)	-	281	(280)	(1)	-
Transfers to Stage 2	(86)	208	(122)	-	(81)	193	(112)	-
Transfers to Stage 3	-	(145)	145	-	-	(133)	133	-
Business activity during the year	18	(16)	(19)	(17)	17	(14)	(16)	(13)
Net remeasurement of provision for ECL	(337)	195	286	144	(266)	148	279	161
Write-offs	-	-	(350)	(350)	-	-	(337)	(337)
Exchange rate and other adjustments	(2)	(2)	17	13	-	-	15	15
Balance as at 30 September 2022	**99**	**250**	**123**	**472**	**85**	**218**	**112**	**415**
Transfers to Stage 1	367	(364)	(3)	-	323	(322)	(1)	-
Transfers to Stage 2	(58)	125	(67)	-	(54)	114	(60)	-
Transfers to Stage 3	-	(138)	138	-	-	(128)	128	-
Business activity during the year	28	(10)	(25)	(7)	26	(8)	(24)	(6)
Net remeasurement of provision for ECL	(355)	360	275	280	(312)	317	263	268
Write-offs	-	-	(358)	(358)	-	-	(341)	(341)
Exchange rate and other adjustments	1	2	15	18	-	-	13	13
Balance as at 30 September 2023	**82**	**225**	**98**	**405**	**68**	**191**	**90**	**349**

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Business								
Balance as at 30 September 2021	**623**	**995**	**1,191**	**2,809**	**528**	**757**	**1,045**	**2,330**
Transfers to Stage 1	353	(256)	(97)	-	301	(208)	(93)	-
Transfers to Stage 2	(117)	286	(169)	-	(88)	226	(138)	-
Transfers to Stage 3	(14)	(148)	162	-	(12)	(123)	135	-
Business activity during the year	295	(170)	(155)	(30)	273	(165)	(149)	(41)
Net remeasurement of provision for ECL	(500)	303	439	242	(422)	342	413	333
Write-offs	-	-	(539)	(539)	-	-	(479)	(479)
Exchange rate and other adjustments	3	(14)	29	18	6	-	25	31
Balance as at 30 September 2022	**643**	**996**	**861**	**2,500**	**586**	**829**	**759**	**2,174**
Transfers to Stage 1	801	(683)	(118)	-	595	(481)	(114)	-
Transfers to Stage 2	(522)	680	(158)	-	(381)	524	(143)	-
Transfers to Stage 3	(8)	(227)	235	-	(7)	(195)	202	-
Business activity during the year	189	224	(143)	270	154	247	(129)	272
Net remeasurement of provision for ECL	(638)	537	303	202	(537)	384	297	144
Write-offs	-	-	(193)	(193)	-	-	(170)	(170)
Exchange rate and other adjustments	1	4	18	23	1	-	10	11
Balance as at 30 September 2023	**466**	**1,531**	**805**	**2,802**	**411**	**1,308**	**712**	**2,431**

206 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 10. Provision for expected credit losses (continued)

Reconciliation of impairment charges

$m	Consolidated 2023	Consolidated 2022	Parent Entity 2023	Parent Entity 2022
Loans and credit commitments:				
Business activity during the year	113	(230)	129	(226)
Net remeasurement of provision for ECL	725	752	572	831
Impairment charges for debt securities at amortised cost	-	4	-	1
Impairment charges for debt securities at FVOCI	1	(2)	1	(2)
Impairment on due from subsidiaries	-	-	(7)	25
Recoveries	(191)	(189)	(184)	(180)
Impairment charges/(benefits) (Note 6)	**648**	**335**	**511**	**449**

Total write-offs net of recoveries to average loans

%	Consolidated 2023	Consolidated 2022
Write-offs net of recoveries to average loans		
Housing	0.01	0.01
Personal	1.78	1.28
Business	0.07	0.27
Total write-offs net of recoveries to average loans	**0.05**	**0.10**

Write-offs still under enforcement activity

Of the amount of current year write-offs, $581 million for the Group (2022: $864 million) and $534 million (2022: $781 million) for the Parent Entity represent balances that the Group was still entitled to recover.

Impact of overlays on the provision for ECL on loans and credit commitments

The following table attributes the provision for ECL on loans and credit commitments between modelled ECL and portfolio overlays.

Portfolio overlays are used to capture risk of increased uncertainty relating to forward-looking economic conditions, or areas of potential risk and uncertainty in the portfolio, that are not captured in the underlying modelled ECL.

$m	Consolidated 2023	Consolidated 2022	Parent Entity 2023	Parent Entity 2022
Modelled provision for ECL on loans and credit commitments	4,498	3,925	3,880	3,504
Overlays	432	700	387	576
Total provision for ECL on loans and credit commitments	**4,930**	**4,625**	**4,267**	**4,080**

Details of changes related to forward-looking economic inputs and portfolio overlays, based on reasonable and supportable information up to the date of this report, are provided below.

Modelled provision for ECL on loans and credit commitments

The modelled provision for ECL on loans and credit commitments is a probability weighted estimate based on three scenarios which together represent the Group's view of the forward-looking distribution of potential loss outcomes. The change in provisions as a result of changes in modelled ECL are reflected through the "net remeasurement of provision for ECL" line item. Portfolio overlays are used to capture potential risk and uncertainty in the portfolio, that are not captured in the underlying modelled ECL.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 207

Note 10. Provision for expected credit losses (continued)

The base case scenario uses the following Westpac Economic forecasts:

Key economic assumptions for base case scenario	30 September 2023	30 September 2022
Annual GDP:		
Australia	Forecast growth of 1.2% for calendar year 2023 and 1.6% for calendar year 2024	Forecast growth of 3.4% for calendar year 2022 and 1.0% for calendar year 2023
New Zealand	Forecast growth of 0.8% for calendar year 2023 and 0.2% for calendar year 2024	Forecast growth of 1.9% for calendar year 2022 and 1.6% for calendar year 2023
Commercial property index, Australia	Forecast price contraction of 15.0% for calendar year 2023 and 0.5% for calendar year 2024	Forecast price contraction of 4.7% for calendar year 2022 and 3.0% for calendar year 2023
Residential property prices:		
Australia	Forecast price appreciation of 5.8% for calendar year 2023 and 4.0% for calendar year 2024	Forecast price contraction of 6.5% for calendar year 2022 and 7.8% for calendar year 2023
New Zealand	Forecast price change of -1.0% for calendar year 2023 and 7.7% for calendar year 2024	Forecast price contraction of 10.0% for calendar year 2022 and 5.0% for calendar year 2023
Cash rate, Australia	Forecast cash rate of 4.1% at December 2023 and 3.6% at December 2024	Forecast cash rate of 3.35% at December 2022 and 3.6% at December 2023
Unemployment rate:		
Australia	Forecast rate of 3.9% at December 2023 and 4.7% at December 2024	Forecast rate of 3.1% at December 2022 and 4.4% at December 2023
New Zealand	Forecast rate of 4.3% at December 2023 and 5.2% at December 2024	Forecast rate of 3.4% at December 2022 and 3.8% at December 2023

The downside scenario is a more severe scenario with expected credit losses higher than the base case. This scenario assumes a recession with a combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate, which simultaneously impact expected credit losses across all portfolios from the reporting date. The assumptions used in this scenario and relativities to the base case will be monitored having regard to the emerging economic conditions and updated where necessary. The upside scenario represents a modest improvement to the base case.

The following sensitivity table shows the reported provision for ECL on loans and credit commitments based on the probability weighted scenarios and what the provision for ECL on loans and credit commitments would be assuming a 100% weighting to the base case scenario and to the downside scenario (with all other assumptions, held constant):

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Reported probability-weighted ECL	4,930	4,625	4,267	4,080
100% base case ECL	3,409	2,983	2,927	2,582
100% downside ECL	6,849	6,680	5,957	5,947

If 1% of the Stage 1 gross exposure from loans and credit commitments (calculated on a 12 month ECL) was reflected in Stage 2 (calculated on a lifetime ECL) the provision for ECL on loans and credit commitments would increase by $78 million (2022: $113 million) for the Group and $70 million (2022: $103 million) for the Parent Entity based on applying the average provision coverage ratios by stage to the movement in the gross exposure by stage.

The following table indicates the weightings applied by the Group and Parent Entity:

Macroeconomic scenario weightings (%)	2023	2022
Upside	5	5
Base	50	50
Downside	45	45

208 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Portfolio overlays Portfolio overlays are used to address areas of risk, including significant uncertainties that are not captured in the underlying modelled ECL. Determination of portfolio overlays requires expert judgement and is thoroughly documented and subject to comprehensive internal governance and oversight. Overlays are continually reassessed and if the risk is judged to have changed (increased or decreased), or is subsequently captured in the modelled ECL, the overlay will be released or remeasured. The total portfolio overlays as at 30 September 2023 were $432 million (2022: $700 million) for the Group and $387 million (2022: $576 million) for the Parent Entity and comprise: • $302 million (2022: $480 million) for the Group and $275 million (2022: $399 million) for the Parent Entity for consumers reflecting potential high consumer stress from higher interest rates, higher inflation and other risks; • $60 million (2022: $150 million) for the Group and $42 million (2022: $123 million) for the Parent Entity relating to certain industries reflecting potential supply chain disruptions and labour shortages; and • $70 million (2022: $70 million) for the Group and $70 million (2022: $70 million) for the Parent Entity for the expected impact of extreme weather events on customers. The change in provisions as a result of changes in portfolio overlays are reflected through the “net remeasurement of provision for ECL” line in Movement in provision for ECL on loans and credit commitments table. Impact of changes in credit exposures on the provision for ECL on loans and credit commitments • Stage 1 exposures decreased by $15.6 billion (2022: net decrease of $29.4 billion) for the Group and $10.8 billion (2022: net decrease of $20.2 billion) for the Parent Entity. This was driven by a net transfer of business TCE to stage 2 following a deterioration in Westpac Economics forecasts, in addition to model changes for business portfolios. This was partially offset by new lending in the housing loan portfolio. Stage 1 ECL has decreased mainly from the transfer of business exposures to stage 2. • Stage 2 credit exposures increased by $54.3 billion (2022: increased by $60.1 billion) for the Group and $40.5 billion (2022: increased by $56.5 billion) for the Parent Entity mainly driven by business TCE transferred from stage 1 to stage 2 as noted above. This also drove the increase in stage 2 ECL, where ECL on those transferred exposures was remeasured from a 12 month ECL to a lifetime ECL. This was partially offset by a reduction in overlays to stage 2 ECL. • Stage 3 credit exposures had a net increase of $1.1 billion (2022: decreased by $2.2 billion) for the Group and $0.9 billion (2022: decreased by $2.0 billion) for the Parent Entity. This was driven by the application of APRA’s amendments to the definition of default contained in APS 220 Credit Risk Management in the first half of the year and an increase in the balance of housing loans that are 90 days past due in the second half of the year. Note 10. Provision for expected credit losses (continued)

209 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Note 11. Credit risk management Index Note name Note number Credit risk The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Credit risk management framework 11.1 Credit risk ratings system 11.2 Credit concentrations and maximum exposure to credit risk 11.3 Credit quality of financial assets 11.4 Credit risk mitigation, collateral and other credit enhancements 11.5 11.1 Credit risk management framework Please refer to Note 21.1 for details of the Group’s overall risk management framework. • The Group maintains a Credit Risk Management Framework, a Credit Risk Management Strategy, and a Credit Risk Appetite Statement, and a number of supporting policies and appetite statements that define roles and responsibilities, acceptable practices, limits and key controls. • The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and key controls for managing credit risk. • The BRiskC, Westpac Group Executive Risk Committee (RISKCO) and Westpac Group Credit Risk Committee (CREDCO) monitor the risk profile, performance and management of the Group’s credit portfolio and the development and review of key credit risk policies. • The Credit Risk Rating System Policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes. • All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policies. • An annual review is performed of the Credit Risk Rating System by the BRiskC and CREDCO. • Specific credit risk estimates (including PD, LGD and EAD levels) are overseen and reviewed annually in line with the Group’s Credit Model Risk Policy. Models are approved under delegated authority from the Chief Risk Officer. Model Risk is overseen by the Group’s Model Risk Committee. • In determining the provision for ECL, the forward-looking economic inputs and the probability weightings of the forward-looking scenarios as well as any adjustments made to the modelled outcomes are subject to the approval of the Chief Financial Officer and the Chief Risk Officer with oversight from the Board of Directors (and its Committees). • Policies for the delegation of credit approval authorities and formal limits for the extension of credit are established throughout the Group. • Credit manuals are established and maintained throughout the Group including policies governing the origination, evaluation, approval, documentation, settlement and ongoing management of credit risks. • Climate change related credit risks are considered in line with our Climate Change Position Statement and Action Plan. Climate change risks are managed in accordance with the Group’s risk framework which is supported by the Sustainability Risk Management Framework (SRMF), Group Environmental, Social and Governance (ESG) Credit Risk Policy and Board Risk Appetite Statements (RAS). Where appropriate, these are applied at the portfolio, customer and transaction level. • The Climate Change Financial Risk Committee oversees work to identify and manage the potential impact on credit exposures from climate change-related transition and physical risks across the Group and reports to CREDCO. • The Group’s ESG Credit Risk Policy details the Group’s overall approach to managing ESG risks in the credit risk process for applicable transactions. • Sector policies guide credit extension where industry-specific guidelines are considered necessary (e.g. acceptable financial ratios or permitted collateral). • The Related Entity Risk Management Policy and supporting policies govern credit exposures to related entities, to minimise the spread of credit risk between Group entities and to comply with prudential requirements prescribed by APRA.

210 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (continued)

11.2 Credit risk ratings system

The principal objective of the credit risk rating system is to assess the credit risk to which the Group is exposed. The Group has two main approaches to this assessment.

Transaction-managed customers

Transaction managed customers are generally customers with business lending exposures. They are individually assigned a Customer Risk Grade (CRG), corresponding to their expected PD. Each facility is assigned an LGD. The Group's risk rating system has a tiered scale of risk grades for both non-defaulted customers and defaulted customers. Non-defaulted CRGs are mapped to Moody's and S&P Global Ratings (S&P) external senior unsecured ratings.

The table below shows Westpac's high level CRGs for transaction-managed portfolios mapped to the Group's credit quality disclosure categories and to their corresponding external rating.

	Transaction-managed		
Financial statement disclosure	**Westpac CRG**	**Moody's Rating**	**S&P Rating**
Strong	A	Aaa – Aa3	AAA – AA–
	B	A1 – A3	A+ – A–
	C	Baa1 – Baa3	BBB+ – BBB–
Good/satisfactory	D	Ba1 – B1	BB+ – B+
		Westpac Rating	
Weak	E	Watchlist	
	F	Special Mention	
	G	Substandard/Default	
	H	Doubtful/Default	

Program-managed portfolio

The program-managed portfolio generally includes retail products including mortgages, personal lending (including credit cards) as well as certain small to medium sized enterprise lending. These customers are grouped into pools of similar risk. Pools are created by analysing similar risk characteristics that have historically predicted that an account is likely to go into default. Customers grouped according to these predictive characteristics are assigned a PD and LGD relative to their pool. The credit quality of these pools is based on a combination of behavioural factors, delinquency trends, PD estimates and loan to valuation ratio (housing loans only).

11.3 Credit risk concentrations and maximum exposure to credit risk

Credit risk concentrations

Credit risk is concentrated when a number of counterparties are engaged in similar activities, have similar economic characteristics and thus may be similarly affected by changes in economic or other conditions.

The Group monitors its credit portfolio to manage risk concentrations and rebalance the portfolio.

Individual customers or groups of related customers

The Group has large exposure limits governing the aggregate size of credit exposure normally acceptable to individual customers and groups of related customers. These limits are tiered by customer risk grade.

Specific industries

Exposures to businesses, governments and other financial institutions are classified into a number of industry clusters based on related Australian and New Zealand Standard Industrial Classification (ANZSIC) codes and are monitored against the Group's industry risk appetite limits.

Individual countries

The Group has limits governing risks related to individual countries, such as political situations, government policies and economic conditions that may adversely affect either a customer's ability to meet its obligations to the Group, or the Group's ability to realise its assets in a particular country.

211 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Maximum exposure to credit risk The maximum exposure to credit risk (excluding collateral received) is represented by the carrying amount of on-balance sheet financial assets (which comprise cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans, other financial assets and certain balances included in assets held for sale) and undrawn credit commitments. The following tables set out the credit risk concentrations to which the Group and the Parent Entity are exposed for on-balance sheet financial assets and for undrawn credit commitments. The balances for trading securities and financial assets measured at FVIS and investment securities exclude equity securities as the primary financial risk is not credit risk. The credit concentrations for each significant class of financial asset are: Trading securities and financial assets measured at FVIS (Note 16) • 58% (2022: 61%) were issued by financial institutions for the Group; 59% (2022: 63%) for the Parent Entity. • 37% (2022: 33%) were issued by government or semi-government authorities for the Group; 37% (2022: 32%) for the Parent Entity. • 76% (2022: 76%) were held in Australia by the Group; 83% (2022: 82%) by the Parent Entity. Investment securities (Note 17) • 21% (2022: 17%) were issued by financial institutions for the Group; 22% (2022: 18%) for the Parent Entity. • 79% (2022: 82%) were issued by government or semi-government authorities for the Group; 78% (2022: 82%) for the Parent Entity. • 89% (2022: 91%) were held in Australia by the Group; 99% (2022: 98%) by the Parent Entity. Loans (Note 9) • The following tables provides a detailed breakdown of loans by industry and geographic classification. Derivative financial instruments (Note 20) • 80% (2022: 84%) were issued by financial institutions for both the Group and the Parent Entity. • 75% (2022: 79%) were held in Australia by the Group; 76% (2022: 80%) by the Parent Entity. Note 11. Credit risk management (continued)

212 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (continued)

	2023				2022			
Consolidated $m	Loans	Total all other on balance sheet	Undrawn credit commit-ments	Total	Loans	Total all other on balance sheet	Undrawn credit commit-ments	Total
Australia								
Accommodation, cafes and restaurants	8,747	22	1,606	10,375	7,984	12	1,682	9,678
Agriculture, forestry and fishing	11,860	52	2,667	14,579	11,291	62	2,661	14,014
Construction	6,988	37	4,427	11,452	6,608	82	3,830	10,520
Finance and insurance[1]	27,948	129,081	13,426	170,455	22,877	143,402	11,403	177,682
Government, administration and defence	642	62,231	1,412	64,285	653	63,965	1,479	66,097
Manufacturing	9,630	824	7,381	17,835	9,425	1,539	6,063	17,027
Mining	2,331	520	3,368	6,219	2,819	446	3,610	6,875
Property	55,494	668	13,326	69,488	53,104	588	12,238	65,930
Property services and business services	13,128	207	6,533	19,868	12,959	126	6,653	19,738
Services	13,155	86	8,721	21,962	11,171	88	8,954	20,213
Trade	14,197	452	9,352	24,001	14,046	522	7,578	22,146
Transport and storage	8,782	668	5,428	14,878	8,738	819	5,610	15,167
Utilities	7,288	924	5,874	14,086	6,381	798	4,320	11,499
Retail lending	493,720	936	86,143	580,799	477,314	659	87,417	565,390
Other	4,362	576	1,526	6,464	5,480	952	1,970	8,402
Total Australia	**678,272**	**197,284**	**171,190**	**1,046,746**	**650,850**	**214,060**	**165,468**	**1,030,378**
New Zealand								
Accommodation, cafes and restaurants	317	1	33	351	309	1	79	389
Agriculture, forestry and fishing	8,823	62	623	9,508	8,555	25	614	9,194
Construction	408	2	460	870	423	1	390	814
Finance and insurance	4,440	15,779	2,414	22,633	3,727	17,608	1,643	22,978
Government, administration and defence	183	7,598	809	8,590	138	6,066	665	6,869
Manufacturing	2,128	33	1,374	3,535	1,783	1,512	1,243	4,538
Mining	156	4	72	232	191	9	82	282
Property	7,011	618	1,291	8,920	6,530	569	1,244	8,343
Property services and business services	996	111	420	1,527	873	216	614	1,703
Services	1,620	26	1,106	2,752	1,356	16	1,195	2,567
Trade	2,404	25	1,115	3,544	2,515	47	1,178	3,740
Transport and storage	762	115	403	1,280	981	77	609	1,667
Utilities	1,566	606	1,488	3,660	1,243	495	1,205	2,943
Retail lending	62,397	92	13,979	76,468	57,344	62	12,733	70,139
Other	115	81	152	348	156	70	148	374
Total New Zealand	**93,326**	**25,153**	**25,739**	**144,218**	**86,124**	**26,774**	**23,642**	**136,540**
Other overseas								
Accommodation, cafes and restaurants	107	-	10	117	116	-	10	126
Agriculture, forestry and fishing	3	-	1	4	1	-	1	2
Construction	60	-	127	187	34	-	122	156
Finance and insurance[1]	2,413	14,236	4,417	21,066	2,508	14,328	3,703	20,539
Government, administration and defence	-	3,218	-	3,218	1	3,465	-	3,466
Manufacturing	211	1	1,639	1,851	523	1	2,524	3,048
Mining	29	-	664	693	74	-	693	767
Property	424	1	43	468	397	1	30	428
Property services and business services	544	22	400	966	728	27	536	1,291
Services	189	2	335	526	100	-	672	772
Trade	998	3	1,359	2,360	1,257	2	2,380	3,639
Transport and storage	438	6	132	576	468	1	209	678
Utilities	232	1	39	272	232	-	33	265
Retail lending	403	3	16	422	393	3	33	429
Other	38	75	40	153	47	146	43	236
Total other overseas	**6,089**	**17,568**	**9,222**	**32,879**	**6,879**	**17,974**	**10,989**	**35,842**
Total gross credit risk	**777,687**	**240,005**	**206,151**	**1,223,843**	**743,853**	**258,808**	**200,099**	**1,202,760**

1. Comparative amounts have been revised to align to current year presentation.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 213

Note 11. Credit risk management (continued)

Parent Entity $m	2023 Loans	2023 Total all other on balance sheet	2023 Undrawn credit commit-ments	2023 Total	2022 Loans	2022 Total all other on balance sheet	2022 Undrawn credit commit-ments	2022 Total
Australia								
Accommodation, cafes and restaurants	8,714	22	1,606	10,342	7,950	12	1,682	9,644
Agriculture, forestry and fishing	11,812	52	2,667	14,531	11,245	62	2,661	13,968
Construction	6,468	36	4,427	10,931	6,181	82	3,830	10,093
Finance and insurance[1]	27,899	176,422	13,426	217,747	22,830	191,300	11,403	225,533
Government, administration and defence	640	62,231	1,412	64,283	651	63,965	1,479	66,095
Manufacturing	9,485	824	7,381	17,690	9,284	1,538	6,063	16,885
Mining	2,305	520	3,368	6,193	2,796	446	3,610	6,852
Property	55,457	668	13,326	69,451	53,052	588	12,238	65,878
Property services and business services	12,823	207	6,533	19,563	12,631	125	6,653	19,409
Services	12,958	86	8,721	21,765	10,974	88	8,954	20,016
Trade	14,039	452	9,352	23,843	13,897	522	7,578	21,997
Transport and storage	8,529	668	5,428	14,625	8,508	819	5,610	14,937
Utilities	7,265	924	5,874	14,063	6,359	797	4,320	11,476
Retail lending	493,703	934	86,142	580,779	477,288	656	87,414	565,358
Other	3,898	474	1,526	5,898	5,034	789	1,964	7,787
Total Australia	**675,995**	**244,520**	**171,189**	**1,091,704**	**648,680**	**261,789**	**165,459**	**1,075,928**
New Zealand								
Accommodation, cafes and restaurants	-	-	-	-	-	-	-	-
Agriculture, forestry and fishing	-	29	4	33	7	3	3	13
Construction	4	-	52	56	3	-	34	37
Finance and insurance	-	9,916	112	10,028	-	11,765	100	11,865
Government, administration and defence	-	1,761	2	1,763	-	1,165	2	1,167
Manufacturing	43	26	85	154	45	1,285	59	1,389
Mining	-	3	-	3	-	8	-	8
Property	-	138	1	139	-	120	1	121
Property services and business services	5	19	13	37	11	214	15	240
Services	-	20	7	27	-	12	4	16
Trade	316	20	254	590	422	44	193	659
Transport and storage	1	15	20	36	1	10	21	32
Utilities	-	311	77	388	-	292	62	354
Retail lending	-	-	1	1	-	1	-	1
Other	-	2	-	2	-	-	1	1
Total New Zealand	**369**	**12,260**	**628**	**13,257**	**489**	**14,919**	**495**	**15,903**
Other overseas								
Accommodation, cafes and restaurants	75	-	10	85	70	-	10	80
Agriculture, forestry and fishing	2	-	1	3	1	-	1	2
Construction	53	-	109	162	27	-	115	142
Finance and insurance[1]	2,406	14,341	4,410	21,157	2,501	14,276	3,688	20,465
Government, administration and defence	-	1,831	-	1,831	-	2,357	-	2,357
Manufacturing	195	1	1,636	1,832	519	1	2,470	2,990
Mining	2	-	662	664	43	-	690	733
Property	198	1	19	218	191	-	11	202
Property services and business services	521	22	395	938	705	27	532	1,264
Services	173	1	332	506	82	-	671	753
Trade	866	3	1,242	2,111	1,142	2	2,228	3,372
Transport and storage	410	6	128	544	406	1	201	608
Utilities	207	1	18	226	210	-	14	224
Retail lending	334	-	14	348	312	-	30	342
Other	28	75	20	123	35	145	17	197
Total other overseas	**5,470**	**16,282**	**8,996**	**30,748**	**6,244**	**16,809**	**10,678**	**33,731**
Total gross credit risk	**681,834**	**273,062**	**180,813**	**1,135,709**	**655,413**	**293,517**	**176,632**	**1,125,562**

1. Comparative amounts have been revised to align to current year presentation.

214 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (continued)

11.4 Credit quality of financial assets

Credit quality disclosures

The following tables show the credit quality of gross credit risk exposures measured at amortised cost or at FVOCI to which the impairment requirements apply. The credit quality is determined by reference to the credit risk ratings system (refer to Note 11.2) and expectations of future economic conditions under multiple scenarios.

Consolidated	2023				2022			
$m	Stage 1	Stage 2	Stage 3	Total[1]	Stage 1	Stage 2	Stage 3	Total[1]
Loans - housing								
Strong	408,900	42,316	-	451,216	393,754	41,790	-	435,544
Good/satisfactory	40,365	35,626	-	75,991	36,862	35,581	-	72,443
Weak	2,018	12,612	5,237	19,867	1,916	10,133	3,916	15,965
Total loans - housing	**451,283**	**90,554**	**5,237**	**547,074**	**432,532**	**87,504**	**3,916**	**523,952**
Loans - personal								
Strong	4,807	84	-	4,891	4,961	99	-	5,060
Good/satisfactory	5,701	1,039	-	6,740	6,903	1,056	-	7,959
Weak	159	397	192	748	232	433	213	878
Total loans - personal	**10,667**	**1,520**	**192**	**12,379**	**12,096**	**1,588**	**213**	**13,897**
Loans - business								
Strong	82,382	14,221	-	96,603	82,280	5,704	-	87,984
Good/satisfactory	61,333	52,308	-	113,641	87,770	23,018	-	110,788
Weak	96	4,980	2,914	7,990	84	4,031	3,117	7,232
Total loans - business	**143,811**	**71,509**	**2,914**	**218,234**	**170,134**	**32,753**	**3,117**	**206,004**
Debt securities								
Strong	73,963	-	-	73,963	75,230	-	-	75,230
Good/satisfactory	-	51	-	51	-	77	-	77
Weak	-	876	-	876	-	774	-	774
Total debt securities[2]	**73,963**	**927**	**-**	**74,890**	**75,230**	**851**	**-**	**76,081**
Assets held for sale								
Strong	-	-	-	-	20	-	-	20
Total assets held for sale	**-**	**-**	**-**	**-**	**20**	**-**	**-**	**20**
All other financial assets								
Strong	112,482	-	-	112,482	116,466	-	-	116,466
Good/satisfactory	597	-	-	597	596	-	-	596
Weak	197	-	-	197	37	-	-	37
Total all other financial assets	**113,276**	**-**	**-**	**113,276**	**117,099**	**-**	**-**	**117,099**
Undrawn credit commitments								
Strong	152,160	12,765	-	164,925	150,424	7,235	-	157,659
Good/satisfactory	25,714	13,706	-	39,420	34,011	6,946	-	40,957
Weak	97	1,343	366	1,806	100	1,036	347	1,483
Total undrawn credit commitments	**177,971**	**27,814**	**366**	**206,151**	**184,535**	**15,217**	**347**	**200,099**
Total strong	834,694	69,386	-	904,080	823,135	54,828	-	877,963
Total good/satisfactory	133,710	102,730	-	236,440	166,142	66,678	-	232,820
Total weak	2,567	20,208	8,709	31,484	2,369	16,407	7,593	26,369
Total on and off-balance sheet	**970,971**	**192,324**	**8,709**	**1,172,004**	**991,646**	**137,913**	**7,593**	**1,137,152**

Details of collateral held in support of these balances are provided in Note 11.5.

1. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.
2. Debt securities included $1,438 million (2022: $1,187 million) at amortised cost. $511 million (2022: $336 million) of these are classified as strong, $51 million (2022: $77 million) are classified as good/satisfactory and $876 million (2022: $774 million) are classified as weak.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 215

Note 11. Credit risk management (continued)

Parent Entity	2023				2022			
$m	Stage 1	Stage 2	Stage 3	Total[1]	Stage 1	Stage 2	Stage 3	Total[1]
Loans - housing								
Strong	366,904	35,852	-	402,756	349,025	40,448	-	389,473
Good/satisfactory	35,631	29,107	-	64,738	30,966	32,458	-	63,424
Weak	1,746	11,786	4,754	18,286	1,646	9,545	3,587	14,778
Total loans - housing	**404,281**	**76,745**	**4,754**	**485,780**	**381,637**	**82,451**	**3,587**	**467,675**
Loans - personal								
Strong	4,338	55	-	4,393	4,506	77	-	4,583
Good/satisfactory	5,390	914	-	6,304	6,582	950	-	7,532
Weak	117	299	180	596	178	334	198	710
Total loans - personal	**9,845**	**1,268**	**180**	**11,293**	**11,266**	**1,361**	**198**	**12,825**
Loans - business								
Strong	70,393	13,287	-	83,680	70,028	5,284	-	75,312
Good/satisfactory	48,859	45,824	-	94,683	74,339	19,112	-	93,451
Weak	68	3,749	2,581	6,398	69	3,242	2,839	6,150
Total loans - business	**119,320**	**62,860**	**2,581**	**184,761**	**144,436**	**27,638**	**2,839**	**174,913**
Debt securities								
Strong	67,257	-	-	67,257	69,944	-	-	69,944
Good/satisfactory	-	51	-	51	-	77	-	77
Total debt securities[2]	**67,257**	**51**	**-**	**67,308**	**69,944**	**77**	**-**	**70,021**
All other financial assets								
Strong	155,014	-	-	155,014	157,534	-	-	157,534
Good/satisfactory	515	-	-	515	427	-	-	427
Weak	50	-	-	50	31	-	-	31
Total all other financial assets	**155,579**	**-**	**-**	**155,579**	**157,992**	**-**	**-**	**157,992**
Undrawn credit commitments								
Strong	132,925	11,198	-	144,123	131,918	6,594	-	138,512
Good/satisfactory	23,077	12,042	-	35,119	30,953	5,814	-	36,767
Weak	78	1,150	343	1,571	79	945	329	1,353
Total undrawn credit commitments	**156,080**	**24,390**	**343**	**180,813**	**162,950**	**13,353**	**329**	**176,632**
Total strong	796,831	60,392	-	857,223	782,955	52,403	-	835,358
Total good/satisfactory	113,472	87,938	-	201,410	143,267	58,411	-	201,678
Total weak	2,059	16,984	7,858	26,901	2,003	14,066	6,953	23,022
Total on and off-balance sheet	**912,362**	**165,314**	**7,858**	**1,085,534**	**928,225**	**124,880**	**6,953**	**1,060,058**

Details of collateral held in support of these balances are provided in Note 11.5.

1. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.
2. Debt securities included $51 million (2022: $79 million) at amortised cost. $0 million (2022: $2 million) of these are classified as strong and $51 million (2022: $77 million) are classified as good/satisfactory.

216 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements 11.5 Credit risk mitigation, collateral and other credit enhancements Westpac uses a variety of techniques to reduce the credit risk arising from its lending activities. This includes the Group establishing that it has direct, irrevocable and unconditional recourse to collateral and other credit enhancements through obtaining legally enforceable documentation. Collateral The table below describes the nature of collateral or security held for each relevant class of financial asset. Loans – housing and personal1 Housing loans are secured by a mortgage over property and additional security may take the form of guarantees and deposits. Personal lending (including credit cards and overdrafts) is predominantly unsecured. Where security is taken, it is restricted to eligible motor vehicles, caravans, campers, motor homes and boats. Personal lending also includes margin lending which is secured primarily by shares or managed funds. Loans – business1 Business loans may be secured, partially secured or unsecured. Security is typically taken by way of a mortgage over property and/or a general security agreement over business assets or other assets. Other security such as guarantees, standby letters of credit or derivative protection may also be taken as collateral, if appropriate. Trading securities, financial assets measured at FVIS and derivatives These exposures are carried at fair value which reflects the credit risk. For trading securities, no collateral is sought directly from the issuer or counterparty; however this may be implicit in the terms of the instrument (such as an asset-backed security). The terms of debt securities may include collateralisation. For derivatives, master netting agreements are typically used to enable the effects of derivative assets and liabilities with the same counterparty to be offset when measuring these exposures. Additionally, collateralisation agreements are also typically entered into with major institutional counterparties to avoid the potential build-up of excessive mark-to-market positions. Derivative transactions are increasingly being cleared through central clearers. 1. This includes collateral held in relation to associated credit commitments. Note 11. Credit risk management (continued)

217 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Management of risk mitigation The Group mitigates credit risk through controls covering: Collateral and valuation management The estimated realisable value of collateral held in support of loans is based on a combination of: • Formal valuations currently held for such collateral; and • Management’s assessment of the estimated realisable value of all collateral held. This analysis also takes into consideration any other relevant knowledge available to management at the time. Updated valuations are obtained when appropriate. The Group revalues collateral related to financial markets positions on a daily basis and has formal processes in place to promptly call for collateral top-ups, if required. These processes include margining for non-centrally cleared customer derivatives as regulated by Australian Prudential Standard CPS226. The collateralisation arrangements are documented via the Credit Support Annex of the ISDA dealing agreements and Global Master Repurchase Agreements (GMRA) for repurchase transactions. In relation to financial markets positions, Westpac only recognises collateral which is: • Cash, primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP) or European Union euro (EUR); • Bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under Australian Prudential Standard (APS) 112; • Securities issued by other sovereign governments and supranationals as approved by an authorised credit officer; or • Protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral). Other credit enhancements The Group only recognises guarantees, standby letters of credit, or credit derivative protection from entities meeting minimum eligibility requirements (provided they are not related to the entity with which Westpac has a credit exposure) including but not limited to: • Sovereign; • Australia and New Zealand public sector; • ADIs and overseas banks with a minimum risk grade equivalent of A3 / A–; and • Others with a minimum risk grade equivalent of A3 / A–. Credit Portfolio Management (CPM) manages the Group’s corporate, sovereign and bank credit portfolios through monitoring the exposure and any offsetting hedge positions. CPM purchases credit protection from entities that meet minimum eligibility requirements. Offsetting Creditworthy customers domiciled in Australia and New Zealand may enter into formal agreements with the Group, permitting the Group to set-off gross credit and debit balances in their nominated accounts. Cross-border set-offs are not permitted. Close-out netting is undertaken with counterparties with whom the Group has entered into a legally enforceable master netting agreement for their off-balance sheet financial market transactions in the event of default. Further details of offsetting are provided in Note 23. Central clearing The Group executes derivative transactions through central clearing counterparties. Central clearing counterparties mitigate risk through stringent membership requirements, the collection of margin against all trades placed, the default fund, and an explicitly defined order of priority of payments in the event of default. Collateral held against loans The Group analyses the coverage of the loan portfolio which is secured by the collateral that it holds. Coverage is measured as follows: Coverage Secured loan to collateral value ratio Fully secured Less than or equal to 100% Partially secured Greater than 100% but not more than 150% Unsecured Greater than 150%, or no security held (e.g. can include credit cards, personal loans, and exposure to highly rated corporate entities) Note 11. Credit risk management (continued)

218 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 11. Credit risk management (continued)

The Group and the Parent Entity's loan portfolio have the following coverage from collateral held:

%	2023 Housing loans[1]	2023 Personal loans	2023 Business loans	2023 Total	2022 Housing loans[1]	2022 Personal loans	2022 Business loans	2022 Total
Performing loans								
Consolidated								
Fully secured	100.0	10.0	66.1	89.1	100.0	10.0	66.0	88.9
Partially secured	-	16.4	15.2	4.5	-	24.0	14.6	4.5
Unsecured	-	73.6	18.7	6.4	-	66.0	19.4	6.6
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Parent Entity								
Fully secured	100.0	10.9	66.3	89.4	100.0	10.8	65.9	89.2
Partially secured	-	18.0	15.3	4.5	-	25.9	14.4	4.3
Unsecured	-	71.1	18.4	6.1	-	63.3	19.7	6.5
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Non-performing loans								
Consolidated								
Fully secured	93.9	-	55.3	78.2	93.2	-	54.1	73.7
Partially secured	6.1	33.9	23.9	13.0	6.8	42.7	22.7	14.7
Unsecured	-	66.1	20.8	8.8	-	57.3	23.2	11.6
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Parent Entity								
Fully secured	93.9	-	56.8	78.9	93.2	-	56.7	74.8
Partially secured	6.1	35.6	23.3	12.7	6.8	44.4	22.2	14.5
Unsecured	-	64.4	19.9	8.4	-	55.6	21.1	10.7
Total	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**

Details of the carrying value and associated provision for ECL are disclosed in Notes 9 and 10 respectively. The credit quality of loans is disclosed in Note 11.4.

Collateral held against financial assets other than loans

$m	Consolidated 2023	Consolidated 2022	Parent Entity 2023	Parent Entity 2022
Cash, primarily for derivatives	3,526	6,372	3,244	6,300
Securities under reverse repurchase agreements[2]	11,862	8,838	11,821	8,838
Securities under derivatives and stock borrowing[2]	53	58	53	58
Total other collateral held	**15,441**	**15,268**	**15,118**	**15,196**

1. For the purpose of collateral classification, housing loans are classified as fully secured, unless they are non-performing in which case they may be classified as partially secured.
2. Securities received as collateral are not recognised in the Group and Parent Entity's balance sheet.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 219

Deposits and other funding arrangements

Note 12. Deposits and other borrowings

Accounting policy

Deposits and other borrowings are initially recognised at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Deposits and other borrowings are designated at fair value if they are managed on a fair value basis, reduce or eliminate an accounting mismatch or contain an embedded derivative.

Where they are measured at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement. The change in the fair value that is attributable to changes in credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

Refer to Note 22 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised in net interest income using the effective interest method.

Non-interest bearing relates to instruments which do not carry an entitlement to interest.

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Australia				
Certificates of deposit	32,947	30,507	32,947	30,507
Non-interest bearing, repayable at call[1]	98,615	94,632	98,615	94,632
Other interest bearing - transactions[1]	119,621	133,390	119,621	133,390
Other interest bearing - savings	195,325	179,702	195,325	179,702
Other interest bearing term	144,220	127,921	144,220	127,921
Total Australia	**590,728**	**566,152**	**590,728**	**566,152**
New Zealand				
Certificates of deposit	2,247	2,588	-	-
Non-interest bearing, repayable at call	11,183	12,674	-	-
Other interest bearing - transactions	8,729	8,819	-	-
Other interest bearing - savings	18,558	18,698	-	-
Other interest bearing term	35,827	28,423	-	-
Total New Zealand	**76,544**	**71,202**	**-**	**-**
Other overseas				
Certificates of deposit	12,023	13,200	12,023	13,200
Non-interest bearing, repayable at call	1,358	1,178	548	473
Other interest bearing - transactions	789	936	573	754
Other interest bearing - savings	1,003	947	883	815
Other interest bearing term	5,723	5,514	5,602	5,351
Total other overseas	**20,896**	**21,775**	**19,629**	**20,593**
Total deposits and other borrowings	**688,168**	**659,129**	**610,357**	**586,745**

1. Comparatives has been revised to align to current year presentation.

220 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 12. Deposits and other borrowings (continued)

Certificates of deposit and term deposits

Uninsured deposits refer to deposits that are in excess of, or ineligible for, a government based deposit insurance scheme in their relevant country of domicile. For the Group, this primarily relates to deposit in excess of, or ineligible for, the Australian Government's Financial Claims Scheme (FCS) limit. Uninsured time deposits are deposits which are subject to contractual maturity requirements prior to withdrawal. The table below shows the time deposits by categories and remaining maturity:

Consolidated $m	Up to 3 months	Over 3 months to 6 months	Over 6 months to 1 year	Over 1 year	Total
Certificates of deposit in excess of insured amounts					
Australia	16,801	15,689	436	21	32,947
New Zealand	1,396	600	251	-	2,247
Other overseas	2,677	5,603	3,743	-	12,023
Total certificates of deposit in excess of insured amounts	**20,874**	**21,892**	**4,430**	**21**	**47,217**
Term deposits in excess of insured amounts					
Australia	60,187	21,572	21,778	4,348	107,885
New Zealand	15,331	10,651	8,122	1,723	35,827
Other overseas	3,698	861	975	187	5,721
Total term deposits in excess of insured amounts	**79,216**	**33,084**	**30,875**	**6,258**	**149,433**
Interbank term deposits in excess of insured amounts[1]					
Australia	1,487	1,619	1,303	20	4,429
New Zealand	-	1	-	-	1
Other overseas	1	-	10	23	34
Total interbank term deposits in excess of insured amounts	**1,488**	**1,620**	**1,313**	**43**	**4,464**

1. Interbank term deposits are included in Note 19.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 221

Note 13. Debt issues

Accounting policy

Debt issues are bonds, notes, commercial paper and debentures that have been issued by entities in the Group.

Debt issues are initially measured at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Debt issues are designated at fair value if they reduce or eliminate an accounting mismatch or contain an embedded derivative.

Where they are measured at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement. The change in the fair value that is attributable to changes in credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

Refer to Note 22 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised within net interest income using the effective interest method.

In the following table, the distinction between short-term (12 months or less) and long-term (greater than 12 months) debt is based on the original maturity of the underlying security.

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Short-term debt				
Own issuances	29,285	30,332	27,915	25,498
Total short-term debt	**29,285**	**30,332**	**27,915**	**25,498**
Long-term debt				
Covered bonds	41,605	31,802	36,954	28,664
Senior	81,385	77,219	70,088	67,635
Securitisation	4,298	4,973	-	-
Subordinated perpetual notes	-	542	-	542
Total long-term debt	**127,288**	**114,536**	**107,042**	**96,841**
Total debt issues	**156,573**	**144,868**	**134,957**	**122,339**
Movement reconciliation ($m)				
Balance as at beginning of year	**144,868**	**128,779**	**122,339**	**108,210**
Issuances	70,974	73,309	62,992	58,657
Maturities, repayments, buy-backs and reductions	(62,596)	(55,899)	(52,671)	(44,222)
Total cash movements	**8,378**	**17,410**	**10,321**	**14,435**
FX translation impact	3,458	6,118	2,530	6,188
Fair value adjustments	(135)	(566)	(144)	(557)
Fair value hedge accounting adjustments	(346)	(7,561)	(348)	(6,583)
Other	350	688	259	646
Total non-cash movements	**3,327**	**(1,321)**	**2,297**	**(306)**
Balance as at end of year	**156,573**	**144,868**	**134,957**	**122,339**

222 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 13. Debt issues (continued)

Consolidated $m	2023	2022
Short-term debt		
Own issuances:		
US commercial paper	22,687	29,252
Senior Debt:		
AUD	2,090	-
GBP	3,265	770
USD	564	154
Other	679	156
Total short-term debt	**29,285**	**30,332**
Long-term debt (by currency):		
AUD	36,346	30,758
CHF	3,358	3,261
EUR	34,002	26,002
GBP	3,202	3,092
JPY	80	913
NZD	3,324	2,966
USD	45,288	45,471
Other	1,688	2,073
Total long-term debt	**127,288**	**114,536**

The Group manages FX exposure from debt issuances as part of its hedging activities. Further details of the Group's hedge accounting are in Note 20.

Note 14. Loan capital

Accounting policy

Loan capital are instruments issued by the Group which qualify for inclusion as regulatory capital under the standards issued by the prudential regulator in the relevant jurisdiction. Loan capital is initially measured at fair value and subsequently measured at amortised cost using the effective interest method. Interest expense incurred is recognised in net interest income.

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Additional Tier 1 (AT1) loan capital				
Westpac capital notes	8,056	8,046	8,056	8,046
USD AT1 securities	1,750	1,749	1,750	1,749
Total AT1 loan capital	**9,806**	**9,795**	**9,806**	**9,795**
Tier 2 loan capital				
Subordinated notes	23,370	21,459	22,279	20,939
Total Tier 2 loan capital	**23,370**	**21,459**	**22,279**	**20,939**
Total loan capital	**33,176**	**31,254**	**32,085**	**30,734**
Movement reconciliation ($m)				
Balance as at beginning of year	**31,254**	**29,067**	**30,734**	**29,067**
Issuances	3,453	6,527	2,894	6,007
Maturities, repayments, buy-backs and reductions	(1,171)	(2,344)	(1,171)	(2,344)
Total cash movements	**2,282**	**4,183**	**1,723**	**3,663**
FX translation impact	235	1,723	212	1,723
Fair value hedge accounting adjustments	(623)	(3,254)	(611)	(3,254)
Other	28	(465)	27	(465)
Total non-cash movements	**(360)**	**(1,996)**	**(372)**	**(1,996)**
Balance as at end of year	**33,176**	**31,254**	**32,085**	**30,734**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 223

Note 14. Loan capital (continued)

Additional Tier 1 loan capital

A summary of the key terms and common features of AT1 instruments is provided below.

Consolidated and Parent Entity $m	Distribution or interest rate	Potential scheduled conversion date[1]	Optional redemption date[2]	2023	2022
Westpac capital notes (WCN)					
AUD 1,690 million WCN5	(3-month BBSW rate + 3.20% p.a.) x (1 - Australian corporate tax rate)	22 September 2027	22 September 2025	1,686	1,684
AUD 1,423 million WCN6	(3-month BBSW rate + 3.70% p.a.) x (1 - Australian corporate tax rate)	31 July 2026	31 July 2024	1,421	1,419
AUD 1,723 million WCN7	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 March 2029	22 March 2027	1,714	1,711
AUD 1,750 million WCN8	(3-month BBSW rate + 2.90% p.a.) x (1 - Australian corporate tax rate)	21 June 2032	21 September 2029	1,739	1,738
AUD 1,509 million WCN9	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 June 2031	22 September 2028	1,496	1,494
Total WCN				**8,056**	**8,046**
USD AT1 securities					
USD 1,250 million USD AT1 securities	Fixed 5.00%[3] p.a.	n/a	21 September 2027	1,750	1,749
Total USD AT1 securities				**1,750**	**1,749**

Common features of AT1 instruments issued by Westpac Banking Corporation

Payment conditions

Distributions and interest payments on the AT1 instruments are discretionary and will only be paid if the payment conditions are satisfied, including that the payment will not result in a breach of Westpac's capital requirements under APRA's prudential standards; not result in Westpac becoming, or being likely to become, insolvent; and if APRA does not object to the payment.

Broadly, if for any reason a distribution or interest payment has not been paid in full on the relevant payment date, Westpac must not determine or pay any dividends on Westpac ordinary shares or undertake a discretionary buy-back or capital reduction of Westpac ordinary shares, unless the unpaid amount is paid in full within 20 business days of the relevant payment date or in certain other circumstances.

1. Conversion is subject to the satisfaction of the scheduled conversion conditions. If the conversion conditions are not satisfied on the relevant scheduled conversion date, conversion will not occur until the next distribution payment date on which the scheduled conversion conditions are satisfied, if ever.
2. Certain AT1 instruments may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac may elect to redeem the relevant AT1 instrument on the optional redemption date or dates, subject to APRA's prior written approval.
3. Until but excluding 21 September 2027 (first reset date). If not redeemed, converted or written-off earlier, from, and including, each reset date to, but excluding, the next succeeding reset date, at a fixed rate p.a. equal to the prevailing 5-year USD mid-market swap rate plus 2.89% p.a.

224 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements The AT1 instruments convert into Westpac ordinary shares in the following circumstances: • Scheduled Conversion On the scheduled conversion date, provided certain conversion conditions are satisfied, the relevant AT1 instrument1 will convert and holders will receive a variable number of Westpac ordinary shares calculated using the face value of the relevant AT1 instrument and the Westpac ordinary share price determined over the 20 business day period prior to the scheduled conversion date, including a 1% discount. • Capital Trigger Event or Non-Viability Trigger Event Westpac will be required to convert some or all AT1 instruments upon the occurrence of: – A capital trigger event, when Westpac determines, or APRA notifies Westpac in writing that it believes, Westpac’s Common Equity Tier 1 Capital ratio is equal to or less than 5.125% (on a Level 1 or Level 2 basis2); or – A non-viability trigger event, when APRA notifies Westpac in writing that it believes conversion, write-off or write-down of capital instruments of the Westpac Group, or public sector injection of capital (or equivalent support), in each case is necessary because without it, Westpac would become non-viable For each AT1 instrument converted, holders will receive a variable number of Westpac ordinary shares calculated using the face value of the relevant AT1 instrument and the Westpac ordinary share price over the five business day period prior to the capital trigger event date or non-viability trigger event date and includes a 1% discount, subject to a maximum conversion number. The maximum conversion number is broadly equivalent to 20% of the Westpac ordinary share price at the time of issue. Following the occurrence of a capital trigger event or non-viability trigger event, if conversion does not occur within five business days, holders’ rights in relation to the relevant AT1 instrument will be immediately and irrevocably terminated. • Conversion in other circumstances Westpac is able to elect to convert1 , or may be required to convert1 , AT1 instruments early in certain circumstances. The terms of conversion are broadly similar to scheduled conversion, however, the maximum conversion number will depend on the conversion event. • Early Redemption Westpac is able to elect to redeem the relevant AT1 instrument on the optional redemption dates or for certain taxation or regulatory reasons, subject to APRA’s prior written approval. 1. Excludes USD AT1 securities. 2. Level 1 comprises Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a ‘Extended Licensed Entity’ for the purpose of measuring capital adequacy. Level 2 is the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation. Note 14. Loan capital (continued)

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 225

Note 14. Loan capital (continued)

Tier 2 loan capital

A summary of the key terms and common features of the Group's Tier 2 instruments (subordinated notes) is provided below:

$m	Interest rate	Maturity date	Optional redemption date[1]	2023	2022
Subordinated notes issued by Westpac Banking Corporation					
AUD 175 million	Fixed	14 June 2028	14 June 2023	-	172
USD 100 million	Fixed	23 February 2046	n/a	103	121
JPY 20,000 million	Fixed	19 May 2026	n/a	206	212
JPY 10,200 million	Fixed	2 June 2026	n/a	105	108
JPY 10,000 million	Fixed	9 June 2026	n/a	103	106
USD 1,500 million	Fixed	23 November 2031	23 November 2026	2,127	2,134
AUD 350 million	Fixed	16 August 2029	16 August 2024	350	350
AUD 185 million	Fixed	24 January 2048	n/a	184	184
AUD 250 million	Floating	16 February 2028	16 February 2023	-	248
AUD 130 million	Fixed	2 March 2048	n/a	130	130
AUD 725 million	Floating	22 June 2028	22 June 2023	-	722
USD 1,000 million	Fixed	24 July 2039	n/a	1,134	1,257
USD 1,250 million	Fixed	24 July 2034	24 July 2029	1,677	1,708
AUD 1,000 million	Floating	27 August 2029	27 August 2024	1,000	998
USD 1,500 million	Fixed	4 February 2030	4 February 2025	2,199	2,166
USD 1,500 million	Fixed	15 November 2035	15 November 2030	1,802	1,835
USD 1,000 million	Fixed	16 November 2040	n/a	939	1,054
AUD 1,250 million	Floating	29 January 2031	29 January 2026	1,236	1,239
EUR 1,000 million	Fixed	13 May 2031	13 May 2026	1,476	1,342
USD 1,000 million	Fixed	18 November 2041	n/a	989	1,118
USD 1,250 million	Fixed	18 November 2036	18 November 2031	1,529	1,579
JPY 26,000 million	Fixed	8 June 2032	8 June 2027	266	275
USD 1,000 million	Fixed	10 August 2033	10 August 2032	1,346	1,411
SGD 450 million	Fixed	7 September 2032	7 September 2027	498	470
AUD 1,500 million	Floating	23 June 2033	23 June 2028	1,494	-
AUD 300 million	Floating	23 June 2023	23 June 2028	292	-
AUD 1,100 million	Floating	23 June 2038	23 June 2033	1,092	-
Total subordinated notes issued by Westpac Banking Corporation				**22,277**	**20,939**
Subordinated notes issued by Westpac New Zealand Limited[2]					
NZD 600 million	Fixed	16 September 2032	16 September 2027	553	520
NZD 600 million	Fixed	14 February 2034	14 February 2029	540	-
Total subordinated notes issued by Westpac New Zealand Limited				**1,093**	**520**
Total subordinated notes				**23,370**	**21,459**

1. Certain Tier 2 instruments may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac Banking Corporation may elect to redeem the relevant Tier 2 instrument on the optional redemption date or dates, subject to APRA's prior written approval.
2. For subordinated notes issued by Westpac New Zealand Limited, it may elect to redeem all or some of the Tier 2 instruments for their face value together with accrued interest (if any) on the optional redemption date or any interest payment date thereafter, subject to RBNZ's prior written approval. Early redemption of all of the Tier 2 instruments for certain tax or regulatory reasons is permitted on an interest payment date subject to the RBNZ's prior written approval.

226 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Common features of subordinated notes Issued by Westpac Banking Corporation Interest payments are subject to Westpac being solvent at the time of, and immediately following, the interest payment. Non-viability trigger event The definition of non-viability trigger event is described under AT1 loan capital. Upon the occurrence of a non-viability trigger event, Westpac will be required to convert some or all subordinated notes into a variable number of Westpac ordinary shares calculated in a manner similar to that described under AT1 loan capital. Following the occurrence of a non-viability trigger event, if conversion of a Tier 2 instrument does not occur within five business days, holders’ rights in relation to the relevant Tier 2 instrument will be immediately and irrevocably terminated. Issued by Westpac New Zealand Limited Interest payments are subject to Westpac New Zealand Limited being solvent at the time of, and immediately following, the interest payment. Non-viability trigger event Tier 2 instruments issued by Westpac New Zealand Limited do not have a non-viability trigger event. These instruments qualify as Tier 2 capital under the RBNZ capital adequacy framework but not under APRA’s capital adequacy framework. Note 15. Securitisation, covered bonds and other transferred assets The Group enters into transactions in the normal course of business by which financial assets are transferred to counterparties or structured entities. Depending on the circumstances, these transfers may result in de-recognition of the assets in their entirety, partial de-recognition or no de-recognition of the assets subject to the transfer. For the Group’s accounting policy on de-recognition of financial assets refer to the notes to the financial statements section before Note 9 titled ‘Financial assets and financial liabilities’. Securitisation Securitisation is the transferring of assets (or an interest in either the assets or the cash flows arising from the assets) to a structured entity which then issues the majority of interest bearing debt securities to third party investors for funding deals and to Westpac for liquidity deals. Securitisation of its own assets is used by Westpac as a funding and liquidity tool. For securitisation structured entities which Westpac controls, as defined in Note 30, the structured entities are classified as subsidiaries and consolidated. When assessing whether Westpac controls a structured entity, it considers its exposure to and ability to affect variable returns. Westpac may have variable returns from a structured entity through ongoing exposures to the risks and rewards associated with the assets, the provision of derivatives, liquidity facilities, trust management and operational services. Undrawn funding and liquidity facilities of $356 million (2022: $406 million) were provided by Westpac for the securitisation of its own assets. Covered bonds The Group has two covered bond programs relating to Australian residential mortgages (Australian Program) and New Zealand residential mortgages (New Zealand Program). Under these programs, selected pools of residential mortgages are assigned to bankruptcy remote structured entities which provide guarantees on the payments to bondholders. Through the guarantees and derivatives with the structured entities, Westpac has variable returns from these structured entities and consolidates them. Repurchase agreements Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. Trading securities or Investment securities). The cash consideration received is recognised as a liability (Repurchase agreements). Refer to Note 19 for further details. Note 14. Loan capital (continued)

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 227

Note 15. Securitisation, covered bonds and other transferred assets (continued)

The following tables present Westpac's assets transferred and their associated liabilities.

			For those liabilities that only have recourse to the transferred assets:		
$m	Carrying amount of transferred assets	Carrying amount of associated liabilities	Fair value of transferred assets	Fair value of transferred liabilities	Net fair value position
Consolidated					
2023					
Securitisation[1]	4,329	4,298	4,306	4,294	12
Covered bonds[2]	50,296	41,605	n/a	n/a	n/a
Repurchase agreements	35,075	25,059	n/a	n/a	n/a
Total	**89,700**	**70,962**	**4,306**	**4,294**	**12**
2022					
Securitisation[1]	5,001	4,973	4,955	4,932	23
Covered bonds[2]	45,809	31,802	n/a	n/a	n/a
Repurchase agreements	57,934	41,257	n/a	n/a	n/a
Total	**108,744**	**78,032**	**4,955**	**4,932**	**23**
Parent Entity					
2023					
Securitisation[1]	5,114	5,082	5,088	5,079	9
Covered bonds[2]	43,291	36,954	n/a	n/a	n/a
Repurchase agreements	28,968	20,315	n/a	n/a	n/a
Total	**77,373**	**62,351**	**5,088**	**5,079**	**9**
2022					
Securitisation[1]	6,004	5,961	5,948	5,919	29
Covered bonds[2]	39,179	28,664	n/a	n/a	n/a
Repurchase agreements	53,512	37,764	n/a	n/a	n/a
Total	**98,695**	**72,389**	**5,948**	**5,919**	**29**

1. The carrying amount of assets securitised exceeds the amount of notes issued primarily because the carrying amount includes both principal and income received from the transferred assets.
2. The difference between the carrying values of covered bonds and the assets pledged reflects the over-collateralisation required to maintain the ratings of the covered bonds and also additional assets to allow immediate issuance of additional covered bonds if required. These additional assets can be repurchased by Westpac at its discretion, subject to the conditions set out in the transaction documents.

228 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Other financial instrument disclosures Note 16. Trading securities and financial assets measured at FVIS Accounting policy Trading securities Trading securities include actively traded debt (government and other) and equity instruments and those acquired for sale in the near term. The instruments are measured at fair value. As part of its trading activities, the Group also lends and borrows securities on a collateralised basis. Securities lent remain on the Group’s balance sheet and securities borrowed are not reflected on the Group’s balance sheet, as the risks and rewards of ownership remain with the initial holder. Where cash is provided as collateral, the amount advanced to or received from third parties is recognised as a receivable in collateral paid or as a borrowing in collateral received respectively. Reverse repurchase agreements Securities purchased under these agreements are not recognised in the balance sheet, as Westpac has not obtained the risks and rewards of ownership. The cash consideration paid is recognised as a reverse repurchase agreement, which forms part of a trading portfolio that is measured at fair value. Other financial assets measured at FVIS Other financial assets measured at FVIS include: • Non-trading securities managed on a fair value basis; • Non-trading debt securities that do not have contractual cash flows that represent SPPI on the principal balance outstanding; or • Non-trading equity securities for which we have not made irrevocable designation to be measured at FVOCI. Fair value gains and losses on these financial assets are recognised in the income statement. Interest earned from debt securities is recognised in interest income (Note 3) while dividends on equity securities are recognised in non-interest income (Note 4). Consolidated Parent Entity $m 2023 2022 2023 2022 Trading securities Government and semi-government securities 10,808 7,026 9,772 6,159 Other debt securities 5,835 5,173 4,435 4,175 Equity securities 5 - 5 - Other 448 747 448 747 Total trading securities 17,096 12,946 14,660 11,081 Reverse repurchase agreements 12,054 8,988 12,013 8,988 Other financial assets measured at FVIS Other debt securities 1,351 2,391 1,310 2,342 Equity securities 6 7 4 6 Total other financial assets measured at FVIS 1,357 2,398 1,314 2,348 Total trading securities and financial assets measured at FVIS 30,507 24,332 27,987 22,417

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 229

Note 17. Investment securities

Accounting policy

Investment securities include debt securities (government and other) and equity securities. It includes debt and equity securities that are measured at FVOCI and debt securities measured at amortised cost. These instruments are classified based on the criteria disclosed under the heading "Financial assets and financial liabilities" prior to Note 9.

Debt securities measured at FVOCI

Includes debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and they are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset.

These securities are measured at fair value with unrealised gains and losses recognised in OCI except for interest income, impairment charges, FX gains and losses and fair value hedge adjustments which are recognised in the income statement.

Impairment is measured using the same ECL model applied to financial assets measured at amortised cost. Impairment is recognised in the income statement with a corresponding amount in OCI with no reduction of the carrying value of the debt security which remains at fair value. Refer to Notes 6 and 10 for further details.

The cumulative gain or loss recognised in OCI is subsequently recognised in the income statement when the instrument is disposed.

Debt securities measured at amortised cost

Include debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows.

These securities are initially recognised at fair value plus directly attributable transaction costs. They are subsequently measured at amortised cost using the effective interest method and are presented net of any provision for ECL, determined using the ECL model.

Equity securities

Equity securities are measured at FVOCI where they are not held for trading, the Group does not have control or significant influence over the investee and where an irrevocable election is made to measure them at FVOCI.

These securities are measured at fair value with unrealised gains and losses recognised in OCI except for dividend income which is recognised in the income statement. The cumulative gain or loss recognised in OCI is not subsequently recognised in the income statement when the instrument is disposed.

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Investment securities				
Investments securities measured at FVOCI				
Government and semi-government debt securities	56,370	60,427	52,562	57,233
Other debt securities	17,082	14,467	14,695	12,709
Equity securities	442	390	202	157
Total investment securities measured at FVOCI[1]	**73,894**	**75,284**	**67,459**	**70,099**
Investment securities measured at amortised cost				
Government and semi-government debt securities	1,438	1,185	51	77
Other debt securities	-	2	-	2
Total investment securities measured at amortised cost	**1,438**	**1,187**	**51**	**79**
Provision for ECL on debt securities at amortised cost	(6)	(6)	(2)	(2)
Total net investment securities measured at amortised cost	**1,432**	**1,181**	**49**	**77**
Total investment securities	**75,326**	**76,465**	**67,508**	**70,176**

1. Impairment is recognised in the income statement with a corresponding amount in OCI (refer to Note 26). There is no reduction of the carrying value of the debt securities which remains at fair value.

230 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 17. Investment securities (continued)

The following table shows the maturities and the weighted average yield of the Group's outstanding investment securities as at 30 September 2023. There are no tax-exempt securities.

2023	Up to 1 year $m	%	Over 1 year to 5 years $m	%	Over 5 years to 10 years $m	%	Over 10 years $m	%	No specific maturity $m	%	Total $m	Weighted average %
Carrying Amount												
Government and semi-government securities	14,031	1.9	27,253	2.1	12,051	2.5	4,467	4.8	-	-	57,802	2.4
Other debt securities	2,838	3.9	13,912	4.5	332	4.8	-	-	-	-	17,082	4.4
Equity securities	-	-	-	-	-	-	-	-	442	-	442	-
Total by maturity	**16,869**		**41,165**		**12,383**		**4,467**		**442**		**75,326**	

The maturity profile is determined based upon contractual terms for investment securities.

Note 18. Other financial assets

$m	Consolidated 2023	Consolidated 2022	Parent Entity 2023	Parent Entity 2022
Accrued interest receivable	1,996	1,266	1,780	1,123
Securities sold not delivered	2,905	2,521	2,905	2,521
Trade debtors	333	619	282	503
Interbank lending	97	223	95	218
Clearing and settlement balances	454	477	445	447
Accrued fees and commissions	289	369	161	265
Other	145	151	144	151
Total other financial assets	**6,219**	**5,626**	**5,812**	**5,228**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 231

Note 19. Other financial liabilities

Accounting policy

Other financial liabilities include liabilities measured at amortised cost as well as liabilities which are measured at FVIS. Financial liabilities measured at FVIS include:

- Trading liabilities (i.e. securities sold short); and
- Liabilities designated at FVIS (i.e. certain repurchase agreements).

Refer to Note 22 for balances measured at fair value and amortised cost.

Repurchase agreements

Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. 'Trading securities' or 'Investment securities').

The cash consideration received is recognised as a liability ('Repurchase agreements'). Repurchase agreements are designated at fair value where they are managed as part of a trading portfolio, otherwise they are measured on an amortised cost basis.

Where a repurchase agreement is designated at fair value, any changes in fair value (except those due to changes in credit risk) are recognised in the income statement as they arise. The change in fair value that is attributable to credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Repurchase agreements	25,059	41,257	20,315	37,764
Interbank placements	4,537	4,893	4,533	4,888
Accrued interest payable	4,138	1,738	3,337	1,474
Securities purchased not delivered	3,477	1,880	3,477	1,880
Trade creditors and other accrued expenses[1]	2,191	1,045	1,723	893
Settlement and clearing balances	832	729	805	718
Securities sold short	3,496	3,345	3,496	3,345
Other	1,140	1,473	1,094	1,390
Total other financial liabilities	**44,870**	**56,360**	**38,780**	**52,352**

1. In 2023, the Group revised its treatment of ongoing trail commission payable to mortgage brokers. The Group recognised a liability within other financial liabilities equal to the present value of expected future trail commission payable and a corresponding increase in capitalised brokerage costs in loans. The balance as at 30 September 2023 was $1,259 million for the Group and $956 million for the Parent Entity. Refer also to Note 1(iii).

232 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Note 20. Derivative financial instruments Accounting policy Derivative financial instruments are instruments whose values are derived from the value of an underlying asset, reference rate or index and include forwards, futures, swaps and options. The Group uses derivative financial instruments for meeting customers’ needs, our Asset and Liability Management (ALM) activities, and undertaking market making and positioning activities. Trading derivatives Derivatives which are used in our ALM activities but are not designated into a hedge accounting relationship are considered economic hedges. These derivatives, along with derivatives used for meeting customers’ needs and undertaking market making and positioning activities, are measured at FVIS and are disclosed as trading derivatives. Hedging derivatives Hedging derivatives are those which are used in our ALM activities and have also been designated into one of three hedge accounting relationships: fair value hedge; cash flow hedge; or hedge of a net investment in a foreign operation. These derivatives are measured at fair value. These hedge designations and the associated accounting treatment are detailed below. For more details regarding the Group’s ALM activities, refer to Note 21. Fair value hedges Fair value hedges are used to hedge the exposure to changes in the fair value of an asset or liability. Changes in the fair value of derivatives and the hedged asset or liability in fair value hedges are recognised in interest income. The carrying value of the hedged asset or liability is adjusted for the changes in fair value related to the hedged risk. If a hedge is discontinued, any fair value adjustments to the carrying value of the asset or liability are amortised to net interest income over the period to maturity. If the asset or liability is sold, any unamortised adjustment is immediately recognised in net interest income. Cash flow hedges Cash flow hedges are used to hedge the exposure to variability of cash flows attributable to an asset, liability or future forecast transaction. For effective hedges, changes in the fair value of derivatives are recognised in the cash flow hedge reserve through OCI and subsequently recognised in interest income when the cash flows attributable to the asset or liability that was hedged impact the income statement. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in interest income. If a hedge is discontinued, any cumulative gain or loss remains in OCI. It is amortised to net interest income over the period in which the asset or liability that was hedged also impacts the income statement. If a hedge of a forecast transaction is no longer expected to occur, any cumulative gain or loss in OCI is immediately recognised in net interest income. Net investment hedges Net investment hedges are used to hedge FX risks arising from a net investment of a foreign operation. For effective hedges, changes in the fair value of derivatives are recognised in the foreign currency translation reserve through OCI. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in non-interest income. If a foreign operation is disposed of, any cumulative gain or loss in OCI is immediately recognised in non-interest income.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 233

Note 20. Derivative financial instruments (continued)

Total derivatives

The carrying values of derivative instruments are set out in the tables below.

Consolidated	Trading		Hedging		Total derivatives carrying value	
$m	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
2023						
Interest rate contracts						
Swap agreements	65,324	(68,945)	5,689	(10,730)	71,013	(79,675)
Options	301	(317)	-	-	301	(317)
Total interest rate contracts	**65,625**	**(69,262)**	**5,689**	**(10,730)**	**71,314**	**(79,992)**
FX contracts						
Spot and forward contracts	9,406	(8,219)	-	(74)	9,406	(8,293)
Cross currency swap agreements	7,650	(8,973)	394	(596)	8,044	(9,569)
Options	110	(132)	-	-	110	(132)
Total FX contracts	**17,166**	**(17,324)**	**394**	**(670)**	**17,560**	**(17,994)**
Credit default swaps						
Credit protection bought	-	(127)	-	-	-	(127)
Credit protection sold	105	-	-	-	105	-
Total credit default swaps	**105**	**(127)**	**-**	**-**	**105**	**(127)**
Commodity contracts	116	(266)	-	-	116	(266)
Total of gross derivatives	**83,012**	**(86,979)**	**6,083**	**(11,400)**	**89,095**	**(98,379)**
Impact of netting arrangements	(62,259)	63,111	(5,493)	10,621	(67,752)	73,732
Total of net derivatives	**20,753**	**(23,868)**	**590**	**(779)**	**21,343**	**(24,647)**
2022						
Interest rate contracts						
Swap agreements	62,828	(65,231)	6,171	(10,002)	68,999	(75,233)
Options	335	(379)	-	-	335	(379)
Total interest rate contracts	**63,163**	**(65,610)**	**6,171**	**(10,002)**	**69,334**	**(75,612)**
FX contracts						
Spot and forward contracts	18,609	(17,633)	28	(55)	18,637	(17,688)
Cross currency swap agreements	18,194	(14,412)	486	(787)	18,680	(15,199)
Options	392	(374)	-	-	392	(374)
Total FX contracts	**37,195**	**(32,419)**	**514**	**(842)**	**37,709**	**(33,261)**
Credit default swaps						
Credit protection bought	32	(3)	-	-	32	(3)
Credit protection sold	3	(29)	-	-	3	(29)
Total credit default swaps	**35**	**(32)**	**-**	**-**	**35**	**(32)**
Commodity contracts	116	(402)	-	-	116	(402)
Equities	1	-	-	-	1	-
Total of gross derivatives	**100,510**	**(98,463)**	**6,685**	**(10,844)**	**107,195**	**(109,307)**
Impact of netting arrangements	(59,813)	59,806	(6,099)	9,933	(65,912)	69,739
Total of net derivatives	**40,697**	**(38,657)**	**586**	**(911)**	**41,283**	**(39,568)**

234 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (continued)

Parent Entity $m	Trading Assets	Trading Liabilities	Hedging Assets	Hedging Liabilities	Total derivatives carrying value Assets	Total derivatives carrying value Liabilities
2023						
Interest rate contracts						
Swap agreements	66,248	(69,227)	4,616	(10,412)	70,864	(79,639)
Options	301	(317)	-	-	301	(317)
Total interest rate contracts	**66,549**	**(69,544)**	**4,616**	**(10,412)**	**71,165**	**(79,956)**
FX contracts						
Spot and forward contracts	9,406	(8,230)	-	(63)	9,406	(8,293)
Cross currency swap agreements	7,824	(9,369)	64	(163)	7,888	(9,532)
Options	110	(132)	-	-	110	(132)
Total FX contracts	**17,340**	**(17,731)**	**64**	**(226)**	**17,404**	**(17,957)**
Credit default swaps						
Credit protection bought	-	(127)	-	-	-	(127)
Credit protection sold	105	-	-	-	105	-
Total credit default swaps	**105**	**(127)**	**-**	**-**	**105**	**(127)**
Commodity contracts	116	(266)	-	-	116	(266)
Total of gross derivatives	**84,110**	**(87,668)**	**4,680**	**(10,638)**	**88,790**	**(98,306)**
Impact of netting arrangements	(63,187)	63,415	(4,565)	10,317	(67,752)	73,732
Total of net derivatives	**20,923**	**(24,253)**	**115**	**(321)**	**21,038**	**(24,574)**
2022						
Interest rate contracts						
Swap agreements	63,939	(65,541)	5,025	(9,683)	68,964	(75,224)
Options	335	(379)	-	-	335	(379)
Total interest rate contracts	**64,274**	**(65,920)**	**5,025**	**(9,683)**	**69,299**	**(75,603)**
FX contracts						
Spot and forward contracts	18,621	(17,633)	15	(55)	18,636	(17,688)
Cross currency swap agreements	18,414	(14,921)	146	(177)	18,560	(15,098)
Options	392	(374)	-	-	392	(374)
Total FX contracts	**37,427**	**(32,928)**	**161**	**(232)**	**37,588**	**(33,160)**
Credit default swaps						
Credit protection bought	32	(3)	-	-	32	(3)
Credit protection sold	3	(29)	-	-	3	(29)
Total credit default swaps	**35**	**(32)**	**-**	**-**	**35**	**(32)**
Commodity contracts	116	(402)	-	-	116	(402)
Equities	1	-	-	-	1	-
Total of gross derivatives	**101,853**	**(99,282)**	**5,186**	**(9,915)**	**107,039**	**(109,197)**
Impact of netting arrangements	(60,925)	60,121	(4,987)	9,618	(65,912)	69,739
Total of net derivatives	**40,928**	**(39,161)**	**199**	**(297)**	**41,127**	**(39,458)**

235 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Hedge accounting The Group designates derivatives into hedge accounting relationships in order to manage the volatility in earnings and capital that would otherwise arise from interest rate and FX risks that may result from differences in the accounting treatment of derivatives and underlying exposures. These hedge accounting relationships and the risks they are used to hedge are described below. The Group enters into one-to-one hedge relationships to manage specific exposures where the terms of the hedged item significantly match the terms of the hedging instrument. The Group also uses dynamic hedge accounting where the hedged items are part of a portfolio of assets and/or liabilities that frequently change. In this hedging strategy, the exposure being hedged and the hedging instruments may change frequently rather than there being a one-to-one hedge accounting relationship for a specific exposure. Fair value hedges Interest rate risk The Group hedges its interest rate risk to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. Interest rate risk arising from fixed rate debt issuances and fixed rate bonds classified as investment securities at FVOCI is hedged with single currency fixed to floating interest rate derivatives. The Group also hedges its benchmark interest rate risk from fixed rate foreign currency denominated debt issuances using cross currency swaps. In applying fair value hedge accounting, the Group primarily uses one-to-one hedge accounting to manage specific exposures. The Group also uses a dynamic hedge accounting strategy for fair value portfolio hedge accounting of some fixed rate mortgages to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. These fixed rate mortgages are allocated to time buckets based on their expected repricing dates and the fixed-to-floating interest rate derivatives are designated accordingly to the capacity in the relevant time buckets. The Group hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW for AUD interest rates, SOFR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the derivative. For the portfolio hedge accounting ineffectiveness also arises from prepayment risk (i.e. the difference between actual and expected prepayment of loans). In order to manage the ineffectiveness from early repayments and accommodate new originations the portfolio hedges are de-designated and re-designated periodically. Cash flow hedges Interest rate risk The Group’s exposure to the volatility of interest cash flows from customer deposits and loans is hedged with interest rate derivatives using a dynamic hedge accounting strategy called macro cash flow hedges. Customer deposits and loans are allocated to time buckets based on their expected repricing dates. The interest rate derivatives are designated accordingly to the gross asset or gross liability positions for the relevant time buckets. The Group hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW for AUD interest rates, SOFR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the interest rate derivative. Ineffectiveness also arises if the notional values of the interest rate derivatives exceed the capacity for the relevant time buckets. The hedge accounting relationship is reviewed on a monthly basis and the hedging relationships are de-designated and re-designated if necessary. FX risk The Group’s exposure to foreign currency principal and credit margin cash flows from fixed rate foreign currency debt issuances is hedged through the use of cross currency derivatives in a one-to-one hedging relationship to manage the changes between the foreign currency and AUD. In addition, for floating rate foreign currency debt issuances, the Group hedges from foreign floating to primarily AUD or NZD floating interest rates. These exposures represent the most significant components of fair value. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the cross currency derivative. Note 20. Derivative financial instruments (continued)

236 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (continued)

Net investment hedges

FX risk

Structural FX risk results from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore capital is subject to change that could introduce significant variability to the Group's reported financial results and capital ratios.

The Group uses FX forward contracts when hedging the currency translation risk arising from net investments in foreign operations. The Group currently applies hedge accounting, predominantly to its net investment in New Zealand operations which is the most material offshore operation and therefore the hedged risk is the movement of the NZD against the AUD. Ineffectiveness only arises if the notional values of the FX forward contracts exceed the net investment.

Economic hedges

As part of the Group's ALM activities, economic hedges may be entered into to hedge New Zealand future earnings and long-term funding transactions for risk management purposes. These hedges do not qualify for hedge accounting and therefore are not included in the hedging instrument disclosures below.

Hedging instruments

The following tables show the carrying value of hedging instruments and a maturity analysis of the notional amounts of the hedging instruments in one-to-one hedge relationships categorised by the types of hedge relationships and the hedged risk.

Consolidated			Notional amounts				Carrying value	
$m	Hedging instrument	Hedged risk	Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Assets	Liabilities
2023								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	16,179	80,537	40,307	137,023	3,072	(8,979)
	Cross currency swap	Interest rate risk	3,696	10,840	1,102	15,638	(274)	(806)
Cash flow hedges	Cross currency swap	FX risk	3,696	10,840	1,102	15,638	668	210
Net investment hedges	Forward contracts	FX risk	3,486	-	-	3,486	-	(74)
Total one-to-one hedge relationships			**27,057**	**102,217**	**42,511**	**171,785**	**3,466**	**(9,649)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	21,524	217	(20)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	287,510	2,400	(1,731)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**309,034**	**2,617**	**(1,751)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**480,819**	**6,083**	**(11,400)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(5,493)	10,621
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**590**	**(779)**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 237

Note 20. Derivative financial instruments (continued)

Consolidated $m	Hedging instrument	Hedged risk	Notional amounts Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Carrying value Assets	Liabilities
2022								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	11,263	73,774	39,836	124,873	2,504	(8,073)
	Cross currency swap	Interest rate risk	1,100	9,775	2,442	13,317	(189)	(867)
Cash flow hedges	Cross currency swap	FX risk	1,100	9,775	2,442	13,317	675	80
Net investment hedges	Forward contracts	FX risk	2,803	-	-	2,803	28	(55)
Total one-to-one hedge relationships			**16,266**	**93,324**	**44,720**	**154,310**	**3,018**	**(8,915)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	22,328	417	(12)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	213,756	3,250	(1,917)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**236,084**	**3,667**	**(1,929)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**390,394**	**6,685**	**(10,844)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(6,099)	9,933
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**586**	**(911)**

Parent Entity $m	Hedging instrument	Hedged risk	Notional amounts Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Carrying value Assets	Liabilities
2023								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	15,636	79,627	38,674	133,937	2,933	(8,966)
	Cross currency swap	Interest rate risk	95	1,340	674	2,109	(32)	(104)
Cash flow hedges	Cross currency swap	FX risk	95	1,340	674	2,109	96	(59)
Net investment hedges	Forward contracts	FX risk	2,585	-	-	2,585	-	(63)
Total one-to-one hedge relationships			**18,411**	**82,307**	**40,022**	**140,740**	**2,997**	**(9,192)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	2,632	84	-
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	263,188	1,599	(1,446)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**265,820**	**1,683**	**(1,446)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**406,560**	**4,680**	**(10,638)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(4,565)	10,317
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**115**	**(321)**
2022								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	10,957	72,890	39,836	123,683	2,470	(8,070)
	Cross currency swap	Interest rate risk	863	1,064	759	2,686	(16)	(94)
Cash flow hedges	Cross currency swap	FX risk	863	1,064	759	2,686	162	(83)
Net investment hedges	Forward contracts	FX risk	1,792	-	-	1,792	15	(55)
Total one-to-one hedge relationships			**14,475**	**75,018**	**41,354**	**130,847**	**2,631**	**(8,302)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	2,632	119	(1)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	192,136	2,436	(1,612)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**194,768**	**2,555**	**(1,613)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**325,615**	**5,186**	**(9,915)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(4,987)	9,618
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**199**	**(297)**

238 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 20. Derivative financial instruments (continued)

The following tables show the weighted average FX rate related to significant hedging instruments in one-to-one hedge relationships.

	Hedging instrument	Hedged risk	Currency pair	Weighted average rate 2023	Weighted average rate 2022
Consolidated					
Cash flow hedges	Cross currency swap	FX risk	EUR:NZD	0.5943	0.5965
			USD:NZD	0.6716	0.6949
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.0857	1.1200
			USD:AUD	0.6839	0.6926
Parent Entity					
Cash flow hedges	Cross currency swap	FX risk	EUR:AUD	0.6650	0.6650
			JPY:AUD	79.6448	79.6448
			CHF:AUD	not material	0.7350
			CNH:AUD	4.7275	4.8253
			HKD:AUD	5.6124	5.5373
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.0842	1.1171
			USD:AUD	0.6839	0.6926

Impact of hedge accounting in the balance sheets and reserves

The following tables show the carrying amount of hedged items in a fair value hedge relationship and the component of the carrying amount related to accumulated fair value hedge accounting adjustments (FVHA).

$m	2023 Carrying amount of hedged item	2023 FVHA included in carrying amount	2022 Carrying amount of hedged item	2022 FVHA included in carrying amount
Consolidated				
Interest rate risk				
Investment securities	40,402	(3,257)	39,355	(4,469)
Loans	21,223	(301)	21,798	(532)
Debt issues and loan capital	(100,176)	9,801	(88,112)	8,832
Parent Entity				
Interest rate risk				
Investment securities	37,995	(3,170)	38,188	(4,419)
Loans	2,510	(122)	2,441	(192)
Debt issues and loan capital	(86,575)	8,866	(78,448)	7,907

There were nil FVHA gains/losses (2022: $3 million losses) included in the above carrying amounts relating to hedged items that have ceased to be adjusted for hedging gains and losses.

The pre-tax impact of cash flow and net investment hedges on reserves is detailed below:

$m	2023 Interest rate risk	2023 FX risk	2023 Total	2022 Interest rate risk	2022 FX risk	2022 Total
Consolidated						
Cash flow hedge reserve						
Balance as at beginning of year	**1,147**	**(1)**	**1,146**	**394**	**(118)**	**276**
Net gains/(losses) from changes in fair value[1]	(311)	(324)	(635)	1,224	(117)	1,107
Transferred to interest income[1]	(587)	278	(309)	(471)	234	(237)
Balance as at end of year	**249**	**(47)**	**202**	**1,147**	**(1)**	**1,146**
Parent Entity						
Cash flow hedge reserve						
Balance as at beginning of year	**629**	**1**	**630**	**243**	**(49)**	**194**
Net gains/(losses) from changes in fair value[1]	(535)	(35)	(570)	846	20	866
Transferred to interest income[1]	(382)	33	(349)	(460)	30	(430)
Balance as at end of year	**(288)**	**(1)**	**(289)**	**629**	**1**	**630**

1. Comparative amounts have been revised to align to current year presentation.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 239

Note 20. Derivative financial instruments (continued)

There were net gains of $2 million (2022: net losses $18 million) remaining in the cash flow hedge reserve relating to hedge relationships for which hedge accounting is no longer applied for the Group and Parent Entity.

As disclosed in Note 26, the net loss from changes in the fair value of net investment hedges were $155 million (2022: net gain $236 million) for the Group and $97 million (2022: net gain $15 million) for the Parent Entity. Included in the foreign currency translation reserve is a loss of $158 million (2022: $146 million loss) for the Group and $162 million (2022: $149 million loss) for the Parent Entity relating to discontinued hedges of our net investment in USD operations. This would only be transferred to the income statement on disposal of the related USD operations.

Hedge effectiveness

Hedge effectiveness is tested prospectively at inception and during the lifetime of hedge relationships. For one-to-one hedge relationships this testing uses a qualitative assessment of matched terms where the critical terms of the derivatives used as the hedging instrument match the terms of the hedged item. In addition, a quantitative effectiveness test is performed for all hedges which could include regression analysis, dollar offset and/or sensitivity analysis.

Retrospective testing is also performed to determine whether the hedge relationship remains highly effective so that hedge accounting can continue to be applied and also to determine any ineffectiveness. These tests are performed using regression analysis and the dollar offset method.

The following tables provide information regarding the determination of hedge effectiveness:

Consolidated $m	Hedging instrument	Hedged risk	Change in fair value of hedging instrument used for calculating ineffectiveness	Change in value of the hedged item used for calculating ineffectiveness	Hedge ineffectiveness recognised in interest income	Hedge ineffectiveness recognised in non-interest income
Consolidated						
2023						
Fair value hedges	Interest rate swap	Interest rate risk	(2,355)	2,397	42	n/a
	Cross currency swap	Interest rate risk	(12)	15	3	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	(849)	898	49	n/a
	Cross currency swap	FX risk	(46)	46	-	n/a
Net investment hedges	Forward contracts	FX risk	(155)	155	n/a	-
Total			**(3,417)**	**3,511**	**94**	**-**
2022						
Fair value hedges	Interest rate swap	Interest rate risk	(4,540)	4,548	8	n/a
	Cross currency swap	Interest rate risk	(1,210)	1,208	(2)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	670	(753)	(83)	n/a
	Cross currency swap	FX risk	117	(117)	-	n/a
Net investment hedges	Forward contracts	FX risk	236	(236)	n/a	-
Total			**(4,727)**	**4,650**	**(77)**	**-**
Parent Entity						
2023						
Fair value hedges	Interest rate swap	Interest rate risk	(2,226)	2,260	34	n/a
	Cross currency swap	Interest rate risk	(17)	18	1	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	(858)	917	59	n/a
	Cross currency swap	FX risk	(2)	2	-	n/a
Net investment hedges	Forward contracts	FX risk	(97)	97	n/a	-
Total			**(3,200)**	**3,294**	**94**	**-**
2022						
Fair value hedges	Interest rate swap	Interest rate risk	(4,886)	4,901	15	n/a
	Cross currency swap	Interest rate risk	(233)	230	(3)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	294	(386)	(92)	n/a
	Cross currency swap	FX risk	50	(50)	-	n/a
Net investment hedges	Forward contracts	FX risk	15	(15)	n/a	-
Total			**(4,760)**	**4,680**	**(80)**	**-**

240 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Note 21. Risk management, funding and liquidity risk and market risk Financial instruments are fundamental to the Group’s business of providing banking and financial services. The associated financial risks (including credit risk, funding and liquidity risk and market risk) are a significant proportion of the total risks faced by the Group. This note details the financial risk management policies, practices and quantitative information of the Group’s principal financial risk exposures. Index Note name Note number Overview Risk management frameworks 21.1 Credit risk Refer to Note 11 Credit risk management 11 Funding and liquidity risk The risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Liquidity modelling 21.2.1 Sources of funding 21.2.2 Assets pledged as collateral 21.2.3 Contractual maturity of financial liabilities 21.2.4 Expected maturity 21.2.5 Market risk The risk of an adverse impact on the Group’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices and equity prices, credit spreads and interest rates. This includes interest rate risk in the banking book which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Value-at-Risk (VaR) Traded market risk Non-traded market risk 21.3.1 21.3.2 21.3.3 IBOR reform Interest rate benchmark reform 21.4 21.1 Risk management frameworks The Board is responsible for approving the Westpac Group Risk Management Framework, Westpac Group Risk Management Strategy and Westpac Board Risk Appetite Statement and for monitoring the effectiveness of risk management by the Westpac Group. The Board has delegated to the Board Risk Committee (BRiskC) responsibility to: • Review and recommend the Westpac Group Risk Management Framework, Westpac Group Risk Management Strategy and Westpac Board Risk Appetite Statement to the Board for approval; • Review and monitor the risk profile and controls of the Group consistent with Westpac Group’s Risk Appetite Statement; • Approve frameworks, policies and processes for managing risk (consistent with the Westpac Group Risk Management Framework and Westpac Board Risk Appetite Statement); and • Review and, where appropriate, approve risks beyond the approval discretion provided to management. Notes to the financial statements

241 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION For each of its primary financial risks, the Group maintains risk management frameworks and a number of supporting policies that define roles and responsibilities, acceptable practices, limits and key controls: Risk Risk management framework and controls Funding and liquidity risk • Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy. • Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of Group ALCO and Treasury Risk. • Westpac’s Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. • Treasury undertakes an annual funding review that outlines Westpac’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. • Westpac monitors the composition and stability of its funding so that it remains within Westpac’s funding risk appetite. This includes compliance with both the Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR). • Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions. • Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board. • Daily liquidity risk reports are reviewed by the Group’s Treasury and Treasury Risk teams. Liquidity reports are presented to Group ALCO monthly and to the Board quarterly. Market risk • The Market Risk Framework describes the Group’s approach to managing traded and non- traded market risk. • Traded market risk includes interest rate, FX, commodity, equity price, credit spread and volatility risks. Non-traded market risk includes interest rate and credit spread risks. • Market risk is managed using VaR and Stressed VaR (SVaR) limits, Net interest income at risk (NaR) and structural risk limits (including credit spread and interest rate basis point value limits) as well as scenario analysis and stress testing. • The BRiskC approves the risk appetite for traded and non-traded risks through the use of VaR, SVaR, NaR and specific structural risk limits. This includes separate VaR sub-limits for the trading activities of Financial Markets and Treasury and for non-traded ALM activities. • Market risk limits are assigned to business management based upon the Bank’s risk appetite and business strategies in addition to the consideration of market liquidity and concentration. • Market risk positions are managed by the trading desks and ALM unit consistent with their delegated authorities and the nature and scale of the market risks involved. • Daily monitoring of current exposure and limit utilisation is conducted independently by Market Risk teams, which monitor market risk exposures against VaR and structural risk limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. Quarterly reports are produced for the Westpac Group Market Risk Committee (MARCO), RISKCO and the BRiskC. • Daily stress testing and backtesting of VaR results are performed to support model integrity and to analyse extreme or unexpected movements, and the Head of Market, Capital & Liquidity Risk has ratified an approved stress escalation framework. • The BRiskC has approved a framework for profit or loss escalation which considers both single day and 20 day cumulative results. • Treasury’s ALM unit is responsible for managing the non-traded interest rate risk including risk mitigation through hedging using derivatives. This is overseen by the Market Risk unit and reviewed by Treasury Financial Risk Committee (TRFC), MARCO, RISKCO and BRiskC. The Group ALCO provides additional oversight of non-traded market risk and alignment with Group strategy in reviewing NaR and the durations of capital and non-rate sensitive deposit hedges. Note 21. Risk management, funding and liquidity risk and market risk (continued)

242 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (continued)

21.2 Funding and liquidity risk

21.2.1 Liquidity modelling

In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac's wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently.

In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

21.2.2 Sources of funding

Sources of funding are regularly reviewed to maintain a wide diversification by currency, geography, product and term. Sources include, but are not limited to:

- Deposits;
- Debt issues;
- Proceeds from sale of marketable securities;
- Repurchase agreements with central banks;
- Principal repayments on loans;
- Interest income; and
- Fee income.

Liquid assets

Treasury holds a portfolio of high-quality liquid assets as a buffer against unforeseen funding requirements. These assets are held in cash, or are otherwise eligible for repurchase agreements with the Reserve Bank of Australia or another central bank and include Government, State Government and highly rated investment grade securities. The level of liquid asset holdings is reviewed frequently and is consistent with both the requirements of the balance sheet and market conditions.

A summary of the Group's liquid asset holdings is as follows:

	Consolidated				Parent Entity			
	2023		2022		2023		2022	
$m	Actual	Average	Actual	Average	Actual	Average	Actual	Average
Cash	102,223	118,380	104,954	102,520	93,300	107,189	94,992	92,273
Trading securities and financial assets measured at FVIS	19,516	19,937	12,806	13,867	17,080	17,941	10,941	11,859
Investment securities	74,884	72,101	76,075	76,006	67,306	65,199	70,019	70,308
Other financial assets	97	134	223	121	95	126	218	74
Assets held for sale	-	-	-	10	-	-	-	-
Total on-balance sheet liquid assets	**196,720**	**210,552**	**194,058**	**192,524**	**177,781**	**190,455**	**176,170**	**174,514**

In addition, the Group has $65,155 million (2022: $63,712 million) and the Parent Entity has $59,418 million (2022: $58,399 million) of loans that are self-originated AAA rated mortgage backed securities which are eligible for repurchase with the RBA and Reserve Bank of New Zealand under certain circumstances. Average year-to-date balances amount to $60,083 million (2022: $63,287 million) for the Group and $54,437 million (2022: $57,195 million) for the Parent Entity.

Group's funding composition

The Group monitors the composition and stability of its funding so that it remains within the Group's funding risk appetite. This includes compliance with both the LCR and NSFR.

%	2023	2022
Customer deposits	66.0	65.1
Wholesale term funding with residual maturity greater than 12 months	13.8	14.5
Wholesale funding with a residual maturity less than 12 months	12.3	12.5
Equity	7.5	7.4
Securitisation	0.4	0.5
Group's total funding	**100.0**	**100.0**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 243

Note 21. Risk management, funding and liquidity risk and market risk (continued)

Movements in the Group's funding composition in 2023 included:

- Customer deposits increased by $28.1 billion in 2023 and now accounts for 66.0% of the Group's total funding (including equity) at 30 September 2023, up from 65.1% at 30 September 2022;
- Long-term funding with a residual maturity greater than 12 months accounted for 13.8% of the Group's total funding at 30 September 2023. Funding from securitisation accounted for a further 0.4% of total funding. The Group raised $35.2 billion of long-term wholesale funding in 2023, leveraging the scale and diversity of its wholesale funding franchise across global capital markets;
- Wholesale funding with a residual maturity less than 12 months accounted for 12.3% of the Group's total funding at 30 September 2023, down from 12.5% at 30 September 2022. This portfolio, including long-term to short-term scroll, had a weighted average maturity of 149 days; and
- Funding from equity increased by $2.6 billion in 2023 and made up 7.5% of total funding at 30 September 2023, reflecting growth in the Group's retained earnings.

Borrowings and outstanding issuances from existing debt programs at 30 September 2023 can be found in Notes 12, 13, 14 and 19.

Funding for Lending Programme (FLP)

On 11 November 2020, the Reserve Bank of New Zealand (RBNZ) announced a stimulus through the FLP commencing in December 2020. The FLP provided funding to New Zealand banks at the prevailing OCR for a term of three years secured by high quality collateral. The size of the funding available under the FLP included an initial allocation of 4% of each bank's eligible loans. A conditional additional allocation of up to 2% of eligible loans was also available, subject to growth in eligible loans, for a total size of up to 6% of eligible loans. The programme started on 7 December 2020 and ran until 6 December 2022. In total, the Group drew down NZ$5.0 billion which remained outstanding as at 30 September 2023.

Credit ratings

As at 30 September 2023 the Parent Entity's credit ratings were:

2023	Short-term	Long-term	Outlook
Fitch Ratings	F1	A+	Stable
Moody's Investors Service	P-1	Aa3	Stable
S&P Global Ratings	A-1+	AA-	Stable

244 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements 21.2.3 Assets pledged as collateral The Group and Parent Entity are required to provide collateral (predominantly to other financial institutions), as part of standard terms, to secure liabilities. In addition to assets supporting securitisation and covered bond programs disclosed in Note 15, the carrying value of these financial assets pledged as collateral is: Consolidated Parent Entity $m 2023 2022 2023 2022 Cash 4,535 6,215 4,505 6,178 Cash deposit on stock borrowed - 1 - 1 Securities (including certificates of deposit) 2,166 2,572 2,166 2,572 Securities pledged under repurchase agreements 35,075 57,902 28,968 53,480 Total amount pledged to secure liabilities 41,776 66,690 35,639 62,231 21.2.4 Contractual maturity of financial liabilities The following tables present cash flows associated with financial liabilities, payable at the balance sheet date, by remaining contractual maturity. The amounts disclosed in the table are the future contractual undiscounted cash flows, whereas the Group manages inherent liquidity risk based on expected cash flows. Cash flows associated with financial liabilities include both principal payments as well as fixed or variable interest payments incorporated into the relevant coupon period. Principal payments reflect the earliest contractual maturity date. Derivative liabilities designated for hedging purposes are expected to be held for their remaining contractual lives, and reflect gross cash flows over the remaining contractual term. Derivatives held for trading and certain liabilities classified in “Other financial liabilities” which are measured at FVIS are not managed for liquidity purposes on the basis of their contractual maturity, and accordingly these liabilities are presented in the up to 1 month column. Only the liabilities that the Group manages based on their contractual maturity are presented on a contractual undiscounted basis in the following tables. Note 21. Risk management, funding and liquidity risk and market risk (continued)

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION | 245

Note 21. Risk management, funding and liquidity risk and market risk (continued)

Consolidated $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2023						
Financial liabilities						
Collateral received	3,540	-	-	-	-	3,540
Deposits and other borrowings	492,759	77,985	115,224	8,847	47	694,862
Other financial liabilities	20,374	832	16,905	2,767	5	40,883
Derivative financial instruments:						
Held for trading	23,868	-	-	-	-	23,868
Held for hedging purposes (net settled)	2	10	15	25	78	130
Held for hedging purposes (gross settled):						
Cash outflow	2,031	1,574	1,155	6,496	1,227	12,483
Cash inflow	(1,937)	(1,481)	(858)	(5,738)	(1,172)	(11,186)
Debt issues	5,258	13,656	39,958	102,529	18,116	179,517
Liabilities held for sale	-	-	-	-	-	-
Total financial liabilities excluding loan capital	**545,895**	**92,576**	**172,399**	**114,926**	**18,301**	**944,097**
Loan capital	18	267	815	9,416	38,430	48,946
Total undiscounted financial liabilities	**545,913**	**92,843**	**173,214**	**124,342**	**56,731**	**993,043**
Total contingent liabilities and commitments						
Letters of credit and guarantees	12,447	-	-	-	-	12,447
Commitments to extend credit	193,457	-	-	-	-	193,457
Other	247	-	-	-	-	247
Total undiscounted contingent liabilities and commitments	**206,151**	**-**	**-**	**-**	**-**	**206,151**
2022						
Financial liabilities						
Collateral received	6,377	1	-	-	-	6,378
Deposits and other borrowings	488,854	71,531	95,092	6,772	55	662,304
Other financial liabilities	15,330	5,443	18,698	15,726	-	55,197
Derivative financial instruments:						
Held for trading	38,657	-	-	-	-	38,657
Held for hedging purposes (net settled)	(27)	22	8	16	32	51
Held for hedging purposes (gross settled):						
Cash outflow	912	60	367	7,885	2,449	11,673
Cash inflow	(823)	(12)	(48)	(6,785)	(2,293)	(9,961)
Debt issues	7,390	9,007	37,599	86,499	23,085	163,580
Liabilities held for sale	31	-	-	-	-	31
Total financial liabilities excluding loan capital	**556,701**	**86,052**	**151,716**	**110,113**	**23,328**	**927,910**
Loan capital	12	191	705	7,789	36,382	45,079
Total undiscounted financial liabilities	**556,713**	**86,243**	**152,421**	**117,902**	**59,710**	**972,989**
Total contingent liabilities and commitments						
Letters of credit and guarantees	11,868	-	-	-	-	11,868
Commitments to extend credit	188,183	-	-	-	-	188,183
Other commitments	48	-	-	-	-	48
Total undiscounted contingent liabilities and commitments	**200,099**	**-**	**-**	**-**	**-**	**200,099**

246 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (continued)

Parent Entity $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2023						
Financial liabilities						
Collateral received	3,257	-	-	-	-	3,257
Deposits and other borrowings	447,791	66,071	94,886	6,969	47	615,764
Other financial liabilities	19,788	832	14,977	(9)	5	35,593
Derivative financial instruments:						
Held for trading	24,253	-	-	-	-	24,253
Held for hedging purposes (net settled)	2	7	12	38	68	127
Held for hedging purposes (gross settled):						
Cash outflow	1,111	1,492	55	792	770	4,220
Cash inflow	(1,048)	(1,471)	(17)	(567)	(721)	(3,824)
Debt issues	4,847	12,820	33,866	86,665	17,068	155,266
Due to subsidiaries	13,921	546	2,670	12,195	48,625	77,957
Total financial liabilities excluding loan capital	**513,922**	**80,297**	**146,449**	**106,083**	**65,862**	**912,613**
Loan capital	18	249	761	9,133	36,922	47,083
Total undiscounted financial liabilities	**513,940**	**80,546**	**147,210**	**115,216**	**102,784**	**959,696**
Total contingent liabilities and commitments						
Letters of credit and guarantees	11,847	-	-	-	-	11,847
Commitments to extend credit	168,719	-	-	-	-	168,719
Other	247	-	-	-	-	247
Total undiscounted contingent liabilities and commitments	**180,813**	**-**	**-**	**-**	**-**	**180,813**
2022						
Financial liabilities						
Collateral received	6,305	1	-	-	-	6,306
Deposits and other borrowings	443,462	61,097	79,411	5,313	55	589,338
Other financial liabilities	15,080	5,443	18,613	11,943	-	51,079
Derivative financial instruments:						
Held for trading	39,161	-	-	-	-	39,161
Held for hedging purposes (net settled)	(18)	9	8	18	31	48
Held for hedging purposes (gross settled):						
Cash outflow	883	7	51	838	792	2,571
Cash inflow	(823)	(2)	(17)	(599)	(684)	(2,125)
Debt issues	6,655	6,431	33,390	71,850	20,813	139,139
Due to subsidiaries	20,139	548	2,301	8,877	40,801	72,666
Total financial liabilities excluding loan capital	**530,844**	**73,534**	**133,757**	**98,240**	**61,808**	**898,183**
Loan capital	12	183	680	7,130	36,382	44,387
Total undiscounted financial liabilities	**530,856**	**73,717**	**134,437**	**105,370**	**98,190**	**942,570**
Total contingent liabilities and commitments						
Letters of credit and guarantees	11,324	-	-	-	-	11,324
Commitments to extend credit	165,260	-	-	-	-	165,260
Other	48	-	-	-	-	48
Total undiscounted contingent liabilities and commitments	**176,632**	**-**	**-**	**-**	**-**	**176,632**

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 247

Note 21. Risk management, funding and liquidity risk and market risk (continued)

21.2.5 Expected maturity

The following tables present the balance sheet based on expected maturity dates. The liability balances in the following tables will not agree to the contractual maturity tables (Note 21.2.4) due to the analysis below being based on expected rather than contractual maturities, the impact of discounting and the exclusion of interest accruals beyond the reporting period. Included in the following tables are equity securities classified as trading securities, investment securities and life insurance assets that have no specific maturity. These assets have been classified based on the expected period of disposal. Deposits are presented in the following table on a contractual basis, however as part of our normal banking operations, the Group would expect a large proportion of these balances to be retained.

Consolidated $m	2023 Due within 12 months	2023 Greater than 12 months	2023 Total	2022 Due within 12 months	2022 Greater than 12 months	2022 Total
Assets						
Cash and balances with central banks	102,522	-	102,522	105,257	-	105,257
Collateral paid	4,535	-	4,535	6,216	-	6,216
Trading securities and financial assets measured at FVIS	25,046	5,461	30,507	18,421	5,911	24,332
Derivative financial instruments	18,633	2,710	21,343	22,977	18,306	41,283
Investment securities	17,221	58,105	75,326	21,023	55,442	76,465
Loans (net of provisions)	92,419	680,835	773,254	84,450	655,197	739,647
Other financial assets	6,219	-	6,219	5,626	-	5,626
Investment in associates	-	33	33	-	37	37
Assets held for sale	-	-	-	75	-	75
All other assets	901	15,134	16,035	588	14,672	15,260
Total assets	**267,496**	**762,278**	**1,029,774**	**264,633**	**749,565**	**1,014,198**
Liabilities						
Collateral received	3,525	-	3,525	6,371	-	6,371
Deposits and other borrowings	679,903	8,265	688,168	652,582	6,547	659,129
Other financial liabilities	42,050	2,820	44,870	41,038	15,322	56,360
Derivative financial instruments	19,737	4,910	24,647	21,546	18,022	39,568
Debt issues	53,854	102,719	156,573	50,926	93,942	144,868
Liabilities held for sale	-	-	-	32	-	32
All other liabilities	3,090	3,186	6,276	2,513	3,594	6,107
Total liabilities excluding loan capital	**802,159**	**121,900**	**924,059**	**775,008**	**137,427**	**912,435**
Loan capital	2,770	30,406	33,176	1,143	30,111	31,254
Total liabilities	**804,929**	**152,306**	**957,235**	**776,151**	**167,538**	**943,689**
Net assets/(liabilities)	**(537,433)**	**609,972**	**72,539**	**(511,518)**	**582,027**	**70,509**

248 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 21. Risk management, funding and liquidity risk and market risk (continued)

Parent Entity $m	2023 Due within 12 months	2023 Greater than 12 months	2023 Total	2022 Due within 12 months	2022 Greater than 12 months	2022 Total
Assets						
Cash and balances with central banks	93,466	-	93,466	95,182	-	95,182
Collateral paid	4,505	-	4,505	6,179	-	6,179
Trading securities and financial assets measured at FVIS	23,447	4,540	27,987	17,234	5,183	22,417
Derivative financial instruments	18,500	2,538	21,038	21,987	19,140	41,127
Investment securities	14,226	53,282	67,508	19,199	50,977	70,176
Loans (net of provisions)	68,391	609,630	678,021	63,526	588,191	651,717
Other financial assets	5,812	-	5,812	5,228	-	5,228
Due from subsidiaries	10,031	43,613	53,644	14,477	39,708	54,185
Investment in subsidiaries	-	8,019	8,019	-	9,790	9,790
Investment in associates	-	33	33	-	33	33
All other assets	781	12,946	13,727	535	12,692	13,227
Total assets	**239,159**	**734,601**	**973,760**	**243,547**	**725,714**	**969,261**
Liabilities						
Collateral received	3,243	-	3,243	6,299	-	6,299
Deposits and other borrowings	603,816	6,541	610,357	581,577	5,168	586,745
Other financial liabilities	38,736	44	38,780	40,439	11,913	52,352
Derivative financial instruments	19,722	4,852	24,574	21,258	18,200	39,458
Debt issues	47,176	87,781	134,957	43,742	78,597	122,339
Due to subsidiaries	14,748	40,915	55,663	21,525	36,818	58,343
All other liabilities	2,464	2,863	5,327	1,983	3,225	5,208
Total liabilities excluding loan capital	**729,905**	**142,996**	**872,901**	**716,823**	**153,921**	**870,744**
Loan capital	2,770	29,315	32,085	1,143	29,591	30,734
Total liabilities	**732,675**	**172,311**	**904,986**	**717,966**	**183,512**	**901,478**
Net assets/(liabilities)	**(493,516)**	**562,290**	**68,774**	**(474,419)**	**542,202**	**67,783**

21.3 Market risk

21.3.1 Value-at-Risk

The Group uses VaR as one of the mechanisms for controlling both traded and non-traded market risk.

VaR is a statistical estimate of the potential loss in earnings over a specified period of time and to a given level of confidence based on historical market movements. The confidence level indicates the probability that the loss will not exceed the VaR estimate on any given day.

VaR seeks to take account of all material market variables that may cause a change in the value of the portfolio, including interest rates, FX rates, price changes, volatility and the correlations between these variables. Daily monitoring of current exposures and VaR and structural concentration limit utilisation is conducted independently by the Market Risk unit. These limits are supplemented by escalation triggers for material profit or loss, and stress testing of risks beyond the 99% confidence interval.

The key parameters of VaR are:

Holding period	1 day
Confidence level	99%
Period of historical data used	1 year

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 249

Note 21. Risk management, funding and liquidity risk and market risk (continued)

21.3.2 Traded market risk

The following table depicts the aggregate VaR, by risk type:

Consolidated and Parent Entity	2023			2022			2021		
$m	High	Low	Average	High	Low	Average	High	Low	Average
Interest rate risk	21.8	7.2	11.0	20.2	5.0	9.2	28.7	5.1	12.9
FX risk	14.2	1.1	4.3	8.3	0.3	2.5	8.7	0.6	2.0
Equity risk	0.1	0.0	0.0	0.1	0.0	0.0	3.2	0.0	0.2
Commodity risk	3.5	0.9	2.0	4.0	1.5	2.5	7.9	0.4	1.2
Other market risks[1]	9.4	3.2	6.0	6.5	1.4	2.9	23.8	1.6	10.3
Diversification effect	n/a	n/a	(8.1)	n/a	n/a	(6.5)	n/a	n/a	(8.7)
Net market risk	**31.8**	**8.8**	**15.2**	**21.2**	**5.4**	**10.6**	**41.5**	**5.9**	**17.9**

21.3.3 Non-traded market risk

Non-traded market risk includes Interest Rate Risk in the Banking Book (IRRBB) – the risk to net interest income or the economic value on banking book items as a result of interest rate changes.

Net interest income (NII) sensitivity is managed using the Net interest income-at-Risk (NaR) model. The NaR model combines the underlying balance sheet data with assumptions about run-offs, new business, and expected repricing behaviour. This simulates a series of potential NII outcomes, over one to three year time horizons subject to 100 and 200 basis point shifts up and down from the current market interest rates in Australia and New Zealand.

Net interest income-at-Risk

The following table depicts potential NII outcomes assuming a worst case 100 basis point rate shock (up and down) with a 12 month time horizon (expressed as a percentage of reported NII):

	2023				2022			
% (increase)/decrease in NII	As at	Maximum exposure	Minimum exposure	Average exposure	As at	Maximum exposure	Minimum exposure	Average exposure
Consolidated	1.81	1.88	0.82	1.42	1.40	1.67	(1.90)	(1.01)
Parent Entity	1.47	1.67	0.49	1.20	1.27	1.53	(2.03)	(0.71)

Value at Risk - IRRBB

The table below depicts internal VaR for IRRBB:

	2023				2022			
$m	As at	High	Low	Average	As at	High	Low	Average
Consolidated	49.5	68.4	45.7	55.8	64.5	81.0	53.7	66.4

As at 30 September 2023 the Value at Risk – IRRBB for the Parent Entity was $49 million (2022: $62 million).

Risk mitigation

IRRBB stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management.

The Group hedges its exposure to such interest rate risk using derivatives. Further details on the Group's hedge accounting are discussed in Note 20.

The same controls used to monitor traded market risk allow management to monitor and manage IRRBB.

Structural FX risk

Structural FX risk results from the generation of foreign currency denominated earnings and from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore earnings and capital is subject to change that could introduce significant variability to the Bank's reported financial results and capital ratios.

Note 20 includes details of the Group's ALM activities including details of the hedge accounting and economic hedges used to manage this risk.

1. Includes prepayment risk and credit spread risk (exposure to movements in generic credit rating bands).

250 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements 21.4 Interest rate benchmark reform (IBOR) In recent years, financial regulators have reviewed the use of Interbank Offered Rates (IBORs) and recommended either a reform of the benchmark rate to reference market observable transactions (e.g. EURIBOR) or a transition of certain IBORs to more observable, risk-free alternative reference rates (ARR). On 5 March 2021, the UK regulator, the Financial Conduct Authority (FCA), confirmed the transition dates for LIBORs to ARR. The cessation date for most LIBORs and the non-representative date for both GBP LIBOR and JPY LIBOR for the 1-month, 3-month and 6-month settings was 31 December 2021. The cessation date for certain settings of USD LIBOR (i.e. overnight and 12-months) and for synthetic benchmarks which use USD LIBOR in their calculation process including SGD SOR was 30 June 2023. This is also the non-representative date for USD LIBOR 1-month, 3-month and 6-month settings. The Group ceased to enter into new contracts referencing these rates and the Group’s existing exposures have either matured or transitioned to an ARR with the exception of a small number of trades with immaterial balances. Note 21. Risk management, funding and liquidity risk and market risk (continued)

251 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Note 22. Fair values of financial assets and financial liabilities Accounting policy The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. On initial recognition, the transaction price generally represents the fair value of the financial instrument unless there is observable information from an active market to the contrary. Where significant unobservable information is used, the difference between the transaction price and the fair value (day one profit or loss) is recognised in the income statement over the life of the instrument or when the inputs become observable. Critical accounting assumptions and estimates The majority of valuation models used by the Group employ only observable market data as inputs. However, for certain financial instruments data may be employed which is not readily observable in current markets. The availability of observable inputs is influenced by factors such as: • Product type; • Depth of market activity; • Maturity of market models; and • Complexity of the transaction. Where unobservable market data is used, more judgement is required to determine fair value. The significance of these judgements depends on the significance of the unobservable input to the overall valuation. Unobservable inputs are generally derived from other relevant market data and adjusted against: • Standard industry practice; • Economic models; and • Observed transaction prices. In order to determine a reliable fair value for a financial instrument, management may apply adjustments to the techniques previously described. These adjustments reflect the Group’s assessment of factors that market participants would consider in setting the fair value. These adjustments incorporate bid/offer spreads, credit valuation adjustments (CVA) and funding valuation adjustments (FVA). Fair Valuation Control Framework The Group uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to: • The revaluation of financial instruments; • Independent price verification; • Fair value adjustments; and • Financial reporting. A key element of the framework is the Revaluation Committee, comprising senior valuation specialists from within the Group. The Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied. The method of determining fair value differs depending on the information available. Fair value hierarchy A financial instrument’s categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement. The Group categorises all fair value instruments according to the hierarchy described below. Valuation techniques The Group applies market accepted valuation techniques in determining the fair valuation of over the counter (OTC) derivatives. This includes CVA and FVA, which incorporate credit risk and funding costs and benefits that arise in relation to uncollateralised derivative positions, respectively. Notes to the financial statements

252 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined as follows: Level 1 instruments (Level 1) The fair value of financial instruments traded in active markets is based on recent unadjusted quoted prices. These prices are based on actual arm’s length basis transactions. The valuations of Level 1 instruments require little or no management judgement. Instrument Balance sheet category Includes Valuation Exchange traded products Derivatives Exchange traded interest rate futures and options and commodity and carbon futures All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation. FX products Derivatives FX spot and futures contracts Equity products Derivatives Trading securities and financial assets measured at FVIS Other financial liabilities Listed equities and equity indices Debt instruments Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities Australian Commonwealth and New Zealand government bonds Level 2 instruments (Level 2) The fair value for financial instruments that are not actively traded is determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include: • The use of market standard discounting methodologies; • Option pricing models; and • Other valuation techniques widely used and accepted by market participants. Instrument Balance sheet category Includes Valuation Interest rate products Derivatives Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model’s interest rate inputs are benchmark and active quoted interest rates in the swap, bond and futures markets. Interest rate volatilities are sourced from brokers and consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments. FX products Derivatives FX swaps, FX forward contracts, FX options and other non-vanilla FX derivatives Derived from market observable inputs or consensus pricing providers using industry standard models. If consensus prices are not available, these are classified as Level 3 instruments. Other credit products Derivatives Single name and index credit default swaps (CDS) Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments. Note 22. Fair values of financial assets and financial liabilities (continued)

253 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Instrument Balance sheet category Includes Valuation Commodity products Derivatives Commodity and carbon derivatives Valued using industry standard models. The models calculate the expected future value of deliveries and payments and discount them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments. Equity products Derivatives Exchange traded equity options, OTC equity options and equity warrants Due to low liquidity, exchange traded options are Level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates. Asset backed debt instruments Trading securities and financial assets measured at FVIS Investment securities Australian residential mortgage backed securities (RMBS) and other asset backed securities (ABS) Valued using an industry approach to value floating rate debt with prepayment features. Australian RMBS are valued using prices sourced from a consensus data provider. If consensus prices are not available these are classified as Level 3 instruments. Non-asset backed debt instruments Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities State and other government bonds, corporate bonds and commercial paper Repurchase agreements and reverse repurchase agreements over non-asset backed debt securities Valued using observable market prices, which are sourced from independent pricing services, broker quotes or inter-dealer prices. If prices are not available from these sources, these are classified as Level 3 instruments. Loans at fair value Loans Fixed rate bills and syndicated loans Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness, or expected sale amount. Certificates of deposit Deposits and other borrowings Certificates of deposit Discounted cash flow using market rates offered for deposits of similar remaining maturities. Debt issues at fair value Debt issues Debt issues Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in Westpac’s implied credit worthiness. Level 3 instruments (Level 3) Financial instruments valued where at least one input that could have a significant effect on the instrument’s valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions. These valuations are calculated using a high degree of management judgement. Instrument Balance sheet category Includes Valuation Debt instruments Trading securities and financial assets measured at FVIS Investment securities Certain debt securities with low observability, usually issued via private placement These securities are evaluated by an independent pricing service or based on third party revaluations. Due to their illiquidity and/or complexity these are classified as Level 3 assets. Equity instruments Trading securities and financial assets measured at FVIS Investment securities Strategic equity investments Valued using valuation techniques appropriate to the instrument, including the use of recent arm’s length transactions where available, discounted cash flow approach or reference to the net assets of the entity. Due to their illiquidity, complexity and/or use of unobservable inputs into valuation models, they are classified as Level 3 assets. Level 2 instruments (Level 2) (continued) Note 22. Fair values of financial assets and financial liabilities (continued)

254 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (continued)

The following tables summarise the attribution of financial instruments measured at fair value to the fair value hierarchy.

	2023				2022			
$m	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Consolidated								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	4,468	26,012	27	30,507	2,039	22,275	18	24,332
Derivative financial instruments	27	21,290	26	21,343	68	41,202	13	41,283
Investment securities	5,620	67,833	441	73,894	12,634	62,263	387	75,284
Loans	-	4	15	19	-	45	27	72
Total financial assets measured at fair value on a recurring basis	**10,115**	**115,139**	**509**	**125,763**	**14,741**	**125,785**	**445**	**140,971**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[1]	-	47,220	-	47,220	-	46,331	-	46,331
Other financial liabilities[2]	1,714	10,255	-	11,969	2,006	9,319	-	11,325
Derivative financial instruments	28	24,604	15	24,647	51	39,494	23	39,568
Debt issues[3]	-	3,222	-	3,222	-	6,740	-	6,740
Total financial liabilities measured at fair value on a recurring basis	**1,742**	**85,301**	**15**	**87,058**	**2,057**	**101,884**	**23**	**103,964**
Parent Entity								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	4,395	23,566	26	27,987	1,964	20,435	18	22,417
Derivative financial instruments	27	20,985	26	21,038	68	41,046	13	41,127
Investment securities	3,490	63,767	202	67,459	10,887	59,055	157	70,099
Loans	-	4	3	7	-	45	9	54
Due from subsidiaries	-	1,159	-	1,159	-	1,966	-	1,966
Total financial assets measured at fair value on a recurring basis	**7,912**	**109,481**	**257**	**117,650**	**12,919**	**122,547**	**197**	**135,663**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[1]	-	44,973	-	44,973	-	43,742	-	43,742
Other financial liabilities[2]	1,714	10,213	-	11,927	2,006	9,319	-	11,325
Derivative financial instruments	28	24,531	15	24,574	51	39,384	23	39,458
Debt issues[3]	-	1,852	-	1,852	-	1,905	-	1,905
Due to subsidiaries	-	1,875	-	1,875	-	1,906	-	1,906
Total financial liabilities measured at fair value on a recurring basis	**1,742**	**83,444**	**15**	**85,201**	**2,057**	**96,256**	**23**	**98,336**

1. The contractual outstanding amount payable at maturity was $47,614 million (2022: $46,535 million) for the Group and $45,331 million (2022: $43,926 million) for the Parent Entity.
2. The contractual outstanding amount payable at maturity for the Group is $11,970 million (2022: $11,330 million) and $11,929 million for the Parent Entity (2022: $11,330 million).
3. The contractual outstanding amount payable at maturity was $3,772 million (2022: $7,193 million) for the Group and $2,392 million (2022: $2,302 million) for the Parent Entity. The cumulative change in the fair value of debt issues attributable to changes in Westpac's own credit risk was $45 million decrease (2022: $66 million decrease) for the Group and Parent Entity.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 255

Note 22. Fair values of financial assets and financial liabilities (continued)

Reconciliation of non-market observables

The following tables summarise the changes in financial instruments measured at fair value derived from non-market observable valuation techniques (Level 3).

$m	Trading securities and financial assets measured at FVIS	Investment securities	Other[1]	Total Level 3 assets	Derivatives	Total Level 3 liabilities
Consolidated						
Balance as at 30 September 2021	**5**	**277**	**62**	**344**	**32**	**32**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(12)	(12)	(5)	(5)
OCI	-	99	-	99	-	-
Acquisitions and issues	16	65	6	87	2	2
Disposals and settlements	(3)	(54)	(15)	(72)	(2)	(2)
Transfer into or out of non-market observables	-	-	-	-	(4)	(4)
Foreign currency translation impacts	-	-	(1)	(1)	-	-
Balance as at 30 September 2022	**18**	**387**	**40**	**445**	**23**	**23**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(9)	(9)	(7)	(7)
OCI	-	(17)	-	(17)	-	-
Acquisitions and issues	31	84	145	260	115	115
Disposals and settlements	(19)	(13)	(124)	(156)	(109)	(109)
Transfer into or out of non-market observables	(4)	-	(12)	(16)	(7)	(7)
Foreign currency translation impacts	1	-	1	2	-	-
Balance as at 30 September 2023	**27**	**441**	**41**	**509**	**15**	**15**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2022	(1)	-	(7)	(8)	3	3
30 September 2023	(1)	-	25	24	(1)	(1)
Parent Entity						
Balance as at 30 September 2021	**4**	**75**	**41**	**120**	**32**	**32**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(12)	(12)	(5)	(5)
OCI	-	1	-	1	-	-
Acquisitions and issues	17	85	5	107	2	2
Disposals and settlements	(3)	(4)	(12)	(19)	(2)	(2)
Transfer into or out of non-market observables	-	-	-	-	(4)	(4)
Balance as at 30 September 2022	**18**	**157**	**22**	**197**	**23**	**23**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(9)	(9)	(7)	(7)
OCI	-	(30)	-	(30)	-	-
Acquisitions and issues	30	79	144	253	115	115
Disposals and settlements	(19)	(4)	(116)	(139)	(109)	(109)
Transfer into or out of non-market observables	(4)	-	(12)	(16)	(7)	(7)
Foreign currency translation impacts	1	-	-	1	-	-
Balance as at 30 September 2023	**26**	**202**	**29**	**257**	**15**	**15**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2022	(1)	-	(7)	(8)	3	3
30 September 2023	(1)	-	25	24	(1)	(1)

1. Other is comprised of derivative financial assets and certain loans.

256 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of month fair values from the month in which the event or change in circumstance that caused the transfer to occur. Significant unobservable inputs Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on the Group’s reported results. Day one profit or loss The closing balance of unrecognised day one profit for both the Group and the Parent Entity as at 30 September 2023 was nil (2022: $1 million). Financial instruments not measured at fair value For financial instruments not measured at fair value on a recurring basis, fair value has been derived as follows: Instrument Valuation Loans Where available, the fair value of loans is based on observable market transactions, otherwise fair value is estimated using discounted cash flow models. For variable rate loans, the discount rate used is the current effective interest rate. The discount rate applied for fixed rate loans reflects the market rate for the maturity of the loan and the credit worthiness of the borrower. Investment securities The carrying value approximates the fair value. The balance principally relates to government securities from illiquid markets. Fair value is monitored by reference to recent issuances. Deposits and other borrowings Fair values of deposit liabilities payable on demand (non-interest bearing, interest bearing and savings deposits) approximate their carrying value. Fair values for term deposits are estimated using discounted cash flows, applying market rates offered for deposits of similar remaining maturities. Debt issues and loan capital Fair values are calculated using a discounted cash flow model. The discount rates applied reflect the terms of the instruments, the timing of the estimated cash flows and are adjusted for any changes in Westpac’s credit spreads. Assets and liabilities held for sale Valuation reflects the expected sales price before transaction costs based on the terms of the sales contract. All other financial assets and liabilities For all other financial assets and liabilities, the carrying value approximates the fair value. These items are either short-term in nature, re-price frequently or are of a high credit rating. Note 22. Fair values of financial assets and financial liabilities (continued)

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 257

Note 22. Fair values of financial assets and financial liabilities (continued)

The following tables summarise the estimated fair value and fair value hierarchy of financial instruments not measured at fair value.

Consolidated $m	Carrying amount	Estimated fair value Level 1	Level 2	Level 3	Total
2023					
Financial assets not measured at fair value					
Cash and balances with central banks	102,522	102,522	-	-	102,522
Collateral paid	4,535	4,535	-	-	4,535
Investment securities	1,432	-	511	921	1,432
Loans	773,235	-	-	768,890	768,890
Other financial assets	6,219	-	6,219	-	6,219
Total financial assets not measured at fair value	**887,943**	**107,057**	**6,730**	**769,811**	**883,598**
Financial liabilities not measured at fair value					
Collateral received	3,525	3,525	-	-	3,525
Deposits and other borrowings	640,948	-	636,999	4,331	641,330
Other financial liabilities	32,901	-	32,901	-	32,901
Debt issues[1]	153,351	-	152,131	998	153,129
Loan capital[1]	33,176	-	33,512	-	33,512
Total financial liabilities not measured at fair value	**863,901**	**3,525**	**855,543**	**5,329**	**864,397**
2022					
Financial assets not measured at fair value					
Cash and balances with central banks	105,257	105,257	-	-	105,257
Collateral paid	6,216	6,216	-	-	6,216
Investment securities	1,181	-	335	844	1,179
Loans	739,575	-	-	732,511	732,511
Other financial assets	5,626	-	5,626	-	5,626
Assets held for sale	20	-	20	-	20
Total financial assets not measured at fair value	**857,875**	**111,473**	**5,981**	**733,355**	**850,809**
Financial liabilities not measured at fair value					
Collateral received	6,371	6,371	-	-	6,371
Deposits and other borrowings	612,798	-	608,397	4,737	613,134
Other financial liabilities	45,035	-	45,035	-	45,035
Debt issues[1]	138,128	-	137,146	306	137,452
Loan capital[1]	31,254	-	30,671	-	30,671
Liabilities held for sale	31	-	31	-	31
Total financial liabilities not measured at fair value	**833,617**	**6,371**	**821,280**	**5,043**	**832,694**

1. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

258 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 22. Fair values of financial assets and financial liabilities (continued)

Parent Entity $m	Carrying amount	Estimated fair value Level 1	Level 2	Level 3	Total
2023					
Financial assets not measured at fair value					
Cash and balances with central banks	93,466	93,466	-	-	93,466
Collateral paid	4,505	4,505	-	-	4,505
Investment securities	49	-	-	49	49
Loans	678,014	-	-	674,713	674,713
Due from subsidiaries[1]	51,796	-	4,274	47,522	51,796
Other financial assets	5,812	-	5,812	-	5,812
Total financial assets not measured at fair value	**833,642**	**97,971**	**10,086**	**722,284**	**830,341**
Financial liabilities not measured at fair value					
Collateral received	3,243	3,243	-	-	3,243
Deposits and other borrowings	565,384	-	564,310	1,443	565,753
Other financial liabilities	26,853	-	26,853	-	26,853
Debt issues[2]	133,105	-	133,039	-	133,039
Due to subsidiaries	53,788	-	3,408	50,380	53,788
Loan capital[2]	32,085	-	32,431	-	32,431
Total financial liabilities not measured at fair value	**814,458**	**3,243**	**760,041**	**51,823**	**815,107**
2022					
Financial assets not measured at fair value					
Cash and balances with central banks	95,182	95,182	-	-	95,182
Collateral paid	6,179	6,179	-	-	6,179
Investment securities	77	-	2	75	77
Loans	651,663	-	-	645,861	645,861
Due from subsidiaries[1]	51,403	-	8,748	42,655	51,403
Other financial assets	5,228	-	5,228	-	5,228
Total financial assets not measured at fair value	**809,732**	**101,361**	**13,978**	**688,591**	**803,930**
Financial liabilities not measured at fair value					
Collateral received	6,299	6,299	-	-	6,299
Deposits and other borrowings	543,003	-	541,916	1,435	543,351
Other financial liabilities	41,027	-	41,027	-	41,027
Debt issues[2]	120,434	-	119,978	-	119,978
Due to subsidiaries	56,437	-	5,054	51,383	56,437
Loan capital[2]	30,734	-	30,144	-	30,144
Total financial liabilities not measured at fair value	**797,934**	**6,299**	**738,119**	**52,818**	**797,236**

1. Due from subsidiaries excluded $689 million (2022: $816 million) of long-term debt instruments with equity-like characteristics which are part of the total investment in subsidiaries.
2. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 259

Note 23. Offsetting financial assets and financial liabilities

Accounting policy

Financial assets and liabilities are presented net in the balance sheet when the Group has a legally enforceable right to offset them in all circumstances and there is an intention to settle the asset and liability on a net basis, or to realise the asset and settle the liability simultaneously. The gross assets and liabilities behind the net amounts reported in the balance sheet are disclosed in the following tables.

Some of the Group's offsetting arrangements are not enforceable in all circumstances. The amounts in the tables below may not tie back to the balance sheet if there are balances which are not subject to offsetting or enforceable netting arrangements. The amounts presented in this note do not represent the credit risk exposure of the Group or Parent Entity. Refer to Note 11 for information on credit risk management. The offsetting and collateral arrangements and other credit risk mitigation strategies used by the Group are further explained in the 'Management of risk mitigation' section of Note 11.5.

	Amounts subject to enforceable netting arrangements						
	Effects of offsetting in the balance sheet			Amounts subject to enforceable netting arrangements but not offset			
Consolidated $m	Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Other recognised financial instruments	Cash collateral[1,2]	Financial instrument collateral	Net amount
2023							
Assets							
Collateral paid[3]	11,162	(11,107)	55	-	-	-	55
Derivative financial instruments[4]	87,261	(67,752)	19,509	(13,344)	(3,417)	(53)	2,695
Reverse repurchase agreements[5]	12,054	-	12,054	-	(109)	(11,862)	83
Loans[6]	25,343	(25,301)	42	-	-	-	42
Total assets	**135,820**	**(104,160)**	**31,660**	**(13,344)**	**(3,526)**	**(11,915)**	**2,875**
Liabilities							
Collateral received	5,131	(5,127)	4	-	-	-	4
Derivative financial instruments[4]	95,461	(73,732)	21,729	(13,364)	(4,340)	(2,166)	1,859
Repurchase agreements[7]	25,059	-	25,059	-	(19)	(25,040)	-
Deposits and other borrowings[6]	52,421	(25,301)	27,120	-	-	-	27,120
Total liabilities	**178,072**	**(104,160)**	**73,912**	**(13,364)**	**(4,359)**	**(27,206)**	**28,983**
2022							
Assets							
Collateral paid[3]	9,577	(9,564)	13	-	-	(1)	12
Derivative financial instruments[4]	102,164	(65,912)	36,252	(24,679)	(6,259)	(57)	5,257
Reverse repurchase agreements[5]	8,988	-	8,988	-	(113)	(8,838)	37
Loans[6]	28,739	(28,675)	64	-	-	-	64
Total assets	**149,468**	**(104,151)**	**45,317**	**(24,679)**	**(6,372)**	**(8,896)**	**5,370**
Liabilities							
Collateral received	6,096	(5,737)	359	-	-	-	359
Derivative financial instruments[4]	104,644	(69,739)	34,905	(24,671)	(5,998)	(2,572)	1,664
Repurchase agreements[7]	41,257	-	41,257	-	(23)	(41,234)	-
Deposits and other borrowings[6]	55,332	(28,675)	26,657	-	-	-	26,657
Total liabilities	**207,329**	**(104,151)**	**103,178**	**(24,671)**	**(6,021)**	**(43,806)**	**28,680**

1. $3,525 million (2022: $6,371 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 12.
2. $4,359 million (2022: $6,021 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of nil (2022: $1 million) in stock borrowing arrangements and $176 million (2022: $194 million) in futures margin that does not form part of this column.
3. Gross amounts consist of variation margin held directly with central clearing counterparties. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.
4. $1,834 million (2022: $5,031 million) of derivative financial assets and $2,918 million (2022: $4,663 million) of derivative financial liabilities are not subject to enforceable netting arrangements.
5. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 16.
6. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 9 and part of deposits and other borrowings in Note 12.
7. Repurchase agreements form part of other financial liabilities in Note 19.

260 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 23. Offsetting financial assets and financial liabilities (continued)

Parent Entity $m	Amounts subject to enforceable netting arrangements: Effects of offsetting in the balance sheet: Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Amounts subject to enforceable netting arrangements but not offset: Other recognised financial instruments	Cash collateral[1,2]	Financial instrument collateral	Net amount
2023							
Assets							
Collateral paid[3]	11,162	(11,107)	55	-	-	-	55
Derivative financial instruments[4]	86,969	(67,752)	19,217	(13,334)	(3,135)	(53)	2,695
Reverse repurchase agreements[5]	12,013	-	12,013	-	(109)	(11,821)	83
Loans[6]	25,343	(25,301)	42	-	-	-	42
Total assets	**135,487**	**(104,160)**	**31,327**	**(13,334)**	**(3,244)**	**(11,874)**	**2,875**
Liabilities							
Collateral received	5,131	(5,127)	4	-	-	-	4
Derivative financial instruments[4]	95,394	(73,732)	21,662	(13,334)	(4,310)	(2,166)	1,852
Repurchase agreements[7]	20,315	-	20,315	-	(19)	(20,296)	-
Deposits and other borrowings[6]	52,421	(25,301)	27,120	-	-	-	27,120
Total liabilities	**173,261**	**(104,160)**	**69,101**	**(13,334)**	**(4,329)**	**(22,462)**	**28,976**
2022							
Assets							
Collateral paid[3]	9,577	(9,564)	13	-	-	(1)	12
Derivative financial instruments[4]	102,014	(65,912)	36,102	(24,604)	(6,187)	(57)	5,254
Reverse repurchase agreements[5]	8,988	-	8,988	-	(113)	(8,838)	37
Loans[6]	28,739	(28,675)	64	-	-	-	64
Total assets	**149,318**	**(104,151)**	**45,167**	**(24,604)**	**(6,300)**	**(8,896)**	**5,367**
Liabilities							
Collateral received	6,096	(5,737)	359	-	-	-	359
Derivative financial instruments[4]	104,540	(69,739)	34,801	(24,604)	(5,961)	(2,572)	1,664
Repurchase agreements[7]	37,764	-	37,764	-	(23)	(37,741)	-
Deposits and other borrowings[6]	55,332	(28,675)	26,657	-	-	-	26,657
Total liabilities	**203,732**	**(104,151)**	**99,581**	**(24,604)**	**(5,984)**	**(40,313)**	**28,680**

Other recognised financial instruments

These financial assets and liabilities are subject to master netting agreements which are not enforceable in all circumstances, so they are recognised gross in the balance sheet. The offsetting rights of the master netting arrangements can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

Cash collateral and financial instrument collateral

These amounts are received or pledged under master netting arrangements against the gross amounts of assets and liabilities. Financial instrument collateral typically comprises securities which can be readily liquidated in the event of counterparty default. The offsetting rights of the master netting arrangement can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

1. $3,243 million (2022: $6,299 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 12.
2. $4,329 million (2022: $5,984 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of nil (2022: $1 million) in stock borrowing arrangements and $176 million (2022: $194 million) on futures margin that does not form part of this column.
3. Gross amounts consist of variation margin held directly with central clearing counterparties. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.
4. $1,821 million (2022: $5,025 million) of derivative financial assets and $2,912 million (2022: $4,657 million) of derivative financial liabilities are not subject to enforceable netting arrangements.
5. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 16.
6. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 9 and part of deposits and other borrowings in Note 12.
7. Repurchase agreements form part of other financial liabilities in Note 19.

261 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION INTANGIBLE ASSETS, PROVISIONS, COMMITMENTS AND CONTINGENCIES Note 24. Intangible assets Accounting policy Indefinite life intangible assets Goodwill Goodwill acquired in a business combination is initially measured at cost, generally being the excess of: (i) The consideration paid; over (ii) The net fair value of the identifiable assets, liabilities and contingent liabilities acquired. Subsequently, goodwill is not amortised but rather tested for impairment. Impairment is tested at least annually or whenever there is an indication of impairment. An impairment charge is recognised when a cash generating unit’s (CGU) carrying value exceeds its recoverable amount. Recoverable amount means the higher of the CGU’s fair value less costs to sell and its value-in-use. The Group’s CGUs represent the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. They reflect the level at which the Group monitors and manages its operations. Brand names Brand names acquired in a business combination including St.George, BT, BankSA and RAMS, are recognised at cost. Subsequently brand names are not amortised but tested for impairment at least annually or whenever there is an indication of impairment. Finite life intangible assets Finite life intangibles, such as computer software, are recognised initially at cost and subsequently at amortised cost less any impairment. Intangible Useful life Depreciation method Goodwill Indefinite Not applicable Brand names Indefinite Not applicable Computer software 3 to 10 years Straight-line or the diminishing balance method (using the Sum of the Years Digits) Critical accounting assumptions and estimates Judgement is required in determining the fair value of assets and liabilities acquired in a business combination. A different assessment of fair values would have resulted in a different goodwill balance and different post-acquisition performance of the acquired entity. When assessing impairment of intangible assets, significant judgement is needed to determine the appropriate cash flows and discount rates to be applied to the calculations. The significant assumptions applied to the value-in-use calculations are outlined below. For assets other than goodwill, management also assess whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset is estimated.

262 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 24. Intangible assets (continued)

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Goodwill				
Balance as at beginning of year	**7,393**	**7,599**	**6,253**	**6,241**
Additions[1]	-	12	-	12
Impairment	-	(122)	-	-
Balances transferred to assets held for sale (refer to Note 37)	-	(55)	-	-
Other adjustments	26	(41)	-	-
Balance as at end of year	**7,419**	**7,393**	**6,253**	**6,253**
Computer software				
Balance as at beginning of year	2,264	1,840	1,992	1,653
Additions	1,141	1,101	952	940
Impairment	(8)	(110)	(8)	(99)
Amortisation	(621)	(545)	(565)	(502)
Other adjustments	21	(22)	-	-
Balance as at end of year	**2,797**	**2,264**	**2,371**	**1,992**
Cost	8,450	8,068	7,187	6,945
Accumulated amortisation and impairment	(5,653)	(5,804)	(4,816)	(4,953)
Carrying amount	**2,797**	**2,264**	**2,371**	**1,992**
Brand names	**670**	**670**	**636**	**636**
Total intangible assets	**10,886**	**10,327**	**9,260**	**8,881**
Goodwill has been allocated to the following CGUs:				
Consumer	4,829	4,829	4,484	4,484
Business	1,812	1,812	1,709	1,709
New Zealand	489	463	-	-
Specialist Businesses[2]	289	289	60	60
Total goodwill	**7,419**	**7,393**	**6,253**	**6,253**

In addition, brand names of $670 million for the Group have been allocated as $382 million to Consumer, $286 million to Business and $2 million to Specialist Businesses as at 30 September 2023 and 30 September 2022. Brand names of $636 million for the Parent Entity have been allocated as $350 million to Consumer and $286 million to Business as at 30 September 2023 and 30 September 2022.

1. Related to the acquisition of MoneyBrilliant Pty Ltd.
2. The Specialist Businesses segment comprises individual CGUs (Platforms and Investments) to which goodwill has been allocated. The carrying amount of goodwill allocated to these individual CGUs is not significant compared to the total Group goodwill.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 263

Note 24. Intangible assets (continued)

Impairment testing and results

Impairment testing is performed at least once a year, or whenever there is an indication of impairment, by comparing the recoverable amount of each CGU with the carrying amount. For assets other than goodwill management also assess whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset is estimated. The primary test for recoverable amount is determined based on value-in-use which refers to the present value of expected cash flows under its current use. Fair value less costs to sell is also considered for those CGUs where value-in-use is lower than carrying value. In the current year, this was not required to be considered.

In the prior year, a write-down of assets relating to the superannuation business was made in preparation for its exit. This included the write-off of all goodwill attributable to the business of $122 million as it was not expected to be recoverable.

Significant assumptions used in recoverable amount calculations

The assumptions made for goodwill impairment testing for each relevant significant CGU are provided in the following table and are based on past experience and management's expectations for the future. In the current year and given the present economic environment, the Group has reassessed these assumptions and revised them where necessary in order to provide a reasonable estimate of the value-in-use of the CGUs and Group.

	Discount rate Post-tax rate/Pre-tax rate		Cash flows Forecast period/terminal growth rate	
	2023	2022	2023	2022
Australian CGUs[1]	9% / 11.8%-12.1%	9% / 11.6%-13.0%	3 years / 2%	3 years / 2%
New Zealand	9% / 11.5%-12.0%	9% / 11.5%-11.7%	3 years / 2%	3 years / 2%

The Group discounts the projected cash flows by its adjusted pre-tax equity rate.

The cash flows used are based on management approved forecasts. These forecasts utilise information about current and future economic conditions, observable historical information and management expectations of future business performance. The terminal growth rate represents the growth rate applied to extrapolate cash flows beyond the forecast period and reflects the lower end of the RBA's target long-term inflation rate band. For all CGUs tested, the recoverability of goodwill is not reliant on any one particular assumption. There are no reasonably possible changes in assumptions for any significant CGU that would result in an indication of impairment or have a material impact on the Group's reported results.

1. Australian CGUs include Consumer, Business and Specialist Businesses.

264 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Note 25. Provisions, contingent liabilities, contingent assets and credit commitments Accounting policy Provisions Provisions are recognised for present obligations arising from past events where a payment (or other economic transfer) is likely to be necessary to settle the obligation and can be reliably estimated. Employee benefits – long service leave provision Long service leave is granted to certain employees in Australia and New Zealand. The provision is calculated based on the expected payments. When payments are expected to be more than one year in the future, the provision is discounted to present value using assumptions for expected employee service, utilisation and average salary increases. Employee benefits – annual leave and other employee benefits provision The provision for annual leave and other employee benefits (including wages and salaries, inclusive of non-monetary benefits, and any associated on-costs (e.g. payroll tax)) is calculated based on expected payments. Provision for ECL on credit commitments The Group is committed to provide facilities and guarantees as explained below. If it is probable that a facility will be drawn and the resulting asset will be less than the drawn amount then a provision for impairment is recognised. The provision for ECL is calculated using the methodology described in Note 10. Compliance, Regulation and Remediation provisions The compliance, regulation and remediation provisions relate to matters of potential misconduct in providing services to our customers identified both as a result of regulatory action and internal reviews. An assessment of the likely cost of these matters to the Group (including applicable customer refunds) is made on a case-by-case basis and specific provisions are made where appropriate. Contingent liabilities Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events, and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised in the balance sheet but are disclosed unless the outflow of economic resources is remote. Undrawn credit commitments The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities. Contingent assets Contingent assets are possible assets whose existence will be confirmed only by uncertain future events. Contingent assets are not recognised in the balance sheet but are disclosed if an inflow of economic benefits is probable. Critical accounting assumptions and estimates The financial reporting of provisions for litigation and non-lending losses and for compliance, regulation and remediation matters involves a significant degree of judgement in relation to identifying whether a present obligation exists and also in estimating the probability, timing, nature and quantum of the outflows that may arise from past events. These judgements are made based on the specific facts and circumstances relating to individual events. Provisions carried for long service leave are supported by an independent actuarial report. Notes to the financial statements

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 265

Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

Provisions

$m	Long service leave	Annual leave and other employee benefits	Litigation and non-lending losses	Provision for ECL on credit commitments	Lease restoration obligations	Restructuring and other provisions	Compliance, regulation and remediation provisions	Total
Consolidated								
Balance as at 30 September 2022	**450**	**922**	**83**	**419**	**208**	**355**	**513**	**2,950**
Additions	86	1,080	63	85	13	317	236	1,880
Utilisation	(54)	(1,066)	(65)	-	(32)	(248)	(343)	(1,808)
Reversal of unutilised provisions	(18)	(3)	(9)	(7)	(6)	(82)	(120)	(245)
Balance as at 30 September 2023	**464**	**933**	**72**	**497**	**183**	**342**	**286**	**2,777**
Parent Entity								
Balance as at 30 September 2022	**440**	**845**	**82**	**384**	**179**	**340**	**435**	**2,705**
Additions	83	1,023	62	77	13	314	223	1,795
Utilisation	(52)	(1,021)	(65)	-	(32)	(244)	(322)	(1,736)
Reversal of unutilised provisions	(18)	(3)	(9)	(7)	-	(81)	(103)	(221)
Balance as at 30 September 2023	**453**	**844**	**70**	**454**	**160**	**329**	**233**	**2,543**

Legislative liabilities

The Group had the following assessed liabilities as at 30 September 2023:

- $23 million (2022: $23 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation Act 1987* and the *Workplace Injury Management and Workers' Compensation Act 1998* (New South Wales);
- $8 million (2022: $7 million) based on actuarial assessment as a self-insurer under the *Accident Compensation Act 1985* (Victoria);
- $8 million (2022: $7 million) based on actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1986* (South Australia);
- $2 million (2022: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Rehabilitation Act 2003* (Queensland);
- $nil (2022: $nil) based on an actuarial assessment as a self-insurer under the *Workers' Compensation* Act *1951* (Australian Capital Territory);
- $nil (2022: $nil) based on an actuarial assessment as a self-insurer under the *Return to Work* Act *1986* (Northern Territory);
- $1 million (2022: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Injury Management Act 1981* (Western Australia); and
- $1 million (2022: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1988* (Tasmania).

Appropriate provision has been made for these liabilities in the provision for annual leave and other employee benefits above.

266 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Provisions Compliance, regulation and remediation provisions Provisions for compliance, regulation and remediation include estimates of: • Customer refunds associated with matters of potential historical misconduct; • Costs of completing remediation programs; and • Potential non-lending losses and costs connected with certain litigation and regulatory investigations. Customer refunds and program costs Primary drivers for the addition to the provision during the year include additional estimated refunds to institutional, business and superannuation customers and is inclusive of estimated program costs. It is possible that the final outcome could be below or above the provision, if the actual outcome differs from the assumptions used in estimating the provision. Remediation processes may change over time as further facts emerge and such changes could result in a change to the final exposure. Certain litigation As at 30 September 2023, the Group held provisions in respect of potential non-lending losses and costs connected with certain litigation, including: • Civil penalty proceedings commenced by ASIC against Westpac on 4 September 2023, alleging contraventions under the National Credit Code (Credit Code) and National Consumer Credit Protection Act 2009 (Cth). The proceedings relate to alleged system and operational failures in which ASIC says that Westpac did not respond to 435 online hardship applications between 2015 and 2023 within the time-frames required under the Credit Code. Once identified, Westpac self-reported the incidents to ASIC and is undertaking remediation. ASIC also alleges that Westpac failed to do all things necessary to ensure that credit activities were engaged in efficiently, honestly and fairly; • Civil proceedings filed by ASIC against Westpac on 5 May 2021, alleging that it had engaged in insider trading and unconscionable conduct and failed to comply with its Australian financial services licence obligations. The allegations relate to interest rate hedging activity by Westpac on 20 October 2016 connected to an interest rate swap it executed relating to the 2016 Ausgrid privatisation transaction. A hearing date for this matter has been set down for 18 March 2024; and • A class action commenced against Westpac and St.George Finance Limited (SGF) on 15 July 2020, in the Supreme Court of Victoria in relation to flex commissions paid to auto dealers from 1 March 2013 to 31 October 2018. This proceeding is one of three class actions commenced against a number of lenders in the auto finance industry. It is alleged that Westpac and SGF are liable for the unfair conduct of dealers acting as credit representatives and engaged in misleading or deceptive conduct. The damages sought are unspecified. Westpac and SGF are defending the proceedings. Westpac no longer pays flex commissions following an industry wide ban issued by ASIC on 1 November 2018. There remains uncertainty as to the expense that may be associated with these matters, including the approach that the relevant counterparty or Courts may take in relation to the matter, and the Court’s assessment of applicable fines, penalties, loss or damages. It is possible that the actual aggregate expense to Westpac associated with a Court determined resolution of these matters may be higher or lower than the provision. Over the financial year ended 30 September 2023, the Group held a provision in respect of potential non-lending losses and costs connected with a class action against Westpac Banking Corporation and two former subsidiaries, Westpac General Insurance Limited (now known as Allianz Australia General Insurance Limited) and Westpac Life Insurance Services Limited (now known as TAL Life Insurance Services Limited) in relation to Westpac’s sale of consumer credit insurance products to customers. Over the course of this financial year, the class action was settled and the proposed settlement was approved by the Federal Court of Australia. As at 30 September 2023, no provision remains in relation to this matter. Certain of the entities mentioned above are no longer part of the Group following the sale of those entities. Westpac has provided warranties and indemnities to the acquirer for certain pre-completion matters, conduct and risks. Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

267 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Restructuring provisions The Group carries restructuring provisions for committed business restructures and branch closures. The provisions held primarily relate to separation costs and redundancies. The additions in the current year mostly relates to an organisational restructure that resulted in the removal of approximately 1,300 roles, the impairment of property, branch closure, and business sales entered into or completed during the year. Refer to Note 37 for further details of businesses sold. Lease restoration obligations The lease restoration provision reflects an estimate of the cost of making good leasehold premises at the end of the Group’s property leases. The increase in the expected make-good cost has been treated as an addition to the right-of-use asset and is being depreciated over the remaining life of those assets. Contingent liabilities Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised on the balance sheet but are disclosed unless the outflow of economic resource is remote. Regulatory investigations, reviews and inquiries Domestic regulators, statutory authorities and other bodies such as ASIC, ACCC, APRA, AUSTRAC, BCCC, AFCA, the OAIC, the ATO and the Fair Work Ombudsman, as well as certain international regulators and other bodies such as the Reserve Bank of New Zealand, SEC, FINRA, Financial Markets Authority and Commerce Commission in New Zealand, and BPNG and its Financial Analysis & Supervision Unit, from time to time conduct investigations, reviews or inquiries (some of which may be industry wide), covering a range of matters (including potential contraventions and non-compliance) that involve, or may in the future, involve the Group. These currently include: • Engagement with regulators in relation to RAMS, including an investigation by ASIC in relation to RAMS Financial Group Pty Limited (RFG) and their representatives in connection with the provision of home loan products, Westpac’s oversight of RFG, and breach reporting; and • Regulatory investigations, reviews or inquiries into other areas such as risk governance, employee entitlements, AML/CTF processes and procedures, tax common reporting standards, prudential standards compliance, compliance with industry codes, problem loan management, hardship processes, collections processes, retail deposit pricing, and design and distribution obligations. It is uncertain what (if any) actions will result following the conclusion of these investigations or matters. No provisions have yet been made in relation to any financial liability that might arise in the event proceedings are pursued in relation to the matters outlined above, as any potential future liability of that kind cannot be reliably estimated at this time. Such investigations, reviews or inquiries have previously resulted, and may in the future result in litigation (including class action proceedings and criminal proceedings), significant fines and penalties, infringement notices, enforcement action including enforceable undertakings, requirement to undertake a review, referral to the relevant Commonwealth or State Director of Public Prosecutions for consideration for criminal prosecution, imposition of capital or liquidity requirements, licence revocation, suspension or variation, customer remediation or other sanctions or action being taken by regulators or other parties. Investigations have in some instances resulted, and could in the future result, in findings of a significant number of breaches of obligations. This in turn could lead to significant financial and other penalties. Prior penalties and contraventions by Westpac in relation to similar issues can also affect penalties that may be imposed. Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

268 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Litigation There are ongoing Court proceedings, claims and possible claims (including one possible class action) against the Group. Contingent liabilities exist in respect of actual and potential claims and proceedings, including those listed below. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements but cannot always be reliably estimated, including in relation to those listed below. As at 30 September 2023, no provision is held for potential losses that may arise in relation to the matters below. Class actions In addition to the class action litigation noted under Provisions, above: • On 5 October 2023 a class action was commenced in the Federal Court of Australia against BT Funds Management Limited (BTFM), Westpac Securities Administration Limited (WSAL) and Westpac Life Insurance Services Limited (now known as TAL Life Insurance Services Limited) (WLIS), a former Group subsidiary. The class action is brought on behalf of superannuation fund members in the period October 2017 to April 2023 and relates to group insurance policies placed by BTFM and WSAL (as superannuation trustees) with WLIS. It is alleged that BTFM and WSAL failed to adhere to a number of obligations owed as superannuation trustees (including under the Superannuation Industry (Supervision) Act 1993 (Cth)), and that WLIS was knowingly concerned with the alleged contraventions. The quantum of the claim is unspecified. The proceedings are being defended. • Westpac is defending a class action proceeding which was commenced in December 2019 in the Federal Court of Australia on behalf of certain investors who acquired an interest in Westpac securities between 16 December 2013 and 19 November 2019. The proceeding involves allegations relating to market disclosure issues connected to Westpac’s monitoring of financial crime over the relevant period and matters which were the subject of the AUSTRAC civil proceedings. The damages sought on behalf of members of the class have not yet been specified. However, in the course of a procedural hearing in August 2022, the applicant indicated that a preliminary estimate of the losses that may be alleged in respect of a subset of potential group members exceeded $1 billion. While it remains unclear how the applicant will ultimately formulate their estimate of alleged damages claimed on behalf of group members, it is possible that the claim may be higher (or lower) than the amount referred to above. Given the time period and the nature of the claims alleged to be in question, along with the reduction in our market capitalisation at the time of the commencement of the AUSTRAC civil proceedings, it is likely that any total alleged damages (when, and if, ultimately articulated by the applicant) will be significant. Westpac continues to deny both that its disclosure was inappropriate and, as such, that any group member has incurred damage. • The class action against BTFM and WLIS (a former Group subsidiary, now known as TAL Life Insurance Services Limited) (together referred to as ‘the respondents’), in relation to aspects of BTFM’s BT Super for Life former cash investment option, has settled pending approval of the Federal Court of Australia. In December 2022, the respondents paid the agreed settlement amount to a trust account held by the solicitors for the applicant, so no provision remains. As at the date of this Report, the proposed settlement has not yet been approved by the Court. Consequently, there remains some uncertainty in respect of the settlement and the actual aggregate expense to Westpac associated with this matter. Certain of the entities mentioned above are no longer part of the Group following the sale of those entities. Westpac has provided warranties and indemnities to the acquirer for certain pre-completion matters, conduct and risks. Internal reviews and remediation As in prior periods, Westpac is continuing to undertake a number of reviews to identify and resolve issues that have the potential to impact our customers, employees, other stakeholders and reputation. These internal reviews continue to identify issues in respect of which we are taking, or will take, steps to put things right, including so that our customers and employees (as applicable) are not disadvantaged from certain past practices, including by making compensation/ remediation payments and providing refunds where appropriate. These issues include, among other things, processes in relation to employee entitlements; compliance with lending obligations (including responsible lending); conflicts of interest; regulatory reporting; oversight and supervision; sufficiency of training, policies, processes and procedures; AML/ CTF processes and procedures; product disclosure; destruction and retention of personal information; and impacts from inadequate product governance, including the way some product terms and conditions are operationalised. In relation to our New Zealand business, these issues include compliance with the requirements of the New Zealand Credit Contracts and Consumer Finance Act 2003. In addition, Westpac is currently addressing uplift required in relation to its compliance with the Common Reporting Standard. By undertaking these reviews, we can also improve our processes and controls, including those of our contractors, agents, and authorised credit representatives. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements but cannot always be reliably estimated. Even where Westpac has remediated or compensated customers, employees or issues, there can still be the risk of regulators challenging the basis, scope or pace of remediation, taking enforcement action (including enforceable undertakings and contrition payments), or imposing fines/penalties or other sanctions, including civil or criminal prosecutions. Contingent liabilities may exist in respect of actual or potential claims or proceedings (which could be brought by customers, employees/unions, regulators or criminal prosecutors), compensation/remediation payments and/or refunds identified as part of these reviews. Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

269 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Australian Financial Complaints Authority Contingent liabilities also exist in relation to customer complaints brought before the Australian Financial Complaints Authority (AFCA). AFCA has the power to make determinations about complaints and can award compensation up to certain thresholds. The Compensation Scheme of Last Resort (CSLR) was approved by the Australian Parliament in June 2023. The CSLR will facilitate the payment of up to $150,000 in compensation to eligible consumers who have received an AFCA determination awarding compensation in relation to certain complaints. The CSLR will be funded by levies imposed on parts of the financial services industry, including Westpac. Under the scheme a special levy may be imposed at the Government’s discretion. A contingent liability exists in relation to this. Financial Claims Scheme Under the Financial Claims Scheme (FCS), the Australian Government provides depositors a free guarantee of deposits of up to and including $250,000, per account holder for protected accounts in an eligible ADI. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI or a statutory manager (under the Banking Act 1958 (Cth)) is in control of the ADI’s business, and the responsible Australian Government minister has declared that the FCS applies to the ADI. The Financial Claims Scheme (ADIs) Levy Act 2008 (Cth) provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI, including payments by APRA to deposit holders in a failed ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities. A contingent liability may exist in respect of any levy imposed under the FCS. Exposures to third parties relating to divested businesses The Group has potential exposures relating to warranties, indemnities and other commitments it has provided to third parties in connection with various divestments of businesses and assets. The warranties, indemnities and other commitments cover a range of matters, conduct and risks, including certain compliance, regulatory investigations and litigation matters outlined in this Note 25. We have made payments under these indemnities and are in discussions with one or more parties in relation to potential claims under these arrangements. Contingent tax risk Tax and regulatory authorities in Australia and in other jurisdictions review, in the normal course of business, the direct and indirect taxation treatment of transactions (both historical and present-day transactions) undertaken by the Group. The Group also responds to various notices and requests for information it receives from tax and regulatory authorities. These reviews, notices and requests may result in additional tax liabilities (including interest and penalties). The Group continues to assess these and other taxation matters arising in Australia and elsewhere. Settlement risk The Group is subject to a credit risk exposure in the event that another counterparty fails to settle for its payments clearing activities (including foreign exchange). The Group seeks to minimise credit risk arising from settlement risk in the payments system by aligning our processing method with the legal certainty of settlement in the relevant clearing mechanism. Parent entity guarantees and undertakings to subsidiaries Consistent with 2022, Westpac Banking Corporation, as the parent entity of the Group, makes the following guarantees and undertakings to its subsidiaries: • Letters of comfort for certain subsidiaries which recognise that Westpac has a responsibility that those subsidiaries continue to meet their obligations; and • Guarantees to certain wholly owned subsidiaries which are Australian financial services or credit licensees to comply with legislative requirements. All but two guarantees are capped at $20 million per year (with an automatic reinstatement for another $20 million) and two specific guarantees are capped at $2 million (with an automatic reinstatement for another $2 million). Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

270 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Contingent assets The credit commitments shown in the following table also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring. Undrawn credit commitments The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities. They expose the Group to liquidity risk when called upon and also to credit risk if the customer fails to repay the amounts owed at the due date. The maximum exposure to credit loss is the contractual or notional amount of the instruments. Some of the arrangements can be cancelled by the Group at any time and a significant portion is expected to expire without being drawn. The actual liquidity and credit risk exposure varies in line with amounts drawn and may be less than the amounts disclosed. The Group uses the same credit policies when entering into these arrangements as it does for on-balance sheet instruments. Refer to Notes 11 and 21 for further details of liquidity risk and credit risk management. Undrawn credit commitments excluding derivatives are as follows: Consolidated Parent Entity $m 2023 2022 2023 2022 Undrawn credit commitments Letters of credit and guarantees1 12,447 11,868 11,847 11,324 Commitments to extend credit2 193,457 188,183 168,719 165,260 Other 247 48 247 48 Total undrawn credit commitments 206,151 200,099 180,813 176,632 1. Standby letters of credit are undertakings to pay, against presentation documents, an obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued. 2. Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, $8.8 billion (2022: $8.6 billion) for the Group and $7.9 billion (2022: $7.7 billion) for the Parent Entity of credit exposures were offered and accepted but still revocable. These represent part of Westpac Group’s maximum credit exposure to credit risk. Note 25. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

271 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION CAPITAL AND DIVIDENDS Note 26. Shareholders’ equity Accounting policy Share capital Ordinary shares are recognised at the amount paid up per ordinary share, net of directly attributable issue costs. Treasury shares are shares in the Parent Entity, purchased by the Parent Entity or other entities within the Group. These shares are adjusted against share capital as the net of the consideration paid to purchase the shares and, where applicable, any consideration received from the subsequent sale or reissue of these shares. Non-controlling interests Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests that are not owned directly or indirectly by the Parent Entity. Reserves Foreign currency translation reserve Exchange differences arising on translation of the Group’s foreign operations, and any offsetting gains or losses on hedging the net investment are reflected in the foreign currency translation reserve. A cumulative credit balance in this reserve would not normally be regarded as being available for payment of dividends until such gains are realised and recognised in the income statement on sale or disposal of the foreign operation. Debt securities at FVOCI reserve This reserve comprises the changes in fair value of debt securities measured at FVOCI (except for interest income, impairment charges and FX gains and losses which are recognised in the income statement), net of any related hedge accounting adjustments and tax. These changes are transferred to the income statement when the asset is disposed. Equity securities at FVOCI reserve This reserve comprises the changes in fair value of equity securities measured at FVOCI, net of tax. These changes are not transferred to the income statement when the asset is disposed. Cash flow hedge reserve This comprises the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments, net of tax. Share-based payment reserve This comprises the fair value of equity-settled share-based payments recognised as an expense. Other reserves Other reserves for the Parent Entity relate to certain historic internal group restructurings performed at fair value. The reserve is eliminated on consolidation. Other reserves for the Group consist of transactions relating to changes in the Parent Entity’s ownership of a subsidiary that do not result in a loss of control. The amount recorded in other reserves reflects the difference between the amount by which NCI are adjusted and the fair value of any consideration paid or received. Notes to the financial statements

272 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 26. Shareholders' equity (continued)

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Share capital				
Ordinary share capital, fully paid	39,826	39,666	39,826	39,666
Treasury shares[1]	(702)	(655)	(760)	(713)
Total share capital	**39,124**	**39,011**	**39,066**	**38,953**
NCI	**44**	**57**	**-**	**-**

Ordinary shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

Reconciliation of movement in number of ordinary shares

Consolidated and Parent Entity (number)	2023	2022
Opening balance	**3,501,127,694**	**3,668,591,808**
Dividend reinvestment plan[2]	7,949,266	-
Issued shares for the year	**7,949,266**	**-**
Off-market share buy-back[3]	-	(167,464,114)
Closing balance	**3,509,076,960**	**3,501,127,694**

Ordinary shares purchased on-market

	2023	
Consolidated and Parent Entity	Number	Average Price ($)
For share-based payment arrangements:		
Employee share plan (ESP)	1,156,722	23.79
RSP[4]	2,061,377	23.40
Westpac Performance Plan (WPP) - share rights exercised	182,624	22.70
Total number of ordinary shares purchased on market	**3,400,723**	

For details of the share-based payment arrangements refer to Note 31.

1. 2023: 5,249,663 unvested RSP and EIP treasury shares held (2022: 5,086,660).
2. DRP participants received shares at an average price per share of $23.86 for the 2022 final dividend, which increased share capital by $192 million, including related issuance costs of $2m.
   The DRP for the 2022 interim dividend and 2021 final dividend did not impact the number of ordinary shares on issue as Westpac arranged for the purchase of the shares from the market to satisfy the DRP. These DRP resulted in the transfer to DRP participants:
   - 2022 interim dividend: 9,971,443 ordinary shares at an average price of $23.96; and
   - 2021 final dividend: 10,286,188 ordinary shares at an average price per share of $22.34.
3. In 2022, the Group completed a $3.5 billion off-market share buy-back of 167,464,114 Westpac ordinary share at $20.90 which included a fully franked dividend component of $9.56 per share ($1,601 million) and a capital component of $11.34 per share ($1,902 million including transaction costs). The shares bought back were subsequently cancelled.
4. Ordinary shares allocated to employees under the RSP and EIP are classified as treasury shares until the shares vest.

273 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Reconciliation of movement in reserves Consolidated Parent Entity $m 2023 2022 2023 2022 Debt securities at FVOCI reserve Balance as at beginning of year 62 443 313 499 Net gains/(losses) from changes in fair value (187) (329) (179) (47) Income tax effect 59 88 53 12 Transferred to income statements (125) (254) (125) (254) Income tax effect 39 78 39 78 Loss allowance on debt securities measured at FVOCI 1 (2) 1 (2) Other (14) 38 1 27 Balance as at end of year (165) 62 103 313 Equity securities at FVOCI reserve Balance as at beginning of year 136 44 5 (2) Net gains/(losses) from changes in fair value (19) 92 (29) 7 Income tax effect 9 - 9 - Balance as at end of year 126 136 (15) 5 Share-based payment reserve Balance as at beginning of year 1,893 1,806 1,784 1,697 Share-based payment expense 90 87 90 87 Balance as at end of year 1,983 1,893 1,874 1,784 Cash flow hedge reserve1 Balance as at beginning of year 813 196 440 135 Net gains/(losses) from changes in fair value (635) 1,107 (570) 866 Income tax effect 189 (328) 171 (261) Transferred to income statements (309) (237) (349) (430) Income tax effect 94 75 105 130 Balance as at end of year 152 813 (203) 440 Foreign currency translation reserve Balance as at beginning of year (505) (241) (195) (222) Exchange differences on translation of foreign operations 522 (500) 151 12 Gains/(losses) on net investment hedges (155) 236 (97) 15 Balance as at end of year (138) (505) (141) (195) Other reserves Balance as at beginning of year (21) (21) 41 41 Transactions with owners (2) - - - Balance as at end of year (23) (21) 41 41 Total reserves 1,935 2,378 1,659 2,388 Note 26. Shareholders’ equity (continued) 1. Comparative amounts have been revised to align to current year presentation.

274 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Note 27. Capital adequacy APRA is the prudential regulator of ADI’s including Westpac. APRA measures an ADI’s regulatory capital using the following measures: Level of capital Definition Common Equity Tier 1 Capital (CET1) Comprises the highest quality components of capital that consists of paid-up share capital, retained profits and certain reserves, less certain intangible assets, capitalised expenses and software, and investments and retained profits in insurance and funds management subsidiaries that are not consolidated for capital adequacy purposes. Tier 1 Capital The sum of CET1 and AT1 Capital. AT1 Capital comprises high quality components of capital that consists of certain securities not included in CET1, but which include loss absorbing characteristics. AT1 instruments convert into equity and absorb losses when certain triggers are met. Total Regulatory Capital The sum of Tier 1 Capital and Tier 2 Capital. Tier 2 Capital includes subordinated instruments and other components of capital that, to varying degrees, do not meet the criteria for Tier 1 Capital, but nonetheless contribute to the overall strength of an ADI and its capacity to absorb losses when certain triggers are met. Leverage ratio The Leverage ratio is calculated as Tier 1 Capital divided by the Exposure Measure, where the Exposure Measures consists of on balance sheet items, derivatives exposure, securities financing transaction (SFT) exposures and non-market related off balance sheet exposures. Under APRA’s Prudential Standards, Australian ADIs, including Westpac, are required to maintain minimum Prudential Capital Requirements (PCRs) being: • CET1 Ratio of at least 4.5%; • Tier 1 Capital Ratio of at least 6.0%; and • Total Capital Ratio of at least 8.0%. APRA may also require ADIs, including Westpac, to meet PCRs above the industry PCRs. APRA does not allow the PCRs for individual ADIs to be disclosed. APRA also requires ADIs to hold additional CET1 buffers comprising of: • A capital conservation buffer of 4.75% that includes a 1% surcharge for ADIs designated by APRA as D-SIBs. APRA has determined that Westpac is a D-SIB; and • Countercyclical capital buffer of 1.0%. The countercyclical buffer is set on a jurisdictional basis and APRA is responsible for setting the requirement in Australia. The countercyclical buffer requirement is currently set to the default of 1.0% for Australian exposures, however this may be varied by APRA in the range of 0% to 3.5%. Collectively, the above buffers are referred to as the “Capital Buffer”. Should the CET1 capital ratio fall within the capital buffer range, restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, AT1 Capital distributions and discretionary staff bonuses. The Total CET1 Requirement for Westpac is at least 10.25%, (based on an industry minimum CET1 requirement of 4.5% plus a Capital Buffer of at least 5.75% applicable to D-SIBs), the Tier 1 Ratio requirement is at least 11.75% and the Total Capital Ratio requirement is at least 13.75%1 .. In addition, APRA’s capital framework also requires an ADI to maintain a minimum leverage ratio of 3.5%. APRA may also vary the minimum leverage ratio for an individual ADI. Capital management strategy Westpac evaluates its approach to capital management through an Internal Capital Adequacy Assessment Process (ICAAP). Key features include: • The development of a capital management strategy, including consideration of regulatory capital minimums, capital buffers and contingency plans; • Consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and • A stress testing framework that challenges the capital measures, coverage and capital requirements including the impact of adverse economic scenarios. The Board has determined that Westpac will target a CET1 operating capital range of between 11.0% and 11.5%, in normal operating conditions. 1. Noting that APRA may apply higher requirements for an individual ADI.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 275

Note 28. Dividends

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Dividends not recognised at year end					
Since year end the Directors have proposed the following dividends:					
Final dividend 72 cents per share (2022: 64 cents, 2021: 60 cents) all fully franked at 30%	2,527	2,241	2,201	2,527	2,241
Total dividends not recognised at year end	**2,527**	**2,241**	**2,201**	**2,527**	**2,241**

The Board has determined a final fully franked dividend of 72 cents per share, to be paid on 19 December 2023 to shareholders on the register at the record date of 10 November 2023.

Shareholders can choose to receive their dividends as cash or reinvest their dividend in additional shares under the Dividend Reinvestment Plan.

The Board has determined to issue shares to satisfy the Dividend Reinvestment Plan (DRP) for the 2023 final ordinary dividend. The market price used to determine the number of shares issued under the DRP will be set over the 15 trading days commencing 15 November 2023, with no discount applied.

Details of dividends recognised during the year are provided in the statement of changes in equity.

Australian franking credits available to the Parent Entity for subsequent years are $3,520 million (2022: $3,298 million, 2021: $3,857 million). This is calculated as the year end franking credit balance, adjusted for the Australian current tax liability and the proposed 2023 final dividend.

New Zealand imputation credits

New Zealand imputation credits of NZ$0.07 (2022: NZ$0.08, 2021: NZ$0.07) per share will be attached to the proposed 2023 final dividend. New Zealand imputation credits available to the Parent Entity for subsequent years are NZ$557 million (2022: NZ$678 million, 2021: NZ$820 million). This is calculated on the same basis as the Australian franking credits but using the New Zealand current tax liability.

276 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

GROUP STRUCTURE

Note 29. Investments in subsidiaries and associates

Accounting policy

Subsidiaries

Westpac's subsidiaries are entities which it controls and consolidates as it is exposed to, or has rights to, variable returns from the entity, and can affect those returns through its power over the entity.

When the Group ceases to control a subsidiary, any retained interest in the entity is remeasured to fair value, with any resulting gain or loss recognised in the income statement.

Changes in the Group's ownership interest in a subsidiary which do not result in a loss of control are accounted for as transactions with equity holders in their capacity as equity holders.

In the Parent Entity's financial statements, investments in subsidiaries are initially recorded at cost and are subsequently held at the lower of cost and recoverable amount.

All transactions between Group entities are eliminated on consolidation.

Associates

Associates are entities in which the Group has significant influence, but not control, over the operating and financial policies. The Group accounts for associates using the equity method. The investments are initially recognised at cost (except where recognised at fair value due to a loss of control of a subsidiary), and increased (or decreased) each year by the Group's share of the associate's profit (or loss). Dividends received from the associate reduce the investment in the associate.

Overseas companies predominantly carry on business in the country of incorporation. For unincorporated entities, 'Country of incorporation' refers to the country where business is carried on. The financial years of all controlled entities are the same as that of Westpac unless otherwise stated. From time to time, the Group consolidates a number of unit trusts where the Group has variable returns from its involvement with the trusts, and has the ability to affect those returns through its power over the trusts. These unit trusts are excluded from the table.

The following table includes the material controlled entities of the Group as at 30 September 2023.

Name	Country of incorporation	Name	Country of incorporation
Asgard Capital Management Limited	Australia	Westpac Equity Holdings Pty Limited	Australia
BT Funds Management Limited	Australia	Westpac Financial Services Group Pty Limited	Australia
BT Portfolio Services Limited	Australia	Westpac Overseas Holdings No. 2 Pty Limited	Australia
Capital Finance Australia Limited	Australia	Westpac Securitisation Holdings Pty Limited	Australia
Crusade Trust No.2P of 2008	Australia	Westpac New Zealand Group Limited	New Zealand
Series 2008-1M WST Trust	Australia	Westpac New Zealand Limited	New Zealand
Series 2022-1P WST Trust	Australia	Westpac NZ Covered Bond Limited[1]	New Zealand
St.George Finance Holdings Ltd	Australia	Westpac NZ Securitisation Limited[1]	New Zealand
Westpac Term PIE Fund	New Zealand	Westpac Securities NZ Limited	New Zealand
Westpac Covered Bond Trust	Australia	Westpac Bank-PNG-Limited	Papua New Guinea

The following controlled entities have been granted relief from compliance with the balance date synchronisation provisions in the Corporations Act 2001: Westpac Cash PIE Fund; Westpac Notice Saver PIE Fund; and Westpac Term PIE Fund.

The following material controlled entities are not wholly owned:

Percentage Owned	2023	2022
Westpac Bank-PNG-Limited	89.9%	89.9%
Westpac NZ Covered Bond Limited	19.0%	19.0%
Westpac NZ Securitisation Limited	19.0%	19.0%

1. The Group indirectly owns 19% of Westpac NZ Covered Bond Limited (WNZCBL) and Westpac NZ Securitisation Limited (WNZSL), however, due to contractual and structural arrangements both WNZCBL and WNZSL are considered to be controlled entities within the Group.

277 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Non-controlling interests Details of the balance of NCIs are set out in Note 26. There are no NCIs that are material to the Group. Significant restrictions There were no significant restrictions on the ability to transfer cash or other assets, pay dividends or other capital distributions, provide or repay loans and advances between the entities within the Group. There were also no significant restrictions on Westpac’s ability to access or use the assets and settle the liabilities of the Group resulting from protective rights of NCIs. Associates There are no associates that are material to the Group. Changes in ownership of subsidiaries Businesses acquired during the year ended 30 September 2023 No businesses were acquired in 2023. Businesses disposed during the year ended 30 September 2023 Westpac sold its interest in Advance Asset Management Limited on 31 March 2023. Refer to Notes 35 and 37 for further details of businesses disposed in 2023. Businesses acquired during the year ended 30 September 2022 During 2022, Westpac acquired MoneyBrilliant Pty Ltd (100% interest) on 13 December 2021. Businesses disposed during the year ended 30 September 2022 Westpac sold its interest in the following businesses during the year: • Westpac Life-NZ- Limited (sold on 28 February 2022); • Westpac Motor Vehicle Dealer Finance and Novated Leasing business (sold on 24 March 2022); and • Westpac Life Insurance Services Limited (sold on 1 August 2022). Businesses disposed during the year ended 30 September 2021 Westpac sold its interest in the following businesses during the year: • Westpac General Insurance Limited (sold on 1 July 2021); • Westpac General Insurance Services Limited (sold on 1 July 2021); • Westpac Vendor Finance business (sold on 31 July 2021); and • Westpac Lenders Mortgage Insurance Limited (sold on 31 August 2021). Note 29. Investments in subsidiaries and associates (continued)

278 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Accounting policy Structured entities are generally created to achieve a specific, defined objective and their operations are restricted such as only purchasing specific assets. Structured entities are commonly financed by debt or equity securities that are collateralised by and/or indexed to their underlying assets. The debt and equity securities issued by structured entities may include tranches with varying levels of subordination. Structured entities are classified as subsidiaries and consolidated if they meet the definition in Note 29. If the Group does not control a structured entity then it will not be consolidated. The Group engages in various transactions with both consolidated and unconsolidated structured entities that are mainly involved in securitisations, asset backed and other financing structures and managed funds. Consolidated structured entities Securitisation and covered bonds The Group uses structured entities to securitise its financial assets, including two covered bond programs, to assign pools of residential mortgages to bankruptcy remote structured entities. Refer to Note 15 for further details. Group managed funds The Group acts as the responsible entity and/or fund manager for various investment management funds. As fund manager, if the Group is deemed to be acting as a principal rather than an agent then it consolidates the fund. The principal versus agent decision requires judgement of whether the Group has sufficient exposure to variable returns. Non-contractual financial support The Group does not provide non-contractual financial support to these consolidated structured entities. Unconsolidated structured entities The Group has interests in various unconsolidated structured entities including debt or equity instruments, guarantees, liquidity and other credit support arrangements, lending, loan commitments, certain derivatives and investment management agreements. Interests exclude non-complex derivatives (e.g. interest rate or currency swaps), instruments that create, rather than absorb, variability in the entity (e.g. credit protection under a credit default swap), and lending to a structured entity with recourse to a wider operating entity, not just the structured entity. The Group’s main interests in unconsolidated structured entities, which arise in the normal course of business, are: Trading securities The Group actively trades interests in structured entities and normally has no other involvement with the structured entity. The Group earns interest income on these securities and also recognises fair value changes through trading income in non-interest income. Investment securities The Group holds mortgage-backed securities for liquidity purposes and the Group normally has no other involvement with the structured entity. These assets are highly-rated, investment grade and eligible for repurchase agreements with the RBA or another central bank. The Group earns interest income and net gains or losses on selling these assets are recognised in the income statements. Loans and other credit commitments The Group lends to unconsolidated structured entities, subject to the Group’s collateral and credit approval processes, in order to earn interest and fee income. The structured entities are mainly property trusts, securitisation entities and those associated with project and property financing transactions. Investment management agreements The Group manages funds that provide customers with investment opportunities. The Group also manages superannuation funds for its employees. The Group earns management and performance fee income which is recognised in non-interest income. The Group may also retain units in these investment management funds. The Group earns fund distribution income and recognises fair value movements through non-interest income. Note 30. Structured entities

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 279

Note 30. Structured entities (continued)

The following tables show the Group's interests in unconsolidated structured entities and its maximum exposure to loss in relation to those interests. The maximum exposure does not take into account any collateral or hedges that will reduce the risk of loss.

- For on-balance sheet instruments, including debt and equity instruments in and loans to unconsolidated structured entities, the maximum exposure to loss is the carrying value.
- For off-balance sheet instruments, including liquidity facilities, loan and other credit commitments and guarantees, the maximum exposure to loss is the notional amounts.

Consolidated $m	Investment in third party mortgage and other asset-backed securities[1]	Financing to securitisation vehicles	Group managed funds	Interest in other structured entities	Total
2023					
Assets					
Trading securities and financial assets measured at FVIS	1,436	-	2	1,989	3,427
Investment securities	6,538	-	-	-	6,538
Loans	-	26,176	-	22,439	48,615
Other financial assets	1	-	54	-	55
Assets held for sale	-	-	-	-	-
Total on-balance sheet exposures	**7,975**	**26,176**	**56**	**24,428**	**58,635**
Total notional amounts of off-balance sheet exposures	-	9,269	-	7,930	17,199
Maximum exposure to loss	**7,975**	**35,445**	**56**	**32,358**	**75,834**
Size of structured entities[2]	**71,193**	**35,445**	**16,352**	**49,943**	**172,933**
2022					
Assets					
Trading securities and financial assets measured at FVIS[3]	2,467	-	1	100	2,568
Investment securities	4,996	-	-	-	4,996
Loans[3]	-	28,852	-	22,767	51,619
Other financial assets	1	-	67	-	68
Assets held for sale	-	-	20	-	20
Total on-balance sheet exposures	**7,464**	**28,852**	**88**	**22,867**	**59,271**
Total notional amounts of off-balance sheet exposures[3]	-	7,051	14	7,411	14,476
Maximum exposure to loss[3]	**7,464**	**35,903**	**102**	**30,278**	**73,747**
Size of structured entities[2,3]	**69,883**	**35,903**	**65,602**	**45,440**	**216,828**

Non-contractual financial support

The Group does not provide non-contractual financial support to these unconsolidated structured entities.

1. The Group's interests in third-party mortgages and other asset-backed securities are senior tranches of notes and are investment grade rated.
2. Represents either the total assets or market capitalisation of the entity, or if not available, the Group's total committed exposure (for lending arrangements and external debt and equity holdings), funds under management (for Group managed funds) or the total value of notes on issue (for investments in third-party asset-backed securities).
3. Comparative amounts have been revised to align to current year presentation.

280 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Note 31. Share-based payments Accounting policy The Group enters into various share-based payment arrangements with its employees as a component of overall compensation for services provided. Share-based payment arrangements comprise rights to receive shares for free (share rights) and restricted shares (issued at no cost). Share-based payment arrangements typically require a specified period of continuing employment (the service period or vesting period) and may include performance targets (vesting conditions). Specific details of each arrangement are provided below. Share-based payments must be classified as either cash-settled or equity-settled arrangements. The Group’s significant arrangements are equity-settled, as the Group is not obliged to settle in cash. Share rights Share rights are equity-settled arrangements. The fair value is measured at grant date and is recognised as an expense over the service period, with a corresponding increase in the share-based payment reserve in equity. The fair values of share rights are estimated at grant date using a binomial/Monte Carlo simulation pricing model which incorporates the vesting and market-related performance targets of the grants. The fair value of share rights excludes non-market vesting conditions such as employees’ continuing employment by the Group. The non-market vesting conditions are instead incorporated in estimating the number of share rights that are expected to vest and are therefore recognised as an expense. At each reporting date the non-market vesting assumptions are revised and the expense recognised each year takes into account the most recent estimates. The market-related assumptions are not revised each year as the fair value is not re-estimated after the grant date. Up to 1 January 2023 share rights were issued under the Westpac Long Term Variable Reward Plan (LTVR) and Westpac Performance Plan (WPP). From 1 January 2023 share rights are issued under the Equity Incentive Plan (EIP). Refer below for further details. Restricted shares Restricted shares are accounted for as an equity-settled arrangement. The fair value of shares allocated to employees for nil consideration is recognised as an expense over the vesting period with a corresponding increase in the share-based payments reserve in equity. The fair value of ordinary shares issued to satisfy the obligation to employees is measured at grant date and is recognised as a separate component of equity. Up to 1 January 2023 restricted shares were issued under the Restricted Share Plan (RSP). From 1 January 2023 restricted shares will be issued under the Equity Incentive Plan (EIP). Refer below for further details. Equity incentive plan (EIP) The Equity Incentive Plan (EIP) was introduced effective 1 January 2023 and is a consolidated plan that has replaced the RSP, WPP & LTVR plans. Existing allocations under the RSP, WPP and LTVR will continue to be governed by their respective plan rules, however, all grants from 1 January 2023 will be made under the EIP. Securities issued under the EIP include restricted shares, non-performance share rights and performance share rights. The underlying terms of the EIP are similar to RSP, WPP & LTVR and are accounted for as equity-settled arrangements in line with the Share rights and Restricted Shares specified above. In respect of the above mentioned plans, the Board has discretion to adjust unvested allocations, including to zero, in specified circumstances. Clawback may also apply to vested awards, to the extent legally permissible and practicable. Employee share plan (ESP) The value of shares expected to be allocated to employees for nil consideration is recognised as an expense over the financial year and provided for as other employee benefits. The fair value of any ordinary shares issued to satisfy the obligation to employees is recognised in equity. Alternatively, shares may be purchased on-market to satisfy the obligation to employees. OTHER

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 281

Note 31. Share-based payments (continued)

Scheme name	Westpac Long Term Variable Reward Plan (LTVR)/ EIP - Performance Share Rights	Westpac Performance Plan (WPP)/ EIP – Non-performance Share Rights	Restricted Share Plan (RSP)/ EIP - Restricted Shares	Employee Share Plan (ESP)
Type of share-based payment	Share rights (allocated at no cost).	Share rights (allocated at no cost).	Westpac ordinary shares (allocated at no cost).	Westpac ordinary shares (allocated at no cost) of up to $1,000 per employee per year.
How it is used	Aligns executive remuneration and accountability with shareholder interests over the long term.	Primarily used for mandatory deferral of a portion of short-term variable reward for New Zealand employees and key employees based outside Australia.	Primarily used to reward key employees and for mandatory deferral of a portion of short-term variable reward for certain Australian employees and some other offshore jurisdictions.	To reward eligible Australian employees (unless they have already been provided instruments under another scheme for the previous year).
Exercise price	Nil	Nil	n/a	n/a
Performance hurdles[1]	Awards from 2020 onwards: relative Total Shareholder Return (TSR) over a four-year performance period. For the 2019 awards: TSR over a four-year performance period and average cash Return on Equity (cash ROE) over a three-year performance period plus one-year holding lock, each applying to half of the award.	None	None	None
Service conditions	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the restriction period or as determined by the Board.	Shares must normally remain within the ESP for three years from granting unless the employee leaves Westpac.
Vesting period (period over which expenses are recognised)	4 years[2]	Defined period set out at time of grant[2].	Defined period set out at time of grant.	1 year
Treatment at end of term	Automatically exercised at the end of the term.	Automatically exercised at the end of the term.	Vested shares are released from the RSP at the end of the vesting period.	Shares are released at the end of the restriction period or when the employee leaves Westpac.
Does the employee receive dividends and voting rights during the vesting period?	No	No	Yes	Yes

1. The Board has discretion to adjust the number of restricted shares, non-performance share rights, and performance share rights downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board's view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply the adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. Clawback may also apply to vested LTVR, to the extent legally permissible and practicable.
2. Vested share rights granted after July 2015 may be exercised up to a maximum of 15 years (generally 10 years for NZ) from their commencement date.

282 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 31. Share-based payments (continued)

Each share-based payment scheme is quantified below.

(i) Westpac Equity Incentive Plan (EIP) - Non-performance Share Rights

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2023						
Share rights						
One-year vesting period	-	4,252	-	-	4,252	-
Two-year vesting period	-	7,714	-	-	7,714	-
Three-year vesting period	-	2,862	-	-	2,862	-
Four-year vesting period	-	9,870	-	-	9,870	-
Total share rights	**-**	**24,698**	**-**	**-**	**24,698**	**-**
Weighted average remaining contractual life	**N/A**				**10.6 years**	
2022						
Share rights	-	-	-	-	-	-

The weighted average fair value at grant date of EIP share rights issued during the year was $19.52.

There have been no performance share rights issued under the EIP in the year ending 30 September 2023.

(ii) Westpac Long-Term Variable Reward Plan (LTVR)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2023						
Share rights	3,777,179	1,054,449	-	802,656	4,028,972	-
Weighted average remaining contractual life	12.7 years				12.6 years	
2022						
Share rights	3,659,830	958,012	2,148	838,515	3,777,179	-

The weighted average fair value at grant date of LTVR share rights issued during the year was $11.90 (2022: $5.98).

(iii) Westpac Performance Plan (WPP)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2023						
Share rights						
One-year vesting period	108,131	89,583	52,230	8,963	136,521	48,277
Two-year vesting period	153,150	64,101	36,051	7,554	173,646	38,892
Three-year vesting period	45,250	20,213	11,302	3,993	50,168	13,134
Four-year vesting period	482,263	69,824	83,041	40,843	428,203	-
Five-year vesting period	-	8,585	-	1,658	6,927	-
Six-year vesting period	-	6,576	-	-	6,576	-
Seven-year vesting period	-	6,977	-	-	6,977	-
Total share rights	**788,794**	**265,859**	**182,624**	**63,011**	**809,018**	**100,303**
Weighted average remaining contractual life	**12.2 years**				**12.2 years**	
2022						
Share rights	866,571	264,794	233,438	109,133	788,794	105,284

The weighted average fair value at grant date of WPP share rights issued during the year was $20.81 (2022: $19.12).

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 283

Note 31. Share-based payments (continued)

(iv) Westpac Equity Incentive Plan (EIP) - Restricted Shares

Allocation date	Outstanding as at beginning of year	Granted during the year	Released	Forfeited during the year	Outstanding as at end of year
2023	-	313,599	2,950	-	310,649
2022	-	-	-	-	-

The weighted average fair value at grant date of EIP restricted shares issued during the year was $22.23.

(v) Restricted Share Plan (RSP)

Allocation date	Outstanding as at beginning of year	Granted during the year	Released	Forfeited during the year	Outstanding as at end of year
2023	5,036,346	1,908,170	1,845,884	182,286	4,916,346
2022	4,315,075	2,515,846	1,588,240	206,335	5,036,346

The weighted average fair value at grant date of RSP shares issued during the year was $23.50 (2022: $21.27).

(vi) Employee Share Plan (ESP)

	Allocation date	Number of participants	Average number of shares allocated per participant	Total number of shares allocated	Market price per share[1]	Total fair value
2023	24 November 2022	27,541	42	1,156,722	$23.75	$27,472,148
2022	19 November 2021	28,093	44	1,236,092	$22.59	$27,923,318

The 2022 ESP award was satisfied through the purchase of shares on-market.

The liability accrued for the ESP at 30 September 2023 was $28 million (2022: $28 million) and was provided for as other employee benefits.

(vii) Other plans

Westpac also provides plans for small, specialised parts of the Group. The benefits under these plans are directly linked to growth and performance of the relevant part of the business. The plans, individually and in aggregate, are not material to the Group in terms of expenses and dilution of earnings.

The names of all persons who hold share options and/or rights currently on issue are entered in Westpac's register of option holders which may be inspected at Link Market Services, Level 12, 680 George Street, Sydney, New South Wales.

(viii) Fair value assumptions

The fair values of share rights have been independently calculated at their respective grant dates.

The fair value of share rights with performance targets based on relative TSR takes into account the average TSR outcome determined using a Monte Carlo simulation pricing model.

The fair values of share rights without TSR based performance targets (i.e. share rights with cash ROE performance targets and unhurdled share rights) have been determined with reference to the share price at grant date and a discount rate reflecting the expected dividend yield over their vesting periods.

Other significant assumptions include:

- Risk-free rates of return of 3.1% applied to TSR-hurdled grants;
- The dividend yield on Westpac shares applied to TSR and ROE-hurdled grants was 5.5% for those issued under the LTVR and 6.0% for those issued under the EIP;
- Volatility in Westpac's TSR of 25%, applied to TSR-hurdled grants; and
- Volatilities of, and correlation factors between, TSR of the comparator group and Westpac for TSR-hurdled grants.

1. The market price per share for the allocation is based on the five day volume-weighted average price up to the grant date.

284 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 32. Superannuation commitments

Accounting policy

The Group recognises an asset or a liability for its defined benefit schemes, being the net of the defined benefit obligations and the fair value of the schemes' assets. The defined benefit obligation is calculated as the present value of the estimated future cash flows, discounted using high-quality long dated corporate bond rates.

The superannuation expense is recognised in operating expenses and remeasurements are recognised through OCI.

Critical accounting assumptions and estimates

The actuarial valuation of plan obligations is dependent upon a series of assumptions, principally price inflation, salary growth, mortality, morbidity, discount rate and investment returns. Different assumptions could significantly alter the valuation of the plan assets and obligations and the resulting remeasurement recognised in OCI and the superannuation expense recognised in the income statement.

Westpac had the following defined benefit plans at 30 September 2023:

Name of plan	Type	Form of benefit	Date of last actuarial assessment of the funding status
Westpac Group Plan (WGP)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2021
Westpac New Zealand Superannuation Scheme (WNZS)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2020[1]
Westpac Banking Corporation UK Staff Superannuation Scheme (UKSS)	Defined benefit	Indexed pension and lump sum	5 April 2021
Westpac UK Medical Benefits Scheme	Defined benefit	Medical benefits	n/a

The defined benefit sections of the schemes are closed to new members. The Group has no obligation beyond the annual contributions for the accumulation or defined contribution sections of the schemes.

The WGP is the Group's principal defined benefit plan and is managed and administered in accordance with the terms of its trust deed and relevant legislation in Australia. Its defined benefit liabilities are based on salary and length of membership for active members and inflation in the case of pensioners.

The defined benefit schemes expose the Group to the following risks:

- Discount rate – reductions in the discount rate would increase the present value of the future payments;
- Inflation rate – increases in the inflation rate would increase the payments to pensioners;
- Investment risk – lower investment returns would increase the contributions needed to offset the shortfall;
- Mortality risk – members may live longer than expected extending the cash flows payable by the Group;
- Behavioural risk – higher proportion of members taking some of their benefits as a pension rather than a lump sum would increase the cash flows payable by the Group; and
- Legislative risk – legislative changes could be made which increase the cost of providing defined benefits.

Investment risk is managed by setting benchmarks for the allocation of plan assets between asset classes. The long-term investment strategy will often adopt relatively high levels of equity investment in order to:

- Secure attractive long-term investment returns; and
- Provide an opportunity for capital appreciation and dividend growth, which gives some protection against inflation.

1. The 2023 final actuarial assessment of the funding status for WNZS will be available by January 2024.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 285

Note 32. Superannuation commitments (continued)

Funding recommendations for the WGP, WNZS and the UKSS are made based on triennial actuarial valuations. The funding valuations of the defined benefit plans are based on different assumptions to the calculation of the defined benefit surplus/deficit for accounting purposes. Based on the most recent valuations, the defined benefit plan assets are adequate to cover the present value of the accrued benefits of all members with a combined surplus of $47 million (2022: $53 million). Current contribution rates are as follows:

- WGP – contributions are made to the WGP at the rate of 19.5% of members' salaries;
- WNZS – contributions are made to the WNZS at the rate of 17% of members' salaries; and
- UKSS – not required to make contributions under the 2021 actuarial assessment.

Contributions

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Employer contributions	89	63	87	63
Member contributions	8	9	8	9

Expected employer contributions for the year ended 30 September 2024 are $62 million.

Expense recognised

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Current service cost	26	40	45	25	40
Net interest cost on net benefit liability	(14)	11	12	(14)	11
Total defined benefit expense	**12**	**51**	**57**	**11**	**51**

Defined benefit balances recognised

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Benefit obligation as at end of year	2,110	1,938	2,062	1,883
Fair value of plan assets as at end of year	2,320	2,212	2,274	2,167
Net surplus/(deficit)	**210**	**274**	**212**	**284**
Defined benefit surplus included in other assets	217	289	217	289
Defined benefit deficit included in other liabilities	(7)	(15)	(5)	(5)
Net surplus/(deficit)	**210**	**274**	**212**	**284**

The average duration of the defined benefit obligation is 12 years (2022: 12 years).

Significant assumptions

	2023		2022	
Consolidated and Parent Entity	Australian funds	Overseas funds	Australian funds	Overseas funds
Discount rate	5.8%	5.1%-5.5%	5.8%	4.3%-5.2%
Salary increases	3.6%	3.0%-4.0%	3.2%	3.0%-4.3%
Inflation rate (pensioners received inflationary increase)	2.6%	2.0%-3.3%	2.2%	2.0%-3.5%
Life expectancy of a 60-year-old male	31.7	27.5-27.9	31.5	27.4-28.2
Life expectancy of a 60-year-old female	34.3	29.6	34.1	29.5-29.9

286 WESTPAC GROUP 2023 ANNUAL REPORT Notes to the financial statements Sensitivity to changes in significant assumptions The following table shows the impact of changes in assumptions on the defined benefit obligation for the WGP. No reasonably possible changes in the assumptions of the Group’s other defined benefit plans would have a material impact on the defined benefit obligation. Increase in obligation $m 2023 2022 0.5% decrease in discount rate 135 121 0.5% increase in annual salary increases 5 2 0.5% increase in inflation rate (pensioners receive inflationary increase) 127 112 1 year increase in life expectancy 45 39 Asset allocation The table below provides a breakdown of the schemes’ investments by asset class. 2023 2022 Australian Overseas Australian Overseas $m funds funds funds funds Cash 5% 3% 5% 3% Equity instruments 43% 8% 42% 8% Debt instruments 26% 7% 29% 7% Property 8% 1% 11% 1% Other assets 18% 81% 13% 81% Total 100% 100% 100% 100% Equity and debt instruments are mainly quoted assets while property and other assets are mainly unquoted. Other assets include infrastructure funds and private equity funds. Note 32. Superannuation commitments (continued)

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 287

Note 33. Auditor's remuneration

The fees payable to the auditor, PricewaterhouseCoopers (PwC), and overseas firms belonging to the PwC network of firms were:

	Consolidated		Parent Entity	
$'000	2023	2022	2023	2022
Audit and audit-related fees				
Audit fees				
PwC Australia	25,859	28,442	25,580	28,366
Overseas PwC network firms	5,712	5,670	812	459
Total audit fees	**31,571**	**34,112**	**26,392**	**28,825**
Audit-related fees				
PwC Australia	2,605	1,490	2,605	1,490
Overseas PwC network firms	96	54	-	-
Total audit-related fees	**2,701**	**1,544**	**2,605**	**1,490**
Total audit and audit-related fees	**34,272**	**35,656**	**28,997**	**30,315**
Tax fees				
PwC Australia	-	36	-	36
Total tax fees	**-**	**36**	**-**	**36**
Other fees				
Overseas PwC network firms	282	-	-	-
Total other fees	**282**	**-**	**-**	**-**
Total audit and non-audit fees	**34,554**	**35,692**	**28,997**	**30,351**

Fees payable to the auditor have been categorised as follows:

Audit	The year end audit, half-year review and comfort letters associated with debt issues and capital raisings.
Audit-related	Consultations regarding accounting standards and reporting requirements, regulatory compliance reviews and assurance related to debt and capital offerings.
Tax	Tax compliance services.
Other	Review of operational effectiveness of certain system implementations.

It is Westpac's policy to engage PwC on assignments additional to its statutory audit duties only if its independence is not impaired or seen to be impaired and where its expertise and experience with Westpac is important. All services were approved by the Board Audit Committee in accordance with Westpac's Pre-Approval of Engagement of PricewaterhouseCoopers for Audit or Non-Audit Services Policy.

PwC also received fees of $8.7 million (2022: $9.3 million) for various entities which are related to Westpac but not consolidated. These non-consolidated entities include entities sponsored by the Group, trusts of which a Westpac Group entity is trustee, manager or responsible entity, superannuation funds and pension funds.

288 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 34. Related party disclosures

Related parties

Westpac's related parties are those it controls or can exert significant influence over. Examples include subsidiaries, associates, joint ventures and superannuation plans as well as key management personnel and their related parties.

Key management personnel (KMP)

Key management personnel are those who, directly or indirectly, have authority and responsibility for planning, directing and controlling the activities of Westpac. This includes all Executives (other than the Group General Counsel and Chief Transformation Officer) and Non-Executive Directors.

Parent Entity

Westpac Banking Corporation is the ultimate parent company of the Group.

Subsidiaries - Note 29

The Parent Entity has the following related party transactions and balances with subsidiaries:

Type of transaction/balance	Details disclosed in
Balances due to/from subsidiaries	Balance Sheet
Dividend income/Transactions with subsidiaries	Note 4
Interest income and Interest expense	Note 3
Tax consolidated group transactions and undertakings	Note 7
Guarantees and undertakings	Note 25

The balances due to/from subsidiaries include a wide range of banking and other financial facilities.

The terms and conditions of related party transactions between the Parent Entity and subsidiaries are sometimes different to commercial terms and conditions. Related party transactions between the Parent Entity and subsidiaries eliminate on consolidation.

Associates - Note 29

The Group provides a wide range of banking and other financial facilities and funds management activities to its associates on commercial terms and conditions.

Superannuation plans

The Group contributed $509 million (2022: $482 million) to defined contribution plans and $89 million (2022: $63 million) to defined benefit plans. Refer to Note 32.

Remuneration of KMP

Total remuneration of the KMP was:

$	Short-term benefits	Post employment benefits	Other long-term benefits	Termination benefits	Share-based payments	Total
Consolidated						
2023	**22,430,187**	**601,682**	**147,090**	**1,187,215**	**13,494,675**	**37,860,849**
2022	24,200,581	653,948	124,524	2,243,696	12,115,309	39,338,058
Parent Entity						
2023	**21,252,526**	**487,514**	**147,090**	**1,187,215**	**12,904,703**	**35,979,048**
2022	23,079,280	545,877	124,524	2,243,696	11,891,992	37,885,369

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 289

Note 34. Related party disclosures (continued)

Other transactions with KMP

KMP receive personal banking and financial investment services from the Group in the ordinary course of business. The terms and conditions, for example interest rates and collateral, and the risks to Westpac are comparable to transactions with other employees and did not involve more than the normal risk of repayment or present other unfavourable features.

Details of loans provided and the related interest charged to KMP and their related parties are as follows:

$	Interest payable for the year	Closing loan balance	Number of KMP with loans
2023	**741,814**	**20,433,290**	**10**
2022[1]	546,866	21,138,301	10

Share rights holdings

For compliance with SEC disclosure requirements, the following table sets out certain details of the performance share rights and unhurdled share rights held at 30 September 2023 by the CEO and other key management personnel (including their related parties):

	Latest Date of Exercise	Number of Share Rights
Managing Director and Chief Executive Officer		
Peter King	Ranges from 1 October 2034 to 1 October 2037	570,644
Group Executives[2]		
Scott Collary	Ranges from 1 October 2035 to 1 October 2037	315,956
Carolyn McCann	Ranges from 1 October 2034 to 1 October 2037	230,274
Catherine McGrath	Ranges from 1 October 2036 to 1 October 2037	148,357
Anthony Miller	Ranges from 1 October 2035 to 1 October 2037	307,152
Christine Parker	Ranges from 1 October 2034 to 1 October 2037	279,248
Michael Rowland	Ranges from 1 October 2035 to 1 October 2037	250,480
Jason Yetton	Ranges from 2 April 2035 to 1 October 2037	366,861
Ryan Zanin	Ranges from 1 October 2036 to 1 October 2037	150,934
Former Group Executive		
Chris De Bruin	Ranges from 1 October 2035 to 1 October 2037	309,041

The Group has not issued any options during the year and there are no outstanding options as at 30 September 2023.

1. Loan balance as at 30 September 2022 has been revised.
2. References to Group Executives are only to those who are KMP.

290 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 35. Notes to the cash flow statements

Accounting policy

Cash and balances with central banks include cash held at branches and in ATMs, balances with overseas banks in their local currency and balances with central banks including accounts with the RBA and accounts with overseas central banks.

Reconciliation of net cash provided by/(used in) operating activities to net profit for the year is set out below.

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Profit after income tax expense	**7,201**	**5,699**	**5,463**	**6,434**	**12,178**
Adjustments:					
Depreciation, amortisation and impairment	1,237	1,581	3,054	1,089	1,304
Impairment charges/(benefits)	839	524	(348)	695	629
Net decrease/(increase) in current and deferred tax	665	427	350	363	139
(Increase)/decrease in accrued interest receivable	(730)	(544)	183	(657)	(499)
(Decrease)/increase in accrued interest payable	2,400	794	(423)	1,863	645
(Decrease)/increase in provisions	(173)	(621)	(1,716)	(162)	(549)
Other non-cash items	(850)	1,869	(253)	(499)	(4,416)
Cash flows from operating activities before changes in operating assets and liabilities	**10,589**	**9,729**	**6,310**	**9,126**	**9,431**
Net (increase)/decrease in:					
Collateral paid	1,545	(1,524)	305	1,537	(1,658)
Trading securities and financial assets measured at FVIS	(4,524)	(3,750)	19,316	(4,162)	(3,890)
Derivative financial instruments	4,082	2,451	(2,420)	4,414	380
Loans	(27,270)	(36,345)	(15,098)	(25,080)	(32,696)
Other financial assets	128	279	(274)	94	(186)
Life insurance assets and life insurance liabilities	-	266	(593)	-	-
Other assets	8	20	6	11	37
Net increase/(decrease) in:					
Collateral received	(2,888)	3,643	93	(3,092)	3,744
Deposits and other borrowings	24,692	35,054	33,737	23,347	33,586
Other financial liabilities	(17,146)	7,120	9,036	(18,117)	5,939
Other liabilities	(12)	11	(8)	(3)	41
Net cash provided by/(used in) operating activities	**(10,796)**	**16,954**	**50,410**	**(11,925)**	**14,728**

291 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Details of the assets and liabilities over which control ceased Details of the entities over which control ceased are provided in Note 37. Consolidated Parent Entity $m 2023 2022 2021 2023 2022 Assets Cash and balances with central banks 18 169 50 - - Trading securities and financial assets measured at FVIS - - 409 - - Loans - 965 369 - 965 Other financial assets 18 66 688 - - Life insurance assets - 2,366 - - - Property and equipment - - 29 - - Deferred tax assets - 39 4 - - Intangible assets 55 - 243 - - Other assets - 168 226 - - Total assets 91 3,773 2,018 - 965 Liabilities Other financial liabilities 22 34 110 - - Current tax liabilities - 2 - - - Life insurance liabilities - 185 - - - Provisions 1 52 9 - 4 Deferred tax liabilities - 34 - - - Other liabilities - 213 720 - - Total liabilities 23 520 839 - 4 Total equity attributable to owners of WBC 68 3,253 1,179 - 961 Cash proceeds received (net of transaction costs) 311 2,284 1,322 - 1,013 Expected receivable (completion settlement)/deferred consideration - 146 45 - 118 Total consideration 311 2,430 1,367 - 1,131 Gain/(loss) on disposal 243 (823) 188 - 170 Reconciliation of cash proceeds from disposal: Cash proceeds received (net of transaction costs) 311 2,284 1,322 - 1,013 Less: Cash deconsolidated (18) (169) (50) - - Cash consideration (paid)/received (net of transaction costs and cash held) 293 2,115 1,272 - 1,013 Note 35. Notes to the cash flow statements (continued)

292 WESTPAC GROUP 2023 ANNUAL REPORT

NOTES TO THE FINANCIAL STATEMENTS

Note 35. Notes to the cash flow statements (continued)

Businesses disposed

During the year, Westpac disposed of its 100% interest in AAML through a sale to Mercer (Australia), and merged its BT personal and corporate superannuation funds with Mercer Super Trust by way of successor fund transfer.

Non-cash investing activities

On 16 June 2022 Westpac Overseas Holdings No. 2 Pty Limited (WOH2PL), paid a dividend of $5,040 million to the Parent Entity which was reinvested into additional WOH2PL ordinary shares. These transactions were settled on a net basis and as a result no cash was transferred. As WOH2PL is a wholly owned subsidiary of the Parent Entity these transactions eliminate on consolidation.

	Consolidated			Parent Entity	
$m	2023	2022	2021	2023	2022
Shares issued under the dividend reinvestment plan	192	-	401	192	-
Increase in lease liabilities	235	244	199	217	226

On 20 July 2022, $689 million of WCN2 were transferred to the WCN2 nominated party for $100 each pursuant to the WCN9 reinvestment offer. Those WCN2 were subsequently redeemed and cancelled by Westpac.
On 23 September 2022, Westpac redeemed the remaining outstanding WCN2.

Cash and balances with central banks

The following table provides the breakdown of cash and cash balances with central banks.

	Consolidated		Parent Entity	
$m	2023	2022	2023	2022
Cash and cash at bank	13,852	14,711	13,490	14,226
Exchange settlement accounts	88,371	90,243	79,810	80,767
Regulatory deposits with central banks	299	303	166	189
Total cash and balances with central banks	**102,522**	**105,257**	**93,466**	**95,182**

Restricted cash

Certain of our foreign operations are required to maintain reserves or minimum balances with central banks in their respective countries of operation, totalling $299 million (2022: $303 million) for the Group and $166 million (2022: $189 million) for the Parent Entity which are included in cash and balances with central banks.

Note 36. Subsequent events

Since 30 September 2023, the Board has determined to pay a fully franked final dividend of 72 cents per fully paid ordinary share. The dividend is expected to be $2,527 million. The dividend is not recognised as a liability at 30 September 2023. The proposed payment date of the dividend is 19 December 2023.

The Board has determined to satisfy the DRP for the 2023 final dividend by arranging for the purchase of existing shares by a third party. The market price used to determine the number of shares allocated to DRP participants will be set over the 15 trading days commencing 15 November 2023 and will not include a discount.

In addition to the final dividend, Westpac has also announced its intention to undertake an on-market buy-back of up to $1.5 billion worth of Westpac shares.

No other matters have arisen since the year ended 30 September 2023 which are not otherwise dealt with in this report, that have significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

293 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Note 37. Assets and liabilities held for sale Accounting policy Assets and liabilities held for sale Non-current assets or disposal groups are classified as held for sale if they will be recovered primarily through sale rather than through continuing use and a sale is considered highly probable. Non-current assets or disposal groups held for sale are measured at the lower of their existing carrying amount and fair value less costs to sell, except for liabilities and certain assets such as deferred tax assets, financial assets and contractual rights under insurance contracts, which are specifically exempt from this requirement and continue to be recognised at their existing carrying value. An impairment loss is recognised for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognised. A gain or loss not previously recognised by the date of the sale of the non-current asset (or disposal group) is recognised at the date of de-recognition. Non-current assets are not depreciated or amortised while they are classified as held for sale. Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the balance sheet. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the balance sheet. The assets and liabilities of certain businesses were classified as held for sale. As these businesses do not constitute a major line of business for the Group, they have not been classified as discontinued operations. Transactions completed during 2023 Advance Asset Management Limited and BT Superannuation funds The sale of Advance Asset Management Limited to Mercer (Australia) completed on 31 March 2023. This sale resulted in a pre-tax gain on sale of $243 million ($256 million post-tax). On 1 April 2023, Westpac merged its BT personal and corporate superannuation funds with Mercer Super Trust by way of successor fund transfer. In 2023, an expense recovery of $53 million has been recognised in operating expenses. Both businesses were included in the Specialist Business segment. Balance sheet presentation Details of the assets and liabilities held for sale are as follows: Consolidated Parent Entity $m 2023 2022 2023 2022 Assets held for sale Other financial assets - 20 - - Intangible assets - 55 - - Total assets held for sale - 75 - - Liabilities held for sale Other financial liabilities - 31 - - Provisions - 1 - - Total liabilities held for sale - 32 - -

294 WESTPAC GROUP 2023 ANNUAL REPORT Statutory statements Directors’ declaration In the Directors’ opinion: (a) the financial statements and notes set out in ‘Section 3 – Financial statements’ for the year ended 30 September 2023 are in accordance with the Corporations Act 2001, including: (i) complying with Australian Accounting Standards, the Corporations Regulations 2001 (Cth) and other mandatory professional reporting requirements; and (ii) giving a true and fair view of Westpac Banking Corporation (Westpac) and the Group’s financial position as at 30 September 2023 and of their performance for the financial year ended on that date; and (b) there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable. Note 1(a) includes a statement that the financial report also complies with International Financial Reporting Standards as issued by the International Accounting Standards Board. The Directors have been given the declaration by the Chief Executive Officer and the Chief Financial Officer required by section 295A of the Corporations Act 2001. This declaration is made in accordance with a resolution of the Directors. For and on behalf of the Board. John McFarlane Chairman Sydney 5 November 2023 Peter King Managing Director and Chief Executive Officer Statutory statements

295 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION PricewaterhouseCoopers, ABN 52 780 433 757 One International Towers Sydney, Watermans Quay, Barangaroo NSW 2000, GPO BOX 2650 Sydney NSW 2001 T: 1300 799 615, F: 1300 799 618, www.pwc.com.au Liability limited by a scheme approved under Professional Standards Legislation. Independent auditor’s report To the members of Westpac Banking Corporation Report on the audit of the financial report Our opinion In our opinion: The accompanying financial report of Westpac Banking Corporation (the Parent Entity) and its controlled entities (together the Group) is in accordance with the Corporations Act 2001, including: (a) giving a true and fair view of the Parent Entity's and Group's financial positions as at 30 September 2023 and of their financial performance for the year then ended (b) complying with Australian Accounting Standards and the Corporations Regulations 2001. What we have audited The Parent Entity and Group financial report comprises: • the Consolidated and Parent Entity balance sheets as at 30 September 2023 • the Consolidated and Parent Entity statements of comprehensive income for the year then ended • the Consolidated and Parent Entity statements of changes in equity for the year then ended • the Consolidated and Parent Entity cash flow statements for the year then ended • the Consolidated and Parent Entity income statements for the year then ended • the notes to the financial statements, which include significant accounting policies and other explanatory information • the directors’ declaration. Basis for opinion We conducted our audit in accordance with Australian Auditing Standards and International Standards on Auditing. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial report section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Independence We are independent of the Parent Entity and the Group in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) and the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (IESBA Code) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code and the IESBA Code.

296 WESTPAC GROUP 2023 ANNUAL REPORT Statutory statements Our audit approach for the Group An audit is designed to provide reasonable assurance about whether the financial report is free from material misstatement. Misstatements may arise due to fraud or error. They are considered material if individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial report. Group materiality Group audit scope • For the purpose of our audit we used overall materiality of $500 million, which represents approximately 5% of the Group’s profit before income tax expense. • We applied this threshold, together with qualitative considerations, to determine the scope of our audit and the nature, timing and extent of our audit procedures and to evaluate the effect of misstatements on the financial report as a whole. • We chose profit before income tax expense because, in our view, it is the benchmark against which the performance of the Group is most commonly measured. We utilised approximately a 5% threshold based on our professional judgement, noting it is within the range of commonly acceptable thresholds. • Our audit focused on where the Group made subjective judgements; for example, significant accounting estimates involving assumptions and inherently uncertain future events. • We tailored the scope of our audit to determine that we performed enough work to be able to give an opinion on the financial report as a whole, taking into account the following factors: the geographic and management structure of the Group; the significance and risk profile of each segment within the Group; the Group's accounting processes and controls; the financial services industry and broader macroeconomic environment in which the Group operates. We also determined that the audit team included the appropriate skills and competencies which are needed for the audit of a complex banking group. This included industry expertise in consumer, business and institutional banking and wealth management services, as well as specialists and experts in IT, actuarial, economics, tax and valuation. • We conducted an audit of the most financially significant operations, being the Consumer and Business Banking segment and the Westpac Institutional Bank segment. In addition, we performed audit procedures over specified financial statement line items in relation to the Westpac New Zealand segment, the Specialist Businesses segment, and the Group Businesses segment. • Further audit procedures were performed over the remaining

297 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION balances and the consolidation process, including testing of entity level controls, as well as substantive and analytical procedures. The work carried out in these segments, together with those additional procedures performed at the Group level, gave us sufficient coverage to express an opinion on the financial report as a whole. Key audit matters Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial report for the current period. The key audit matters were addressed in the context of our audit of the financial report as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. Further, any commentary on the outcomes of a particular audit procedure is made in that context. The key audit matters identified below relate to both the Parent Entity and the Group audit, unless otherwise stated below. We communicated the key audit matters to the Board Audit Committee. Key audit matter How our audit addressed the key audit matter Provisions for expected credit losses on loans and credit commitments (ECL) As described in Note 10 to the financial report, the provision for expected credit losses on loans and credit commitments (ECL) was $4,930 million for the Group and $4,267 million for the Parent Entity at 30 September 2023. ECL is a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant timeframe determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. The Group’s model to estimate the ECL includes critical accounting assumptions to determine when a significant increase in credit risk (SICR) has occurred, estimating forward-looking macroeconomic scenarios and applying a probability weighting to these, and judgemental adjustments to modelled outcomes (overlays). Our procedures included testing the effectiveness of controls relating to the Group’s ECL estimation process, which included controls over the data, model and assumptions used in determining the ECL as well as relevant IT controls. These procedures also included, among others: (i) the involvement of professionals with specialised skill and knowledge to assist in testing the Group’s process for determining the ECL by evaluating the appropriateness of the models and assumptions related to SICR and the forward-looking macroeconomic scenarios, (ii) testing the appropriateness of the probability weights assigned to the forward-looking macroeconomic scenarios, (iii) testing the accuracy and completeness of critical data elements that are inputs used in the ECL model, and

298 WESTPAC GROUP 2023 ANNUAL REPORT Statutory statements Key audit matter How our audit addressed the key audit matter The principal considerations for our determination that performing procedures relating to the ECL is a key audit matter were: (i) there was significant judgement and effort in evaluating audit evidence related to the ECL model and assumptions used to estimate the ECL, (ii) there was significant judgement and effort in testing the Group’s judgements relating to the forward-looking macroeconomic scenarios and the associated weighting applied, (iii) there was a high degree of auditor effort to test critical data elements used in the model, and the model evaluation processes, (iv) there was a high degree of auditor effort required to test relevant IT controls used in determining the ECL, and (v) the nature and extent of audit effort required to test the models, assumptions and judgements required the use of professionals with specialised skill and knowledge. (iv) testing the appropriateness and completeness of overlays. Provisions and contingent liabilities As described in Note 25 to the financial report, provisions were $2,777 million for the Group and $2,543 million for the Parent Entity at 30 September 2023. A portion of the provisions relate to customer refunds associated with matters of potential historical misconduct, costs of completing remediation programs, and potential non-lending losses and costs connected with certain litigation and regulatory investigations. An assessment of the likely cost to the Group of these matters is made on a case-by-case basis and specific provisions or disclosures are made where the Group considers appropriate. Disclosures are also made in Note 25 for contingent liabilities for possible obligations whose existence will be confirmed only by Our procedures included testing the effectiveness of controls relating to the Group’s evaluation of provisions to determine whether a present obligation with a probable cash outflow exists and can be reliably estimated. For contingent liabilities, these procedures also included testing the effectiveness of controls relating to the Group’s evaluation, including controls over determining whether or not it is possible that a loss has occurred or whether there is a probable outflow from a present obligation. These procedures also included, among others:

299 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Key audit matter How our audit addressed the key audit matter uncertain future events, and present obligations where the transfer of economic resources is not probable or cannot be reliably estimated. The principal considerations for our determination that performing procedures relating to provisions and contingent liabilities is a key audit matter were: (i) there was significant judgement by the Group to identify contingent liabilities and quantify required provisions, which included assumptions related to the probability of loss and the timing, nature and quantum of related cash outflows, and (ii) there was a moderate degree of auditor subjectivity and effort in performing procedures and evaluating audit evidence related to the provisions and key assumptions and in evaluating the appropriateness of the related disclosures. (i) evaluating the evidence of the Group’s quantification of provisions and the assumptions applied, and (ii) assessing the appropriateness of the Group’s disclosures. Other information The directors are responsible for the other information. The other information comprises the information included in the annual report for the year ended 30 September 2023, but does not include the financial report and our auditor’s report thereon. Our opinion on the financial report does not cover the other information and accordingly we do not express any form of assurance conclusion thereon through our opinion on the financial report. We have issued a separate opinion on the remuneration report and a limited and reasonable assurance opinion on specified metrics included in the Group's Climate Report, Sustainability Index and Datasheet and sustainability sections of the Strategic Review in the Annual Report. In connection with our audit of the financial report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of the directors for the financial report The directors of the Parent Entity are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the

300 WESTPAC GROUP 2023 ANNUAL REPORT Statutory statements financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error. In preparing the financial report, the directors are responsible for assessing the ability of the Parent Entity and the Group to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Parent Entity or the Group or to cease operations, or have no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial report Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards and International Standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial report. A further description of our responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at: https://www.auasb.gov.au/admin/file/content102/c3/ar1_2020.pdf. This description forms part of our auditor's report. Report on the remuneration report Our opinion on the remuneration report We have audited the remuneration report included in the directors’ report for the year ended 30 September 2023. In our opinion, the remuneration report of Westpac Banking Corporation for the year ended 30 September 2023 complies with section 300A of the Corporations Act 2001. Responsibilities The directors of the Parent Entity are responsible for the preparation and presentation of the remuneration report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards. PricewaterhouseCoopers CJ Heath Sydney Partner 5 November 2023

301 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Limitation on Independent Registered Public Accounting Firm’s Liability The liability of PricewaterhouseCoopers (an Australian partnership which we refer to as PwC Australia), with respect to claims arising out of its audit report included in this Annual Report, is subject to the limitations set forth in the Professional Standards Act 1994 of New South Wales, Australia, as amended (the Professional Standards Act) and Chartered Accountants Australia and New Zealand (NSW) scheme adopted by Chartered Accountants Australia and New Zealand and approved by the New South Wales Professional Standards Council pursuant to the Professional Standards Act (the NSW Accountants Scheme). For matters occurring on or prior to 8 October 2019, the liability of PwC Australia may be subject to the limitations set forth in predecessor schemes. The current NSW Accountants Scheme expires on 7 October 2024 unless further extended or replaced. The Professional Standards Act and the NSW Accountants Scheme may limit the liability of PwC Australia for damages with respect to certain civil claims arising in, or governed by the laws of, New South Wales directly or vicariously from anything done or omitted to be done in the performance of its professional services for us, including, without limitation, its audits of our financial statements. The extent of the limitation depends on the timing of the relevant matter and in relation to matters occurring on or after 8 October 2013, is a maximum liability for audit work of A$75 million. The limitations do not apply to claims for breach of trust, fraud or dishonesty. In addition, there is equivalent professional standards legislation in place in other states and territories in Australia and amendments have been made to a number of Australian federal statutes to limit liability under those statutes to the same extent as liability is limited under state and territory laws by professional standards legislation. Accordingly, liability for acts or omissions by PwC Australia in Australian states or territories other than New South Wales may be limited in a manner similar to that in New South Wales. These limitations of liability may limit recovery upon the enforcement in Australian courts of any judgment under US or other foreign laws rendered against PwC Australia based on or related to its audit report on our financial statements. Substantially all of PwC Australia’s assets are located in Australia. However, the Professional Standards Act and the NSW Accountants Scheme have not been subject to extensive judicial consideration and therefore how the limitation might be applied by the courts and the effect of the limitation remain untested in a number of respects, including its effect in respect of the enforcement of foreign judgments.

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SHAREHOLDER INFORMATION SHAREHOLDING INFORMATION ADDITIONAL INFORMATION GLOSSARY OF ABBREVIATIONS AND DEFINED TERMS CONTACT US 303 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

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4.1 Westpac ordinary shares

Top 20 ordinary shareholders as at 30 September 2023

	Number of Fully Paid Ordinary Shares	% Held
HSBC Custody Nominees (Australia) Limited	796,403,174	22.70
J P Morgan Nominees Australia Pty Limited	478,814,058	13.65
Citicorp Nominees Pty Limited	230,292,719	6.56
National Nominees Limited	68,853,101	1.96
BNP Paribas NOMS Pty Ltd <DRP>	60,126,620	1.71
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	25,441,569	0.72
Citicorp Nominees Pty Limited <Colonial First State Inv A/C>	25,201,243	0.72
Pacific Custodians Pty Limited <WBC Plans Ctrl A/C>	17,878,667	0.51
Netwealth Investments Limited <Wrap Services A/C>	15,669,646	0.45
Australian Foundation Investment Company Limited	15,125,000	0.43
HSBC Custody Nominees (Australia) Limited <NT-Comnwlth Super Corp A/C>	14,729,409	0.42
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	13,337,828	0.38
Argo Investments Limited	8,407,648	0.24
BNP Paribas NOMS (NZ) Ltd <DRP>	5,134,531	0.15
Eastfield International Pty Ltd <M and D Family A/C>	4,634,188	0.13
IOOF Investment Services Limited <IPS Superfund A/C>	4,187,171	0.12
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	4,167,334	0.12
Navigator Australia Ltd <MLC Investment Sett A/C>	3,945,898	0.11
HSBC Custody Nominees (Australia) Limited - A/C 2	3,752,779	0.11
Mutual Trust Pty Ltd	3,645,901	0.10
Total of Top 20 registered shareholders[1]	**1,799,748,484**	**51.29**

As at 30 September 2023, there were 654,993 holders of our ordinary shares compared to 672,589 in 2022 and 657,581 in 2021. Ordinary shareholders with a registered address in Australia held approximately 98% of our fully paid share capital at 30 September 2023 (approximately 98% in 2022 and 2021).

Substantial shareholders as at 30 September 2023

As at 30 September 2023, BlackRock Group (comprised of BlackRock Inc. and its subsidiaries), State Street Corporation (comprised of State Street Corporation and its subsidiaries), and The Vanguard Group (comprised of The Vanguard Group, Inc. and its controlled entities) had a 'substantial holding' of our shares within the meaning of the Corporations Act. A person has a substantial holding of our shares if the total votes attached to our voting shares in which they or their associates have relevant interests is 5% or more of the total number of votes attached to all our voting shares. The above table of the Top 20 ordinary shareholders includes shareholders that may hold shares for the benefit of third parties.

BlackRock Group has been a substantial shareholder since 4 April 2017 (221,964,794 equity securities as at 24 March 2020). State Street Corporation has been a substantial shareholder since 20 July 2022 (194,137,594 equity securities as at 15 May 2023). The Vanguard Group has been a substantial shareholder since 12 May 2022 (175,093,754 equity securities as at 12 May 2022).

1. As recorded on the share register by holder reference number.

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Analysis by range of holdings of ordinary shares as at 30 September 2023

Number of Shares	Number of Holders of Fully Paid Ordinary Shares	%	Number of Fully Paid Ordinary Shares	%	Number of Holders of Share Options and Rights
1 - 1,000	367,859	56.16	131,549,395	3.75	24,205
1,001 - 5,000	215,866	32.96	512,890,312	14.62	318
5,001 - 10,000	42,009	6.41	295,670,721	8.43	62
10,001 - 100,000	28,537	4.36	603,706,759	17.20	133
100,001 and over	722	0.11	1,965,259,773	56.00	19
Totals	**654,993**	**100.00**	**3,509,076,960**	**100.00**	**24,737**

There were 18,721 shareholders holding less than a marketable parcel ($500) based on a market price of $21.15 per share at the close of trading on 30 September 2023.

Voting rights of ordinary shares

Holders of our fully paid ordinary shares have, at general meetings (including special general meetings), one vote on a show of hands and, upon a poll, one vote for each fully paid ordinary share held by them.

4.2 Westpac Capital Notes 5

Top 20 holders of Westpac Capital Notes 5 as at 30 September 2023

	Number of Westpac Capital Notes 5	% Held
HSBC Custody Nominees (Australia) Limited	1,203,117	7.12
Citicorp Nominees Pty Limited	787,994	4.66
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	367,557	2.18
Netwealth Investments Limited <Wrap Services A/C>	331,828	1.96
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	322,598	1.91
Citicorp Nominees Pty Limited <143212 NMMT Ltd A/C>	252,168	1.49
HSBC Custody Nominees (Australia) Limited - A/C 2	251,012	1.49
Diocese Development Fund - Catholic Diocese of Parramatta	226,241	1.34
IOOF Investment Services Limited <IPS Superfund A/C>	214,632	1.27
J P Morgan Nominees Australia Pty Limited	136,300	0.81
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	130,724	0.77
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	110,853	0.66
Mutual Trust Pty Ltd	109,756	0.65
Navigator Australia Ltd <MLC Investment Sett A/C>	102,206	0.61
Netwealth Investments Limited <Super Services A/C>	101,839	0.60
Dimbulu Pty Ltd	100,000	0.59
Marrosan Investments Pty Ltd	90,000	0.53
Royal Freemasons' Benevolent Institution	60,000	0.35
Mrs Linda Anne Van Lieshout	60,000	0.35
IOOF Investment Services Limited <IOOF IDPS A/C>	55,873	0.33
Total of Top 20 registered holders[1]	**5,014,698**	**29.67**

1. As recorded on the holder register by holder reference number.

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Analysis by range of holdings of Westpac Capital Notes 5 as at 30 September 2023

Number of Securities	Number of Holders of Westpac Capital Notes 5	%	Number of Westpac Capital Notes 5	%
1 - 1,000	15,258	87.66	5,352,716	31.67
1,001 - 5,000	1,906	10.95	3,954,797	23.40
5,001 - 10,000	142	0.81	1,060,305	6.27
10,001 - 100,000	85	0.49	1,886,740	11.16
100,001 and over	15	0.09	4,648,825	27.50
Totals	**17,406**	**100.00**	**16,903,383**	**100.00**

There were three security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 5 based on a market price of $102.950 at the close of trading on 30 September 2023.

4.3 Westpac Capital Notes 6

Top 20 holders of Westpac Capital Notes 6 as at 30 September 2023

	Number of Westpac Capital Notes 6	% Held
HSBC Custody Nominees (Australia) Limited	1,069,071	7.51
Citicorp Nominees Pty Limited	968,788	6.81
HSBC Custody Nominees (Australia) Limited - A/C 2	260,023	1.83
Netwealth Investments Limited <Wrap Services A/C>	247,933	1.74
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	241,766	1.70
Bond Street Custodians Limited <BENQLD - D79696 A/C>	200,000	1.41
IOOF Investment Services Limited <IPS Superfund A/C>	150,009	1.05
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	120,167	0.85
Mutual Trust Pty Ltd	109,874	0.77
J P Morgan Nominees Australia Pty Limited	104,875	0.74
Dimbulu Pty Ltd	100,000	0.70
National Nominees Limited	99,314	0.70
V S Access Pty Ltd <V S Access A/C>	90,000	0.63
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	66,875	0.47
Navigator Australia Ltd <MLC Investment Sett A/C>	66,136	0.47
Netwealth Investments Limited <Super Services A/C>	55,614	0.39
Eastcote Pty Ltd <The Van-Lieshout Family A/C>	50,000	0.35
Willimbury Pty Ltd	50,000	0.35
Diocese Development Fund - Catholic Diocese of Parramatta	49,000	0.34
Cordale Holdings Pty Ltd	45,713	0.32
Total of Top 20 registered holders[1]	**4,145,158**	**29.13**

Analysis by range of holdings of Westpac Capital Notes 6 as at 30 September 2023

Number of Securities	Number of Holders of Westpac Capital Notes 6	%	Number of Westpac Capital Notes 6	%
1 - 1,000	12,303	87.15	4,415,365	31.03
1,001 - 5,000	1,596	11.30	3,343,649	23.50
5,001 - 10,000	145	1.03	1,107,028	7.78
10,001 - 100,000	63	0.45	1,892,032	13.29
100,001 and over	10	0.07	3,472,506	24.40
Totals	**14,117**	**100.00**	**14,230,580**	**100.00**

There were six security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 6 based on a market price of $102.649 at the close of trading on 30 September 2023.

1. As recorded on the holder register by holder reference number.

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4.4 Westpac Capital Notes 7

Top 20 holders of Westpac Capital Notes 7 as at 30 September 2023

	Number of Westpac Capital Notes 7	% Held
Citicorp Nominees Pty Limited	1,368,190	7.94
HSBC Custody Nominees (Australia) Limited	1,314,947	7.63
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	381,716	2.21
Netwealth Investments Limited <Wrap Services A/C>	286,602	1.66
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	269,849	1.57
Citicorp Nominees Pty Limited <143212 NMMT Ltd A/C>	250,746	1.46
Mutual Trust Pty Ltd	173,161	1.01
Dimbulu Pty Ltd	150,000	0.87
HSBC Custody Nominees (Australia) Limited - A/C 2	141,106	0.82
J P Morgan Nominees Australia Pty Limited	117,814	0.68
Marrosan Investments Pty Ltd	110,000	0.64
National Nominees Limited	109,772	0.64
Netwealth Investments Limited <Super Services A/C>	104,534	0.61
Bond Street Custodians Limited <BENQLD - D79772 A/C>	100,000	0.58
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	99,583	0.58
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	79,780	0.46
Valtellina Properties Pty Ltd	70,800	0.41
V S Access Pty Ltd <V S Access A/C>	64,624	0.37
Eastcote Pty Ltd <Van Lieshout Family A/C>	61,619	0.36
Navigator Australia Ltd <MLC Investment Sett A/C>	61,536	0.36
Total of Top 20 registered holders[1]	**5,316,379**	**30.86**

Analysis by range of holdings of Westpac Capital Notes 7 as at 30 September 2023

Number of Securities	Number of Holders of Westpac Capital Notes 7	%	Number of Westpac Capital Notes 7	%
1 - 1,000	16,556	89.14	5,643,342	32.75
1,001 - 5,000	1,808	9.74	3,899,719	22.63
5,001 - 10,000	127	0.68	988,545	5.74
10,001 - 100,000	69	0.37	1,919,320	11.14
100,001 and over	13	0.07	4,778,437	27.74
Totals	**18,573**	**100.00**	**17,229,363**	**100.00**

There was four security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 7 based on a market price of $103.890 at the close of trading on 30 September 2023.

1. As recorded on the holder register by holder reference number.

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4.5 Westpac Capital Notes 8

Top 20 holders of Westpac Capital Notes 8 as at 30 September 2023

	Number of Westpac Capital Notes 8	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	3,839,682	21.94
Citicorp Nominees Pty Limited	965,912	5.52
HSBC Custody Nominees (Australia) Limited	953,129	5.45
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	255,500	1.46
Netwealth Investments Limited <Wrap Services A/C>	225,785	1.29
Dimbulu Pty Ltd	200,000	1.14
Mutual Trust Pty Ltd	147,311	0.84
HSBC Custody Nominees (Australia) Limited - A/C 2	139,786	0.80
Netwealth Investments Limited <Super Services A/C>	106,493	0.61
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	89,426	0.51
National Nominees Limited	83,690	0.48
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	83,425	0.48
J P Morgan Nominees Australia Pty Limited	73,170	0.42
BNP Paribas Nominees Pty Ltd <IB Au Noms Retailclient DRP>	69,464	0.40
Navigator Australia Ltd <MLC Investment Sett A/C>	68,632	0.39
Megt (Australia) Ltd	61,516	0.35
V S Access Pty Ltd <V S Access A/C>	51,570	0.29
Invia Custodian Pty Limited <Wehi - Investment Pool A/C>	43,735	0.25
Navigator Australia Ltd <JB Were List Fix Int SMA A/C>	39,440	0.22
IOOF Investment Services Limited <IPS Superfund A/C>	33,268	0.19
Total of Top 20 registered holders[1]	**7,530,934**	**43.03**

Analysis by range of holdings of Westpac Capital Notes 8 as at 30 September 2023

Number of Securities	Number of Holders of Westpac Capital Notes 8	%	Number of Westpac Capital Notes 8	%
1 - 1,000	14,347	88.52	4,976,546	28.44
1,001 - 5,000	1,670	10.30	3,298,600	18.85
5,001 - 10,000	126	0.78	915,534	5.23
10,001 - 100,000	56	0.35	1,475,722	8.43
100,001 and over	9	0.05	6,833,598	39.05
Totals	**16,208**	**100.00**	**17,500,000**	**100.00**

There were four security holder holding less than a marketable parcel ($500) of Westpac Capital Notes 8 based on a market price of $101.610 at the close of trading on 30 September 2023.

1. As recorded on the holder register by holder reference number.

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4.6 Westpac Capital Notes 9

Top 20 holders of Westpac Capital Notes 9 as at 30 September 2023

	Number of Westpac Capital Notes 9	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	3,762,419	24.93
HSBC Custody Nominees (Australia) Limited	1,029,638	6.82
Citicorp Nominees Pty Limited	668,839	4.43
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	321,734	2.13
Netwealth Investments Limited <Wrap Services A/C>	288,472	1.91
Bond Street Custodians Limited <BENQLD - D79696 A/C>	275,000	1.82
HSBC Custody Nominees (Australia) Limited - A/C 2	187,892	1.25
Netwealth Investments Limited <Super Services A/C>	183,458	1.22
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	116,372	0.77
Dimbulu Pty Ltd	100,000	0.66
Royal Freemasons' Benevolent Institution	82,000	0.54
Mutual Trust Pty Ltd	68,886	0.46
Bond Street Custodians Limited <BENQLD - D80279 A/C>	50,000	0.33
Marrosan Investments Pty Ltd	50,000	0.33
Navigator Australia Ltd <MLC Investment Sett A/C>	39,790	0.26
IOOF Investment Services Limited <IPS Superfund A/C>	30,913	0.21
Sir Moses Montefiore Jewish Home <Income A/C>	30,000	0.20
Morris Commercial P/L	30,000	0.20
Nancris Pty Ltd	30,000	0.20
Passini Pty Ltd	30,000	0.20
Total of Top 20 registered holders[1]	**7,375,413**	**48.87**

Analysis by range of holdings of Westpac Capital Notes 9 as at 30 September 2023

Number of Securities	Number of Holders of Westpac Capital Notes 9	%	Number of Westpac Capital Notes 9	%
1 - 1,000	9,113	86.33	3,601,731	23.87
1,001 - 5,000	1,277	12.10	2,659,204	17.62
5,001 - 10,000	102	0.97	738,769	4.90
10,001 - 100,000	55	0.52	1,257,352	8.33
100,001 and over	9	0.08	6,833,824	45.28
Totals	**10,556**	**100.00**	**15,090,880**	**100.00**

There was three security holder holding less than a marketable parcel ($500) of Westpac Capital Notes 9 based on a market price of $103.840 at the close of trading on 30 September 2023.

Voting rights of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9

In accordance with the terms of issue, holders of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9 have no right to vote at any general meeting of Westpac before conversion into Westpac ordinary shares.

If conversion occurs (in accordance with the applicable terms of the relevant AT1 instrument), holders of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 or Westpac Capital Notes 9 (as applicable) will become holders of Westpac ordinary shares and have the voting rights that attach to Westpac ordinary shares.

4.7 Unquoted securities

Westpac also has the following unquoted securities on issue: USD 1.25 billion AT1 securities (comprised of 3 individual notes) which are all held by Cede & Co. as nominee for the Depository Trust Company. See Note 14 to the financial statements for further information.

1. As recorded on the holder register by holder reference number.

4.8 Financial calendar Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand (NZX). Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9 are listed on the ASX. Important dates to note are set out below, subject to change. Payment of any distribution, dividend or interest payment is subject to the relevant payment conditions and the key dates for each payment will be confirmed to the ASX for securities listed on the ASX. Westpac Ordinary Shares (ASX code: WBC, NZX code: WBC) Ex-dividend date for final dividend Record date for final dividend Annual General Meeting 9 November 2023 10 November 2023 14 December 2023 Final dividend Payable Financial Half Year end 19 December 2023 31 March 2024 Interim Results and dividend announcement Ex-dividend date for interim dividend 6 May 2024 9 May 2024 Record date for interim dividend Interim dividend payable 10 May 2024 25 June 2024 Financial Year end Closing date for receipt of director nominations before Annual General Meeting 30 September 2024 25 October 2024 Final Results and dividend announcement Ex-dividend date for final dividend Record date for final dividend Annual General Meeting Final dividend payable 4 November 2024 7 November 2024 8 November 2024 13 December 20241 19 December 2024 Westpac Capital Notes 5 (ASX code: WBCPH) Ex-date for quarterly distribution 13 December 2023 Record date for quarterly distribution 14 December 2023 Payment date for quarterly distribution 22 December 2023 Ex-date for quarterly distribution 13 March 2024 Record date for quarterly distribution 14 March 2024 Payment date for quarterly distribution 22 March 2024 Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 20242 Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 20243 Payment date for quarterly distribution 23 September 20242 Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 20243 Payment date for quarterly distribution 23 December 20242 1. Adjusted to immediately preceding business day as record date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 2. Adjusted to next business day as payment date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 1. Details regarding the location of the meeting and the business to be dealt with will be contained in a Notice of Meeting sent to shareholders in November before the meeting. 2. Adjusted to next business day as payment date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 3. Adjusted to immediately preceding business day as record date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 310 WESTPAC GROUP 2023 ANNUAL REPORT Shareholding information

4.8 Financial calendar Westpac shares are listed on the securities exchanges in Australia (ASX) and New Zealand (NZX). Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9 are listed on the ASX. Important dates to note are set out below, subject to change. Payment of any distribution, dividend or interest payment is subject to the relevant payment conditions and the key dates for each payment will be confirmed to the ASX for securities listed on the ASX. Westpac Ordinary Shares (ASX code: WBC, NZX code: WBC) Ex-dividend date for final dividend Record date for final dividend Annual General Meeting 9 November 2023 10 November 2023 14 December 2023 Final dividend Payable Financial Half Year end 19 December 2023 31 March 2024 Interim Results and dividend announcement Ex-dividend date for interim dividend 6 May 2024 9 May 2024 Record date for interim dividend Interim dividend payable 10 May 2024 25 June 2024 Financial Year end Closing date for receipt of director nominations before Annual General Meeting 30 September 2024 25 October 2024 Final Results and dividend announcement Ex-dividend date for final dividend Record date for final dividend Annual General Meeting Final dividend payable 4 November 2024 7 November 2024 8 November 2024 13 December 20241 19 December 2024 Westpac Capital Notes 5 (ASX code: WBCPH) Ex-date for quarterly distribution 13 December 2023 Record date for quarterly distribution 14 December 2023 Payment date for quarterly distribution 22 December 2023 Ex-date for quarterly distribution 13 March 2024 Record date for quarterly distribution 14 March 2024 Payment date for quarterly distribution 22 March 2024 Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 20242 Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 20243 Payment date for quarterly distribution 23 September 20242 Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 20243 Payment date for quarterly distribution 23 December 20242 1. Adjusted to immediately preceding business day as record date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 2. Adjusted to next business day as payment date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 311 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Westpac Capital Notes 6 (ASX code: WBCPI) Ex-date for quarterly distribution 7 December 2023 Record date for quarterly distribution 8 December 20231 Payment date for quarterly distribution 18 December 2023 Ex-date for quarterly distribution 7 March 2024 Record date for quarterly distribution 8 March 20241 Payment date for quarterly distribution 18 March 2024 Ex-date for quarterly distribution 6 June 2024 Record date for quarterly distribution 7 June 20241 Payment date for quarterly distribution 18 June 2024 Ex-date for quarterly distribution 9 September 2024 Record date for quarterly distribution 10 September 2024 Payment date for quarterly distribution 18 September 2024 Ex-date for quarterly distribution 9 December 2024 Record date for quarterly distribution 10 December 2024 Payment date for quarterly distribution 18 December 2024 Westpac Capital Notes 7 (ASX code: WBCPJ) Ex-date for quarterly distribution 13 December 2023 Record date for quarterly distribution 14 December 2023 Payment date for quarterly distribution 22 December 2023 Ex-date for quarterly distribution 13 March 2024 Record date for quarterly distribution 14 March 2024 Payment date for quarterly distribution 22 March 2024 Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 20242 Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 20241 Payment date for quarterly distribution 23 September 20242 Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 20241 Payment date for quarterly distribution 23 December 20242

Westpac Capital Notes 8 (ASX code: WBCPK) Ex-date for quarterly distribution 12 December 2023 Record date for quarterly distribution 13 December 2023 Payment date for quarterly distribution 21 December 2023 Ex-date for quarterly distribution 12 March 2024 Record date for quarterly distribution 13 March 2024 Payment date for quarterly distribution 21 March 2024 Ex-date for quarterly distribution 12 June 2024 Record date for quarterly distribution 13 June 2024 Payment date for quarterly distribution 21 June 2024 Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 2024 Payment date for quarterly distribution 23 September 20241 Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 2024 Payment for quarterly distribution 23 December 20241 Westpac Capital Notes 9 (ASX code: WBCPL) Ex-date for quarterly distribution 13 December 2023 Record date for quarterly distribution 14 December 2023 Payment date for quarterly distribution 22 December 2023 Ex-date for quarterly distribution 13 March 2024 Record date for quarterly distribution 14 March 2024 Payment date for quarterly distribution 22 March 2024 Ex-date for quarterly distribution 13 June 2024 Record date for quarterly distribution 14 June 2024 Payment date for quarterly distribution 24 June 20241 Ex-date for quarterly distribution 12 September 2024 Record date for quarterly distribution 13 September 20242 Payment date for quarterly distribution 23 September 20241 Ex-date for quarterly distribution 12 December 2024 Record date for quarterly distribution 13 December 20242 Payment date for quarterly distribution 23 December 20241 1. Adjusted to next business day as payment date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 2. Adjusted to immediately preceding business day as record date falls on a non ASX business day or a date on which banks are not open for general business in Sydney. 312 WESTPAC GROUP 2023 ANNUAL REPORT Shareholding information

313 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Additional information 4.9 Useful information Key sources of information for shareholders We report our full year performance to shareholders, in late October or early November, in the following forms: an Annual Report; a Sustainability Performance Report; an Investor Discussion Pack and earnings releases. Electronic communications Shareholders can elect to receive the following communications electronically: • Annual Report; • Dividend statements when paid by direct credit or via Westpac’s Dividend Reinvestment Plan (DRP); • Notices of Meetings and proxy forms; and • Major company announcements. Opt for electronic communications by logging into Westpac’s Share Registrar’s Investor Centre at www.linkmarketservices.com.au. Online information Australia Westpac’s website www.westpac.com.au provides information for shareholders and customers, including: • access to internet banking and online investing services; • details on Westpac’s products and services; • company history, results, market releases and news; and • corporate responsibility and Westpac in the community activities. Investors can access the Investor Centre at www.westpac.com.au/investorcentre. The Investor Centre includes the current Westpac share price and links to the latest ASX announcements and Westpac’s Share Registrars’ websites. New Zealand Westpac’s New Zealand website www.westpac.co.nz provides: • access to internet banking services; • details on products and services; • economic updates, news and information, key financial results; and • sponsorships and other community activities. Westpac Investor Relations Information other than that relating to your shareholding can be obtained from: • Westpac Investor Relations 275 Kent Street Sydney NSW 2000 Australia Telephone: +61 2 9178 2977 Email: investorrelations@westpac.com.au Stock exchange listings Westpac ordinary shares are listed on: • Australian Securities Exchange (code WBC); • New Zealand Exchange Limited (code WBC). We do not sponsor or endorse and are not affiliated in any way with trading in our equity securities in any market or under any facility other than direct trading in our ordinary shares listed on the Australian Securities Exchange and New Zealand Exchange Limited. Share registrars Shareholders can check and update their information in Westpac’s Share Registrars’ online Investor Centres, see details below. In Australia, broker sponsored holders must contact their broker to amend their address. Australia – Ordinary shares on the main register, Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9. Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Postal address: Locked Bag A6015, Sydney South NSW 1235, Australia www.linkmarketservices.com.au Shareholder enquiries: Telephone: 1800 804 255 (toll free within Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au New Zealand – Ordinary shares Link Market Services Limited Level 30 PwC Tower 15 Customs Street West Auckland 1010, New Zealand Postal address: P.O. Box 91976, Auckland 1142, New Zealand www.linkmarketservices.co.nz Shareholder enquiries: Telephone: 0800 002 727 (toll free within New Zealand) International: +64 9 375 5998 Facsimile: +64 9 375 5990 Email: enquiries@linkmarketservices.co.nz Additional information

314 WESTPAC GROUP 2023 ANNUAL REPORT

ADDITIONAL INFORMATION

4.10 Exchange rates

Exchange rates against A$

Twelve months to/as at 30 Sept	2023		2022		2021	
Currency	Average	Spot	Average	Spot	Average	Spot
US$	0.6662	0.6467	0.7125	0.6490	0.7519	0.7204
GBP	0.5435	0.5284	0.5575	0.5841	0.5493	0.5359
NZ$	1.0846	1.0738	1.0831	1.1355	1.0662	1.0477

Impact of exchange rate movements on Group results

	2023 vs 2022			2022 vs 2021		
		FX impact			FX impact	
$m	Growth	$m	Growth ex- FX	Growth	$m	Growth ex- FX
Net interest income	7%	5	7%	2%	(28)	2%
Non-interest income	36%	5	36%	(44%)	4	(44%)
Net operating income	**10%**	**10**	**10%**	**(8%)**	**(24)**	**(8%)**
Operating expenses	(1%)	(11)	(1%)	(19%)	16	(19%)
Pre-provision profit	**24%**	**(1)**	**24%**	**11%**	**(8)**	**11%**
Impairment (charges)/benefits	93%	-	93%	(157%)	-	(157%)
Profit before income tax expense	**22%**	**(1)**	**22%**	**-**	**(8)**	**-**
Income tax expense	12%	-	12%	(9%)	10	(9%)
Profit after income tax expense	**26%**	**(1)**	**26%**	**4%**	**2**	**4%**
Profit attributable to non-controlling interests (NCI)	20%	-	20%	-	-	-
Net profit attributable to owners of WBC	**26%**	**(1)**	**26%**	**4%**	**2**	**4%**

Exchange rate risk on future NZ$ earnings

Westpac's policy in relation to the hedging of the future earnings of the Group's New Zealand division is to manage the economic risk for volatility of the NZ$ against A$. Westpac manages these flows over a time horizon under which up to 100% of the expected earnings for the following 12 months and 50% of the expected earnings for the subsequent 12 months can be hedged. NZ Future Earnings hedges are only implemented when AUD/NZD is trading at the low end of the range or is expected to move higher over the next 12 months. As at 30 September 2023, Westpac has hedges in place for forecasts up to December 2023 with an average rate of $1.079.

4.11 Dividend reinvestment plan

The Board has determined a final fully franked dividend of 72 cents per share, to be paid on 19 December 2023 to shareholders on the register at the record date of 10 November 2023. The 2023 final dividend represents a payout ratio of 69.20%. In addition to being fully franked, the dividend will also carry NZ$0.07 in New Zealand imputation credits that may be used by New Zealand tax residents.

Westpac operates a DRP that is available to holders of fully paid ordinary shares who are resident in, and whose address on the register of shareholders is in Australia or New Zealand. As noted in Note 28 to the financial statements, the Directors have made certain determinations in relation to the calculation of the market price which will apply to the DRP for the 2023 full year dividend only.

Shareholders who wish to commence participation in the DRP, or to vary their current participation election, must do so by 5.00pm (Sydney time) on 13 November 2023.

Shareholders can provide these instructions:

- Online for shareholders with holdings that have a market value of less than $1,000,000 within your Link Market Services portfolio, login into or create your Portfolio via the Westpac share registrar's at linkmarketservices.com.au and electing the DRP or amending their existing instructions online; or
- By completing and returning a DRP application or variation form to Westpac's share registry. Registry contact details are listed in Section 4.9.

315 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 4.12 Information on related entities a. Changes in control of Group entities During the twelve months ended 30 September 2023 the following controlled entities were acquired, formed, or incorporated: • Series 2023-1P WST Trust (formed 4 April 2023). During the twelve months ended 30 September 2023, the following controlled entities ceased to be controlled: • Belliston Pty Limited (deregistered 30 October 2022) • Westpac Finance (HK) Limited (deregistered 11 November 2022) • Westpac Financial Holdings Pty Limited (deregistered 4 December 2022) • Westpac Digital Partnerships Pty Limited (deregistered 8 January 2023) • Hastings Funds Management Pty Limited (deregistered 23 February 2023) • Westpac Singapore Limited (dissolved 2 March 2023) • Advance Asset Management Limited (sold 31 March 2023) • Hastings Management Pty Limited (deregistered 3 May 2023) • Series 2013-2 WST Trust (terminated 1 July 2023) • Westpac Unit Trust (terminated 24 July 2023) • Westpac Direct Equity Investments Pty Limited (deregistered 26 July 2023) • Crusade ABS Series 2017-1P Trust (terminated 1 August 2023) • Crusade ABS Series 2018-1P Trust (terminated 1 August 2023) • MoneyBrilliant Pty Limited (deregistered 23 August 2023) • Westpac TPS Trust (terminated 5 September 2023) • Westpac Global Capital Markets Pty Limited (deregistered 10 September 2023) • Westpac Structured Products Pty Limited (deregistered 21 September 2023) • Pashley Investments Pty Limited (deregistered 25 September 2023) • Westpac Investment Vehicle No.3 Pty Limited (deregistered 25 September 2023) • W2 Investments Pty Limited (deregistered 28 September 2023) • BT Financial Group Resources Pty Ltd (deregistered 28 September 2023) • Westpac Debt Securities Pty Limited (deregistered 28 September 2023) • Westpac Asian Lending Pty Limited (deregistered 28 September 2023) • Partnership Pacific Securities Pty Limited (deregistered 28 September 2023) • Capital Finance (NZ) Pty Limited (deregistered 28 September 2023). b. Associates As at 30 September 2023 Ownership Interest Held (%) Akahu Technologies Ltd 37.10% OpenAgent Pty Ltd 22.55% mx51 Group Pty Ltd 20.99%

316 WESTPAC GROUP 2023 ANNUAL REPORT

ADDITIONAL INFORMATION

4.13 Net profit contribution of businesses sold

To assist in understanding the contribution of these businesses the following tables provide the earnings (excluding Notable Items), and loans and deposits attributable to the entities sold. Earnings attributed to each business reflect its contribution up to the sale date, and any other gains/losses on these transactions which were not identified as Notable Items. Balance sheet data is at completion date. The following businesses were sold in 2023:

- Advance Asset Management Limited sold on 31 March 2023.
- BT Superannuation SFT[1] completed on 1 April 2023.

Businesses sold

$m	Advance Asset Management	BT Personal and Corporate Super[1]	Westpac Life Insurance Ltd.	Motor Vehicle Finance and Novated Leasing	Westpac General Insurance Ltd	Westpac Lenders Mortgage Insurance	Westpac Vendor Finance	Specialist Businesses contribution of businesses sold	Westpac Life-NZ-Limited (A$)	Contribution of businesses sold	Westpac Life-NZ-Limited (NZ$)
2023											
Net interest income	-	-	-	-	-	-	-	-	-	-	-
Non-interest income	38	77	25	-	-	-	-	140	-	140	-
Operating expenses	(8)	26	28	-	-	-	-	46	-	46	-
Impairment charges	-	-	-	-	-	-	-	-	-	-	-
Income tax expense and NCI	(9)	(31)	(15)	-	-	-	-	(55)	-	(55)	-
Net profit	**21**	**72**	**38**	**-**	**-**	**-**	**-**	**131**	**-**	**131**	**-**
2022											
Net interest income	-	-	-	6	-	-	-	6	-	6	-
Non-interest income	80	177	107	-	-	-	-	364	28	392	30
Operating expenses	(18)	(77)	(23)	(6)	-	-	-	(124)	(3)	(127)	(3)
Impairment charges	-	-	-	7	-	-	-	7	-	7	-
Income tax expense and NCI	(19)	(30)	(34)	(2)	-	-	-	(85)	(7)	(92)	(8)
Net profit	**43**	**70**	**50**	**5**	**-**	**-**	**-**	**168**	**18**	**186**	**19**
2021											
Net interest income	-	-	-	25	-	-	14	39	-	39	-
Non-interest income	83	196	331	-	80	109	3	802	58	860	62
Operating expenses	(20)	(116)	(56)	(30)	(7)	(8)	-	(237)	(4)	(241)	(4)
Impairment charges	-	-	-	29	-	-	-	29	-	29	-
Income tax expense and NCI	(19)	(24)	(73)	(7)	(25)	(30)	(5)	(183)	(15)	(198)	(15)
Net profit	**44**	**56**	**202**	**17**	**48**	**71**	**12**	**450**	**39**	**489**	**43**

1. Transfer of the members and benefits of BT Funds Management Limited's personal and corporate (non-platform) superannuation products, via an SFT, to Mercer Super Trust.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 317

Net profit contribution of businesses sold (continued)

$m	Advance Asset Management	BT Personal and Corporate Super	Westpac Life Insurance Ltd.	Motor Vehicle Finance and Novated Leasing	Westpac General Insurance Ltd	Westpac Lenders Mortgage Insurance	Westpac Vendor Finance	Specialist Businesses contribution of businesses sold	Westpac Life-NZ-Limited (A$)	Contribution of businesses sold	Westpac Life-NZ-Limited (NZ$)
As at 30 Sept 2023											
Total loans	-	-	-	-	-	-	-	-	-	-	-
Total assets	-	-	-	-	-	-	-	-	-	-	-
Risk weighted assets	-	-	-	-	-	-	-	-	-	-	-
Average interest earning assets	-	-	-	-	-	-	-	-	-	-	-
As at 30 Sept 2022											
Total loans	-	-	-	-	-	-	-	-	-	-	-
Total assets	-	-	2.6	-	-	-	-	2.6	-	2.6	-
Risk weighted assets	-	-	-	-	-	-	-	-	-	-	-
Average interest earning assets	-	-	-	-	-	-	-	-	-	-	-
As at 30 Sept 2021											
Total loans	-	-	-	1.0	-	-	0.4	1.4	-	1.4	-
Total assets	-	-	2.9	1.0	1.1	0.5	0.4	5.9	0.2	6.1	0.3
Risk weighted assets	-	-	-	1.1	-	-	0.5	1.6	-	1.6	-
Average interest earning assets	-	-	-	1.0	0.1	-	0.5	1.6	-	1.6	-

318 WESTPAC GROUP 2023 ANNUAL REPORT

ADDITIONAL INFORMATION

4.14 Additional information for Non-AAS financial measures

Calculation of Non-AAS financial measures

Details of the calculation of non-AAS financial measures not disclosed elsewhere are provided below:

Expense to income ratio (excluding Notable Items)

$m	2023	2022	2021
Operating expenses	10,692	10,802	13,311
Less: Notable Items (operating expenses)	(460)	(621)	(2,347)
Operating expenses excluding Notable Items	**10,232**	**10,181**	**10,964**
Net operating income	21,645	19,606	21,222
Less: Notable Items (net interest income)	97	(555)	(271)
Less: Notable Items (non-interest income)	(200)	854	(524)
Net operating income excluding Notable Items	**21,542**	**19,905**	**20,427**
Expense to income ratio (excluding Notable Items)	**47.50%**	**51.15%**	**53.67%**

Average tangible ordinary equity and Return on average tangible ordinary equity (ROTE)

$m	2023	2022	2021	2020	2019
Net profit	**7,195**	**5,694**	**5,458**	**2,290**	**6,784**
Average ordinary equity	71,229	70,268	70,849	68,014	63,714
Less: Intangible assets (average)	(10,664)	(10,182)	(11,310)	(11,964)	(11,848)
Add: Computer software (average)	2,552	1,992	2,361	2,371	2,248
Average tangible ordinary equity	**63,117**	**62,078**	**61,900**	**58,421**	**54,114**
Return on average tangible ordinary equity (ROTE)	**11.40%**	**9.17%**	**8.82%**	**3.92%**	**12.54%**

Net profit (excluding Notable Items)

$m	2023	2022	2021	2020	2019
Net profit attributable to owners of WBC	**7,195**	**5,694**	**5,458**	**2,290**	**6,784**
Add/(less): notable items (post tax)	173	874	1,495	2,937	1,112
Net profit (excluding Notable Items)	**7,368**	**6,568**	**6,953**	**5,227**	**7,896**

Return on average tangible ordinary equity (ROTE) (excluding Notable Items)

$m	2023	2022	2021	2020	2019
Net profit (excluding Notable Items)[1]	**7,368**	**6,568**	**6,953**	**5,227**	**7,896**
Average tangible ordinary equity[1]	63,117	62,078	61,900	58,421	54,114
Return on average tangible ordinary equity (excluding Notable Items)	**11.67%**	**10.58%**	**11.23%**	**8.95%**	**14.59%**

1. Refer to above tables for the calculation of these non-AAS measures.

STRATEGIC REVIEW | PERFORMANCE REVIEW | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION 319

Additional information for Non-AAS financial measures (continued)

Pre-provision profit

$m	2023	2022	2021
Net interest income	18,317	17,161	16,858
Non-interest income	3,328	2,445	4,364
Operating expenses	(10,692)	(10,802)	(13,311)
Pre-provision profit	**10,953**	**8,804**	**7,911**

Dividend payout ratio (excluding Notable Items)

$m	2023	2022	2021
Ordinary dividend paid/declared on issued shares (net of Treasury shares)	**4,975**	**4,370**	**4,324**
Net profit attributable to owners of WBC	7,195	5,694	5,458
Add/(less): Notable Items (post tax)	173	874	1,495
Net profit excluding Notable Items	**7,368**	**6,568**	**6,953**
Dividend payout ratio (excluding Notable Items)	**67.53%**	**66.53%**	**62.19%**

Net profit after tax excluding Notable Items (long-term average credit loss basis)

$m	2023	2022	2021
Net profit	**7,195**	-	-
Add: Notable Items (post tax)	173	-	-
Add: Impairment charges (post tax)	447	-	-
Less: Impairment charges (based on long-term average loss rates) (post tax)	(730)	-	-
Net profit after tax excluding Notable Items (long-term average credit loss basis)[1]	**7,085**	-	-

Segment pre-provision profit

$m	Consumer	Business	Consumer and Business Banking	Westpac Institutional Bank	Westpac New Zealand (A$)	Specialist Businesses	Group Businesses	Group
2023								
Pre-provision profit/(loss)	4,569	2,589	7,158	1,568	1,362	705	160	10,953
add/(less): Notable Items	202	97	299	15	9	(173)	207	357
Pre-provision profit/(loss) excluding Notable Items	**4,771**	**2,686**	**7,457**	**1,583**	**1,371**	**532**	**367**	**11,310**
2022								
Pre-provision profit/(loss)	4,908	1,460	6,368	1,068	1,434	(725)	659	8,804
add/(less): Notable Items	66	-	66	-	(120)	1,376	(402)	920
Pre-provision profit/(loss) excluding Notable Items	**4,974**	**1,460**	**6,434**	**1,068**	**1,314**	**651**	**257**	**9,724**
2021								
Pre-provision profit/(loss)	5,106	1,118	6,224	(357)	1,245	471	328	7,911
add/(less): Notable Items	141	(124)	17	1,193	72	459	(189)	1,552
Pre-provision profit/(loss) excluding Notable Items	**5,247**	**994**	**6,241**	**836**	**1,317**	**930**	**139**	**9,463**

1. No comparatives have been provided as this is a new measure used in the 2023 Group STVR Scorecard (refer Director's Report - Remuneration Report Section 10) and was not a measure used in the scorecard in prior reporting years.

320 WESTPAC GROUP 2023 ANNUAL REPORT Glossary of abbreviations and defined terms Glossary of abbreviations and defined terms Shareholder value Average ordinary equity Average total equity less average non-controlling interests. Average tangible ordinary equity Average ordinary equity less intangible assets (excluding capitalised software). Average total equity The average balance of shareholders’ equity, including non-controlling interests. Dividend payout ratio Ordinary dividend paid/declared on issued shares (net of Treasury shares) divided by the net profit attributable to owners of WBC. Earnings per ordinary share • Basic earnings per ordinary share is calculated by dividing the net profit attributable to owners of WBC by the weighted average number of ordinary shares on issue during the period, adjusted for treasury shares. • Diluted earnings per ordinary share is calculated by adjusting the basic earnings per ordinary share by assuming all dilutive potential ordinary shares are converted. Fully franked dividends per ordinary share (cents) Dividends paid out of retained profits which carry a credit for Australian company income tax paid by Westpac. Net tangible assets per share Net tangible assets (total equity less goodwill and other intangible assets less minority interests) divided by the number of ordinary shares on issue (less Treasury shares held). Pre-provision profit Net interest income plus non-interest income less operating expenses. Return on average ordinary equity (ROE) Net profit attributable to the owners of WBC adjusted for RSP dividends (annualised where applicable) divided by average ordinary equity. Return on average tangible ordinary equity (ROTE) Net profit attributable to the owners of WBC (annualised where applicable) divided by average tangible ordinary equity. Weighted average ordinary shares Weighted average number of fully paid ordinary shares listed on the Australian Stock Exchange for the relevant period less Westpac shares held by the Group (‘Treasury shares’). Productivity and efficiency Expense to income ratio Operating expenses divided by net operating income. Expense to income ratio (ex Notable Items) Operating expenses excluding Notable Items divided by net operating income excluding Notable Items. Full time equivalent employees (FTE) A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full time equivalent of one FTE is 76 hours paid work per fortnight. Revenue per FTE Total operating income divided by the average number of FTE for the period. Business Performance Average Where possible, daily balances are used to calculate the average balance for the period. Average interest bearing liabilities The average balance of liabilities owed by the Group that incur an interest expense. Where possible, daily balances are used to calculate the average balance for the period. Average interest earning assets The average balance of assets held by the Group that generate interest income. Where possible, daily balances are used to calculate the average balance for the period. Core NIM Calculated by dividing net interest income excluding Notable Items and Treasury & Markets (annualised where applicable) by average interest earning assets. Group NIM/Net interest margin Calculated by dividing net interest income (annualised where applicable) by average interest earning assets. Net profit Net profit attributable to owners of WBC. TSR Total shareholder return.

321 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Capital Adequacy Australian Prudential Regulation Authority (APRA) leverage ratio Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off- balance sheet exposures. Common equity tier 1 (CET1) capital ratio Total common equity capital divided by risk weighted assets, as defined by APRA. D-SIBs Domestic systemically important banks Internationally comparable capital ratios Internationally comparable methodology references the ABA study on the comparability of APRA’s new capital framework and finalised reform released on 10 March 2023. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market, IRRBB and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Credit risk weighted assets (Credit RWA) Credit risk weighted assets represent risk weighted assets (on-balance sheet and off-balance sheet) that relate to credit exposures and therefore exclude market risk, operational risk, interest rate risk in the banking book and other assets. Business lending Includes credit exposures not captured elsewhere, and where the borrower’s annual turnover is below $75 million. Corporate Exposures to corporate borrowers that do not fall within the definition of Large Corporate, Property Finance, Specialised Lending, Business Lending or Small Business exposures. Financial institution Includes exposure to entities whose primary dealings relates to management of financial assets, lending, factoring, leasing provision of credit enhancements, securitisation, investments, financial custody, central counter party services and proprietary trading. Large corporate Exposures to counter parties with consolidated annual revenue (of the counterparty or group that the counter party consolidates into) exceeding $750 million. New Zealand Overseas banking subsidiary regulated by the RBNZ. Property finance Exposures to borrowers where repayments depend primarily on the cash flows generated by the property or other real estate assets owned by the borrower. Securitisation Exposures relating to Westpac’s involvement in securitisation activities range from a seller of its own assets to an investor in third party transactions and include the provision of securitisation services for its clients. Small business Program-managed business exposures typically below $1.5 million in value. Program-managed exposures are managed on a statistical basis according to pre-determined objective criteria. Sovereign Exposures to Australian and overseas central and sub-national governments, and central banks. Specialised lending Includes exposures to project and object finance lending. Project finance and object finance rely primarily on the revenues generated by a project, or equipment asset respectively, both as a source of repayment and as security for the loan. Excludes Property Finance exposures. Operational risk The risk of loss resulting from inadequate or failed internal processes, people and systems or from external events, including legal risk but excluding strategic or reputational risk. Tier 1 capital ratio Total Tier 1 capital divided by risk weighted assets, as defined by APRA. Total regulatory capital ratio Total regulatory capital divided by risk weighted assets, as defined by APRA.

322 WESTPAC GROUP 2023 ANNUAL REPORT Glossary of abbreviations and defined terms Funding and liquidity Committed Liquidity Facility (CLF) Prior to 1 January 2023, the RBA made available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity. Deposit to loan ratio Customer deposits divided by net loans. Funding for Lending Programme (FLP) A facility that was established by the RBNZ in December 2020 to provide 3 year term funding to eligible New Zealand institutions via repurchase transactions, subject to qualifying conditions, to help support lending to New Zealand customers. The facility closed to new draw downs in December 2022. High Quality Liquid Assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Liquid assets HQLA and non LCR qualifying liquid assets, but excludes internally securitised assets that are eligible for a repurchase agreement with the RBA and the RBNZ. Liquidity Coverage Ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, and qualifying RBNZ securities over the total net cash out-flows in a modelled 30 day defined stressed scenario. Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADIs must maintain an NSFR of at least 100%. Term Funding Facility (TFF) A facility that was established by the RBA in March 2020 to provide 3 year term funding to Australian ADIs via repurchase transactions, subject to qualifying conditions, to help support lending to Australian businesses. The facility closed to new draw downs in June 2021. Term funding from central banks Term funding from central banks includes the drawn balances of the RBA TFF and the RBNZ FLP and Term Lending Facility. Wholesale funding Wholesale funding includes debt issues, loan capital, certificates of deposit, term funding from central banks and interbank placements. Credit quality Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Default Credit exposures that are non-performing. Exposure at default (EAD) The estimated outstanding amount of credit exposure at the time of the default. Gross impaired exposures provisions to gross impaired exposures Impairment provisions relating to impaired exposures include individually assessed provisions plus the proportion of the collectively assessed provisions that relate to impaired exposures. Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cash flow, and the net realisation of value of assets to which recourse is held: • Facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • Non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • Restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • Other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; or • Any other facilities where the full collection of interest and principal is in doubt. Impairment charges/(benefit) to average loans Calculated as impairment charges (annualised where applicable) divided by average gross loans. Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Loss given default (LGD) The loss that is expected to arise in the event of a default.

323 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Credit quality Non-performing not impaired exposures Includes those credit exposures that are in default, but where it is expected that the full value of principal and accrued interest can be collected, generally by reference to the value of security held. Performing exposures Credit exposures that are not non-performing. Probability of default (PD) The probability that a counter party will default. Provision for expected credit losses (ECL) Expected credit losses (ECL) are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination a provision for 12 months expected credit losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 2: Lifetime ECL - performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the gross carrying amount of the financial asset. Stage 3: Lifetime ECL - non-performing For financial assets that are non-performing a provision for lifetime expected losses is recognised. Interest revenue is calculated on the carrying amount net of the provision for ECL rather than the gross carrying amount. Stressed exposures Watchlist and substandard credit exposures plus non-performing exposures. Total committed exposure (TCE) Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk. Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal. Sustainability ESG Environment, social and governance FPIC Free, Prior and Informed Consent GRI Global Reporting Initiative HRPS Human Rights Position Statement NZBA Net-Zero Banking Alliance OHI Organisational Health Index RAP Reconciliation Action Plan SASB Sustainability Accounting Standards Board TCFD Taskforce on Climate-related Climate Disclosures TNFD Taskforce on Nature-related Financial Dislosures UNGPs United Nation Guiding Principles on Business and Human Rights UNPRB United Nations Principles for Responsible Banking Other AAML Advance Asset Management Limited AAS Australian Accounting Standards AASB Australian Accounting Standards Board ACCC Australian Competition and Consumer Commission ADI Authorised Deposit-taking Institution AGM Annual General Meeting AI Artificial intelligence AML Anti-money laundering APRA Australian Prudential Regulation Authority APS Australian Prudential Standard ASIC Australian Securities and Investments Commission ASX Australian Securities Exchange ATM Automated Teller Machine ATO Australian Taxation Office AUSTRAC Australian Transaction Reports and Analysis Centre

324 WESTPAC GROUP 2023 ANNUAL REPORT Glossary of abbreviations and defined terms Other BCCC The Banking Code Compliance Committee BEAR Banking Executive Accountability Regime BPNG Bank of Papua New Guinea bps Basis points CORE program Customer Outcomes and Risk Excellence Credit Value Adjustment (CVA) CVA adjusts the fair value of over-the-counter derivatives for credit risk. CVA is employed on the majority of derivative positions and reflects the market view of the counter party credit risk. A Debit Valuation Adjustment is employed to adjust for our own credit risk. CTF Counter-terrorism financing Derivative Valuation Adjustment (DVA) DVA includes CVA and FVA. DRP Dividend Reinvestment Plan D-SIB Domestic systemically important bank ESG Environment, social and governance FATCA Foreign Account Tax Compliance Act First Half 2023 (1H23) Six months ended 31 March 2023 FPIC Free, Prior and Informed Consent Full Year 2022 (FY22) Twelve months ended 30 September 2022 Full Year 2023 (FY23) Twelve months ended 30 September 2023 Funding Value Adjustment (FVA) FVA relates to the funding cost or benefit associated with the uncollateralised portion of the derivative portfolio. FVIS Fair value through income statement FVOCI Fair value through other comprehensive income FX Foreign exchange HRPS Human Rights Position Statement IASB International Accounting Standards Board IBOR Inter-Bank Offered Rate IFRS International Financial Reporting Standards IRRBB Interest Rate Risk in the Banking Book LIBOR London Inter-Bank Offered Rate LTVR Long term variable reward NCI Non-controlling interests Non-interest earning/bearing Instruments which do not carry an entitlement to interest. NPS Net promoter score NZBA Net-Zero Banking Alliance OAIC The Office of the Australian Information Commissioner OCI Other comprehensive income OHI Organisational Health Index OTC Over the counter Prior period Refers to the twelve months ended 30 September 2022 RAP Reconciliation Action Plan RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand RSP Restricted Share Plan Run-off Scheduled and unscheduled repayments and debt repayments, net of redraws. Second Half 2023 (2H23) Six months ended 30 September 2023

325 STRATEGIC REVIEW PERFORMANCE REVIEW FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Other Segment reporting Segment reporting are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each segment reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative periods have been restated and may differ from results previously reported. Overhead costs are allocated to revenue generating segments. The Group’s internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and segment alignment, tailored to the jurisdictions in which the Group operates. Transfer pricing allows the Group to measure the relative contribution of products and segments to the Group’s interest margin and other dimensions of performance. Key components of the Group’s transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation. SFT Successor fund transfer SPPI Solely payment of principal and interest STVR Short term variable reward TCFD Taskforce on Climate-related Climate Disclosure UNGPs United Nation Guiding Principles on Business and Human Rights Value at Risk (VaR) A statistical estimate of the potential loss in earnings over a specified period of time and to a given level of confidence based on historical market movements. VWAP Volume weighted average price WIB Westpac Institutional Bank WNZL Westpac New Zealand Limited

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WESTPAC GROUP Registered office Level 18, 275 Kent Street, Sydney NSW 2000 Australia Tel: +61 2 9155 7713 International payments Tel: +61 2 9155 7700 Website: westpac.com.au/westpacgroup Westpac Telephone – Consumer 132 032 Telephone – Business 132 142 From outside Australia: +61 2 9155 7700 Website: westpac.com.au St.George Bank St.George House 4-16 Montgomery Street Kogarah NSW 2217 Australia Mail: Locked Bag 1 Kogarah NSW 1485 Australia Tel: 13 33 30 website: stgeorge.com.au Bank of Melbourne 150 Collins Street Melbourne VIC 3000 Australia Tel: 13 22 66 From outside Australia: +61 3 8536 7870 Website: bankofmelbourne.com.au BankSA Level 8, 97 King William Street, Adelaide SA 5000 Australia Mail: GPO Box 399, Adelaide SA 5001 Australia Tel: 13 13 76 From outside Australia: +61 2 9155 7850 Website: banksa.com.au RAMS RAMS Financial Group Pty Ltd International Towers Tower 2, Level 19, 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 4008, Sydney NSW 2001 Australia Tel: +61 2 8218 7000 Email: communications@rams.com.au Website: rams.com.au BT Level 9, Tower Two, International Towers 200 Barangaroo Avenue Barangaroo NSW 2000 Mail: GPO Box 2861 Adelaide SA 5001 Phone Number: 1300 881 716 From outside Australia: +61 2 9155 4029 Email: support@panorama.com.au Website: bt.com.au Westpac Institutional Bank Tel: 132 032 Website: westpac.com.au Institutional Bank Locations People’s Republic of China – Beijing – Shanghai Republic of Singapore – Singapore United States of America – New York United Kingdom – London Westpac PNG Level 5, Harbourside West Building Stanley Esplanade PO Box 706, Port Moresby, NCD, Papua New Guinea Tel: +675 322 0511 Email: westpacpngcommunication@westpac.com.au Website: westpac.com.pg Westpac Fiji Level 1, Westpac House 1 Thomson Street Suva, Fiji Tel: +67 9 132 032 From overseas: (679) 321 7800 Email: westpacfiji@westpac.com.au Westpac NZ Limited Westpac On Takutai Square 16 Takutai Square Auckland 1010, New Zealand Tel: +64 9 912 8000 Email: customer_support@westpac.co.nz Website: westpac.co.nz Global locations See our website at westpac.com.au for the contact details of our global locations. Share Registrar Link Market Services Limited 680 George Street Sydney NSW 2000 Australia Mail: Locked Bag A6015, Sydney South NSW 1235 Tel: 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au Website: linkmarketservices.com.au Westpac Group sustainability Email: sustainability@westpac.com.au For further information on Westpac Group’s sustainability approach, policies and performance please visit westpac.com.au/sustainability If you have feedback or a complaint related to sustainability, please visit westpac.com.au/contact-us/feedback-complaints/ CONTACT US The 2023 Westpac Group Annual Report is printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests.

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